EXHIBIT 4.1


              CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.,
                                    Depositor

                   KEYCORP REAL ESTATE CAPITAL MARKETS, INC.,
                            as Master Servicer No. 1,

                      WACHOVIA BANK, NATIONAL ASSOCIATION,
                            as Master Servicer No. 2,

                               LNR PARTNERS, INC.,
                                Special Servicer


                                       and


                             WELLS FARGO BANK, N.A.,
                                     Trustee

                         POOLING AND SERVICING AGREEMENT


                            Dated as of June 1, 2007


                                 $2,684,790,000
                  Commercial Mortgage Pass-Through Certificates
                                 Series 2007-C3

                              TABLE OF CONTENTS


                                  ARTICLE I

                DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES;
             CERTAIN CALCULATIONS IN RESPECT OF THE MORTGAGE POOL

Section 1.01  Defined Terms................................................
Section 1.02  General Interpretive Principles..............................
Section 1.03  Certain Calculations in Respect of the Mortgage Loans........
Section 1.04  Crossed Trust Mortgage Loans.................................
Section 1.05  Certain Adjustments to the Principal Distributions on the
               Certificates................................................


                                  ARTICLE II

                        CONVEYANCE OF MORTGAGE LOANS;
                      ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01  Conveyance of Original Trust Mortgage Loans..................
Section 2.02  Acceptance by Trustee........................................
Section 2.03  Representations, Warranties and Covenants of the
               Depositor; Repurchase and Substitution of Trust Mortgage Loans by the Mortgage Loan Sellers for Defects in
               Mortgage Files and Breaches of Representations and
               Warranties..................................................
Section 2.04  Issuance of Uncertificated REMIC I Interests; Execution
               of Certificates.............................................
Section 2.05  Acceptance of Grantor Trusts; Issuance of the Class V
               Certificates................................................


                                 ARTICLE III

                ADMINISTRATION AND SERVICING OF THE TRUST FUND

Section 3.01  Master Servicers to Act as Master Servicers; Special
               Servicer to Act as Special Servicer; Administration of
               the Mortgage Loans..........................................
Section 3.02  Collection of Mortgage Loan Payments.........................
Section 3.03  Collection of Taxes, Assessments and Similar Items;
               Servicing Accounts..........................................
Section 3.04  The Collection Accounts, Distribution Account, Excess
               Interest Distribution Account, Excess Liquidation
               Proceeds Account and Mortgage Loan Combination Custodial
               Accounts....................................................
Section 3.05  Permitted Withdrawals from the Collection Account and the
               Distribution Account........................................
Section 3.06  Investment of Funds in the Collection Account, Mortgage
               Loan Combination Custodial Accounts, Servicing Accounts, Cash Collateral Accounts, Lock-Box Accounts, Interest Reserve Account, REMIC I Distribution Account, REMIC II Distribution Account, Excess Liquidation Proceeds
               Account, Excess Interest Distribution Account and the
               REO Account.................................................
Section 3.07  Maintenance of Insurance Policies; Errors and Omissions
               and Fidelity Coverage.......................................
Section 3.08  Enforcement of Due-on-Sale and Due-on-Encumbrance
               Clauses; Assumption Agreements; Defeasance Provisions;
               Other Provisions............................................
Section 3.09  Realization Upon Defaulted Mortgage Loans....................
Section 3.10  Trustee to Cooperate; Release of Mortgage Files..............
Section 3.11  Servicing Compensation.......................................
Section 3.12  Reports to the Trustee.......................................
Section 3.13  [Reserved]...................................................
Section 3.14  [Reserved]...................................................
Section 3.15  Access to Certain Information................................
Section 3.16  Title to REO Property; REO Account...........................
Section 3.17  Management of REO Property...................................
Section 3.18  Fair Value Purchase Option; Sale of REO Properties...........
Section 3.19  Additional Obligations of the Master Servicers and
               Special Servicer; Inspections; Appraisals...................
Section 3.20  Modifications, Waivers, Amendments and Consents..............
Section 3.21  Transfer of Servicing Between Master Servicers and
               Special Servicer; Record Keeping; Series 2007-C3
               Directing Certificateholder.................................
Section 3.22  Sub-Servicing Agreements.....................................
Section 3.23  Representations, Warranties and Covenants of the Master
               Servicers...................................................
Section 3.24  Representations, Warranties and Covenants of the Special
               Servicer....................................................
Section 3.25  Limitation on Liability of the Series 2007-C3 Directing
               Certificateholder...........................................
Section 3.26  [Reserved]...................................................
Section 3.27  Lock-Box Accounts, Cash Collateral Accounts and Servicing
               Accounts....................................................
Section 3.28  Interest Reserve Account.....................................
Section 3.29  Limitations on and Authorizations of the Master Servicers
               and Special Servicer with Respect to Certain Mortgage
               Loans and Certain Litigation................................
Section 3.30  Master Servicers and Special Servicer May Own Certificates...
Section 3.31  [Reserved]...................................................
Section 3.32  [Reserved]...................................................
Section 3.33  Litigation Control...........................................


                                  ARTICLE IV

                        PAYMENTS TO CERTIFICATEHOLDERS

Section 4.01  Distributions................................................
Section 4.02  Statements to Certificateholders; Certain Other Reports......
Section 4.03  P&I Advances.................................................
Section 4.04  Allocation of Realized Losses and Additional Trust Fund
               Expenses....................................................
Section 4.05  Calculations.................................................
Section 4.06  Grantor Trust Reporting......................................


                                  ARTICLE V

                               THE CERTIFICATES

Section 5.01  The Certificates.............................................
Section 5.02  Registration of Transfer and Exchange of Certificates........
Section 5.03  Book-Entry Certificates......................................
Section 5.04  Mutilated, Destroyed, Lost or Stolen Certificates............
Section 5.05  Persons Deemed Owners........................................
Section 5.06  Certification by Certificateholders and Certificate Owners...
Section 5.07  Appointment of Paying Agent..................................


                                  ARTICLE VI

         THE DEPOSITOR, THE MASTER SERVICERS AND THE SPECIAL SERVICER

Section 6.01  Liability of the Depositor, the Master Servicers and the
               Special Servicer............................................
Section 6.02  Merger, Consolidation or Conversion of the Depositor, a
               Master Servicer or the Special Servicer.....................
Section 6.03  Limitation on Liability of the Trustee, the Depositor,
               the Master Servicers, the Special Servicer and Others.......
Section 6.04  Master Servicers and Special Servicer Not to Resign..........
Section 6.05  Rights of the Depositor in Respect of the Master
               Servicers and the Special Servicer..........................


                                 ARTICLE VII

                                   DEFAULT

Section 7.01  Events of Default; Master Servicers and Special Servicer
               Termination.................................................
Section 7.02  Trustee to Act; Appointment of Successor.....................
Section 7.03  Notification to Certificateholders...........................
Section 7.04  Waiver of Events of Default..................................
Section 7.05  Trustee Advances.............................................


                                 ARTICLE VIII

                            CONCERNING THE TRUSTEE

Section 8.01  Duties of Trustee............................................
Section 8.02  Certain Matters Affecting the Trustee........................
Section 8.03  Trustee Not Liable for Validity or Sufficiency of
               Certificates or Trust Mortgage Loans........................
Section 8.04  Trustee May Own Certificates.................................
Section 8.05  Fees and Expenses of Trustee; Indemnification of and by
               Trustee.....................................................
Section 8.06  Eligibility Requirements for Trustee.........................
Section 8.07  Resignation and Removal of the Trustee.......................
Section 8.08  Successor Trustee............................................
Section 8.09  Merger or Consolidation of Trustee...........................
Section 8.10  Appointment of Co-Trustee or Separate Trustee................
Section 8.11  Access to Certain Information................................
Section 8.12  Appointment of Custodians....................................
Section 8.13  Representations, Warranties and Covenants of the Trustee.....


                                  ARTICLE IX

                                 TERMINATION

Section 9.01  Termination Upon Repurchase or Liquidation of All Trust
               Mortgage Loans..............................................
Section 9.02  Additional Termination Requirements..........................


                                  ARTICLE X

                          ADDITIONAL TAX PROVISIONS

Section 10.01 Tax Administration...........................................


                                  ARTICLE XI

             EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

Section 11.01 Intent of the Parties; Reasonableness........................
Section 11.02 Reserved.....................................................
Section 11.03 Information to be Provided by the Master Servicers, the
               Special Servicer, the Trustee and the Servicing Function
               Participant.................................................
Section 11.04 Reserved.....................................................
Section 11.05 Filing Obligations...........................................
Section 11.06 Form 10-D Filings............................................
Section 11.07 Form 10-K Filings............................................
Section 11.08 Sarbanes-Oxley Certification.................................
Section 11.09 Form 8-K Filings.............................................
Section 11.10 Form 15 Filing; Incomplete Exchange Act Filings;
               Amendments to Exchange Act Reports..........................
Section 11.11 Annual Compliance Statements.................................
Section 11.12 Annual Reports on Assessment of Compliance with Servicing
               Criteria....................................................
Section 11.13 Annual Independent Public Accountants' Attestation...........
Section 11.14 Exchange Act Reporting Indemnification.......................
Section 11.15 Amendments...................................................
Section 11.16 Exchange Act Report Signatures; Delivery of Notices;
               Interpretation of Grace Periods.............................
Section 11.17 Termination of the Trustee...................................
Section 11.18 [RESERVED]...................................................


                                 ARTICLE XII

                           MISCELLANEOUS PROVISIONS

Section 12.01 Amendment....................................................
Section 12.02 Recordation of Agreement; Counterparts.......................
Section 12.03 Limitation on Rights of Certificateholders and B Loan
               Holders.....................................................
Section 12.04 Governing Law................................................
Section 12.05 Notices......................................................
Section 12.06 Severability of Provisions...................................
Section 12.07 Grant of a Security Interest.................................
Section 12.08 Successors and Assigns; Beneficiaries........................
Section 12.09 Article and Section Headings.................................
Section 12.10 Notices to Rating Agencies...................................

                                    EXHIBITS

A-1   Form of Class A-X Certificates
A-2 Form of Class A-1, Class A-1-A1, Class A-1-A2, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-M and Class A-J Certificates
A-3   Form of Class B, Class C, Class D, Class E, Class F, Class G,
      Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S and Class T Certificates
A-4   Form of Class V Certificates
A-5   Form of Class R and Class LR Certificates
B-1   Schedule of Column Trust Mortgage Loans
B-2   Schedule of KeyBank Trust Mortgage Loans
C-1   List of Additional Collateral Trust Mortgage Loans
C-2   List of Mezzanine Loans
D-1A  Form of Master Servicer Request for Release (Master Servicer No. 1)

D-1B  Form of Master Servicer Request for Release (Master Servicer No. 2)
D-2   Form of Special Servicer Request for Release
E-1   Form of Trustee Remittance Report
E-2   Form of Trustee Report
F-1A  Form I of Transferor Certificate for Transfers of Non-Registered
      Certificates
F-1B Form II of Transferor Certificate for Transfers of Non-Registered Certificates
F-1C Form I of Transferor Certificate for Transfers of Interests in Global Certificates for Classes of Non-Registered Certificates
F-1D Form II of Transferor Certificate for Transfers of Interests in Global Certificates for Classes of Non-Registered Certificates
F-2A Form I of Transferee Certificate for Transfers of Non-Registered Certificates Held in Physical Form
F-2B Form II of Transferee Certificate for Transfers of Non-Registered Certificates Held in Physical Form
F-2C Form I of Transferee Certificate for Transfers of Interests in Non-Registered Certificates Held in Book-Entry Form
F-2D Form II of Transferee Certificate for Transfers of Interests in Non-Registered Certificates Held in Book-Entry Form
G-1 Form of Transferee Certificate in Connection with ERISA (Non-Registered Certificates and Non-Investment Grade
      Certificates Held in Fully-Registered, Certificated Form)
G-2 Form of Transferee Certificate in Connection with ERISA (Non-Registered Certificates Held in Book-Entry Form)
H-1   Form of Residual Transfer Affidavit and Agreement for Transfers
      of Class R and Class LR Certificates
H-2 Form of Transferor Certificate for Transfers of Class R and Class LR Certificates
I     Form of Acknowledgement of Proposed Special Servicer
J     Form of Affidavit of Lost Note
K     List of Broker Strip Loans
L     Schedule of Reference Rates
M-1   Form of Depositor Certification to be Provided with Form 10-K
M-2   Form of Trustee Backup Certification
M-3   Form of Master Servicer Backup Certification
M-4   Form of Special Servicer Backup Certification
N     Schedule of Designated Sub-Servicers
O     Form of Custodial Certification
P     Trust Mortgage Loans Covered by Environmental Insurance Policy
Q     Form of Notice Regarding Defeasance of Mortgage Loan
R     Schedule of Earnout and Holdback Loans
S-1   Form of Information Request from Certificateholder or Certificate
      Owner
S-2   Form of Information Request from Prospective Investor
T     Class A-AB Targeted Principal Balance Table
U     Relevant Servicing Criteria
V     Additional Form 10-D Disclosure
W     Additional Form 10-K Disclosure
X     Form 8-K Disclosure Information
Y     Additional Disclosure Notification

            This Pooling and Servicing Agreement (this "Agreement"), is dated and effective as of June 1, 2007, among CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP., as Depositor, KEYCORP REAL ESTATE CAPITAL MARKETS, INC., as Master Servicer No. 1, WACHOVIA BANK, NATIONAL ASSOCIATION, as Master Servicer No. 2, LNR PARTNERS, INC., as Special Servicer, and WELLS FARGO BANK, N.A., as Trustee.

                             PRELIMINARY STATEMENT:

            Column Financial, Inc. (together with its successors in interest, "Column") has sold to Credit Suisse First Boston Mortgage Securities Corp. (together with its successors in interest, the "Depositor"), pursuant to the Mortgage Loan Purchase Agreement dated as of June 1, 2007 (as such may from time to time hereafter be amended, modified, supplemented and/or restated, the "Column Mortgage Loan Purchase Agreement"), between Column as seller and the Depositor as purchaser, those mortgage loans initially identified on the schedule attached hereto as Exhibit B-1 (such mortgage loans, the "Original Column Trust Mortgage Loans").

            KeyBank National Association (together with its successors in interest, "KeyBank") has sold to the Depositor, pursuant to the Mortgage Loan Purchase Agreement dated as of June 1, 2007 (as such may from time to time hereafter be amended, modified, supplemented and/or restated, the "KeyBank Mortgage Loan Purchase Agreement"), between KeyBank as seller and the Depositor as purchaser, those mortgage loans initially identified on the schedule attached hereto as Exhibit B-2 (such mortgage loans, the "Original KeyBank Trust Mortgage Loans").

            The Depositor desires, among other things, to: (i) establish a trust fund, consisting primarily of the Original Column Trust Mortgage Loans and the Original KeyBank Trust Mortgage Loans (collectively, the "Original Trust Mortgage Loans") and certain related rights, funds and property; (ii) cause the issuance of a series of mortgage pass-through certificates in multiple classes, which certificates will, in the aggregate, evidence the entire beneficial ownership interest in such trust fund; and (iii) provide for the servicing and administration of the mortgage loans, including the Original Trust Mortgage Loans, and the other assets that from time to time constitute part of such trust fund.

            Wells Fargo Bank, N.A. (together with its successors in interest, "Wells Fargo") desires to act as "Trustee" hereunder; KeyCorp Real Estate Capital Markets, Inc. ("KRECM") and Wachovia Bank, National Association ("Wachovia") desire to act as "Master Servicer No. 1" and "Master Servicer No. 2", respectively, hereunder; and LNR Partners, Inc. desires to act as "Special Servicer" hereunder.

            As provided herein, the Trustee shall elect or shall cause an election to be made that each of REMIC I and REMIC II (each as defined herein) be treated for federal income tax purposes as a "real estate mortgage investment conduit" (each, a "REMIC"). The Excess Interest and the Excess Interest Distribution Account and the Broker Strip Interest (each as defined herein) shall not be assets of any REMIC but shall be treated as assets of a grantor trust under subpart E, Part I of subchapter J of the Code. The Class V Certificates will represent undivided beneficial interests in the portion of the Trust Fund consisting of the Excess Interest and the related proceeds thereof in the Excess Interest Distribution Account and each Broker Strip Payee shall be treated as owning an undivided beneficial interest in the portion of the Grantor Trust consisting of the related Broker Strip Interest and the related proceeds thereof in the Collection Account. Additionally, the Trust shall not include any B Loan, any interest of any B Loan Holder or any interest of any B Loan Holder in any Mortgage Loan Combination Custodial Account.

            As provided herein, the Trustee shall elect or cause an election to be made to treat the segregated pool of assets consisting of the Uncertificated REMIC I Interests and the proceeds thereof as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as "REMIC II." The Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1-A1, Class A-1-A2, Class A-X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S and Class T Certificates will evidence "regular interests" in REMIC II created hereunder. The Class R Certificates will evidence the sole Class of "residual interests" in REMIC II. The following table sets forth the designation, the initial pass-through rate (the "Pass-Through Rate"), the aggregate initial principal amount (the "Original Certificate Balance") or notional balance ("Original Notional Balance"), as applicable, and the initial ratings given each Class (as indicated below) by the Rating Agencies (as defined herein) for each Class of certificates comprising the interests in REMIC II hereunder:

                                   REMIC II

                                                    Original Certificate Balance (or,
                                                      in the case of the Class A-X
                            Initial Pass-Through     Certificates, Original Notional    Initial Ratings(1)
    Class Designation               Rate                        Balance)                   S&P/Moody's
-------------------------  -----------------------  ---------------------------------  --------------------
Class A-1.........               5.6640%(2)                    $25,000,000                   AAA/Aaa
Class A-2.........               5.7233%(3)                   $392,000,000                   AAA/Aaa
Class A-3.........               5.7233%(3)                    $48,588,000                   AAA/Aaa
Class A-AB........               5.7233%(3)                    $61,628,000                   AAA/Aaa
Class A-4.........               5.7233%(3)                   $643,000,000                   AAA/Aaa
Class A-1-A1......               5.7233%(3)                   $509,137,000                   AAA/Aaa
Class A-1-A2......                 4.8790%                    $200,000,000                   AAA/Aaa
Class A-X.........               0.0572%(4)                 $2,684,790,000(5)                AAA/Aaa
Class A-M.........               5.7233%(3)                   $268,479,000                   AAA/Aaa
Class A-J.........               5.7233%(3)                   $201,359,000                   AAA/Aaa
Class B...........               5.7233%(3)                    $16,780,000                   AA+/Aa1
Class C...........               5.7233%(3)                    $40,272,000                    AA/Aa2
Class D...........               5.7233%(3)                    $26,847,000                   AA-/Aa3
Class E...........               5.7233%(3)                    $20,136,000                    A+/A1
Class F...........               5.7233%(3)                    $23,492,000                     A/A2
Class G...........               5.7233%(3)                    $30,204,000                    A-/A3
Class H...........               5.7233%(3)                    $33,560,000                  BBB+/Baa1
Class J...........               5.7233%(3)                    $30,204,000                   BBB/Baa2
Class K...........               5.7233%(3)                    $30,204,000                  BBB-/Baa3
Class L...........               5.5880%(6)                    $10,068,000                   BB+/Ba1
Class M...........               5.5880%(6)                    $6,712,000                     BB/Ba2
Class N...........               5.5880%(6)                    $10,068,000                   BB-/Ba3
Class O...........               5.5880%(6)                    $6,712,000                     B+/B1
Class P...........               5.5880%(6)                    $6,712,000                      B/B2
Class Q...........               5.5880%(6)                    $10,068,000                    B-/B3
Class S...........               5.5880%(6)                    $6,712,000                    CCC/Caa2
Class T...........               5.5880%(6)                    $26,848,000                    NR/NR
Class R...........                  None                         None(7)                      NR/NR

------------------

(1) The Certificates marked "NR" have not been rated by the applicable Rating Agency.

(2)   The lesser of 5.6640% and the Weighted Average Net Mortgage Pass-Through
      Rate.

(3)   Weighted Average Net Mortgage Pass-Through Rate.

(4)   The Class A-X Pass-Through Rate, as defined herein.

(5) Original Notional Balance. The Class A-X Certificates will not have a Certificate Balance and will not be entitled to receive distributions of principal.

(6)   The lesser of 5.5880% and the Weighted Average Net Mortgage Pass-Through
      Rate.

(7) The Class R Certificates will not have a Certificate Balance or Notional Balance, will not bear interest and will not be entitled to distributions of Yield Maintenance Charges. Any Available Distribution Amount remaining in the REMIC II Distribution Account after all required distributions under this Agreement have been made to each other Class of Certificates will be distributed to the Holders of the Class R Certificates.

                                     REMIC I

            As provided herein, the Trustee shall elect or cause an election to be made to treat the segregated pool of assets consisting of the Trust Mortgage Loans (exclusive of the Broker Strip Interest, Excess Interest and the Excess Interest Distribution Account) and certain other related assets subject to this Agreement as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as "REMIC I." The Class LA-1, Class LA-2, Class LA-3, Class LA-AB, Class LA-4, Class LA-1-A1, Class LA-1-A2, Class LA-M, Class LA-J, Class LB, Class LC, Class LD, Class LE, Class LF, Class LG, Class LH, Class LJ, Class LK, Class LL, Class LM, Class LN, Class LO, Class LP, Class LQ, Class LS or Class LT Uncertificated Interests will evidence "regular interests" in REMIC I (the "Uncertificated REMIC I Interests") created hereunder. The Class LR Certificates will evidence the sole Class of "residual interests" in REMIC I.

            The following table sets forth, for each Class of Sequential Pay Certificates (the "Corresponding Certificates"), the corresponding Uncertificated REMIC I Interest (the "Corresponding Uncertificated REMIC I Interest"), the corresponding Component of the Class A-X Certificates (the "Corresponding Component") and the Original REMIC I Principal Amount for each Class of Uncertificated REMIC I Interests.

                                  Corresponding                                   Corresponding Components
                              Uncertificated REMIC I       Original REMIC I             of Class A-X
Corresponding Certificates        Interest(1)(2)           Principal Amount           Certificates(1)
---------------------------  -------------------------  -----------------------  ---------------------------
Class A-1.........                     LA-1                   $25,000,000                   A-1
Class A-2.........                     LA-2                  $392,000,000                   A-2
Class A-3.........                     LA-3                   $48,588,000                   A-3
Class A-AB........                    LA-AB                   $61,628,000                   A-AB
Class A-4.........                    LA-4-                  $643,000,000                  A-4-1
Class A-1-A1......                   LA-1-A1                 $509,137,000                  A-1-A1
Class A-1-A2......                   LA-1-A2                 $200,000,000                  A-1-A2
Class A-M.........                     LA-M                  $268,479,000                   A-M
Class A-J.........                     LA-J                  $201,359,000                   A-J
Class B...........                      LB                    $16,780,000                    B
Class C...........                      LC                    $40,272,000                    C
Class D...........                      LD                    $26,847,000                    D
Class E...........                      LE                    $20,136,000                    E
Class F...........                      LF                    $23,492,000                    F
Class G...........                      LG                    $30,204,000                    G
Class H...........                      LH                    $33,560,000                    H
Class J...........                      LJ                    $30,204,000                    J
Class K...........                      LK                    $30,204,000                    K
Class L...........                      LL                    $10,068,000                    L
Class M...........                      LM                    $6,712,000                     M
Class N...........                      LN                    $10,068,000                    N
Class O...........                      LO                    $6,712,000                     O
Class P...........                      LP                    $6,712,000                     P
Class Q...........                      LQ                    $10,068,000                    Q
Class S...........                      LS                    $6,712,000                     S
Class T...........                      LT                    $26,848,000                    T

----------------
(1) The Uncertificated REMIC I Interest and the Component of the Class A-X Certificates that correspond to any particular Class of Sequential Pay Certificates also corresponds to each other and, accordingly, constitute the "Corresponding Uncertificated REMIC I Interest" and the "Corresponding Component," respectively, with respect to each other.

            The Class LR Certificates will not have a Certificate Balance or Notional Balance, will not bear interest and will not be entitled to distributions of Yield Maintenance Charges. Any Available Distribution Amount remaining in the REMIC I Distribution Account after the first Distribution Date in each month shall be distributed to the Holders of the Class LR Certificates.

            The parties intend that the portion of the Trust Fund consisting of
(i) Excess Interest and the Excess Interest Distribution Account and (ii) the Broker Strip Interests and related amounts in the Collection Account shall constitute, and that the affairs of such portion of the Trust Fund shall be conducted so as to qualify such portion as, a "grantor trust" under subpart E,
Part I of subchapter J of the Code.

            As of the close of business on the Cut-off Date (as defined herein), the Trust Mortgage Loans had an aggregate principal balance, after application of all payments of principal due on or before such date, whether or not received, equal to $2,684,790,000.

            In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                  DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES;
              CERTAIN CALCULATIONS IN RESPECT OF THE MORTGAGE POOL

            Section 1.01 Defined Terms

            Whenever used in this Agreement the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this
Section 1.01, subject to modification in accordance with Section 1.04."

            "30/360 Basis": The accrual of interest calculated on the basis of a 360-day year consisting of twelve 30-day months.

            "A Loan": Each CBA A Loan, each of which is senior in right of payment to the related B Loan(s), in accordance with the related Intercreditor Agreement.

            "Acceptable Insurance Default": With respect to any Mortgage Loan, any default under the related Mortgage Loan Documents resulting from (a) the exclusion of acts of terrorism from coverage under the related all risk casualty insurance policy maintained on the subject Mortgaged Property and (b) the related Borrower's failure to obtain insurance that specifically covers acts of terrorism, but only if the Special Servicer has determined, in its reasonable judgment, that (i) such insurance is not available at commercially reasonable rates and the subject hazards are not at the time commonly insured against for real properties similar to the subject Mortgaged Property and located in and around the region in which the subject Mortgaged Property is located or (ii) such insurance is not available at any rate.

            "Accrued Certificate Interest Amount": With respect to each Distribution Date and each Class of Regular Certificates other than the Class A-1-A2 Certificates, an amount equal to interest for the related Interest Accrual Period at the Pass-Through Rate applicable to such Class of Certificates for such Distribution Date and, with respect to the Class A-1-A2 Certificates, at the Pass-Through Rate applicable to such Class of Certificates plus the Class A-1-A2 Administration Fee Rate, accrued on the related Certificate Balance of such Class (or, in the case of the Class A-X Certificates, on the Notional Balance thereof) immediately prior to such Distribution Date. The Accrued Certificate Interest Amount for each such Class shall be calculated on the basis of a 360-day year composed of twelve 30-day months.

            "Acquisition Date": With respect to any REO Property, the first day on which such REO Property is considered to be acquired on behalf of the Trust Fund and REMIC I and, if applicable, the related B Loan Holder, within the meaning of Treasury Regulations Section 1.856-6(b)(1), which is the first day on which REMIC I is treated as the owner of the Trust Fund's interest in such REO Property for federal income tax purposes.

            "Actual/360 Basis": The accrual of interest calculated on the basis of the actual number of days elapsed during any calendar month (or other applicable recurring accrual period) in a year assumed to consist of 360 days.

            "Actual/360 Mortgage Loan": A Mortgage Loan that accrues interest on an Actual/360 Basis.

            "Actual/360 Trust Mortgage Loan": A Trust Mortgage Loan that is an Actual/360 Mortgage Loan.

            "Additional Collateral": With respect to each Additional Collateral Trust Mortgage Loan, the cash reserve or irrevocable letter of credit partially securing such Additional Collateral Trust Mortgage Loan.

            "Additional Collateral Trust Mortgage Loan": Any of the Trust Mortgage Loans identified on Exhibit C-1 attached hereto.

            "Additional Disclosure Notification:" The form of notification to be included with any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information which is attached hereto as Exhibit Y.

            "Additional Form 10-D Disclosure": As defined in Section 11.06.

            "Additional Form 10-K Disclosure": As defined in Section 11.07.

            "Additional Servicer": Individually or collectively, (x) each Person as described by Section 1108(a)(2)(ii) of Regulation AB that Services any of the Trust Mortgage Loans and (y) each Person as described by Section 1108(a)(2)(iii) of Regulation AB, other than the Trustee, who Services 10% or more of the Trust Mortgage Loans (calculated by Stated Principal Balance).

            "Additional Servicing Compensation": As defined in Section 3.11(a).

            "Additional Trust Fund Expense": Any expense (other than Master Servicing Fees and Trustee Fees) incurred with respect to the Trust Fund and not otherwise included in the calculation of a Realized Loss that would result in the Holders of any Class of Certificates receiving less than the total of their Optimal Interest Distribution Amount and Remaining Principal Distribution Amount for any Distribution Date.

            "Administrative Fee Rate": With respect to each Mortgage Loan (and any successor REO Mortgage Loan with respect thereto), the sum of the Master Servicing Fee Rate and the Trustee Fee Rate (and the Broker Strip Rate, if any).

            "Advance": Any P&I Advance or Servicing Advance.

            "Advance Interest": The interest accrued on any Advance at the Reimbursement Rate, which is payable to the party hereto that made that Advance, all in accordance with Section 3.03(d) or Section 4.03(d), as applicable.

            "Adverse Grantor Trust Event": Any impairment of the status of the Grantor Trust Pool as a Grantor Trust or the imposition of a tax upon the Grantor Trust Pool or any of its assets or transactions.

            "Adverse Rating Event": With respect to any Class of Rated Certificates and each Rating Agency that has assigned a rating thereto, as of any date of determination, the qualification, downgrade or withdrawal of the rating then assigned to such Class of Rated Certificates by such Rating Agency (or the placing of such Class of Rated Certificates on "negative credit watch" status in contemplation of any such action with respect thereto).

            "Adverse REMIC Event": As defined in Section 10.01(f).

            "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            "Agreement": This Pooling and Servicing Agreement, as it may be amended, modified, supplemented or restated following the Closing Date.

            "Anticipated Repayment Date": With respect to any ARD Mortgage Loan, the date specified in the related Note, as of which Excess Interest shall begin to accrue on such Mortgage Loan, which date is prior to the Maturity Date for such Mortgage Loan.

            "Appraisal": An appraisal prepared in accordance with 12 C.F.R. ss.
225.64 by an Appraiser selected by the applicable Master Servicer or the Special Servicer, as applicable.

            "Appraisal Reduction Amount": For any Distribution Date and for any Mortgage Loan (and for any A Loan, subject to the following paragraphs) as to which an Appraisal Reduction Event has occurred, an amount calculated monthly by the Special Servicer as of (and reported to the applicable Master Servicer and the Trustee no later than) the related Determination Date equal to the excess, if any, of (1) the Stated Principal Balance of the subject Mortgage Loan over
(2) the excess, if any, of (i) the sum of (A) 90% of the Appraised Value of the related Mortgaged Property as determined (I) with respect to any Mortgage Loan with an outstanding principal balance equal to or greater than $2,000,000, by an Appraisal (or an update of a prior Appraisal) (the costs of which shall be paid by the applicable Master Servicer as a Servicing Advance) or (II) with respect to any Mortgage Loan with an outstanding principal balance less than $2,000,000, by an Appraisal (or an update of a prior Appraisal) (the costs of which shall be paid by the applicable Master Servicer as a Servicing Advance) or an internal valuation performed by the Special Servicer, plus (B) any letter of credit, reserve, escrow or similar amount held by the applicable Master Servicer which may be applied to payments on the subject Mortgage Loan, over (ii) the sum of
(X) to the extent not previously advanced by the applicable Master Servicer or the Trustee, all unpaid interest on the subject Mortgage Loan at a per annum rate equal to its Mortgage Rate, (Y) all unreimbursed Advances in respect of the subject Mortgage Loan, together with interest thereon at the Reimbursement Rate, and (Z) all currently due and unpaid real estate taxes and assessments, Insurance Policy premiums, ground rents and all other amounts due and unpaid with respect to the subject Mortgage Loan (which taxes, assessments, premiums, ground rents and other amounts have not been subject to an Advance by the applicable Master Servicer or the Trustee and/or for which funds have not been escrowed); provided that, if neither a required Appraisal has been obtained nor an internal valuation is completed within the period required under Section 3.19(c) with respect to the subject Mortgage Loan, then until such Appraisal is obtained or such internal valuation is completed, as the case may be, in accordance with Section 3.19(c), the subject Appraisal Reduction Amount shall be equal to 25% of the Stated Principal Balance of the subject Mortgage Loan as of the date of the related Appraisal Reduction Event; and provided, further, that if the related Mortgaged Property has become an REO Property, then the above references to "Mortgage Loan" in this definition shall mean the related REO Mortgage Loan.

            In the case of any CBA A Loan (or any successor REO Mortgage Loan with respect thereto), any Appraisal Reduction Amount will be calculated in respect of the related Mortgage Loan Combination (or any successor REO Mortgage Loans with respect thereto) as if it was a single Mortgage Loan (or a single REO Mortgage Loan), and any Appraisal Reduction Amount shall first be allocated to the related CBA B Loan (or any successor REO Mortgage Loan with respect thereto) up to the outstanding principal balance of such CBA B Loan (or REO Mortgage
Loan), and then any remaining portion of any such Appraisal Reduction Amount shall be allocated to the related CBA A Loan (or any successor REO Mortgage Loan with respect thereto).

            Notwithstanding anything herein to the contrary, the aggregate Appraisal Reduction Amount related to a Trust Mortgage Loan, any successor REO Mortgage Loan or the related REO Property will be reduced to zero as of the date such Trust Mortgage Loan, any successor REO Mortgage Loan or the related REO Property is paid in full, liquidated, repurchased or otherwise removed from the Trust Fund.

            "Appraisal Reduction Event": With respect to any Mortgage Loan, the earliest of (i) 120 days after an uncured delinquency (without regard to the application of any grace period) occurs in respect of such Mortgage Loan or related B Loan, (ii) the date on which a reduction in the amount of Monthly Payments on such Mortgage Loan, or a change in any other material economic term of such Mortgage Loan (other than an extension of the Maturity Date for a period of six months or less), becomes effective as a result of a modification of such Mortgage Loan by the Special Servicer, (iii) 60 days after a receiver has been appointed for the Borrower and remains undismissed or immediately after a receiver has been appointed for the related Mortgaged Property, (iv) 30 days after a Borrower declares bankruptcy, (v) 60 days after the Borrower has become the subject of a decree or order for a bankruptcy proceeding that shall have remained in force undischarged and unstayed, and (vi) immediately after the related Mortgaged Property becomes an REO Property; provided, however, that an Appraisal Reduction Event shall not be deemed to occur at any time on and after the dates when the aggregate Certificate Balances of all Classes of Principal Balance Certificates (other than the Class A-P&I Certificates) have been reduced to zero. The Special Servicer shall notify the applicable Master Servicer and, with respect to any Mortgage Loan Combination, the related B Loan Holder, promptly upon the occurrence of any of the foregoing events.

            "Appraised Value": With respect to any Mortgaged Property, the appraised value thereof (as is) as determined by the most recent Appraisal obtained or conducted, as appropriate, pursuant to this Agreement or obtained in connection with the origination of the related Mortgage Loan.

            "Appraiser": An Independent MAI, state certified organization with five years of experience in properties of like kind and in the same geographic area.

            "ARD Mortgage Loan": Any Mortgage Loan that provides for the accrual of Excess Interest thereon if such Mortgage Loan is not paid in full on or prior to its Anticipated Repayment Date.

            "ARD Trust Mortgage Loan": A Trust Mortgage Loan that is an ARD Mortgage Loan.

            "Assignable Primary Servicing Fee": Any Primary Servicing Fee that is payable to a Master Servicer or its permitted assignee pursuant to Section 3.11(a) and subject to reduction by the Trustee pursuant to Section 3.11(a).

            "Assignment of Leases": With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar instrument, executed by the related Borrower, assigning to the related mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

            "Assumed Scheduled Payment": For any Collection Period and with respect to any Mortgage Loan or B Loan that is delinquent in respect of its Balloon Payment (and any successor REO Mortgage Loan with respect thereto as to which the Balloon Payment would have been past due), an amount equal to the sum of: (a) the principal portion of the Monthly Payment that would have been due on such Mortgage Loan or B Loan on the related Due Date based on the constant payment required by the related Note or the original amortization schedule thereof (as calculated with interest at the related Mortgage Rate), if applicable, assuming such Balloon Payment had not become due (and, if applicable, assuming the related Mortgaged Property had not become an REO Property), after giving effect to any modification of such Mortgage Loan; and
(b) one month's interest on the Stated Principal Balance of such Mortgage Loan (or REO Mortgage Loan) immediately prior to the related Distribution Date (or, in the case of a B Loan or any successor REO B Loan with respect thereto, the outstanding principal balance thereof during the corresponding Mortgage Interest Accrual Period) at the applicable Mortgage Rate (less the related Master Servicing Fee Rate and Primary Servicing Fee Rate). The amount of the Assumed Scheduled Payment for any A Loan or B Loan shall be calculated solely by reference to the terms of such A Loan or B Loan, as applicable (as modified in connection with any bankruptcy or similar proceeding involving the related Borrower or pursuant to a modification, waiver or amendment thereof granted or agreed to by the applicable Master Servicer or the Special Servicer pursuant to the terms hereof) and without regard to the remittance provisions of the related Intercreditor Agreement. For any Collection Period and any REO Mortgage Loan that is not delinquent in respect of its Balloon Payment, an amount equal to the sum of: (a) the principal portion of the Monthly Payment that would have been due on the related Mortgage Loan on the related Due Date based on the original amortization schedule thereof (as calculated with interest at the related Mortgage Rate, less any applicable Excess Rate), if applicable, assuming the related Mortgaged Property had not become an REO Property, after giving effect to any modification of the related Mortgage Loan; and (b) one month's interest on the Stated Principal Balance of such REO Mortgage Loan immediately prior to the related Distribution Date (or, in the case of an REO B Loan, the outstanding principal balance thereof during the corresponding Mortgage Interest Accrual Period) at the applicable Mortgage Rate (less any applicable Excess Rate).

            "Available Distribution Amount": With respect to any Distribution Date, an amount equal to the sum (without duplication or priority) of:

            (a) the aggregate amount received on or with respect to the Mortgage Pool and on deposit in each Collection Account as of the close of business on the related Determination Date, exclusive of the following amounts (without duplication):

                  (i) all Monthly Payments collected but due on a Due Date after the end of the related Collection Period;

                  (ii) all amounts in such Collection Account that are payable or reimbursable to any Person from such account pursuant to clauses
            (ii) through (xix), inclusive, and (xxii) of Section 3.05(a);

                  (iii) all amounts that are payable or reimbursable to any
            Person pursuant to clauses (ii) through (x), inclusive, of Section 3.05(b);

                  (iv) all Yield Maintenance Charges;

                  (v) all amounts deposited in such Collection Account in error;

                  (vi) any net interest or net investment income on funds on deposit in such Collection Account or any REO Account or in Permitted Investments in which such funds may be invested;

                  (vii) if such Distribution Date occurs during January, except during a leap year, or February of any year subsequent to 2007 (unless, in either case, the related Distribution Date is the Final Distribution Date), the Withheld Amounts in respect of the Interest Reserve Loans that are to be deposited in the Interest Reserve Account on such Distribution Date and held for future distribution pursuant to Section 3.28;

                  (viii) amounts payable to any B Loan Holder pursuant to the terms of the related Intercreditor Agreement;

                  (ix) Excess Interest; and

                  (x) Excess Liquidation Proceeds;

            (b) if and to the extent not already included in clause (a) hereof, the aggregate amount transferred with respect to the REO Trust Mortgage Loans from the REO Account to such Collection Account for such Distribution Date pursuant to Section 3.16(c);

            (c) if and to the extent not already included in clause (a) hereof, the aggregate amount transferred with respect to any A Loan (or any successor REO Trust Mortgage Loan with respect thereto) from the related Mortgage Loan Combination Custodial Account to such Collection Account, in any event for such Distribution Date pursuant to Section 3.04;

            (d) the aggregate amount of any P&I Advances made in respect of the Trust Mortgage Loans by the applicable Master Servicer or the Trustee, as applicable, for such Distribution Date pursuant to Section 4.03 or 7.05 (which P&I Advances shall not include any related Master Servicing Fees, Primary Servicing Fees or Workout Fees);

            (e) all funds released from the Interest Reserve Account for distribution on such Distribution Date, and with respect to the first Distribution Date, the Closing Date Deposit Amount deposited into the Distribution Account pursuant to Section 2.01(g);

            (f) any payments required to be made by the applicable Master Servicer pursuant to Section 3.02(c) in respect of such Distribution Date; and

            (g) if and to the extent not already included in clause (a) hereof, the aggregate amount transferred (pursuant to Section 3.04(e)) from the Excess Liquidation Proceeds Account to the Distribution Account in respect of such Distribution Date.

            "B Loan": With respect to each A Loan, the other mortgage loan(s) that (i) is not included in the Trust Fund, (ii) is subordinate in right of payment to such A Loan to the extent set forth in the related CBA A/B Intercreditor Agreement, and (iii) is secured, on the date hereof, by the same Mortgage on the same Mortgaged Property as such A Loan.

            "B Loan Holder": With respect to any CBA B Loan, CBA-Mezzanine Capital Finance, LLC, or its successors and assigns, as the holder of such B Loan.

            "Balloon Mortgage Loan": Any Mortgage Loan that by its terms or as modified provides for an amortization schedule extending more than one year beyond its Maturity Date or for no amortization until its Maturity Date.

            "Balloon Payment": With respect to any Balloon Mortgage Loan and any date of determination, the scheduled payment of principal and interest due on the Maturity Date of such Mortgage Loan (less principal included in the applicable amortization schedule or scheduled Monthly Payment).

            "Balloon Trust Mortgage Loan": A Trust Mortgage Loan that is a Balloon Mortgage Loan.

            "Base Interest Fraction": With respect to any Principal Prepayment on any Mortgage Loan and any of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1-A1, Class A-1-A2, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K Certificates, a fraction (not greater than one) (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the Yield Rate used in calculating the Yield Maintenance Charge with respect to such Principal Prepayment and (b) whose denominator is the amount, if any, by which the (i) Mortgage Rate on such Mortgage Loan exceeds (ii) the Yield Rate (as provided by the applicable Master Servicer) used in calculating the Yield Maintenance Charge with respect to such Principal Prepayment; provided, however, that if such Yield Rate is greater than or equal to the lesser of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in clause (a)(i) above, then the Base Interest Fraction shall be zero.

            "Base Prospectus": That certain prospectus dated April 10, 2007, relating to trust funds established by the Depositor and publicly offered mortgage pass-through certificates evidencing interests therein.

            "Book-Entry Certificate": Any Certificate registered in the name of the Depository or its nominee.

            "Book-Entry Non-Registered Certificate": Any Non-Registered Certificate that constitutes a Book-Entry Certificate.

            "Borrower": With respect to any Mortgage Loan, the obligor or obligors on any related Note or Notes, including, without limitation, any Person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Note or Notes.

            "Breach": With respect to any Trust Mortgage Loan, as defined in the related Mortgage Loan Purchase Agreement.

            "Broker Strip": With respect to each Broker Strip Loan, the right to receive interest accrued on the principal balance of such Loan at the Broker Strip Rate for such Loan.

            "Broker Strip Interest": With respect to each Broker Strip Loan, interest accrued on the principal balance of such loan at the Broker Strip Rate for such Loan.

            "Broker Strip Loans": The Loans listed on Exhibit K hereto.

            "Broker Strip Payee": With respect to any Broker Strip Loan, the "Broker Strip Payee" specified on Exhibit K hereto with respect to such Loan.

            "Broker Strip Rate": With respect to each Broker Strip Loan, the "Broker Strip Rate" specified on Exhibit K hereto with respect to such Loan.

            "Business Day": Any day other than a Saturday, a Sunday or a day on which banking institutions in the states where any Collection Account, the Distribution Account, the Trustee, a Master Servicer or the Special Servicer is located and is authorized or obligated by law or executive order to remain closed.

            "Cash Collateral Account": With respect to any Mortgage Loan that has a Lock-Box Account, any account or accounts created pursuant to the related Mortgage, Loan Agreement, Cash Collateral Account Agreement or other loan document, into which account or accounts the Lock-Box Account monies are swept on a regular basis for the benefit of the Trustee as successor to the applicable Mortgage Loan Seller's interest in such Mortgage Loan. Any Cash Collateral Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive all reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan and
Section 3.06, which Person shall, if required under the Code, be taxed on all reinvestment income or gain thereon. The applicable Master Servicer shall be permitted to make withdrawals therefrom solely for deposit into the Collection Account or a Servicing Account, or to remit to Borrower as required by the related Mortgage Loan Documents, as applicable. To the extent not inconsistent with the terms of the related Mortgage Loan Documents, each such Cash Collateral Account shall be an Eligible Account and the applicable Master Servicer shall use reasonable efforts in accordance with the Servicing Standard to cause Borrowers to change the location of a Cash Collateral Account that is not an Eligible Account.

            "Cash Collateral Account Agreement": With respect to any Mortgage Loan, the cash collateral account agreement, if any, between the related Mortgage Loan Originator and the related Borrower, pursuant to which the related Cash Collateral Account, if any, may have been established.

            "CBA A/B Intercreditor Agreement": With respect to each Mortgage Loan Combination, the related Intercreditor Agreement Among Note Holders by and between Column, as the initial holder of the related A Loan, and CBA-Mezzanine Capital Finance, LLC, as the initial holder of the related B Loan.

            "CBA A/B Material Default": With respect to any Mortgage Loan Combination, a "Material Default" under, and within the meaning of, the related CBA A/B Intercreditor Agreement.

            "CBA A Loan": The Mortgage Loans identified on Exhibit B-1 or Exhibit B-2 hereto as Highline Medical Complex, Richardson Heights Village, 1001 Wade Avenue and Executive Center III, which are senior in right of payment to the related CBA B Loan, to the extent set forth in the related CBA A/B Intercreditor Agreement.

            "CBA B Loan": With respect to each CBA A Loan, the related B Loan not included in the Trust.

            "CBA Mortgage Loan Combination": Any CBA A Loan together with the related CBA B Loan.

            "CERCLA": The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

            "Certificate": Any one of the Depositor's Commercial Mortgage Pass-Through Certificates, Series 2007-C3, as executed by the Trustee or the Certificate Registrar and authenticated and delivered hereunder by the Certificate Registrar.

            "Certificate Balance": With respect to any Class of Regular Certificates (other than the Class A-X Certificates), (i) on or prior to the first Distribution Date, an amount equal to the Original Certificate Balance of such Class as specified in the Preliminary Statement hereto, and (ii) as of any date of determination after the first Distribution Date, the Certificate Balance of such Class on the Distribution Date immediately prior to such date of determination (determined as adjusted pursuant to Section 1.03(h)).

            "Certificateholder" or "Holder": The Person in whose name a Certificate is registered in the Certificate Register; provided, however, that:
(i) neither a Disqualified Organization nor a Non-United States Tax Person shall be a "Holder" of, or a "Certificateholder" with respect to, a Class R or Class LR Certificate for any purpose hereof; and (ii) solely for purposes of giving any consent, approval, direction or waiver pursuant to this Agreement that specifically relates to the rights, duties and/or obligations hereunder of the Depositor, a Master Servicer, the Special Servicer or the Trustee in its respective capacity as such (other than any consent, approval or waiver contemplated by any of Sections 3.21 and 7.01(c) or by the Series 2007-C3 Directing Certificateholder in its capacity as such), any Certificate registered in the name of such party or in the name of any Affiliate thereof shall be deemed not to be outstanding, and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver that specifically relates to such party has been obtained. The Certificate Registrar shall be entitled to request and conclusively rely upon a certificate of the Depositor, a Master Servicer or the Special Servicer in determining whether a Certificate is registered in the name of an Affiliate of such Person. All references herein to "Certificateholders" or "Holders" shall reflect the rights of Certificate Owners only insofar as they may indirectly exercise such rights through the Depository and the Depository Participants (except with respect to the holders of Definitive Certificates or as otherwise specified herein), it being herein acknowledged and agreed that the parties hereto shall be required to recognize as a "Certificateholder" or "Holder" only the Person in whose name a Certificate is registered in the Certificate Register.

            "Certificateholder Reports": Collectively, the Trustee Report and the CMSA Investor Reporting Package.

            "Certificate Notional Amount": With respect to any Class A-X Certificate, as of any date of determination, the then notional amount of such Certificate equal to the product of (a) the Percentage Interest evidenced by such Certificate, multiplied by (b) the then Class A-X Notional Amount, as applicable.

            "Certificate Owner": With respect to any Book-Entry Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as an agent and with respect to any Definitive Certificate, the Person who is the registered holder thereof in the Certificate Register.

            "Certificate Register": The register maintained pursuant to Section 5.02.

            "Certificate Registrar": Wells Fargo, in its capacity as certificate registrar, or any successor certificate registrar appointed as herein provided.

            "Certification Parties": As defined in Section 11.08.

            "Certifying Person": As defined in Section 11.08.

            "Certifying Servicer": As defined in Section 11.11.

            "Class": With respect to the Certificates or Uncertificated REMIC I Interests, all of the Certificates bearing the same alphabetical and, if applicable, numerical class designation and each designation of Uncertificated REMIC I Interests. The respective Classes of Certificates are designated in
Section 5.01(a).

            "Class A-1 Certificate": A Certificate designated as "Class A-1" on the face thereof, substantially in the form of Exhibit A-2 hereto.

            "Class A-1 Pass-Through Rate": As to any Distribution Date, a per annum rate equal to the lesser of (i) 5.6640% and (ii) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date.

            "Class A-1-A1 Certificate": A Certificate designated as "Class A-1-A1" on the face thereof, substantially in the form of Exhibit A-2 hereto.

            "Class A-1-A1 Pass-Through Rate": As to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date.

            "Class A-1-A2 Administration Fee": A fee payable to the holder of the Class A-1-A2 Certificate, or its designee, equal to the Class A-1-A2 Administration Fee Rate multiplied by the outstanding principal balance of the Class A-1-A2 Certificate.

            "Class A-1-A2 Administration Fee Holder": The single holder of the Class A-1-A2 Certificate, or its designee.

            "Class A-1-A2 Administration Fee Rate": 0.1410% per annum.

            "Class A-1-A2 Certificate": A Certificate designated as "Class A-1-A2" on the face thereof, substantially in the form of Exhibit A-2 hereto.

            "Class A-1-A2 Pass-Through Rate": 4.8790% per annum.

            "Class A-2 Certificate": A Certificate designated as "Class A-2" on the face thereof, substantially in the form of Exhibit A-2 hereto.

            "Class A-2 Pass-Through Rate": As to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date.

            "Class A-3 Certificate": A Certificate designated as "Class A-3" on the face thereof, substantially in the form of Exhibit A-2 hereto.

            "Class A-3 Pass-Through Rate": As to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date.

            "Class A-4 Certificate": A Certificate designated as "Class A-4" on the face thereof, substantially in the form of Exhibit A-2 hereto.

            "Class A-4 Pass-Through Rate": As to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date.

            "Class A-AB Certificate": A Certificate designated as "Class A-AB" on the face thereof, substantially in the form of Exhibit A-2 hereto.

            "Class A-AB Pass-Through Rate": As to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date.

            "Class A-J Certificate": A Certificate designated as "Class A-J" on the face thereof, substantially in the form of Exhibit A-2 hereto.

            "Class A-J Pass-Through Rate": As to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date.

            "Class A-M Certificate": A Certificate designated as "Class A-M" on the face thereof, substantially in the form of Exhibit A-2 hereto.

            "Class A-M Pass-Through Rate": As to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date.

            "Class A-M Principal Distribution Cross-Over Date": The first Distribution Date as of which the aggregate Certificate Balance of the Class A-P&I Certificates and the Class A-M Certificates outstanding immediately prior thereto equals or exceeds the sum of (a) the aggregate Stated Principal Balance of the Mortgage Pool that will be outstanding immediately following such Distribution Date, plus (b) the lesser of (i) the Total Principal Distribution Amount for such Distribution Date and (ii) the portion of the Available Distribution Amount for such Distribution Date that will remain after all distributions of interest to be made on the Senior Certificates on such Distribution Date pursuant to Section 4.01(a) have been so made.

            "Class A-P&I Certificates": The Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1-A1 and Class A-1-A2 Certificates, collectively.

            "Class A-X Certificate": A Certificate designated as "Class A-X" on the face thereof, in the form of Exhibit A-1 hereto.

            "Class A-X Component": Each of the Components.

            "Class A-X Notional Amount": With respect to the Class A-X Certificates and any date of determination, the sum of the then Component Notional Amounts of all of the Components.

            "Class A-X Pass-Through Rate": The per annum rate, expressed as a percentage, equal to the weighted average of the Class A-X Strip Rates of the Class A-X Components (weighted on the basis of their respective Component Notional Amounts) for such Distribution Date.

            "Class A-X Strip Rate": With respect to any Class A-X Component (for any Distribution Date, a rate per annum equal to (i) the Weighted Average Net Mortgage Rate for such Distribution Date, minus (ii) the Pass-Through Rate for the Corresponding Certificates other than the Class A-1-A2 Certificate and, with respect to the Class A-1-A2 Certificate the Pass-Through Rate for such Certificate plus the Class A-1-A2 Administration Fee Rate (provided, that in no event shall any Class A-X Strip Rate be less than zero).

            "Class B Certificate": A Certificate designated as "Class B" on the face thereof, in the form of Exhibit A-3 hereto.

            "Class B Pass-Through Rate": As to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date.

            "Class C Certificate": A Certificate designated as "Class C" on the face thereof, in the form of Exhibit A-3 hereto.

            "Class C Pass-Through Rate": As to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date.

            "Class D Certificate": A Certificate designated as "Class D" on the face thereof, in the form of Exhibit A-3 hereto.

            "Class D Pass-Through Rate": As to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date.

            "Class E Certificate": A Certificate designated as "Class E" on the face thereof, in the form of Exhibit A-3 hereto.

            "Class E Pass-Through Rate": As to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date.

            "Class F Certificate": A Certificate designated as "Class F" on the face thereof, in the form of Exhibit A-3 hereto.

            "Class F Pass-Through Rate": As to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date.

            "Class G Certificate": A Certificate designated as "Class G" on the face thereof, in the form of Exhibit A-3 hereto.

            "Class G Pass-Through Rate": As to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date.

            "Class H Certificate": A Certificate designated as "Class H" on the face thereof, in the form of Exhibit A-3 hereto.

            "Class H Pass-Through Rate": As to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date.

            "Class J Certificate": A Certificate designated as "Class J" on the face thereof, in the form of Exhibit A-3 hereto.

            "Class J Pass-Through Rate": As to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date.

            "Class K Certificate": A Certificate designated as "Class K" on the face thereof, in the form of Exhibit A-3 hereto.

            "Class K Pass-Through Rate": As to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date.

            "Class L Certificate": A Certificate designated as "Class L" on the face thereof, in the form of Exhibit A-3 hereto.

            "Class L Pass-Through Rate": As to any Distribution Date, a per annum rate equal to the lesser of (i) 5.5880% and (ii) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date.

            "Class LA-1 Uncertificated Interest": A regular interest in REMIC I that is held as an asset of REMIC II and having the Original REMIC I Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1-A1 Uncertificated Interest": A regular interest in REMIC I that is held as an asset of REMIC II and having the Original REMIC I Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1-A2 Uncertificated Interest": A regular interest in REMIC I that is held as an asset of REMIC II and having the Original REMIC I Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-2 Uncertificated Interest": A regular interest in REMIC I that is held as an asset of REMIC II and having the Original REMIC I Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-3 Uncertificated Interest": A regular interest in REMIC I that is held as an asset of REMIC II and having the Original REMIC I Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-4 Uncertificated Interest": A regular interest in REMIC I that is held as an asset of REMIC II and having the Original REMIC I Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-AB Uncertificated Interest": A regular interest in REMIC I that is held as an asset of REMIC II and having the Original REMIC I Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-J Uncertificated Interest": A regular interest in REMIC I that is held as an asset of REMIC II and having the Original REMIC I Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-M Uncertificated Interest": A regular interest in REMIC I that is held as an asset of REMIC II and having the Original REMIC I Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LB Uncertificated Interest": A regular interest in REMIC I that is held as an asset of REMIC II and having the Original REMIC I Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LC Uncertificated Interest": A regular interest in REMIC I that is held as an asset of REMIC II and having the Original REMIC I Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LD Uncertificated Interest": A regular interest in REMIC I that is held as an asset of REMIC II and having the Original REMIC I Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LE Uncertificated Interest": A regular interest in REMIC I that is held as an asset of REMIC II and having the Original REMIC I Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LF Uncertificated Interest": A regular interest in REMIC I that is held as an asset of REMIC II and having the Original REMIC I Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LG Uncertificated Interest": A regular interest in REMIC I that is held as an asset of REMIC II and having the Original REMIC I Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LH Uncertificated Interest": A regular interest in REMIC I that is held as an asset of REMIC II and having the Original REMIC I Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LJ Uncertificated Interest": A regular interest in REMIC I that is held as an asset of REMIC II and having the Original REMIC I Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LK Uncertificated Interest": A regular interest in REMIC I that is held as an asset of REMIC II and having the Original REMIC I Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LL Uncertificated Interest": A regular interest in REMIC I that is held as an asset of REMIC II and having the Original REMIC I Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LM Uncertificated Interest": A regular interest in REMIC I that is held as an asset of REMIC II and having the Original REMIC I Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LN Uncertificated Interest": A regular interest in REMIC I that is held as an asset of REMIC II and having the Original REMIC I Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LO Uncertificated Interest": A regular interest in REMIC I that is held as an asset of REMIC II and having the Original REMIC I Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LP Uncertificated Interest": A regular interest in REMIC I that is held as an asset of REMIC II and having the Original REMIC I Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LQ Uncertificated Interest": A regular interest in REMIC I that is held as an asset of REMIC II and having the Original REMIC I Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LS Uncertificated Interest": A regular interest in REMIC I that is held as an asset of REMIC II and having the Original REMIC I Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LT Uncertificated Interest": A regular interest in REMIC I that is held as an asset of REMIC II and having the Original REMIC I Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LR Certificate": A Certificate designated as "Class LR" on the face thereof, in the form of Exhibit A-5 hereto.

            "Class M Certificate": A Certificate designated as "Class M" on the face thereof, in the form of Exhibit A-3 hereto.

            "Class M Pass-Through Rate": As to any Distribution Date, a per annum rate equal to the lesser of (i) 5.5880% and (ii) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date.

            "Class N Certificate": A Certificate designated as "Class N" on the face thereof, in the form of Exhibit A-3 hereto.

            "Class N Pass-Through Rate": As to any Distribution Date, a per annum rate equal to the lesser of (i) 5.5880% and (ii) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date.

            "Class O Certificate": A Certificate designated as "Class O" on the face thereof, in the form of Exhibit A-3 hereto.

            "Class O Pass-Through Rate": As to any Distribution Date, a per annum rate equal to the lesser of (i) 5.5880% and (ii) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date.

            "Class P Certificate": A Certificate designated as "Class P" on the face thereof, in the form of Exhibit A-3 hereto.

            "Class P Pass-Through Rate": As to any Distribution Date, a per annum rate equal to the lesser of (i) 5.5880% and (ii) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date.

            "Class Q Certificate": A Certificate designated as "Class Q" on the face thereof, in the form of Exhibit A-3 hereto.

            "Class Q Pass-Through Rate": As to any Distribution Date, a per annum rate equal to the lesser of (i) 5.5880% and (ii) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date.

            "Class R Certificate": A Certificate designated as "Class R" on the face thereof, in the form of Exhibit A-5 hereto.

            "Class S Certificate": A Certificate designated as "Class S" on the face thereof, in the form of Exhibit A-3 hereto.

            "Class S Pass-Through Rate": As to any Distribution Date, a per annum rate equal to the lesser of (i) 5.5880% and (ii) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date..

            "Class T Certificate": A Certificate designated as "Class T" on the face thereof, in the form of Exhibit A-3 hereto.

            "Class T Pass-Through Rate": As to any Distribution Date, a per annum rate equal to the lesser of (i) 5.5880% and (ii) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date.

            "Class V Certificate": A Certificate designated as "Class V" on the face thereof, in the form of Exhibit A-4 hereto. The Class V Certificates have no Pass-Through Rate, Certificate Balance or Notional Balance.

            "Class Principal Balance": The aggregate principal balance outstanding from time to time of any Class of Principal Balance Certificates.

            "Clearstream": Clearstream Banking, Luxembourg, or any successor.

            "Closing Date": June 29, 2007.

            "Closing Date Deposit Amount": $79,214.83, representing the aggregate amount of interest that would have accrued at the related Net Mortgage Rates during the Collection Period ending in August 2007 for those Mortgage Loans that do not have their first Monthly Payment due until August 2007.

            "CMSA": The Commercial Mortgage Securities Association, or any association or organization that is a successor thereto. If neither such association nor any successor remains in existence, "CMSA" shall be deemed to refer to such other association or organization as may exist whose principal membership consists of servicers, trustees, certificateholders, issuers, placement agents and underwriters generally involved in the commercial mortgage loan securitization industry, which is the principal such association or organization in the commercial mortgage loan securitization industry and one of whose principal purposes is the establishment of industry standards for reporting transaction-specific information relating to commercial mortgage pass-through certificates and commercial mortgage-backed bonds and the commercial mortgage loans and foreclosed properties underlying or backing them to investors holding or owning such certificates or bonds, and any successor to such other association or organization. If an organization or association described in one of the preceding sentences of this definition does not exist, "CMSA" shall be deemed to refer to such other association or organization as shall be selected by the applicable Master Servicer and reasonably acceptable to the Trustee, the Special Servicer and the Series 2007-C3 Directing Certificateholder.

            "CMSA Advance Recovery Report": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Advance Recovery Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be reasonably acceptable to the applicable Master Servicer or the Special Servicer, as the case may be, and approved by the CMSA for commercial mortgage securities transactions generally (unless, with respect to such other form for presentation, the Series 2007-C3 Directing Certificateholder, the applicable Master Servicer and the Rating Agencies otherwise consent to an alternative form of such report).

            "CMSA Appraisal Reduction Template": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Appraisal Reduction Template" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Appraisal Reduction Template" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the applicable Master Servicer.

            "CMSA Bond Level File": A monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the "Bond Level File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally (unless, with respect to such other form for presentation, the Series 2007-C3 Directing Certificateholder, the Trustee, the applicable Master Servicer and the Rating Agencies otherwise consent to an alternative form of such report).

            "CMSA Collateral Summary File": A monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the "Collateral Summary File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally (unless, with respect to such other form for presentation, the Series 2007-C3 Directing Certificateholder, the Trustee, the applicable Master Servicer and the Rating Agencies otherwise consent to an alternative form of such report).

            "CMSA Comparative Financial Status Report": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Comparative Financial Status Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information as may from time to time be reasonably acceptable to the applicable Master Servicer or the Special Servicer, as the case may be, and recommended by the CMSA for commercial mortgage-backed securities transactions generally (unless, with respect to such other form for presentation, the Series 2007-C3 Directing Certificateholder, the applicable Master Servicer and the Rating Agencies otherwise consent to an alternative form of such report).

            "CMSA Delinquent Loan Status Report": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Delinquent Loan Status Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be reasonably acceptable to the applicable Master Servicer or the Special Servicer, as the case may be, and recommended by the CMSA for commercial mortgage-backed securities transactions generally (unless, with respect to such other form for presentation, the Series 2007-C3 Directing Certificateholder, the applicable Master Servicer and the Rating Agencies otherwise consent to an alternative form of such report).

            "CMSA Financial File": A monthly data file report substantially in the form of, and containing the information called for in, the downloadable form of the "Financial File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be reasonably acceptable to the applicable Master Servicer or the Special Servicer, as the case may be, and recommended by the CMSA for commercial mortgage-backed securities transactions generally (unless, with respect to such other form for presentation, the Series 2007-C3 Directing Certificateholder, the applicable Master Servicer and the Rating Agencies otherwise consent to an alternative form of such report).

            "CMSA Historical Bond/Collateral Realized Loss Reconciliation Template": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Bond/Collateral Realized Loss Reconciliation Template" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Historical Bond/Collateral Realized Loss Reconciliation Template" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the applicable Master Servicer.

            "CMSA Historical Liquidation Loss Template": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Liquidation Loss Template" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Historical Liquidation Loss Template" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Trustee.

            "CMSA Historical Loan Modification and Corrected Mortgage Loan Report": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Loan Modification and Corrected Mortgage Loan Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be reasonably acceptable to the applicable Master Servicer or the Special Servicer, as the case may be, and recommended by the CMSA for commercial mortgage-backed securities transactions generally (unless, with respect to such other form for presentation, the Series 2007-C3 Directing Certificateholder, the applicable Master Servicer and the Rating Agencies otherwise consent to an alternative form of such report).

            "CMSA Interest Shortfall Reconciliation Template": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Interest Shortfall Reconciliation Template" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Interest Shortfall Reconciliation Template" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the applicable Master Servicer.

            "CMSA Investor Reporting Package":

            (a) the following seven electronic files: (i) CMSA Loan Setup File,
      (ii) CMSA Loan Periodic Update File, (iii) CMSA Property File, (iv) CMSA Bond Level File, (v) CMSA Financial File, (vi) CMSA Collateral Summary File and (vii) CMSA Special Servicer Loan File;

            (b) the following ten supplemental reports: (i) CMSA Delinquent Loan Status Report, (ii) CMSA Historical Loan Modification and Corrected Mortgage Loan Report, (iii) CMSA REO Status Report, (iv) CMSA Loan Level Reserve/LOC Report, (v) CMSA Comparative Financial Status Report, (vi) CMSA Servicer Watch List, (vii) CMSA Operating Statement Analysis Report,
      (viii) CMSA NOI Adjustment Worksheet, (ix) CMSA Total Loan Report and (x) CMSA Advance Recovery Report;

            (c) the following six templates: (i) CMSA Appraisal Reduction Template, (ii) CMSA Servicer Realized Loss Template, (iii) CMSA Reconciliation of Funds Template, (iv) CMSA Historical Bond/Collateral Realized Loss Reconciliation Template, (v) CMSA Historical Liquidation Loss Template, and (vi) CMSA Interest Shortfall Reconciliation Template; and

            (d) such other reports and data files as CMSA may designate as part of the "CMSA Investor Reporting Package" from time to time generally and, if such file or report materially increases the duties of the applicable party, as is reasonably acceptable to the Master Servicers, the Special Servicer and the Trustee which consent shall not be unreasonably withheld.

            "CMSA Loan Level Reserve/LOC Report": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Loan Level Reserve/LOC Report" available as of the Closing Date on the CMSA Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be reasonably acceptable to the applicable Master Servicer or the Special Servicer, as the case may be, and recommended by the CMSA for commercial mortgage-backed securities transactions generally (unless, with respect to such other form for presentation, the Series 2007-C3 Directing Certificateholder, the applicable Master Servicer and the Rating Agencies otherwise consent to an alternative form of such report).

            "CMSA Loan Periodic Update File": A monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the "Loan Periodic Update File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be reasonably acceptable to the applicable Master Servicer or the Special Servicer, as the case may be, and the Trustee and recommended by the CMSA for commercial mortgage-backed securities transactions generally (unless, with respect to such other form for presentation, the Series 2007-C3 Directing Certificateholder, the applicable Master Servicer and the Rating Agencies otherwise consent to an alternative form of such report). Each CMSA Loan Periodic Update File prepared by a Master Servicer shall be accompanied by a CMSA Advance Recovery Report and all references herein to "CMSA Loan Periodic Update File" shall be construed accordingly.

            "CMSA Loan Setup File": A data file substantially in the form of, and containing the information called for in, the downloadable form of the "Loan Setup File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be reasonably acceptable to the applicable Master Servicer or the Special Servicer, as the case may be, and recommended by the CMSA for commercial mortgage-backed securities transactions generally (unless, with respect to such other form for presentation, the Series 2007-C3 Directing Certificateholder, the applicable Master Servicer and the Rating Agencies otherwise consent to an alternative form of such report).

            "CMSA NOI Adjustment Worksheet": A report substantially in the form of, and containing the information called for in, the downloadable form of the "NOI Adjustment Worksheet" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be reasonably acceptable to the applicable Master Servicer or the Special Servicer, as the case may be, and recommended by the CMSA for commercial mortgage-backed securities transactions generally (unless, with respect to such other form for presentation, the Series 2007-C3 Directing Certificateholder, the applicable Master Servicer and the Rating Agencies otherwise consent to an alternative form of such report).

            "CMSA Operating Statement Analysis Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Operating Statement Analysis Report" available as of the Closing Date on the CMSA Website or such other form for the presentation of such information and containing such additional information as may from time to time be reasonably acceptable to the applicable Master Servicer or the Special Servicer, as the case may be, and recommended by the CMSA for commercial mortgage-backed securities transactions generally (unless, with respect to such other form for presentation, the Series 2007-C3 Directing Certificateholder, the applicable Master Servicer and the Rating Agencies otherwise consent to an alternative form of such report).

            "CMSA Property File": A monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the "Property File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be reasonably acceptable to the applicable Master Servicer or the Special Servicer, as the case may be, and recommended by the CMSA for commercial mortgage-backed securities transactions generally (unless, with respect to such other form for presentation, the Series 2007-C3 Directing Certificateholder, the applicable Master Servicer and the Rating Agencies otherwise consent to an alternative form of such report).

            "CMSA Reconciliation of Funds Template": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Reconciliation of Funds Template" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Reconciliation of Funds Template" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the applicable Master Servicer.

            "CMSA REO Status Report": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "REO Status Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be reasonably acceptable to the applicable Master Servicer or the Special Servicer, as the case may be, and recommended by the CMSA for commercial mortgage-backed securities transactions generally (unless, with respect to such other form for presentation, the Series 2007-C3 Directing Certificateholder, the applicable Master Servicer and the Rating Agencies otherwise consent to an alternative form of such report).

            "CMSA Servicer Realized Loss Template": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Servicer Realized Loss Template" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Servicer Realized Loss Template" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the applicable Master Servicer.

            "CMSA Servicer Watch List": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of "Servicer Watch List" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be reasonably acceptable to the applicable Master Servicer or the Special Servicer, as the case may be, and recommended by the CMSA for commercial mortgage-backed securities transactions generally (unless, with respect to such other form for presentation, the Series 2007-C3 Directing Certificateholder, the applicable Master Servicer and the Rating Agencies otherwise consent to an alternative form of such report).

            "CMSA Special Servicer Loan File": A monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the "Special Servicer Loan File" available as of the Closing Date on the CMSA Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be reasonably acceptable to the applicable Master Servicer and the Special Servicer and recommended by the CMSA for commercial mortgage-backed securities transactions generally (unless, with respect to such other form for presentation, the Series 2007-C3 Directing Certificateholder, the applicable Master Servicer and the Rating Agencies otherwise consent to an alternative form of such report).

            "CMSA Total Loan Report": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "CMSA Total Loan Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be reasonably acceptable to the applicable Master Servicer or the Special Servicer, as the case may be, and recommended by the CMSA for commercial mortgage-backed securities transactions generally (unless, with respect to such other form for presentation, the Series 2007-C3 Directing Certificateholder, the applicable Master Servicer and the Rating Agencies otherwise consent to an alternative form of such report).

            "CMSA Website": The CMSA's Website located at "www.cmbs.org" or such other primary website as the CMSA may establish for dissemination of its data file and report forms.

            "Code": The Internal Revenue Code of 1986 and regulations promulgated thereunder, including proposed regulations to the extent that, by reason of their proposed effective date, could, as of the date of any determination or opinion as to the tax consequences of any action or proposed action or transaction, be applied to the Trust or the Certificates.

            "Collection Account": One or more separate custodial accounts or, subject to Section 3.04(i), sub-accounts created and maintained by the applicable Master Servicer or any Sub-Servicer on behalf of the applicable Master Servicer pursuant to Section 3.04(a) in the name of the Trustee on behalf of the Certificateholders, into which the amounts set forth in Section 3.04(a) shall be deposited directly, which, subject to Section 3.04(i), shall be entitled substantially as follows: "KeyCorp Real Estate Capital Markets, Inc. or Wachovia Bank, National Association, as applicable [or the name of any successor Master Servicer], in trust for Wells Fargo Bank, N.A. [or the name of any successor Trustee], as Trustee, on behalf of Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3, Collection Account." The Collection Account shall be an Eligible Account (or, subject to Section 3.04(i), a sub-account of an Eligible Account) and, except for the Excess Interest and Broker Strip Interest held therein, shall be part of REMIC I.

            "Collection Period": With respect to any Distribution Date, the period commencing on the date immediately following the Determination Date in the calendar month preceding the month in which such Distribution Date occurs (or, in the case of the initial Distribution Date, commencing as of the Cut-off
Date) and ending on and including the Determination Date in the calendar month in which such Distribution Date occurs.

            "Column": As defined in the Preliminary Statement to this Agreement.

            "Column Mortgage Loan Purchase Agreement": As defined in the Preliminary Statement to this Agreement.

            "Column Performance Guarantee": The Guarantee dated as of June 29 2007, from the Column Performance Guarantor in favor of the Trustee, relating to the obligations of Column under Section 7 of the Column Mortgage Loan Purchase Agreement.

            "Column Performance Guarantor": Credit Suisse First Boston acting through CSFB USA Inc., its successor in interest or any successor guarantor under the Column Performance Guarantee.

            "Column Sub-Serviced Trust Mortgage Loan": Any Trust Mortgage Loan that is sub-serviced pursuant to the Column Sub-Servicing Agreement.

            "Column Sub-Servicing Agreement": The subservicing agreement between Master Servicer No. 2 and Column, dated as of the date hereof.

            "Column Trust Mortgage Loan": Any Trust Mortgage Loan that is either an Original Column Trust Mortgage Loan or a Replacement Trust Mortgage Loan that was delivered under the Column Mortgage Loan Purchase Agreement or the Column Performance Guarantee in substitution for an Original Column Trust Mortgage Loan.

            "Commission": The Securities and Exchange Commission.

            "Component": Each of Component A-1, Component A-2, Component A-3, Component A-AB, Component A-4, Component A-1-A1 Component, Component A-1-A2, Component A-J, Component A-M, Component B, Component C, Component D, Component E, Component F, Component G, Component H, Component J, Component K, Component L, Component M, Component N, Component O, Component P, Component Q, Component S and Component T.

            "Component A-1": One of twenty-six components of the Class A-X Certificates having a Component Notional Amount equal to the then current REMIC I Principal Amount of the Class LA-1 Uncertificated Interest as of any date of determination.

            "Component A-2": One of twenty-six components of the Class A-X Certificates having a Component Notional Amount equal to the then current REMIC I Principal Amount of the Class LA-2 Uncertificated Interest as of any date of determination.

            "Component A-3": One of twenty-six components of the Class A-X Certificates having a Component Notional Amount equal to the then current REMIC I Principal Amount of the Class LA-3 Uncertificated Interest as of any date of determination.

            "Component A-AB": One of twenty-six components of the Class A-X Certificates having a Component Notional Amount equal to the then current REMIC I Principal Amount of the Class LA-AB Uncertificated Interest as of any date of determination.

            "Component A-4": One of twenty-six components of the Class A-X Certificates having a Component Notional Amount equal to the then current REMIC I Principal Amount of the Class LA-4 Uncertificated Interest as of any date of determination.

            "Component A-1-A1": One of twenty-six components of the Class A-X Certificates having a Component Notional Amount equal to the then current REMIC I Principal Amount of the Class LA-1-A1 Uncertificated Interest as of any date of determination.

            "Component A-1-A2": One of twenty-six components of the Class A-X Certificates having a Component Notional Amount equal to the then current REMIC I Principal Amount of the Class LA-1-A2 Uncertificated Interest as of any date of determination.

            "Component A-M": One of twenty-six components of the Class A-X Certificates having a Component Notional Amount equal to the then current REMIC I Principal Amount of the Class LA-M Uncertificated Interest as of any date of determination.

            "Component A-J": One of twenty-six components of the Class A-X Certificates having a Component Notional Amount equal to the then current REMIC I Principal Amount of the Class LA-J Uncertificated Interest as of any date of determination.

            "Component B": One of the twenty-six components of the Class A-X Certificates having a Component Notional Amount equal to the then current REMIC I Principal Amount of the Class LB Uncertificated Interest as of any date of determination.

            "Component C": One of the twenty-six components of the Class A-X Certificates having a Component Notional Amount equal to the then current REMIC I Principal Amount of the Class LC Uncertificated Interest as of any date of determination.

            "Component D": One of the twenty-six components of the Class A-X Certificates having a Component Notional Amount equal to the then current REMIC I Principal Amount of the Class LD Uncertificated Interest as of any date of determination.

            "Component E": One of the twenty-six components of the Class A-X Certificates having a Component Notional Amount equal to the then current REMIC I Principal Amount of the Class LE Uncertificated Interest as of any date of determination.

            "Component F": One of the twenty-six components of the Class A-X Certificates having a Component Notional Amount equal to the then current REMIC I Principal Amount of the Class LF Uncertificated Interest as of any date of determination.

            "Component G": One of the twenty-six components of the Class A-X Certificates having a Component Notional Amount equal to the then current REMIC I Principal Amount of the Class LG Uncertificated Interest as of any date of determination.

            "Component H": One of the twenty-six components of the Class A-X Certificates having a Component Notional Amount equal to the then current REMIC I Principal Amount of the Class LH Uncertificated Interest as of any date of determination.

            "Component J": One of the twenty-six components of the Class A-X Certificates having a Component Notional Amount equal to the then current REMIC I Principal Amount of the Class LJ Uncertificated Interest as of any date of determination.

            "Component K": One of the twenty-six components of the Class A-X Certificates having a Component Notional Amount equal to the then current REMIC I Principal Amount of the Class LK Uncertificated Interest as of any date of determination.

            "Component L": One of the twenty-six components of the Class A-X Certificates having a Component Notional Amount equal to the then current REMIC I Principal Amount of the Class LL Uncertificated Interest as of any date of determination.

            "Component M": One of the twenty-six components of the Class A-X Certificates having a Component Notional Amount equal to the then current REMIC I Principal Amount of the Class LM Uncertificated Interest as of any date of determination.

            "Component N": One of the twenty-six components of the Class A-X Certificates having a Component Notional Amount equal to the then current REMIC I Principal Amount of the Class LN Uncertificated Interest as of any date of determination.

            "Component Notional Amount": With respect to each Component and any date of determination, an amount equal to the then REMIC I Principal Amount of its Corresponding Uncertificated REMIC I Interest.

            "Component O": One of the twenty-six components of the Class A-X Certificates having a Component Notional Amount equal to the then current REMIC I Principal Amount of the Class LO Uncertificated Interest as of any date of determination.

            "Component P": One of the twenty-six components of the Class A-X Certificates having a Component Notional Amount equal to the then current REMIC I Principal Amount of the Class LP Uncertificated Interest as of any date of determination.

            "Component Q": One of the twenty-six components of the Class A-X Certificates having a Component Notional Amount equal to the then current REMIC I Principal Amount of the Class LQ Uncertificated Interest as of any date of determination.

            "Component S": One of the twenty-six components of the Class A-X Certificates having a Component Notional Amount equal to the then current REMIC I Principal Amount of the Class LS Uncertificated Interest as of any date of determination.

            "Component T": One of the twenty-six components of the Class A-X Certificates having a Component Notional Amount equal to the then current REMIC I Principal Amount of the Class LT Uncertificated Interest as of any date of determination.

            "Controlling Class": As of any date of determination, the Class of Principal Balance Certificates with the lowest payment priority pursuant to Sections 4.01(a) and 4.01(b), that has a then outstanding Class Principal Balance that is at least equal to 25% of its initial Class Principal Balance; provided that, if no Class of Principal Balance Certificates has a Class Principal Balance that satisfies the foregoing requirement, then the Controlling Class shall be the Class of Principal Balance Certificates with the lowest payment priority pursuant to Sections 4.01(a) and 4.01(b), that has a then outstanding Class Principal Balance greater than zero. For purposes of this definition, the respective Classes of the Class A-P&I Certificates shall be treated as a single Class and, if appropriate under the terms of this definition, shall collectively constitute the Controlling Class. As of the Closing Date, the Controlling Class shall be the Class T Certificates.

            "Controlling Class Certificateholder": Each Holder (or Certificate Owner, if applicable) of a Certificate of the Controlling Class as certified by the Certificate Registrar to the Trustee from time to time.

            "Corporate Trust Office": The corporate trust office of the Trustee at which at any particular time its corporate trust business with respect to this Agreement shall be administered, which office at the date of the execution of this Agreement is located (i) for Certificate transfer purposes, at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479-0113, Attention:
Corporate Trust Services - Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3 and (ii) for all other purposes, at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951,
Attention: Corporate Trust Services - Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3.

            "Corrected Mortgage Loan": Any Corrected Trust Mortgage Loan or any B Loan as to which the related Trust Mortgage Loan is a Corrected Trust Mortgage Loan as described in the definition of "Servicing Transfer Event."

            "Corrected Trust Mortgage Loan": Any Trust Mortgage Loan that had been a Specially Serviced Trust Mortgage Loan but as to which all Servicing Transfer Events have ceased to exist.

            "Corresponding Certificates": As defined in the Preliminary Statement hereto.

            "Corresponding Components": As defined in the Preliminary Statement hereto.

            "Corresponding Uncertificated REMIC I Interests": As defined in the Preliminary Statement hereto.

            "Cross-Collateralized Group": Any group of Crossed Trust Mortgage Loans.

            "Crossed Trust Mortgage Loan": Any Trust Mortgage Loan which is cross-defaulted and cross-collateralized with any other Trust Mortgage Loan. For the avoidance of doubt, none of the A Loans shall be deemed a Crossed Trust Mortgage Loan under this Agreement.

            "Crossed Trust Mortgage Loan Repurchase Criteria": (i) The Debt Service Coverage Ratio for all remaining related Crossed Trust Mortgage Loans for the four calendar quarters immediately preceding the repurchase or substitution is not less than the greater of (a) the Debt Service Coverage Ratio for all such related Crossed Trust Mortgage Loans, including the affected Crossed Trust Mortgage Loan, for the four calendar quarters immediately preceding the repurchase or substitution and (b) 1.25x, (ii) the loan-to-value ratio for any remaining related Crossed Trust Mortgage Loans determined at the time of repurchase or substitution based upon an Appraisal obtained by the Special Servicer at the expense of the related Mortgage Loan Seller is not greater than the least of (a) the loan-to-value ratio for all such related Crossed Trust Mortgage Loans, including the affected Crossed Trust Mortgage Loan set forth in the tables on Exhibit A-1 to the Prospectus Supplement, (b) the loan-to-value ratio for all such related Crossed Trust Mortgage Loans, including the affected Crossed Trust Mortgage Loan, determined at the time of repurchase or substitution based upon an Appraisal obtained by the Special Servicer at the expense of the related Mortgage Loan Seller and (c) 75.0%, and (iii) the Trustee receives an Opinion of Counsel (at the expense of the related Mortgage Loan Seller) to the effect that such repurchase or substitution will not result in the imposition of a tax on the assets of the Trust Fund or cause either REMIC Pool to fail to qualify as a REMIC for federal or applicable state tax purposes at any time that any of the Certificates are outstanding.

            "Cure Event": The exercise by any B Loan Holder of the cure rights, if any, set forth in the related Intercreditor Agreement, in each case in accordance with the applicable Intercreditor Agreement.

            "Cure Payments": With respect to any Mortgage Loan Combination, as to which the related Intercreditor Agreement provides that a B Loan Holder shall be entitled to cure a default under the related Mortgage Loan, the payments that such B Loan Holder makes to the applicable Master Servicer, Special Servicer or Trustee, as applicable, which payments shall consist (without duplication) of all actual costs, expenses, losses, obligations, damages, penalties, and disbursements imposed on or incurred (whether or not yet paid) by the applicable Master Servicer, Special Servicer or Trustee, as applicable (including, without limitation, all unreimbursed Advances (without regard to whether such Advance would be a Nonrecoverable Advance), and any interest accrued thereon, Default Interest and any servicing compensation incurred with respect to the related Mortgage Loan) during the period of time from the expiration of the grace period under such Mortgage Loan that gave rise to such Cure Event until such Cure Payment is made or such other cure is otherwise effected.

            "Custodian" shall mean a Person who is at any time appointed by the Trustee pursuant to Section 8.12 as a document custodian for the Mortgage Files which shall initially be the Trustee.

            "Cut-off Date": Individually and collectively, the respective Due Dates for the Trust Mortgage Loans in June 2007 (or with respect to Trust Mortgage Loans which had closing/funding dates in June 2007, the closing/funding date of such Trust Mortgage Loan).

            "Cut-off Date Principal Balance": With respect to any Trust Mortgage Loan or B Loan, the outstanding principal balance of such Trust Mortgage Loan or B Loan as of the Cut-off Date, after application of all payments of principal due on or before such date, whether or not received.

            "Debt Service Coverage Ratio": With respect to any Trust Mortgage Loan for any twelve-month period covered by an annual operating statement for the related Mortgaged Property, the ratio of (i) Net Operating Income produced by the related Mortgaged Property during such period to (ii) the aggregate amount of Monthly Payments (other than any Balloon Payment) due under such Trust Mortgage Loan during such period.

            "Default Interest": With respect to any Mortgage Loan (or any successor REO Mortgage Loan with respect thereto), any amounts collected thereon, other than late payment charges or Yield Maintenance Charges, that represent interest in excess of interest accrued on the principal balance of such Mortgage Loan (or REO Mortgage Loan) at the related Mortgage Rate, such excess interest arising out of a default under such Mortgage Loan.

            "Defaulted Trust Mortgage Loan": A Trust Mortgage Loan that is at least sixty days delinquent in respect of its Monthly Payments, or delinquent in respect of its Balloon Payment, if any, in each case without giving effect to any grace period permitted by the related Mortgage or Note, or if any non-monetary event of default occurs that results in the Trust Mortgage Loan becoming a Specially Serviced Trust Mortgage Loan; provided, however, that no Monthly Payment (other than a Balloon Payment) shall be deemed delinquent if less than ten dollars of all amounts due and payable on such Trust Mortgage Loan has not been received.

            "Defaulting Party": As defined in Section 7.01(b).

            "Defeasance Collateral": As defined in Section 3.08(f).

            "Defeasance Mortgage Loan": As defined in Section 3.08(f).

            "Defect": With respect to any Trust Mortgage Loan, as defined in the related Mortgage Loan Purchase Agreement.

            "Defective Trust Mortgage Loan": Any Trust Mortgage Loan as to which there exists a Material Breach or a Material Document Defect that has not been cured in all material respects.

            "Definitive Certificate": A Certificate issued in registered, definitive physical form.

            "Deleted Trust Mortgage Loan": A Defective Trust Mortgage Loan that is purchased or repurchased, as the case may be, from the Trust or replaced with one or more Replacement Trust Mortgage Loans, in either case as contemplated by
Section 2.03.

            "Depositor": As defined in the Preliminary Statement to this Agreement.

            "Depository": The Depository Trust Company, or any successor Depository hereafter named. The nominee of the initial Depository for purposes of registering those Certificates that are to be Book-Entry Certificates, is Cede & Co. The Depository shall at all times be a "clearing corporation" as defined in Section 8-102(3) of the Uniform Commercial Code of the State of New York and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

            "Depository Participant": A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

            "Determination Date": With respect to any Distribution Date, the close of business on the 11th day of the month in which such Distribution Date occurs, or if such 11th day is not a Business Day, the Business Day immediately following such 11th day.

            "Directly Operate": With respect to any REO Property, the furnishing or rendering of services to the tenants thereof that are not (within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5)) customarily provided to tenants in connection with the rental of space for occupancy, the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers in the ordinary course of a trade or business, the performance of any construction work thereon or any use of such REO Property in a trade or business conducted by the Trust Fund, in each case other than through an Independent Contractor; provided, however, that the Trustee (or the applicable Master Servicer or the Special Servicer on behalf of the Trustee) shall not be considered to Directly Operate an REO Property solely because the Trustee (or the applicable Master Servicer or the Special Servicer on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance or makes decisions as to repairs (of the type that would be deductible under Section 162 of the Code) or capital expenditures with respect to such REO Property.

            "Disqualified Organization": Any of (i) the United States, any State or political subdivision thereof, any possession of the United States or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and, except for FHLMC, a majority of its board of directors is not selected by such governmental unit), (ii) a foreign government, any international organization or any agency or instrumentality of any of the foregoing, (iii) any organization (other than certain farmers' cooperatives described in Section 521 of the Code) that is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code and (v) any other Person so designated by the applicable Master Servicer or the Trustee based upon an Opinion of Counsel provided to the Trustee (which shall not be an expense of the Trustee) to the effect that the holding of an Ownership Interest in a Residual Certificate by such Person may cause either REMIC Pool to qualify as a REMIC or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Residual Certificate to such Person. The terms "United States," "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions.

            "Distribution Account": The account, accounts or, subject to Section 3.04(i), sub-accounts created and maintained by the Trustee, pursuant to Section 3.04(b), in trust for the Certificateholders, which, subject to Section 3.04(i), shall be entitled "Wells Fargo Bank, N.A. [or the name of any successor Trustee], as Trustee, for the benefit of Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3, Distribution Account." The Distribution Account shall be an Eligible Account or, subject to Section 3.04(i), a subaccount of an Eligible Account.

            "Distribution Date": With respect to any calendar month, commencing in July 2007, and all Classes of Certificates other than the Class A-1-A2 Certificate, the fourth Business Day following the Determination Date in such month and, with respect to the Class A-1-A2 Certificate, the eighth calendar day following the Determination Date in such month, provided that if one or more legal holidays (other than a Saturday or Sunday) falls within such eight day period, an additional day will be added for each such legal holiday and, provided further, that if such Distribution Date does not fall on a Business Day, the Distribution Date for the Class A-1-A2 Certificate will be the next Business Day thereafter. For the avoidance of doubt, the Determination Date with respect to the Class A-1-A2 Certificate will be the same as the Determination Date with respect to all other Classes and all reports required to be prepared pursuant to this agreement will be prepared and delivered with respect to the Class A-1-A2 Certificate and the Class A-1-A2 Certificateholder in the same manner and at the same time as reports are prepared and delivered with respect to all other Classes and all other Certificateholders.

            "Do Not Hire List": The list, as may be updated at any time, provided by the Depositor to the Master Servicers, the Special Servicer and Trustee, which lists certain parties identified by the Depositor as having materially failed to comply with their respective obligations under Article XI of this Agreement or as having materially failed to comply with any similar Regulation AB reporting requirements under any pooling and servicing agreement relating to any other series of certificates offered by the Depositor.

            "Due Date": With respect to (i) any Mortgage Loan on or prior to its Maturity Date, the day of the month set forth in the related Note on which each Monthly Payment thereon is scheduled to be first due (without giving effect to any grace period with respect to late Monthly Payments), (ii) any Mortgage Loan after the Maturity Date therefor, the day of the month set forth in the related Note on which each Monthly Payment on such Mortgage Loan had been scheduled to be first due (without giving effect to any grace period) and (iii) any REO Mortgage Loan, the day of the month set forth in the related Note on which each Monthly Payment on the related Mortgage Loan had been scheduled to be first due (without giving effect to any grace period).

            "EDGAR": The Electronic Data Gathering, Analysis, and Retrieval System of the Commission, which is the computer system for the receipt, acceptance, review and dissemination of documents submitted to the Commission in electronic format.

            "Eligible Account": Either (i) an account or accounts maintained with a federal or state chartered depository institution or trust company (including the Trustee) the long-term unsecured debt obligations of which are rated at least "AA-" by S&P and "Aa3" by Moody's (or, "A-" by S&P if the short-term debt obligations thereof have a short-term rating of not less than "A-1" by S&P), if the deposits are to be held in such account for more than 30 days, or the short-term debt obligations of which have a short-term rating of not less than "A-1" by S&P and "P-1" by Moody's, if the deposits are to be held in such account for 30 days or less, or such other account or accounts with respect to which each of the Rating Agencies shall have confirmed in writing that the then-current rating assigned to any of the Certificates that are currently being rated by such Rating Agency will not be qualified (as applicable), downgraded or withdrawn by reason thereof, (ii) a segregated trust account or accounts maintained with the corporate trust department of a federal- or state-chartered depository institution or trust company that, in either case, has a combined capital and surplus of at least $50,000,000 and has corporate trust powers, acting in its fiduciary capacity; provided that any state-chartered depository institution or trust company is subject to regulation regarding fiduciary funds substantially similar to 12 C.F.R. ss. 9.10(b), (iii) an account or accounts maintained with KeyBank so long as KeyBank shall have a long-term unsecured debt rating of at least "A-" from S&P and "A1" from Moody's and a short-term rating of at least "A-1" from S&P and "P-1" from Moody's, or
(iv) such other account or accounts with respect to which each of the Rating Agencies shall have confirmed in writing that the then-current rating assigned to any of the Certificates that are currently being rated by such Rating Agency will not be qualified (as applicable), downgraded or withdrawn by reason thereof. Eligible Accounts may bear interest. No Eligible Account shall be evidenced by a certificate of deposit, passbook or other similar instrument.

            "Environmental Assessment": A "Phase I environmental assessment" as described in and meeting the criteria of the American Society of Testing Materials Standard E 1527-94 or any successor thereto published by the American Society of Testing Materials.

            "Environmental Insurance Policy": With respect to any Mortgage Loan, any insurance policy covering Insured Environmental Events that is maintained from time to time in respect of such Mortgage Loan or the related Mortgaged Property.

            "Environmental Insurer": The provider of insurance pursuant to any Environmental Insurance Policy.

            "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

            "Escrow Payment": Any payment received by a Master Servicer for the account of any Borrower for application toward the payment of real estate taxes, assessments, Insurance Policy premiums and similar items in respect of the related Mortgaged Property, including amounts for deposit to any reserve account.

            "Euroclear": The Euroclear System.

            "Event of Default": One or more of the events described in Section 7.01(a).

            "Excess Interest": With respect to each of the ARD Mortgage Loans (and each REO Trust Mortgage Loan that relates to an ARD Trust Mortgage Loan), interest accrued on such Mortgage Loan (or REO Trust Mortgage Loan) and allocable to the Excess Rate. Insofar as it accrues on an ARD Trust Mortgage Loan (or any REO Trust Mortgage Loan with respect thereto), Excess Interest is an asset of the Trust Fund, but shall not be an asset of either REMIC Pool.

            "Excess Interest Distribution Account": The account, accounts or, subject to Section 3.04(i), subaccount created and maintained by the Trustee, which, subject to Section 3.04(i), shall be entitled "Wells Fargo Bank, N.A. [or the name of any successor Trustee], as Trustee, in trust for Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3, Excess Interest Distribution Account," and which shall be an Eligible Account or, subject to Section 3.04(i), a subaccount of an Eligible Account. The Excess Interest Distribution Account shall not be an asset of either REMIC Pool.

            "Excess Liquidation Proceeds": The excess, if any, of (a) the Net Liquidation Proceeds from the sale or liquidation of a Specially Serviced Mortgage Loan or, insofar as they are allocable to the related REO Mortgage Loan, from the sale or liquidation of an REO Property, over (b) the sum of (i) interest on any related Advances, (ii) any related Servicing Advances, and (iii) the amount needed to pay off in full the subject Trust Mortgage Loan or related REO Trust Mortgage Loan (or if related to a Mortgage Loan Combination, the amount needed to pay off in full such Mortgage Loan Combination) or the related REO Mortgage Loan(s) and all amounts due with respect thereto.

            "Excess Liquidation Proceeds Account": The account, accounts or, subject to Section 3.04(i), sub-account created and maintained by the Trustee, which, subject to Section 3.04(i), shall be entitled "Wells Fargo Bank, N.A. [or the name of any successor Trustee], as Trustee, in trust for Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3, Excess Liquidation Proceeds Account," and which shall be an Eligible Account or, subject to Section 3.04(i), a subaccount of an Eligible Account. The Excess Liquidation Proceeds Account shall be an asset of REMIC I.

            "Excess Rate": With respect to each ARD Mortgage Loan (and each REO Trust Mortgage Loan that relates to an ARD Trust Mortgage Loan) after the related Anticipated Repayment Date, the excess of (i) the applicable Revised Rate over (ii) the applicable Mortgage Rate in effect immediately prior to the related Anticipated Repayment Date.

            "Excess Servicing Strip": With respect to any Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, the portion of the related Master Servicing Fee calculated at an annual rate equal to the excess, if any, of the related Master Servicing Fee Rate over .005% (one-half of one basis point) per annum, subject to reduction by the Trustee pursuant to Section 3.11(a).

            "Exchange Act": The Securities Exchange Act of 1934, as amended from time to time.

            "Exemption-Favored Party": Any of (i) Credit Suisse Securities (USA) LLC, (ii) any Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with Credit Suisse Securities
(USA) LLC, and (iii) any member of any underwriting syndicate or selling group of which any Person described in clauses (i) and (ii) is a manager or co-manager with respect to a Class of Certificates (other than the Class R, Class LR and Class V Certificates) that is investment grade rated by at least one Rating Agency.

            "Fair Value": As defined in Section 3.18(b).

            "FDIC": Federal Deposit Insurance Corporation or any successor.

            "FHLMC": Federal Home Loan Mortgage Corporation or any successor.

            "Fidelity Bond": As defined in Section 3.07(c).

            "Final Distribution Date": The final Distribution Date on which any distributions are to be made hereunder on the Certificates in connection with the termination of the Trust.

            "Final Recovery Determination": A determination by the Special Servicer with respect to any defaulted Mortgage Loan or REO Property that there has been a recovery of all Insurance and Condemnation Proceeds, Liquidation Proceeds and other payments or recoveries that, in the Special Servicer's reasonable judgment, exercised without regard to any obligation of the Special Servicer to make payments from its own funds pursuant to Section 3.07(b), will ultimately be recoverable.

            "FNMA": Federal National Mortgage Association or any successor thereto.

            "Form 8-K Disclosure Information": As defined in Section 11.09.

            "GAAP": Generally accepted accounting principles in the United
States.

            "Global Certificate": With respect to any Class of Non-Registered Certificates, any related Regulation S Global Certificate or Rule 144A Global Certificate.

            "Grantor Trust": A grantor trust as defined under subpart E of Part 1 of subchapter J of the Code.

            "Grantor Trust Pool": The Grantor Trust Pool designated as such in
Section 2.05.

            "Grantor Trust Provisions": Sections 671-679 of the Code and Treasury Regulations Section 301.7701-4(c).

            "Ground Lease": The ground lease pursuant to which any Borrower holds a leasehold interest in the related Mortgaged Property, together with any estoppels or other agreements executed and delivered by the ground lessor in favor of the lender under the related Mortgage Loan.

            "Group A Loan" shall mean any Mortgage Loan identified on the Trust Mortgage Loan Schedule as belonging to Servicing Group A, together with any other Mortgage Loan that is substituted in replacement thereof pursuant to or as contemplated by the related Mortgage Loan Purchase Agreement.

            "Group B Loan" shall mean any Mortgage Loan identified on the Trust Mortgage Loan Schedule as belonging to Servicing Group B, together with any other Mortgage Loan that is substituted in replacement thereof pursuant to or as contemplated by the related Mortgage Loan Purchase Agreement.

            "Hazardous Materials": Any dangerous, toxic or hazardous pollutants, chemicals, wastes or substances, including without limitation, those so identified pursuant to CERCLA or any other federal, state or local environmental related laws and regulations, and specifically including without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being "in inventory," "usable work in process" or similar classification which would, if classified as unusable, be included in the foregoing definition.

            "Independent": When used with respect to any specified Person, any such Person that (i) is in fact independent of the Depositor, each B Loan Holder, each Master Servicer, the Special Servicer, the Trustee and any and all Affiliates thereof, (ii) does not have any material direct financial interest in or any material indirect financial interest in any of the Depositor, any B Loan Holder, either Master Servicer, the Special Servicer or any Affiliate thereof and (iii) is not connected with the Depositor, any B Loan Holder, either Master Servicer, the Special Servicer or any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Depositor, any B Loan Holder, either Master Servicer, the Special Servicer, the Trustee or any Affiliate thereof merely because such Person is the beneficial owner of 1% or less of any class of debt or equity securities issued by the Depositor, such B Loan Holder, such Master Servicer, the Special Servicer, the Trustee or any Affiliate thereof, as the case may be, provided such ownership constitutes less than 1% of the total assets of such Person.

            "Independent Contractor": Either (i) any Person that would be an "independent contractor" with respect to the Trust Fund within the meaning of
Section 856(d)(3) of the Code if the Trust Fund were a real estate investment trust (except that the ownership test set forth in that Section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class of Certificates, or such other interest in any Class of Certificates as is set forth in an Opinion of Counsel, which shall be at no expense to the Trustee, either Master Servicer or the Trust, delivered to the Trustee and the applicable Master Servicer), so long as the Trust Fund does not receive or derive any income from such Person and provided that the relationship between such Person and the Trust Fund is at arm's length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5) (except that no Master Servicer or the Special Servicer shall be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) has been delivered to the Trustee to that effect), or (ii) any other Person (including each Master Servicer and the Special Servicer) upon receipt by the Trustee and the applicable Master Servicer of an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor), to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as "foreclosure property" within the meaning of
Section 860G(a)(8) of the Code or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property (provided that such income would otherwise so qualify).

            "Independent Director": A duly appointed member of the board of directors of the relevant entity who shall not have been, at the time of such appointment, at any time after appointment, or at any time in the preceding five
(5) years, (i) a direct or indirect legal or beneficial owner in such entity or any of its affiliates, (ii) a creditor, supplier, employee, officer, director, manager or contractor of such entity or any of its affiliates, (iii) a person who controls such entity or any of its affiliates, or (iv) a member of the immediate family of a person defined in (i), (ii) or (iii) above.

            "Initial Purchaser": Credit Suisse Securities (USA) LLC, as initial purchaser of the Non-Registered Certificates.

            "Initial Resolution Period": As defined in Section__2.03(b).

            "Institutional Accredited Investor": An "accredited investor" as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the Securities Act or any entity in which all of the equity owners come within such paragraphs.

            "Institutional Lender/Owner": One or more of the following: (i) a bank, savings and loan association, investment bank, insurance company, real estate investment trust, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, (ii) an investment company, money management firm or "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act, which is regularly engaged in the business of making or owning mezzanine loans of similar types to the mezzanine loan in the question, (iii) a trustee in connection with a securitization of the mezzanine loan, so long as such trustee or the servicer therefor is an entity that otherwise would be an Institutional Lender/Owner, (iv) an institution substantially similar to any of the foregoing, in each case of clauses (i), (ii), (iii) or (iv) of this definition, which (A) has total assets (in name or under management) in excess of $600,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder's equity of $200,000,000 and (B) is regularly engaged in the business of making or owning commercial loans or (v) an entity Controlled (as defined below) by the Underwriters or any of the entities described in clause (i) above. For purposes of this definition only, "Control" means the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise ("Controlled" has the meaning correlative thereto). The applicable Master Servicer or Special Servicer, as applicable, shall obtain from the proposed transferee, and shall be entitled to rely on, (i) an officer's certificate of a proposed transferee that such transferee satisfies the requirements of this definition and (ii) in the case of any proposed transferee that is an entity described in and meeting the criteria in clauses (i)-(iv) of the second preceding sentence, the most recent financial statements of such transferee.

            "Insurance and Condemnation Proceeds": All proceeds (net of expenses of collection, including attorney's fees and expenses) paid under any Insurance Policy or in connection with the full or partial condemnation (or threatened condemnation) of a Mortgaged Property, in either case, to the extent such proceeds are not applied to the restoration of the related Mortgaged Property or released to the related Borrower, in either case, in accordance with the Servicing Standard.

            "Insurance Policy": With respect to any Mortgage Loan or REO Property, any hazard insurance policy, flood insurance policy, title insurance policy, earthquake insurance policy, Environmental Insurance Policy, business interruption insurance policy or other insurance policy that is maintained from time to time in respect of such Mortgage Loan (or the related Mortgaged Property) or such REO Property, as the case may be.

            "Insured Environmental Event": As defined in Section 3.07(j).

            "Intercreditor Agreement": The CBA A/B Intercreditor Agreement (individually or collectively, as the case may be).

            "Interest Accrual Period": With respect to any Class of Regular Certificates, any Uncertificated REMIC I Interests and any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.

            "Interest Only Certificates": The Class A-X Certificates.

            "Interest Reserve Account": The account, accounts or, subject to
Section 3.04(i), sub-account created and maintained by the Trustee, pursuant to
Section 3.28, in trust for the Certificateholders, which, subject to Section 3.04(i), shall be entitled "Wells Fargo Bank, N.A. [or the name of any successor Trustee], as Trustee, in trust for Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3, Interest Reserve Account," and which shall be an Eligible Account or, subject to Section 3.04(i), a sub-account of an Eligible Account.

            "Interest Reserve Loan": Any Actual/360 Trust Mortgage Loan (or successor REO Trust Mortgage Loan with respect thereto).

            "Interest Shortfall Amount": As to any Distribution Date and any Class of Regular Certificates, the amount, if any, by which the amount distributed on such Class on such Distribution Date in respect of interest is less than the amount due in respect of interest to such Class.

            "Interested Person": The Depositor, either Master Servicer, the Special Servicer, any Independent Contractor engaged by the Special Servicer, any Holder of a Certificate or any Affiliate of any such Person.

            "Investment Account": As defined in Section 3.06(a).

            "IRS": The Internal Revenue Service or any successor.

            "Issue Price": With respect to each Class of Certificates, the "issue price" as defined in the REMIC Provisions.

            "KeyBank": As defined in the Preliminary Statement to this Agreement.

            "KeyBank Mortgage Loan Purchase Agreement": As defined in the Preliminary Statement to this Agreement.

            "KeyBank Trust Mortgage Loans": Any Trust Mortgage Loan that is either an Original KeyBank Trust Mortgage Loan or a Replacement Trust Mortgage Loan that was delivered under the KeyBank Mortgage Loan Purchase Agreement in substitution for an Original KeyBank Trust Mortgage Loan.

            "Late Collections": With respect to any Trust Mortgage Loan or any B Loan, all amounts (except Penalty Charges) received thereon during any Collection Period, whether as payments, Insurance and Condemnation Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal or interest due in respect of such Mortgage Loan (without regard to any acceleration of amounts due thereunder by reason of default) on a Due Date in a previous Collection Period and not previously received. With respect to any REO Mortgage Loan, all amounts (except Penalty Charges) received in connection with the related REO Property during any Collection Period, whether as Insurance and Condemnation Proceeds, Liquidation Proceeds, REO Revenues or otherwise, which represent late collections of principal or interest due or deemed due in respect of such REO Mortgage Loan or the predecessor Mortgage Loan (without regard to any acceleration of amounts due under the predecessor Mortgage Loan by reason of default) on a Due Date in a previous Collection Period and not previously received.

            "Letter of Credit": With respect to any Mortgage Loan, any third-party letter of credit delivered by or at the direction of the Borrower pursuant to the terms of such Mortgage Loan in lieu of the establishment of, or deposit otherwise required to be made into, a reserve fund.

            "Liquidation Event": With respect to any Mortgage Loan or REO Property, any of the following events: (i) payment in full of such Mortgage Loan; (ii) the making of a Final Recovery Determination with respect to such Mortgage Loan or REO Property; (iii) in the case of a Trust Mortgage Loan, the repurchase of such Trust Mortgage Loan by the related Mortgage Loan Seller pursuant to Section 7 of the related Mortgage Loan Purchase Agreement or by the Column Performance Guarantor pursuant to the Column Performance Guarantee; (iv) in the case of a Defaulted Trust Mortgage Loan, the purchase of such Defaulted Trust Mortgage Loan by the Series 2007-C3 Directing Certificateholder or the Special Servicer or any assignee or Affiliate of either of the foregoing pursuant to Section 3.18; (v) in the case of any Mortgage Loan Combination, the purchase of the related A Loan by the related B Loan Holder pursuant to the related Intercreditor Agreement; (vi) the purchase of such Mortgage Loan by a related Mezzanine Loan Holder; (vii) the sale or other liquidation of such REO Property hereunder; or (viii) in the case of a Trust Mortgage Loan, the purchase of such Trust Mortgage Loan or the related REO Property by the Holders of more than 50% of the Percentage Interests in the Controlling Class, the Special Servicer or the applicable Master Servicer pursuant to Section 9.01.

            "Liquidation Expenses": All customary, reasonable and necessary "out-of-pocket" costs and expenses due and owing (but not otherwise covered by Servicing Advances) in connection with the liquidation of any Specially Serviced Mortgage Loan or REO Property (including legal fees and expenses, committee or referee fees and, if applicable, brokerage commissions and conveyance taxes).

            "Liquidation Fee": A fee payable to the Special Servicer with respect to any Trust Mortgage Loan repurchased by the applicable Mortgage Loan Seller (or guarantor) after the Initial Resolution Period (and any permitted extension thereof) as described in Section 2.03 or any Specially Serviced Trust Mortgage Loan or REO Trust Mortgage Loan as to which the Special Servicer receives a full, partial or discounted payoff with respect thereto from the related Borrower or any Liquidation Proceeds with respect thereto, all as provided in Section 3.11(b).

            "Liquidation Fee Rate": 1.0%.

            "Liquidation Proceeds": Cash amounts (other than Insurance and Condemnation Proceeds and REO Revenues) received by the applicable Master Servicer or the Special Servicer, in connection with: (i) the liquidation of a Mortgaged Property or other collateral constituting security for a defaulted Mortgage Loan through trustee's sale, foreclosure sale, REO Disposition or otherwise, exclusive of any portion thereof required to be released to the related Borrower; (ii) the realization upon any deficiency judgment obtained against a Borrower; (iii) the purchase of a Defaulted Trust Mortgage Loan by the Series 2007-C3 Directing Certificateholder or the Special Servicer or any assignee or Affiliate of either of the foregoing pursuant to Section 3.18; (iv) the repurchase of a Trust Mortgage Loan by any Mortgage Loan Seller pursuant to
Section 7 of the related Mortgage Loan Purchase Agreement or, in the case of a Column Trust Mortgage Loan, by the Column Performance Guarantor pursuant to the Column Performance Guarantee; (v) the purchase of an A Loan by the related B Loan Holder pursuant to the related Intercreditor Agreement; (vi) the purchase of any Mortgage Loan by a related Mezzanine Loan Holder; or (vii) the purchase of all Trust Mortgage Loans and REO Properties by the Special Servicer, the Series 2007-C3 Directing Certificateholder or the applicable Master Servicer pursuant to Section 9.01.

            "Loan Agreement": With respect to any Mortgage Loan, the loan agreement, if any, between the related Mortgage Loan Originator and the Borrower, pursuant to which such Mortgage Loan was made.

            "Loan Group": Either of Loan Group No. 1 or Loan Group No. 2.

            "Loan Group No. 1": Collectively, all of the Trust Mortgage Loans that are identified on the Trust Mortgage Loan Schedule as belonging to Loan Group No. 1 and any successor REO Trust Mortgage Loans with respect thereto.

            "Loan Group No. 2": Collectively, all of the Trust Mortgage Loans that are identified on the Trust Mortgage Loan Schedule as belonging to Loan Group No. 2 and any successor REO Trust Mortgage Loans with respect thereto.

            "Loan-to-Value Ratio": With respect to any Trust Mortgage Loan, as of any date of determination, the fraction, expressed as a percentage, the numerator of which is the principal balance of such Trust Mortgage Loan (or, in the case of any A Loan, of the Mortgage Loan Combination) at the time of determination, and the denominator of which is the Appraised Value of the related Mortgaged Property.

            "Lock-Box Account": With respect to any Mortgaged Property, the account, if any, created pursuant to any documents relating to a Mortgage Loan to receive revenues therefrom. Any Lock-Box Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan and Section 3.06, which Person shall, if required under the Code, be taxed on all reinvestment income or gain thereon. The applicable Master Servicer shall be permitted to make withdrawals therefrom for deposit into the related Cash Collateral Accounts.

            "Lock-Box Agreement": With respect to any Mortgage Loan, the lock-box agreement, if any, between the applicable Mortgage Loan Originator or the applicable Mortgage Loan Seller and the related Borrower, pursuant to which the related Lock-Box Account may have been established.

            "MAI": Member of the Appraisal Institute.

            "Management Agreement": With respect to any Mortgage Loan, the Management Agreement, if any, by and between the Manager and the related Borrower, or any successor Management Agreement between such parties.

            "Manager": With respect to any Mortgage Loan, any property manager for the related Mortgaged Property or Mortgaged Properties.

            "Master Servicer": shall mean (i) with respect to the Group A Loans and any related REO Properties hereunder, Master Servicer No. 1 and (ii) with respect to the Group B Loans and any related REO Properties hereunder, Master Servicer No. 2.

            "Master Servicer Account": As defined in Section 3.06(a).

            "Master Servicer Employees": As defined in Section 3.07(c).

            "Master Servicer No. 1" shall mean KRECM, in its capacity as master servicer with respect to the Group A Loans and any related REO Properties hereunder, or any successor master servicer appointed as provided herein with respect to the Group A Loans and any related REO Properties.

            "Master Servicer No. 2" shall mean Wachovia, in its capacity as master servicer with respect to the Group B Loans and any related REO Properties hereunder, or any successor master servicer appointed as provided herein with respect to the Group B Loans and any related REO Properties.

            "Master Servicer Remittance Date": With respect to any month through and including the month in which the Final Distribution Date occurs, the Business Day preceding the first Distribution Date in such month.

            "Master Servicing Fee": With respect to each Trust Mortgage Loan and REO Trust Mortgage Loan, the fee payable to the applicable Master Servicer pursuant to the first paragraph of Section 3.11(a), which Master Servicing Fee shall include any Primary Servicing Fee.

            "Master Servicing Fee Rate": With respect to each Trust Mortgage Loan and REO Trust Mortgage Loan, the rate per annum specified as such on the Trust Mortgage Loan Schedule.

            "Material Breach": As defined in Section 2.03(b).

            "Material Document Defect": As defined in Section 2.03(b).

            "Maturity Date": With respect to any Mortgage Loan as of any date of determination, the date on which the last payment of principal is due and payable under the related Note, after taking into account all Principal Prepayments received prior to such date of determination, but without giving effect to (i) any acceleration of the principal of such Mortgage Loan by reason of default thereunder, (ii) any grace period permitted by the related Note or
(iii) any modification, waiver or amendment of such Mortgage Loan granted or agreed to by the applicable Master Servicer or the Special Servicer pursuant to
Section 3.20 occurring prior to such date of determination.

            "Mezzanine Loan": Any Trust Mortgage constituting "Mezzanine Debt" or a "Mezzanine Loan," as identified in Exhibit C-2 attached hereto.

            "Mezzanine Loan Collateral": With respect to any Mezzanine Loan, any stock, partnership interests, membership interests or other equity interest in the related Borrower that has been pledged pursuant to such Mezzanine Loan.

            "Mezzanine Loan Holder": With respect to any Mezzanine Loan, the holder or obligee thereof.

            "Monthly Interest Distribution Amount": As to any Distribution Date and any Class of Regular Certificates, an amount of interest equal the Accrued Certificate Interest Amount for such Class for such Distribution Date, reduced (to not less than zero) by that portion, if any, of the Uncovered Prepayment Interest Shortfall Amount, if any, for such Distribution Date that is allocable to such Class pursuant to Section 4.01(b).

            "Monthly Payment": With respect to any Mortgage Loan (other than any REO Mortgage Loan) and any Due Date, the scheduled monthly payment of principal, if any, and interest at the Mortgage Rate, excluding any Balloon Payment or Excess Interest, which is payable by the related Borrower on such Due Date under the related Note (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Borrower or by reason of a modification, waiver or amendment of such Mortgage Loan granted or agreed to by the applicable Master Servicer or the Special Servicer pursuant to Section 3.20), without regard to any acceleration of principal of such Mortgage Loan by reason of a default thereunder. With respect to an REO Mortgage Loan, the monthly payment, excluding any Balloon Payment or Excess Interest, that would otherwise have been payable on the related Due Date had the related Note not been discharged, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due.

            "Moody's": Moody's Investors Service, Inc. or its successor in interest. If neither such rating agency nor any successor remains in existence, "Moody's" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of Moody's Investors Service, Inc. herein referenced shall be deemed to refer to the equivalent ratings of the party so designated; provided, however, that if such designated party has not then assigned a rating to a depository institution, insurer or any other Person or item, then any failure to satisfy a requirement under this Agreement to meet or maintain such equivalent rating shall not be deemed an Event of Default or breach of the Servicing Standard solely as a result of such failure. References herein to "applicable rating category" (other than such references to "highest applicable rating category") shall, in the case of Moody's, be deemed to refer to such applicable rating category of Moody's, without regard to any plus or minus or other comparable rating qualification.

            "Mortgage": With respect to any Mortgage Loan, the mortgage, deed of trust, deed to secure debt or other instrument securing a Note and creating a lien on the related Mortgaged Property.

            "Mortgage File": With respect to any Trust Mortgage Loan, the following documents:

                  (i) the original Note (or a lost note affidavit with a
            customary indemnification provision), bearing, or accompanied by, all prior and intervening endorsements, assignments or allonges showing a complete chain of endorsement or assignment from the applicable Mortgage Loan Originator either in blank or to the applicable Mortgage Loan Seller, and further endorsed (at the direction of the Depositor given pursuant to the related Mortgage Loan Purchase Agreement) by the applicable Mortgage Loan Seller, on its face or by allonge attached thereto, without recourse, in blank or to the order of the Trustee in the following form: "Pay to the order of Wells Fargo Bank, N.A., as trustee for the registered Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3, without recourse, representation or warranty, express or implied";

                  (ii) a duplicate original Mortgage or a counterpart thereof, or if such Mortgage has been returned by the related recording office, (A) an original, (B) a certified copy or (C) a copy thereof from the applicable recording office, and originals or counterparts (or originals, certified copies or copies thereof from the applicable recording office) of any intervening assignments thereof from the related Mortgage Loan Originator to the applicable Mortgage Loan Seller, in each case in the form submitted for recording or, if recorded, with evidence of recording indicated thereon;

                  (iii) an original assignment of the Mortgage, in recordable form (except for any missing recording information and, if applicable, completion of the name of the assignee), from the applicable Mortgage Loan Seller (or the Mortgage Loan Originator), either in blank or to "Wells Fargo Bank, N.A., as trustee for the registered Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3";

                  (iv) an original, counterpart or copy of any related
            Assignment of Leases (if such item is a document separate from the Mortgage), and the originals, counterparts or copies of any intervening assignments thereof from the applicable Mortgage Loan Originator of the Trust Mortgage Loan to the applicable Mortgage Loan Seller, in each case in the form submitted for recording or, if recorded, with evidence of recording thereon;

                  (v) an original assignment of any related Assignment of Leases
            (if such item is a document separate from the Mortgage and to the extent not already assigned pursuant to clause (iii) above), in recordable form (except for any missing recording information and, if applicable, completion of the name of the assignee), from the Mortgage Loan Seller (or the Mortgage Loan Originator), either in blank or to "Wells Fargo Bank, N.A., as trustee for the registered Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3";

                  (vi) an original or copy of any related Security Agreement (if such item is a document separate from the Mortgage) and the originals or copies of any intervening assignments thereof from the applicable Mortgage Loan Originator of the Trust Mortgage Loan to the applicable Mortgage Loan Seller;

                  (vii) an original assignment of any related Security Agreement
            (if such item is a document separate from the Mortgage and to the extent not already assigned pursuant to clause (iii) above), from the Mortgage Loan Seller or the applicable Mortgage Loan Originator, either in blank or to "Wells Fargo Bank, N.A., as trustee for the registered Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3," which assignment may be included as part of an omnibus assignment covering other documents relating to the Trust Mortgage Loan; provided that such omnibus assignment is effective under applicable law;

                  (viii) originals or copies of all (A) assumption agreements,
            (B) modifications, (C) written assurance agreements and (D) substitution agreements, together with any evidence of recording thereon or in the form submitted for recording, when appropriate, in those instances where the terms or provisions of the Mortgage, Note or any related security document have been modified or the Trust Mortgage Loan has been assumed;

                  (ix) the original lender's title insurance policy or a copy thereof (together with all endorsements or riders that were issued with or subsequent to the issuance of such policy), or if the policy has not yet been issued, the original or a copy of a binding written commitment (which may be a pro forma or specimen title insurance policy which has been accepted or approved in writing by the related title insurance company, or escrow instructions binding on the title insurer irrevocably obligating the title insurer to issue such title insurance policy) or interim binder, relating to the Trust Mortgage Loan;

                  (x) the original or a counterpart of any guaranty of the
            obligations of the Borrower under the Trust Mortgage Loan;

                  (xi) certified or other copies of all UCC Financing Statements and continuation statements which show the filing or recording thereof (or copies thereof in the form submitted for filing or recording) (including the filing number or other similar filing information) or, alternatively, other evidence of filing or recording (including the filing number or other similar filing information) acceptable to the Trustee (including, without limitation, evidence of such filed or recorded UCC Financing Statement as shown on a written UCC search report from a reputable search firm, such as CSC/LexisNexis Document Solutions, Corporation Service Company, CT Corporation System and the like or printouts of on-line confirmations from such UCC filing or recording offices or authorized agents thereof) sufficient to perfect (and maintain the perfection of) the security interest held by the Mortgage Loan Originator (and each assignee of record prior to the Trustee) in and to the personalty of the Borrower at the Mortgaged Property that is described in the related Mortgage or a separate security agreement, and original UCC Financing Statement assignments in a form suitable for filing or recording, sufficient to assign such UCC Financing Statements to the Trustee;

                  (xii) the original or copy of the power of attorney (with
            evidence of recording thereon) granted by the Borrower if the Mortgage, Note or other document or instrument referred to above was not signed by the Borrower;

                  (xiii) with respect to any debt of a Borrower or mezzanine borrower permitted under the Trust Mortgage Loan, an original or copy of the subordination agreement, standstill agreement or other intercreditor, co-lender or similar agreement relating to such other debt, if any, including (if and as applicable) any Intercreditor Agreement, mezzanine loan documents or preferred equity documents, together with, if the Trust Mortgage Loan is an A Loan, a copy of the Note for each related B Loan;

                  (xiv) with respect to any Cash Collateral Accounts and
            Lock-Box Accounts, an original or copy of any related cash collateral control agreement or lock-box control agreement, as applicable, and a copy of the UCC Financing Statements, if any, submitted for filing with respect to the related Mortgage Loan Seller's security interest in the Cash Collateral Accounts and Lock-Box Accounts and all funds contained therein (together with UCC Financing Statement assignments in a form suitable for filing or recording, sufficient to transfer such to the Trustee on behalf of the Certificateholders);

                  (xv) an original or copy of any related Loan Agreement (if separate from the related Mortgage);

                  (xvi) the originals of Letters of Credit, if any, relating to the Trust Mortgage Loan, provided that in connection with the delivery of the Mortgage File to the Trust, such originals shall be delivered to the applicable Master Servicer and copies thereof shall be delivered to the Trustee;

                  (xvii) any environmental insurance policies and any
            environmental guaranty or indemnity agreements or copies thereof;

                  (xviii) the original or a copy of any Ground Lease, Ground
            Lease estoppels and any amendments thereto, if any;

                  (xix) the original or copy of any property management
            agreement;

                  (xx) copies of franchise agreements and franchisor comfort letters, if any, for hospitality properties and any applicable transfer or assignment documents;

                  (xxi) any additional documents required to be added to the
            Mortgage File pursuant to this Agreement; and

                  (xxii) the checklist of the related Mortgage Loan Documents, if any, that is included in the Mortgage File for the related Loan.

            Whenever the term "Mortgage File" is used to refer to documents actually received by the Trustee, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually so received. If any B Loan is being serviced and administered hereunder, the Mortgage File for the related Trust Mortgage Loan shall also constitute the Mortgage File for such B Loan.

            "Mortgage Interest Accrual Period": With respect to any Mortgage Loan, the period during which interest payable on any particular related Due Date accrues pursuant to the related Note.

            "Mortgage Loan": Any Trust Mortgage Loan or, to the extent being serviced hereunder, any B Loan.

            "Mortgage Loan Combination": Any A Loan together with the related B Loan.

            "Mortgage Loan Combination Custodial Account": With respect to any Mortgage Loan Combination, the segregated account or accounts (or, subject to Section 3.04(i), the sub-account) created and maintained by the applicable Master Servicer pursuant to Section 3.04(e) in the name of the Trustee on behalf of the Certificateholders and the related B Loan Holder, which, subject to
Section 3.04(i), shall be entitled substantially as follows: "KeyCorp Real Estate Capital Markets, Inc. or Wachovia Bank, National Association, as applicable [or the name of any successor Master Servicer], as Master Servicer, in trust for Wells Fargo Bank, N.A. [or the name of any successor Trustee], as Trustee, on behalf of Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3 and [name of the related B Loan Holder], as their interests may appear." Each Mortgage Loan Combination Custodial Account shall be an Eligible Account (or, subject to
Section 3.04(i), a sub-account of an Eligible Account) and, only to the extent of amounts therein relating to the subject A Loan, shall be part of REMIC I.

            "Mortgage Loan Documents": With respect to each Mortgage Loan, to the extent applicable, the Loan Agreement, the Mortgage, the Note, the Assignment of Leases (if separate from the Mortgage), the Security Agreement, any cash management agreement, any Ground Lease, any Letters of Credit, escrow or reserve account information relating to the Additional Collateral Trust Mortgage Loans, any UCC Financing Statements, the title insurance policy (or escrow instructions binding on the title insurer irrevocably obligating the title insurer to issue such title insurance policy), all surveys, all insurance policies, any environmental liability agreements, any escrow agreements for improvements or lease-up, any guaranties related to such Mortgage Loan, any prior assignments of Mortgage in the event that the related Mortgage Loan Seller is not the originator of record, any collateral assignments of property management agreements and other servicing agreements required by the applicable commitment and other loan documents, any preferred equity and mezzanine loan documents and all modification, consolidation and extension agreements, if any.

            "Mortgage Loan Originator": Any institution that originated a Mortgage Loan.

            "Mortgage Loan Purchase Agreement": Either of the Column Mortgage Loan Purchase Agreement or the KeyBank Mortgage Loan Purchase Agreement.

            "Mortgage Loan Sellers": Collectively, Column and KeyBank.

            "Mortgage Pool": All of the Trust Mortgage Loans and any successor REO Trust Mortgage Loans, collectively, as of any particular date of determination. The Mortgage Pool shall not include any B Loans.

            "Mortgage Rate": With respect to: (i) any Mortgage Loan on or prior to its Maturity Date, the annual rate at which interest is scheduled (in the absence of a default and without giving effect to any Revised Rate) to accrue on such Mortgage Loan from time to time in accordance with the related Note and applicable law; calculated based on (a) the annual rate at which interest is scheduled (in the absence of a default and without giving effect to any Revised
Rate) to accrue on such Mortgage Loan from time to time in accordance with the related Note and applicable law, and (b) the assumption of a year consisting of twelve 30-day months; (ii) any Mortgage Loan after its Maturity Date, the annualized rate described in clause (i) above determined without regard to the passage of such Maturity Date; and (iii) any REO Mortgage Loan, the annualized rate described in clause (i) or (ii), as applicable, above, determined as if the predecessor Mortgage Loan had remained outstanding.

            "Mortgaged Property": The underlying real property (including any REO Property) that secures a Mortgage Loan, in each case consisting of a parcel or parcels of land improved by a commercial and/or multifamily building or facility, together with any personal property (to the extent the same are owned by the Borrower and necessary in connection with the operation of the related property), fixtures, leases and other property or rights pertaining thereto.

            "Mortgagee": The holder of legal title to any Mortgage Loan, together with any third parties through which such holder takes actions with respect to such Mortgage Loan.

            "Net Investment Earnings": (i) With respect to any of the Collection Account, any Mortgage Loan Combination Custodial Account, any Lock-Box Account, any Cash Collateral Account, any Servicing Account or the REO Account, for any Collection Period, and (ii) with respect to any of the Distribution Account, the Excess Liquidation Proceeds Account, the Excess Interest Distribution Account and the Interest Reserve Account, for any one-month period ending on a Distribution Date, the amount, if any, by which the aggregate of all interest and other income realized during such period on funds relating to the Trust Fund held in such account (and which is not required to be paid to the related Borrower) exceeds the aggregate of all losses, if any, incurred during such period in connection with the investment of such funds in such account in accordance with Section 3.06.

            "Net Investment Loss": (i) With respect to any of the Collection Account, any Mortgage Loan Combination Custodial Account, any Lock-Box Account, any Cash Collateral Account, any Servicing Account or the REO Account, for any Collection Period and (ii) with respect to any of the Distribution Account, the Excess Liquidation Proceeds Account, the Excess Interest Distribution Account and the Interest Reserve Account, for any one-month period ending on a Distribution Date, the amount, if any, by which the aggregate of all losses, if any, incurred during such period in connection with the investment of funds relating to the Trust Fund held in such account (and which investment is not directed by the related Borrower) in accordance with Section 3.06 exceeds the aggregate of all interest and other income realized during such period on such funds in such account.

            "Net Liquidation Proceeds": The excess, if any, of (a) all Liquidation Proceeds actually received by the Trust with respect to any Specially Serviced Trust Mortgage Loan or REO Property, over (b) the amount of all Liquidation Expenses incurred with respect thereto.

            "Net Mortgage Pass-Through Rate":

            (A) With respect to any Trust Mortgage Loan (or any successor REO Trust Mortgage Loan with respect thereto) that accrues interest on a 30/360 Basis, for any Distribution Date, an annual rate equal to the Original Net Mortgage Rate for such Trust Mortgage Loan; and

            (B) With respect to any Trust Mortgage Loan (or any successor REO Trust Mortgage Loan with respect thereto) that accrues interest on an Actual/360 Basis, for any Distribution Date, an annual rate generally equal to twelve times a fraction, expressed as a percentage:

            (1) the numerator of which fraction is, subject to adjustment as described below in this definition, an amount of interest equal to the product of (a) the number of days in the related Interest Accrual Period (disregarding the last sentence of the definition of Interest Accrual Period), multiplied by (b) the Stated Principal Balance of such Trust Mortgage Loan (or such REO Trust Mortgage Loan) immediately preceding such Distribution Date, multiplied by (c) 1/360, multiplied by (d) the Original Net Mortgage Rate for such Trust Mortgage Loan; and

            (2) the denominator of which is the Stated Principal Balance of such Trust Mortgage Loan (or such REO Mortgage Loan) immediately preceding that Distribution Date.

            Notwithstanding the foregoing, if the subject Distribution Date occurs during January, except during a leap year, or February of any year subsequent to 2007 (unless the Final Distribution Date occurs in such month), then the amount of interest referred to in the fractional numerator described in clause (B)(1) above will be decreased to reflect any Withheld Amounts with respect to the subject Trust Mortgage Loan (or REO Trust Mortgage Loan) transferred from the Distribution Account to the Interest Reserve Account in such calendar month. Furthermore, if the subject Distribution Date occurs during March of any year subsequent to 2007 (or February, if the final Distribution Date occurs in such month), then the amount of interest referred to in the fractional numerator described in clause (B)(1) above will be increased to reflect any Withheld Amounts with respect to the subject Trust Mortgage Loan (or REO Trust Mortgage Loan) transferred from the Interest Reserve Account to the Distribution Account for distribution on such Distribution Date.

            "Net Mortgage Rate": With respect to any Trust Mortgage Loan or REO Trust Mortgage Loan as of any date of determination, a per annum rate equal to the related Mortgage Rate minus the related Administrative Fee Rate.

            "Net Operating Income": With respect to any Mortgaged Property, for any twelve-month period, the total operating revenues derived from such Mortgaged Property during such period, minus the total operating expenses incurred in respect of such Mortgaged Property during such period, other than
(i) non-cash items such as depreciation, (ii) amortization, (iii) actual capital expenditures and (iv) debt service on the related Mortgage Loan.

            "New Lease": Any lease of REO Property entered into at the direction of the Special Servicer on behalf of the Trust, including any lease renewed, modified or extended on behalf of the Trust, if the Trust Fund has the right to renegotiate the terms of such lease.

            "Nonrecoverable Advance": Any Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance or any portion thereof.

            "Nonrecoverable P&I Advance": The portion of any P&I Advance (including interest accrued thereon at the Reimbursement Rate) previously made or proposed to be made in respect of a Trust Mortgage Loan or an REO Trust Mortgage Loan (including any P&I Advance that constitutes a Workout-Delayed Reimbursement Amount) which, in the judgment (in accordance with the Servicing Standard in the case of judgment by a Master Servicer or the Special Servicer) of the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, will not be ultimately recoverable, together with any accrued and unpaid interest thereon, from Late Collections or any other recovery on or in respect of such Trust Mortgage Loan or REO Trust Mortgage Loan. The determination by the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, that it has made (or, in the case of a determination made by the Special Servicer, that the applicable Master Servicer or Trustee has made) a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance, shall be evidenced by an Officer's Certificate delivered (i) to the Trustee and the Special Servicer, in the case of a Master Servicer, (ii) to the applicable Master Servicer and the Trustee in the case of the Special Servicer, (iii) to the Depositor, the applicable Master Servicer and the Special Servicer, in the case of the Trustee, and (iv) in each case, to the Series 2007-C3 Directing Certificateholder, each B Loan Holder or its designee (if any Mortgage Loan Combination or any related REO Trust Mortgage Loan is involved) (or, in the case of a B Loan that is part of a rated commercial mortgage securitization, to the related master servicer) and to any Requesting Subordinate Certificateholder (at the expense of such Requesting Subordinate Certificateholder) setting forth such determination of nonrecoverability and the considerations of the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination (which shall include but shall not be limited to information, to the extent available, such as related income and expense statements, rent rolls, occupancy status, property inspections, and shall include an Appraisal (provided that if an Appraisal has been obtained within the past 12 months, no new Appraisal is required) of the related Mortgaged Property, the cost of which Appraisal shall, subject to Section 3.03(c), be paid from the Collection Account by the applicable Master Servicer). In making such recoverability determination, the applicable Master Servicer, Special Servicer or Trustee, as applicable, will be entitled (i) to consider (among other things) the obligations of only the Borrower under the terms of the related Mortgage Loan as it may have been modified, (ii) to consider (among other things) the related Mortgaged Properties in their "as is" or then current conditions and occupancies, as modified by such party's assumptions (consistent with the Servicing Standards in the case of a Master Servicer and the Special Servicer) regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, and (iii) to estimate and consider (among other things) future expenses and (consistent with the Servicing Standards in the case of a Master Servicer and the Special Servicer) the timing of recoveries. In addition, in considering whether a P&I Advance is nonrecoverable, the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to give due regard to the existence of any outstanding Nonrecoverable Advance or Workout-Delayed Reimbursement Amount with respect to any other Trust Mortgage Loans or REO Trust Mortgage Loans the reimbursement of which, at the time of such consideration, is being deferred or delayed by the applicable Master Servicer or the Trustee because there is insufficient principal available for such reimbursement, in light of the fact that proceeds of the Trust Mortgage Loan or REO Trust Mortgage Loan as to which a nonrecoverability determination is being made are a source of reimbursement not only for the P&I Advance under consideration, but also as a potential source of the reimbursement of the outstanding Nonrecoverable Advance or Workout-Delayed Reimbursement Amount being delayed or deferred. The Officer's Certificate referred to in the second preceding sentence shall be accompanied by the Appraisal and all other supporting documentation relevant to the subject parties' nonrecoverability determination. The Trustee shall be entitled to conclusively rely on the applicable Master Servicer's determination that a P&I Advance is nonrecoverable. The applicable Master Servicer and the Trustee shall conclusively rely on and be bound by the Special Servicer's determination that a P&I Advance is nonrecoverable, provided, however, that in the absence of such determination by the Special Servicer, the applicable Master Servicer and the Trustee will be entitled to make their own determination that a P&I Advance is nonrecoverable, and in no event shall a determination by the Special Servicer that a previously made or proposed P&I Advance would be recoverable be binding on the applicable Master Servicer or Trustee.

            "Nonrecoverable Servicing Advance": The portion of any Servicing Advance (including interest accrued thereon at the Reimbursement Rate) previously made or proposed to be made in respect of a Mortgage Loan or REO Property (including any Servicing Advance that constitutes a Workout-Delayed Reimbursement Amount) which, in the judgment (in accordance with the Servicing Standard in the case of judgment by a Master Servicer or the Special Servicer) of the applicable Master Servicer, the Special Servicer or the Trustee, as the case may be, will not be ultimately recoverable, together with any accrued and unpaid interest thereon, from Late Collections or any other recovery on or in respect of such Mortgage Loan or REO Property. The determination by the applicable Master Servicer, the Special Servicer or the Trustee, as the case may be, that it has made (or, in the case of a determination made by the Special Servicer, that the applicable Master Servicer, the Special Servicer or the Trustee has made) a Nonrecoverable Servicing Advance or that any proposed Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, shall be evidenced by an Officer's Certificate delivered (i) to the Trustee and the Special Servicer, in the case of a Master Servicer, (ii) to the applicable Master Servicer and the Trustee in the case of the Special Servicer, (iii) to the Depositor, the Special Servicer and the applicable Master Servicer, in the case of the Trustee, and (iv) and in each case, to the Series 2007-C3 Directing Certificateholder, to each B Loan Holder or its designee (if any Mortgage Loan Combination or any related REO Property is involved) (or, in the case of a B Loan that is part of a rated commercial mortgage securitization, to the related master servicer) and to any Requesting Subordinate Certificateholder (at the expense of such Requesting Subordinate Certificateholder). The Officer's Certificate shall set forth such determination of nonrecoverability and the considerations of the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination (which shall include but shall not be limited to information, to the extent available, such as related income and expense statements, rent rolls, occupancy status and property inspections, and shall include an Appraisal (provided that if an Appraisal has been obtained within the past 12 months, no new Appraisal is required) of the related Mortgaged Property, the cost of which Appraisal shall, subject to Section 3.03(c), be paid from the Collection Account by the applicable Master Servicer). In making such recoverability determination, the applicable Master Servicer, the Special Servicer or Trustee, as applicable, will be entitled (i) to consider (among other things) the obligations of only the Borrower under the terms of the related Mortgage Loan as it may have been modified, (ii) to consider (among other things) the related Mortgaged Properties in their "as is" or then current conditions and occupancies, as modified by such party's assumptions (consistent with the Servicing Standards in the case of a Master Servicer and the Special Servicer) regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, and (iii) to estimate and consider (among other things) future expenses and (consistent with the Servicing Standards in the case of a Master Servicer and the Special Servicer) the timing of recoveries. In addition, in considering whether a Servicing Advance is nonrecoverable, the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to give due regard to the existence of any outstanding Nonrecoverable Advance or Workout-Delayed Reimbursement Amount with respect to any other Trust Mortgage Loans or REO Trust Mortgage Loans the reimbursement of which, at the time of such consideration, is being deferred or delayed by the applicable Master Servicer or the Trustee because there is insufficient principal available for such reimbursement, in light of the fact that proceeds of the Trust Mortgage Loan or REO Trust Mortgage Loan as to which a nonrecoverability determination is being made are a source of reimbursement not only for the Servicing Advance under consideration, but also as a potential source of the reimbursement of the outstanding Nonrecoverable Advance or Workout-Delayed Reimbursement Amount being delayed or deferred. The Officer's Certificate referred to in the second preceding sentence shall be accompanied by the Appraisal and all other supporting documentation relevant to the subject parties' nonrecoverability determination. The Trustee will be entitled to conclusively rely on the applicable Master Servicer's determination that a Servicing Advance is nonrecoverable. The applicable Master Servicer and the Trustee shall conclusively rely on and be bound by the Special Servicer's determination that a Servicing Advance is a Nonrecoverable Servicing Advance, provided, however, that in the absence of such determination by the Special Servicer, the applicable Master Servicer and the Trustee will be entitled to make their own determination that a Servicing Advance is a Nonrecoverable Servicing Advance, and in no event shall a determination by the Special Servicer that a previously made or proposed Servicing Advance would be recoverable be binding on the applicable Master Servicer or Trustee.

            "Non-Registered Certificate": Any Certificate that has not been subject to registration under the Securities Act. As of the Closing Date, the Class A-X, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class T, Class R, Class LR and Class V Certificates will constitute Non-Registered Certificates.

            "Non-United States Tax Person": Any Person other than a United States Tax Person.

            "Note": The original executed note (or, if applicable, multiple notes collectively) evidencing the indebtedness of a Borrower under a Mortgage Loan, together with any rider, addendum or amendment thereto.

            "Notional Balance": For any date of determination, the Class A-X Notional Amount.

            "Officer's Certificate": A certificate signed by a Servicing Officer of a Master Servicer or the Special Servicer, or a Responsible Officer of the Trustee, as the case may be.

            "Opinion of Counsel": A written opinion of counsel, who may be salaried counsel for the Depositor, a Master Servicer or the Special Servicer, acceptable in form and delivered to the Trustee, except that any opinion of counsel relating to (a) the qualification of either REMIC Pool as a REMIC or the Grantor Trust Pool as a Grantor Trust, (b) compliance with the REMIC Provisions or Grantor Trust Provisions or (c) the resignation of the Depositor, a Master Servicer or the Special Servicer pursuant to Section 6.04 must be an opinion of counsel that is Independent of the Depositor, such Master Servicer or the Special Servicer, as applicable.

            "Optimal Interest Distribution Amount": As to any Distribution Date and any Class of Regular Certificates, the sum of the Monthly Interest Distribution Amount and the Unpaid Interest Shortfall Amount for such Class for such Distribution Date. As to any Distribution Date and any Uncertificated REMIC I Interest, the sum of the Monthly Interest Distribution Amount and the Unpaid Interest Shortfall Amount for such Uncertificated REMIC I Interest for such Distribution Date.

            "Original Certificate Balance": With respect to any Class of Regular Certificates (other than the Class A-X Certificates), the initial aggregate principal amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement hereto.

            "Original Column Trust Mortgage Loans": As defined in the Preliminary Statement hereto.

            "Original KeyBank Trust Mortgage Loans": As defined in the Preliminary Statement hereto.

            "Original Net Mortgage Rate": With respect to any Trust Mortgage Loan, the Net Mortgage Rate in effect for such Trust Mortgage Loan as of the Closing Date (or, in the case of any Trust Mortgage Loan substituted in replacement of another Trust Mortgage Loan pursuant to or as contemplated by the related Mortgage Loan Purchase Agreement, as of the date of substitution).

            "Original REMIC I Principal Amount": With respect to any Class of Uncertificated REMIC I Interests, the principal amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement hereto.

            "Original Trust Mortgage Loans": As defined in the Preliminary Statement to this Agreement.

            "OTS": The Office of Thrift Supervision or any successor thereto.

            "Ownership Interest": In the case of any Certificate, any ownership or security interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

            "P&I Advance": As to any Trust Mortgage Loan or REO Trust Mortgage Loan, any advance made by a Master Servicer or the Trustee, as applicable, pursuant to Section 4.03 or Section 7.05.

            "Pass-Through Rate": With respect to each Class of Certificates, the respective per annum rate listed below:

Class A-1 ............... Class A-1 Pass-Through Rate
Class A-2 ............... Class A-2 Pass-Through Rate
Class A-3 ............... Class A-3 Pass-Through Rate
Class A-AB .............. Class A-AB Pass-Through Rate
Class A-4 ............... Class A-4 Pass-Through Rate
Class A-1-A1............. Class A-1-A1 Pass-Through Rate
Class A-1-A2............. Class A-1-A2 Pass-Through Rate
Class A-X ............... Class A-X Pass-Through Rate
Class A-M ............... Class A-M Pass-Through Rate
Class A-J ............... Class A-J Pass-Through Rate
Class B ................. Class B Pass-Through Rate
Class C ................. Class C Pass-Through Rate
Class D ................. Class D Pass-Through Rate
Class E ................. Class E Pass-Through Rate
Class F ................. Class F Pass-Through Rate
Class G ................. Class G Pass-Through Rate
Class H ................. Class H Pass-Through Rate
Class J ................. Class J Pass-Through Rate
Class K ................. Class K Pass-Through Rate
Class L ................. Class L Pass-Through Rate
Class M ................. Class M Pass-Through Rate
Class N ................. Class N Pass-Through Rate
Class O ................. Class O Pass-Through Rate
Class P ................. Class P Pass-Through Rate
Class Q ................. Class Q Pass-Through Rate
Class S ................. Class R Pass-Through Rate
Class T ................. Class S Pass-Through Rate

            "Paying Agent": Any paying agent appointed by the Trustee pursuant to Section 5.07.

            "Penalty Charges": The Default Interest and/or late payment charges that are paid or payable, as the context may require, in respect of any Mortgage Loan or REO Mortgage Loan.

            "Percentage Interest": As to any Certificate, the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Regular Certificate, the percentage interest equal to the denomination of such Certificate, as set forth on the face thereof, divided by the initial Certificate Balance (or, in the case of the Class A-X Certificates, the Notional Balance) of such Class of Certificates as of the Closing Date. With respect to the Class V or Residual Certificates, the percentage interest as set forth on the face thereof.

            "Performance Certification": As defined in Section 11.08.

            "Performing Mortgage Loan": Any Performing Trust Mortgage Loan or any B Loan as to which the related Trust Mortgage Loan is a Performing Trust Mortgage Loan.

            "Performing Party": As defined in Section 11.14.

            "Performing Trust Mortgage Loan": As of any date of determination, any Trust Mortgage Loan as to which no Servicing Transfer Event then exists as described in the definition of "Servicing Transfer Event."

            "Permitted Investments": Any one or more of the following obligations or securities, regardless whether issued by the Depositor, a Master Servicer, the Special Servicer, the Trustee or any of their respective Affiliates and having the required ratings, if any, provided for in this definition:

                  (i) direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, FNMA, FHLMC or any agency or instrumentality of the United States of America; provided that such obligations have a remaining term to maturity of one year or less from the date of acquisition and which are backed by the full faith and credit of the United States of America; provided, further, that any obligation of, or guarantee by, FNMA or FHLMC, other than an unsecured senior debt obligation of FNMA or FHLMC, shall be a Permitted Investment only if such investment would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Rating Agency to any Certificate as confirmed in writing;

                  (ii) time deposits, unsecured certificates of deposit or
            bankers' acceptances that mature in one year or less after the date of issuance and are issued or held by any depository institution or trust company incorporated or organized under the laws of the United States of America or any State thereof and subject to supervision and examination by federal or state banking authorities, so long as the commercial paper or other short-term debt obligations of such depository institution or trust company are rated in the highest short-term debt rating category of each Rating Agency or such other ratings as will not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Rating Agency to any Certificate, as confirmed in writing by such Rating Agency;

                  (iii) repurchase agreements or obligations with respect to any security described in clause (i) above where such security has a remaining maturity of one year or less and where such repurchase obligation has been entered into with a depository institution or trust company (acting as principal) described in clause (ii) above;

                  (iv) debt obligations maturing in one year or less from the date of acquisition bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof, which securities have (A) ratings in the highest long-term unsecured debt rating category of each Rating Agency or (B) such other ratings (as confirmed by the applicable Rating Agency in writing) as will not result in a downgrade, qualification or withdrawal of the then-current rating of the Certificates that are currently being rated by such Rating Agency; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investment therein will cause the then outstanding principal amount of securities issued by such corporation and held in the accounts established hereunder to exceed 10% of the sum of the aggregate principal balance and the aggregate principal amount of all Permitted Investments in such accounts;

                  (v) commercial paper (including both non-interest-bearing
            discount obligations and interest-bearing obligations) payable on demand or on a specified date maturing in one year or less after the date of issuance thereof and which is rated in the highest short-term unsecured debt rating category of each Rating Agency;

                  (vi) units of investment funds that maintain a constant net asset value and money market funds having the highest rating from each Rating Agency for money market funds; and

                  (vii) any other demand, money market or time deposit,
            obligation, security or investment, with respect to which each Rating Agency shall have confirmed in writing that such investment will not result in a downgrade, qualification or withdrawal of the then-current rating of the Certificates that are currently being rated by such Rating Agency;

provided that such instrument or security qualifies as a "cashflow investment" pursuant to Section 860G(a)(6) of the Code; and provided further (a) it shall have a predetermined fixed dollar of principal due at maturity that cannot vary or change and (b) any such investment that provides for a variable rate of interest must have an interest rate that is tied to a single interest rate index plus a fixed spread, if any, and move proportionately with such index.

            "Permitted Mezzanine Loan Holder": With respect to any Mezzanine Loan, the related Mortgage Loan Seller, any Institutional Lender/Owner or any other Mezzanine Loan Holder with respect to which each Rating Agency has confirmed in writing to the applicable Master Servicer, the Special Servicer and the Trustee that the holding of such Mezzanine Loan by such Person would not cause a qualification, downgrade or withdrawal of any of such Rating Agency's then-current ratings on the Certificates.

            "Permitted Transferee": Any Transferee of a Class R or Class LR Certificate other than a Disqualified Organization, a Non-United States Tax Person or a foreign permanent establishment or fixed base (each within the meaning of the applicable income tax treaty) of a United States Tax Person; provided, however, that if a Transferee is classified as a partnership under the Code, such Transferee shall only be a Permitted Transferee if all of its direct or indirect (except through a U.S. corporation) beneficial owners are (and must be under the applicable partnership agreement) United States Tax Persons and the governing documents of the Transferee prohibit a transfer of any interest in the Transferee to any Non-United States Tax Person.

            "Person": Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            "Plan": Any of those retirement plans and other employee benefit plans, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that are subject to Title I of ERISA, Section 4975 of the Code or Similar Law.

            "Plurality Residual Certificateholder": As to any taxable year of
(i) REMIC I or (ii) REMIC II, the Holder of Certificates evidencing the largest Percentage Interest in the (i) Class LR Certificates or (ii) Class R Certificates, respectively.

            "Prepayment Assumption": With respect to all Trust Mortgage Loans other than the ARD Trust Mortgage Loans, the assumption that all payments required to be made on such Trust Mortgage Loans according to their contractual terms (including repayment in full on their respective maturity dates) are so made. With respect to all ARD Trust Mortgage Loans, the assumption that the ARD Trust Mortgage Loans will be fully prepaid on their related Anticipated Repayment Dates.

            "Prepayment Interest Excess": With respect to any Distribution Date, for each Trust Mortgage Loan that was subject to a voluntary Principal Prepayment in full or in part, or as to which Insurance and Condemnation Proceeds were received by the applicable Master Servicer or the Special Servicer for application to such Trust Mortgage Loan, in each case after the Due Date in the month of such Distribution Date and on or prior to the related Determination Date, the amount of interest accrued at the related Net Mortgage Rate for such Trust Mortgage Loan, on the amount of such Principal Prepayment or, insofar as they represent an early collection of principal, such Insurance and Condemnation Proceeds (net of any portion of such interest that represents Penalty Charges or Excess Interest) after the end of the Mortgage Interest Accrual Period relating to such Due Date and accruing in the manner set forth in the Mortgage Loan Documents relating to such Trust Mortgage Loan, to the extent such interest is collected by or remitted to the applicable Master Servicer or the Special Servicer.

            "Prepayment Interest Shortfall": With respect to any Distribution Date, for each Trust Mortgage Loan that was subject to a voluntary Principal Prepayment in full or in part, or as to which Insurance and Condemnation Proceeds were received by the applicable Master Servicer or the Special Servicer for application to such Trust Mortgage Loan, in each case after the Determination Date in the calendar month preceding such Distribution Date but prior to the Due Date in the related Collection Period to the extent not collected from the borrower, the amount of uncollected interest that would have accrued at the Net Mortgage Rate for such Trust Mortgage Loan, plus the Trustee Fee Rate, on the amount of such Principal Prepayment or, insofar as they represent an early collection of principal, such Insurance and Condemnation Proceeds (net of any portion of such interest that represents Penalty Charges or Excess Interest) during the period commencing on the date as of which such Principal Prepayment or Insurance and Condemnation Proceeds were applied to the unpaid principal balance of the Trust Mortgage Loan and ending on (and including) the day immediately preceding such Due Date.

            "Primary Servicer": Any initial master servicer or any other subservicer specifically identified as a "Primary Servicer" on Exhibit N hereto or in a Sub-Servicing Agreement between a Master Servicer and such subservicer, in its capacity as a primary servicer, or any successors thereto. Notwithstanding any other provision herein to the contrary, each Master Servicer shall be a "Primary Servicer" hereunder, and no Sub-Servicing Agreement shall be required with respect to any such Primary Servicer.

            "Primary Servicing Agreement": Each of the Sub-Servicing Agreements dated as of June 1, 2007, by and between a Master Servicer and a Primary Servicer.

            "Primary Servicing Fee": Any primary servicing fee payable to the Primary Servicer pursuant to the Primary Servicing Agreement.

            "Primary Servicing Fee Rate": The rate at which any primary servicing fee is payable to a Primary Servicer pursuant to a Primary Servicing Agreement.

            "Prime Rate": The "prime rate" published in the "Money Rates" section of The Wall Street Journal, as such "prime rate" may change from time to time. If The Wall Street Journal ceases to publish the "prime rate," then the Trustee, in its sole discretion, shall select an equivalent publication that publishes such "prime rate"; and if such "prime rate" is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then the Trustee shall select a comparable interest rate index. In either case, such selection shall be made by the Trustee in its sole discretion and the Trustee shall notify the Master Servicers and the Special Servicer in writing of its selection.

            "Principal Balance Certificate": Any of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1-A1, Class A-1-A2, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S and Class T Certificates.

            "Principal Prepayment": Any payment of principal made by the Borrower on a Mortgage Loan that is received in advance of its scheduled Due Date and that is not accompanied by an amount of interest (without regard to any Yield Maintenance Charge and/or Excess Interest that may have been collected) representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment; provided that "Principal Prepayment" shall not include any such payment of principal made out of Insurance and Condemnation Proceeds or Liquidation Proceeds.

            "Privileged Person": Any of the following: a party to this Agreement, an Underwriter, a Mortgage Loan Seller, the Series 2007-C3 Directing Certificateholder, each B Loan Holder, a Rating Agency, a designee of the Depositor, a Certificateholder, a Certificate Owner or, a prospective purchaser (or licensed or registered investment advisor acting on their behalf) of a Certificate or any interest therein upon receipt from the Series 2007-C3 Directing Certificateholder, any B Loan Holder, any designee of the Depositor, any Certificateholder or such Certificate Owner or prospective purchaser of an investor certification (which may be in electronic form), the form of which is attached hereto as Exhibit S-1 or Exhibit S-2, as applicable, or any other Person designated by the Depositor. The Trustee shall (and the Master Servicers may) provide all Privileged Persons with access to certain restricted information on its Website (in the case of the Series 2007-C3 Directing Certificateholder, any B Loan Holder, any designee of the Depositor, any Certificateholder, any Certificate Owner or prospective purchaser, upon receipt of such investor certification) through the use of a restricted mechanism on its Website.

            "Prohibited Party": Any party that (i) is listed on the Depositor's Do Not Hire List or (ii) is a proposed Servicing Function Participant for which the Master Servicer, the Special Servicer or the Trustee that seeks to retain such Servicing Function Participant has actual knowledge that such party at any point prior to such hiring, assignment or transfer failed to comply in all material respects with the Servicing Function Participant's obligations under Regulation AB with respect to any other securitization.

            "Proposed Plan": As defined in Section 3.17(a).

            "Prospectus": Collectively, the Base Prospectus and the Prospectus Supplement, together.

            "Prospectus Supplement": That certain prospectus supplement dated June 19, 2007, relating to the Registered Certificates, that is a supplement to the Base Prospectus.

            "PTE": A prohibited transaction exemption, as issued by the United States Department of Labor.

            "Purchase Price": With respect to any Trust Mortgage Loan to be purchased by (a) a Mortgage Loan Seller pursuant to Section 7 of the related Mortgage Loan Purchase Agreement or, in the case of a Column Trust Mortgage Loan, by the Column Performance Guarantor, (b) the Series 2007-C3 Directing Certificateholder pursuant to Section 3.18(b), the Special Servicer pursuant to or as contemplated by Section 3.18(c), or an assignee or Affiliate of either thereof, in any case, pending determination of Fair Value, (c) the related B Loan Holder with respect to any Mortgage Loan Combination pursuant to the related intercreditor agreement, or (d) by the Special Servicer, the Series 2007-C3 Directing Certificateholder or the applicable Master Servicer pursuant to Section 9.01, a price equal to the sum of the following:

                  (i) the outstanding principal balance of such Trust Mortgage
            Loan as of the date of purchase;

                  (ii) all accrued and unpaid interest on such Trust Mortgage
            Loan (exclusive of Default Interest and Excess Interest, if any) to but not including the Due Date in the Collection Period of purchase (which includes unpaid Master Servicing Fees) and all related Special Servicing Fees accrued and unpaid with respect to such Trust Mortgage Loan;

                  (iii) all related unreimbursed Servicing Advances (or such
            Advances reimbursed by the Trust Fund out of general collections on the Mortgage Pool) plus accrued and unpaid interest on related Advances at the Reimbursement Rate;

                  (iv) if such Trust Mortgage Loan is being repurchased by a
            Mortgage Loan Seller pursuant to Section 7 of the related Mortgage Loan Purchase Agreement or, in the case of a Column Trust Mortgage Loan, by the Column Performance Guarantor, in either case, following the expiration of the applicable cure period (as it may be extended), the amount of the Liquidation Fee payable to the Special Servicer;

                  (v) if such Trust Mortgage Loan is being repurchased by the related B Loan Holder pursuant to the related A/B Intercreditor Agreement, the amount of the Liquidation Fee payable to the Special Servicer, if such purchase occurs after 90 days of the related Trust Mortgage Loan becoming a Specially Serviced Trust Mortgage Loan; and

                  (vi) if such Trust Mortgage Loan is being purchased by a
            Mortgage Loan Seller pursuant to Section 7 of the related Mortgage Loan Purchase Agreement or, in the case of a Column Trust Mortgage Loan, by the Column Performance Guarantor, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the applicable Master Servicer, the Special Servicer, the Depositor and the Trustee in respect of the Breach or Defect giving rise to the repurchase obligation, including any expenses arising out of the enforcement of the repurchase obligation and, without duplication of any amounts described above in this definition, any Trust Fund expenses incurred prior to such purchase date with respect to such Trust Mortgage Loan.

With respect to any Defaulted Trust Mortgage Loan to be purchased by the Series 2007-C3 Directing Certificateholder (or any assignee thereof) or the Special Servicer (or any Affiliate thereof) pursuant to Section 3.18(b) or 3.18(c) following determination of Fair Value, the Purchase Price will equal the Fair Value of such Defaulted Trust Mortgage Loan. With respect to any REO Property to be sold pursuant to Section 3.18(e), the Purchase Price will equal the amount calculated in accordance with the second preceding sentence in respect of the related REO Trust Mortgage Loan (or, if such REO Property relates to any Mortgage Loan Combination, in respect of all of the related REO Mortgage Loans and treating the B Loans as if they were Trust Mortgage Loans).

            "Qualified Appraiser": In connection with the appraisal of any Mortgaged Property or REO Property, an Independent MAI-designated appraiser with at least five years of experience in respect of the relevant geographic location and property type.

            "Qualified Bidder": As defined in Section 7.01(b).

            "Qualified Institutional Buyer": A "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act.

            "Qualified Insurer": (i) With respect to any Mortgage Loan, Mortgaged Property or REO Property, an insurance company or security or bonding company qualified to write the related Insurance Policy in the relevant jurisdiction and that has a claims paying ability that is rated (or is guaranteed or backed in writing by an entity with long-term unsecured debt that is rated) at least "A-" by S&P and "A3" by Moody's (if then rated by Moody's),
(ii) with respect to the fidelity bond and errors and omissions Insurance Policy required to be maintained pursuant to Section 3.07(c), an insurance company that has a claims paying ability that is rated (or is guaranteed or backed by an entity with long-term unsecured debt that is rated) no lower than two ratings below the rating assigned to the then highest rated outstanding Certificate, but in no event lower than "A3" by Moody's (if then rated by Moody's) and "A-" by S&P or, in the case of clauses (i) and (ii), such other rating as each Rating Agency shall have confirmed in writing will not cause such Rating Agency to downgrade, qualify or withdraw the then-current rating assigned to any of the Certificates that are then currently being rated by such Rating Agency.

            "Qualified Substitute Trust Mortgage Loan": A mortgage loan which must, on the date of substitution: (i) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, not in excess of the Stated Principal Balance of the Deleted Trust Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) have a Mortgage Rate not less than the Mortgage Rate of the Deleted Trust Mortgage Loan; (iii) have the same Due Date as the Deleted Trust Mortgage Loan; (iv) accrue interest on the same basis as the Deleted Trust Mortgage Loan (for example, on the basis of a 360-day year and the actual number of days elapsed); (v) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the Deleted Trust Mortgage Loan; (vi) have an original Loan-to-Value Ratio not higher than that of the Deleted Trust Mortgage Loan and a current Loan-to-Value Ratio not higher than the then current Loan-to-Value Ratio of the Deleted Trust Mortgage Loan; (vii) materially comply as of the date of substitution with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (viii) have an Environmental Assessment that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and which will be delivered as a part of the related Servicing File; (ix) have an original Debt Service Coverage Ratio of not less than the original Debt Service Coverage Ratio of the Deleted Trust Mortgage Loan and a current Debt Service Coverage Ratio of not less than the then-current Debt Service Coverage Ratio of the Deleted Trust Mortgage Loan; (x) be determined by an Opinion of Counsel (at the applicable Mortgage Loan Seller's expense) to be a "qualified replacement mortgage" within the meaning of Section 860G(a)(4) of the Code; (xi) not have a maturity date after the date two years prior to the Rated Final Distribution Date; (xii) not be substituted for a Deleted Trust Mortgage Loan unless the Trustee has received prior confirmation in writing by each Rating Agency that such substitution will not result in the withdrawal, downgrade, or qualification of the rating assigned by such Rating Agency to any Class of Certificates then rated by such Rating Agency (the cost, if any, of obtaining such confirmation to be paid by the applicable Mortgage Loan Seller); (xiii) have been approved by the Series 2007-C3 Directing Certificateholder in its sole discretion; (xiv) prohibit defeasance within two years after the Closing Date; and (xv) not be substituted for a Deleted Trust Mortgage Loan if it would result in the termination of the REMIC status of either REMIC Pool or the imposition of tax on any of such REMIC Pool other than a tax on income expressly permitted or contemplated to be received by the terms of this Agreement, as determined by an Opinion of Counsel. In the event that one or more mortgage loans are substituted for one or more Deleted Trust Mortgage Loans, then the amounts described in clause (i) shall be determined on the basis of aggregate principal balances and the rates described in clause (ii) above and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis; provided that no interest rate on any individual Qualified Substitute Trust Mortgage Loan, less the related Master Servicing Fee Rate and the Trustee Fee Rate may be less than the lowest fixed Pass-Through Rate on any Class of Principal Balance Certificates. When a Qualified Substitute Trust Mortgage Loan is substituted for a Deleted Trust Mortgage Loan, the applicable Mortgage Loan Seller shall certify that such Trust Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Trustee.

            "Rated Certificate": Any of the Certificates to which a rating has been assigned by either Rating Agency at the request of the Depositor.

            "Rated Final Distribution Date": The Distribution Date in June 2039.

            "Rating Agency": Each of S&P and Moody's.

            "Realized Loss": With respect to:

            (1) each defaulted Trust Mortgage Loan as to which a Final Recovery Determination has been made, or with respect to any successor REO Trust Mortgage Loan as to which a Final Recovery Determination has been made as to the related REO Property, an amount (not less than zero) equal to (a) the unpaid principal balance of such Trust Mortgage Loan or REO Trust Mortgage Loan, as the case may be, as of the commencement of the Collection Period in which the Final Recovery Determination was made, plus
      (b) without taking into account the amount described in subclause (1)(d) of this definition, all unpaid interest accrued in respect of such Trust Mortgage Loan or REO Trust Mortgage Loan, as the case may be, to but not including the related Due Date in the Collection Period in which the Final Recovery Determination was made, exclusive, however, of any portion of such unpaid interest that constitutes Default Interest or, in the case of an ARD Trust Mortgage Loan after its Anticipated Repayment Date, Excess Interest, plus (c) without duplication of amounts described in subclauses
      (1)(a) and (b) above, any unreimbursed P&I Advances and Servicing Advances, and interest thereon, minus (d) all payments and proceeds, if any, received in respect of such Trust Mortgage Loan or REO Trust Mortgage Loan, as the case may be, during the Collection Period in which such Final Recovery Determination was made that are applied as a recovery of principal of, or interest on, such Trust Mortgage Loan or REO Trust Mortgage Loan, as the case may be;

            (2) each defaulted Trust Mortgage Loan as to which any portion of the principal or past due interest payable thereunder was canceled in connection with a bankruptcy, insolvency or similar proceeding involving the related Borrower or a modification, waiver or amendment of such Trust Mortgage Loan granted or agreed to by the applicable Master Servicer or the Special Servicer pursuant to Section 3.20, the amount of such principal or past due interest (other than any Default Interest and, in the case of an ARD Trust Mortgage Loan after its Anticipated Repayment Date, Excess Interest) so canceled; and

            (3) each defaulted Trust Mortgage Loan as to which the Mortgage Rate thereon has been permanently reduced and not recaptured for any period in connection with a bankruptcy, insolvency or similar proceeding involving the related Borrower or a modification, waiver or amendment of such Trust Mortgage Loan granted or agreed to by the applicable Master Servicer or the Special Servicer pursuant to Section 3.20, the amount of any consequent reduction in the interest portion of each successive Monthly Payment due thereon (each such Realized Loss to be deemed to have been incurred on the Due Date for each affected Monthly Payment).

            "Record Date": With respect to any Distribution Date, the last Business Day of the month immediately preceding the month in which such Distribution Date occurs.

            "Registered Certificate": Any Certificate that has been subject to registration under the Securities Act. As of the Closing Date, the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1-A1, Class A-1-A2, Class A-M, Class A-J, Class B and Class C Certificates constitute Registered Certificates.

            "Regular Certificate": Any Class of Certificates (other than the Residual or Class V Certificates).

            "Regulation AB": Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss. 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506-1,631 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            "Regulation S": Regulation S under the Securities Act.

            "Regulation S Global Certificate": With respect to any Class of Book-Entry Non-Registered Certificates offered and sold outside of the United States in reliance on Regulation S, a single global Certificate, or multiple global Certificates collectively, in definitive, fully registered form without interest coupon, each of which Certificates bears a Regulation S Legend.

            "Regulation S Legend": With respect to any Class of Book-Entry Non-Registered Certificates offered and sold outside the United States in reliance on Regulation S, a legend generally to the effect that such Certificates may not be offered, sold, pledged or otherwise transferred in the United States or to a United States Securities Person prior to the Release Date except pursuant to an exemption from the registration requirements of the Securities Act.

            "Reimbursement Rate": The rate per annum applicable to the accrual of interest on Servicing Advances in accordance with Section 3.03(d) and P&I Advances in accordance with Section 4.03(d), which rate per annum shall equal the Prime Rate.

            "Release Date": With respect to any Class of Non-Registered Certificates (other than the Class R, Class LR and Class V Certificates), the date that is 40 days following the later of (i) the commencement of the offering of such Non-Registered Certificates to Persons other than distributors in reliance upon Regulation S under the Securities Act and (ii) the date of closing of such offering.

            "Relevant Servicing Criteria": The Servicing Criteria applicable to each Reporting Servicer (as set forth, with respect to the Master Servicers, the Special Servicer and the Trustee, on Exhibit U attached hereto). For clarification purposes, multiple Reporting Servicers can have responsibility for the same Relevant Servicing Criteria and some of the Servicing Criteria will not be applicable to certain Reporting Servicers. With respect to a Servicing Function Participant engaged by the Trustee, a Master Servicer or the Special Servicer, the term "Relevant Servicing Criteria" refers to the items of the Relevant Servicing Criteria applicable to the Trustee, the Master Servicer or the Special Servicer that engaged such Servicing Function Participant that are applicable to such Servicing Function Participant based on the functions it has been engaged to perform.

            "Remaining Principal Distribution Amount": As to the first Distribution Date in any month and any Class of Subordinate Certificates, the amount, if any, by which the Total Principal Distribution Amount for such Distribution Date exceeds the aggregate amount distributed in respect of the Total Principal Distribution Amount on both Distribution Dates in such month to all Classes senior to such Class.

            "REMIC": A "real estate mortgage investment conduit" as defined in
Section 860D of the Code.

            "REMIC I": One of two separate REMICs comprising the Trust Fund, the assets of which consist of the Trust Mortgage Loans (exclusive of any Broker Strip Interest and any Excess Interest) or any REO Property with respect thereto (exclusive of any interest therein that a B Loan Holder may have), such amounts related thereto as shall from time to time be held in the Collection Account, the Interest Reserve Account, the Closing Date Deposit Amount, the REO Account (exclusive of any such amounts that are allocable to a B Loan), if any, and the REMIC I Distribution Account and, except as otherwise provided in this Agreement, all other property included in the Trust Fund that is not in REMIC II or designated as a Grantor Trust Pool asset in the Preliminary Statement hereto.

            "REMIC I Distribution Account": The account, accounts or, subject to
Section 3.04(i), subaccount created and maintained by the Trustee, which, subject to Section 3.04(i), shall be entitled "Wells Fargo Bank, N.A. [or the name of any successor Trustee], as Trustee, in trust for Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3, REMIC I Distribution Account," and which shall be an Eligible Account or, subject to Section 3.04(i), a subaccount of an Eligible Account.

            "REMIC I Principal Amount": With respect to any Class of Uncertificated REMIC I Interests, (i) on or prior to the first Distribution Date, an amount equal to the Original REMIC I Principal Amount of such Class as specified in the Preliminary Statement hereto, and (ii) as of any date of determination after the first Distribution Date, an amount equal to the Certificate Balance of the Class of Related Certificates on the Distribution Date immediately prior to such date of determination (determined as adjusted pursuant to Section 1.03(h)).

            "REMIC II": One of the two separate REMICs comprising the Trust Fund, the assets of which consist of the Uncertificated REMIC I Interests and such amounts as shall from time to time be held in the REMIC II Distribution Account.

            "REMIC II Distribution Account": The account, accounts or, subject to Section 3.04(h), subaccount created and maintained by the Trustee, which, subject to Section 3.04(h), shall be entitled "Wells Fargo Bank, N.A. [or the name of any successor Trustee], as Trustee, in trust for Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3, REMIC II Distribution Account," and which shall be an Eligible Account or, subject to Section 3.04(h), a subaccount of an Eligible Account.

            "REMIC Pool": Either REMIC I or REMIC II.

            "REMIC Provisions": The provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of Subtitle A of the Code, and related provisions, and proposed, temporary and final Treasury regulations and any published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

            "Rents from Real Property": With respect to any REO Property, gross income of the character described in Section 856(d) of the Code.

            "REO Account": A segregated custodial account or accounts created and maintained by the Special Servicer pursuant to Section 3.16 on behalf of the Trustee in trust for the Certificateholders and any related B Loan Holder(s), which shall be entitled "LNR Partners, Inc. [or the name of any successor Special Servicer], as Special Servicer, in trust for Wells Fargo Bank, N.A. [or the name of any successor Trustee], as Trustee, for Holders of Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates and any related B Loan Holder(s), as their interests may appear, Series 2007-C3 REO Account." Any such account or accounts shall be an Eligible Account.

            "REO Acquisition": With respect to any Mortgage Loan, the acquisition of the related Mortgaged Property as REO Property by the Special Servicer on behalf of the Trust Fund and/or any affected B Loan Holder.

            "REO Acquisition Date": The date of the Trust Fund's acquisition for federal income tax purposes of any REO Property pursuant to Section 3.09.

            "REO B Loan": Any B note component of a Trust Mortgage Loan deemed for purposes hereof to be outstanding (but outside the Mortgage Pool) with respect to any REO Property in respect of a Mortgage Loan Combination. Any REO B Loan shall be deemed to provide for monthly payments of principal and/or interest equal to its Assumed Scheduled Payments and otherwise to have the same terms and conditions as its predecessor B Loan (such terms and conditions to be applied without regard to the default on such predecessor B Loan or the subject REO Acquisition), as the case may be. Any REO B Loan shall be deemed to have an initial unpaid principal balance equal to the unpaid principal balance of its predecessor B Loan as of the related REO Acquisition Date. All Monthly Payments and other amounts due and owing, or deemed to be due and owing, in respect of any B Loan (including Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) as of the related REO Acquisition Date, shall be deemed to continue to be due and owing in respect of the related REO B Loan. In addition, all amounts payable or reimbursable to the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, in respect of any B Loan as of the related REO Acquisition Date, including any unpaid or unreimbursed servicing compensation and Servicing Advances (together with any related unpaid Advance Interest), shall continue to be payable or reimbursable in the same priority and manner pursuant to Section 3.05 and 3.11 and the related intercreditor, co-lender or similar agreement to the applicable Master Servicer, the Special Servicer or the Trustee, as the case may be, in respect of the related REO B Loan.

            "REO Disposition": The sale or other disposition of the REO Property pursuant to Section 3.18(e).

            "REO Extension": As defined in Section 3.16(a).

            "REO Mortgage Loan": Any REO Trust Mortgage Loan or REO B Loan.

            "REO Property": A Mortgaged Property acquired by the Special Servicer on behalf of and in the name of the Trustee (or its nominee) for the benefit of the Certificateholders and, if such property relates to a Mortgage Loan Combination, each related B Loan Holder (as a collective whole), through foreclosure, acceptance of a deed in lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of a Trust Mortgage Loan.

            "REO Revenues": All income, rents and profits derived from the ownership, operation or leasing of any REO Property.

            "REO Tax": As defined in Section 3.17(a).

            "REO Trust Mortgage Loan": The mortgage loan deemed to be outstanding and part of the Mortgage Pool with respect to each REO Property. Each REO Trust Mortgage Loan shall be deemed to be outstanding for so long as the related REO Property remains part of the Trust Fund, and shall be deemed to provide for Assumed Scheduled Payments on each Due Date therefor and otherwise have the same terms and conditions as its predecessor Trust Mortgage Loan, including, without limitation, with respect to the calculation of the Mortgage Rate in effect from time to time (such terms and conditions to be applied without regard to the default on such predecessor Trust Mortgage Loan). Each REO Trust Mortgage Loan shall be deemed to have an initial outstanding principal balance and Stated Principal Balance equal to the outstanding principal balance and Stated Principal Balance, respectively, of its predecessor Trust Mortgage Loan as of the related REO Acquisition Date. All amounts due and owing in respect of the predecessor Trust Mortgage Loan (including, without limitation, those Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts that were repaid from principal collections on the Trust Mortgage Loans) as of the related REO Acquisition Date, including accrued and unpaid interest, shall be deemed to be due and owing in respect of an REO Trust Mortgage Loan. All amounts payable or reimbursable to the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, in respect of the predecessor Trust Mortgage Loan as of the related REO Acquisition Date, including any unpaid Special Servicing Fees and Master Servicing Fees and any unreimbursed Advances, together with any interest accrued and payable to the applicable Master Servicer or the Trustee in respect of such Advances in accordance with Section 3.03(d) or Section 4.03(d), shall continue to be payable or reimbursable to the applicable Master Servicer, the Special Servicer or the Trustee in respect of an REO Trust Mortgage Loan.

            "Replacement Trust Mortgage Loan": Any Qualified Substitute Trust Mortgage Loan that is substituted by a Mortgage Loan Seller or, in the case of a Column Trust Mortgage Loan, the Column Performance Guarantor for a Defective Trust Mortgage Loan as contemplated by Section 2.03.

            "Reportable Event": As defined in Section 11.09.

            "Reporting Servicer": The Master Servicers, the Special Servicer, the Trustee and any Servicing Function Participant, as the case may be.

            "Request for Release": A request signed by a Servicing Officer of, as applicable, Master Servicer No. 1 in the form of Exhibit D-1A attached hereto; Master Servicer No. 2 in the form of Exhibit D-1B attached hereto; or the Special Servicer in the form of Exhibit D-2 attached hereto.

            "Requesting Subordinate Certificateholder": The Holder of any of the Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S or Class T Certificates, that delivers notice to the Trustee, the Master Servicers and the Special Servicer indicating that such Holder is a "Requesting Subordinate Certificateholder."

            "Residual Certificate": Any Class R Certificate or Class LR Certificate issued, authenticated and delivered hereunder.

            "Responsible Officer": When used with respect to the initial Trustee, any Vice President, Assistant Vice President, corporate trust officer or assistant corporate trust officer of the Trustee having direct responsibility for the administration of this Agreement, and with respect to any successor Trustee, any officer or assistant officer in the corporate trust department of the Trustee or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers to whom a particular matter is referred by the Trustee because of such officer's knowledge of and familiarity with the particular subject.

            "Restricted Master Servicer Reports": Collectively, to the extent not filed with the Commission, the CMSA Servicer Watch List, the CMSA Operating Statement Analysis Report, the CMSA NOI Adjustment Worksheet, CMSA Financial File and the CMSA Comparative Financial Status Report.

            "Revised Rate": With respect to any ARD Mortgage Loan, the increased interest rate after the related Anticipated Repayment Date (in the absence of a default) for such ARD Mortgage Loan, as calculated and as set forth in the related Mortgage Loan Documents.

            "Rule 144A Global Certificate": With respect to any Class of Book-Entry Non-Registered Certificates, a single global Certificate, or multiple global Certificates collectively, registered in the name of the Depository or its nominee, in definitive, fully registered form without interest coupons, each of which Certificates bears a Qualified Institutional Buyer CUSIP number and does not bear a Regulation S Legend.

            "S&P": Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors in interest. If neither such rating agency nor any successor remains in existence, "S&P" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. herein referenced shall be deemed to refer to the equivalent ratings of the party so designated; provided, however, that if such designated party has not then assigned a rating to a depository institution, insurer or any other Person or item, then any failure to satisfy a requirement under this Agreement to meet or maintain such equivalent rating shall not be deemed an Event of Default or breach of the Servicing Standard solely as a result of such failure. References herein to "applicable rating category" (other than such references to "highest applicable rating category") shall, in the case of S&P, be deemed to refer to such applicable rating category of S&P, without regard to any plus or minus or other comparable rating qualification.

            "Sarbanes-Oxley Act": The Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission's staff).

            "Sarbanes-Oxley Certification": As defined in Section 11.08.

            "Securities Act": The Securities Act of 1933, as amended and the rules and regulations thereunder.

            "Security Agreement": With respect to any Mortgage Loan, any security agreement or equivalent instrument, whether contained in the related Mortgage or executed separately, creating in favor of the holder of such Mortgage a security interest in the personal property constituting security for repayment of such Mortgage Loan.

            "Senior Certificates": Collectively, the Class A-P&I Certificates and the Interest Only Certificates.

            "Senior Principal Distribution Cross-Over Date": The first Distribution Date as of which the aggregate Certificate Balance of the Class A-P&I Certificates outstanding immediately prior thereto equals or exceeds the sum of (a) the aggregate Stated Principal Balance of the Mortgage Pool that will be outstanding immediately following such Distribution Date, plus (b) the lesser of (i) the Total Principal Distribution Amount for such Distribution Date and
(ii) the portion of the Available Distribution Amount for such Distribution Date that will remain after all distributions of interest to be made on the Senior Certificates on both Distribution Dates in the related calendar month pursuant to Section 4.01(a) have been so made.

            "Sequential Pay Certificates": Any of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1-A1, Class A-1-A2, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S or Class T Certificates.

            "Series 2007-C3 Directing Certificateholder": The particular Holder (or, in the case of a Class of Book-Entry Certificates, the particular Certificate Owner) of Certificates of the Controlling Class selected by the Holders (or, in the case of a Class of Book-Entry Certificates, the Certificate Owners) of Certificates (or its designee) representing more than 50% of the Percentage Interests in the Controlling Class (which selection shall be evidenced by notice delivered by the Series 2007-C3 Directing Certificateholder to the parties hereto and the prior Series 2007-C3 Directing Certificateholder, if any); provided, however, that until a Series 2007-C3 Directing Certificateholder is so selected or after receipt of a notice from the Holders (or, in the case of a Class of Book-Entry Certificates, the Certificate Owners) of Certificates representing more than 50% of the Percentage Interests in the Controlling Class that a Series 2007-C3 Directing Certificateholder is no longer designated, the particular Certificateholder (or, in the case of a Class of Book-Entry Certificates, the particular Certificate Owner) that beneficially owns Certificates of the Controlling Class that represents the largest aggregate Percentage Interest in the Controlling Class shall be the Series 2007-C3 Directing Certificateholder. The initial Series 2007-C3 Directing Certificateholder will be LNR Securities Holdings, LLC. No appointment of any Person as a Series 2007-C3 Directing Certificateholder shall be effective until such Person provides the Trustee, the Master Servicers and the Special Servicer with written confirmation of its acceptance of such appointment, an address and telecopy number for the delivery of notices and other correspondence and a list of officers or employees of such Person with whom the parties to this Agreement may deal (including their names, titles, work addresses and telecopy numbers). If no Person is appointed as Series 2007-C3 Directing Certificateholder, the Master Servicers, the Special Servicer and the Trustee shall not be required to recognize the particular Certificateholder (or, in the case of a Class of Book-Entry Certificates, the particular Certificate Owner) that beneficially owns Certificates of the Controlling Class that represent the largest aggregate Percentage Interest in the Controlling Class as the Series 2007-C3 Directing Certificateholder until such Certificateholder or Certificate Owner, as the case may be, provides an address and telecopy number for the delivery of notices and other correspondence and a list of officers or employees of such Person with whom the parties to this Agreement may deal (including their names, titles, work addresses and telecopy numbers).

            "Serviced Loan Combinations": With respect to each CBA Mortgage Loan Combination, upon a "Material Default" under the related CBA A/B Intercreditor Agreement, such CBA Mortgage Loan Combination.

            "Service(s)(ing)": In accordance with Regulation AB, the act of servicing and administering the Trust Mortgage Loans or any other assets of the Trust by an entity that meets the definition of "servicer" set forth in Item 1101 of Regulation AB and is subject to the disclosure requirements set forth in 1108 of Regulation AB. For clarification purposes, any uncapitalized occurrence of this term shall have the meaning commonly understood by participants in the commercial mortgage-backed securitization market.

            "Servicing Account": The account or accounts created and maintained pursuant to Section 3.03.

            "Servicing Advances": All customary, reasonable and necessary "out-of-pocket" costs and expenses, including attorneys' fees and expenses and fees of real estate brokers, paid or to be paid, as the context requires, out of its own funds, by the applicable Master Servicer or the Special Servicer (or, if applicable, the Trustee) in connection with the servicing of a Mortgage Loan as to which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or in connection with the administration of any REO Property, including (1) any such costs and expenses associated with (a) compliance with the obligations of the applicable Master Servicer and/or the Special Servicer set forth in Sections 2.03, 3.03(c) and 3.09, (b) the preservation, insurance, restoration, protection and management of a Mortgaged Property, including the cost of any "force placed" insurance policy purchased by the applicable Master Servicer or the Special Servicer to the extent such cost is allocable to a particular Mortgaged Property that the applicable Master Servicer or the Special Servicer is required to cause to be insured pursuant to
Section 3.07, (c) obtaining any Insurance and Condemnation Proceeds or Liquidation Proceeds in respect of any such Mortgage Loan or any REO Property,
(d) any enforcement or judicial proceedings with respect to any such Mortgage Loan, including foreclosures and similar proceedings, (e) the operation, leasing, management, maintenance and liquidation of any REO Property, (f) obtaining any Appraisal or environmental report required to be obtained hereunder, and (g) UCC filings (to the extent that the costs thereof are not reimbursed by the related Borrower), (2) the reasonable and direct out-of-pocket travel expenses incurred by the Special Servicer in connection with performing inspections pursuant to Section 3.19, and (3) any other expenditure which is expressly designated as a Servicing Advance herein; provided that, notwithstanding anything to the contrary, "Servicing Advances" shall not include
(A) allocable overhead of the applicable Master Servicer or the Special Servicer, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses, (B) costs incurred by either such party or any Affiliate thereof in connection with its purchase of any Mortgage Loan or REO Property pursuant to or as contemplated by any provision of this Agreement or (C) costs or expenses expressly required under this Agreement to be borne by the applicable Master Servicer or the Special Servicer without reimbursement from the Trust. In no event shall a Master Servicer or the Special Servicer be required to make any Servicing Advance that such Person determines, in accordance with the Servicing Standard, would, if made, be a Nonrecoverable Servicing Advance.

            "Servicing Criteria": The criteria set forth in paragraph (d) of
Item 1122 of Regulation AB as such may be amended from time to time.

            "Servicing File": Any documents, certificates, opinions and reports (other than documents required to be part of the related Mortgage File) delivered by the related Borrower, or otherwise in the possession of the applicable Master Servicer in connection with, or relating to the origination and servicing of any Mortgage Loan or which are reasonably required for the ongoing administration of the Mortgage Loan, including appraisals, surveys, engineering reports, environmental reports, financial statements, leases, rent rolls and tenant estoppels, but excluding drafts of Mortgage Loan Documents, attorney-client communications which are privileged or constitute legal or other due diligence analyses and documents prepared by the applicable Mortgage Loan Seller or any of its Affiliates solely for internal communication, credit underwriting or due diligence analyses or related data (as distinguished from the underwriting information contained in the underwriting memorandum or asset summary report prepared by the applicable Mortgage Loan Seller in connection with the preparation of Exhibit A-1 to the Prospectus Supplement), together with copies of documents required to be part of the related Mortgage File.

            "Servicing Function Participant": Any Person, other than the Master Servicers, the Special Servicer and the Trustee, that is, within the meaning of
Item 1122 of Regulation AB, performing activities that address the Servicing Criteria, unless such Person's activities relate only to 5% or less of the Trust Mortgage Loans (calculated by Stated Principal Balance).

            "Servicing Group" shall mean Servicing Group A or Servicing Group B, as applicable.

            "Servicing Group A" shall mean, collectively, all of the Mortgage Loans that are Group A Loans and any successor REO Mortgage Loans with respect thereto.

            "Servicing Group B" shall mean, collectively, all of the Mortgage Loans that are Group B Loans and any successor REO Mortgage Loans with respect thereto.

            "Servicing Officer": Any officer and/or employee of a Master Servicer or the Special Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans, whose name and specimen signature appear on a list of servicing officers furnished by such Master Servicer or the Special Servicer, as applicable, to the Trustee and the Depositor on the Closing Date as such list may be amended from time to time thereafter.

            "Servicing Standard": As defined in Section 3.01(a).

            "Servicing Transfer Event": With respect to any Serviced Loan or related B Loan, the occurrence of any of the following events:

                  (i) in the case of a Balloon Mortgage Loan, a payment default shall have occurred on such Mortgage Loan at its Maturity Date; or

                  (ii) any Monthly Payment (other than a Balloon Payment) on such Mortgage Loan or any scheduled payment on any related B Loan is 60 days or more delinquent; or

                  (iii) the applicable Master Servicer or the Special Servicer reasonably determines that a payment default or material non-monetary default with respect to such Mortgage Loan has occurred or is imminent, in each case, and is not likely to be cured by the related Borrower within 60 days (or in the case of a payment default or imminent payment default described in (i) or (ii) above, for the time period described therein) (provided that any such determination by the Special Servicer that a payment default or other non-monetary default is imminent shall not be the basis for a Servicing Transfer Event unless the Series 2007-C3 Directing Certificateholder concurs); or

                  (iv) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs is entered against the related Borrower; provided that if such decree or order is discharged or stayed within 60 days of being entered, such Mortgage Loan shall not be a Specially Serviced Mortgage Loan (and no Special Servicing Fees, Workout Fees or Liquidation Fees will be payable with respect thereto); or

                  (v) the related Borrower shall file for or consent to the
            appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Borrower or of or relating to all or substantially all of its property; or

                  (vi) the related Borrower shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

                  (vii) the applicable Master Servicer or the Special Servicer has received notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property; or

                  (viii) any other default (exclusive of an Acceptable Insurance
            Default) that, in the reasonable judgment of the applicable Master Servicer or the Special Servicer, has materially and adversely affected the value of such Mortgage Loan has occurred and has continued unremedied for 60 days (irrespective of any applicable grace period specified in the related Mortgage Loan Documents).

A Servicing Transfer Event for any Mortgage Loan in a Mortgage Loan Combination shall constitute a Servicing Transfer Event for all Mortgage Loans in such Mortgage Loan Combination until all such Mortgage Loans become Corrected Mortgage Loans.

A Servicing Transfer Event with respect to any Mortgage Loan shall cease to exist:

            (w) in the case of the circumstances described in clauses (i) and
(ii) above, if and when the related Borrower has made three consecutive full and timely Monthly Payments under the terms of such Mortgage Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Borrower or by reason of a modification, waiver or amendment granted or agreed to by the applicable Master Servicer or the Special Servicer pursuant to Section 3.20);

            (x) in the case of the circumstances described in clauses (iii),
(iv), (v) and (vi) above, if and when such circumstances cease to exist in the reasonable judgment of the Special Servicer;

            (y) in the case of the circumstances described in clause (vii) above, if any, when the proceedings are terminated; and

            (z) in the case of the circumstances described in clause (viii) above, if and when such default is cured in the reasonable judgment of the Special Servicer.

            "Significant Trust Mortgage Loan": At any time, (a) any Trust Mortgage Loan (i) whose principal balance is (x) except with respect to Section 3.19(b), $20,000,000 or more at such time or (y) with respect to Section 3.19(b), $35,000,000 or more at such time, or (ii) that is (x) a Trust Mortgage Loan, (y) part of a group of Crossed Trust Mortgage Loans or (z) part of a group of Trust Mortgage Loans made to affiliated Borrowers that, in each case, in the aggregate, represents 5% or more of the aggregate outstanding principal balance of the Mortgage Pool at such time or (b) any one of the ten largest Trust Mortgage Loans (which for the purposes of this definition shall include groups of Crossed Trust Mortgage Loans and groups of Trust Mortgage Loans made to affiliated Borrowers) by outstanding principal balance at such time.

            "Similar Law": Any federal, state or local law materially similar to the provisions of Title I of ERISA or Section 4975 of the Code.

            "Single-Purpose Entity" or "SPE": A person, other than an individual, whose organizational documents provide (with such exceptions as may be approved by the applicable Master Servicer or the Special Servicer in their respective discretion, in each case in accordance with the Servicing Standard) that it is formed solely for the purpose of owning and pledging Defeasance Collateral relating to one or more Defeasance Mortgage Loans; shall not engage in any business unrelated to such Defeasance Collateral; shall not have any assets other than those related to its interest in the Defeasance Collateral and may not incur any indebtedness other than as required to assume the defeased obligations under the related Note or Notes that have been defeased; shall maintain its own books, records and accounts, in each case which are separate and apart from the books, records and accounts of any other Person; shall hold regular meetings, as appropriate, to conduct its business, and shall observe all entity level formalities and record-keeping; shall conduct business in its own name and use separate stationery, invoices and checks; may not guarantee or assume the debts or obligations of any other Person; shall not commingle its assets or funds with those of any other Person; shall pay its obligations and expenses and the salaries of its own employees from its own funds and allocate and charge reasonably and fairly any common employees or overhead shared with Affiliates; shall prepare separate tax returns and financial statements or, if part of a consolidated group, shall be shown as a separate member of such group; shall transact business with Affiliates on an arm's-length basis pursuant to written agreements; shall hold itself out as being a legal entity, separate and apart from any other Person; if such entity is a limited partnership, shall have as its only general partners, general partners which are Single-Purpose Entities which are corporations; if such entity is a corporation, at all relevant times, has and will have at least one Independent Director; the board of directors of such entity shall not take any action requiring the unanimous affirmative vote of 100% of the members of the board of directors unless all of the directors, including without limitation all Independent Directors, shall have participated in such vote; shall not fail to correct any known misunderstanding regarding the separate identity of such entity; if such entity is a limited liability company, shall have at least one member that is a Single-Purpose Entity which is a corporation, and such corporation shall be the managing member of such limited liability company; shall hold its assets in its own name; except for the pledge of such Defeasance Collateral, shall not pledge its assets for the benefit of any other person or entity; shall not make loans or advances to any person or entity; shall not identify its partners, members or shareholders, or any affiliates of any of them as a division or part of it; if such entity is a limited liability company, such entity shall dissolve only upon the bankruptcy of the managing member, and such entity's articles of organization, certificate of formation and/or operating agreement, as applicable, shall contain such provision; if such entity is a limited liability company or limited partnership, and such entity has one or more managing members or general partners, as applicable, then such entity shall continue (and not dissolve) for so long as a solvent managing member or general partner, as applicable, exists and such entity's organizational documents shall contain such provision. The SPE's organizational documents shall further prohibit any dissolution and winding up and provide that any insolvency filing for such entity requires the unanimous consent of all partners, directors (including without limitation all Independent Directors) or members, as applicable, and that such documents may not be amended with respect to the Single-Purpose Entity requirements so long as any portion of the related Mortgage Loan is outstanding.

            "Special Servicer": LNR Partners, Inc., in its capacity as special servicer with respect to the Mortgage Loans, any related B Loans and any related REO Properties hereunder, or any successor special servicer appointed as provided herein with respect to the Mortgage Loans, any related B Loans and any related REO Properties.

            "Special Servicer Employees": As defined in Section 3.07(c).

            "Special Servicing Fee": With respect to each Specially Serviced Mortgage Loan and REO Mortgage Loan, the fee payable to the Special Servicer pursuant to the first paragraph of Section 3.11(b).

            "Special Servicing Fee Rate": With respect to each Specially Serviced Mortgage Loan and each REO Mortgage Loan, 0.35% per annum (provided, however, that, such fee shall at least equal $4,000 per month with respect to each Specially Serviced Mortgage Loan and REO Property, which minimum amount may be reduced by the Series 2007-C3 Directing Certificateholder).

            "Specially Designated Servicing Action": Any of the following actions:

                  (i) any modification, waiver or amendment of a monetary term of a Mortgage Loan (other than a waiver of Penalty Charges) or a material non-monetary term (excluding any waiver of a "due-on-sale" or "due-on-encumbrance" clause, which is addressed in clause (viii) below and excluding the actions set forth in Section 3.20(a)(i)(A)-(H));

                  (ii) any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Specially Serviced Mortgage Loans as come into and continue in default;

                  (iii) any proposed or actual sale of an REO Property (other than in connection with the termination of the Trust Fund);

                  (iv) any determination to bring a Mortgaged Property securing a Specially Serviced Mortgage Loan or an REO Property into compliance with applicable environmental laws or to otherwise address Hazardous Materials located at such Mortgaged Property or REO Property;

                  (v) any release of collateral for a Specially Serviced
            Mortgage Loan or releases of earn-out reserves or related letters of credit with respect to a Trust Mortgage Loan (other than in accordance with the terms of, or upon satisfaction of, such Mortgage
            Loan) (excluding any action set forth in Section 3.20(a)(i));

                  (vi) any acceptance of substitute or additional collateral for a Specially Serviced Mortgage Loan (other than in accordance with the terms of such Mortgage Loan);

                  (vii) any acceptance of a discounted payoff with respect to a
            Specially Serviced Mortgage Loan;

                  (viii) any waiver of a "due-on-sale" or "due-on-encumbrance"
            clause with respect to any Mortgage Loan; and/or

                  (ix) any acceptance of an assumption agreement releasing a borrower from liability under a Mortgage Loan.

            "Specially Serviced Mortgage Loan": As defined in Section 3.01(a).

            "Specially Serviced Trust Mortgage Loan": As defined in Section 3.01(a).

            "Startup Day": With respect to REMIC I and REMIC II, the Closing
Date.

            "State Tax Laws": The state and local tax laws of the state in which the office of the Trustee from which the Trust is administered or located, and any other state, the applicability of which to the Trust Fund or either REMIC Pool shall have been confirmed to the Trustee in writing either by the delivery to the Trustee of an Opinion of Counsel to such effect (which Opinion of Counsel shall not be at the expense of the Trustee), or by the delivery to the Trustee of a written notification to such effect by the taxing authority of such state.

            "Stated Principal Balance": With respect to any Mortgage Loan (and any successor REO Mortgage Loan), a principal balance which (a) initially shall equal the unpaid principal balance thereof as of the Cut-off Date or, in the case of any Replacement Trust Mortgage Loan, as of the related Due Date in the month of substitution, in any event after application of all scheduled payments of principal and interest due thereon on or before such date, whether or not received, and (b) shall be permanently reduced on each subsequent Distribution Date (to not less than zero) by (i) that portion, if any, of the Total Principal Distribution Amount for such Distribution Date attributable to such Mortgage Loan (or successor REO Mortgage Loan), and (ii) the principal portion of any Realized Loss incurred in respect of such Mortgage Loan (or successor REO Mortgage Loan) during the related Collection Period; provided that, if a Liquidation Event occurs in respect of any Mortgage Loan or REO Property, then the "Stated Principal Balance" of such Mortgage Loan or of the related REO Mortgage Loan, as the case may be, shall be zero commencing as of the Distribution Date in the Collection Period next following the Collection Period in which such Liquidation Event occurred.

            "Subordinate Certificate": Any of the Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class T, Class R, Class LR and Class V Certificates.

            "Sub-Servicer": Any Person engaged by a Master Servicer or the Special Servicer to perform Servicing with respect to one or more Trust Mortgage Loans or REO Properties, including any Primary Servicer.

            "Sub-Servicing Agreement": The subservicing agreements between either Master Servicer or the Special Servicer, as the case may be, and any Sub-Servicer relating to servicing and administration of the Trust Mortgage Loans by such Sub-Servicer as provided in Section 3.22, including any Primary Servicing Agreement.

            "Substitution Shortfall Amount": With respect to a substitution pursuant to Section 2.03(b) hereof, an amount equal to the excess, if any, of the Purchase Price of the Trust Mortgage Loan being replaced calculated as of the date of substitution over the Stated Principal Balance of the related Qualified Substitute Trust Mortgage Loan as of the date of substitution. In the event that one or more Qualified Substitute Trust Mortgage Loans are substituted (at the same time) for one or more Deleted Trust Mortgage Loans, the Substitution Shortfall Amount shall be determined as provided in the preceding sentence on the basis of the aggregate Purchase Prices of the Trust Mortgage Loan or Trust Mortgage Loans being replaced and the aggregate Stated Principal Balances of the related Qualified Substitute Trust Mortgage Loan or Qualified Substitute Trust Mortgage Loans.

            "Successful Bidder": As defined in Section 7.01(b).

            "Successor Manager": As defined in Section 3.19(b).

            "Tax Matters Person": With respect to either REMIC Pool, the Person designated as the "tax matters person" of such REMIC Pool in the manner provided under Treasury Regulations Section 1.860F-4(d) and Treasury Regulations Section 301.6231(a)(7)-1, which Person shall, pursuant to Section 10.01(c), be the Plurality Residual Certificateholder.

            "Tax Returns": The federal income tax return on IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit Income (REMIC) Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holder of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each REMIC Pool due to its classification as a REMIC under the REMIC Provisions, and the federal income tax return on IRS Form 1041 or any successor form, to be filed on behalf of the Grantor Trust Pool, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the IRS under any applicable provisions of federal tax law or any other governmental taxing authority under applicable state or local tax laws.

            "Termination Notice": As defined in Section 7.01(b).

            "Termination Price": As defined in Section 9.01.

            "Total Principal Distribution Adjustment Amount": As to the first Distribution Date in any month, the sum of (i) the amount of any Nonrecoverable Advance that was reimbursed to the applicable Master Servicer, Special Servicer or Trustee and that was deemed to have been reimbursed out of the Total Principal Distribution Amount and (ii) any Workout-Delayed Reimbursement Amount that was reimbursed to the applicable Master Servicer, Special Servicer or Trustee and that was deemed to have been reimbursed out of the Total Principal Distribution Amount, in each case, with interest on such Advance, during the period since the first Distribution Date in the preceding month.

            "Total Principal Distribution Amount": An amount equal to:

            (a) with respect to any Distribution Date prior to the Final Distribution Date, the aggregate (without duplication) of the following--

                  (i) all payments of principal (including Principal
            Prepayments) received by or on behalf of the Trust with respect to the Trust Mortgage Loans during the related Collection Period, in each case net of any portion of the particular payment that represents a Late Collection of principal for which a P&I Advance was previously made for a prior Distribution Date or that represents the principal portion of a Monthly Payment due on or before the related Due Date in June 2007 or on a Due Date subsequent to the end of the related Collection Period,

                  (ii) all scheduled payments of principal due in respect of the
            Trust Mortgage Loans for their respective Due Dates occurring during the related Collection Period that were received by or on behalf of the Trust (other than as part of a Principal Prepayment) prior to the related Collection Period,

                  (iii) all Insurance and Condemnation Proceeds and Liquidation
            Proceeds received by or on behalf of the Trust with respect to any of the Trust Mortgage Loans during the related Collection Period that were identified and applied as recoveries of principal of such Trust Mortgage Loans in accordance with Section 1.03, in each case net of any portion of such proceeds that represents a Late Collection of principal due on or before the related Due Date in June 2007 or for which a P&I Advance was previously made for a prior Distribution Date,

                  (iv) all Insurance and Condemnation Proceeds, Liquidation
            Proceeds and REO Revenues received by or on behalf of the Trust in respect of any REO Properties during the related Collection Period that were identified and applied as recoveries of principal of the related REO Trust Mortgage Loans in accordance with Section 1.03, in each case net of any portion of such proceeds and/or revenues that represents a Late Collection of principal due on or before the related Due Date in June 2007 or for which a P&I Advance was previously made for a prior Distribution Date,

                  (v) the respective principal portions of all P&I Advances made in respect of the Trust Mortgage Loans and any REO Trust Mortgage Loans with respect to such Distribution Date; and

            (b) with respect to the Final Distribution Date, the aggregate Stated Principal Balance of the entire Mortgage Pool outstanding immediately prior to the Final Distribution Date.

            Notwithstanding the foregoing, (i) the Total Principal Distribution Amount will be reduced for any Loan Group as to which funds were used therefrom to reimburse Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts (as described in Section 1.05) on any Distribution Date by an amount equal to the Total Principal Distribution Adjustment Amount calculated with respect to such Distribution Date and (ii) the Total Principal Distribution Amount will be increased for any Loan Group as to which funds were used therefrom to reimburse Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts on any Distribution Date by the amount of any recovery occurring during the related Collection Period of an amount that was previously advanced with respect to a Trust Mortgage Loan if and to the extent that such Nonrecoverable Advance or any Workout-Delayed Reimbursement Amount was previously reimbursed from Total Principal Distribution Amounts from such Loan Group in a manner that resulted in a Total Principal Distribution Adjustment Amount for such Loan Group on a prior Distribution Date.

            "Transfer": Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Certificate.

            "Transfer Affidavit and Agreement": As defined in Section 5.02(d).

            "Transferee": Any Person who is acquiring by Transfer any Ownership Interest in a Certificate.

            "Transferor": Any Person who is disposing by Transfer any Ownership Interest in a Certificate.

            "Trust": The trust created hereby.

            "Trust Fund": All of the assets of all the REMIC Pools and the Grantor Trust Pool.

            "Trust Mortgage Loan": Each of the mortgage loans transferred and assigned to the Trustee pursuant to Section 2.01, and from time to time held in the Trust Fund, including any Replacement Trust Mortgage Loan. As used herein, the term "Trust Mortgage Loan" includes the related Note, Mortgage and other documents contained in the related Mortgage File and any related agreements. Each mortgage loan identified on the Trust Mortgage Loan Schedule shall constitute a single Trust Mortgage Loan, regardless of the number of promissory notes that collectively evidence the same.

            "Trust Mortgage Loan Schedule": The list of Trust Mortgage Loans transferred on the Closing Date to the Trustee as part of the Trust Fund, attached hereto as Exhibits B-1 and B-2 , collectively, which list sets forth the following information with respect to each Trust Mortgage Loan:

                  (i) the loan number (as specified in Exhibit A-1 to the
            Prospectus Supplement);

                  (ii) the property name;

                  (iii) the street address (including city, state and zip code)
            of the related Mortgaged Property;

                  (iv) the Mortgage Rate in effect at the Cut-off Date;

                  (v) the Net Mortgage Rate in effect at the Cut-off Date;

                  (vi) the original principal balance;

                  (vii) the Cut-off Date Principal Balance;

                  (viii) the (a) remaining term to stated maturity, (b) Maturity
            Date and (c) with respect to each ARD Trust Mortgage Loan, the Anticipated Repayment Date;

                  (ix) the original and remaining amortization terms;

                  (x) the amount of the Monthly Payment due on the first Due
            Date following the Cut-off Date;

                  (xi) the number of units, pads, rooms or square footage with respect to the Mortgaged Property;

                  (xii) the interest accrual period and method;

                  (xiii) the total of the Trustee Fee Rate, the Master Servicing
            Fee Rate and the Broker Strip Rate, if any;

                  (xiv) the Due Date;

                  (xv) whether such loan is an ARD Trust Mortgage Loan;

                  (xvi) whether the Trust Mortgage Loan is subject to
            lockout/defeasance;

                  (xvii) whether the related Mortgaged Property was covered by earthquake insurance at the time of origination, or if the Mortgage Loan Documents require such insurance;

                  (xviii) whether such Trust Mortgage Loan has the benefit of an
            Environmental Insurance Policy;

                  (xix) whether such Trust Mortgage Loan is secured by the
            related Borrower's interest in Ground Leases;

                  (xx) whether such Trust Mortgage Loan is secured by a Letter of Credit;

                  (xxi) which Loan Group includes such Trust Mortgage Loan; and

                  (xxii) which Servicing Group includes such Mortgage Loan.

            Such Trust Mortgage Loan Schedule also shall set forth the aggregate of the amounts described under clause (vii) above for all of the Trust Mortgage Loans. Such list may be in the form of more than one list, collectively setting forth all of the information required.

            "Trustee": Wells Fargo Bank, N.A., a national banking association, in its capacity as trustee and its successors in interest, or any successor trustee appointed as herein provided.

            "Trustee Account": As defined in Section 3.06(a).

            "Trustee Exception Report": As defined in Section 2.02(e).

            "Trustee Fee": The fee to be paid to the Trustee as compensation for the Trustee's activities under this Agreement.

            "Trustee Fee Rate": A rate equal 0.00084% per annum computed on the same basis and in the same manner as interest is computed on the related Trust Mortgage Loan or REO Trust Mortgage Loan.

            "Trustee Remittance Report": As defined in Section 4.02(a).

            "Trustee Report": As defined in Section 4.02(b).

            "Trust-Related Litigation": As defined in Section 3.33.

            "UCC": The Uniform Commercial Code, as enacted in each applicable state.

            "UCC Financing Statement": A financing statement filed or to be filed pursuant to the UCC, as in effect in the relevant jurisdiction.

            "Uncertificated REMIC I Interests": As defined in the Preliminary Statement.

            "Uncovered Prepayment Interest Shortfall": As to any Distribution Date and any Trust Mortgage Loan as to which a Principal Prepayment is made, the excess, if any, of (i) the Prepayment Interest Shortfall relating to a Principal Prepayment, if any, for such Trust Mortgage Loan as of such Distribution Date, over (ii) the deposits made by a Master Servicer to the Trustee pursuant to
Section 3.02(c).

            "Uncovered Prepayment Interest Shortfall Amount": As to any Distribution Date, the sum of the Uncovered Prepayment Interest Shortfalls, if any, for such Distribution Date.

            "Underwriter Exemption": PTE 89-90, granted by the U.S. Department of Labor to Credit Suisse Securities (USA) LLC, as amended by PTE 97-34, PTE 200-58 and PTE 2002-41.

            "Underwriters": Collectively, Credit Suisse Securities (USA) LLC, KeyBanc Capital Markets, Inc., Banc of America Securities LLC and Greenwich Capital Markets Inc.

            "United States Securities Person": Any "U.S. person" as defined in Rule 902(k) of Regulation S.

            "United States Tax Person": A citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury regulations), or other entity (including any entity treated as a corporation or partnership for federal income tax purposes) created or organized in, or under the laws of, the United States, any State thereof or the District of Columbia, or an estate whose income from sources without the United States is includible in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States Tax Persons have the authority to control all substantial decisions of the trust, all within the meaning of Section 7701(a)(30) of the Code (including certain trusts in existence on August 20, 1996 that are eligible to elect to be treated as United States Tax Persons).

            "Unpaid Interest Shortfall Amount": As to any Class of Regular Certificates or any Uncertificated REMIC I Interest, for the first Distribution Date, zero. With respect to any Class of Regular Certificates or any Uncertificated REMIC I Interest, for any Distribution Date after the first Distribution Date, the amount, if any, by which the sum of the Monthly Interest Distribution Amounts for such Class or such Uncertificated REMIC I Interest, as the case may be, for all prior Distribution Dates exceeds the sum of the amounts distributed on such Class or deemed distributed on such Class or such Uncertificated REMIC I Interest, as the case may be, on all prior Distribution Dates in respect of accrued interest.

            "Unrestricted Master Servicer Reports": Collectively, the CMSA Delinquent Loan Status Report, CMSA Historical Loan Modification and Corrected Mortgage Loan Report, CMSA REO Status Report and, if and to the extent filed with the Commission, such reports and files as would, but for such filing, constitute Restricted Master Servicer Reports.

            "Voting Rights": The portion of the voting rights of all of the Certificates, which is allocated to any Certificate. At all times during the term of this Agreement and for any date of determination, the Voting Rights shall be allocated among the various Classes of Certificateholders as follows:
(i) 1% in the case of the Class A-X Certificates; (ii) in the case of any Class of Principal Balance Certificates (so long as any such Class of Certificates has been transferred by the Initial Purchaser or an Affiliate thereof as part of the initial offering of the Certificates and therefore is not part of the Initial Purchaser's unsold allotment), a percentage equal to the product of 99% and a fraction, the numerator of which is equal to the Class Principal Balance of such Class, and the denominator of which is equal to the aggregate Certificate Balance of the Principal Balance Certificates and (iii) 0% for any Class of Principal Balance Certificates for as long as any such Class of Certificates has not been transferred by the Initial Purchaser or an Affiliate thereof as part of the initial offering of the Certificates, in each case, determined as of the Distribution Date immediately preceding such date of determination. The Class R, Class LR and Class V Certificates will not be entitled to any Voting Rights. For the purposes of determining Voting Rights, the Class Principal Balance of any Class shall be deemed to be reduced by any Realized Loss allocated to such Class, but not by Appraisal Reduction Amounts allocated to such Class. Voting Rights allocated to a Class of Certificateholders shall be allocated among such Certificateholders in proportion to the Percentage Interests evidenced by their respective Certificates.

            "Wachovia" shall mean Wachovia Bank, National Association, and its successors in interest.

            "Website": Any of the internet website maintained by the Trustee (initially located at "www.ctslink.com"), the website maintained by either Master Servicer, the website maintained by the Special Servicer or the website maintained by the CMSA, as applicable.

            "Weighted Average Net Mortgage Pass-Through Rate": As to any Distribution Date, the weighted average of the Net Mortgage Pass-Through Rates of all the Trust Mortgage Loans and REO Mortgage Loans in the Mortgage Pool, weighted based on their respective Stated Principal Balances immediately prior to such Distribution Date.

            "Wells Fargo": As defined in the Preliminary Statement to this Agreement.

            "WHFIT": shall mean a "Widely Held Fixed Investment Trust" as that term is defined in Treasury Regulations section 1.671-5(b)(22) or successor provisions.

            "WHFIT Regulations": shall mean Treasury Regulations section 1.671-5, as amended.

            "WHMT": A "Widely Held Mortgage Trust" as that term is defined in Treasury Regulations Section 1.671-5(b)(23) or successor provisions.

            "Withheld Amounts": As defined in Section 3.28(a).

            "Workout-Delayed Reimbursement Amount": With respect to any Mortgage Loan, the amount of any Advance made with respect to such Mortgage Loan on or before the date such Mortgage Loan becomes a Corrected Mortgage Loan, together with (to the extent accrued and unpaid) interest on such Advances, to the extent that (i) such Advance is not reimbursed to the Person who made such Advance on or before the date, if any, on which such Mortgage Loan becomes a Corrected Mortgage Loan and (ii) the amount of such Advance becomes an obligation of the Borrower to pay such amount under the terms of the modified Loan Documents. The fact that any amount constitutes all or a portion of any Workout-Delayed Reimbursement Amount shall not in any manner limit the right of any Person hereunder to determine that such amount instead constitutes a Nonrecoverable Advance.

            "Workout Fee": The fee designated as such, and paid or payable, as the context may require, to the Special Servicer with respect to each Corrected Mortgage Loan pursuant to Section 3.11(b).

            "Workout Fee Rate": 1.0%.

            "Yield Maintenance Charge": With respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a Borrower in connection with a Principal Prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including a Yield Maintenance Minimum Amount.

            "Yield Maintenance Minimum Amount": With respect to a Mortgage Loan that provides for a Yield Maintenance Charge to be paid in connection with any Principal Prepayment thereon or other early collection of principal thereof, any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

            "Yield Rate": "With respect to any Trust Loan, a rate equal to a per annum rate calculated by the linear interpolation of the yields, as reported in the most recent "Federal Reserve Statistical Release H.15 - Selected Interest Rates" under the heading U.S. Government Securities/Treasury constant maturities published prior to the date of the relevant prepayment of any Trust Mortgage, of U.S. Treasury constant maturities with maturity dates (one longer, one shorter) most nearly approximating the maturity date (or, with respect to ARD Loans, the Anticipated Repayment Date) of the Trust Mortgage Loan being prepaid or the monthly equivalent of such rate. If Federal Reserve Statistical Release H.15 - Selected Interest Rates is no longer published, the applicable Master Servicer, on behalf of the Trustee, will select a comparable publication to determine the Yield Rate.

            Section 1.02 General Interpretive Principles

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (i) the terms defined in this Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP as in effect from time to time;

            (iii) references herein to "Articles," "Sections," "Subsections," "Paragraphs" and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (iv) a reference to a Subsection without further reference to a
      Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (v) the words "herein," "hereof," "hereunder," "hereto," "hereby" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (vi) the terms "include" and "including" shall mean without limitation by reason of enumeration.

            Section 1.03 Certain Calculations in Respect of the Mortgage Loans

            (a) All amounts collected by or on behalf of the Trust in respect of any Cross-Collateralized Group, including any payments from Borrowers, Insurance and Condemnation Proceeds and Liquidation Proceeds, shall be applied among the Trust Mortgage Loans constituting such Cross-Collateralized Group in accordance with the express provisions of the related Mortgage Loan Documents and, in the absence of such express provisions, in accordance with the Servicing Standard. All amounts collected by or on behalf of the Trust in respect of any Mortgage Loan Combination, including any payments from Borrowers, Insurance and Condemnation Proceeds and Liquidation Proceeds, shall be applied between the related A Loan and B Loan in accordance with the express provisions of the related Intercreditor Agreement. All amounts collected by or on behalf of the Trust in respect of or allocable to any particular Trust Mortgage Loan (whether or not such Trust Mortgage Loan is an A Loan or constitutes part of a Cross-Collateralized Group), including any payments from Borrowers, Insurance and Condemnation Proceeds or Liquidation Proceeds, shall be applied (subject to Section 3.11(b) with respect to Liquidation Proceeds) to amounts due and owing under the related Mortgage Loan Documents (including for principal and accrued and unpaid interest) in accordance with the express provisions of the related Mortgage Loan Documents and, in the absence of such express provisions or if and to the extent that such terms authorize the lender to use its discretion, shall be applied as follows: first, as a recovery of any related and unreimbursed Servicing Advances and Advance Interest and, if applicable, unpaid Liquidation Expenses; second, as a recovery of any related Nonrecoverable Advance (and Advance Interest thereon) and Workout-Delayed Reimbursement Amounts (and Advance Interest thereon) that was paid from principal collections on the Trust Mortgage Loans; third, as a recovery of accrued and unpaid interest on such Trust Mortgage Loan to, but not including, the date of receipt by or on behalf of the Trust (or, in the case of a full Monthly Payment from any Borrower, through the related Due Date), exclusive, however, of any portion of such accrued and unpaid interest that constitutes Default Interest or, in the case of an ARD Trust Mortgage Loan after its Anticipated Repayment Date, that constitutes Excess Interest; fourth, as a recovery of principal of such Trust Mortgage Loan then due and owing, including by reason of acceleration of the Trust Mortgage Loan following a default thereunder (or, if a Liquidation Event has occurred in respect of such Trust Mortgage Loan, as a recovery of principal to the extent of its entire remaining unpaid principal balance); fifth, unless a Liquidation Event has occurred in respect of such Trust Mortgage Loan, as a recovery of amounts to be currently applied to the payment of, or escrowed for the future payment of, real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items; sixth, as a recovery of any Penalty Charges then due and owing under such Trust Mortgage Loan; seventh, as a recovery of any Yield Maintenance Charge then due and owing under such Trust Mortgage Loan; eighth, as a recovery of any assumption fees and modification fees then due and owing under such Trust Mortgage Loan; ninth, as a recovery of any other amounts then due and owing under such Trust Mortgage Loan other than remaining unpaid principal and, in the case of an ARD Trust Mortgage Loan after its Anticipated Repayment Date, other than Excess Interest; tenth, as a recovery of any remaining principal of such Trust Mortgage Loan to the extent of its entire remaining unpaid principal balance; and, eleventh, in the case of an ARD Trust Mortgage Loan after its Anticipated Repayment Date, as a recovery of accrued and unpaid Excess Interest on such ARD Trust Mortgage Loan to but not including the date of receipt by or on behalf of the Trust.

            (b) Collections by or on behalf of the Trust in respect of each REO Property (exclusive of amounts to be applied to the payment of the costs of operating, managing, maintaining and disposing of such REO Property and, if such REO Property relates to a Mortgage Loan Combination, exclusive of amounts payable to the related B Loan Holder in accordance with the related Intercreditor Agreement) shall be treated: first, as a recovery of any related and unreimbursed Servicing Advances and Advance Interest and, if applicable, unpaid Liquidation Expenses; second, as a recovery of any related Nonrecoverable Advance (and Advance Interest thereon) and Workout-Delayed Reimbursement Amounts (and Advance Interest thereon) that was paid from principal collections on the Trust Mortgage Loans; third, as a recovery of accrued and unpaid interest on the related REO Trust Mortgage Loan to, but not including, the Due Date in the Collection Period of receipt by or on behalf of the Trust, exclusive, however, of any portion of such accrued and unpaid interest that constitutes Default Interest or, in the case of an REO Trust Mortgage Loan that relates to an ARD Trust Mortgage Loan after its Anticipated Repayment Date, that constitutes Excess Interest; fourth, as a recovery of principal of the related REO Trust Mortgage Loan to the extent of its entire unpaid principal balance; fifth, as a recovery of any Penalty Charges deemed to be due and owing in respect of the related REO Trust Mortgage Loan; sixth, as a recovery of any Yield Maintenance Charge deemed to be due and owing in respect of the related REO Trust Mortgage Loan; seventh, as a recovery of any other amounts deemed to be due and owing in respect of the related REO Trust Mortgage Loan (other than, in the case of an REO Trust Mortgage Loan that relates to an ARD Trust Mortgage Loan after its Anticipated Repayment Date, accrued and unpaid Excess Interest); and eighth in the case of an REO Trust Mortgage Loan that relates to an ARD Trust Mortgage Loan after its Anticipated Repayment Date, as a recovery of any accrued and unpaid Excess Interest on such REO Trust Mortgage Loan to but not including the date of receipt by or on behalf of the Trust.

            (c) For the purposes of this Agreement, Excess Interest on an ARD Trust Mortgage Loan or a successor REO Trust Mortgage Loan with respect thereto shall be deemed not to constitute principal or any portion thereof and shall not be added to the unpaid principal balance or Stated Principal Balance of such ARD Trust Mortgage Loan or successor REO Trust Mortgage Loan, notwithstanding that the terms of the related loan documents so permit. To the extent any Excess Interest is not paid on a current basis, it shall be deemed to be deferred interest.

            (d) The foregoing applications of amounts received in respect of any Mortgage Loan, Mortgage Loan Combination or REO Property shall be determined by the applicable Master Servicer and reflected in the appropriate monthly report from the applicable Master Servicer and in the appropriate monthly Trustee Report as provided in Section 4.02.

            (e) [Reserved]

            (f) Any Mortgage Loan payment is deemed to be received on the date such payment is actually received by the applicable Master Servicer, the Special Servicer or the Trustee; provided, however, that for purposes of calculating distributions on the Certificates, (i) any voluntary Principal Prepayment made on a date other than the related Due Date and in connection with which the applicable Master Servicer has collected interest thereon through the end of the related Mortgage Interest Accrual Period shall be deemed to have been made, and the applicable Master Servicer shall apply such Principal Prepayment to reduce the outstanding principal balance of the related Mortgage Loan as if such Principal Prepayment had been received, on the following Due Date (so long as such next following Due Date is in the same Collection Period as the actual date of receipt) and (ii) all other Principal Prepayments with respect to any Mortgage Loan are deemed to be received on the date they are applied to reduce the outstanding principal balance of such Mortgage Loan.

            (g) Notwithstanding the terms of any Trust Mortgage Loan, the applicable Master Servicer shall be entitled to the payment of any Penalty Charge actually collected on each Trust Mortgage Loan (other than any Specially Serviced Trust Mortgage Loan) but only to the extent that (i) all amounts then due and payable with respect to such Trust Mortgage Loan (including outstanding interest on all Advances accrued with respect to such Trust Mortgage Loan) have been paid, (ii) the Trust Fund has been reimbursed with respect to any Advances made with respect to such Trust Mortgage Loan, together with interest thereon if such interest was paid to a Master Servicer, Special Servicer or the Trustee, as applicable, from a source of funds other than Penalty Charges collected on such Trust Mortgage Loan and (iii) the Trust Fund has been reimbursed for any Additional Trust Fund Expenses (including any Special Servicing Fees, Workout Fees and Liquidation Fees) incurred since the Closing Date with respect to such Trust Mortgage Loan and previously paid from a source other than Penalty Charges on such Trust Mortgage Loan paid to the related Lock-Box Account or reserved for pursuant to the related Lock-Box Agreement.

            (h) Any reference to the Certificate Balance of any Class of Certificates on or as of a Distribution Date shall refer to the Certificate Balance of such Class of Certificates on such Distribution Date after giving effect to (a) any distributions made on such Distribution Date pursuant to
Section 4.01(a) and (b) any Realized Loss allocated to such Class on such Distribution Date pursuant to Section 4.04.

            Section 1.04 Crossed Trust Mortgage Loans

            Notwithstanding anything herein to the contrary, it is hereby acknowledged that the groups of Trust Mortgage Loans identified on the Trust Mortgage Loan Schedule as being cross-collateralized with each other are, in the case of each such particular group of Trust Mortgage Loans, by their terms, cross-defaulted and cross-collateralized with each other. For purposes of reference only in this Agreement, and without in any way limiting the servicing rights and powers of the applicable Master Servicer and/or the Special Servicer, with respect to any Crossed Trust Mortgage Loan (or successor REO Trust Mortgage
Loan), the Mortgaged Property (or REO Property) that relates or corresponds thereto shall be the property identified in the Trust Mortgage Loan Schedule as corresponding thereto. The provisions of this Agreement, including each of the defined terms set forth in Section 1.01, shall be interpreted in a manner consistent with this Section 1.04; provided that, if there exists with respect to any Cross-Collateralized Group only one original of any document referred to in the definition of "Mortgage File" covering all the Trust Mortgage Loans in such Cross-Collateralized Group, then the inclusion of the original of such document in the Mortgage File for any of the Trust Mortgage Loans constituting such Cross-Collateralized Group shall be deemed an inclusion of such original in the Mortgage File for each such Trust Mortgage Loan.

            Section 1.05 Certain Adjustments to the Principal Distributions on the Certificates

            (a) If, in accordance with the provisions of this Agreement, any party hereto is reimbursed out of general collections (but solely principal collections with respect to Workout-Delayed Reimbursement Amounts unless it has been determined in accordance with this Agreement that such Workout-Delayed Reimbursement Amounts are Nonrecoverable Advances) on the Mortgage Pool on deposit in the Collection Account for any Nonrecoverable Advance or any Workout-Delayed Reimbursement Amount (in each case, together with interest accrued and payable thereon), then (for purposes of calculating distributions on the Certificates) such reimbursement and/or such payment of interest shall be deemed to have been made:

            first, out of any amounts representing payments or other collections of principal received by the Trust with respect to the Loan Group to which such Trust Mortgage Loan generating the Nonrecoverable Advance or Workout-Delayed Reimbursement Amount belongs that, but for their application to reimburse a Nonrecoverable Advance and/or to pay interest thereon, would be included in the Available Distribution Amount for any subsequent Distribution Date;

            second, out of any amounts representing payments or other collections of principal received by the Trust with respect to the other Loan Group that, but for their application to reimburse a Nonrecoverable Advance or Workout-Delayed Reimbursement Amount and/or to pay interest thereon, would be included in the Available Distribution Amount for any subsequent Distribution Date;

            third, out of any amounts (but solely principal collections with respect to Workout-Delayed Reimbursement Amounts unless it has been determined in accordance with this Agreement that such Workout-Delayed Reimbursement Amounts are Nonrecoverable Advances) representing any other payments or other collections received by the Trust with respect to the Loan Group to which such Trust Mortgage Loan generating the Nonrecoverable Advance belongs that, but for their application to reimburse a Nonrecoverable Advance or Workout-Delayed Reimbursement Amount and/or to pay interest thereon, would be included in the Available Distribution Amount for any subsequent Distribution Date;

            fourth, out of any amounts (but solely principal collections with respect to Workout-Delayed Reimbursement Amounts unless it has been determined in accordance with this Agreement that such Workout-Delayed Reimbursement Amounts are Nonrecoverable Advances) representing any other payments or other collections received by the Trust with respect to the other Loan Group that, but for their application to reimburse a Nonrecoverable Advance or Workout-Delayed Reimbursement Amount and/or to pay interest thereon, would be included in the Available Distribution Amount for any subsequent Distribution Date; and

            fifth, out of any other amounts (but solely principal collections with respect to Workout-Delayed Reimbursement Amounts unless it has been determined in accordance with this Agreement that such Workout-Delayed Reimbursement Amounts are Nonrecoverable Advances) that may be available in the Collection Accounts, as a collective whole, and/or the Distribution Account to reimburse the subject Nonrecoverable Advance or Workout-Delayed Reimbursement Amount and/or to pay interest thereon.

            (b) If and to the extent that any payment or other collection of principal of any Trust Mortgage Loan or REO Trust Mortgage Loan is deemed to be applied in accordance with clauses first and/or second of the preceding paragraph to reimburse a Nonrecoverable Advance or Workout-Delayed Reimbursement Amount, as applicable, or in each case, to pay interest thereon, (and further if and to the extent that such payment or other collection of principal constitutes part of the Total Principal Distribution Amount for any Distribution Date, then the Total Principal Distribution Amount for such Distribution Date shall be reduced by the portion, if any, of such payment or other collection of principal that, but for the application of this paragraph, would have been included as part of such Total Principal Distribution Amount) then (for purposes of calculating distributions on the Certificates) such reimbursement and/or such payment of interest shall be deemed to have been made out of any amounts then on deposit in the Distribution Account that represent payments or other collections of principal received by the Trust first, from such principal payments or collections that are allocated to the Loan Group to which such Trust Mortgage Loan generating the Nonrecoverable Advance or Workout-Delayed Reimbursement Amount belongs and second, from such principal payments or collections allocated to the other Loan Group, that in either case, but for their application to reimburse a Nonrecoverable Advance or Workout-Delayed Reimbursement Amount and/or to pay interest thereon, would be included in the Available Distribution Amount for any Distribution Date.

            (c) If and to the extent that any Advance is determined to be a Nonrecoverable Advance or Workout-Delayed Reimbursement Amount, as applicable, such Advance and/or interest thereon is reimbursed out of general collections on the Mortgage Pool as contemplated by Section 1.05(a) above and the particular item for which such Nonrecoverable Advance or Workout-Delayed Reimbursement Amount was originally made is subsequently collected out of payments or other collections in respect of the related Trust Mortgage Loan, then the Total Principal Distribution Amount for the Distribution Date that corresponds to the Collection Period in which such item was recovered shall be increased by an amount equal to the lesser of (A) the amount of such item and (B) any previous reduction in the Total Principal Distribution Amount for a prior Distribution Date pursuant to Section 1.05(b) above resulting from the reimbursement of the subject Advance and/or the payment of interest thereon.

                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                        ORIGINAL ISSUANCE OF CERTIFICATES

            Section 2.01 Conveyance of Original Trust Mortgage Loans

            (a) It is the intention of the parties hereto that a common law trust be established under the laws of the State of New York pursuant to this Agreement and, further, that such trust be designated as "Credit Suisse First Boston Mortgage Securities Trust 2007-C3." Wells Fargo is hereby appointed, and does hereby agree to act, as Trustee hereunder and, in such capacity, to hold the Trust Fund in trust for the exclusive use and benefit of all present and future Certificateholders, and B Loan Holders (as their interests may appear). It is not intended that this Agreement create a partnership or a joint-stock association.

            The Depositor, concurrently with the execution and delivery hereof, does hereby assign, sell, transfer, set over and otherwise convey to the Trustee, without recourse, for the benefit of the Certificateholders all the right, title and interest of the Depositor, including any security interest therein for the benefit of the Depositor, in, to and under (i) the Original Trust Mortgage Loans, (ii) the Mortgage Loan Purchase Agreements to the extent they relate to the Trust Mortgage Loans and (iii) all other assets included or to be included in the Trust Fund. Such assignment includes all interest and principal received or receivable on or with respect to the Original Trust Mortgage Loans (other than payments of principal and interest due and payable on the Original Trust Mortgage Loans on or before the Cut-off Date and Principal Prepayments paid on or before the Cut-off Date). The transfer of the Original Trust Mortgage Loans and the related rights and property accomplished hereby is absolute and, notwithstanding Section 12.07, is intended by the parties to constitute a sale.

            Under GAAP, the Depositor shall report and cause all of its records to reflect: (i) its acquisition of the Original Column Trust Mortgage Loans from Column, pursuant to the Column Mortgage Loan Purchase Agreement, as a purchase of such Trust Mortgage Loans from Column; (ii) its acquisition of the Original KeyBank Trust Mortgage Loans from KeyBank, pursuant to the KeyBank Mortgage Loan Purchase Agreement, as a purchase of such Trust Mortgage Loans from KeyBank; and
(iii) its transfer of the Original Trust Mortgage Loans to the Trust, pursuant to this Section 2.01(a), as a sale of such Trust Mortgage Loans to the Trust; provided that, in the case of the transactions described in clauses (i) and (ii) of this sentence, the Depositor shall do so only upon the sale of Certificates representing at least 10% of the aggregate fair value of all the Certificates to parties that are not Affiliates of the Depositor. Regardless of its treatment of the transfer of the Original Trust Mortgage Loans to the Trust under GAAP, the Depositor shall at all times following the Closing Date cause all of its records and financial statements and any relevant consolidated financial statements of any direct or indirect parent clearly to reflect that the Original Trust Mortgage Loans have been transferred to the Trust and are no longer available to satisfy claims of the Depositor's creditors.

            (b) In connection with the Depositor's assignment pursuant to
Section 2.01(a), the Depositor shall direct, and hereby represents and warrants that it has directed, each Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement to deliver to and deposit with, or cause to be delivered to and deposited with, the Trustee (with a copy to the applicable Master Servicer), on or before the Closing Date, the Mortgage File (except item (xvi) of the definition of "Mortgage File," which shall be delivered to and deposited with the applicable Master Servicer with a copy to the Trustee for each Original Trust Mortgage Loan so assigned).

            Notwithstanding the foregoing, if a Mortgage Loan Seller cannot deliver, or cause to be delivered as to any Trust Mortgage Loan, the original Note, such Mortgage Loan Seller shall deliver a copy or duplicate original of such Note, together with an affidavit and a customary indemnification substantially in the form attached as Exhibit J hereto, certifying that the original thereof has been lost or destroyed.

            Notwithstanding the foregoing, if the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Trust Mortgage Loan, any of the documents and/or instruments referred to in clauses (ii), (iv),
(viii), (xi) (other than assignments of UCC Financing Statements to be recorded or filed in accordance with the transfer contemplated by the related Mortgage Loan Purchase Agreement), (xii) and (xiv) (other than assignments of UCC Financing Statements to be filed in accordance with the transfer contemplated by the related Mortgage Loan Purchase Agreement) of the definition of "Mortgage File," with evidence of recording or filing thereon, solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File if: (i) a photocopy or duplicate original of such non-delivered document or instrument (certified by the applicable public recording or filing office, the applicable title insurance company or such Mortgage Loan Seller to be a true and complete copy of the original thereof submitted for recording or filing) is delivered to the Trustee, on or before the Closing Date; and (ii) either the original of such non-delivered document or instrument, or a photocopy thereof (certified by the appropriate public recording or filing office to be a true and complete copy of the original thereof submitted for recording or filing), with evidence of recording or filing thereon, is delivered to the Trustee (with a copy to the applicable Master Servicer) within 180 days of the Closing Date, which period may be extended up to two times, in each case for an additional period of 45 days (provided that such Mortgage Loan Seller, as certified in writing to the Trustee prior to each such 45-day extension, is in good faith attempting to obtain from the appropriate recording or filing office such original or photocopy).

            Notwithstanding the foregoing, if the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Trust Mortgage Loan, any of the documents and/or instruments referred to in clauses (ii), (iv),
(viii), (xi) (other than assignments of UCC Financing Statements to be recorded or filed in accordance with the transfer contemplated by the related Mortgage Loan Purchase Agreement), (xii) and (xiv) (other than assignments of UCC Financing Statements to be filed in accordance with the transfer contemplated by the related Mortgage Loan Purchase Agreement) of the definition of "Mortgage File," with evidence of recording or filing thereon, for any other reason, including, without limitation, that such non-delivered document or instrument has been lost, the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File if a photocopy or duplicate original of such non-delivered document or instrument (with evidence of recording or filing thereon and certified by the appropriate recording or filing office to be a true and complete copy of the original thereof submitted for recording or filing) is delivered to the Trustee (with a copy to the applicable Master Servicer) on or before the Closing Date.

            Notwithstanding the foregoing, if any Mortgage Loan Seller fails to deliver a UCC Financing Statement assignment on or before the Closing Date as required above solely because the related UCC Financing Statement has not been returned to such Mortgage Loan Seller by the applicable filing or recording office and such Mortgage Loan Seller has so notified the Trustee, such Mortgage Loan Seller shall not be in breach of its obligations with respect to such delivery; provided that the Mortgage Loan Seller promptly forwards such UCC Financing Statement to the Trustee (with a copy to the applicable Master Servicer) upon its return, together with the related UCC Financing Statement assignment in a form appropriate for filing or recording.

            None of the Trustee, either Master Servicer or the Special Servicer shall be liable for any failure by any Mortgage Loan Seller or the Depositor to comply with the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b).

            (c) At the expense of the related Mortgage Loan Seller, the Trustee (directly or through its designee) shall, as to each Trust Mortgage Loan, use its best efforts to promptly (and in any event no later than the later of (i) 120 days after the Closing Date (or, in the case of a Replacement Trust Mortgage Loan, the related date of substitution) and (ii) 60 days from receipt of documents in form suitable for recording or filing, as applicable, including, without limitation, all necessary recording and filing information) cause to be submitted for recording or filing, as the case may be, each assignment referred to in clauses (iii) and (v) of the definition of "Mortgage File" and each UCC Financing Statement assignment to the Trustee referred to in clauses (xi) and
(xiv) of the definition of "Mortgage File." Unless otherwise indicated on any documents provided to the Trustee, the Trustee shall file each such UCC Financing Statement assignment in the state of incorporation or organization of the related Borrower; provided that the related Mortgage Loan Seller shall have filed, if necessary, an initial UCC Financing Statement under the Revised
Article 9 in such jurisdiction. Each such assignment shall reflect that it should be returned by the public recording office to the Trustee following recording, and each such UCC Financing Statement assignment shall reflect that the file copy thereof should be returned to the Trustee following filing. If any such document or instrument is lost or returned unrecorded or unfiled because of a defect therein, the Trustee shall prepare or cause to be prepared a substitute therefor or cure such defect, as the case may be, and thereafter the Trustee shall upon receipt thereof cause the same to be duly recorded or filed, as appropriate. The respective Mortgage Loan Purchase Agreements provide for the reimbursement of the Trustee, in each case by the related Mortgage Loan Seller, for the Trustee's costs and expenses incurred in performing its obligation under this Section 2.01(c).

            Notwithstanding the foregoing, any Mortgage Loan Seller may elect, at its sole cost and expense, to engage a third party contractor to prepare or complete in proper form for filing and recording any and all of the assignments described in the immediately preceding paragraph, with respect to the Trust Mortgage Loans conveyed by it to the Depositor (or, in the case of a Replacement Trust Mortgage Loan, to the Trustee) under the applicable Mortgage Loan Purchase Agreement, to submit such assignments for filing and recording, as the case may be, in the applicable public filing and recording offices and to deliver such assignments to the Trustee (with a copy to the applicable Master Servicer) or its designee as such assignments (or certified copies thereof) are received from the applicable filing and recording offices with evidence of such filing or recording indicated thereon.

            (d) In connection with the Depositor's assignment pursuant to
Section 2.01(a), the Depositor shall direct, and hereby represents and warrants that it has directed, each Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement to deliver to and deposit with, or cause to be delivered to and deposited with, the applicable Master Servicer, within 10 Business Days after the Closing Date, all documents and records in the Depositor's or the applicable Mortgage Loan Seller's possession relating to the Trust Mortgage Loans constituting the Servicing File, and all such items shall be held by the applicable Master Servicer on behalf of the Trustee in trust for the benefit of the Certificateholders (and, insofar as such items relate to a B Loan, the related B Loan Holder).

            In addition, with respect to each Trust Mortgage Loan under which any Additional Collateral is in the form of a Letter of Credit as of the Closing Date, the Depositor hereby represents and warrants that it has contractually obligated the related Mortgage Loan Seller to cause to be prepared, executed and delivered to the issuer of each such Letter of Credit such notices, assignments and acknowledgments as are required under such Letter of Credit to assign, without recourse, to (and vest in) the Trustee (in care of the applicable Master Servicer) such party's rights as the beneficiary thereof and drawing party thereunder.

            (e) In connection with the Depositor's assignment pursuant to subsection (a) above, the Depositor shall deliver, and hereby represents and warrants that it has delivered, to the Trustee and the applicable Master Servicer, on or before the Closing Date, a fully executed original counterpart or copy of each of the Mortgage Loan Purchase Agreements, as in full force and effect, without amendment or modification, on the Closing Date.

            (f) The Depositor shall use reasonable efforts to require that, promptly after the Closing Date, but in all events within three Business Days after the Closing Date, each of the Mortgage Loan Sellers shall cause all funds on deposit in escrow accounts maintained with respect to the Original Trust Mortgage Loans in the name of such Mortgage Loan Seller or any other name, to be transferred to the applicable Master Servicer (or a Sub-Servicer at the direction of the applicable Master Servicer) for deposit into Servicing Accounts.

            (g) The Certificate Registrar hereby acknowledges the receipt by it of the Closing Date Deposit Amount. The Certificate Registrar shall hold such Closing Date Deposit Amount in the Distribution Account and shall include the Closing Date Deposit Amount in the Available Distribution Amount for the first Distribution Date.

            Section 2.02 Acceptance by Trustee

            (a) The Trustee, by the execution and delivery of this Agreement, acknowledges receipt by it, subject to the provisions of Sections 2.01 and 2.02(d), to any exceptions noted on the Trustee Exception Report, and to the further review provided for in Section 2.02(b), of the Notes, fully executed original counterparts of the Mortgage Loan Purchase Agreements and of all other assets included in the Trust Fund, in good faith and without notice of any adverse claim, and declares that it holds and will hold such documents and any other documents delivered or caused to be delivered by the Mortgage Loan Sellers constituting the Mortgage Files, and that it holds and will hold such other assets included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders; provided that to the extent that a Mortgage File relates to an A Loan, the Trustee shall also hold such Mortgage File in the trust on behalf of the related B Loan Holders; provided further that the Trustee or any Custodian appointed by the Trustee pursuant to Section 8.12 shall hold any Letter of Credit (or a copy thereof) in a custodial capacity only and shall have no obligation to maintain, extend the term of, enforce or otherwise pursue any rights under such Letter of Credit which obligation the applicable Master Servicer hereby undertakes.

            (b) Within 90 days of the Closing Date, the Trustee shall review and, subject to Sections 2.01 and 2.02(d), certify in writing (substantially in the form attached hereto as Exhibit O) to each of the Depositor, the Master Servicers, the Special Servicer and the respective Mortgage Loan Sellers that, as to each Trust Mortgage Loan listed in the Trust Mortgage Loan Schedule (other than any Trust Mortgage Loan paid in full and any Trust Mortgage Loan specifically identified in any exception report annexed thereto as not being covered by such certification), (i) all documents specified in clauses (i) through (v), (ix), (xi), (xii), (xvi) and (xviii) of the definition of "Mortgage File" are in its possession, and (ii) all documents delivered or caused to be delivered by such Mortgage Loan Seller constituting the Mortgage Files have been received, appear to have been executed (if required), appear to be what they purport to be, purport to be recorded or filed (if recordation or filing is specified for such document in the definition of "Mortgage File") and have not been torn, mutilated or otherwise defaced, and that such documents appear to relate to the Trust Mortgage Loans identified on the Trust Mortgage Loan Schedule.

            (c) The Trustee shall review each of the Mortgage Loan Documents received after the Closing Date; and, on or about 90 days following the Closing Date, 180 days following the Closing Date, the first anniversary of the Closing Date, 180 days following the first anniversary of the Closing Date, 270 days following the first anniversary of the Closing Date and on the second anniversary of the Closing Date, the Trustee shall, subject to Sections 2.01 and 2.02(d), certify in writing to each of the Depositor, the Master Servicers, the Special Servicer and the respective Mortgage Loan Sellers that, as to each Trust Mortgage Loan listed on the Trust Mortgage Loan Schedule (excluding any Trust Mortgage Loan as to which a Liquidation Event has occurred or any Trust Mortgage Loan specifically identified in any exception report annexed thereto as not being covered by such certification), (i) all documents specified in clauses (i) through (v), (ix), (xi), (xii), (xvi), (xviii) and (xxii) of the definition of "Mortgage File" are in its possession, (ii) it has received either a recorded original of each of the assignments specified in clause (iii) and clause (v) of the definition of "Mortgage File," or, insofar as an unrecorded original thereof had been delivered or caused to be delivered by the applicable Mortgage Loan Seller, a copy of such recorded original certified by the applicable public recording office or the applicable title insurance company to be true and complete, and (iii) all such Mortgage Loan Documents have been received, have been executed (if required), appear to be what they purport to be, purport to be recorded or filed (if recordation or filing is specified for such document in the definition of "Mortgage File") and have not been torn, mutilated or otherwise defaced, and that such documents relate to the Trust Mortgage Loans identified on the Trust Mortgage Loan Schedule. Further, with respect to the documents described in clause (xi) of the definition of "Mortgage File", the Trustee may assume, for purposes of the certification delivered pursuant to this
Section 2.02(c), that the related Mortgage File should include one state level UCC Financing Statement filing in the state of incorporation of the related Borrower for each Mortgaged Property, or, with respect to any Mortgage Loan that has two or more Borrowers, one state level UCC Financing Statement filing in the state of incorporation of each such Borrower. The Trustee shall, upon request, provide the applicable Master Servicer with recording and filing information as to recorded Mortgages, Assignments of Lease and UCC Financing Statements to the extent that the Trustee receives them from the related recording and filing offices.

            (d) It is herein acknowledged that the Trustee is not under any duty or obligation (i) to determine whether any of the documents specified in any of clauses (vi), (vii), (viii), (x), (xiii) through (xxii) of the definition of "Mortgage File" exist or are required to be delivered by the Depositor, a Mortgage Loan Seller or any other Person other than to the extent identified on the related Trust Mortgage Loan Schedule or on the checklist referred to in clause (xxii) of the definition of "Mortgage File", (ii) to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Trust Mortgage Loans delivered to it to determine that the same are valid, legal, effective, in recordable form, genuine, enforceable, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face or (iii) to determine whether any omnibus assignment specified in clause (vii) of the definition of "Mortgage File" is effective under applicable law. To the extent the Trustee has actual knowledge or is notified of any fixture or real property UCC Financing Statements, the Trustee or, if applicable, the related Mortgage Loan Seller's contractor, shall file an assignment to the Trust with respect to such UCC Financing Statements in the appropriate jurisdiction under the UCC at the expense of the related Mortgage Loan Seller.

            (e) If, in the process of reviewing the Mortgage Files or at any time thereafter, the Trustee finds that a Defect exists with respect to any Mortgage File, the Trustee shall promptly so notify the Depositor, the applicable Master Servicer, the Special Servicer and the applicable Mortgage Loan Seller (and, solely with respect to any Mortgage Loan Combination, the related B Loan Holder(s), as applicable), by providing a written report (the "Trustee Exception Report") setting forth for each affected Trust Mortgage Loan, with particularity, the nature of such Defect. The Trustee shall not be required to verify the conformity of any document with the Trust Mortgage Loan Schedule, except that such documents have been properly executed or received, have been recorded or filed (if recordation is specified for such document in the definition of "Mortgage File"), appear to be related to the Trust Mortgage Loans identified on the Trust Mortgage Loan Schedule, appear to be what they purport to be, or have not been torn, mutilated or otherwise defaced.

            (f) Upon the second anniversary of the Closing Date, the Trustee shall deliver a final exception report as to any remaining Defects or required Mortgage Loan Documents that are not in its possession and that it was required to review pursuant to Section 2.02(c).

            Section 2.03 Representations, Warranties and Covenants of the Depositor; Repurchase and Substitution of Trust Mortgage Loans by the Mortgage Loan Sellers for Defects in Mortgage Files and Breaches of Representations and Warranties

            (a) The Depositor hereby represents, warrants and covenants, to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Master Servicers, the Special Servicer and the B Loan Holders, as of the Closing Date, that:

            (i) The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Depositor has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign and transfer the Original Trust Mortgage Loans in accordance with this Agreement; the Depositor has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

            (ii) Assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Depositor hereunder are the legal, valid and binding obligations of the Depositor, enforceable against the Depositor in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

            (iii) The execution and delivery of this Agreement and the performance of its obligations hereunder by the Depositor will not conflict with any provisions of any law or regulations to which the Depositor is subject, or conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of the certificate of incorporation or the by-laws of the Depositor or any indenture, agreement or instrument to which the Depositor is a party or by which it is bound, or any order or decree applicable to the Depositor, or result in the creation or imposition of any lien on any of the Depositor's assets or property, which would materially and adversely affect the ability of the Depositor to carry out the transactions contemplated by this Agreement; the Depositor has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Depositor of this Agreement;

            (iv) There is no action, suit or proceeding pending or, to the Depositor's knowledge, threatened against the Depositor in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the validity of the Original Trust Mortgage Loans or the ability of the Depositor to carry out the transactions contemplated by this Agreement;

            (v) The Depositor's transfer of the Original Trust Mortgage Loans to the Trustee as contemplated herein is not subject to any bulk transfer or similar law in effect in any applicable jurisdiction;

            (vi) The Depositor is not transferring the Original Trust Mortgage Loans to the Trustee with any intent to hinder, delay or defraud its present or future creditors;

            (vii) The Depositor has been solvent at all relevant times prior to, and will not be rendered insolvent by, its transfer of the Original Trust Mortgage Loans to the Trustee, pursuant to Section 2.01(a);

            (viii) After giving effect to its transfer of the Original Trust Mortgage Loans to the Trustee, pursuant to Section 2.01(a), the value of the Depositor's assets, either taken at their present fair saleable value or at fair valuation, will exceed the amount of the Depositor's debts and obligations, including contingent and unliquidated debts and obligations of the Depositor, and the Depositor will not be left with unreasonably small assets or capital with which to engage in and conduct its business;

            (ix) The Depositor does not intend to, and does not believe that it will, incur debts or obligations beyond its ability to pay such debts and obligations as they mature;

            (x) No proceedings looking toward merger, liquidation, dissolution or bankruptcy of the Depositor are pending or contemplated;

            (xi) Immediately prior to the transfer of the Original Trust Mortgage Loans to the Trustee for the benefit of the Certificateholders pursuant to this Agreement, the Depositor had such right, title and interest in and to each Original Trust Mortgage Loan as was transferred to it by the related Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement;

            (xii) The Depositor has not transferred any of its right, title and interest in and to the Original Trust Mortgage Loans to any Person other than the Trustee;

            (xiii) The Depositor is transferring all of its right, title and interest in and to the Original Trust Mortgage Loans to the Trustee for the benefit of the Certificateholders free and clear of any and all liens, pledges, charges, security interests and other encumbrances created by or through the Depositor;

            (xiv) Except for any actions that are the express responsibility of another party hereunder or under any Mortgage Loan Purchase Agreement, and further except for actions that the Depositor is expressly permitted to complete subsequent to the Closing Date, the Depositor has taken all actions required under applicable law to effectuate the transfer of all of its right, title and interest in and to the Original Trust Mortgage Loans by the Depositor to the Trustee; and

            (xv) Following consummation of the conveyance of the Original Trust Mortgage Loans by the Depositor to the Trustee, the Depositor shall take no action inconsistent with the Trust Fund's ownership of the Original Trust Mortgage Loans, and if a third party, including a potential purchaser of the Original Trust Mortgage Loans, should inquire, the Depositor shall promptly indicate that the Original Trust Mortgage Loans have been sold and shall claim no ownership interest therein.

            (b) If any Certificateholder, either Master Servicer, the Special Servicer or the Trustee discovers or receives notice of a Defect or a Breach with respect to any Trust Mortgage Loan, it shall give notice to the applicable Master Servicer, the Special Servicer and the Trustee. If the applicable Master Servicer or the Special Servicer determines that such Defect or Breach materially and adversely affects the value of any Trust Mortgage Loan or the interests of the Certificateholders therein (any such Defect or Breach, a "Material Document Defect" or a "Material Breach," respectively), it shall give prompt written notice of such Material Document Defect or Material Breach to the Depositor, the Trustee, the applicable Master Servicer, the Special Servicer and the applicable Mortgage Loan Seller and shall request that such Mortgage Loan Seller, not later than 90 days from the receipt by the applicable Mortgage Loan Seller of such request (subject to the second succeeding paragraph, the "Initial Resolution Period"), (i) cure such Material Document Defect or Material Breach in all material respects, (ii) repurchase the affected Trust Mortgage Loan at the applicable Purchase Price in conformity with the related Mortgage Loan Purchase Agreement, or (iii) substitute a Qualified Substitute Trust Mortgage Loan for such affected Trust Mortgage Loan (provided that in no event shall such substitution occur later than the second anniversary of the Closing Date) and pay to the applicable Master Servicer for deposit into the Collection Account any Substitution Shortfall Amount in connection therewith in conformity with the related Mortgage Loan Purchase Agreement; provided, however, that if (i) such Material Document Defect or Material Breach is capable of being cured but not within the Initial Resolution Period, (ii) such Material Document Defect or Material Breach is not related to any Trust Mortgage Loan's not being a "qualified mortgage" within the meaning of the REMIC Provisions, and (iii) the Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Material Document Defect or Material Breach within the Initial Resolution Period, then the applicable Mortgage Loan Seller shall have an additional 90 days to cure such Material Document Defect or Material Breach (provided that the applicable Mortgage Loan Seller has delivered to the applicable Master Servicer, the Special Servicer, the Rating Agencies and the Trustee an officer's certificate from an officer of the applicable Mortgage Loan Seller that describes the reasons that the cure was not effected within the Initial Resolution Period and the actions that it proposes to take to effect the cure and that states that it anticipates that the cure will be effected within the additional 90-day period). Notwithstanding the foregoing, if there exists a Breach of any representation or warranty with respect to a Trust Mortgage Loan on the part of a Mortgage Loan Seller set forth in, or made pursuant to, Section 6(a)(xii) of the related Mortgage Loan Purchase Agreement relating to whether or not the Mortgage Loan Documents or any particular Mortgage Loan Document requires the related Borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan Document(s), then the applicable Mortgage Loan Seller shall cure such Breach within the Initial Resolution Period by reimbursing the Trust Fund by wire transfer to the Collection Account the reasonable amount of any such costs and expenses incurred by the applicable Master Servicer, the Special Servicer, the Trustee or the Trust Fund that are the basis of such Breach and have not been reimbursed by the related Borrower, provided, however, that in the event any such costs and expenses exceed $10,000, the applicable Mortgage Loan Seller shall have the option to either repurchase such Trust Mortgage Loan at the applicable Purchase Price, replace such Trust Mortgage Loan and pay the applicable Substitution Shortfall Amount or pay such costs. Except as provided in the proviso to the immediately preceding sentence, the applicable Mortgage Loan Seller shall make such deposit and upon its making such deposit, the applicable Mortgage Loan Seller shall be deemed to have cured such Breach in all respects. Provided such payment is made, the second preceding sentence describes the sole remedy available to the Certificateholders and the Trustee on their behalf regarding any such Breach, and the applicable Mortgage Loan Seller shall not be obligated to repurchase, substitute or otherwise cure such Breach under any circumstances.

            Any of the following will cause a document in the Mortgage File to be deemed to have a "Defect" and to be conclusively presumed to materially and adversely affect the interests of Certificateholders in a Trust Mortgage Loan and the value of a Trust Mortgage Loan: (a) the absence from the Mortgage File of the original signed Note, unless the Mortgage File contains a signed lost note affidavit and indemnity; (b) the absence from the Mortgage File of the original signed Mortgage, unless there is included in the Mortgage File a certified copy of the Mortgage as recorded or as sent for recordation, together with a certificate stating that the original signed Mortgage was sent for recordation, or a copy of the Mortgage and the related recording information;
(c) the absence from the Mortgage File of the item called for by clause (ix) of the definition of "Mortgage File"; (d) the absence from the Mortgage File of any intervening assignment required to create an effective assignment to the Trustee on behalf of the Trust, unless there is included in the Mortgage File a certified copy of the intervening assignment as recorded or as sent for recordation, together with a certificate stating that the original intervening assignment was sent for recordation; (e) the absence from the Mortgage File of any required original Letter of Credit (unless such original has been delivered to the applicable Master Servicer and a copy thereof is part of the Mortgage
File), provided that such Defect may be cured by the provision of a substitute Letter of Credit or a cash reserve on behalf of the related Borrower; or (f) the absence from the Mortgage File of the original or a copy of any required Ground Lease.

            Any Defect or Breach which causes any Trust Mortgage Loan not to be a "qualified mortgage" (within the meaning of Section 860G(a)(3) of the Code) shall be deemed to materially and adversely affect the interest of the Certificateholders therein and the Initial Resolution Period for the affected Trust Mortgage Loan shall be 90 days following the earlier of (i) the related Mortgage Loan Seller's receipt of notice with respect to the discovery of such Defect or Breach by any party to this Agreement and (ii) the related Mortgage Loan Seller's discovery of such Defect or Breach (which period shall not be subject to extension).

            If any affected Trust Mortgage Loan is to be repurchased by reason of a Material Breach or a Material Document Defect with respect thereto, the applicable Master Servicer shall designate the Collection Account as the account into which funds in the amount of the Purchase Price are to be deposited by wire transfer.

            If (x) a Trust Mortgage Loan is to be repurchased or substituted for as contemplated above, (y) such Trust Mortgage Loan is a Crossed Trust Mortgage Loan and (z) the applicable Defect or Breach does not otherwise constitute a Material Document Defect or a Material Breach, as the case may be, as to any related Crossed Trust Mortgage Loan, then the applicable Defect or Breach shall be deemed to constitute a Material Document Defect or a Material Breach as to any related Crossed Trust Mortgage Loan for purposes of the above provisions, and the Mortgage Loan Seller shall be required to repurchase or substitute for any related Crossed Trust Mortgage Loan in accordance with the provisions above unless the Crossed Trust Mortgage Loan Repurchase Criteria would be satisfied if the Mortgage Loan Seller were to repurchase or substitute for only the affected Crossed Trust Mortgage Loans as to which a Material Document Defect or Material Breach had occurred without regard to this paragraph, and in the case of either such repurchase or substitution, all of the other requirements set forth in this
Section 2.03 applicable to a repurchase or substitution, as the case may be, would be satisfied. In the event that the Crossed Trust Mortgage Loan Repurchase Criteria would be so satisfied, the Mortgage Loan Seller may elect either to repurchase or substitute for only the affected Crossed Trust Mortgage Loan as to which the Material Document Defect or Material Breach exists or to repurchase or substitute for all of the Crossed Trust Mortgage Loans in the related Cross-Collateralized Group. The determination of the Special Servicer as to whether the Crossed Trust Mortgage Loan Repurchase Criteria have been satisfied shall be conclusive and binding in the absence of manifest error. The Special Servicer will be entitled to cause to be delivered, or direct the Mortgage Loan Seller to (in which case the Mortgage Loan Seller shall) cause to be delivered to the applicable Master Servicer, an Appraisal of any or all of the related Mortgaged Properties for purposes of determining whether clause (ii) of the definition of Crossed Trust Mortgage Loan Repurchase Criteria has been satisfied, in each case at the expense of the Mortgage Loan Seller if the scope and cost of the Appraisal is approved by the Mortgage Loan Seller (such approval not to be unreasonably withheld).

            With respect to any Crossed Trust Mortgage Loan conveyed hereunder, to the extent that the related Mortgage Loan Seller repurchases or substitutes an affected Crossed Trust Mortgage Loan in the manner prescribed in the immediately preceding paragraph above while the Trustee continues to hold any related Crossed Trust Mortgage Loans, the related Mortgage Loan Seller and the Depositor have agreed in the Mortgage Loan Purchase Agreement to modify, upon such repurchase or substitution, the related Mortgage Loan Documents in a manner such that such affected Crossed Trust Mortgage Loan repurchased or substituted for by the related Mortgage Loan Seller, on the one hand, and any related Crossed Trust Mortgage Loans held by the Trustee, on the other, would no longer be cross-defaulted or cross-collateralized with one another; provided that the applicable Mortgage Loan Seller, at its expense, shall have furnished the Trustee with an Opinion of Counsel that such modification shall not cause an Adverse REMIC Event; provided, further, that if such Opinion cannot be furnished, the applicable Mortgage Loan Seller and the Depositor have agreed in the applicable Mortgage Loan Purchase Agreement that such repurchase or substitution of only the affected Crossed Trust Mortgage Loan, notwithstanding anything to the contrary herein, shall not be permitted (in which case, the related Mortgage Loan Seller will be obligated to purchase or substitute for the affected Crossed Trust Mortgage Loan and all related Crossed Trust Mortgage Loans). Any reserve or other cash collateral or Letters of Credit securing the affected Crossed Trust Mortgage Loans shall be allocated between such Trust Mortgage Loans in accordance with the Mortgage Loan Documents. All other terms of the Trust Mortgage Loans shall remain in full force and effect, without any modification thereof (unless otherwise modified in accordance with Section 3.20 hereof).

            In connection with any repurchase of or substitution for a Trust Mortgage Loan contemplated by this Section 2.03, the Trustee, the applicable Master Servicer and the Special Servicer shall each tender to the related Mortgage Loan Seller (in the event of a repurchase or substitution by a Mortgage Loan Seller) upon delivery to each of the Trustee, the applicable Master Servicer and the Special Servicer of a trust receipt executed by such Mortgage Loan Seller: (i) all portions of the Mortgage File, the Servicing File and other documents pertaining to such Trust Mortgage Loan possessed by it, and each document that constitutes a part of the Mortgage File that was endorsed or assigned to the Trustee, shall be endorsed or assigned, as the case may be, to such Mortgage Loan Seller in the same manner as provided in Section 7 of the related Mortgage Loan Purchase Agreement, and (ii) any escrow payments and reserve funds held by it, or on its behalf, with respect to such repurchased or replaced Trust Mortgage Loan.

            Notwithstanding the foregoing, if there is a Material Breach or Material Document Defect with respect to one or more Mortgaged Properties (but not all of the Mortgaged Properties) with respect to a Trust Mortgage Loan, the applicable Mortgage Loan Seller will not be obligated to repurchase or substitute for the entire Trust Mortgage Loan if the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan Documents and the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan Documents and
(i) the Mortgage Loan Seller provides an Opinion of Counsel to the effect that such partial release would not cause an Adverse REMIC Event to occur, (ii) such Mortgage Loan Seller pays (or causes to be paid) the applicable release price required under the Mortgage Loan Documents and, to the extent not covered by such release price, any additional amounts necessary to cover all reasonable out-of-pocket expenses reasonably incurred by the applicable Master Servicer, the Special Servicer, the Trustee or the Trust Fund in connection therewith and
(iii) such cure by release of such Mortgaged Property is effected within the time periods specified for cures of a Material Breach or Material Document Defect in this Section 2.03(b).

            Whenever one or more Replacement Trust Mortgage Loans are substituted for a Defective Trust Mortgage Loan by a Mortgage Loan Seller, the applicable Master Servicer shall direct the party effecting the substitution to deliver the related Mortgage File(s) to the Trustee, to certify that such Replacement Trust Mortgage Loan satisfies or such Replacement Trust Mortgage Loans satisfy, as the case may be, all of the requirements of the definition of "Qualified Substitute Trust Mortgage Loan" and to send such certification to the Trustee. No mortgage loan may be substituted for a Defective Trust Mortgage Loan, as contemplated by this Section 2.03, if the Trust Mortgage Loan to be replaced was itself a Replacement Trust Mortgage Loan, in which case, absent a cure of the relevant Material Breach or Material Document Defect in accordance herewith, the affected Trust Mortgage Loan will be required to be repurchased as contemplated hereby. Monthly Payments due with respect to each Replacement Trust Mortgage Loan after the related Due Date in the month of substitution, and Monthly Payments due with respect to each Trust Mortgage Loan that is being repurchased or replaced after the related Cut-off Date and on or prior to the related date of repurchase or substitution, shall be part of the Trust Fund. Monthly Payments due with respect to each Replacement Trust Mortgage Loan on or prior to the related Due Date in the month of substitution, and Monthly Payments due with respect to each Trust Mortgage Loan that is being repurchased or replaced after the related date of repurchase or substitution, shall not be part of the Trust Fund and are to be remitted by the applicable Master Servicer to the party effecting the related repurchase or substitution promptly following receipt.

            In the case of a Column Trust Mortgage Loan, all references in the foregoing paragraphs of this Section 2.03(b) to "Mortgage Loan Seller" shall be deemed to also be references to the Column Performance Guarantor (but only if and to the extent that the Column Performance Guarantor would, pursuant to the Column Performance Guarantee, be liable for those obligations of Column as a Mortgage Loan Seller under the Column Mortgage Loan Purchase Agreement that are contemplated above in this Section 2.03(b)).

            Section 7 of each of the Mortgage Loan Purchase Agreements and, in the case of the Column Trust Mortgage Loans, the Column Performance Guarantee provide the sole remedy available to the Certificateholders, or the Trustee on behalf of the Certificateholders, respecting any Defect or Breach.

            If a Mortgage Loan Seller (and, in the case of a Column Trust Mortgage Loan, the Column Performance Guarantor) defaults on its obligations to repurchase any Trust Mortgage Loan as contemplated by Section 2.03(b), the Trustee shall promptly notify the Certificateholders, the Rating Agencies, the applicable Master Servicer and the Special Servicer of such default. The Trustee shall enforce the obligations of the Mortgage Loan Sellers under Section 7 of the related Mortgage Loan Purchase Agreement and/or, if applicable, the obligations of the Column Performance Guarantor under the Column Performance Guarantee. Such enforcement, including, without limitation, the legal prosecution of claims, shall be carried out in such form, to such extent and at such time as if it were, in its individual capacity, the owner of the affected Trust Mortgage Loan(s). The Trustee shall be reimbursed for the reasonable costs of such enforcement: first, from a specific recovery of costs, expenses or attorneys' fees against the defaulting Mortgage Loan Seller; second, pursuant to
Section 3.05(a)(ix) out of the related Purchase Price, to the extent that such expenses are a specific component thereof; and third, if at the conclusion of such enforcement action it is determined that the amounts described in clauses first and second are insufficient, then pursuant to Section 3.05(a)(x) out of general collections on the Trust Mortgage Loans on deposit in the applicable Collection Account.

            If the applicable Mortgage Loan Seller or the Column Performance Guarantor incurs any expense in connection with the curing of a Breach which also constitutes a default under the related Trust Mortgage Loan, such Mortgage Loan Seller or the Column Performance Guarantor, as the case may be, shall have a right, and shall be subrogated to the rights of the Trustee, as successor to the mortgagee, to recover the amount of such expenses from the related Borrower; provided, however, that such Mortgage Loan Seller's or the Column Performance Guarantor's rights pursuant to this paragraph shall be junior, subject and subordinate to the rights of the Trust Fund to recover amounts owed by the related Borrower under the terms of such Trust Mortgage Loan, including the rights to recover unreimbursed Advances, accrued and unpaid interest on Advances at the Reimbursement Rate and unpaid or unreimbursed expenses of the Trust Fund allocable to such Trust Mortgage Loan; and provided, further, that in the event and to the extent that such expenses of such Mortgage Loan Seller or the Column Performance Guarantor, as the case may be, in connection with any Trust Mortgage Loan exceed five percent of the then outstanding principal balance of such Trust Mortgage Loan, then such Mortgage Loan Seller's or the Column Performance Guarantor's rights to reimbursement pursuant to this paragraph with respect to such Trust Mortgage Loan and such excess expenses shall not (without the prior written consent of the applicable Master Servicer or the Special Servicer, as applicable, which shall not be unreasonably withheld or delayed) be exercised until the payment in full of such Trust Mortgage Loan (as such Trust Mortgage Loan may be amended or modified pursuant to the terms of this Agreement). Notwithstanding any other provision of this Agreement to the contrary, the applicable Master Servicer shall not have any obligation pursuant to this Agreement to collect such reimbursable amounts on behalf of such Mortgage Loan Seller or the Column Performance Guarantor, as the case may be; provided, however, that the preceding clause shall not operate to prevent the applicable Master Servicer from using reasonable efforts, exercised in the applicable Master Servicer's sole discretion, to collect such amounts to the extent consistent with the Servicing Standard. A Mortgage Loan Seller or the Column Performance Guarantor may pursue its rights to reimbursement of such expenses directly against the Borrower, by suit or otherwise, at the sole cost and expense of such Mortgage Loan Seller or the Column Performance Guarantor, as the case may be, to the extent such costs and expenses are not recovered from the Borrower; provided that (i) the applicable Master Servicer or, with respect to a Specially Serviced Trust Mortgage Loan, the Special Servicer determines in the exercise of its sole discretion consistent with the Servicing Standard that such actions by the Mortgage Loan Seller or the Column Performance Guarantor, as the case may be, will not impair the applicable Master Servicer's and/or the Special Servicer's collection or recovery of principal, interest and other sums due with respect to the related Mortgage Loan which would otherwise be payable to the applicable Master Servicer, the Special Servicer, the Trustee, the Certificateholders and any related B Loan Holder(s) pursuant to the terms of this Agreement, (ii) such actions will not include an involuntary bankruptcy, receivership or insolvency proceeding against the Borrower, (iii) such actions will not include the foreclosure or enforcement of any lien or security interest under the related Mortgage or other Mortgage Loan Documents and (iv) such actions will not result in the imposition of an additional lien against the Mortgaged Property.

            Section 2.04 Issuance of Uncertificated REMIC I Interests; Execution of Certificates

            Subject to Sections 2.01 and 2.02, the Trustee hereby acknowledges the assignment to it of the Trust Mortgage Loans and the delivery of the Mortgage Files and fully executed original counterparts of the Mortgage Loan Purchase Agreements, together with the assignment to it of all other assets included in the Trust Fund. Concurrently with such assignment and delivery, the Trustee (i) hereby declares that it holds the Trust Mortgage Loans, exclusive of Excess Interest and Broker Strip Interest thereon, on behalf of REMIC I and the Holders of the Certificates, (ii) acknowledges the issuance of the Uncertificated REMIC I Interests and, pursuant to the written request of the Depositor executed by an officer of the Depositor acknowledges that it has caused the Certificate Registrar to authenticate and to deliver to or upon the order of the Depositor the Class LR Certificates, in exchange for such Trust Mortgage Loans, exclusive of Excess Interest and Broker Strip Interest thereon, receipt of which is hereby acknowledged, (iii) pursuant to the written request of the Depositor executed by an officer of the Depositor, acknowledges that (A) it has executed and caused the Certificate Registrar to authenticate and to deliver to or upon the order of the Depositor, in exchange for the Uncertificated REMIC I Interests, the Regular Certificates and the Class R Certificates and (B) it has executed and caused the Certificate Registrar to authenticate and to deliver to or upon the order of the Depositor, in exchange for the Excess Interest, the Class V Certificates, and the Depositor hereby acknowledges the receipt by it or its designees, of all such Certificates, and the Depositor hereby acknowledges the receipt by it or its designees, of such Certificates.

            Section 2.05 Acceptance of Grantor Trusts; Issuance of the Class V Certificates

            The parties intend that the portions of the Trust Fund consisting of
(i) Excess Interest and the Excess Interest Distribution Account and (ii) the Broker Strip Interest and related amounts in the Collection Account (the "Grantor Trust Pool") shall constitute, and that the affairs of such portions of the Trust Fund shall be conducted so as to qualify such portions as, a "grantor trust" under subpart E, Part I of subchapter J of the Code, and the provisions hereof shall be interpreted consistently with this intention. Accordingly, the Trustee agrees not to vary the investment of the Class V Certificateholders or the Broker Strip Payees in the Grantor Trust with a view to taking advantage of fluctuations in market rates of interest to improve their rates of return. In furtherance of such intention, the Trustee shall furnish or cause to be furnished to Class V Certificateholders and each Broker Strip Payee information returns with respect to income relating to their share of the related Excess Interest or the related Broker Strip Interest, as applicable, and such other information as may be required pursuant to the Code, and shall file or cause to be filed with the Internal Revenue Service, such information returns, schedules and other information, together with Form 1041 or such other form as may be applicable, at the time or times and in the manner required by the Code.

                                   ARTICLE III

                 ADMINISTRATION AND SERVICING OF THE TRUST FUND

            Section 3.01 Master Servicers to Act as Master Servicers; Special Servicer to Act as Special Servicer; Administration of the Mortgage Loans

            (a) Each Master Servicer and the Special Servicer shall service and administer the Mortgage Loans (and if a Trust Mortgage Loan is part of a Mortgage Loan Combination, any related B Loan) (and, with respect to the Special Servicer, any REO Properties) that it is obligated to service and administer pursuant to this Agreement on behalf of the Trustee and in the best interests of and for the benefit of the Certificateholders (as a collective whole) (or, in the case of a Mortgage Loan Combination, in the best interests and for the benefit of the Certificateholders and the related B Loan Holder (as a collective whole)) (as determined by the applicable Master Servicer or the Special Servicer, as the case may be, in its reasonable judgment), in accordance with applicable law, the terms of this Agreement, the terms of the respective Mortgage Loans (and if a Trust Mortgage Loan is part of a Mortgage Loan Combination, any related B Loan) and any and all applicable intercreditor, co-lender and similar agreements and, to the extent not inconsistent with the foregoing, further as follows--

            (i) (A) in the same manner in which, and with the same care, skill, prudence and diligence with which such Master Servicer or the Special Servicer, as the case may be, services and administers similar mortgage loans or REO properties for other third-party portfolios or securitization trusts, giving due consideration to the customary and usual standards of practice of prudent institutional commercial and multifamily mortgage loan servicers servicing mortgage loans for third parties, and (B) with the same care, skill, prudence and diligence with which such Master Servicer or the Special Servicer, as the case may be, services and administers commercial and multifamily mortgage loans, if any, owned by such Master Servicer or the Special Servicer, as the case may be, whichever standard is higher; and

            (ii) with a view to the timely collection of all scheduled payments of principal, and interest under the Mortgage Loans and, in the case of the Special Servicer, if a Mortgage Loan comes into and continues in default and if, in the good faith and reasonable judgment of the Special Servicer, no satisfactory arrangements can be made for the collection of the delinquent payments, the maximization of the recovery on such Mortgage Loan to the Certificateholders (as a collective whole) (or, in the case of a Mortgage Loan Combination, for the benefit of the Certificateholders and the related B Loan Holder (as a collective whole), taking into consideration the subordinate nature of the B Loans), on a net present value basis; but

            (iii) without regard to--

                  (A) any relationship that such Master Servicer or the Special
            Servicer, as the case may be, or any Affiliate thereof may have with the related Borrower, any Mortgage Loan Seller or any other party to this Agreement,

                  (B) the ownership of any Certificate, any interest in a B Loan or a Mezzanine Loan by such Master Servicer or the Special Servicer, as the case may be, or by any Affiliate thereof,

                  (C) such Master Servicer's obligation to make Advances,

                  (D) the Special Servicer's obligation to request that the
            applicable Master Servicer make Servicing Advances,

                  (E) the right of such Master Servicer (or any Affiliate
            thereof) or the Special Servicer (or any Affiliate thereof), as the case may be, to receive reimbursement of costs, or the sufficiency of any compensation payable to it, or with respect to any particular transaction,

                  (F) the ownership, servicing or management for itself or
            others of any other mortgage loans or mortgaged properties by such Master Servicer or the Special Servicer or any Affiliate of such Master Servicer or the Special Servicer, as applicable, or

                  (G) any obligation of such Master Servicer or any of its
            Affiliates (in the capacity as a Mortgage Loan Seller) to cure a breach of a representation or warranty or repurchase any Trust Mortgage Loan.

      (the foregoing, the "Servicing Standard").

            Master Servicer No. 1 shall service and administer the Group A Loans in accordance with this Agreement, and Master Servicer No. 2 shall service and administer the Group B Loans in accordance with this Agreement.

            Without limiting the foregoing, subject to Section 3.21, the Special Servicer shall be obligated to service and administer (i) any Trust Mortgage Loans as to which a Servicing Transfer Event has occurred and is continuing (the "Specially Serviced Trust Mortgage Loans"), together with any related B Loans that are being serviced hereunder (collectively with the Specially Serviced Trust Mortgage Loans, the "Specially Serviced Mortgage Loans"), and (ii) any REO Properties. Notwithstanding the foregoing, the applicable Master Servicer shall continue to make all calculations, and prepare, and deliver to the Trustee, all reports required to be prepared by the applicable Master Servicer hereunder with respect to the Specially Serviced Trust Mortgage Loans as if no Servicing Transfer Event had occurred and with respect to the REO Properties (and the related REO Trust Mortgage Loans) as if no REO Acquisition had occurred, and to render such incidental services with respect to the Specially Serviced Mortgage Loans and REO Properties as are specifically provided for herein; provided, however, that the applicable Master Servicer shall not be liable for failure to comply with such duties insofar as such failure results from a failure of the Special Servicer to provide sufficient information to the applicable Master Servicer to comply with such duties or a failure of the Special Servicer to prepare and deliver to such Master Servicer reports required hereunder to be delivered by the Special Servicer to such Master Servicer. Each Trust Mortgage Loan that becomes a Specially Serviced Trust Mortgage Loan shall continue as such until all Servicing Transfer Events have ceased to exist with respect to such Trust Mortgage Loan as described in the definition of "Servicing Transfer Event." A B Loan shall cease to be a Specially Serviced Mortgage Loan at such time as the related Trust Mortgage Loan ceases to be a Specially Serviced Trust Mortgage Loan as described in the definition of "Servicing Transfer Event." Without limiting the foregoing, subject to Section 3.21, each Master Servicer shall be obligated to service and administer all Mortgage Loans in its related Servicing Group which are not Specially Serviced Mortgage Loans; provided, however, that the Special Servicer shall have the exclusive right to approve any draw down of funds under any Letter of Credit provided by the related Borrower with respect to any Additional Collateral related to any Trust Mortgage Loan, and to approve any modification, amendment, alteration or renewal of such Letter of Credit, it being agreed, however, that the applicable Master Servicer shall provide the Special Servicer with notice of any communication with respect to a Borrower's inability to renew any such Letter of Credit.

            (b) Subject only to the Servicing Standard and the terms of this Agreement and of the respective Mortgage Loans, each Master Servicer with respect to its related Servicing Group and, with respect to the Specially Serviced Mortgage Loans and REO Mortgage Loans, the Special Servicer each shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable. Without limiting the generality of the foregoing, the applicable Master Servicer and the Special Servicer, each in its own name, is hereby authorized and empowered by the Trustee and obligated to execute and deliver, on behalf of the Certificateholders, any affected B Loan Holder and the Trustee or any of them, with respect to each Mortgage Loan it is obligated to service under this Agreement, any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the related Mortgage or other security document in the related Mortgage File on the related Mortgaged Property and related collateral; subject to Section 3.20, any and all modifications, waivers, amendments or consents to or with respect to any documents contained in the related Mortgage File; and any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments. Subject to Section 3.10, the Trustee shall furnish, or cause to be furnished, to the applicable Master Servicer and the Special Servicer any limited powers of attorney and other documents necessary or appropriate to enable the applicable Master Servicer or the Special Servicer, as the case may be, to carry out its servicing and administrative duties hereunder; provided, however, that the Trustee shall not be held liable for any negligence with respect to, or misuse of, any such power of attorney by the applicable Master Servicer or the Special Servicer.

            (c) The relationship of each Master Servicer and the Special Servicer to the Trustee and, unless they are the same Person, to one another, under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venturer, partner or, except as specifically set forth herein, agent.

            (d) In the event that there shall occur a CBA A/B Material Default with respect to any CBA Mortgage Loan Combination, and for so long as such CBA A/B Material Default shall be continuing, the applicable Master Servicer and/or the Special Servicer, as applicable, shall be obligated to service, subject to the terms and conditions of the related CBA A/B Intercreditor Agreement, the related CBA B Loan on behalf of the related B Loan Holder, and all references herein to "Mortgage Loan" (and, if the related CBA A Loan is a Specially Serviced Trust Mortgage Loan, all references herein to "Specially Serviced Mortgage Loan"), other than provisions pertaining to the making of Advances, shall include a CBA B Loan that is being serviced under this Agreement.

            (e) Pursuant to the related Intercreditor Agreement, each B Loan Holder has agreed that the applicable Master Servicer and the Special Servicer are authorized and obligated to service and administer the subject B Loan pursuant to this Agreement. Subject to the consultation and approval rights of the Series 2007-C3 Directing Certificateholder under this Agreement, the applicable Master Servicer (or the Special Servicer if required or permitted pursuant to, and in accordance with, the terms of this Agreement) shall be entitled, during any period when any B Loan that is being serviced under this Agreement does not constitute a Specially Serviced Mortgage Loan, to exercise the rights and powers granted under the corresponding Intercreditor Agreement(s) to the holder of the applicable Trust Mortgage Loan or to any servicer appointed thereby or acting on its behalf, subject to the limitations of such Intercreditor Agreement and to the rights and powers of the related B Loan Holder(s), if any, under such Intercreditor Agreement.

            Section 3.02 Collection of Mortgage Loan Payments

            (a) Each Master Servicer and the Special Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans it is obligated to service hereunder (and any Serviced Loan Combination), and shall follow such collection procedures as are consistent with this Agreement (including, without limitation, the Servicing Standard). Consistent with the foregoing, each Master Servicer or the Special Servicer may in its discretion waive any Penalty Charge in connection with any delinquent payment on a Mortgage Loan it is obligated to service hereunder (or a Serviced Loan Combination).

            (b) If a Master Servicer or the Special Servicer receives, or receives notice from the related Borrower that it will be receiving, Excess Interest on any ARD Trust Mortgage Loan in any Collection Period, such Master Servicer or the Special Servicer, as applicable, shall, to the extent Excess Interest is not otherwise reported on the CMSA Loan Periodic Update File, promptly notify the Trustee in writing.

            (c) The applicable Master Servicer shall not accept a Principal Prepayment of any Trust Mortgage Loan by the related Borrower on any date other than a Due Date if accepting such payment would cause a Prepayment Interest Shortfall, unless the Borrower is permitted to make such prepayment pursuant to the terms of the related Mortgage Loan Documents, the prepayment results from a payment of insurance proceeds or condemnation proceeds or the prepayment must be accepted under applicable law or court order. If the applicable Master Servicer accepts a Principal Prepayment of any Trust Mortgage Loan by the Borrower on any date other than a Due Date which causes a Prepayment Interest Shortfall (unless such Principal Prepayment is in respect of (i) a Specially Serviced Trust Mortgage Loan (provided the Special Servicer consents to such prepayment, which consent shall not be unreasonably withheld or delayed and in any event shall be deemed granted if not denied within five Business Days)), (ii) a payment of Insurance and Condemnation Proceeds, (iii) a payment subsequent to a default under the related Mortgage Loan Documents (provided such Master Servicer reasonably believes that acceptance of such payment is consistent with the Servicing Standard, and such Master Servicer has obtained the consent of the Special Servicer which shall not be unreasonably withheld or delayed and in any event shall be deemed granted if not denied within five Business Days), (iv) a payment pursuant to applicable law or court order, (v) a payment the related Borrower is permitted to make under the terms of the related Mortgage Loan Documents (without any discretion on the part of the lender) or (vi) a payment accepted by the applicable Master Servicer at the request of or with the consent of the Series 2007-C3 Directing Certificateholder), such Master Servicer shall remit to the Trustee on or before 2:00 p.m., New York City time, on the related Master Servicer Remittance Date for deposit in the Distribution Account, immediately available funds in an amount equal to the lesser of (a) such Prepayment Interest Shortfall resulting from such Principal Prepayment or (b) the aggregate of (1) that portion of the Master Servicing Fees for such Master Servicer for the related Distribution Date that is calculated at 0.01% (one (1) basis point) per annum and (2) all Prepayment Interest Excesses received by such Master Servicer during such due period (which remittance shall fully cure any breach under this Section 3.02(c)).

            Section 3.03 Collection of Taxes, Assessments and Similar Items; Servicing Accounts

            (a) Each Master Servicer shall establish and maintain one or more accounts for the Mortgage Loans it is obligated to service hereunder (the "Servicing Accounts"), into which all Escrow Payments received by it with respect to the Trust Mortgage Loans in its related Servicing Group shall be deposited and retained, and shall administer such Servicing Accounts in accordance with the related Mortgage Loan Documents and the terms of any related Intercreditor Agreement. Each Servicing Account shall be maintained in accordance with the requirements of the related Mortgage Loan and in accordance with the Servicing Standard and to the extent not inconsistent with the terms of the Mortgage Loans, in an Eligible Account. Funds on deposit in the Servicing Accounts may be invested in Permitted Investments in accordance with the provisions of Section 3.06. As and to the extent consistent with the Servicing Standard, applicable law and the related Mortgage Loan Documents, each Master Servicer may make withdrawals from the Servicing Accounts maintained by it, and may apply Escrow Payments held therein with respect to any Mortgage Loan (together with interest earned thereon), only as follows: (i) to effect the payment of real estate taxes, assessments, insurance premiums (including, premiums on any Environmental Insurance Policy), ground rents (if applicable) and comparable items in respect of the related Mortgaged Property; (ii) to reimburse such Master Servicer, the Special Servicer or the Trustee, as applicable, for any unreimbursed Servicing Advances made thereby (together with Advance Interest accrued thereon) with respect to such Mortgage Loan to cover any of the items described in the immediately preceding clause (i); (iii) to refund to the related Borrower any sums as may be determined to be overages;
(iv) to pay interest or other income, if required and as described below, to the related Borrower on balances in the Servicing Account (or, if and to the extent not payable to the related Borrower, to pay such interest or other income (up to the amount of any Net Investment Earnings in respect of such Servicing Account for each Collection Period) to the related Master Servicer as Additional Servicing Compensation); (v) to withdraw amounts deposited in error; (vi) after an event of default, to pay the principal of, accrued interest on and any other amounts payable with respect to such Mortgage Loan; or (vii) to clear and terminate the Servicing Account at the termination of this Agreement in accordance with Section 9.01. The applicable Master Servicer shall pay or cause to be paid to the related Borrowers interest and other income, if any, earned on the investment of funds in Servicing Accounts maintained by it thereby if and to the extent required by law or the terms of the related Mortgage Loan Documents. If the applicable Master Servicer shall deposit in a Servicing Account maintained by it any amount not required to be deposited therein, it may at any time withdraw such amount from such Servicing Account, any provision herein to the contrary notwithstanding. Promptly after any Escrow Payments are received by the Special Servicer from any Borrower, and in any event within two Business Days after any such receipt, the Special Servicer shall remit such Escrow Payments to the applicable Master Servicer for deposit in the applicable Servicing Account(s).

            (b) The Special Servicer, in the case of REO Properties, and the applicable Master Servicer, in the case of all Mortgage Loans in its Servicing Group, shall maintain accurate records with respect to each related REO Property or Mortgaged Property, as applicable, reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon (including related penalty or interest charges) and the status of Insurance Policy premiums and any ground rents payable in respect thereof and the status of any Letters of Credit. The Special Servicer, in the case of REO Properties, and each Master Servicer, in the case of all Mortgage Loans in its Servicing Group, shall obtain all bills for the payment of such items (including renewal premiums) and shall effect payment thereof from the REO Account or its Servicing Accounts, as applicable, and, if such amounts are insufficient to pay such items in full, the applicable Master Servicer shall (subject to Section 3.04(c)) make a Servicing Advance prior to the applicable penalty or termination date, as allowed under the terms of the related Mortgage Loan and, in any event, consistent with the Servicing Standard. Notwithstanding anything to the contrary in the preceding sentence, with respect to Mortgage Loans that do not provide for escrows for the payment of taxes and assessments, the applicable Master Servicer shall (subject to Section 3.04(c)) make a Servicing Advance for the payment of such items upon the earlier of (i) five Business Days after such Master Servicer has received confirmation that such item has not been paid and
(ii) five Business Days before the scheduled date of foreclosure of any lien arising from nonpayment of such items. In no event shall the applicable Master Servicer or the Special Servicer be required to make any such Servicing Advance that would, if made, be a Nonrecoverable Servicing Advance. To the extent that a Mortgage Loan does not require a Borrower to escrow for the payment of real estate taxes, assessments, Insurance Policy premiums, ground rents (if applicable) and similar items, the applicable Master Servicer and the Special Servicer, as applicable, shall use reasonable efforts consistent with the Servicing Standard to require that payments in respect of such items be made by the Borrower at the time they first become due.

            (c) In accordance with the Servicing Standard and for all Mortgage Loans and REO Properties for which it is the Master Servicer, each Master Servicer shall make a Servicing Advance with respect to each related Mortgaged Property and each such REO Property of all such funds as are necessary for the purpose of effecting the payment of (without duplication) (i) ground rents (if applicable), (ii) premiums on Insurance Policies, (iii) operating, leasing, managing and liquidation expenses for such REO Properties, (iv) environmental inspections, (v) real estate taxes, assessments and other similar items that are or may become a lien thereon, (vi) the costs and expenses (including attorneys' fees and expenses) of any enforcement or judicial proceedings, including foreclosure and similar proceedings, and (vii) any other amount specifically required to be paid as a Servicing Advance hereunder, if and to the extent monies in the Servicing Accounts are insufficient to pay such item when due and the related Borrower has failed to pay such item on a timely basis; provided that the Master Servicers shall not be required to make any such Advance that would, if made, constitute a Nonrecoverable Servicing Advance.

            The Special Servicer will have no obligation to make a Servicing Advance, but will have the option (at its sole discretion) to make a Servicing Advance on an urgent or emergency basis. The Special Servicer shall give the applicable Master Servicer and the Trustee not less than five Business Days' written notice before the date on which such Master Servicer is required to make any Servicing Advance with respect to any Specially Serviced Mortgage Loans or any related REO Property; provided, however, that only two Business Days' notice shall be required in respect of Servicing Advances required to be made on an urgent or emergency basis (the Special Servicer to identify any such urgent or emergency basis to the applicable Master Servicer at the time it notifies such Master Servicer of the need to make the Servicing Advance); and provided, further, that the Special Servicer shall not be entitled to make such a request (other than for Servicing Advances required to be made on an urgent or emergency basis) to a Master Servicer more frequently than once per calendar month (although such request may relate to more than one Servicing Advance). The applicable Master Servicer may pay the aggregate amount of such Servicing Advances listed on a monthly request to the Special Servicer, in which case the Special Servicer shall remit such Servicing Advances to the ultimate payees. In addition, the Special Servicer shall provide the applicable Master Servicer and the Trustee with any information in its possession (including any information that such Master Servicer or the Trustee, as applicable, may reasonably request) to enable such Master Servicer or the Trustee, as applicable, to determine whether a requested Servicing Advance would constitute a Nonrecoverable Servicing Advance. Any request by the Special Servicer that the applicable Master Servicer make a Servicing Advance shall be deemed to be a determination by the Special Servicer that such requested Servicing Advance is not a Nonrecoverable Servicing Advance, and the applicable Master Servicer (or the Trustee, as the case may be) shall be entitled to conclusively rely on such determination; provided that such determination shall not be binding upon such Master Servicer (or the Trustee, as the case may be). On the fourth Business Day before the first Distribution Date in each month, the Special Servicer shall report to the applicable Master Servicer the Special Servicer's determination as to whether any Servicing Advance previously made by such Master Servicer with respect to a Specially Serviced Mortgage Loan or related REO Property is a Nonrecoverable Servicing Advance. The applicable Master Servicer shall be entitled to conclusively rely on such a determination; provided that such determination shall be binding upon such Master Servicer (or the Trustee, as the case may be) if the Special Servicer determines that such Servicing Advance is a Nonrecoverable Servicing Advance. The applicable Master Servicer shall not be responsible for any delay on the part of the Special Servicer to notify it of any required Servicing Advance with respect to a Specially Serviced Mortgage Loan or related REO Property.

            Notwithstanding anything to the contrary set forth herein, a Master Servicer may (or, at the direction of the Special Servicer, upon not less than five Business Days' (or, if payment is required to be made on an urgent or emergency basis as indicated by the Special Servicer, two Business Days') prior written notice if a Specially Serviced Mortgage Loan or related REO Property is involved, shall) pay directly out of the Collection Account any servicing expense that, if paid by such Master Servicer or the Special Servicer, would constitute a Nonrecoverable Servicing Advance; provided that such payment shall be made only if such Master Servicer (or the Special Servicer, if a Specially Serviced Mortgage Loan or related REO Property is involved) has determined in accordance with the Servicing Standard that making such payment is in the best interests of the Certificateholders (as a collective whole) (or, in the case of a Mortgage Loan Combination, the Certificateholders and the related B Loan Holder (as a collective whole)), as evidenced by an Officer's Certificate promptly delivered by such Master Servicer or the Special Servicer, as applicable, to the Trustee, the applicable Master Servicer or the Special Servicer, as applicable, the Depositor, each Rating Agency, the Series 2007-C3 Directing Certificateholder, any Requesting Subordinate Certificateholder and any affected B Loan Holder, setting forth the basis for such determination and accompanied by any information that such Master Servicer or the Special Servicer may have obtained that supports such determination; and provided, further, that, if a Mortgage Loan Combination is involved, and if and to the extent that funds are available in the related Mortgage Loan Combination Custodial Account, such payment shall be made from such related Mortgage Loan Combination Custodial Account.

            All such Servicing Advances and interest thereon shall be reimbursable in the first instance from related collections from the Borrowers and further as provided in Sections 3.04 and 3.05. No costs incurred by a Master Servicer or the Special Servicer in effecting the payment of real estate taxes, assessments and, if applicable, ground rents on or in respect of the Mortgaged Properties shall, for purposes of calculating monthly distributions to Certificateholders, be added to the unpaid principal balances of the related Trust Mortgage Loans, notwithstanding that the terms of such Trust Mortgage Loans so permit.

            If a Master Servicer is required under any provision of this Agreement to make a Servicing Advance, but it does not do so when such Servicing Advance is required to be made, the Trustee shall, if it has actual knowledge of such failure on the part of such Master Servicer, give written notice of such failure to such Master Servicer. If such Servicing Advance is not made by such Master Servicer within fifteen Business Days after such notice is given to such Master Servicer, then (subject to Section 7.05) the Trustee shall, within one Business Day thereafter, make such Servicing Advance.

            (d) In connection with its recovery of any Servicing Advance out of the Collection Account pursuant to clauses (v) or (vi) of Section 3.05(a), from a Mortgage Loan Combination Custodial Account pursuant to Section 3.04 or from a Servicing Account pursuant to Section 3.03(a)(ii), the applicable Master Servicer, the Special Servicer and the Trustee shall each be entitled to receive, first out of any Penalty Charges with respect to the related Mortgage Loan or REO Mortgage Loan, and then out of any other amounts then on deposit in such Master Servicer's Collection Account, interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such Servicing Advance from and including the date made to, but not including, the date of reimbursement; provided that any such interest with respect to any Servicing Advances made or deemed made with respect to any related B Loan or any successor REO B Loan with respect thereto that is not so payable out of related Penalty Charges, shall be payable, after such Servicing Advance is reimbursed, out of any other collections on such Mortgage Loan or REO Mortgage Loan, as the case may be, on deposit in the applicable Mortgage Loan Combination Custodial Account (except that this provision is in no way intended to limit any rights that the applicable Master Servicer, the Special Servicer or the Trustee may have to receive payment for such interest on such Servicing Advances from the related B Loan Holder under the related Intercreditor Agreement); and provided, further, that any such interest earned on any Servicing Advances made with respect to either Mortgage Loan of a Mortgage Loan Combination or with respect to any REO Property related to a Mortgage Loan Combination shall be payable out of the related Mortgage Loan Combination Custodial Account, to the maximum extent permitted by the related Intercreditor Agreement, before being paid out of general collections on the Mortgage Pool on deposit in the Collection Account; and provided, further, that the applicable Master Servicer shall not be entitled to interest on any Servicing Advance made thereby to the extent a payment that may be applied to reimburse such Servicing Advance is received but is being held by or on behalf of the applicable Master Servicer in suspense. The applicable Master Servicer shall reimburse itself, the Special Servicer or the Trustee, as the case may be, for any outstanding Servicing Advance made by such Master Servicer, the Special Servicer or the Trustee as soon as practically possible after funds available for such purpose are deposited in such Master Servicer's Collection Account or, if applicable, the related Mortgage Loan Combination Custodial Account; provided that, upon a determination that a previously made Servicing Advance is a Nonrecoverable Servicing Advance with respect to any Trust Mortgage Loan or REO Trust Mortgage Loan the applicable Master Servicer may reimburse itself, the Special Servicer or the Trustee, as applicable, immediately from general collections in the applicable Master Servicer's Collection Account or, solely to the extent amounts therein are not sufficient, from general collections in the other Master Servicer's Collection Account. Notwithstanding the foregoing, instead of obtaining reimbursement out of general collections on the Mortgage Pool immediately, the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, may, in its sole discretion, elect to obtain reimbursement for such Nonrecoverable Servicing Advance over a period of time (not to exceed 12 months without the consent of the Series 2007-C3 Directing Certificateholder), with interest thereon at the Reimbursement Rate (except that at any time after such a determination to obtain reimbursement over time in accordance with this proviso, the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, may, in its sole discretion, decide to obtain reimbursement from general collections on the Mortgage Pool immediately first from the Loan Group from which the Nonrecoverable Servicing Advance relates and, then to the extent amounts from such Loan Group are insufficient, from the other Loan Group). The fact that a decision to recover any Nonrecoverable Servicing Advance over time, or not to do so, benefits some Classes of Certificateholders to the detriment of other Classes shall not constitute a violation of the Servicing Standard by such Master Servicer or the Special Servicer or a breach of any fiduciary duty owed to the Certificateholders by the Trustee, or a breach of any other contractual obligation owed to the Certificateholders by any party to this Agreement.

            (e) To the extent an operations and maintenance plan is required to be established and executed pursuant to the terms of a Mortgage Loan, the applicable Master Servicer or, with respect to Specially Serviced Mortgage Loans, the Special Servicer shall request from the Borrower written confirmation thereof within a reasonable time after the later of the Closing Date and the date as of which such plan is required to be established or completed. To the extent any repairs, capital improvements, actions or remediations are required to have been taken or completed pursuant to the terms of the Mortgage Loan, the applicable Master Servicer or, with respect to Specially Serviced Mortgage Loans, the Special Servicer shall request from the Borrower written confirmation of such actions and remediations within a reasonable time after the later of the Closing Date and the date as of which such action or remediations are required to be or to have been taken or completed. To the extent a Borrower fails to promptly respond to any inquiry described in this Section 3.03(e), the applicable Master Servicer (with respect to Mortgage Loans that are not Specially Serviced Mortgage Loans) shall determine whether the related Borrower has failed to perform its material obligations under the respective Trust Mortgage Loan or B Loan and (to the extent such failure is not otherwise reported on any of the files or reports comprising the CMSA Investor Reporting Package) report any such failure to the Special Servicer within a reasonable time after the date as of which such operations and maintenance plan is required to be established or executed or the date as of which such actions or remediations are required to be or to have been taken or completed.

            Section 3.04 The Collection Accounts, Distribution Account, Excess Interest Distribution Account, Excess Liquidation Proceeds Account and Mortgage Loan Combination Custodial Accounts

            (a) Each Master Servicer shall establish and maintain, or cause to be established and maintained, a Collection Account, into which such Master Servicer shall deposit or cause to be deposited on a daily basis (and, subject to Section 3.04(f), in no event later than two Business Days following receipt of available funds), except as otherwise specifically provided herein, the following payments and collections on the Mortgage Loans in its Servicing Group received after the Cut-off Date (other than payments of principal and interest on the Trust Mortgage Loans in its Servicing Group due and payable on or before the Cut-off Date, and other than payments deposited into the Mortgage Loan Combination Custodial Account pursuant to Section 3.04(f)) and payments on the Mortgage Loans in its Servicing Group received on or prior to the Cut-off Date but allocable to a period subsequent thereto:

            (i) all payments (from whatever source) on account of principal, including Principal Prepayments, on the Trust Mortgage Loans (including from a debt service reserve account or any party exercising cure rights); and

            (ii) all payments (from whatever source) on account of interest, including Default Interest and Excess Interest, Yield Maintenance Charges and late payment charges on the Trust Mortgage Loans (including from a debt service reserve account or any party exercising cure rights), but net of any related Master Servicing Fee and/or amounts that constitute and are actually payable as Additional Servicing Compensation; and

            (iii) all Insurance and Condemnation Proceeds and Liquidation Proceeds received in respect of any Trust Mortgage Loan (other than Liquidation Proceeds that are to be deposited in the Distribution Account or the Excess Liquidation Proceeds Account) together with any amounts representing recoveries of Workout-Delayed Reimbursement Amounts or Nonrecoverable Advances in respect of the related Trust Mortgage Loans; and

            (iv) any amounts required to be transferred to the Collection Account from the REO Account pursuant to Section 3.16(c) or from a Mortgage Loan Combination Custodial Account pursuant to Section 3.04(f); and

            (v) any amounts required to be deposited by such Master Servicer pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in such Collection Account; and

            (vi) any amounts required to be deposited by such Master Servicer or the Special Servicer pursuant to Section 3.07(b) in connection with losses resulting from a deductible clause in a blanket hazard policy or master single interest policy; and

            (vii) any amounts paid by any B Loan Holder or Mezzanine Loan Holder in respect of the related A Loan in connection with any cure or purchase option exercised pursuant to the terms of the related Intercreditor Agreement, or paid or reimbursed from the related Mortgage Loan Combination Custodial Account or by such B Loan Holder pursuant to Section 3.05.

            The foregoing requirements for deposit by each Master Servicer in the Collection Account maintained by such Master Servicer shall be exclusive, it being understood and agreed that actual payments from Borrowers in the nature of Escrow Payments, charges for beneficiary statements or demands, assumption fees, modification fees, extension fees, amounts collected for Borrower checks returned for insufficient funds or other amounts that a Master Servicer or the Special Servicer is entitled to retain as Additional Servicing Compensation pursuant to Section 3.11 need not be deposited by a Master Servicer in the Collection Account. If a Master Servicer shall deposit in the Collection Account any amount not required to be deposited therein, then (notwithstanding anything herein to the contrary) it may at any time withdraw such amount from such Collection Account.

            Within one Business Day of receipt of any of the foregoing amounts with respect to any Specially Serviced Trust Mortgage Loan, the Special Servicer shall remit such amounts to the applicable Master Servicer for deposit into the Collection Account maintained by such Master Servicer in accordance with the second preceding paragraph (or, if such Specially Serviced Trust Mortgage Loan is part of a Mortgage Loan Combination, into the related Mortgage Loan Combination Custodial Account in accordance with Section 3.04(f)). Any amounts received by the Special Servicer with respect to an REO Property (other than Liquidation Proceeds payable pursuant to Section 9.01 in connection with the termination of the Trust) shall be deposited into the applicable REO Account and remitted to the applicable Master Servicer for deposit into the Collection Account (or, if such REO Property relates to a Mortgage Loan Combination, into the related Mortgage Loan Combination Custodial Account) pursuant to Section 3.16(c).

            (b) The Trustee shall establish and maintain the Distribution Account in trust for the benefit of the Certificateholders. The Trustee shall make or be deemed to have made deposits in and withdrawals from the Distribution Account in accordance with the terms of this Agreement. The Master Servicers shall deliver to the Trustee each month on or before 2:00 p.m., New York City time, on the related Master Servicer Remittance Date, for deposit in the Distribution Account, that portion of the Available Distribution Amount (calculated without regard to clauses (a)(iv), (a)(vii), (d), (e), (f) and (g) of the definition thereof) for the related Distribution Date then on deposit in the Collection Account maintained by such Master Servicer. On the first Distribution Date in each month (prior to distributions on the Certificates being made on such date or the other Distribution Date in such month), the Trustee shall deposit in the Distribution Account any amounts required to be so deposited by the Trustee pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Distribution Account and, to the extent permitted by Section 3.06, shall be permitted to withdraw any Net Investment Earnings from the Distribution Account.

            Subject to Section 3.05, each Master Servicer shall, as and when required hereunder, deliver to the Trustee for deposit in the Distribution
Account:

            (i) any P&I Advances required to be made by such Master Servicer in accordance with Section 4.03 (or, if the Trustee succeeds to such Master Servicer's obligations hereunder, Section 7.05);

            (ii) any Liquidation Proceeds paid by such Master Servicer in connection with the purchase of all of the Trust Mortgage Loans and the Trust's interest in any REO Properties in the Trust Fund pursuant to
      Section 9.01 (exclusive of that portion thereof required to be deposited in the Collection Account or the Excess Liquidation Proceeds Account, or remitted to a B Loan Holder, pursuant to Section 9.01);

            (iii) any Yield Maintenance Charges on the Trust Mortgage Loans and REO Trust Mortgage Loans;

            (iv) any payments required to be made by such Master Servicer pursuant to Section 3.02(c); and

            (v) any other amounts required to be so delivered by such Master Servicer for deposit in the Distribution Account pursuant to any provision of this Agreement.

            The Trustee shall, upon receipt, deposit in the Distribution Account any and all amounts received by the Trustee that are required by the terms of this Agreement to be deposited therein (including the withdrawal amount from the Interest Reserve Account pursuant to Section 3.28(b) and such amount from the Excess Liquidation Proceeds Account as required pursuant to Section 3.04(e)) and any amounts required to be deposited by the Trustee pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Distribution Account. To the extent that a Master Servicer has not delivered to the Trustee for deposit in the Distribution Account such amounts as are required to have been so delivered on the Master Servicer Remittance Date, such Master Servicer shall pay interest thereon to the Trustee at an interest rate equal to the Reimbursement Rate then in effect for the period from and including the Master Servicer Remittance Date to and excluding the date such amounts are received for deposit by the Trustee.

            (c) [Reserved]

            (d) The Trustee shall establish and maintain the Excess Interest Distribution Account in the name of the Trustee for the benefit of the Holders of the Class V Certificates. The Excess Interest Distribution Account shall be established and maintained as an Eligible Account or, subject to Section 3.04(i), a subaccount of an Eligible Account. On or before each Master Servicer Remittance Date, each Master Servicer shall remit to the Trustee for deposit in the Excess Interest Distribution Account an amount equal to the Excess Interest received on the respective ARD Trust Mortgage Loans in its related Servicing Group (or any successor REO Trust Mortgage Loans with respect thereto) during the related Collection Period. On the first Distribution Date in each month, the Trustee shall withdraw the Excess Interest on deposit therein from the Excess Interest Distribution Account for distribution pursuant to Section 4.01(e). On the first Distribution Date in each month, the Trustee shall deposit any Net Investment Loss into the Excess Interest Distribution Account and shall be permitted to withdraw any Net Investment Earnings from the Excess Interest Distribution Account. Following the distribution of Excess Interest to Holders of the Class V Certificates on the first Distribution Date after which no ARD Trust Mortgage Loan and no successor REO Trust Mortgage Loan with respect to an ARD Trust Mortgage Loan remains part of the Mortgage Pool, the Trustee shall terminate the Excess Interest Distribution Account.

            (e) If any Excess Liquidation Proceeds are received, the Trustee shall establish and maintain one or more accounts (collectively, the "Excess Liquidation Proceeds Account") to be held in trust for the benefit of the Certificateholders. Each account that constitutes the Excess Liquidation Proceeds Account shall be an Eligible Account and, subject to Section 3.04(i), may be a sub-account of an Eligible Account. By 2:00 p.m., New York City time, on each Master Servicer Remittance Date, each Master Servicer shall withdraw from the Collection Account and remit to the Trustee for deposit in the Excess Liquidation Proceeds Account all Excess Liquidation Proceeds received by such Master Servicer during the Collection Period ending on the Determination Date immediately prior to such Master Servicer Remittance Date on the Mortgage Loans in its Servicing Group. On any Distribution Date, the Trustee shall distribute to the Holders of the Class LR Certificates amounts held in the Excess Liquidation Proceeds Account that exceed amounts reasonably required to offset future Realized Losses. If any Excess Liquidation Proceeds received by a Master Servicer during any Collection Period relate to any B Loan, such amount shall be deposited in the applicable Mortgage Loan Combination Custodial Account.

            On the Business Day prior to the first Distribution Date in each month, the Trustee shall withdraw from the Excess Liquidation Proceeds Account and deposit in the Distribution Account, for distribution on such Distribution Date, an amount equal to the lesser of (i) the entire amount, if any, then on deposit in the Excess Liquidation Proceeds Account and (ii) the excess, if any, of the aggregate amount distributable with respect to the Regular Certificates on each Distribution Date in such month pursuant to Sections 4.01(a) and 4.01(b), over the Available Distribution Amount for such Distribution Date (calculated without regard to such transfer from the Excess Liquidation Proceeds Account to the Distribution Account); provided that on the Business Day prior to the Final Distribution Date, the Trustee shall withdraw from the Excess Liquidation Proceeds Account and deposit in the Distribution Account, for distribution on such Distribution Date, any and all amounts then on deposit in the Excess Liquidation Proceeds Account. On the Business Day prior to each Distribution Date, as and to the extent applicable for such Distribution Date, the Trustee shall deposit any Net Investment Loss into the Excess Liquidation Proceeds Account and shall be permitted to withdraw any Net Investment Earnings from the Excess Liquidation Proceeds Account.

            (f) With respect to a CBA B Loan from and after the date, if any, on which any CBA A/B Material Default occurs and is continuing with respect to the subject CBA Mortgage Loan Combination (and, as a result, such CBA B Loan is being serviced hereunder), or if the Mortgaged Property securing a CBA Mortgage Loan Combination has become an REO Property, the applicable Master Servicer shall establish and maintain, or cause to be established and maintained, a Mortgage Loan Combination Custodial Account, into which the applicable Master Servicer shall promptly deposit or cause to be deposited (if not otherwise required to be deposited in the Collection Account maintained by such Master Servicer) (in no event later than the Business Day following the receipt of available funds) (or shall transfer from collections with respect to the related Mortgage Loan Combination on deposit in the Collection Account maintained by such Master Servicer if any such amounts were deposited in such account in error), except as otherwise specifically provided herein, the following payments and collections on the applicable Mortgage Loan Combination received after the Cut-off Date (other than payments of principal and interest due and payable on or before the Cut-off Date) and the following payments and collections received on the applicable Mortgage Loan Combination by the applicable Master Servicer on or prior to the Cut-off Date but allocable to a period subsequent thereto:

            (i) all payments or transfers (from whatever source) on account of principal, including Principal Prepayments, on such Mortgage Loan Combination (including from a debt service reserve account or any party exercising cure rights); and

            (ii) all payments (from whatever source) on account of interest, including Default Interest and Excess Interest, Yield Maintenance Charges and late payment charges on such Mortgage Loan Combination (including from a debt service reserve account or any party exercising cure rights), but net of any related Master Servicing Fee and/or amounts that constitute and are actually payable as Additional Servicing Compensation; and

            (iii) all Insurance and Condemnation Proceeds received in respect of such Mortgage Loan Combination, together with any amounts representing recoveries of Workout-Delayed Reimbursement Amounts or Nonrecoverable Advances in respect of the related Mortgage Loan Combination; and

            (iv) all Liquidation Proceeds received in respect of such Mortgage Loan Combination; and

            (v) any amounts required to be transferred to such Mortgage Loan Combination Custodial Account from the REO Account pursuant to Section 3.16(c);

            (vi) any amounts required to be deposited by such Master Servicer pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in such Mortgage Loan Combination Custodial Account; and

            (vii) any amounts required to be deposited by such Master Servicer or the Special Servicer pursuant to Section 3.07(b) in connection with losses on such Mortgage Loan Combination resulting from a deductible clause in a blanket hazard policy or master single interest policy; and

            (viii) any amounts paid by the holder of any A Loan or any Mezzanine Loan Holder in connection with any purchase option exercised pursuant to the terms of the related Intercreditor Agreement, that are distributable to the related B Loan Holder.

            The foregoing requirements for deposit by the applicable Master Servicer in a Mortgage Loan Combination Custodial Account shall be exclusive, it being understood and agreed that actual payments from a Borrower in the nature of Escrow Payments, charges for beneficiary statements or demands, assumption fees, modification fees, extension fees, amounts collected for Borrower checks returned for insufficient funds or other amounts that the applicable Master Servicer or the Special Servicer is entitled to retain as Additional Servicing Compensation pursuant to Section 3.11 need not be deposited by the applicable Master Servicer in such Mortgage Loan Combination Custodial Account. If a Master Servicer shall deposit in any Mortgage Loan Combination Custodial Account any amount not required to be deposited therein, then such Master Servicer (notwithstanding anything herein to the contrary) may at any time withdraw such amount from such Mortgage Loan Combination Custodial Account.

            Within one Business Day of receipt of any of the amounts described in clauses (i)-(iv) of the second preceding paragraph with respect to any Specially Serviced Mortgage Loan that is part of a Mortgage Loan Combination during the period that the related B Loan is being serviced hereunder, the Special Servicer shall remit such amounts to the applicable Master Servicer for deposit in the related Mortgage Loan Combination Custodial Account pursuant to the second preceding paragraph. Any amounts received by the Special Servicer with respect to an REO Property that relates to a Mortgage Loan Combination shall be deposited into the REO Account and remitted to the applicable Master Servicer for deposit into the related Mortgage Loan Combination Custodial Account pursuant to Section 3.16(c).

            With respect to any CBA B Loan from and after the date, if any, on which any CBA A/B Material Default occurs and is continuing with respect to the subject Mortgage Loan Combination (and, as a result, such CBA B Loan is being serviced hereunder), or if the Mortgaged Property securing the subject Mortgage Loan Combination has become an REO Property, the applicable Master Servicer shall, as and when required pursuant to the related Intercreditor Agreement and
Section 3.05(a) (and in any event no later than the related Master Servicer Remittance Date), withdraw from the related Mortgage Loan Combination Custodial Account and pay to the applicable parties hereunder such amounts as is permitted under the related Intercreditor Agreement and this Agreement for purposes of the reimbursement of Advances, the payment of interest on Advances, the payment of Master Servicing Fees, Special Servicing Fees, Workout Fees and Liquidation Fees and the payment of any other servicing expenses, indemnification and fees relating to the subject Mortgage Loan Combination or any related REO Property and, further, pay to the Trust, as "A Note Holder" or "Note A Holder" under the related Intercreditor Agreement, and to the B Loan Holder all amounts to which each of them is entitled in respect of the subject A Loan and B Loan, respectively, in accordance with the related Intercreditor Agreement. The foregoing payments shall be made in accordance with the priorities set forth in the related Intercreditor Agreement. Payments to the Trust shall be made by transfer of the applicable funds to the Collection Account, and payments to the B Loan Holder shall be made in accordance with the related Intercreditor Agreement.

            Each Master Servicer may pay itself monthly any Net Investment Earnings with respect to a Mortgage Loan Combination Custodial Account with respect to a Mortgage Loan it services.

            (g) Reserved.

            (h) Funds on deposit in a Collection Account and any Mortgage Loan Combination Custodial Account may be invested only in Permitted Investments in accordance with the provisions of Section 3.06. Funds on deposit in the Distribution Account, the Excess Interest Distribution Account and the Excess Liquidation Proceeds Account may be invested only in Permitted Investments in accordance with the provisions of Section 3.06. Each Master Servicer shall give notice to the Trustee, the Special Servicer, the Rating Agencies and the Depositor of the location of its Collection Account and any Mortgage Loan Combination Custodial Account prior to any change thereof. As of the Closing Date (or the date such account is established, if later), the Distribution Account, the Excess Liquidation Proceeds Account and the Excess Interest Distribution Account shall be located at the offices of the Trustee. The Trustee shall give notice to the Master Servicers and the Depositor of any new location of the Distribution Account, the Excess Liquidation Proceeds Account or the Excess Interest Distribution Account, prior to any change thereof.

            (i) Notwithstanding the foregoing or any other provision to the contrary in this Agreement, each Master Servicer may maintain the Collection Account and the respective Mortgage Loan Combination Custodial Accounts to be maintained by it (if any) as multiple separate sub-accounts of a single Eligible Account; provided that: (i) all deposits into and withdrawals from such single Eligible Account shall be made in the same manner as would be the case if the Collection Account and the respective Mortgage Loan Combination Custodial Accounts were maintained as multiple separate accounts; (ii) all distributions on the Certificates will be calculated and made in the same manner as would be the case if such Collection Account and such respective Mortgage Loan Combination Custodial Accounts were maintained as multiple separate accounts;
(iii) such Master Servicer shall make credits and debits to those multiple sub-accounts in a manner consistent with the provisions of this Agreement governing deposits and withdrawals of funds to and from the Collection Account and the respective Mortgage Loan Combination Custodial Account, respectively;
(iv) such Master Servicer's maintaining such Collection Account and such respective Mortgage Loan Combination Custodial Accounts as multiple separate sub-accounts of a single Eligible Account (as opposed to in the form of multiple separate Eligible Accounts) shall not materially and adversely affect any of the Certificateholders or any B Loan Holder; and (v) such single Eligible Account shall be entitled substantially as follows: "KeyCorp Real Estate Capital Markets, Inc. or Wachovia Bank, National Association, as applicable, [or the name of any successor Master Servicer], as Master Servicer, in trust for Wells Fargo Bank, N.A. [or the name of any successor Trustee], as Trustee, on behalf of Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3, and the respective B Loan Holders, as their interests may appear, Collection/Custodial Account."

            Also notwithstanding the foregoing or any other provision to the contrary in this Agreement, the Trustee may maintain the REMIC I Distribution Account, the REMIC II Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, and the Excess Liquidation Proceeds Account as five separate subaccounts of a single Eligible Account; provided that: (i) all deposits into and withdrawals from such single Eligible Account shall be made in the same manner as would be the case if the REMIC I Distribution Account, the REMIC II Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account and the Excess Liquidation Proceeds Account were maintained as five separate accounts; (ii) all distributions on the Certificates will be calculated and made in the same manner as would be the case if the REMIC I Distribution Account, the REMIC II Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account and the Excess Liquidation Proceeds Account were maintained as five separate accounts; (iii) the Trustee shall make debits and credits to those five subaccounts in a manner consistent with the provisions of this Agreement governing transfers of funds between the REMIC I Distribution Account, the REMIC II Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, and the Excess Liquidation Proceeds Account, as the case may be; (iv) the Trustee's maintaining the REMIC I Distribution Account, the REMIC II Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account and the Excess Liquidation Proceeds Account as five separate subaccounts of a single Eligible Account (as opposed to in the form of five separate Eligible Accounts) shall not materially and adversely affect any of the Certificateholders; and (v) such single Eligible Account shall be entitled "Wells Fargo Bank, N.A., as Trustee, in trust for the registered holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3, REMIC I Distribution Account, REMIC II Distribution Account, Excess Interest Distribution Account, Interest Reserve Account and Excess Liquidation Proceeds Account."

            Section 3.05 Permitted Withdrawals from the Collection Account and the Distribution Account

            (a) Subject to the provisions of this Section 3.05(a), each Master Servicer may, from time to time, make withdrawals from the Collection Account it maintains for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

            (i) to remit to the Trustee for deposit in the Distribution Account the amount required to be remitted pursuant to the first paragraph of
      Section 3.04(b) and clause (iii) of the second paragraph of Section 3.04(b) and the amount to be applied to make P&I Advances by such Master Servicer pursuant to Section 4.03(a);

            (ii) to remit to the Trustee for deposit in the Excess Interest Distribution Account any Excess Interest on the ARD Trust Mortgage Loans and any successor REO Trust Mortgage Loans with respect thereto pursuant to Section 3.04(c);

            (iii) to pay (w) to a Master Servicer or the holder of such Master Servicer's Excess Servicing Strip (subject to Section 3.11(a)), unpaid Master Servicing Fees or Primary Servicing Fees to which it or such holder is entitled pursuant to Section 3.11(a) in respect of each Mortgage Loan and REO Mortgage Loan, (x) to any Primary Servicer, any Primary Servicing Fees, (y) to any Broker Strip Payee entitled thereto, the related Broker Strip and (z) to the Special Servicer, unpaid Special Servicing Fees to which it is entitled in accordance with Section 3.11(b) in respect of each Specially Serviced Trust Mortgage Loan, REO Trust Mortgage Loan and, to the extent set forth in the related Intercreditor Agreement, each B Loan, as applicable, such Master Servicer's rights, any Broker Strip Payee's rights and the Special Servicer's rights to payment pursuant to this clause (iii) with respect to any Trust Mortgage Loan, REO Trust Mortgage Loan or B Loan, as applicable, being limited to amounts received on or in respect of such Trust Mortgage Loan or B Loan (whether in the form of payments, Liquidation Proceeds or Insurance and Condemnation Proceeds), or such REO Trust Mortgage Loan (whether in the form of REO Revenues, Liquidation Proceeds or Insurance and Condemnation Proceeds) that are allocable as a recovery of interest thereon;

            (iv) to reimburse itself or the Trustee, as applicable, for unreimbursed P&I Advances (to the extent not previously reimbursed in the form of a Cure Payment from any B Loan Holder), such Master Servicer's or the Trustee's right to receive payment pursuant to this clause (iv) being limited to amounts received which represent Late Collections of interest (net of the related Master Servicing Fees and Broker Strip Interest, if any) on and principal of the particular Trust Mortgage Loans and REO Trust Mortgage Loans with respect to which such P&I Advances were made; provided, however, that if such P&I Advance becomes a Workout-Delayed Reimbursement Amount, then such P&I Advance shall thereafter be reimbursed from the portion of general collections and recoveries on or in respect of the Trust Mortgage Loans and REO Properties on deposit in the Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (vi) below, first from such amounts that are allocated to the Loan Group to which such Trust Mortgage Loan belongs and second from such amounts that are allocated to the other Loan Group;

            (v) to reimburse itself, the Special Servicer or the Trustee, as applicable, for unreimbursed Servicing Advances, such Master Servicer's, the Special Servicer's or the Trustee's respective rights to receive payment pursuant to this clause (v) with respect to any Mortgage Loan or REO Property being limited to, as applicable, related payments, Liquidation Proceeds, Insurance and Condemnation Proceeds and REO Revenues; provided, however, that if such Servicing Advance becomes a Workout-Delayed Reimbursement Amount, then such Servicing Advance shall thereafter be reimbursed from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties on deposit in the Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause
      (vi) below, first from such amounts that are allocated to the Loan Group to which such Trust Mortgage Loan belongs and second from such amounts that are allocated to the other Loan Group;

            (vi) (A) to reimburse itself, the other Master Servicer (to the extent amounts in the other Master Servicer's Collection Account are insufficient), the Special Servicer or the Trustee for (A) Nonrecoverable Advances out of the principal portion of general collections on the Mortgage Loans and REO Properties, first from such amounts that are allocated to the Loan Group to which such Trust Mortgage Loan belongs and second from such amounts that are allocated to the other Loan Group, and, to the extent the principal portion of general collections is insufficient and with respect to such excess only, subject to any exercise of the sole option of such Master Servicer, the Special Servicer or the Trustee to defer reimbursement thereof pursuant to Section 3.03(d) or Section 4.03(d), as applicable, out of other collections on the Mortgage Loans and REO Properties and (B) to reimburse itself, the Special Servicer or the Trustee, as applicable, for Workout-Delayed Reimbursement Amounts, out of the principal portion of the general collections on the Mortgage Loans and REO Properties, net of such amounts being reimbursed pursuant to (A) above, first from such amounts that are allocated to the Loan Group to which such Trust Mortgage Loan belongs and second from such amounts that are allocated to the other Loan Group;

            (vii) at such time as it reimburses itself, the Special Servicer, the Trustee or the other Master Servicer, as applicable, for (a) any unreimbursed P&I Advance pursuant to clause (iv) above (including, pursuant to clause (vi) above, any such P&I Advance that constitutes a Workout-Delayed Reimbursement Amount), to pay itself or the Trustee, as applicable, any Advance Interest accrued and payable thereon in accordance with Section 4.03(d), (b) any unreimbursed Servicing Advances pursuant to clause (v) above (including, pursuant to clause (vi) above, any such Servicing Advance that constitutes a Workout-Delayed Reimbursement Amount) or pursuant to Section 3.03(a)(ii), to pay itself, the Special Servicer or the Trustee, as the case may be, any Advance Interest accrued and payable thereon in accordance with Section 3.03(d) or (c) any Nonrecoverable Advances pursuant to clause (vi) above, to pay itself, the other Master Servicer, the Special Servicer or the Trustee, as the case may be, any Advance Interest accrued and payable thereon (all such Advance Interest to be payable first out of Penalty Charges on the related Mortgage Loan or REO Mortgage Loan and then out of general collections on the Mortgage Loans and REO Properties; provided, that Advance Interest accrued and payable on any Workout-Delayed Reimbursement Amount as set forth in subclause (a) or (b) above shall be solely reimbursable from the principal portion of general collections, net of any amount used to reimburse any Nonrecoverable Advance and Advance Interest thereon);

            (viii) to pay the Special Servicer (or, if applicable, any predecessor thereto) earned and unpaid Workout Fees and Liquidation Fees with respect to any Specially Serviced Mortgage Loan or REO Mortgage Loan to which it is entitled pursuant to, and from the sources contemplated by,
      Section 3.11(b);

            (ix) to reimburse itself, the Special Servicer, the Depositor or the Trustee, as the case may be, for any unreimbursed expenses reasonably incurred by such Person in respect of any Breach or Defect relating to a Trust Mortgage Loan and giving rise to a repurchase obligation of any Mortgage Loan Seller under Section 7 of the related Mortgage Loan Purchase Agreement or under the Column Performance Guarantee, including, without limitation, any expenses arising out of the enforcement of the repurchase obligation, each such Person's right to reimbursement pursuant to this clause (ix) with respect to any Trust Mortgage Loan being limited to that portion of the Purchase Price paid for such Trust Mortgage Loan that represents such expense in accordance with clause (vi) of the definition of "Purchase Price";

            (x) subject to Section 2.03(b), to reimburse itself, the Trustee or the Special Servicer, as the case may be, out of general collections on the Trust Mortgage Loans for which such Master Servicer is the Master Servicer and any related REO Properties for any unreimbursed expense reasonably incurred by such Person relating to a Trust Mortgage Loan required to be serviced by such Master Servicer in connection with the enforcement of any Mortgage Loan Seller's obligations under Section 7 of the related Mortgage Loan Purchase Agreement or under the Column Performance Guarantee, but only to the extent that such expenses are not reimbursable pursuant to clause (ix) above or otherwise;

            (xi) to pay itself, as Additional Servicing Compensation all amounts specified in the fifth and sixth paragraphs of Section 3.11(a); and to pay the Special Servicer, as Additional Servicing Compensation all amounts specified in the second to the last paragraph of Section 3.11(b);

            (xii) to recoup any amounts deposited in the Collection Account in error;

            (xiii) to pay itself, the Special Servicer, the Trustee, the Depositor or any of their respective affiliates, directors, officers, shareholders, members, managers, partners, employees and agents (including any Primary Servicers), as the case may be, any amounts payable to any such Person out of the Collection Account pursuant to Sections 6.03(a) or 6.03(b);

            (xiv) to pay for (A) the cost of any Opinion of Counsel contemplated by Sections 12.01(a) or 12.01(c) in connection with an amendment to this Agreement requested by the Trustee, the Special Servicer or a Master Servicer, which amendment is in furtherance of the rights and interests of Certificateholders, (B) the cost of obtaining the REO Extension contemplated by Section 3.16(a) (the amounts contemplated by this clause may be paid from the Collection Account), (C) any reasonable out-of-pocket cost or expense (including the reasonable fees of tax accountants and attorneys) incurred by the Trustee pursuant to Section 3.17(a)(iii) in connection with providing advice to the Special Servicer with respect to any REO Property (except to the extent that the subject expense relates to any B Loan or any successor REO B Loan with respect thereto), and (D) to the extent not otherwise advanced by such Master Servicer, any fees and/or expenses payable or reimbursable, as the case may be, in accordance with
      Section 3.18, to such Master Servicer, the Trustee or an Independent third party for confirming, in accordance with such Section 3.18(b), a Fair Value determination made with respect to any Defaulted Trust Mortgage Loan;

            (xv) to pay itself, the Special Servicer, the Trustee or the Depositor, as the case may be, any amount related to the Mortgage Loans and/or REO Properties that is specifically required to be paid to such Person at the expense of the Trust Fund under any provision of this Agreement and to which reference is not made in any other clause of this
      Section 3.05(a), it being acknowledged that this clause (xv) shall not be construed to modify any limitation otherwise set forth in this Agreement on the time at which any Person is entitled to payment or reimbursement of any amount or the funds from which any such payment or reimbursement is permitted to be made;

            (xvi) to pay, in accordance with Section 3.03(c), out of general collections on the Mortgage Loans and any REO Properties, certain servicing expenses related to the Mortgage Loans and REO Properties that would, if advanced, constitute Nonrecoverable Servicing Advances;

            (xvii) to pay itself, the Special Servicer, a Mortgage Loan Seller, any B Loan Holder or any other particular Person, as the case may be, with respect to each Mortgage Loan, if any, previously purchased or replaced by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase or replacement;

            (xviii) to pay for the cost of any environmental testing performed at the Special Servicer's direction pursuant to the last sentence of
      Section 3.09(c) and to pay for the cost of any remedial actions taken in accordance with Section 3.09(c) to address actual or potential adverse environmental conditions;

            (xix) to transfer to the related Mortgage Loan Combination Custodial Account or pay any amounts payable by the holder of the related A Loan to any B Loan Holder under the related Intercreditor Agreement;

            (xx) to remit any Excess Liquidation Proceeds to the Trustee for deposit in the Excess Liquidation Proceeds Account in accordance with
      Section 3.04(e);

            (xxi) to remit to the Trustee for payment out of general collections on the Trust Mortgage Loans and any related REO Properties any and all federal, state and local taxes imposed on any Trust REMIC created hereunder or any of its assets or transactions, together with all incidental costs and expenses, to the extent that none of the Master Servicers, the Special Servicer or the Trustee is liable therefor;

            (xxii) to pay to the related Mortgage Loan Seller any amounts that represent monthly debt service payments due on the Trust Mortgage Loans on or before their respective Due Dates in June 2007 or, in the case of a Replacement Trust Mortgage Loan, during or before the month in which such Trust Mortgage Loan was added to the Trust Fund; and

            (xxiii) to clear and terminate the Collection Account at the termination of this Agreement pursuant to Section 9.01;

provided, however, that, in the case of each Mortgage Loan Combination:

                  (A) to the maximum extent permitted by the related
            Intercreditor Agreement, Special Servicing Fees, Workout Fees, Liquidation Fees, Advances, interest on Advances, and all other servicing fees, costs and expenses relating to such Mortgage Loan Combination or any related REO Property shall be paid or reimbursed, as applicable, out of amounts otherwise payable to the holder of the related B Loan or any successor REO Mortgage Loan with respect thereto; and

                  (B) no fees, costs or expenses, including servicing
            compensation, allocable to the related B Loan or any successor REO Mortgage Loan with respect thereto (other than related Servicing Advances (including Workout-Delayed Reimbursement Amounts), which are otherwise payable or reimbursable, as applicable, in accordance with this Agreement) shall be paid or reimbursed, as applicable, out of any payments or other collections on the Mortgage Loans and/or any successor REO Mortgage Loans with respect thereto (exclusive of the related A Loan or any successor REO Mortgage Loan with respect thereto); and

                  (C) no fees, costs or expenses allocable to the Mortgage
            Loans, any successor REO Mortgage Loans with respect thereto or any particular such Mortgage Loan or REO Mortgage Loan (exclusive of the related A Loan or any successor REO Mortgage Loan with respect thereto) shall be paid out of payments and other collections on, or amounts otherwise payable to the holder of, the related B Loan or any successor REO Mortgage Loan with respect thereto; and

provided, further, however, that in the case of any B Loan (to the extent not inconsistent with the preceding provisos):

                  (A) the applicable Master Servicer shall be entitled to make transfers from time to time, from the related Mortgage Loan Combination Custodial Account to the applicable Collection Account, of amounts necessary for the payments and/or reimbursements of amounts described above in this Section 3.05(a), including the foregoing proviso, but only insofar as the payment or reimbursement described therein arises from or is related to the subject Mortgage Loan Combination or is allocable to the subject Mortgage Loan Combination, as applicable, pursuant to this Agreement and, in either case, is allocable to the related B Loan pursuant to the related Intercreditor Agreement(s), and such Master Servicer shall also be entitled to make transfers from time to time, from the related Mortgage Loan Combination Custodial Account to the Collection Account, of amounts transferred to such related Mortgage Loan Combination Custodial Account in error, and amounts necessary for the clearing and termination of the related Mortgage Loan Combination Custodial Account pursuant to Section 9.01; and

                  (B) the applicable Master Servicer shall on the Business Day following receipt of payment from the related Borrower or as otherwise required under the related Intercreditor Agreement (but in no event sooner than one Business Day after receipt), remit to the related B Loan Holder any amounts on deposit in the related Mortgage Loan Combination Custodial Account (net of amounts permitted or required to be transferred therefrom as described in clause (A) above), to the extent that such B Loan Holder is entitled thereto under the related Intercreditor Agreement (including, if applicable, by way of the operation of any provision of the related Intercreditor Agreement(s) that entitles the holder of such B Loan to reimbursement of Cure Payments made by it).

            Expenses incurred with respect to each Mortgage Loan Combination being serviced under this Agreement shall be allocated in accordance with the corresponding Intercreditor Agreement(s).

            If a Master Servicer is entitled to make any payment or reimbursement described above and such payment or reimbursement relates to a Mortgage Loan Combination, then such Master Servicer shall, if funds on deposit in such Mortgage Loan Combination Custodial Account are insufficient therefor, request the related B Loan Holder to make such payment or reimbursement to the extent such B Loan Holder is obligated to make such payment or reimbursement pursuant to the related Intercreditor Agreement. If such B Loan Holder fails to make such payment or reimbursement that it is obligated to make within three Business Days following such request or such longer time as is permitted under the related Intercreditor Agreement, then (subject to the provisos to the first paragraph of this Section 3.05(a)) such Master Servicer shall be entitled to make such payment or reimbursement from the applicable Collection Account. The applicable Master Servicer shall use reasonable efforts to recover any such payment or reimbursement paid out of general collections on the Mortgage Pool from such B Loan Holder, and if such payment or reimbursement is subsequently recovered from such B Loan Holder or from payments from the Borrower or proceeds of the Mortgage Loan Combination Custodial Account that would otherwise be payable to the B Loan Holder, to the extent that any amounts were previously taken by such Master Servicer from general collections on the Mortgage Pool on deposit in the Collection Account, the amount recovered (or otherwise to be paid to the B Loan Holder) shall be deposited into the Collection Account and shall not be deposited into the related Mortgage Loan Combination Custodial Account.

            Subject to the provisions of Section 3.03(c), each Master Servicer shall pay to the Special Servicer from the Collection Account it maintains on each Master Servicer Remittance Date amounts permitted to be paid to the Special Servicer therefrom based upon an Officer's Certificate received from the Special Servicer on the first Business Day following the immediately preceding Determination Date describing the item and amount to which the Special Servicer is entitled. Each Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Mortgage Loan and REO Property, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request thereby for withdrawal from a Collection Account.

            Each Master Servicer shall keep and maintain separate accounting records, on a loan-by-loan and property-by-property basis when appropriate, for the purpose of justifying any withdrawal from the Collection Account and Mortgage Loan Combination Custodial Account.

            (b) The Trustee, may, from time to time, make or be deemed to make withdrawals from the Distribution Account for any of the following purposes:

            (i) to make distributions of the Available Distribution Amount and any Yield Maintenance Charges on the Trust Mortgage Loans and REO Trust Mortgage Loans from the REMIC I Distribution Account to the REMIC II Distribution Account in respect of the Uncertificated REMIC I Interests and to the Holders of the Class LR Certificates, from the REMIC II Distribution Account and the Excess Interest Distribution Account to the Certificateholders pursuant to Section 4.01;

            (ii) to pay the Trustee accrued but unpaid Trustee Fees;

            (iii) to pay to the Trustee or any of its Affiliates, directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable out of the Distribution Account to any such Person hereunder, including but not limited to those pursuant to Section 6.03(a), 6.03(b), 8.05(c) or 8.05(d);

            (iv) to pay for the cost of recording this Agreement;

            (v) to pay for the cost of the Opinion of Counsel contemplated by
      Section 12.01(c) in connection with any amendment to this Agreement requested by the Trustee;

            (vi) to pay any and all federal, state and local taxes imposed on any of the REMIC Pools or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the Depositor, the Master Servicers, the Special Servicer or the Trustee is liable therefor;

            (vii) to recoup any amounts deposited in the Distribution Account in error;

            (viii) to transfer amounts required to be transferred to the Interest Reserve Account pursuant to Section 3.28(a);

            (ix) subject to Section 3.19(e), to reimburse and pay to itself for outstanding and unreimbursed Nonrecoverable Advances and accrued and unpaid interest thereon (consistent with Section 1.05(a));

            (x) to pay the Trustee any Net Investment Earnings on funds in the Distribution Account pursuant to Section 3.06; and

            (xi) to clear and terminate the Distribution Account at the termination of this Agreement pursuant to Section 9.01.

            (c) Notwithstanding anything herein to the contrary, with respect to any Mortgage Loan, (i) if amounts on deposit in the Collection Accounts and the Distribution Account are not sufficient to pay the full amount of the Master Servicing Fee listed in Section 3.05(a)(iii) and the Trustee Fee, listed in
Section 3.05(b)(ii), then the Trustee Fee shall be paid in full prior to the payment of any Master Servicing Fee payable under Section 3.05(a)(ii) and (ii) if amounts on deposit in the Collection Accounts are not sufficient to reimburse the full amount of, together with interest on, Advances listed in Sections 3.05(a)(iv), (v), (vi) and (vii), then reimbursements shall be paid first to the Trustee and then to the applicable Master Servicer.

            Section 3.06 Investment of Funds in the Collection Account, Mortgage Loan Combination Custodial Accounts, Servicing Accounts, Cash Collateral Accounts, Lock-Box Accounts, Interest Reserve Account, REMIC I Distribution Account, REMIC II Distribution Account, Excess Liquidation Proceeds Account, Excess Interest Distribution Account and the REO Account.

            (a) (i) Each Master Servicer may direct any depository institution maintaining for such Master Servicer a Collection Account, any Mortgage Loan Combination Custodial Account, any Servicing Account, any Cash Collateral Account and any Lock-Box Account (any of the foregoing accounts listed in this clause (i) for purposes of this Section 3.06, a "Master Servicer Account"), (ii) the Special Servicer may direct any depository institution maintaining for the Special Servicer an REO Account and (iii) the Trustee may direct any depository institution maintaining the Distribution Account, the Excess Liquidation Proceeds Account, the Excess Interest Distribution Account, the REMIC I Distribution Account, the REMIC II Distribution Account and the Interest Reserve Account (any of the foregoing accounts listed in this clause (iii) for purposes of this Section 3.06, a "Trustee Account" and any of the Master Servicer Accounts, the Trustee Accounts and the REO Account, for purposes of this Section 3.06, an "Investment Account"), to invest (or if such depository institution is a Master Servicer, Special Servicer or the Trustee, as applicable, it may itself invest) the funds held therein solely in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand,
(A) no later than the Business Day immediately preceding the next succeeding date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if a Person other than the depository institution maintaining such account is the obligor thereon and (B) no later than the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if the depository institution maintaining such account is the obligor thereon. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the applicable Master Servicer or the Special Servicer, as applicable, on behalf of the Trustee or in the name of the Trustee (in its capacity as such).

            The applicable Master Servicer (in the case of any Master Servicer Account) or the Special Servicer (in the case of an REO Account), on behalf of the Trustee, or the Trustee (in the case of any Trustee Account) shall maintain continuous possession of any Permitted Investment of amounts in such accounts that is either (i) a "certificated security," as such term is defined in the UCC or (ii) other property in which a secured party may perfect its security interest by possession under the UCC or any other applicable law. Possession of any such Permitted Investment by the applicable Master Servicer (in the case of a Permitted Investment of funds on deposit in any Master Servicer Account) or the Special Servicer (in the case of a Permitted Investment of funds on deposit in an REO Account) shall constitute possession by the Trustee, as secured party, for purposes of Section 9-313 of the UCC and any other applicable law. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the applicable Master Servicer (in the case of any Master Servicer Account), the Special Servicer (in the case of the REO Account) or the Trustee (in the case of any Trustee Account) shall:

            (i) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (A) all amounts then payable thereunder and (B) the amount required to be withdrawn on such date; and

            (ii) demand payment of all amounts due thereunder promptly upon determination by the applicable Master Servicer, the Special Servicer or the Trustee, as the case may be, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

            (b) Interest and investment income realized on funds and deposited in each of the Master Servicer Accounts to the extent of the Net Investment Earnings, if any, with respect to such account for each Collection Period shall be for the sole and exclusive benefit of the applicable Master Servicer to the extent not required to be paid to the related Borrower and shall be subject to its withdrawal, or withdrawal at its direction, in accordance with Section 3.03(a), 3.04(e), 3.05(a) or 3.27, as the case may be. Interest and investment income realized on funds deposited in the REO Account, to the extent of the Net Investment Earnings, if any, with respect to such account for each Collection Period, shall be for the sole and exclusive benefit of the Special Servicer and shall be subject to withdrawal, or withdrawal at its direction, in accordance with Section 3.16(c). Interest and investment income realized on funds and deposited in each of the Trustee Accounts, to the extent of the Net Investment Earnings, if any, with respect to such account for each period from the day succeeding the first Distribution Date in any month to the first Distribution Date in the next succeeding month shall be for the sole and exclusive benefit of the Trustee, but shall be subject to withdrawal in accordance with Section 3.04(c), 3.04(e), 3.05(b) or 3.28. If any loss shall be incurred in respect of any Permitted Investment directed to be made by a Master Servicer or the Special Servicer, as applicable, other than any loss on an investment made at the direction of the Borrower or made as required under the Mortgage Loan Documents and on deposit in any of the Master Servicer Accounts (in the case of a Master Servicer) or any of the REO Accounts (in the case of the Special Servicer), the applicable Master Servicer or the Special Servicer, as applicable, shall deposit therein, no later than the next Determination Date, without right of reimbursement, the amount of the Net Investment Loss, if any, with respect to such account for the most recently ended Collection Period; provided, however, that such Net Investment Loss shall not include any loss incurred as a result of the bankruptcy or insolvency of the depository institution or trust company that holds such Investment Account so long as such depository institution or trust company satisfies the qualifications set forth in the definition of "Eligible Account" (1) at the time such investment was made and (2) as of the date 30 days prior to the bankruptcy or insolvency. If any loss shall be incurred in respect of any Permitted Investment directed to be made by the Trustee and on deposit in any of the Trustee Accounts, the Trustee shall deposit therein, no later than the first Distribution Date in such month, or if such first Distribution Date has passed, the first Distribution Date in the next month, without right of reimbursement, the amount of the Net Investment Loss, if any, with respect to such account for the period from and including the day succeeding the first Distribution Date in the immediately preceding month (or, in the case of the initial Distribution Date, from and including the Closing Date) to and including such Distribution Date.

            (c) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Trustee may (and, subject to Section 8.02, upon the request of Holders of Certificates entitled to a majority of the Voting Rights allocated to any Class shall) take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

            Notwithstanding the investment of funds held in any Investment Account pursuant to this Section 3.06, for purposes of calculating the Available Distribution Amount, the amounts so invested shall be deemed to remain on deposit in such account.

            Section 3.07 Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage

            (a) Subject to the following sentence, the applicable Master Servicer shall use its reasonable efforts, consistent with the Servicing Standard, to cause the related Borrower to maintain, for each Mortgage Loan any and all Insurance Policy coverage as is required under the related Mortgage Loan Documents (and, if the related Borrower fails to do so, the applicable Master Servicer shall itself maintain such Insurance Policy coverage to the extent the Trustee as mortgagee has an insurable interest in the related Mortgaged Property and to the extent such Insurance Policy coverage is available at commercially reasonable rates, as determined by the applicable Master Servicer in accordance with the Servicing Standard); provided that, subject to Section 3.07(f), if any Mortgage permits the holder thereof to dictate to the Borrower the Insurance Policy coverage to be maintained on such Mortgaged Property, the applicable Master Servicer or the Special Servicer, as applicable, shall impose such insurance requirements as are consistent with the Servicing Standard; and provided, further, that the applicable Master Servicer is not required to make a Nonrecoverable Servicing Advance to maintain any such Insurance Policy. The applicable Master Servicer shall use its reasonable efforts to cause the related Borrower to maintain, and if the related Borrower does not so maintain, the applicable Master Servicer shall maintain, all-risk casualty insurance which does not contain any carve-out for (or, alternatively, a separate insurance policy that expressly provides coverage for) property damage resulting from a terrorist or similar act, to the extent not prohibited by the terms of the related Mortgage Loan Documents; provided, however, that the applicable Master Servicer will not be obligated to require any Borrower to obtain or maintain insurance in excess of the amounts of coverage and deductibles required by the related Mortgage Loan Documents or by the related Mortgage Loan Seller immediately prior to the Closing Date, unless the applicable Master Servicer determines, in accordance with the Servicing Standard, that the insurance required immediately prior to the Closing Date (if less than what is required by the related Mortgage Loan Documents) would not then be commercially reasonable for property of the same type, size and/or location as the related Mortgaged Property and the Special Servicer, with the consent of the Series 2007-C3 Directing Certificateholder (which consent shall be obtained by the Special Servicer and be subject to the limitations of the last paragraph of Section 3.21(e)), approves such determination; provided, further, that the applicable Master Servicer will not be obligated to require any Borrower to obtain or maintain insurance issued by an issuer rated by either S&P or Moody's unless the issuer of such insurance was specifically required to be rated by S&P or Moody's, as applicable, under the terms of the related Mortgage Loan Documents or by the related Mortgage Loan Seller immediately prior to the Closing Date; provided further, however, that the applicable Master Servicer shall not be required to call a default under a Mortgage Loan if the related Borrower fails to maintain such insurance, and the applicable Master Servicer shall not be required to maintain such insurance, if, in each case, the Special Servicer has determined in accordance with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the subject Mortgaged Property and located in or around the region in which the subject Mortgaged Property is located or (b) such insurance is not available at any rate; and provided, further, that the applicable Master Servicer shall use reasonable efforts, consistent with the Servicing Standard, to enforce any express provisions in the related Mortgage Loan Documents relating to insurance against loss or damage resulting from terrorist or similar acts. During the period that the Special Servicer is evaluating such insurance hereunder, the applicable Master Servicer shall not be liable for any loss related to its failure to require the related Borrower to maintain terrorism insurance and shall not be in default of its obligations as a result of such failure. Subject to Section 3.17(a), the Special Servicer shall maintain for each REO Property no less Insurance Policy coverage than was previously required of the Borrower under the related Mortgage Loan(s) or, at the Special Servicer's election, coverage satisfying insurance requirements consistent with the Servicing Standard; provided that such coverage is available at commercially reasonable rates.

            All such Insurance Policies shall (i) contain a "standard" mortgagee clause, with loss payable to the applicable Master Servicer on behalf of the Trustee (in the case of insurance maintained in respect of Mortgage Loans) or the Special Servicer on behalf of the Trustee (in the case of insurance maintained in respect of REO Properties), (ii) include coverage in an amount not less than the lesser of the full replacement cost of the improvements which are a part of the Mortgaged Property or the outstanding principal balance owing on the related Mortgage Loan(s), but in any case in such an amount so as to avoid the application of any co-insurance clause, (iii) include a replacement cost endorsement providing no deduction for depreciation (unless such endorsement is not permitted under the related Mortgage Loan Documents) and (iv) be issued by either (x) a Qualified Insurer or (y) for any Insurance Policy being maintained by the related Borrower, an insurance carrier meeting the requirements of the related Mortgage (provided that such Qualified Insurer or insurance carrier is authorized under applicable law to issue such Insurance Policies). Any amounts collected by the applicable Master Servicer or the Special Servicer under any such Insurance Policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts to be released to the related Borrower, in each case in accordance with the Servicing Standard and the provisions of the related Mortgage Loan Documents) shall be deposited: (i) in the case of a Mortgage Loan, in the Collection Account or any related Mortgage Loan Combination Custodial Account, as applicable in accordance with Section 3.04, maintained by the applicable Master Servicer, subject to withdrawal pursuant to Section 3.05(a) or 3.04(e), as applicable; and (ii) in the case of an REO Property, in the REO Account maintained by the Special Servicer, subject to withdrawal pursuant to Section 3.16(c).

            Any costs incurred by a Master Servicer in maintaining any such Insurance Policies in respect of Mortgage Loans it services if the Borrower defaults on its obligation to maintain such Insurance Policies shall, subject to
Section 3.03(c), be advanced by and reimbursable to such Master Servicer as a Servicing Advance. The amounts so advanced shall not, for purposes of calculating monthly distributions to Certificateholders, be added to the unpaid principal balance of the related Trust Mortgage Loan, notwithstanding that the terms of such Trust Mortgage Loan so permit. Any cost incurred by the Special Servicer in maintaining any such Insurance Policies with respect to REO Properties shall be an expense of the Trust Fund payable out of the Special Servicer's related REO Account pursuant to Section 3.16(c) or, if the amount on deposit therein is insufficient therefor, subject to Section 3.03(c), advanced by and reimbursable to the applicable Master Servicer as a Servicing Advance.

            (b) If a Master Servicer or the Special Servicer obtains and maintains a blanket Insurance Policy with a Qualified Insurer insuring against fire and hazard losses on all of the Mortgage Loans or REO Properties, as the case may be, required to be serviced and administered by such Master Servicer or the Special Servicer hereunder, and such Insurance Policy provides protection equivalent to the individual policies otherwise required, then such Master Servicer or the Special Servicer, as the case may be, shall conclusively be deemed to have satisfied its obligation to cause fire and hazard insurance to be maintained on the related Mortgaged Properties or REO Properties. Such blanket Insurance Policy may contain a deductible clause, in which case if there shall not have been maintained on the related Mortgaged Property or REO Property a fire and hazard Insurance Policy complying with the requirements of Section 3.07(a), and there shall have been one or more losses which would have been covered by such individual Insurance Policy, the applicable Master Servicer or the Special Servicer shall promptly deposit into the Collection Account maintained by such Master Servicer from such Master Servicer's or the Special Servicer's related Mortgage Loan Combination Custodial Account, as applicable in accordance with Section 3.04, from its own funds the portion of such loss or losses that would have been covered under the individual policy (giving effect to any deductible limitation or, in the absence of such deductible limitation, the deductible limitation that is consistent with the Servicing Standard) but is not covered under the blanket Insurance Policy because of such deductible clause. The applicable Master Servicer or the Special Servicer, as applicable, shall prepare and present, on behalf of itself, the Trustee, the Certificateholders and any affected B Loan Holders, claims under any such blanket Insurance Policy in a timely fashion in accordance with the terms of such policy. The Special Servicer, to the extent consistent with the Servicing Standard, may maintain earthquake insurance on REO Properties for which it is the Special Servicer; provided that such coverage is available at commercially reasonable rates.

            If the applicable Master Servicer or the Special Servicer causes any Mortgaged Property to be covered by a master single interest Insurance Policy with a Qualified Insurer naming such Master Servicer or the Special Servicer, as the case may be, as the loss payee, then to the extent such Insurance Policy provides protection equivalent to the individual policies otherwise required, such Master Servicer or the Special Servicer shall conclusively be deemed to have satisfied its obligation to cause such insurance to be maintained on the related Mortgaged Properties. If the applicable Master Servicer or the Special Servicer, as applicable, causes any Mortgaged Property or REO Property to be covered by such master single interest Insurance Policy, the incremental costs of such insurance applicable to such Mortgaged Property or REO Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property or REO Property is covered thereby) shall be paid by and reimbursable to such Master Servicer as a Servicing Advance. Such master single interest Insurance Policy may contain a deductible clause, in which case the applicable Master Servicer or the Special Servicer, as the case may be, shall, if (A) there shall not have been maintained on the related Mortgaged Property or REO Property a policy otherwise complying with the provisions of Section 3.07(a) and (B) there shall have been one or more losses which would have been covered by such policy had it been maintained, deposit into the Collection Account or any related Mortgage Loan Combination Custodial Account, as applicable in accordance with Section 3.04, from its own funds the amount not otherwise payable under the master single interest Insurance Policy because of such deductible clause, to the extent that any such deductible exceeds the deductible limitation that pertained to the related Trust Mortgage Loan, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard.

            (c) Each of the Master Servicers and the Special Servicer, respectively, shall maintain, at their own expense, a blanket fidelity bond (a "Fidelity Bond") and an errors and omissions insurance policy with a Qualified Insurer, with coverage on all of its officers or employees acting in any capacity requiring such persons to handle funds, money, documents or paper relating to the Mortgage Loans ("Master Servicer Employees," in the case of a Master Servicer, and "Special Servicer Employees," in the case of the Special Servicer). Any such Fidelity Bond and errors and omissions insurance shall protect and insure the applicable Master Servicer or the Special Servicer, as applicable, against losses, including forgery, theft, embezzlement, fraud, errors and omissions, failure to maintain any insurance policies required pursuant to the Agreement and negligent acts of the Master Servicer Employees or the Special Servicer Employees. The errors and omissions policy of a Master Servicer or the Special Servicer, as applicable, shall also protect and insure such Master Servicer or the Special Servicer, as applicable, against losses in connection with the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section requiring such Fidelity Bond and errors and omissions insurance shall diminish or relieve a Master Servicer or the Special Servicer from its duties and obligations as set forth in this Agreement.

            The minimum coverage under any such Fidelity Bond and errors and omissions insurance policy shall be at least equal to the greater of (i) the amount necessary for such Master Servicer or the Special Servicer, as applicable, to qualify as a FNMA or FHLMC servicer or in an amount that would meet the requirements of prudent institutional commercial mortgage loan servicers for similar transactions, and (ii) $1,000,000. Notwithstanding the foregoing, so long as the long-term debt or the deposit obligations or claims-paying ability of a Master Servicer or the Special Servicer (or its immediate or remote parent) is rated at least "A" by S&P and "A2" by Moody's, such Master Servicer or the Special Servicer, respectively, shall be allowed to provide self-insurance with respect to a Fidelity Bond and such errors and omissions policy. Coverage of a Master Servicer or the Special Servicer under a policy or bond obtained by an Affiliate of such Master Servicer or the Special Servicer and providing the coverage required by this Section 3.07(c) shall satisfy the requirements of this Section 3.07(c).

            Each of the Special Servicer and each Master Servicer will promptly report in writing to the Trustee any material changes that may occur in their respective Fidelity Bonds, if any, and/or its respective errors and omissions Insurance Policies, as the case may be, and will furnish to the Trustee copies of all binders and policies or certificates evidencing that such bonds, if any, and insurance policies are in full force and effect.

            (d) With respect to the Mortgage Loans that (i) require earthquake insurance, or (ii) (A) at the date of origination were secured by Mortgaged Properties on which the related Borrower maintained earthquake insurance and (B) have provisions which enable the applicable Master Servicer to continue to require the related Borrower to maintain earthquake insurance, the applicable Master Servicer shall use reasonable efforts to cause the related Borrower to maintain such insurance in the amount, in the case of clause (i), required by the related Mortgage Loan Documents and in the amount, in the case of clause
(ii), maintained at origination, in each case, to the extent such amounts are available at commercially reasonable rates and to the extent the Trustee as mortgagee has an insurable interest in the related Mortgaged Property. Any determination by the applicable Master Servicer that such insurance is not available at commercially reasonable rates with respect to a Mortgage Loan for which any related Mortgaged Property has a "Probable Maximum Loss," bounded on the basis of 50 years, in excess of 20% shall, with respect to any Significant Trust Mortgage Loan, be subject to confirmation by each Rating Agency that such determination not to purchase such insurance will, in and of itself, not result in a downgrade, qualification or withdrawal of any of the then-current ratings assigned to the Certificates rated by such Rating Agency. The applicable Master Servicer shall use reasonable efforts to cause the related Borrower to pay the costs of such confirmation, otherwise, such costs shall be a Trust Fund expense.

            (e) Each Master Servicer and the Special Servicer shall review and be familiar with the terms and conditions relating to enforcing claims and shall monitor the dates by which any claim or action is required to be taken under each insurance policy relating to a Trust Mortgage Loan or a Serviced Loan Combination it services to realize the full value of such policy for the benefit of Certificateholders (and, if a Serviced Loan Combination is involved, the related B Loan Holder(s), if any).

            (f) If, as of the Closing Date, a Mortgaged Property (other than an REO Property) shall be in a federally designated special flood hazard area (if flood insurance has been made available), or if the applicable Master Servicer becomes aware, in performing its duties under this Agreement, that such Mortgaged Property becomes located in such area by virtue of remapping conducted by the Federal Emergency Management Agency, the applicable Master Servicer will use its reasonable efforts to cause the related Borrower (in accordance with applicable law and the terms of the related Mortgage Loan Documents) to maintain, and, if the related Borrower shall default in any such obligation to so maintain, the applicable Master Servicer shall itself maintain (to the extent available at commercially reasonable rates (as determined by such Master Servicer in accordance with the Servicing Standard) and the Trustee as Mortgagee has an insurable interest in the related Mortgaged Property), flood insurance in respect thereof, but only to the extent the related Mortgage Loan Documents permit the mortgagee to require such coverage and the maintenance of such coverage is consistent with the Servicing Standard. Such flood insurance shall be in an amount equal to the least of (i) the unpaid principal balance of the related Mortgage Loan(s), (ii) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as amended, and (iii) the amount required by the related Mortgage Loan Documents. If the cost of any insurance described above is not borne by the Borrower, the applicable Master Servicer shall promptly make a Servicing Advance for such costs, subject to Section 3.03(c).

            (g) During all such times as any REO Property shall be located in a federally designated special flood hazard area, the Special Servicer will cause to be maintained, to the extent available at commercially reasonable rates (as determined by the Special Servicer in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount equal to the least of (i) the unpaid principal balance of the related REO Mortgage Loan(s), (ii) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as amended, and (iii) the amount required by the related Mortgage Loan Documents. The cost of any such flood insurance with respect to an REO Property shall be an expense of the Trust Fund payable out of the related REO Account pursuant to Section 3.16(c) or, if the amount on deposit therein is insufficient therefor, subject to Section 3.03(c), paid by the applicable Master Servicer as a Servicing Advance.

            (h) Subject to the related Mortgage Loan Documents, including in the case where the related Mortgage Loan Documents permit the related Borrower to maintain business income insurance for a shorter period of time imposed on such Borrower at origination, the applicable Master Servicer shall use reasonable efforts to cause that each policy of business income insurance maintained by a Borrower have a minimum term of at least twelve months.

            (i) Within 45 days after the Closing Date, with respect to each Trust Mortgage Loan covered by an Environmental Insurance Policy as identified on Exhibit P, the applicable Master Servicer shall notify each Environmental Insurer that (A) both the applicable Master Servicer and the Special Servicer shall be sent notices under the related Environmental Insurance Policy and (B) the Trustee, on behalf of the Trust and any affected B Loan Holder, shall be the loss payee under the related Environmental Insurance Policy. The applicable Master Servicer and the Special Servicer shall abide by the terms and conditions precedent to payment of claims under any Environmental Insurance Policy and shall take all such action as may be required to comply with the terms and provisions of such policy in order to maintain, in full force and effect, such policy.

            (j) In the event a Master Servicer has actual knowledge of any event (an "Insured Environmental Event") giving rise to a claim under any Environmental Insurance Policy in respect of any Mortgage Loan in its Servicing Group covered thereby, such Master Servicer shall, in accordance with the terms of such Environmental Insurance Policy and the Servicing Standards, timely make a claim thereunder with the appropriate insurer and shall take such other actions in accordance with the Servicing Standard which are necessary under such Environmental Insurance Policy in order to realize the full value thereof for the benefit of the Certificateholders (and, if such Insured Environmental Event relates to any Serviced Loan Combination, for the benefit of any related B Loan Holder, as the case may be). Any legal fees, premiums or other out-of-pocket costs incurred in accordance with the Servicing Standards under an Environmental Insurance Policy shall be paid by such Master Servicer and shall be reimbursable to it as a Servicing Advance.

            In the event that a Master Servicer receives notice of any termination of any Environmental Insurance Policy that relates to one or more of the Mortgage Loans in its Servicing Group, such Master Servicer shall, within five Business Days after receipt of such notice, notify the Special Servicer, the Series 2007-C3 Directing Certificateholder, any affected B Loan Holder, the Rating Agencies and the Trustee of such termination in writing. Upon receipt of such notice, such Master Servicer or the Special Servicer shall address such termination in accordance with Section 3.07(a) in the same manner as it would the termination of any other Insurance Policy required under the related Mortgage Loan Documents.

            Section 3.08 Enforcement of Due-on-Sale and Due-on-Encumbrance Clauses; Assumption Agreements; Defeasance Provisions; Other Provisions

            (a) (i) As to each Mortgage Loan which contains a provision in the nature of a "due-on-sale" clause, which by its terms:

                  (A) provides that such Mortgage Loan shall (or may at the
            mortgagee's option) become due and payable upon (i) the full or partial sale or other transfer of an interest in the related Mortgaged Property or (ii) a sale or transfer of direct or indirect ownership interests in the related Borrower; or

                  (B) provides that such Mortgage Loan may not be assumed
            without the consent of the mortgagee in connection with any such sale or other transfer; or

                  (C) provides that such Mortgage Loan or direct or indirect ownership interests in the related Borrower may be assumed or transferred without the consent of the mortgagee provided certain conditions set forth in the Mortgage Loan Documents are satisfied;

the applicable Master Servicer shall provide notice to the Special Servicer of any request for a waiver thereof and, with respect to any Column Sub-Serviced Trust Mortgage Loan, collect from the related Borrower and provide to the Special Servicer the applicable documentation with respect to any such request for a waiver, and Master Servicer No. 1 (with respect to any Performing Trust Mortgage Loans that are KeyBank Trust Mortgage Loans) and the Special Servicer (with respect to all other Trust Mortgage Loans) shall, if and to the extent necessary, enforce such due-on-sale clause; provided, that Master Servicer No. 1, with respect to any Performing Trust Mortgage Loans that are KeyBank Trust Mortgage Loans may not, without the consent of the Special Servicer (as set forth in Section 3.08(c)), waive any due-on-sale clause in, or consent to the assumption of, any Trust Mortgage Loan, or make any determination with respect to any Trust Mortgage Loan, which by its terms permits transfer or assumption without lender consent provided certain conditions are satisfied, that such conditions have been satisfied. Master Servicer No. 1 with respect to any Performing Trust Mortgage Loans that are KeyBank Trust Mortgage Loans or the Special Servicer, as applicable, shall enforce such due-on-sale clause unless the Special Servicer (in all cases, including with respect to Performing Trust Mortgage Loans) determines, in accordance with the Servicing Standard, that (1) not declaring an Event of Default (as defined in the related Mortgage Loan Documents) or (2) granting such consent, as applicable, would be likely to result in a greater recovery (or an equal recovery, provided the other conditions for an assumption or waiver of a due-on-sale clause are met), on a present value basis (discounting at the related Mortgage Rate), than would enforcement of such clause or the failure to grant such consent. If the Special Servicer determines that (1) not declaring an Event of Default (as defined in the related Mortgage Loan Documents) or (2) granting such consent, as applicable, would be likely to result in a greater recovery (or an equal recovery, provided that the other conditions for an assumption or waiver of a due-on-sale clause are met), Master Servicer No. 1 (with respect to any Performing Trust Mortgage Loans that are KeyBank Trust Mortgage Loans) and the Special Servicer (with respect to any other Mortgage Loan) shall take or enter into an assumption agreement from or with the proposed transferee as obligor thereon, provided that (x) the credit status of the prospective transferee is in compliance with the Servicing Standard and the terms of the related Mortgage Loan Documents and (y) (A) with respect to any Trust Mortgage Loan which is a Significant Trust Mortgage Loan, Master Servicer No. 1 or the Special Servicer, as applicable, shall have received written confirmation from S&P and (B) with respect to any Trust Mortgage Loan which is one of the ten largest Trust Mortgage Loans by Stated Principal Balance of all Trust Mortgage Loans at such time (treating any group of Crossed Trust Mortgage Loans or any group of Trust Mortgage Loans with affiliated Borrowers as a single Trust Mortgage Loan), Master Servicer No. 1 or the Special Servicer, as applicable, shall have received written confirmation from Moody's, that such assumption would not, in and of itself, cause a downgrade, qualification or withdrawal of any of the then-current ratings assigned to the Certificates. To the extent permitted by the related Mortgage Loan Documents, Master Servicer No. 1 (with respect to any Performing Trust Mortgage Loans that are KeyBank Trust Mortgage Loans) and the Special Servicer (with respect to any other Mortgage Loan) shall use reasonable efforts to cause the related Borrower to pay the costs of such confirmation, otherwise, such costs shall be a Trust Fund expense.

            (ii) Notwithstanding the provisions of any Mortgage Loan, foreclosure by a Mezzanine Loan Holder on any Mezzanine Loan Collateral securing a Mezzanine Loan to an affiliate of the related Borrower shall not, for purposes of this Agreement, be deemed to be a violation of the due-on-sale clause of the related Mortgage Loan Documents or of clause (i) of this Section 3.08(a) so long as the foreclosing party is a Permitted Mezzanine Loan Holder, and other material requirements of the related intercreditor agreement are satisfied.

            (iii) Neither the applicable Master Servicer nor the Special Servicer shall (x) consent to the foreclosure of any Mezzanine Loan other than by a Permitted Mezzanine Loan Holder or (y) consent to the transfer of any Mezzanine Loan except to a Permitted Mezzanine Loan Holder, except, in each case, as otherwise provided in Section 3.08(a)(i). Neither the consent of the applicable Master Servicer nor the consent of the Special Servicer shall be required for the foreclosure by a Permitted Mezzanine Loan Holder if an event of default has been declared under the related Mortgage Loan(s) (and each Rating Agency has been notified of such event of default), except as set forth in any related intercreditor agreement. In no event shall a Mezzanine Loan Holder be required to pay any assumption fee, modification fee or other service charge in connection with any foreclosure upon Mezzanine Loan Collateral, transfer of ownership of the related Mortgaged Property to such Mezzanine Loan Holder and/or assumption of the related Mortgage Loan; provided<184> that such Mezzanine Loan Holder may be required to reimburse Master Servicer No 1 or the Special Servicer, as applicable, for any costs or expenses incurred by it in connection with such foreclosure, transfer and/or assumption. Nothing herein shall prevent a Mezzanine Loan Holder from appointing a receiver or trustee with respect to any Mezzanine Loan Collateral, foreclosing upon any reserves, escrow accounts or cash collateral accounts pledged under the related Mezzanine Loan (provided none of such accounts have been pledged under the related Mortgage Loan) or otherwise taking an assignment of any cash flows from any Mezzanine Loan Collateral.

            (iv) Notwithstanding the foregoing provisions of this Section 3.08(a), if Master Servicer No. 1 rejects a Borrower's request in connection with a due-on-sale clause with respect to any Performing Trust Mortgage Loan that is a KeyBank Trust Mortgage Loan, the Special Servicer may review and, subject to the conditions and provisions set forth in this
      Section 3.08, determine to approve the Borrower's request.

            (v) Notwithstanding anything herein to the contrary, the Master Servicers shall approve and close, without the consent of the Special Servicer, the Series 2007-C3 Directing Certificateholder or (if such Mortgage Loan has a Stated Principal Balance of less than $35,000,000) any Rating Agency, all initial syndications of tenant-in-common interests, provided such syndications are specifically permitted by and in accordance with the related Mortgage Loan Documents for any Mortgage Loan (other than a non-serviced Mortgage Loan), that is not a Specially Serviced Trust Mortgage Loan. Upon completion of any such initial transfer, the applicable Master Servicer shall promptly provide notice by electronic mail thereof to the Special Servicer, which notice shall also (i) advise the Special Servicer as to the total number of transfers with respect to such Mortgage Loan that such Servicer has approved and closed as of such date and the expiration date (if any) by which such transfer(s) must occur pursuant to the related Mortgage Loan Documents, and (ii) advise the Special Servicer of when, with respect to any such Mortgage Loan, such tenant-in-common syndication is complete. All transfers of a tenant-in-common interest subsequent to the initial syndication shall be processed and approved solely by the Special Servicer. Any request for a modification to or extension of the final initial syndication date respecting any such tenant-in-common transfers or increase in the permitted number of tenant-in-common interests under the initial syndication shall be processed and approved solely by the Special Servicer.

            (b) (i) As to each Mortgage Loan which contains a provision in the nature of a "due-on-encumbrance" clause, which by its terms:

                  (A) provides that such Mortgage Loan shall (or, at the
            mortgagee's option, may) become due and payable upon (A) the creation of any additional lien or other encumbrance on the related Mortgaged Property or (B) an encumbrance, pledge or hypothecation of direct or indirect ownership interests in the related Borrower or its owners (including any incurrence of mezzanine financing secured by ownership interests in the related Borrower or its owners or the creation of preferred equity in the related Borrower or its owners); or

                  (B) requires the consent of the mortgagee to the creation of any such additional lien or other encumbrance on the related Mortgaged Property or direct or indirect ownership interests in the related Borrower; or

                  (C) provides that such Mortgaged Property or direct or
            indirect ownership interests in the related Borrower may be further encumbered without the consent of the mortgagee provided certain conditions set forth in the Mortgage Loan Documents are satisfied;

the applicable Master Servicer shall provide notice to the Special Servicer of any request for a waiver thereof and, with respect to any Column Sub-Serviced Trust Mortgage Loan, collect from the related Borrower and provide to the Special Servicer the applicable documentation with respect to any such request for a waiver, and Master Servicer No. 1 (with respect to any Performing Trust Mortgage Loans that are KeyBank Trust Mortgage Loans) and the Special Servicer (with respect to any other Mortgage Loan) shall, if and to the extent necessary, enforce such due-on-encumbrance clause; provided, that neither Master Servicer may, without the consent of the Special Servicer (as set forth in Section 3.08(c)), waive any due-on-encumbrance clause in, or consent to the creation of any such additional lien or other encumbrance on the related Mortgaged Property securing, any Trust Mortgage Loan, or make any determination with respect to any Trust Mortgage Loan, which by its terms permits encumbrance without lender consent provided certain conditions are satisfied, that such conditions have been satisfied. Master Servicer No. 1 (with respect to any Performing Trust Mortgage Loans that are KeyBank Trust Mortgage Loans) or the Special Servicer shall enforce such due-on-encumbrance clause unless the Special Servicer (in all cases, including with respect to Performing Trust Mortgage Loans that are KeyBank Trust Mortgage Loans): (x) determines, in accordance with the Servicing Standard, that (1) not declaring an event of default under such Mortgage Loan or
(2) granting such consent, as applicable, would result in a greater or equal recovery on a present value basis (discounting at the related Mortgage Rate) than would enforcement of such clause or the failure to grant such consent; and
(y)(A) with respect to any Trust Mortgage Loan which (i) is a Significant Trust Mortgage Loan or (ii) by itself, or as part of a Crossed Trust Mortgage Loan group or group of Trust Mortgage Loans with affiliated Borrowers has (a) a Loan-to-Value Ratio equal to or greater than 85% or (b) a Debt Service Coverage Ratio equal to or less than 1.2x (in each case, treating the existing debt on the subject Mortgaged Property and any related Mezzanine Loan and the proposed additional debt as if such total debt were a single Trust Mortgage Loan), receives (including, in the case of a Performing Trust Mortgage Loan that is a KeyBank Trust Mortgage Loan, through Master Servicer No. 1) from S&P and (B) with respect to any Trust Mortgage Loan that is one of the ten largest Trust Mortgage Loans by Stated Principal Balance of all Trust Mortgage Loans at such time (treating any group of Crossed Trust Mortgage Loans or any group of Trust Mortgage Loans with affiliated Borrowers as a single Trust Mortgage Loan), receives (including, in the case of a Performing Trust Mortgage Loan that is a KeyBank Trust Mortgage Loan, through Master Servicer No. 1) from Moody's, prior written confirmation that (1) not declaring an event of default under such Mortgage Loan or (2) granting such consent, as applicable, would not, in and of itself, cause a downgrade, qualification or withdrawal of any of the then-current ratings assigned to the Certificates. To the extent permitted by the related Mortgage Loan Documents, Master Servicer No. 1 (with respect to any Performing Trust Mortgage Loans that are KeyBank Trust Mortgage Loans) or the Special Servicer (with respect to any other Mortgage Loan) shall use reasonable efforts to cause the Borrower to pay the costs associated with such Rating Agency confirmation, otherwise, such costs shall be a Trust Fund expense.

            If the Special Servicer, in accordance with the Servicing Standard, objects to the determination by Master Servicer No. 1 with respect to a Performing Trust Mortgage Loan acquired from KeyBank, which by its terms permits transfer, assumption or further encumbrance without lender consent provided certain conditions are satisfied, that such conditions have been satisfied, then Master Servicer No. 1 will not permit the transfer, assumption or further encumbrance with respect to such Performing Trust Mortgage Loan. If the Special Servicer, in accordance with the Servicing Standard, determines with respect to any other Mortgage Loan, which by its terms permits transfer, assumption or further encumbrance without lender consent provided certain conditions are satisfied, that such conditions have not been satisfied, then Master Servicer No. 1 will not permit the transfer, assumption or further encumbrance with respect to such other Mortgage Loan.

            (ii) Notwithstanding the foregoing provisions of this Section 3.08(b), if Master Servicer No. 1 rejects a Borrower's request in connection with a due-on-encumbrance clause with respect to a Performing Trust Mortgage Loan that is a KeyBank Trust Mortgage Loan, the Special Servicer may review and, subject to the conditions and provisions set forth in this Section 3.08, determine to approve the Borrower's request.

            (c) Any approval required to be obtained by Master Servicer No. 1 from the Special Servicer for any action taken by Master Servicer No. 1 pursuant to this Section 3.08 with respect to a Performing Trust Mortgage Loan that is a KeyBank Trust Mortgage Loan (the giving of which approval shall be subject to the Servicing Standard and Section 3.21) shall be deemed given if not denied in writing within ten (10) Business Days (or, in the case of an assumption transaction, 10 days) after receipt by the Special Servicer of Master Servicer No. 1's written recommendation and analysis and any additional information requested by the Special Servicer or the Series 2007-C3 Directing Certificateholder, as applicable. If any such action taken by Master Servicer No. 1 pursuant to this Section 3.08 requires the approval of the Series 2007-C3 Directing Certificateholder, then such approval shall be deemed given if not denied in writing within ten (10) Business Days (or, in the case of an assumption transaction, 10 days), which 10-Business Day (or 10-day, as applicable) period shall coincide with the Special Servicer's 10-Business Day (or 10-day, as applicable) period to object set forth in the preceding sentence. Nothing in this Section 3.08 shall constitute a waiver of the Trustee's right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any additional lien or other encumbrance with respect to such Mortgaged Property.

            (d) Except as otherwise permitted by Section 3.20, the applicable Master Servicer or the Special Servicer, as applicable, shall not agree to modify, waive or amend any payment term of any Mortgage Loan in connection with the taking of, or the failure to take, any action pursuant to this Section 3.08.

            (e) [RESERVED]

            (f) With respect to any Mortgage Loan which permits release of Mortgaged Properties through defeasance (each, a "Defeasance Mortgage Loan"), to the extent permitted under the related Mortgage Loan Documents:

            (i) The applicable Master Servicer shall effect such defeasance only through the purchase of non-callable U.S. government obligations satisfying the REMIC Provisions, or, if permitted by the related Mortgage Loan Documents, other "government securities" within the meaning of
      Section 2(a)(16) of the Investment Company Act of 1940, as amended, and which are consistent with S&P's published guidelines for defeasance collateral ("Defeasance Collateral") which purchase shall be made in accordance with the terms of the related Mortgage Loan Documents (except that such Master Servicer is authorized to accept Defeasance Collateral meeting the foregoing requirements in spite of more restrictive requirements of the related Mortgage Loan Documents); provided, however, that such Master Servicer shall not accept the amounts paid by the related Borrower to effect defeasance until such Defeasance Collateral has been identified; and provided, further, that no defeasance shall be accepted within two years after the Closing Date.

            (ii) If such Mortgage Loan permits the assumption of the obligations of the related Borrower by a successor Borrower, the applicable Master Servicer shall cause the Borrower or such successor Borrower to pay all expenses incurred in connection with the establishment of a successor Borrower (which shall be a Single-Purpose Entity) and to cause an assumption by such successor Borrower of the defeased obligations under the related Note. Such Master Servicer shall be permitted to establish a Single-Purpose Entity to assume the defeased obligations under all of the Mortgage Loans that have been defeased.

            (iii) The applicable Master Servicer shall cause to be delivered an Opinion of Counsel, at such Borrower's expense, to the effect that the assignment of the Defeasance Collateral to the Trustee is valid and enforceable (subject to certain customary qualifications and exceptions).

            (iv) The applicable Master Servicer shall obtain, at the related Borrower's expense, a certificate from an Independent certified public accountant certifying that the Defeasance Collateral is sufficient to make all scheduled payments under the related Note.

            (v) Prior to permitting release of any Mortgaged Property through defeasance, (X) with respect to S&P, if such defeasance or partial defeasance of such Mortgaged Property relates to any Trust Mortgage Loan that (1) represents one of the ten largest Trust Mortgage Loans (which for purposes of this clause (v) shall include groups of Crossed Trust Mortgage Loans and groups of Trust Mortgage Loans made to affiliated Borrowers) or
      (2) has a Stated Principal Balance at the time of defeasance of more than $35,000,000 or represents more than 5% of the aggregate Stated Principal Balance of all Trust Mortgage Loans at such time (which for purposes of this clause (v) shall include groups of Crossed Trust Mortgage Loans and groups of Trust Mortgage Loans made to affiliated Borrowers), the applicable Master Servicer shall obtain, at the expense of the related Borrower, written confirmation from S&P that such defeasance would not, in and of itself, result in a downgrade, qualification or withdrawal of any of the then-current ratings assigned to the Certificates; provided that, in the case of any Trust Mortgage Loan that is not a Trust Mortgage Loan covered by clause (1) or (2), such Master Servicer shall obtain confirmation from S&P unless such Master Servicer delivers to S&P a notice in the form attached hereto as Exhibit Q within a reasonable time after the completion of the defeasance (and shall use reasonable efforts to deliver to S&P such notice within 10 days after completion of such defeasance) and (Y) with respect to Moody's, if such defeasance or partial defeasance of such Mortgaged Property relates to any Trust Mortgage Loan that represents one of the 10 largest Trust Mortgage Loans of all Trust Mortgage Loans at such time, such Master Servicer shall obtain, at the expense of the related Borrower, written confirmation from Moody's that such defeasance would not, in and of itself, result in a downgrade, qualification or withdrawal of any of the then-current ratings assigned to the Certificates.

            (vi) Neither the applicable Master Servicer nor the Special Servicer shall permit the release of any Mortgaged Property through defeasance unless the related Borrower establishes to the satisfaction of such Master Servicer or the Special Servicer, as the case may be, that the lien on such Mortgaged Property will be released to facilitate the disposition thereof or to facilitate any other customary commercial transaction.

            (vii) Prior to permitting release of any Mortgaged Property through defeasance, if the related Trust Mortgage Loan so requires and provides for the related Borrower to pay the cost thereof, the applicable Master Servicer shall require such Borrower to deliver or cause to be delivered an Opinion of Counsel to the effect that such release will not cause either REMIC Pool to fail to qualify as a REMIC at any time that any Certificates are outstanding or cause a tax to be imposed on the Trust Fund under the REMIC Provisions.

            (viii) Neither the applicable Master Servicer nor the Special Servicer shall permit a partial defeasance with respect to any Mortgage Loan unless the Defeasance Collateral is sufficient to satisfy the payments and amount required pursuant to the related Mortgage Loan Documents with respect to such partial defeasance.

To the extent permitted under the related Mortgage Loan Documents, any costs to a Master Servicer of obtaining legal advice to make the determinations required to be made by it pursuant to this Section 3.08(f), or obtaining the Rating Agency confirmations required by this Section 3.08(f), shall be borne by the related Borrower as a condition to such Master Servicer's obligation to effect the defeasance of the related Trust Mortgage Loan, or borne by the related Mortgage Loan Seller (to the extent it is required to make such payment under the related Mortgage Loan Purchase Agreement) or advanced as a Servicing Advance by the Master Servicer, and otherwise shall be a Trust Fund expense. The applicable Master Servicer shall deliver all documents relating to the defeasance of any Trust Mortgage Loan to the Trustee for inclusion in the related Mortgage File.

            (g) With respect to any Mortgage Loan that permits the related Borrower to incur subordinate indebtedness secured by the related Mortgaged Property, the applicable Master Servicer or the Special Servicer, as applicable, shall enforce the rights of the lender, if any, under the related Mortgage Loan Documents to require such Borrower to require the lender of such subordinate indebtedness to enter into a subordination and standstill agreement with the Trust Fund.

            (h) With respect to any Trust Mortgage Loan, subject to the related Mortgage Loan Documents, neither the applicable Master Servicer nor the Special Servicer shall permit the related Borrower to substitute any real property, any rights with respect to real property, or any other real property interest whatsoever for the Mortgaged Property securing such Trust Mortgage Loan as of the Closing Date without receipt of an Opinion of Counsel, at the expense of the Borrower, to the effect that the substitution will not cause the related Trust Mortgage Loan to fail to qualify as a "qualified mortgage" as defined under
Section 860G(a)(3) of the Code while such Trust Mortgage Loan is owned by either REMIC Pool.

            Section 3.09 Realization Upon Defaulted Mortgage Loans

            (a) The Special Servicer shall, subject to subsections (b) through
(d) of this Section 3.09, exercise reasonable efforts, consistent with the Servicing Standard, to foreclose upon or otherwise comparably convert (which may include an REO Acquisition) the ownership of any property securing such Mortgage Loans as come into and continue in default, as to which no satisfactory arrangements can be made for collection of delinquent payments, and which are not released from the Trust Fund pursuant to any other provision hereof. In any case in which a Mortgaged Property shall have suffered damage such that the complete restoration of such property is not fully reimbursable by the hazard insurance policies or flood insurance policies required to be maintained pursuant to Section 3.07, the applicable Master Servicer shall not be required to make a Servicing Advance and expend funds toward the restoration of such property unless (i) the Special Servicer has determined in its reasonable judgment in accordance with the Servicing Standard that such restoration will increase the net proceeds of liquidation of such Mortgaged Property to Certificateholders and any affected B Loan Holder, as a collective whole, after reimbursement to such Master Servicer for such Servicing Advance and interest thereon and (ii) such Master Servicer has determined that such Servicing Advance together with accrued and unpaid interest thereon, will be recoverable by such Master Servicer out of the proceeds of liquidation of such Mortgaged Property, as contemplated in Sections 3.05(a)(v) and 3.05(a)(vii) (or, if applicable, Section 3.04(e)). The applicable Master Servicer shall advance all costs and expenses incurred by the Special Servicer in any such proceedings (such costs and expenses to be advanced by such Master Servicer to the Special Servicer in accordance with Section 3.03(c) and recoverable by such Master Servicer as a Servicing Advance); provided that, in each case, such cost or expense would not, if incurred, constitute a Nonrecoverable Servicing Advance. The applicable Master Servicer may pay out of the Collection Account as an expense of the Trust Fund cost or expenses that would otherwise be determined to be a Nonrecoverable Servicing Advance as and to the extent provided in the third to last paragraph of Section 3.03(c).

            Nothing contained in this Section 3.09 shall be construed to require the Special Servicer, on behalf of the Trust Fund and any affected B Loan Holder, to make a bid on any Mortgaged Property at a foreclosure sale or similar proceeding that is in excess of the fair market value of such property, as determined by the Special Servicer in its reasonable judgment taking into account, as applicable, among other factors, the period and amount of any delinquency on the affected Mortgage Loan(s), the occupancy level and physical condition of the Mortgaged Property or REO Property, the state of the local economy, the obligation to dispose of any REO Property within the time period specified in Section 3.16(a) and the results of any Appraisal obtained pursuant to the following sentence, all such bids to be made in a manner consistent with the Servicing Standard. If and when the Special Servicer deems it necessary and prudent for purposes of establishing the fair market value of any Mortgaged Property securing a defaulted Mortgage Loan, whether for purposes of bidding at foreclosure or otherwise, the Special Servicer is authorized to have an Appraisal performed with respect to such property, the cost of which Appraisal shall be paid by the applicable Master Servicer as a Servicing Advance.

            (b) The Special Servicer shall not acquire any personal property pursuant to this Section 3.09 unless either:

            (i) such personal property is incident to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Special Servicer; or

            (ii) the Special Servicer shall have obtained an Opinion of Counsel (the cost of which shall be a Servicing Advance) to the effect that the holding of such personal property by the Trust Fund will not cause the imposition of a tax on either REMIC Pool under the REMIC Provisions or cause either REMIC Pool to fail to qualify as a REMIC.

            (c) Notwithstanding the foregoing provisions of this Section 3.09, the Special Servicer shall not, on behalf of the Trustee, obtain title to a Mortgaged Property in lieu of foreclosure or otherwise, or take any other action with respect to any Mortgaged Property, if, as a result of any such action, the Trustee, on behalf of the Certificateholders (and, in the case of a Mortgage Loan Combination, the related B Loan Holder), would be considered to hold title to, to be a "mortgagee-in-possession" of, or to be an "owner" or "operator" of such Mortgaged Property within the meaning of CERCLA or any comparable law, unless (as evidenced by an Officer's Certificate to such effect delivered to the Trustee) the Special Servicer has previously determined in accordance with the Servicing Standard, based on an Environmental Assessment of such Mortgaged Property performed within the preceding 12 months by an Independent Person who regularly conducts Environmental Assessments, and taking into account the existence of any Environmental Insurance Policy covering such Mortgaged Property, that:

            (i) the Mortgaged Property is in compliance with applicable environmental laws and regulations or, if not, that taking such actions as are necessary to bring the Mortgaged Property into compliance therewith is reasonably likely to produce a greater recovery on a present value basis than not taking such actions; and

            (ii) there are no circumstances or conditions present at the Mortgaged Property relating to the use, management or disposal of Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any applicable environmental laws and regulations or, if such circumstances or conditions are present for which any such action could be required, that taking such actions with respect to such Mortgaged Property is reasonably likely to produce a greater recovery on a present value basis than not taking such actions.

            The cost of any such Environmental Assessment and the cost of any remedial, corrective or other further action contemplated by clause (i) and/or clause (ii) of the preceding sentence shall be paid by the applicable Master Servicer as a Servicing Advance. If any such Environmental Assessment so warrants, the Special Servicer shall, at the expense of the Trust Fund and/or, subject to the applicable Intercreditor Agreement, any related B Loan Holder, as a collective whole, perform such additional environmental testing as it deems necessary and prudent to determine whether the conditions described in clauses
(i) and (ii) of the second preceding sentence have been satisfied.

            (d) If (i) the environmental testing contemplated by subsection (c) above establishes that either of the conditions set forth in clauses (i) and
(ii) of the first sentence thereof has not been satisfied with respect to any Mortgaged Property securing a defaulted Mortgage Loan and (ii) there has been no breach of any of the representations and warranties set forth in or required to be made pursuant to the related Mortgage Loan Purchase Agreement for which the related Mortgage Loan Seller could be required to repurchase the related Trust Mortgage Loan pursuant to Section 7 of the related Mortgage Loan Purchase Agreement or pursuant to the Column Performance Guarantee, then the Special Servicer shall take such action as it deems to be in the best economic interest of the Trust Fund and any affected B Loan Holder, as a collective whole, and consistent with the Servicing Standard (other than proceeding to acquire title to the Mortgaged Property) and is hereby authorized at such time as it deems appropriate to release such Mortgaged Property from the lien of the related Mortgage.

            (e) The Special Servicer shall provide or make available electronically written reports and a copy of any Environmental Assessments to the Trustee, the applicable Master Servicer and the Certificateholders (or, if the Controlling Class of Certificates are held in book-entry form, the Certificate Owners) of the Controlling Class, any affected B Loan Holder and any Requesting Subordinate Certificateholder (at the expense of such Requesting Subordinate Certificateholder) monthly regarding any actions taken by the Special Servicer with respect to any Mortgaged Property securing a defaulted Mortgage Loan as to which the environmental testing contemplated in subsection
(c) above has revealed that either of the conditions set forth in clauses (i) and (ii) of the first sentence thereof has not been satisfied, in each case until the earlier to occur of satisfaction of both such conditions, repurchase or replacement of the related Trust Mortgage Loan by the related Mortgage Loan Seller or release of the lien of the related Mortgage on such Mortgaged Property; provided, however, that with respect to each such report or Environmental Assessment, if beneficial ownership of the Controlling Class resides in more than one Certificateholder (or, if the Controlling Class of Certificates are held in book-entry form, more than one Certificate Owner), the Special Servicer shall be responsible only for the expense of providing the first such copy thereof and shall be entitled to reimbursement from the Trust Fund for the expense of any additional copies so provided. The Trustee shall, upon request, forward or make available all such reports to the Certificateholders (at the expense of the requesting party) and each Rating Agency.

            (f) The applicable Master Servicer shall report to the Internal Revenue Service and the related Borrower, in the manner required by applicable law, the information required to be reported regarding any Mortgaged Property that is abandoned or foreclosed, the receipt of mortgage interests received in a trade or business and the forgiveness of indebtedness with respect to any Mortgaged Property required by Sections 6050J, 6050H and 6050P, respectively, of the Code. The Special Servicer shall provide the applicable Master Servicer with all information or reports necessary to enable such Master Servicer to fulfill its obligations under this Section 3.09(f) (and shall from time to time provide additional information or reports promptly upon such Master Servicer's request therefor). The applicable Master Servicer shall deliver a copy of any such report to the Trustee and the Special Servicer.

            (g) The Special Servicer shall have the right to determine, in accordance with the Servicing Standard, the advisability of the maintenance of an action to obtain a deficiency judgment if the state in which the Mortgaged Property securing any defaulted Mortgage Loan is located and the terms of that Mortgage Loan permit such an action.

            (h) The Special Servicer shall maintain accurate records, prepared by one of its Servicing Officers, of each Final Recovery Determination in respect of a defaulted Mortgage Loan or REO Property and the basis thereof. Each Final Recovery Determination shall be evidenced by an Officer's Certificate delivered to the Trustee, the applicable Master Servicer and any affected B Loan Holder no later than the first Business Day following the end of the Collection Period in which such Final Recovery Determination was made.

            Section 3.10 Trustee to Cooperate; Release of Mortgage Files

            (a) Upon the payment in full of any Trust Mortgage Loan, the purchase of an A Loan by a related B Loan Holder pursuant to the related Intercreditor Agreement, the purchase of any Trust Mortgage Loan by the holder of a related mezzanine loan in connection with a default pursuant to any related mezzanine loan intercreditor agreement, or the receipt by the applicable Master Servicer or the Special Servicer, as the case may be, of a notification that payment in full shall be escrowed in a manner customary for such purposes, such Master Servicer or the Special Servicer, as the case may be, will promptly notify the Trustee and request delivery of the related Mortgage File and, in the case of the payment in full of any B Loan or the purchase thereof by the holder of a related mezzanine loan, such Master Servicer or the Special Servicer, as the case may be, shall promptly so notify each related B Loan Holder and request delivery to it of the related Note. Any such notice and request shall be in the form of a Request for Release (and shall include two copies) signed by a Servicing Officer (or in a mutually agreeable electronic format that will, in lieu of a signature on its face, originate from a Servicing Officer) and shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account or a Mortgage Loan Combination Custodial Account, as applicable pursuant to Section 3.04, or remitted to the applicable Master Servicer to enable such deposit, have been or will be so deposited. Within six Business Days (or within such shorter period as release can reasonably be accomplished if the applicable Master Servicer or the Special Servicer notifies the Trustee of an exigency) of receipt of such notice and request, the Trustee (or, to the extent provided in Section 3.01(b), such Master Servicer or the Special Servicer, as applicable) shall execute such instruments of satisfaction, deeds of reconveyance and other documents as shall have been furnished to it by such Master Servicer or the Special Servicer, and the Trustee shall release and deliver the related Mortgage File to such Master Servicer or the Special Servicer, as the case may be. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Collection Account or any Mortgage Loan Combination Custodial Account.

            (b) From time to time as is appropriate for servicing or foreclosure of any Mortgage Loan, the applicable Master Servicer or the Special Servicer, as applicable, shall deliver to the Trustee two copies of a Request for Release signed by a Servicing Officer (or in a mutually agreeable electronic format that will, in lieu of a signature on its face, originate from a Servicing Officer). Upon receipt of the foregoing, the Trustee shall deliver the Mortgage File or any document therein to the applicable Master Servicer or the Special Servicer (or a designee), as the case may be. Upon return of the Mortgage File to the Trustee, the Trustee shall execute an acknowledgment of receipt.

            (c) Within seven Business Days (or within such shorter period as delivery can reasonably be accomplished if the Special Servicer notifies the Trustee of an exigency) of receipt by a Responsible Officer thereof, the Trustee shall execute and deliver to the Special Servicer any court pleadings, requests for trustee's sale or, except as otherwise contemplated by Section 3.20, other documents necessary to the release of collateral securing a Mortgage Loan, or to foreclosure or trustee's sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Borrower on the Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Note or Mortgage or otherwise available at law or in equity. The Special Servicer shall be responsible for the preparation of all such documents and pleadings. When submitted to a Responsible Officer of the Trustee and, if applicable, the related B Loan Holder(s) for signature, such documents or pleadings shall be accompanied by a certificate of a Servicing Officer requesting that such pleadings or documents be executed by the Trustee or any related B Loan Holder and certifying as to the reason such documents or pleadings are required, that the proposed action is in the best interest of the Certificateholders (as a collective whole) (and, in the case of any Mortgage Loan Combinations, the Certificateholders and the related B Loan Holders (as a collective whole)) and that the execution and delivery thereof by the Trustee and any related B Loan Holder, as the case may be, will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee's sale. Subject to Section 3.33, any power of attorney granted by the Trustee to the Special Servicer in accordance with Section 3.01(b) may allow for the Special Servicer to take action on behalf of the Trustee with respect to the matters described in this
Section 3.10(c).

            (d) From time to time as is appropriate for servicing or foreclosure of any B Loan, the applicable Master Servicer or the Special Servicer, as applicable, subject to the related intercreditor, co-lender or similar agreement, shall request the original of the related Note from the related B Loan Holder.

            Section 3.11 Servicing Compensation

            (a) As compensation for its activities hereunder, each Master Servicer shall be entitled to receive the Master Servicing Fee with respect to each Trust Mortgage Loan and REO Trust Mortgage Loan (including the Specially Serviced Trust Mortgage Loans, Defeasance Mortgage Loans and Additional Collateral Trust Mortgage Loans) in its respective Servicing Group. As to each Trust Mortgage Loan and REO Trust Mortgage Loan, the Master Servicing Fee shall accrue at the related Master Servicing Fee Rate (in accordance with the same terms of the related Note as are applicable to the accrual of interest at the Mortgage Rate) and shall be computed on the basis of the same principal amount as interest accrues from time to time on such Trust Mortgage Loan or is deemed to accrue from time to time on such REO Trust Mortgage Loan, as the case may be, and for the same period with respect to which any related interest payment due on such Trust Mortgage Loan or deemed due on such REO Trust Mortgage Loan, as the case may be, is computed. The Master Servicing Fee with respect to any Trust Mortgage Loan or REO Trust Mortgage Loan shall cease to accrue if a Liquidation Event occurs in respect thereof. The Master Servicing Fee shall be payable monthly, on a loan-by-loan basis, from payments of interest on each Trust Mortgage Loan and REO Revenues allocable as interest on each REO Trust Mortgage Loan. In no event will a Master Servicer be entitled to retain a servicing fee from the amount of any P&I Advance, regardless of whether the related Borrower is obligated to reimburse Master Servicing Fees.

            Each initial Master Servicer in its individual capacity (and its successors and assigns) shall also be entitled to receive all Primary Servicing Fees on any Mortgage Loan in its Servicing Group (including any Specially Serviced Mortgage Loan, Additional Collateral Trust Mortgage Loan and Defeasance Mortgage Loan) that is not serviced by a Primary Servicer, and on any successor REO Mortgage Loan with respect to the foregoing, computed on the basis of the related Stated Principal Balance and for the same period and in the same manner respecting which any related interest payment due (or deemed to be due) on the related Mortgage Loan, is computed. The right of each initial Master Servicer (and its successors and assigns) to receive such Assignable Primary Servicing Fees in accordance with the provisions hereof shall not be terminated under any circumstance, including transfer of the servicing or subservicing of the Trust Mortgage Loans to another entity or the termination of such initial Master Servicer in its capacity as a Master Servicer, except to the extent that any portion of such Assignable Primary Servicing Fee is needed to compensate any replacement primary servicer for assuming the duties of such initial Master Servicer as a Primary Servicer under this Agreement.

            Each Master Servicer, on behalf of itself, any Primary Servicer and the holder of the related Excess Servicing Strip and the Assignable Primary Servicing Fee, if any, shall be entitled to recover unpaid Master Servicing Fees and Primary Servicing Fees in respect of any Mortgage Loan or REO Mortgage Loan it services out of that portion of related payments, Insurance and Condemnation Proceeds, Liquidation Proceeds and REO Revenues (in the case of an REO Mortgage
Loan) allocable as recoveries of interest, to the extent permitted by Section 3.05(a). Subject to the fourth paragraph of this Section 3.11(a), the right of a Master Servicer to receive the Master Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of such Master Servicer's responsibilities and obligations under this Agreement. The parties hereto acknowledge that the annual fees of each Rating Agency allocable to the Column Trust Mortgage Loans and the KeyBank Trust Mortgage Loans have been paid on or prior to the Closing Date.

            Notwithstanding anything herein to the contrary, each initial Master Servicer (and its successors and assigns) may at its option assign or pledge to any third party or retain for itself the related Excess Servicing Strip, if any, and the Assignable Primary Servicing Fee, if any; provided that any assignee or pledgee of the Excess Servicing Strip must be a Qualified Institutional Buyer or Institutional Accredited Investor (other than a Plan); and provided, further, that no transfer, sale, pledge or other assignment of the Excess Servicing Strip or the Assignable Primary Servicing Fee shall be made unless that transfer, sale, pledge or other assignment is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws and is otherwise made in accordance with the Securities Act and such state securities laws. In the event of any resignation or termination of a Master Servicer, such Master Servicer in its individual capacity (and its successors and assigns) will be entitled to retain the Excess Servicing Strip and the Assignable Primary Servicing Fee, if any, except that all or any portion of such Excess Servicing Strip and/or such Assignable Primary Servicing Fee may be reduced by the Trustee to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to obtain a qualified successor Master Servicer and/or Primary Servicer, as applicable, with respect to the Trust Mortgage Loans being master serviced by such resigning or terminated Master Servicer (which successor may include the Trustee) that meets the requirements of Section 6.4 and that requires market rate servicing compensation that accrues at a per annum rate in excess of 0.005% (one-half of one basis point). The applicable Master Servicer shall pay the Excess Servicing Strip, if any, and the Assignable Primary Servicing Fee, if any, for each Mortgage Loan (or any successor REO Trust Mortgage Loan related thereto) to the holder of such Excess Servicing Strip or the holder of such Assignable Primary Servicing Fee (i.e., such initial Master Servicer or any such third party), as the case may be, at such time and to the extent that such Master Servicer is entitled to receive payment of its Master Servicing Fees hereunder, notwithstanding any resignation or termination of such Master Servicer hereunder (subject to reduction pursuant to the preceding sentence).

            Additional master servicing compensation ("Additional Servicing Compensation") in the form of (i) 100% of all assumption application fees and 50% of all assumption fees paid by the Borrowers on all Mortgage Loans that are not Specially Serviced Trust Mortgage Loans (but only to the extent that all amounts then due and payable with respect to such Mortgage Loans have been paid), (ii) all Penalty Charges actually collected on each Trust Mortgage Loan (other than Specially Serviced Trust Mortgage Loans) but only to the extent that
(A) all amounts then due and payable with respect to such Trust Mortgage Loan (including outstanding interest on all Advances accrued with respect to such Trust Mortgage Loan) have been paid, (B) the Trust Fund has been reimbursed with respect to any Advances made with respect to such Trust Mortgage Loan, together with interest thereon if such interest was paid to a Master Servicer, Special Servicer or the Trustee, as applicable, from a source of funds other than Penalty Charges collected on such Trust Mortgage Loan and (C) the Trust Fund has been reimbursed for any Additional Trust Fund Expenses (including any Special Servicing Fees, Workout Fees and Liquidation Fees) incurred since the Closing Date with respect to such Trust Mortgage Loan and previously paid from a source other than Penalty Charges on such Trust Mortgage Loan, (iii) all charges for beneficiary statements or demands and amounts collected for checks returned for insufficient funds, (iv) all commercially reasonable fees actually collected on or with respect to any Trust Mortgage Loan for modifications, extensions, earnouts, waivers and consents and other actions for which a Master Servicer is responsible pursuant to Section 3.20 (but only to the extent that all amounts then due and payable after giving effect to any modification with respect to the related Trust Mortgage Loan have been paid), (v) all reasonable and customary consent fees, waiver fees, release fees and fees in connection with defeasance, if any, (vi) 100% of all defeasance fees, and (vii) all other customary charges, in each case only to the extent actually paid by the related Borrower, shall be retained by the applicable Master Servicer and shall not be required to be deposited in the Collection Account or any Mortgage Loan Combination Custodial Account, as applicable, maintained by the applicable Master Servicer pursuant to
Section 3.04. Notwithstanding anything to the contrary in clause (ii) of the first sentence of this paragraph or in the last paragraph of Section 3.11(b),
(x) the applicable Master Servicer shall be entitled to that portion, if any, of a Penalty Charge collected on a Specially Serviced Trust Mortgage Loan that accrued prior to the related Servicing Transfer Event and (y) if the Special Servicer has partially waived any Penalty Charge part of which accrued prior to the related Servicing Transfer Event, any collections in respect of such Penalty Charge shall be shared pro rata by the applicable Master Servicer and the Special Servicer based on the respective portions of such Penalty Charge to which they would otherwise have been entitled. Without in any way limiting the preceding two sentences of this paragraph, with respect to Trust Mortgage Loans which are not Specially Serviced Mortgage Loans, (i) any fees payable by the related Borrower with respect to the servicing activities set forth in Sections 3.08(a)(i), 3.08(b), 3.19(b), 3.20(c), 3.29(b) and 3.29(d), shall be considered
Additional Servicing Compensation, and such fees that are in the nature of an application fee shall be payable entirely to the applicable Master Servicer and any fee payable by the Borrower upon the completion of the servicing activities set forth in such section shall be shared equally by the applicable Master Servicer and the Special Servicer and (ii) compensation payable with respect to servicing activities set forth under Sections__3.08(a)(iii), 3.08(a)(v), 3.08(f) through 3.08(h), 3.20(a) and 3.20(j) shall be considered Additional Servicing Compensation and paid entirely to the applicable Master Servicer.

            Each Master Servicer also shall be entitled to receive and retain additional servicing compensation in the form of: (i) interest or other income earned on deposits relating to the Trust Fund in the Collection Account and any Mortgage Loan Combination Custodial Account, maintained by such Master Servicer in accordance with Section 3.06 (but only to the extent of the Net Investment Earnings, if any, with respect to each such account for each Collection Period);
(ii) interest earned on deposits in any Cash Collateral Account, any Lock-Box Account and the Servicing Accounts maintained by such Master Servicer that is not required by applicable law or the related Mortgage Loan Documents to be paid to the Borrower; and (iii) collections representing Prepayment Interest Excesses for any Distribution Date on the Trust Mortgage Loans serviced by such Master Servicer (except to the extent necessary to offset Prepayment Interest Shortfalls for such Distribution Date).

            Without limiting its rights under any other agreement or arrangement, the Master Servicers shall not be entitled to any Master Servicing Fees or any other compensation hereunder with respect to the CBA B Loans.

            In respect of each Broker Strip Loan, the applicable Master Servicer shall, on a monthly basis, by the last day of the month following the month in which such Master Servicer collected any related Broker Strip Interest, remit to the applicable Broker Strip Payee the amount of the Broker Strip Interest so collected.

            Except as specifically provided in this Agreement, each Master Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts due for premiums for any blanket or master single interest Insurance Policy insuring against hazard losses pursuant to
Section 3.07), if and to the extent such expenses are not payable directly out of the Collection Account or any Mortgage Loan Combination Custodial Account, and a Master Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

            (b) As compensation for its activities hereunder, the Special Servicer shall be entitled to receive the Special Servicing Fee with respect to each Specially Serviced Mortgage Loan and REO Mortgage Loan. As to each such Specially Serviced Mortgage Loan or REO Mortgage Loan, the Special Servicing Fee shall accrue at the Special Servicing Fee Rate (in accordance with the same terms of the related Note as are applicable to the accrual of interest at the Mortgage Rate) and shall be computed on the basis of the Stated Principal Balance of such Specially Serviced Mortgage Loan or REO Mortgage Loan and for the same period respecting which any related interest payment due on such Specially Serviced Mortgage Loan or deemed to be due on such REO Mortgage Loan is computed. The Special Servicing Fee with respect to any Specially Serviced Mortgage Loan or REO Mortgage Loan shall cease to accrue if a Liquidation Event occurs in respect thereof or, in the case of a Specially Serviced Mortgage Loan, when all applicable Servicing Transfer Events cease to exist as described in the definition of "Servicing Transfer Event." The Special Servicing Fee shall be payable monthly, on a loan-by-loan basis, to the extent permitted by Section 3.05(a). The right of the Special Servicer to receive the related Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer's responsibilities and obligations under this Agreement.

            Additional servicing compensation in the form of (i) 100% of all assumption fees and assumption application fees on all Specially Serviced Mortgage Loans, (ii) 50% of all assumption fees on any Mortgage Loans other than Specially Serviced Mortgage Loans and (iii) all commercially reasonable extension fees and all fees received on or with respect to Trust Mortgage Loan modifications, waivers and consents for which the Special Servicer is responsible pursuant to Section 3.20(a), but only to the extent actually collected from the related Borrower and only to the extent that all amounts then due and payable after giving effect to any modification with respect to the related Trust Mortgage Loan (including those payable to the applicable Master Servicer pursuant to Section 3.11(a)) have been paid, shall be promptly paid to the Special Servicer by the applicable Master Servicer and shall not be required to be deposited in any Collection Account or any Mortgage Loan Combination Custodial Account pursuant to Section 3.04.

            The Special Servicer shall also be entitled to additional servicing compensation in the form of a Workout Fee with respect to each Corrected Mortgage Loan at the Workout Fee Rate. The Workout Fee shall be payable out of, and shall be calculated by application of the Workout Fee Rate to, each collection of interest, other than Default Interest and Excess Interest, and principal (including scheduled payments, prepayments, Balloon Payments, payments at maturity and payments received with respect to a partial condemnation of a Mortgaged Property securing a Specially Serviced Mortgage Loan) received on such Mortgage Loan for so long as it remains a Corrected Mortgage Loan. The Workout Fee with respect to any Corrected Mortgage Loan will cease to be payable if such Mortgage Loan again becomes a Specially Serviced Mortgage Loan; provided that a new Workout Fee will become payable if and when such Mortgage Loan again becomes a Corrected Mortgage Loan. If the Special Servicer is terminated (other than for cause) or resigns, it shall retain the right to receive any and all Workout Fees payable with respect to Mortgage Loans that became Corrected Mortgage Loans during the period that it acted as Special Servicer and were Corrected Mortgage Loans at the time of such termination or resignation (or for any Specially Serviced Mortgage Loan that had not yet become a Corrected Mortgage Loan because at the time the Special Servicer was terminated or resigned the Borrower had not made three consecutive monthly debt service payments and subsequently the Specially Serviced Mortgage Loan becomes a Corrected Mortgage Loan), and the successor Special Servicer shall not be entitled to any portion of such Workout Fees, in each case until the Workout Fee for any such loan ceases to be payable in accordance with the terms hereof.

            A Liquidation Fee will be payable to the Special Servicer with respect to each Trust Mortgage Loan repurchased by the applicable Mortgage Loan Seller after the Initial Resolution Period (and any permitted extension thereof) as described in Section 2.03, any Specially Serviced Mortgage Loan or REO Mortgage Loan as to which the Special Servicer receives a full, partial or discounted payoff with respect thereto from the related Borrower or any Liquidation Proceeds with respect thereto, equal to the product of (i) the Liquidation Fee Rate and (ii) the proceeds of such repurchase or full, partial or discounted payoff or the net Liquidation Proceeds (net of the related costs and expenses associated with the related liquidation) related to such repurchased Trust Mortgage Loan or liquidated Specially Serviced Mortgage Loan or REO Mortgage Loan, as the case may be (in each such case, however, exclusive of any portion of such payoff and/or proceeds that represents Penalty Charges and/or Excess Interest); provided, however, that no Liquidation Fee shall be payable out of, or in connection with the receipt of, Liquidation Proceeds received as a result of the repurchase of any Trust Mortgage Loan in connection with a Material Breach or Material Document Defect by the related Mortgage Loan Seller or, in the case of a Column Trust Mortgage Loan, by the Column Performance Guarantor as contemplated by Section 2.03 (so long as such repurchase occurs within the applicable cure period set forth in the related Mortgage Loan Purchase Agreement, as such cure period may be extended in accordance with the related Mortgage Loan Purchase Agreement), the purchase of any Defaulted Trust Mortgage Loan by the Special Servicer or any Affiliate thereof pursuant to Section 3.18, the purchase of any A Loan by the related B Loan Holder pursuant to the related A/B Intercreditor Agreement so long as such purchase occurs within 90 days of the Servicing Transfer Event, the purchase of any Trust Mortgage Loan by any related Mezzanine Loan Holder (but only so long as such purchase occurs within 60 days of the Mezzanine Loan Holder's option in the related intercreditor agreement first becoming exercisable) or the purchase of all the Trust Mortgage Loans and REO Properties in the Trust Fund by the Special Servicer, the Series 2007-C3 Directing Certificateholder or a Master Servicer pursuant to Section 9.01.

            If the Special Servicer is terminated (other than for cause) or resigns, it will retain the right to receive any Liquidation Fee payable with respect to any Specially Serviced Mortgage Loan that has been or is liquidated (whether prior to or subsequent to such termination or resignation, as applicable) pursuant to an action plan submitted by the Special Servicer and approved (or deemed approved) by the Series 2007-C3 Directing Certificateholder. The successor special servicer will not be entitled to any portion of those Liquidation Fees.

            Notwithstanding anything in this Agreement to the contrary, no Liquidation Fee will be payable under the circumstances set forth in the proviso in the preceding paragraph. If, however, Liquidation Proceeds are received with respect to any Corrected Mortgage Loan and the Special Servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest on such Trust Mortgage Loan and no Liquidation Fee shall be payable on such portion; provided, however, that in no event will the Special Servicer receive both a Liquidation Fee and a Workout Fee out of the same Liquidation Proceeds.

            The Special Servicer will also be entitled to additional fees in the form of Penalty Charges on each Specially Serviced Mortgage Loan (but only to the extent actually collected from the related Borrower and to the extent that
(i) all amounts then due and payable with respect to such Specially Serviced Mortgage Loan (including outstanding interest on all Advances accrued with respect to such Specially Serviced Mortgage Loan) have been paid, (ii) the Trust Fund has been reimbursed with respect to any Advances made with respect to such Specially Serviced Mortgage Loan, together with interest thereon if such interest was paid to a Master Servicer, Special Servicer or the Trustee, as applicable, from a source of funds other than Penalty Charges collected on such Specially Serviced Mortgage Loan, and (iii) the Trust Fund has been reimbursed for any Additional Trust Fund Expenses (including any Special Servicing Fees, Workout Fees and Liquidation Fees) incurred since the Closing Date with respect to such Specially Serviced Mortgage Loan and previously paid from a source other than Penalty Charges on such Trust Mortgage Loan). The Special Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts, other than management fees in respect of REO Properties, due and owing to any of its Sub-Servicers and the premiums for any blanket or master single interest Insurance Policy obtained by it insuring against hazard losses pursuant to Section 3.07), if and to the extent such expenses are not payable directly out of the Collection Account, a Mortgage Loan Combination Custodial Account or the REO Account, and the Special Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

            Notwithstanding the foregoing provisions of this Section 3.11(b), Special Servicing Fees, Workout Fees and Liquidation Fees earned with respect to any A Loan, any successor REO Trust Mortgage Loan with respect thereto or any related REO Property shall be payable out of the related Mortgage Loan Combination Custodial Account, to the maximum extent permitted by the related Intercreditor Agreement, before being paid out of the Collection Account. The Special Servicer shall be entitled to such compensation with respect to the B Loans as is not prohibited under the respective Intercreditor Agreements.

            Section 3.12 Reports to the Trustee

            (a) Each Master Servicer shall deliver to the Trustee and the Special Servicer, no later than 3:00 p.m. New York City time on the second Business Day prior to the first Distribution Date in each month beginning in July 2007, the CMSA Loan Periodic Update File with respect to each Trust Mortgage Loan in its related Servicing Group and any successor REO Trust Mortgage Loan relating thereto for the subject Distribution Date. As to each such Trust Mortgage Loan and REO Property (or related REO Trust Mortgage Loan), to the extent that the relevant information is not included as part of the CMSA Loan Periodic Update File or any other report or file delivered by the applicable Master Servicer with respect to such Distribution Date, such Master Servicer shall provide to the Special Servicer, by the close of business on such Distribution Date and in a mutually agreeable electronic format, the amount of each outstanding Advance and the interest accrued thereon as of the related Determination Date. Each Master Servicer shall, subject to Section 3.12(h), contemporaneously provide a copy of such CMSA Loan Periodic Update File as it relates to any B Loan of a Serviced Loan Combination to the related B Loan Holder. The Master Servicers' responsibilities under this Section 3.12(a) with respect to Specially Serviced Mortgage Loans and REO Mortgage Loans shall be subject to the satisfaction of the Special Servicer's obligations under Sections 3.12(c) and 3.21. For purposes of the production by a Master Servicer or the Special Servicer of any report, such Master Servicer or the Special Servicer, as the case may be, may conclusively rely (without investigation, inquiry, independent verification or any duty or obligation to recompute, verify or recalculate any of the amounts and other information contained in), absent manifest error, on information provided to it by the Depositor, by the Trustee, by the related Mortgage Loan Seller, by the related Borrower or (x) in the case of such a report produced by a Master Servicer, by the Special Servicer (unless the Special Servicer is such Master Servicer or an Affiliate thereof) and (y) in the case of such a report produced by the Special Servicer, by a Master Servicer (unless such Master Servicer is the Special Servicer or an Affiliate thereof).

            Notwithstanding the foregoing, because the Master Servicers will not receive the Servicing Files until the Closing Date and will not have sufficient time to review and analyze such Servicing Files before the initial Distribution Date, the parties agree that the CMSA Loan Periodic Update Files required to be delivered by the Master Servicers in July 2007 will be based solely upon information generated from actual collections received by the Master Servicers and from information the Depositor delivers or causes to be delivered to the Master Servicers (including but not limited to information prepared by third-party servicers of the subject Trust Mortgage Loans with respect to the period prior to the Closing Date).

            (b) No later than 4:00 p.m. New York City time on each Master Servicer Remittance Date beginning with the third Master Servicer Remittance Date following the initial Distribution Date, each Master Servicer shall deliver or cause to be delivered to the Trustee the following reports with respect to the Trust Mortgage Loans and any Serviced Loan Combinations in its related Servicing Group (and, if applicable, the related REO Properties and REO Trust Mortgage Loans, providing the required information as of the related Determination Date): (i) a CMSA Comparative Financial Status Report; (ii) a CMSA Delinquent Loan Status Report; (iii) a CMSA Historical Loan Modification and Corrected Mortgage Loan Report; (iv) a CMSA REO Status Report; (v) a CMSA Servicer Watch List; (vi) a CMSA Property File; (vii) a CMSA Financial File;
(viii) a CMSA Loan Level Reserve/LOC Report; (ix) a CMSA Total Loan Report; (x) a CMSA Advance Recovery Report; (xi) a CMSA Appraisal Reduction Template; and
(xii) a CMSA Servicer Realized Loss Template. Such reports shall be in CMSA format (as in effect from time to time) and shall be in an electronic format reasonably acceptable to both the Trustee and the applicable Master Servicer. Each Master Servicer shall contemporaneously provide a copy of such reports as they relate to any loan component in a Serviced Loan Combination in its related Servicing Group to the related B Loan Holder.

            Within 30 days following the Closing Date, each Master Servicer shall deliver to the Trustee the CMSA Loan Setup File for the Trust Mortgage Loans in its Servicing Group; provided that the Depositor shall, within 20 days following the Closing Date deliver to the applicable Master Servicer the information therein (which will also include property level information necessary for such Master Servicer to produce and deliver the CMSA files and reports required to be delivered by such Master Servicer to the Trustee) to be included therein with respect to Column Trust Mortgage Loans.

            (c) The Special Servicer shall from time to time (and, in any event, upon request) provide the Master Servicers with such information in its possession regarding the Specially Serviced Mortgage Loans and REO Properties as may be necessary for the Master Servicers to prepare each report and any supplemental information to be provided by the Master Servicers to the Trustee (or any other Person pursuant to this Agreement). Without limiting the generality of the foregoing, not later than 2:00 p.m. (New York City time) on the Business Day following each Determination Date, beginning in July 2007, the Special Servicer shall prepare and deliver or cause to be delivered to the Master Servicers (on a computer readable medium reasonably acceptable to the Master Servicers and the Special Servicer) the CMSA Special Servicer Loan File and such other reports and files containing the information called for in, or that will enable the Master Servicers to provide, the CMSA files and reports required to be delivered by the Master Servicers to the Trustee, in each case with respect to the Specially Serviced Mortgage Loans and REO Properties.

            (d) Notwithstanding the foregoing, the failure of a Master Servicer or the Special Servicer to disclose any information otherwise required to be disclosed pursuant to this Section 3.12 shall not constitute a breach of this Agreement to the extent that such Master Servicer or the Special Servicer, as the case may be, so fails because such disclosure, in the reasonable belief of such Master Servicer or the Special Servicer, as the case may be, would violate any applicable law or any provision of a Mortgage Loan Document prohibiting disclosure of information with respect to the Mortgage Loans or the Mortgaged Properties, would constitute a waiver of the attorney-client privilege on behalf of the Trust or would otherwise materially harm the Trust Fund. A Master Servicer or the Special Servicer may affix to any information provided by it any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

            (e) Each Master Servicer shall deliver or cause to be delivered to the Trustee the following materials with respect to the Trust Mortgage Loans in its Servicing Group (and shall contemporaneously provide a copy of such materials and related reports as they relate to any B Loan of a Serviced Loan Combination in its related Servicing Group, to the related B Loan Holder), in each case to the extent that such materials or the information on which they are based are required to be delivered pursuant to the related Mortgage Loan Documents and have been received by such Master Servicer:

                  (A) At least annually by May 31, commencing May 31, 2008, or as soon thereafter as is reasonably practicable based upon when, and the format in which, such Master Servicer has received the subject information, with respect to each Trust Mortgage Loan and REO Trust Mortgage Loan (to the extent prepared by and timely received from the Special Servicer in the case of any Specially Serviced Trust Mortgage Loan or REO Trust Mortgage Loan), a CMSA Operating Statement Analysis Report and CMSA NOI Adjustment Worksheet for the related Mortgaged Property or REO Property as of the end of the preceding fiscal year, based upon (and accompanied by copies of) the operating statements and rent rolls (but only to the extent the related Borrower delivers such information to such Master Servicer or the Special Servicer and, with respect to operating statements and rent rolls for Specially Serviced Trust Mortgage Loans and REO Properties, to the extent timely delivered by the Special Servicer to such Master Servicer) for the related Mortgaged Property or REO Property as of the end of the preceding fiscal year.

                  (B) Each Master Servicer shall use its reasonable efforts (but shall not be required to institute litigation) to obtain quarterly (as required by the applicable Mortgage Loan Documents) and annual operating statements and rent rolls with respect to each Trust Mortgage Loan in its Servicing Group, other than Specially Serviced Trust Mortgage Loans, which efforts shall include sending a letter to the related Borrower each quarter (followed up with telephone calls) requesting such quarterly and/or annual operating statements and rent rolls by no later than 60 days after the subject calendar quarter or 90 days after the subject calendar year, as applicable, to the extent such action is consistent with applicable law, the terms of such Trust Mortgage Loans and the Servicing Standard commencing, in the case of such quarterly statements, with the quarter ending September 30, 2007. Each Master Servicer shall (to the extent not delivered pursuant to the preceding paragraph) deliver copies of all of the foregoing items so collected to the Special Servicer, the Series 2007-C3 Directing Certificateholder and any requesting Certificateholder (at the expense of such requesting Holder) and, upon request, the Trustee and the Depositor, (x) in the case of quarterly operating statements and rent rolls, within the later of (A) 60 days after such quarter and (B) 45 days following receipt by such Master Servicer of such operating statements and rent rolls, commencing with the quarter ending September 30, 2007, and (y) in the case of annual operating statements and rent rolls, not later than the later of (A) May 31 of each calendar year, and
            (B) 45 days following receipt by such Master Servicer of such operating statements and rent rolls.

                  (C) Each Master Servicer shall maintain a CMSA Operating
            Statement Analysis Report for each Mortgaged Property securing each Loan for which it is the Master Servicer (other than any such Mortgaged Property which is an REO Property or constitutes security for a Specially Serviced Trust Mortgage Loan) that shall be prepared or, once prepared, updated by such Master Servicer and delivered to the Trustee and any related B Loan Holder within 30 days after receipt by such Master Servicer of updated operating statements for such Mortgaged Property; provided that each Master Servicer shall not be required to update the CMSA Operating Statement Analysis Reports more often than quarterly or such other longer period as operating statements are required to be delivered to the lender by the Borrower pursuant to the related Mortgage Loan Documents.

The Special Servicer will be required pursuant to Section 3.12(f) to deliver to the Master Servicers in an electronic format reasonably acceptable to the Master Servicers and the Special Servicer the information required pursuant to this
Section 3.12(e) with respect to Specially Serviced Trust Mortgage Loans and REO Trust Mortgage Loans on or before April 30 of each year, commencing on April 30, 2008, and within 10 days after its receipt of any operating statement or rent rolls for any related Mortgaged Property or REO Property.

            (f) The Special Servicer shall deliver or cause to be delivered to the Master Servicers and, upon the request, the Trustee, the Depositor, any B Loan Holder or any Rating Agency, to any such requesting party, the following materials, in each case to the extent that such materials or the information on which they are based are required to be delivered by the Borrower pursuant to the related Mortgage Loan Documents for the Trust Mortgage Loans and Serviced Loan Combinations and have been received by the Special Servicer:

                  (A) Annually, on or before April 30 of each year, commencing in April 30, 2008, or as soon thereafter as is reasonably practicable based upon when, and the format in which, the Special Servicer has received the subject information, with respect to each Specially Serviced Trust Mortgage Loan and REO Trust Mortgage Loan, a CMSA Operating Statement Analysis Report and CMSA NOI Adjustment Worksheet, both in written form and in electronic format reasonably acceptable to the applicable Master Servicer, the Special Servicer and the Trustee for the related Mortgaged Property or REO Property as of the end of the preceding calendar year (but only to the extent the Special Servicer has received such information from the applicable Master Servicer at the time of the servicing transfer pursuant to Section 3.21 as is necessary to prepare the related CMSA Operating Statement Analysis Report and CMSA NOI Adjustment Worksheet on a prospective basis), based upon (and accompanied by copies of) the operating statements and rent rolls for the related Mortgaged Property or REO Property as of the end of the preceding fiscal year.

                  (B) The Special Servicer shall use its reasonable efforts (but shall not be required to institute litigation) to obtain quarterly and annual operating statements and rent rolls with respect to each Mortgaged Property constituting security for a Specially Serviced Trust Mortgage Loan and each REO Property, which efforts shall include sending a letter to the related Borrower or other appropriate party each quarter (followed up with telephone calls) requesting such quarterly and/or annual operating statements and rent rolls by no later than 60 days after the subject calendar quarter or 90 days after the subject calendar year, as applicable, and shall cause quarterly and annual operating statements and rent rolls to be prepared and delivered to it with respect to each REO Property within 60 days after each calendar quarter or 90 days after each calendar year, as applicable, commencing, with respect to quarterly statements, with the quarter ending September 30, 2007. The Special Servicer shall (to the extent not delivered pursuant to the preceding paragraph) deliver copies of all of the foregoing items so collected to the applicable Master Servicer, the holders of any related B Loan(s), the Series 2007-C3 Directing Certificateholder and any requesting Certificateholder (at the expense of such requesting Holder), and upon request, the Trustee and the Depositor, (x) in the case of quarterly operating statements and rent rolls, within the later of (A) 60 days after such quarter and (B) 45 days following receipt by the Special Servicer of such operating statements and rent rolls, and (y) in the case of annual operating statements and rent rolls, not later than the later of (A) April 30 of each calendar year and (B) 45 days following receipt by the Special Servicer of such operating statements and rent rolls.

                  (C) The Special Servicer shall maintain a CMSA Operating
            Statement Analysis Report, both in written form and in electronic format reasonably acceptable to the applicable Master Servicer, the Special Servicer and the Trustee, for each Mortgaged Property which constitutes security for a Specially Serviced Trust Mortgage Loan or is an REO Property for which it is the Special Servicer that shall be prepared or, once prepared, updated by the Special Servicer and delivered to the applicable Master Servicer, the Trustee and the holders of any B Loan within 10 days after receipt by the Special Servicer of updated operating statements for each such Mortgaged Property; provided that the Special Servicer shall not be required to update the CMSA Operating Statement Analysis Reports more often than quarterly.

            (g) The Master Servicers' responsibilities under this Section 3.12 with respect to REO Properties and Specially Serviced Trust Mortgage Loans shall be subject to the satisfaction of the Special Servicer's obligations under this
Section 3.12 and Section 3.21. The reporting obligations of a Master Servicer in connection with a Serviced Loan Combination shall be construed to require such Master Servicer to provide only information regarding such Serviced Loan Combination, but whenever such Master Servicer remits funds to the related B Loan Holder(s), it shall thereupon deliver to such holder a remittance report identifying the amounts in such remittance. Each Master Servicer shall, contemporaneously with any related delivery to the Trustee or the Special Servicer, as applicable, provide any such reports which contain information related to the Mortgaged Property securing any Serviced Loan Combination, or financial information regarding any related Borrower, to the related B Loan Holder(s), as applicable, unless an earlier delivery is expressly required hereunder. The information that pertains to Specially Serviced Trust Mortgage Loans and REO Properties reflected in the reports referred to in this Section
3.12 shall be based solely upon the reports delivered by the Special Servicer to such Master Servicer. For the purposes of the production by a Master Servicer or the Special Servicer of any reports, documents or information required under this Section 3.12 or under any other provision of this Agreement, such Master Servicer or the Special Servicer, as the case may be, may conclusively rely (absent manifest error and without investigation, inquiry, independent verification or any duty or obligation to recompute, verify or recalculate any of the amounts and other information contained in any such reports, documents or information) on any such reports, documents or information provided to it by the Depositor, by the related Mortgage Loan Seller, by the related Borrower or (x) in the case of any such reports, documents or information produced by a Master Servicer, by the Special Servicer (if other than such Master Servicer or an Affiliate thereof) and (y) in the case of any such reports, documents and information produced by the Special Servicer, by a Master Servicer (if other than the Special Servicer or an Affiliate thereof). The Trustee shall be entitled to conclusively rely on and shall not be responsible for the content or accuracy of any reports, documents or information provided to it by a Master Servicer or the Special Servicer pursuant to this Agreement, without any duty or obligation to recompute, verify or recalculate any of the amounts and other information stated therein. Each of the Master Servicers and the Special Servicer hereby agrees to deliver to each Rating Agency any information in its possession that such Rating Agency may reasonably request with respect to the Trust Mortgage Loans and Serviced Loan Combinations serviced by it.

            (h) If a Master Servicer or the Special Servicer is required to deliver any statement, report or information under any provision of this Agreement (including Section 3.15), such Master Servicer or the Special Servicer, as the case may be, may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format or
(z) making such statement, report or information available on such Master Servicer's Website, unless this Agreement expressly specifies a particular method of delivery or such statement, report or information must be filed with the Commission as contemplated by Section 3.15; provided, that all reports required to be delivered to the Trustee shall be delivered in accordance with clause (x) or (y) or, upon request, clause (z).

            (i) The applicable Master Servicer shall, with the reasonable cooperation of the other parties hereto, deliver to each B Loan Holder all documents, statements, reports and information with respect to the related B Loan and/or the related Mortgaged Property as may be required under the related Intercreditor Agreement.

            (j) Without limiting Section 3.12(h), each Master Servicer may, but is not required to, make any of the reports or files it delivers pursuant to
Section 3.12 available each month on such Master Servicer's Website (in the case of KRECM, initially at www.key.com/key2cre) only with the use of a password, in which case such Master Servicer shall provide such password to (i) the other parties to this Agreement, who by their acceptance of such password shall be deemed to have agreed not to disclose such password to any other Person, (ii) the Rating Agencies, and (iii) each Certificateholder and Certificate Owner who requests such password, provided that any such Certificateholder or Certificate Owner, as the case may be, has delivered a certification substantially in the form of Exhibit S-1 to the Trustee (with a copy to the Master Servicers). In connection with providing access to the applicable Master Servicer's Website, such Master Servicer may require registration and the acceptance of a disclaimer and otherwise (subject to the preceding sentence) adopt reasonable rules and procedures, which may include, to the extent such Master Servicer deems necessary or appropriate, conditioning access on execution of an agreement governing the availability, use and disclosure of such information, and which may provide indemnification to such Master Servicer for any liability or damage that may arise therefrom.

            Section 3.13 [Reserved]

            Section 3.14 [Reserved]

            Section 3.15 Access to Certain Information

            (a) Each Master Servicer and the Special Servicer shall provide reasonable access during its normal business hours at each of its principal servicing offices to any Certificateholder, Certificate Owner that is, or is affiliated with, a federally insured financial institution, the Trustee, the Depositor, each Rating Agency, each B Loan Holder and to the applicable Master Servicer or the Special Servicer, as applicable, and to the OTS, the FDIC, the Federal Reserve Board and the supervisory agents and examiners of such boards and such corporations, and any other federal or state banking or insurance regulatory authority that may exercise authority over any Certificateholder, Certificate Owner or holder of a security backed by a B Loan, access to any documentation regarding the Mortgage Loans and the Trust Fund within its control (but with respect to a B Loan Holder, relating to the corresponding A Loan only) which may be required by this Agreement or by applicable law.

            Such access shall be afforded without charge (except that the Master Servicers and the Special Servicer may charge a reasonable fee for copies and out-of-pocket costs to parties other than the Rating Agencies) but only upon reasonable prior written request and during normal business hours at the offices of the applicable Master Servicer or the Special Servicer, as the case may be, designated by it. A Master Servicer may (but shall not be required to) in accordance with such rules and procedures as it may adopt in its sole discretion, also make available through its Website (in the case of KRECM, initially at www.key.com/key2cre) or otherwise, any additional information relating to the Trust Mortgage Loans, the related Mortgaged Properties or the related Borrowers, for review by the Depositor, the Special Servicer, the Series 2007-C3 Directing Certificateholder, the Rating Agencies and any other Persons to whom the Master Servicer believes such disclosure is appropriate, in each case except (i) to the extent doing so is prohibited by applicable law or by the related Loan and (ii) subject to Sections 3.15(d), (e) and (f).

            Nothing in this Section 3.15 shall detract from the obligation of each Master Servicer and the Special Servicer to observe any applicable law or agreement prohibiting disclosure of information with respect to the Borrowers, and the failure of a Master Servicer or the Special Servicer to provide access as provided in this Section 3.15 as a result of such obligation shall not constitute a breach of this Section 3.15. Nothing herein shall be deemed to require a Master Servicer or the Special Servicer to confirm, represent or warrant the accuracy or completeness of any other Person's information or report, including any communication from such Master Servicer, the Special Servicer, a Borrower or any other Person. None of the Master Servicers nor the Special Servicer may be held liable for the dissemination of information in accordance with this Agreement. Notwithstanding the above, each Master Servicer and the Special Servicer shall not have any liability to the Depositor, the Trustee, any Certificateholder, any Certificate Owner, any B Loan Holder, the Initial Purchaser, any Underwriter, any Rating Agency or any other Person to whom it delivers information pursuant to and in accordance with this Section
3.15 or any other provision of this Agreement for federal, state or other applicable securities law violations relating to the disclosure of such information, unless such Master Servicer or the Special Servicer, as the case may be, acted with negligence, bad faith or willful misfeasance. Each of the Master Servicers and the Special Servicer may disclaim responsibility for any information distributed by the other or the Trustee for which such Master Servicer or the Special Servicer, as applicable, is not the original source.

            (b) [Reserved]

            (c) Each Master Servicer and the Special Servicer shall make the following items available at their respective offices during normal business hours, for review by the Depositor, the Trustee, any B Loan Holder (or its designee), the Rating Agencies, any Certificateholder, any Certificate Owner, any prospective transferee of a Certificate or an interest therein (or any licensed or registered investment adviser acting on its behalf) and any other Persons to whom such Master Servicer or the Special Servicer, as applicable, believes such disclosure to be appropriate, or shall send such items to any requesting party (at the expense of such requesting party, except in the case of the Series 2007-C3 Directing Certificateholder (so long as the requests are not excessive or duplicative), any B Loan Holder (or its designee) (so long as the requests are not excessive or duplicative), the Trustee and the Rating Agencies, and except as otherwise provided in the last sentence of this paragraph): (i) all financial statements, occupancy information, rent rolls, retail sales information, average daily room rates and similar information received from the respective Borrowers or otherwise obtained by such Master Servicer or the Special Servicer, as applicable, (ii) the inspection reports prepared by or on behalf of such Master Servicer or the Special Servicer, as applicable, with respect to the respective Mortgaged Properties in connection with the property inspections pursuant to Section 3.19, (iii) any appraisals and/or internal valuations prepared by or on behalf of such Master Servicer or the Special Servicer, as applicable, with respect to the respective Mortgaged Properties in accordance with this Agreement, (iv) any and all modifications, waivers and amendments of the terms of a Trust Mortgage Loan entered into by such Master Servicer or the Special Servicer, as applicable, and (v) any and all officer's certificates and other evidence delivered to the Trustee and the Depositor to support such Master Servicer's determination that any Advance was, or if made would be, a Nonrecoverable Advance. Copies of all such information shall be delivered by such Master Servicer or the Special Servicer, as applicable, upon request, not more frequently than quarterly to the Certificateholders (or, if the Controlling Class of Certificates is held in book-entry form, the Certificate Owners) of the Controlling Class (as identified by the related Depository Participant and for so long as such Class remains outstanding) at the address specified by such Certificate Owners; provided, however, that if beneficial ownership of the Controlling Class resides in more than one Certificateholder or Certificate Owner, as applicable, such Master Servicer or the Special Servicer, as applicable, shall be responsible only for the expense of providing the first such copy of such information and shall be entitled to reimbursement from the requesting party for the expense of any additional copies so provided.

            (d) With respect to any information furnished by a Master Servicer or the Special Servicer pursuant to the foregoing provisions of this Section 3.15, such Master Servicer or the Special Servicer, as the case may be, shall be entitled to (i) indicate the source of such information and affix thereto any disclaimer it deems appropriate in its discretion and/or (ii) as a condition to making any report or information available upon request to any Person other than the parties hereto, require that the recipient of such information acknowledge that such Master Servicer or the Special Servicer may contemporaneously provide such information to the Depositor, the Trustee, the Initial Purchaser, any Underwriter, any Rating Agency and/or Certificateholders or Certificate Owners. Without limiting the foregoing, in connection with providing access to or copies of the items described above in this Section 3.15 to Certificateholders, Certificate Owners, the Series 2007-C3 Directing Certificateholder, prospective purchasers of Certificates or interests therein, and/or a licensed or registered investment advisor acting on behalf of any of the foregoing, such Master Servicer or the Special Servicer, as the case may be, may require: (i) in the case of Certificateholders, Certificate Owners and the Series 2007-C3 Directing Certificateholder (or licensed or registered investment advisors acting on their behalf), a confirmation executed by the requesting Person (and its investment advisor, if applicable) substantially in the form of Exhibit S-1 hereto (or such other form as may be reasonably acceptable to such Master Servicer or the Special Servicer, as applicable, and which may provide indemnification to such Master Servicer or the Special Servicer, as applicable), generally to the effect that such Person is a registered or beneficial holder of Certificates or an investment advisor representing such Person and is requesting the information solely for use in evaluating such Person's investment in the Certificates and will otherwise keep such information confidential; and (ii) in the case of a prospective purchaser or a licensed or registered investment advisor representing such Person, confirmation executed by the requesting Person (and its investment advisor, if applicable) substantially in the form of Exhibit S-2 hereto (or such other form as may be reasonably acceptable to such Master Servicer or the Special Servicer, as applicable, and which may provide indemnification to such Master Servicer or the Special Servicer, as applicable), generally to the effect that such Person is a prospective purchaser of a Certificate or an interest therein or a licensed or registered investment advisor representing such Person, and is requesting the information solely for use in evaluating a possible investment in Certificates and will otherwise keep such information confidential. None of the Master Servicers nor the Special Servicer shall be liable for the dissemination of information in accordance with this Agreement.

            (e) With respect to any transmittal of information by a Master Servicer or the Special Servicer to any Person other than the Trustee, the Rating Agencies or the Depositor, such Master Servicer or the Special Servicer, as the case may be, may attach a letter containing the following provision:

            "By receiving the information set forth herein, you hereby acknowledge and agree that the United States securities laws restrict any person who possesses material, non-public information regarding the Trust which issued Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3 from purchasing or selling such Certificates in circumstances where the other party to the transaction is not also in possession of such information. You also acknowledge and agree that such information is being provided to you for the purposes of, and such information may be used only in connection with, evaluation by you or another Certificateholder, Certificate Owner or prospective purchaser (or licensed or registered investment advisor acting on their behalf) of such Certificates or beneficial interest therein."

            (f) Notwithstanding anything in this Agreement to the contrary, each Master Servicer and the Special Servicer may (i) withhold any information not yet included in a Form 8-K filed with the Commission or otherwise made publicly available with respect to which the Trustee or such Master Servicer has determined that such withholding is appropriate and (ii) deny any of the Persons described in this Section 3.15 access to confidential information or any intellectual property which such Master Servicer or the Special Servicer is restricted by license or contract from disclosing. Notwithstanding the foregoing, each Master Servicer and the Special Servicer shall maintain separate from such confidential information and intellectual property, all documentation regarding the Trust Mortgage Loans and REO Properties and REO Trust Mortgage Loans that is not confidential.

            (g) Except as otherwise required by this Agreement and except for statements, reports and information to be filed with the Commission as contemplated by Article XI, each Master Servicer and the Special Servicer each may, in its discretion, make available by hard copy, electronic media, internet website or bulletin board service certain information and may make available by hard copy, electronic media, internet website or bulletin board service any reports or information that such Master Servicer or the Special Servicer is required by this Agreement to provide to any of the Rating Agencies, the Trustee, the Depositor, the Certificateholders and anyone the Depositor reasonably designates.

            Section 3.16 Title to REO Property; REO Account

            (a) If title to any REO Property is acquired, the deed or certificate of sale shall be issued to the Trustee or its nominee, on behalf of the Certificateholders and, if such REO Property relates to a Mortgage Loan Combination, on behalf of the related B Loan Holder. The Special Servicer, on behalf of the Trust and, if such REO Property relates to a Mortgage Loan Combination, on behalf of the related B Loan Holder, shall sell any REO Property in accordance with Section 3.18 as soon as practicable, but in no event later than by the end of the third calendar year following the year in which the Trust Fund acquires ownership of such REO Property for purposes of Section 860G(a)(8) of the Code, unless the Special Servicer either (i) is granted an extension of time (an "REO Extension") by the IRS to sell such REO Property (a copy of which shall be delivered to the Trustee) or (ii) obtains for the Trustee and the applicable Master Servicer an Opinion of Counsel (the cost of which shall be paid as a Servicing Advance), addressed to the Trustee and the applicable Master Servicer, to the effect that the holding by the Trust of such REO Property subsequent to the end of the third calendar year following the year in which such acquisition occurred will not result in an Adverse REMIC Event with respect to either REMIC Pool or an Adverse Grantor Trust Event with respect to the Grantor Trust Pool. If the Special Servicer is granted the REO Extension contemplated by clause (i) of the immediately preceding sentence or obtains the Opinion of Counsel referred to in clause (ii) of such sentence, the Special Servicer shall act in accordance with the Servicing Standard to liquidate the subject REO Property on a timely basis. Regardless of whether the Special Servicer applies for or is granted such REO Extension or obtains such Opinion of Counsel with respect to any REO Property, the Special Servicer shall (i) promptly forward a copy of such REO Extension or Opinion of Counsel to the Trustee and to the applicable Master Servicer and (ii) sell such REO Property within such extended period as is permitted by such REO Extension or contemplated by such Opinion of Counsel, as the case may be. Any expense incurred by the Special Servicer in connection with its being granted the REO Extension contemplated by clause (i) of the third preceding sentence or its obtaining the Opinion of Counsel contemplated by clause (ii) above shall be an expense of the Trust Fund (or, if applicable, the Trust Fund and any affected B Loan Holder) payable out of the Collection Account pursuant to Section 3.05 (or, if applicable, out of the related Mortgage Loan Combination Custodial Account pursuant to Section 3.04).

            (b) The Special Servicer shall segregate and hold all funds collected and received by it in connection with any REO Property separate and apart from its own funds and general assets. If title to any REO Property is acquired by or on behalf of the Trust (or, if such REO Property relates to a Mortgage Loan Combination, on behalf of the Trust Fund and the related B Loan Holder), then the Special Servicer shall establish and maintain one or more accounts (collectively, the "REO Account"), to be held on behalf of the Trustee in trust for the benefit of the Certificateholders (and any affected B Loan Holder), for the retention of revenues and other proceeds derived from such REO Property. Each account that constitutes an REO Account shall be an Eligible Account. The Special Servicer shall deposit, or cause to be deposited, in its REO Account, within one Business Day following receipt, all REO Revenues, Insurance and Condemnation Proceeds and Liquidation Proceeds received in respect of an REO Property. Funds in the REO Account may be invested in Permitted Investments in accordance with Section 3.06. The Special Servicer shall be entitled to make withdrawals from its REO Account to pay itself, as additional special servicing compensation, interest and investment income earned in respect of amounts held in the REO Account as provided in Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to the REO Account for any Collection Period). The Special Servicer shall give notice to the other parties hereto of the location of its REO Account when first established and of the new location of the REO Account prior to any change thereof.

            (c) The Special Servicer shall withdraw from its REO Account funds necessary for the proper operation, management, leasing, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in such REO Account relating to such REO Property. On the first Business Day following each Determination Date, the Special Servicer shall withdraw from the REO Account and deposit into the Collection Account (or, if the subject REO Property relates to a Mortgage Loan Combination, into the related Mortgage Loan Combination Custodial Account), or deliver to the applicable Master Servicer for deposit into the Collection Account (or, if the subject REO Property relates to a Mortgage Loan Combination, into the related Mortgage Loan Combination Custodial Account), the aggregate of all amounts received in respect of each REO Property during the Collection Period ending on such Determination Date that are then on deposit in the REO Account, net of any withdrawals made out of such amounts pursuant to the preceding sentence; provided that, in the case of each REO Property, the Special Servicer may retain in the REO Account such portion of such proceeds and collections as may be necessary to maintain a reserve of sufficient funds for the proper operation, management, leasing, maintenance and disposition of such REO Property (including the creation of a reasonable reserve for repairs, replacements, necessary capital improvements and other related expenses), such reserve not to exceed an amount sufficient to cover such items reasonably expected to be incurred during the following 12-month period.

            (d) The Special Servicer shall keep and maintain separate records, on a property-by-property basis, for the purpose of accounting for all deposits to, and withdrawals from, the Special Servicer's REO Account pursuant to Section 3.16(b) or 3.16(c).

            Section 3.17 Management of REO Property

            (a) Prior to the acquisition of title to any Mortgaged Property securing a defaulted Mortgage Loan, the Special Servicer shall review the operation of such Mortgaged Property and determine the nature of the income that would be derived from such property if it were acquired by the Trust. If the Special Servicer determines from such review that:

            (i) None of the income from Directly Operating such Mortgaged Property would be subject to tax as "net income from foreclosure property" within the meaning of the REMIC Provisions or to the tax imposed on "prohibited transactions" under Section 860F of the Code (either such tax referred to herein as an "REO Tax"), then such Mortgaged Property may be Directly Operated by the Special Servicer as REO Property; provided that an Independent Contractor shall be required for holding such REO Property for sale to customers in the ordinary course of a trade or business or performing construction work on such REO Property;

            (ii) Directly Operating such Mortgaged Property as an REO Property could result in income from such property that would be subject to an REO Tax, but that a lease of such property to another party to operate such property, or the performance of some services by an Independent Contractor with respect to such property, or another method of operating such property would not result in income subject to an REO Tax, then the Special Servicer may (provided that in the judgment of the Special Servicer, exercised in accordance with the Servicing Standard, it is commercially reasonable) so lease or otherwise operate such REO Property; or

            (iii) It is reasonable to believe that Directly Operating such property as REO Property could result in income subject to an REO Tax and that no commercially reasonable means exists to operate such property as REO Property without the Trust incurring or possibly incurring an REO Tax on income from such property, then the Special Servicer shall deliver to the Trustee and to the Series 2007-C3 Directing Certificateholder, in writing, a proposed plan (the "Proposed Plan") to manage such property as REO Property. Such plan shall include potential sources of income and good faith estimates of the amount of income from each such source. Within a reasonable period of time after receipt of such plan, the Trustee shall consult with the Special Servicer regarding the Trust's federal income tax reporting position with respect to the various sources of income that the Trust would derive under the Proposed Plan. In addition, the Trustee shall (to the maximum extent reasonably possible) consult with the Special Servicer regarding the estimated amount of taxes that the Trust would be required to pay with respect to each such source of income. After receiving the information described in the two preceding sentences from the Trustee, the Special Servicer shall either (A) implement the Proposed Plan (after acquiring the respective Mortgaged Property as REO Property) or (B) manage and operate such property in a manner that would not result in the imposition of an REO Tax on the income derived from such property.

            Subject to Section 3.17(b), the Special Servicer's decision as to how each REO Property shall be managed and operated shall be in accordance with the Servicing Standard. Neither the Special Servicer nor the Trustee shall be liable to the Certificateholders, the Trust, the other parties hereto, any affected B Loan Holder or each other for errors in judgment made in good faith in the exercise of their discretion while performing their respective responsibilities under this Section 3.17(a) with respect to any REO Property. Nothing in this Section 3.17(a) is intended to prevent the sale of any REO Property pursuant to the terms and subject to the conditions of Section 3.18.

            (b) If title to any REO Property is acquired, the Special Servicer shall manage, conserve, protect, operate and lease such REO Property for the benefit of the Certificateholders (or, if such REO Property relates to a Mortgage Loan Combination, for the benefit of the Certificateholders and the related B Loan Holder) solely for the purpose of its prompt disposition and sale in accordance with Section 3.18, in a manner that does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of
Section 860G(a)(8) of the Code or result in the receipt by either REMIC Pool of any "income from non-permitted assets" within the meaning of Section 860F(a)(2)(B) of the Code, in an Adverse REMIC Event with respect to either REMIC Pool or in an Adverse Grantor Trust Event with respect to the Grantor Trust Pool. Subject to the foregoing, however, the Special Servicer shall have full power and authority to do any and all things in connection therewith as are in the best interests of and for the benefit of the Certificateholders (and for the benefit of the related B Loan Holder, as applicable, if such REO Property is related to any Mortgage Loan Combination), as a collective whole, (as determined by the Special Servicer in its good faith and reasonable judgment), and consistent therewith, shall withdraw from the REO Account, to the extent of amounts on deposit therein with respect to such REO Property, funds necessary for the proper operation, management, leasing, maintenance and disposition of such REO Property, including, without limitation:

            (i) all insurance premiums due and payable in respect of such REO Property;

            (ii) all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon;

            (iii) any ground rents in respect of such REO Property, if applicable; and

            (iv) all costs and expenses necessary to maintain and lease such REO Property.

To the extent that amounts on deposit in the REO Account with respect to any REO Property are insufficient for the purposes contemplated by the preceding sentence with respect to such REO Property, subject to Section 3.03(c), the applicable Master Servicer shall advance from its own funds, as a Servicing Advance such amounts as are necessary for such purposes unless such Master Servicer determines, in its reasonable judgment, that such advances would, if made, constitute Nonrecoverable Servicing Advances.

            (c) Without limiting the generality of the foregoing, the Special Servicer shall not:

            (i) permit the Trust Fund to enter into, renew or extend any New Lease with respect to any REO Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

            (ii) permit any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

            (iii) authorize or permit any construction on any REO Property, other than the repair or maintenance thereof or the completion of a building or other improvement thereon, and then only if more than 10% of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

            (iv) Directly Operate, or allow any other Person, other than an Independent Contractor, to Directly Operate, any REO Property on any date more than 90 days after its Acquisition Date;

unless, in any such case, the Special Servicer has obtained an Opinion of Counsel (the cost of which shall be paid by the applicable Master Servicer as a Servicing Advance unless non-recoverable) to the effect that such action will not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code at any time that it is held by the Trust Fund, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel. Except as limited above in this Section
3.17 and by Section 3.17(d), the Special Servicer shall be permitted to cause the Trust Fund to earn "net income from foreclosure property," subject to the Servicing Standard.

            (d) The Special Servicer shall contract with any Independent Contractor for the operation and management of any REO Property within 90 days of the Acquisition Date thereof; provided that:

            (i) the terms and conditions of any such contract may not be inconsistent herewith and shall reflect an agreement reached at arm's length;

            (ii) the fees of such Independent Contractor (which shall be expenses of the Trust and, in the case of an REO Property related to a Serviced Loan Combination, of the related B Loan Holder(s) payable out of proceeds of the sale of such REO Property) shall be reasonable and customary in light of the nature and locality of such REO Property and not inconsistent with the related Intercreditor Agreement;

            (iii) any such contract shall require, or shall be administered to require, that the Independent Contractor, in a timely manner, (A) pay all costs and expenses incurred in connection with the operation and management of such REO Property, including those listed in Section 3.17(b) above, and (B) remit all related revenues collected (net of its fees and such costs and expenses) to the Special Servicer upon receipt;

            (iv) none of the provisions of this Section 3.17(d) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations hereunder with respect to the operation and management of any such REO Property; and

            (v) the Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification. To the extent the costs of any contract with any Independent Contractor for the operation and management of any REO Property are greater that the revenues available from such property, such excess costs shall be covered by, and be reimbursable to, the applicable Master Servicer as a Servicing Advance.

            (e) When and as necessary, the Special Servicer shall send to the Trustee and the applicable Master Servicer a statement prepared by the Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any REO Property in accordance with Sections 3.17(b) and 3.17(c).

            Section 3.18 Fair Value Purchase Option; Sale of REO Properties

            (a) Each of the Master Servicers, the Special Servicer or the Trustee may sell or purchase, or permit the sale or purchase of, a Trust Mortgage Loan or REO Property only on the terms and subject to the conditions set forth in this Section 3.18 or as otherwise expressly provided in or contemplated by Section 2.03(b), Section 3.31, Section 9.01, the related Mortgage Loan Documents and/or any related Intercreditor Agreement(s).

            (b) If any Trust Mortgage Loan becomes a Defaulted Trust Mortgage Loan, then the Special Servicer shall promptly so notify in writing the Trustee, the applicable Master Servicer and the Series 2007-C3 Directing Certificateholder, and with respect to any related B Loan of a Serviced Loan Combination, any related B Loan Holder(s). The Special Servicer may, at its option, purchase any Defaulted Trust Mortgage Loan out of the Trust Fund at a cash price equal to the applicable Purchase Price. The Special Servicer may, after receipt of the notice described in the first sentence of this Section 3.18(b), assign its option under the preceding sentence to any party (including, without limitation, in connection with an A Loan, any related B Loan Holder), other than to a Person whose purchase of such Defaulted Trust Mortgage Loan would violate the terms of any related Intercreditor Agreement; provided that the Special Servicer, in connection therewith, shall deliver to the Trustee and the Series 2007-C3 Directing Certificateholder a copy of the related written assignment executed by the Special Servicer, provided, further, that with respect to any A Loan, the option holder's rights under this Section 3.18(b) are subject to the rights of the holder of the related B Loan to purchase such A Loan pursuant to the terms of a related Intercreditor Agreement or by a Mezzanine Loan Holder pursuant to the related Mezzanine Loan intercreditor agreement. The option with respect to an A Loan shall terminate upon the purchase of such A Loan by the holder of the related B Loan pursuant to the related Intercreditor Agreement or by a Mezzanine Loan Holder pursuant to the related Mezzanine Loan intercreditor agreement. The applicable Purchase Price for any Defaulted Trust Mortgage Loan purchased under this Section 3.18(b) shall be deposited into the Collection Account or the Mortgage Loan Combination Custodial Account, and the Trustee, upon receipt of notice from the applicable Master Servicer to the effect that such deposit has been made, shall release or cause to be released to the Person effecting such purchase (or to its designee) the related Mortgage File, and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be provided to it and are reasonably necessary to vest in the Person effecting such purchase (or its designee) ownership of such Trust Mortgage Loan. In connection with any such purchase, the Special Servicer shall deliver the related Servicing File to the Person effecting such purchase (or to its designee).

            If not exercised sooner, such purchase option with respect to any Defaulted Trust Mortgage Loan will automatically terminate upon (i) the related Borrower's (or, subject to the related Intercreditor Agreement, any B Loan Holder's) cure of all defaults on the Defaulted Trust Mortgage Loan, (ii) the acquisition on behalf of the Trust of title to the related Mortgaged Property by foreclosure or deed in lieu of foreclosure or (iii) the modification, waiver or pay-off (full or discounted) of the Defaulted Trust Mortgage Loan in connection with a workout.

            The applicable Purchase Price for any Defaulted Trust Mortgage Loan purchased under this Section 3.18(b) shall, (i) pending determination of the Fair Value thereof pursuant to the succeeding sentence, be the Purchase Price calculated in accordance with the definition of "Purchase Price", and (ii) following determination of the Fair Value pursuant to the succeeding sentence, be the Fair Value. The Special Servicer shall promptly obtain an Appraisal (unless it has an Appraisal that is less than 12 months old and has no actual knowledge of, or notice of, any event which in the Special Servicer's judgment would materially affect the validity of such Appraisal), and shall, within 60 days following the date on which a Trust Mortgage Loan becomes a Defaulted Trust Mortgage Loan, determine the fair value thereof in accordance with the Servicing Standard (the "Fair Value"). In determining the Fair Value of any Defaulted Trust Mortgage Loan the Special Servicer shall take into account, among other factors, the period and amount of the delinquency on such Trust Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property, the state of the local economy in the area where the Mortgaged Property is located, the time and expense associated with a purchaser's foreclosing on the related Mortgaged Property, and the expected recoveries from such Defaulted Trust Mortgage Loan if the Special Servicer were to pursue a workout or foreclosure strategy instead of selling such Defaulted Trust Mortgage Loan pursuant to the subject purchase option. In addition, the Special Servicer shall refer to all relevant information contained in the Servicing File, including the most recent Appraisal obtained or conducted with respect to the related Mortgaged Property and available objective third-party information obtained from generally available sources, as well as information obtained from vendors providing real estate services to the Special Servicer, concerning the market for distressed real estate loans and the real estate market for the subject property type in the area where the related Mortgaged Property is located based on the Appraisal. The Special Servicer must give prompt written notice of its Fair Value determination to the Trustee, the applicable Master Servicer and the Series 2007-C3 Directing Certificateholder.

            The Special Servicer shall be required to change from time to time thereafter its determination of the Fair Value of a Defaulted Trust Mortgage Loan based upon changed circumstances, new information or otherwise, in accordance with the Servicing Standard. If the most recent Fair Value calculation was made more than 90 days prior to the exercise date of a purchase option (under this Section 3.18(b) or Section 3.18(c)), then the Special Servicer shall confirm or revise the Fair Value determination, which Fair Value may be higher or lower.

            In the event that the Special Servicer or any affiliate of the Special Servicer exercises the purchase option (under this Section 3.18(b) or Section 3.18(c)) with respect to any Defaulted Trust Mortgage Loan, including as the Series 2007-C3 Directing Certificateholder or as the assignee thereof, then the applicable Master Servicer or, if such Master Servicer is also the Special Servicer or an affiliate of the Special Servicer, the Trustee shall determine whether the Special Servicer's determination of Fair Value for a Defaulted Trust Mortgage Loan constitutes a fair price in its reasonable judgment. In such event, the Special Servicer shall promptly deliver to the applicable Master Servicer or the Trustee, as applicable, in accordance with the foregoing sentence, the most recent related Appraisal then in the Special Servicer's possession, together with such other third-party reports and other information then in the Special Servicer's possession that is relevant to the confirmation of the Special Servicer's determination of Fair Value, including information regarding any change in circumstance regarding the Defaulted Trust Mortgage Loan known to the Special Servicer that has occurred subsequent to, and that would materially affect the value of the related Mortgaged Property reflected in, the most recent related Appraisal. Notwithstanding the foregoing, the applicable Master Servicer or the Trustee, as the case may be, may (at its option) designate an Independent Qualified Appraiser, selected with reasonable care by such Master Servicer or the Trustee, as the case may be, to confirm that the Special Servicer's determination of Fair Value is consistent with or greater than what the Independent Qualified Appraiser considers to be the Fair Value of such Defaulted Trust Mortgage Loan. In that event, the applicable Master Servicer or Trustee, as applicable, will be entitled to rely upon such Independent Qualified Appraiser's determination. The applicable Master Servicer or Trustee, as applicable, shall be entitled to a fee of $2,500 in connection with each such Fair Value determination. The costs and expenses of all third-party opinions of value (including the expenses associated with the engagement of an Independent Qualified Appraiser) and any Appraisals and inspection reports incurred by the applicable Master Servicer or Trustee, as the case may be, as contemplated by this paragraph shall be advanced by such Master Servicer or Trustee, as the case may be, and will constitute, and be reimbursable as, a Servicing Advance.

            Unless and until the purchase option granted hereunder with respect to a Defaulted Trust Mortgage Loan is exercised, the Special Servicer will be required to pursue such other resolution strategies available hereunder, including workout and foreclosure, consistent with the Servicing Standard, but the Special Servicer will not be permitted to sell the Defaulted Trust Mortgage Loan other than pursuant to the exercise of such purchase option or as otherwise permitted under Section 3.18(a).

            (c) If the Special Servicer or an assignee thereof has not purchased any Defaulted Trust Mortgage Loan as provided in Section 3.18(b) within 15 days of the Special Servicer's having received notice of that the subject Trust Mortgage Loan has become a Defaulted Mortgage Loan pursuant to Section 3.18(b), then the Trustee shall within five days of the end of such 15-day period send notice to the Series 2007-C3 Directing Certificateholder that such Trust Mortgage Loan was not purchased by the Special Servicer or its assignee, and the Series 2007-C3 Directing Certificateholder may, at its option, within 15 days after receipt of such notice, purchase (or designate an Affiliate thereof to purchase) such Trust Mortgage Loan out of the Trust Fund at a cash price equal to the Purchase Price. In addition, if the Special Servicer or an assignee thereof has not purchased any Defaulted Trust Mortgage Loan provided in Section 3.18(b) within 15 days of the Special Servicer's having received notice of any calculation or updated calculation of Fair Value pursuant to Section 3.18(b), then the Trustee shall within five days of the end of such 15-day period send notice to the Series 2007-C3 Directing Certificateholder that such Trust Mortgage Loan was not purchased by the Special Servicer or its assignee, and the Series 2007-C3 Directing Certificateholder may, at its option, within 15 days after receipt of such notice, purchase (or designate an Affiliate thereof to purchase) such Trust Mortgage Loan out of the Trust Fund at a cash price equal to the Fair Value. The cash price paid for any such Trust Mortgage Loan purchased under this Section 3.18(c) shall be deposited into the Collection Account or the Mortgage Loan Combination Custodial Account, as applicable, and the Trustee, upon receipt of an Officer's Certificate from the applicable Master Servicer to the effect that such deposit has been made, shall release or cause to be released to the Series 2007-C3 Directing Certificateholder (or the designated Affiliate thereof), as applicable, the related Mortgage File, and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be provided to it and are reasonably necessary to vest in the Series 2007-C3 Directing Certificateholder (or the designated Affiliate thereof), as applicable, the ownership of such Trust Mortgage Loan. Nothing in this Section 3.18(c) shall be deemed to limit the ability of any B Loan Holder to purchase the related A Loan in accordance with the related Intercreditor Agreement.

            (d) The Special Servicer shall use reasonable efforts to solicit bids for each REO Property in such manner as will be reasonably likely to realize a fair price as soon as reasonably possible and, in any event, within the time period provided for by Section 3.16(a). Such solicitation shall be made in a commercially reasonable manner. The Special Servicer shall accept the highest cash bid received from any Person for such REO Property in an amount at least equal to the Purchase Price therefor; provided, however, that in the absence of any such bid, the Special Servicer shall accept the highest cash bid received from any Person that is determined by the Special Servicer to be a fair price for such REO Property. If the Special Servicer reasonably believes that it will be unable to realize a fair price for any REO Property within the time constraints imposed by Section 3.16(a), then the Special Servicer shall dispose of such REO Property upon such terms and conditions as the Special Servicer shall deem necessary and desirable to maximize the recovery thereon under the circumstances and, in connection therewith, shall accept the highest outstanding cash bid, regardless of from whom received. If the Special Servicer determines with respect to any REO Property that the offers being made with respect thereto are not in the best interests of the Certificateholders and, if the subject REO Property relates to a Mortgage Loan Combination, the related B Loan Holder, as a collective whole, and that the end of the period referred to in Section 3.16(a) with respect to such REO Property is approaching, the Special Servicer shall seek an extension of such period in the manner described in Section 3.16(a); provided, however, that the Special Servicer shall use its best efforts, consistent with the Servicing Standard, to sell any REO Property prior to three years prior to the Rated Final Distribution Date.

            The Special Servicer shall give the Trustee, the applicable Master Servicer and any affected B Loan Holder not less than three Business Days' prior written notice of its intention to sell any REO Property. No Interested Person shall be obligated to submit a bid to purchase any REO Property, and notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may bid for or purchase any REO Property pursuant hereto.

            (e) Whether any cash bid constitutes a fair price for any REO Property for purposes of Section 3.18(d), shall be determined by the Special Servicer, if the highest bidder is a Person other than the Special Servicer or an Affiliate thereof, and by the applicable Master Servicer, if the highest bidder is the Special Servicer or an Affiliate thereof, or if such Master Servicer is also the Special Servicer or an Affiliate of the Special Servicer, by the Trustee. In determining whether any bid received from the Special Servicer or an Affiliate thereof represents a fair price for any REO Property, the applicable Master Servicer or the Trustee, as applicable, shall obtain and may conclusively rely on the opinion of an Appraiser (the fees and costs of which shall be covered by a Servicing Advance by the applicable Master Servicer) retained by such Master Servicer or the Trustee, as the case may be. In determining whether any bid constitutes a fair price for any REO Property, such Appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of any delinquency on the affected REO Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property, the state of the local economy in the area where the Mortgaged Property is located, the time and expense associated with a purchaser's foreclosing on the related Mortgaged Property, and the expected recoveries from such Defaulted Trust Mortgage Loan if the Special Servicer were to pursue a workout or foreclosure strategy instead of selling such Defaulted Trust Mortgage Loan within the time period specified in Section 3.16(a). The Purchase Price for any REO Property shall in all cases be deemed a fair price.

            Subject to subsections (a) through (d) above, the Special Servicer shall act on behalf of the Trustee and, in the case of any Serviced Loan Combination, the related B Loan Holder(s), in negotiating and taking any other action necessary or appropriate in connection with the sale of any REO Property, and the collection of all amounts payable in connection therewith. Any sale of any REO Property shall be final and without recourse to the Trustee, the Trust Fund or any affected B Loan Holder, and if such sale is consummated in accordance with the terms of this Agreement, neither the Special Servicer nor the applicable Master Servicer shall have any liability to any Certificateholder and, with respect to any Serviced Loan Combination, to any related B Loan Holder, with respect to the purchase price therefor accepted by the Special Servicer or the applicable Master Servicer.

            (f) Any sale of any Defaulted Trust Mortgage Loan or REO Property shall be for cash only.

            (g) The parties hereto acknowledge the purchase option of each B Loan Holder with respect to the related A Loan provided for in the related Intercreditor Agreement. The purchase price paid by any B Loan Holder for the related A Loan in accordance with such purchase option shall be deposited into the Collection Account, and the Trustee, upon receipt of written notice from the applicable Master Servicer to the effect that such deposit has been made, shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be provided to it and are reasonably necessary to vest ownership of such Mortgage Loan in the related B Loan Holder.

            (h) If pursuant to any purchase option provided for in the related intercreditor, co-lender or similar agreement, a Mezzanine Loan Holder purchases any Trust Mortgage Loan, then the purchase price paid by such Mezzanine Loan Holder for such Trust Mortgage Loan in accordance with such purchase option shall be deposited into the Collection Account, and the Trustee, upon receipt of written notice from the applicable Master Servicer to the effect that such deposit has been made, shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be provided to it and are reasonably necessary to vest ownership of such Trust Mortgage Loan in such Mezzanine Loan Holder.

            Section 3.19 Additional Obligations of the Master Servicers and Special Servicer; Inspections; Appraisals

            (a) Each Master Servicer (or, with respect to each Specially Serviced Trust Mortgage Loan and REO Property and each Trust Mortgage Loan described in Section 3.19(c) below, the Special Servicer at the expense of the Trust Fund) shall physically inspect or cause to be physically inspected (which inspection may be conducted by an independent third party contractor), at its own expense, each Mortgaged Property with respect to each Loan for which it is the Master Servicer at such times and in such manner as are consistent with the Servicing Standard, but in any event shall inspect each Mortgaged Property (A) with a Stated Principal Balance equal to or greater than $2,000,000 at least once every 12 months and (B) with a Stated Principal Balance of less than $2,000,000 at least once every 24 months, in each case commencing in 2008 (or at such lesser frequency as each Rating Agency shall have confirmed in writing to such Master Servicer, will not result a downgrade, qualification or withdrawal of the then-current ratings assigned to any Class of the Certificates) and (C) if the Trust Mortgage Loan becomes a Specially Serviced Trust Mortgage Loan, as soon as practicable and thereafter at least once every 12 months for so long as such condition exists. The applicable Master Servicer or the Special Servicer, as applicable, shall send or make available on its website each inspection report (i) to S&P and/or Moody's, upon request, (ii) to the Series 2007-C3 Directing Certificateholder and any Requesting Subordinate Certificateholder (at the expense of such Requesting Subordinate Certificateholder), (iii) if the subject Mortgaged Property relates to a Mortgage Loan Combination, to the related B Loan Holder and (iv) to the Trustee upon request. At the request of any Certificateholder or Certificate Owner, the Trustee shall request a copy of the relevant inspection report(s) and deliver or make available the same to such Certificateholder or Certificate Owner, as the case may be.

            (b) With respect to each Mortgage Loan that allows the mortgagee to terminate or substitute, or cause the related Borrower to terminate or substitute, the related Manager upon the occurrence of certain events specified in the related Mortgage Loan Documents, the applicable Master Servicer (with respect to any Performing Trust Mortgage Loans that are KeyBank Trust Mortgage Loans, and subject to the approval of the Series 2007-C3 Directing Certificateholder as set forth below) or the Special Servicer (with respect to all other Trust Mortgage Loans) may enforce the Trustee's rights with respect to the Manager under the related Mortgage Loan Documents and Management Agreement; provided that, if such right accrues under the related Mortgage Loan Documents or Management Agreement only because of the occurrence of the related Anticipated Repayment Date, if any, the applicable Master Servicer (with the approval of the Series 2007-C3 Directing Certificateholder) or the Special Servicer (in its sole discretion) may, in accordance with the Servicing Standard, waive such right with respect to such date. If the applicable Master Servicer or the Special Servicer is entitled to terminate the Manager, such Master Servicer or the Special Servicer shall promptly give notice to the Series 2007-C3 Directing Certificateholder and, with respect to Significant Trust Mortgage Loans, to each Rating Agency and, with respect to any Serviced Loan Combination, to the related B Loan Holder(s). In accordance with the Servicing Standard, and, with the consent of the Series 2007-C3 Directing Certificateholder, the applicable Master Servicer or the Special Servicer shall cause the Borrower to terminate the Manager, and to recommend a Successor Manager (meeting the requirements set forth below) only if such Master Servicer or the Special Servicer determines in its reasonable discretion that such termination is not likely to result in successful litigation against the Trust Fund by such Manager or the related Borrower, or create a defense to the enforcement of remedies under the subject Mortgage Loan.

            The applicable Master Servicer or the Special Servicer shall effect such termination only if it has, in the case of any Specially Serviced Trust Mortgage Loan that is a Significant Trust Mortgage Loan, received a written confirmation from each of the Rating Agencies, that the appointment of such Successor Manager would not cause such Rating Agency to withdraw, downgrade or qualify any of the then-current ratings on the Certificates.

            If a Manager is otherwise terminated or resigns under the related Mortgage Loan Documents or Management Agreement and the related Borrower does not appoint a Successor Manager, the applicable Master Servicer or the Special Servicer shall use its best efforts to retain a Successor Manager (or the recommended Successor Manager, if any) on terms substantially similar to the Management Agreement or, failing that, on terms as favorable to the Trust Fund as can reasonably be obtained. For the purposes of this Section 3.19(b), a "Successor Manager" shall be a professional management corporation or business entity reasonably acceptable to the applicable Master Servicer and the Series 2007-C3 Directing Certificateholder (with respect to any Performing Trust Mortgage Loans that are KeyBank Trust Mortgage Loans), or the Special Servicer (with respect to all other Trust Mortgage Loans) which (i) manages, and is experienced in managing, other comparable commercial and/or multifamily properties, (ii) in the case of a Significant Trust Mortgage Loan, will not result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates by each Rating Agency, as confirmed by such Rating Agency in writing (if required pursuant to the first sentence of this paragraph), and (iii) otherwise satisfies any criteria set forth in the related Mortgage Loan Documents.

            Any approval or consent of the Series 2007-C3 Directing Certificateholder required to be obtained under this Section 3.19(b) shall be deemed granted if not denied within 10 Business Days after its receipt of a request therefor and shall be subject to the limitations of the last paragraph of Section 3.21(e).

            (c) The Special Servicer shall be required to obtain any Appraisal (the cost of which shall be paid by the applicable Master Servicer as a Servicing Advance or, in the event such Servicing Advance would be a Nonrecoverable Advance, an expense of the Trust Fund) or (in the case of a Mortgage Loan with an outstanding principal balance of less than $2,000,000) perform an internal valuation required in connection with an Appraisal Reduction Event within 60 days after the occurrence of such Appraisal Reduction Event; provided that in no event shall the period to receive such Appraisal or perform such internal valuation exceed 120 days from the occurrence of the event that, with the passage of time, would become such Appraisal Reduction Event. Upon receipt, the Special Servicer shall send a copy of such Appraisal or internal valuation to the Trustee, the applicable Master Servicer, any affected B Loan Holder, the Certificateholders (or, if the Controlling Class of Certificates is held in book-entry form, the Certificate Owners) of the Controlling Class and any Requesting Subordinate Certificateholder (at the expense of such Requesting Subordinate Certificateholder); provided, however, that as to each such Appraisal or internal valuation, if beneficial ownership of the Controlling Class resides in more than one Certificateholder or Certificate Owner, as the case may be, the Special Servicer shall be responsible only for the expense of providing the first such copy thereof and shall be entitled to reimbursement from the Trust Fund for the expense of any additional copies so provided. If neither a required Appraisal is received, nor an internal valuation is completed, by such date, the Appraisal Reduction Amount for such Trust Mortgage Loan or Serviced Loan Combination shall be conclusively established to be 25% of the Stated Principal Balance of such Trust Mortgage Loan or Serviced Loan Combination as of the date of the related Appraisal Reduction Event; provided that the obligation of the Special Servicer to obtain such Appraisal or complete such internal valuation shall continue until such Appraisal is obtained or such internal valuation is completed. On the first Determination Date occurring on or after the delivery of such Appraisal or the completion of such internal valuation, and on each Determination Date thereafter (unless and until the subject Mortgage Loan becomes a Corrected Mortgage Loan), the Special Servicer shall calculate and report to the Trustee and the applicable Master Servicer, the Appraisal Reduction Amount taking into account such Appraisal or internal valuation. The applicable Master Servicer shall conclusively rely on any report by the Special Servicer of an initial or redetermined Appraisal Reduction Amount.

            Notwithstanding the foregoing, the Special Servicer will not be required to obtain an Appraisal or perform an internal valuation, as the case may be, under this Section 3.19(c) with respect to a Trust Mortgage Loan which is the subject of an Appraisal Reduction Event if the Special Servicer has obtained an Appraisal with respect to the related Mortgaged Property within the 12 month period immediately prior to the occurrence of such Appraisal Reduction Event, unless the Special Servicer, in the exercise of its reasonable judgment, has reason to believe there has been a material adverse change in the value of the related Mortgaged Property. Instead, the Special Servicer may use such prior Appraisal in calculating any Appraisal Reduction Amount with respect to such Trust Mortgage Loan.

            (d) With respect to each Mortgage Loan as to which an Appraisal Reduction Event has occurred (unless such Mortgage Loan has become a Corrected Mortgage Loan and has remained current for twelve consecutive Monthly Payments for such purposes, taking into account any amendment or modification of such Mortgage Loan, and no other Servicing Transfer Event or Appraisal Reduction Event has occurred and is continuing with respect thereto), the Special Servicer shall, within 30 days of each annual anniversary of such Appraisal Reduction Event, order an Appraisal (which may be an update of a prior Appraisal), or with respect to any Mortgage Loan with an outstanding principal balance less than $2,000,000, perform an internal valuation or obtain an Appraisal (which may be an update of a prior Appraisal), the cost of which shall be paid by the applicable Master Servicer as a Servicing Advance. Upon receipt, the Special Servicer shall send a copy of such Appraisal to the Trustee, the applicable Master Servicer, each affected B Loan Holder (if any), the Certificateholders (or, if the Controlling Class of Certificates is held in book-entry form, the Certificate Owners) of the Controlling Class and any Requesting Subordinate Certificateholder (at the expense of such Requesting Subordinate Certificateholder); provided, however, that as to each such Appraisal, if beneficial ownership of the Controlling Class resides in more than one Certificateholder or Certificate Owner, as the case may be, the Special Servicer shall be responsible only for the expense of providing the first such copy thereof to the Series 2007-C3 Directing Certificateholder and shall be entitled to reimbursement from the other Certificateholders of the Controlling Class for the expense of any additional copies so provided. On the first Determination Date occurring on or after the delivery of such Appraisal or the completion of such internal valuation, and on each Determination Date thereafter, the Special Servicer shall calculate and report to the applicable Master Servicer and the Trustee, the Appraisal Reduction Amount taking into account such Appraisal or internal valuation. Such Appraisal or internal valuation or percentage calculation of the Appraisal Reduction Amount described in the preceding sentence, as the case may be, shall be used to determine monthly the amount of the Appraisal Reduction Amount with respect to the subject Mortgage Loan or Serviced Loan Combination for each Determination Date (using the same procedure set forth in Section 3.19(c)) until the next Appraisal or internal valuation, as applicable, is required pursuant to this Section 3.19(d), and such redetermined Appraisal Reduction Amount shall replace the prior Appraisal Reduction Amount with respect to such Mortgage Loan or Serviced Loan Combination.

            With respect to each Mortgage Loan as to which an Appraisal Reduction Event has occurred and which has become a Corrected Mortgage Loan and has remained current for twelve consecutive Monthly Payments, taking into account any amendment or modification of such Mortgage Loan, and with respect to which no other Servicing Transfer Event or Appraisal Reduction Event has occurred and is continuing, the Special Servicer may within 30 days after the date of such twelfth Monthly Payment, order an Appraisal (which may be an update of a prior Appraisal), or with respect to any Mortgage Loan with an outstanding principal balance less than $2,000,000, perform an internal valuation or obtain an Appraisal (which may be an update of a prior Appraisal), the cost of which shall be paid by the applicable Master Servicer as a Servicing Advance. Based upon such Appraisal or internal valuation, the Special Servicer shall redetermine and report to the Trustee and the applicable Master Servicer and, with respect to any Serviced Loan Combination, each related B Loan Holder, if any, the Appraisal Reduction Amount with respect to such Mortgage Loan or Serviced Loan Combination and such redetermined Appraisal Reduction Amount shall replace the prior Appraisal Reduction Amount with respect to such Mortgage Loan.

            Section 3.20 Modifications, Waivers, Amendments and Consents

            (a) Subject to the provisions of this Section 3.20, Section 3.21,
Section 3.31 and Section 3.32 (and, in the case of any Mortgage Loan Combination, subject to the terms of the related Intercreditor Agreement), the applicable Master Servicer and the Special Servicer may, on behalf of the Trustee, agree to any modification, waiver or amendment of any term of any Mortgage Loan without the consent of the Trustee or any Certificateholder.

            (i) For any Performing Mortgage Loan, and subject to the rights of the Special Servicer set forth below, the applicable Master Servicer shall be responsible subject to the other requirements of this Agreement with respect thereto, for any request by a Borrower for the consent of the mortgagee or a modification, waiver or amendment of any term thereof; provided that such consent or modification, waiver or amendment would not (except as provided in Section 3.02) affect the amount or timing of any scheduled payments of principal, interest or other amounts payable under such Mortgage Loan, affect the obligation of the related Borrower to pay a Yield Maintenance Charge or permit a Principal Prepayment by the Borrower during a prepayment lockout period, result in the release of the related Borrower from any material term thereunder, waive any rights thereunder with respect to any guarantor thereof, relate to the release or substitution of any material collateral for such Mortgage Loan or, in the reasonable judgment of the applicable Master Servicer, materially impair the security for such Mortgage Loan or reduce the likelihood of timely payments of amounts due thereon; and provided, further, that this Section 3.20(a)(i) does not apply to waivers contemplated by Section 3.07 or 3.08. It is understood and agreed that with respect to the Mortgage Loans serviced by Master Servicer No. 2, other than the actions set forth in this Section 3.20(a)(i), clauses (A) through (G), the Special Servicer shall process any modification, wiaver and/or amendment. To the extent consistent with the foregoing, the applicable Master Servicer shall have the right to grant approvals or waivers or otherwise take actions with respect to, as applicable, the following:

                  (A) approving routine leasing activity (including any
            subordination, standstill and attornment agreement) with respect to: leases for less than the lesser of (a) 20,000 square feet and (b) 20% of the related Mortgaged Property;

                  (B) approving annual budgets for the related Mortgaged
            Property; provided that no such budget (1) relates to a fiscal year in which an Anticipated Repayment Date occurs, (2) provides for the payment of operating expenses in an amount equal to more than 110% of the amounts budgeted therefor for the prior year or (3) provides for the payment of any material expenses to any affiliate of the Borrower (other than the payment of a management fee to any property manager if such management fee is no more than the management fee in effect on the Cut-off Date);

                  (C) waiving any provision of a Mortgage Loan requiring the receipt of a rating confirmation if such Mortgage Loan is not a Significant Trust Mortgage Loan and the related provision of such Mortgage Loan does not relate to a "due-on-sale" or "due-on-encumbrance" clause or defeasance (which shall be subject to the terms of Section 3.08 hereof);

                  (D) subject to other restrictions herein regarding Principal
            Prepayments, waiving any provision of a Mortgage Loan requiring a specified number of days notice prior to a Principal Prepayment;

                  (E) releases of non-income producing and non-material parcels of a Mortgaged Property (provided that any such releases are releases as to which the related Mortgage Loan Documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain terms or conditions which shall be made as required by such Mortgage Loan Documents);

                  (F) notwithstanding any provision of Section 3.08, granting a
            Borrower's request for consent to subject the related Mortgaged Property to an easement, right-of-way or similar agreement for utilities, access, parking, public improvements or another similar purpose and consenting to subordination of the related Mortgage Loan(s) to such easement, right-of-way or similar agreement; provided that the applicable Master Servicer shall have determined
            (i) in accordance with the Servicing Standard that such easement, right-of-way or similar agreement will not materially interfere with the then-current use of the related Mortgaged Property or the security intended to be provided by such Mortgage and will not materially or adversely affect the value of such Mortgaged Property and (ii) that no REMIC Pool will fail to qualify as a REMIC as a result thereof and that no tax on "prohibited transactions" or "contributions" after the Closing Date would be imposed on either REMIC Pool as a result thereof; and provided, further that the applicable Master Servicer shall cause the Borrower to pay the costs (including attorneys' fees and expenses) associated with the determination described in clause (ii); and

                  (G) disbursements of any earnout or holdback amounts with
            respect to any Performing Mortgage Loan not set forth on Exhibit R hereto.

For the avoidance of doubt, and without limiting the generality of the foregoing, any request for the disbursement of earnouts or holdback amounts with respect to any Trust Mortgage Loan set forth on Exhibit R received by the applicable Master Servicer (i) with respect to any Performing Trust Mortgage Loans that are KeyBank Trust Mortgage Loans, shall be reviewed and processed by Master Servicer No. 1 and submitted to the Special Servicer for approval (which approval will be deemed granted if approval is not denied by the Special Servicer in writing to such Master Servicer within ten (10) Business Days after the Special Servicer's receipt of such request) and (ii) with respect to any other Trust Mortgage Loans, shall be submitted to the Special Servicer for processing. For purposes of this Agreement, "disbursement of any earnout or holdback amounts" shall mean the disbursement or funding to a Borrower of previously funded (but held back), escrowed or otherwise reserved portions of the original loan proceeds of the applicable Trust Mortgage Loan.

            If in the reasonable judgment of the applicable Master Servicer any request by a Borrower for consent of the mortgagee or any modification, waiver or amendment in connection with an assumption transaction of a Performing Mortgage Loan that is a KeyBank Trust Mortgage Loan contemplated by Section 3.08 is not included within the scope of this clause (i), such Master Servicer shall process the Borrower's request and submit such request for approval by the Special Servicer in connection with (and subject to the same time constraints for) its approval of the subject assumption transaction related to a Performing Mortgage Loan that is a KeyBank Trust Mortgage Loan pursuant to Section 3.08; and if in the reasonable judgment of such Master Servicer any request by a Borrower for consent of the Mortgagee or any modification, waiver or amendment is not included within the scope of this clause (i) and is not related to an assumption transaction, the Special Servicer shall be responsible for such request in accordance with clause (ii) below.

            (ii) The Special Servicer shall be responsible for any request by a Borrower for the consent of the mortgagee and any modification, waiver or amendment of any term of any Mortgage Loan for which the applicable Master Servicer is not responsible, as provided above, or if such consent, request, modification, waiver or amendment relates to a Specially Serviced Mortgage Loan or a Mortgage Loan that is on the most recent CMSA Servicer Watch List, has a Debt Service Coverage Ratio (based on the most recently received financial statements and calculated on a trailing twelve month basis) less than the greater of 1.1x or 20% less than the Debt Service Coverage Ratio as of the Cut-off Date or with respect to which an event of default has occurred in the preceding 12 months.

            (b) All modifications, waivers or amendments of any Mortgage Loan shall be (i) in writing (except for waivers of Penalty Charges under Section 3.02(a)) and (ii) effected in accordance with the Servicing Standard.

            (c) Neither the applicable Master Servicer nor, except as provided in Section 3.20(d), the Special Servicer, on behalf of the Trustee, shall agree or consent to (or consent to a Primary Servicer performing), any modification, waiver or amendment of any term of any Performing Mortgage Loan if such modification, waiver or amendment would:

            (i) except for the waiver of Penalty Charges in accordance with
      Section 3.02(a), affect the amount or timing of any related payment of principal, interest or other amount (including Yield Maintenance Charges) payable thereunder;

            (ii) affect the obligation of the related Borrower to pay a Yield Maintenance Charge or permit a Principal Prepayment during any period in which the related Note prohibits Principal Prepayments;

            (iii) except as expressly contemplated by the related Mortgage or in connection with a defeasance or a pending or threatened condemnation or pursuant to Section 3.09(e), result in a release of the lien of the Mortgage on any material portion of the related Mortgaged Property without a corresponding Principal Prepayment in an amount not less than the fair market value (as determined by an appraisal by an Appraiser delivered at the expense of the related Borrower and upon which the applicable Master Servicer and the Special Servicer, as applicable, may conclusively rely) of the property to be released; or

            (iv) in the judgment of the applicable Master Servicer or the Special Servicer, as applicable, otherwise materially impair the security for such Mortgage Loan or reduce the likelihood of timely payment of amounts due thereon;

            unless either (x) the subject Trust Mortgage Loan is in default or default is reasonably foreseeable or (y) the Special Servicer has determined (and may rely on an opinion of counsel in making the determination) that the modification, waiver or amendment will not be a "significant modification" of the subject Trust Mortgage Loan within the meaning of Treasury regulations section 1.860G-2(b). Nothing contained in this Section 3.20(c) shall modify the scope of the modifications, amendments, waivers and consents for Mortgage Loans for which a Master Servicer and the Special Servicer, as applicable, are responsible under Sections 3.20(a)(i) and (a)(ii).

            (d) Notwithstanding Sections 3.20(a)(i) and 3.20(c), but subject to Sections 3.20(e) and 3.20(f), the Special Servicer may (i) reduce the amounts owing under any Specially Serviced Mortgage Loan by forgiving principal, accrued interest and/or any Yield Maintenance Charge, (ii) reduce the amount of the Monthly Payment on any Specially Serviced Mortgage Loan, including by way of a reduction in the related Mortgage Rate, (iii) forbear in the enforcement of any right granted under any Note or Mortgage relating to a Specially Serviced Mortgage Loan, (iv) extend the maturity of any Specially Serviced Mortgage Loan,
(v) waive Excess Interest if such waiver conforms to the Servicing Standard,
(vi) permit the release or substitution of collateral for a Specially Serviced Mortgage Loan and/or (vii) accept a Principal Prepayment during any lockout period with respect to the Mortgage Loan; provided that (A) the related Borrower is in default with respect to the Specially Serviced Mortgage Loan or, in the judgment of the Special Servicer, such default is reasonably foreseeable and (B) in the sole good faith judgment of the Special Servicer and in accordance with the Servicing Standard, such modification would increase the recovery on the subject Mortgage Loan to Certificateholders (or, in the case of a Mortgage Loan Combination, Certificateholders and the related B Loan Holder), as a collective whole, on a present value basis (the relevant discounting of amounts that will be distributable to Certificateholders or a B Loan Holder to be performed at the related Mortgage Rate).

            The determination of the Special Servicer contemplated by clause (B) of the proviso to the prior paragraph of this Section 3.20(d) shall be evidenced by an Officer's Certificate to such effect delivered to the Trustee and the applicable Master Servicer and describing in reasonable detail the basis for the Special Servicer's determination and the considerations of the Special Servicer forming the basis of such determination (which shall include but shall not be limited to information, to the extent available, such as related income and expense statements, rent rolls, occupancy status and property inspections, and shall include an Appraisal of the related Mortgage Loan or Mortgaged Property, the cost of which Appraisal shall be advanced by the applicable Master Servicer as a Servicing Advance).

            Notwithstanding anything to the contrary herein, the Special Servicer (with the consent of the Series 2007-C3 Directing Certificateholder), subject to the limitations of Section 3.21(e) may, consistent with the Servicing Standard, agree to any waiver, modification or amendment of a Trust Mortgage Loan that is not in default or as to which default is not reasonably foreseeable if it consults with counsel (and if it is determined by the Special Servicer to be necessary, provides the Trustee with an Opinion of Counsel (which shall be at the expense of the related Borrower or such other Person requesting such modification or, if such expense cannot be collected from the related Borrower or such other Person, to be paid by the applicable Master Servicer as a Servicing Advance to the extent such Advance would not be a Nonrecoverable Servicing Advance)) and obtains advice that the contemplated waiver, modification or amendment (i) will not be a "significant modification" of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b), and (ii) will not cause an Adverse REMIC Event with respect to either REMIC Pool or an Adverse Grantor Trust Event with respect to the Grantor Trust Pool.

            (e) Neither the applicable Master Servicer nor the Special Servicer shall consent to, make or permit any modification, waiver or amendment of any term of any Mortgage Loan that would cause an Adverse REMIC Event with respect to either REMIC Pool, an Adverse Grantor Trust Event with respect to the Grantor Trust Pool or any event similar to the foregoing with respect to any REMIC or grantor trust that includes a B Loan.

            (f) In no event shall the Special Servicer (i) extend the Maturity Date of a Mortgage Loan beyond a date that is three years prior to the Rated Final Distribution Date; (ii) extend the Maturity Date of any Mortgage Loan at an interest rate less than the lower of (A) the interest rate in effect prior to such extension or (B) the then prevailing interest rate for comparable loans, as determined by the Special Servicer by reference to available indices for commercial mortgage lending; (iii) if the Mortgage Loan is secured by a Ground Lease, extend the Maturity Date of such Mortgage Loan beyond a date which is 10 years prior to the expiration of the term of such Ground Lease (after giving effect to all extension options); or (iv) defer interest due on any Mortgage Loan in excess of 5% of the Stated Principal Balance of such Mortgage Loan; provided that with respect to clause (iii) above, the Special Servicer gives due consideration to the term of such Ground Lease prior to any extension beyond a date 20 years prior to the expiration of the term of such Ground Lease (after giving effect to all extension options).

            (g) [Reserved]

            (h) The applicable Master Servicer and the Special Servicer may, as a condition to granting any request by a Borrower for consent, modification, waiver or indulgence or any other matter or thing, the granting of which is within its discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan and is permitted by the terms of this Agreement, require that such Borrower pay to it (i) as additional servicing compensation, a reasonable or customary fee for the additional services performed in connection with such request (provided that such fee does not constitute a "significant modification" of such Mortgage Loan under Treasury regulations section 1.860G-2(b)), and (ii) any related costs and expenses incurred by it. In no event shall a Master Servicer or the Special Servicer be entitled to payment for such fees or expenses unless such payment is collected from the related Borrower.

            (i) The applicable Master Servicer and the Special Servicer shall notify each other, each affected B Loan Holder (if any) and the Trustee, in writing, of any modification, waiver or amendment of any term of any Mortgage Loan (including fees charged the Borrower) agreed to by such Master Servicer or the Special Servicer, as the case may be, and the date thereof, and shall deliver to the Trustee (in the case of the Special Servicer, with a copy to the applicable Master Servicer) for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver or amendment, promptly (and in any event within ten Business Days) following the execution thereof. The applicable Master Servicer or the Special Servicer, as applicable, shall notify the Rating Agencies of any modification, waiver or amendment of any term of any Significant Trust Mortgage Loan agreed to by such Master Servicer or the Special Servicer, as the case may be. Copies of each agreement whereby any such modification, waiver or amendment of any term of any Mortgage Loan is effected shall be made available for review upon prior request during normal business hours at the offices of the applicable Master Servicer or the Special Servicer, as applicable, pursuant to Section 3.15 hereof.

            (j) With respect to each Borrower that has been established as a "bankruptcy-remote entity," neither the applicable Master Servicer nor the Special Servicer shall consent to (x) the amendment by such Borrower of its organizational documents or (y) any action that would violate any covenant of such Borrower relating to its status as a separate or bankruptcy-remote entity, unless granting such consent is consistent with the Servicing Standard and, with respect to a Borrower under any Significant Trust Mortgage Loan, the applicable Master Servicer or the Special Servicer, as applicable, has obtained written confirmation from each of the Rating Agencies that such amendment or action would not result in a downgrade or withdrawal of any rating on a Class of Certificates rated by such Rating Agency.

            Section 3.21 Transfer of Servicing Between Master Servicers and Special Servicer; Record Keeping; Series 2007-C3 Directing Certificateholder

            (a) Upon determining that a Servicing Transfer Event has occurred with respect to any Trust Mortgage Loan or B Loan, the applicable Master Servicer shall promptly give notice thereof to the Special Servicer, the Trustee, each Rating Agency, the Series 2007-C3 Directing Certificateholder and any Requesting Subordinate Certificateholder (at the expense of such requesting Holder) (and, solely as it relates to any related B Loan of a Serviced Loan Combination, any related B Loan Holder), shall deliver copies of the related Servicing File to the Special Servicer and shall use its reasonable efforts to provide the Special Servicer with all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Trust Mortgage Loan and any related B Loan(s) that are in the possession of the applicable Master Servicer or available to such Master Servicer without undue burden or expense, and reasonably requested by the Special Servicer to enable it to assume its functions hereunder with respect thereto. Each Master Servicer shall use its reasonable efforts to comply with the preceding sentence within five Business Days of the occurrence of each related Servicing Transfer Event and in any event shall continue to act as Master Servicer and administrator of such Trust Mortgage Loan and any related B Loan(s) until the Special Servicer has commenced the servicing of such Trust Mortgage Loan or B Loan. The Trustee shall make available to the Underwriters, the Initial Purchaser, each affected B Loan Holder (if any) and each Holder of a Certificate of the Controlling Class, a copy of the notice of such Servicing Transfer Event provided by a Master Servicer to the Special Servicer pursuant to this Section.

            Upon determining that a Specially Serviced Mortgage Loan (other than an REO Mortgage Loan) has become a Corrected Mortgage Loan (provided no additional Servicing Transfer Event is foreseeable in the reasonable judgment of the Special Servicer) and that no other Servicing Transfer Event is continuing with respect thereto, the Special Servicer shall immediately give notice thereof and shall return the related Servicing File to the applicable Master Servicer and, upon giving such notice and returning such Servicing File to the applicable Master Servicer, the Special Servicer's obligation to service such Corrected Mortgage Loan shall terminate and the obligations of the applicable Master Servicer to service and administer such Corrected Mortgage Loan shall re-commence. With respect to any Mortgage Loan Combination, if any, in determining whether such loan has become a Corrected Mortgage Loan, the related B Loan(s), if any, must also be determined to be Corrected Mortgage Loans for the Special Servicer's obligation to terminate for such Mortgage Loan Combinations.

            (b) In servicing any Specially Serviced Trust Mortgage Loan, the Special Servicer will provide to the Trustee originals of documents included within the definition of "Mortgage File" for inclusion in the related Mortgage File (with a copy of each such original to the applicable Master Servicer and, with respect to any Serviced Loan Combination, to each related B Loan Holder) that come into its possession, and provide such Master Servicer and, with respect to any Serviced Loan Combination, to each related B Loan Holder, with copies of any additional related Trust Mortgage Loan information including correspondence with the related Borrower.

            (c) No later than the first Business Day following each Determination Date, by 1:00 p.m. New York City time, the Special Servicer shall deliver to the Master Servicers a statement, both written and in computer readable format reasonably acceptable to the Master Servicers and the Special Servicer (upon which the Master Servicers may conclusively rely) describing, on a loan-by-loan and property-by-property basis, with respect to the Specially Serviced Trust Mortgage Loans and REO Properties, (1) the amount of all payments, Insurance and Condemnation Proceeds and Liquidation Proceeds received with respect to each Specially Serviced Trust Mortgage Loan during the related Collection Period, and the amount of all REO Revenues, Insurance and Condemnation Proceeds and Liquidation Proceeds received with respect to each REO Property during the related Collection Period, (2) the amount, purpose and date of all Servicing Advances made by a Master Servicer with respect to each Specially Serviced Mortgage Loan and REO Property during the related Collection Period, and (3) such additional information or data relating to the Specially Serviced Trust Mortgage Loan and REO Properties as the Master Servicers reasonably requests to enable it to perform its responsibilities under this Agreement which is in the Special Servicer's possession or is reasonably obtainable by the Special Servicer.

            (d) Notwithstanding the provisions of the preceding clause (c), each Master Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Mortgage Loans and REO Properties in its Servicing Group and shall provide the Special Servicer with any information in its possession required by the Special Servicer to perform its duties under this Agreement.

            (e) Subject to the last paragraph of this Section 3.21(e), the Special Servicer shall not take, or consent to a Master Servicer's taking, any of the Specially Designated Servicing Actions with respect to any Mortgage Loan or REO Property unless and until it has notified the Series 2007-C3 Directing Certificateholder and the Series 2007-C3 Directing Certificateholder has not objected in writing within 10 Business Days of having been notified thereof and having been provided with all information that the Series 2007-C3 Directing Certificateholder has reasonably requested with respect thereto promptly following its receipt of the subject notice (it being understood and agreed that if such written objection has not been received by the Special Servicer within such 10-Business Day period, then the Series 2007-C3 Directing Certificateholder shall be deemed to have approved the taking of the subject Specially Designated Servicing Action); provided that, in the event that the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders (as a collective whole) (or, in the case of a Mortgage Loan Combination, to protect the interests of the Certificateholders and the related B Loan Holder (as a collective whole)), the Special Servicer may take, or consent to a Master Servicer's taking, a Specially Designated Servicing Action with respect to any Mortgage Loan or REO Property without waiting for the Series 2007-C3 Directing Certificateholder's response; and provided, further, that, with respect to any Specially Designated Servicing Action being performed by a Master Servicer in connection with an assumption transaction involving any Mortgage Loan in accordance with Section 3.08, the above-referenced 10-Business Day period shall not exceed the 10-day period within which the Special Servicer must object to a Master Servicer's performance of such Specially Designated Servicing Action pursuant to Section 3.08.

            In addition, subject to the last paragraph of this Section 3.21(e), the Series 2007-C3 Directing Certificateholder may direct the Special Servicer to take, or to refrain from taking, any actions with respect to the servicing and/or administration of a Specially Serviced Mortgage Loan or REO Property as the Series 2007-C3 Directing Certificateholder may deem advisable or as to which provision is otherwise made herein. Upon reasonable request, the Special Servicer shall provide the Series 2007-C3 Directing Certificateholder with any information in the Special Servicer's possession with respect to such matters, including its reasons for determining to take a proposed action.

            Any right to take any action, grant or withhold any consent or otherwise exercise any right, election or remedy afforded the Series 2007-C3 Directing Certificateholder under this Agreement may, unless otherwise expressly provided herein to the contrary, be affirmatively waived by the Series 2007-C3 Directing Certificateholder by written notice given to the Trustee, the Special Servicer or the applicable Master Servicer, as applicable. Upon delivery of any such notice of waiver given by the Series 2007-C3 Directing Certificateholder, any time period (exclusive or otherwise) afforded the Series 2007-C3 Directing Certificateholder to exercise any such right, make any such election or grant or withhold any such consent shall thereupon be deemed to have expired with the same force and effect as if the specific time period set forth in this Agreement applicable thereto had itself expired. In the event that the applicable Master Servicer, the Special Servicer or Trustee, as applicable, takes any action, or omits to take any action based on such waiver, the Series 2007-C3 Directing Certificateholder shall be estopped from challenging any such action taken or not taken through legal proceedings or otherwise.

            Notwithstanding the foregoing, (A) no advice, direction or objection of the Series 2007-C3 Directing Certificateholder shall (i) require or cause the Special Servicer or a Master Servicer to violate the terms of any Mortgage Loan or any related Intercreditor Agreement, applicable law or any provision of this Agreement, including the Special Servicer's and such Master Servicer's obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of each of REMIC I and REMIC II, (ii) result in an Adverse REMIC Event with respect to either of REMIC I and REMIC II or an Adverse Grantor Trust Event with respect to the Grantor Trust Pool, (iii) expose a Master Servicer, the Special Servicer, the Depositor, any of the Mortgage Loan Sellers, the Trust Fund, any B Loan Holder, the Trustee or any of their Affiliates, officers, directors, shareholders, partners, members, managers, employees or agents to any claim, suit or liability for which this Agreement does not provide full indemnification to such party or expose any such party to prosecution for any criminal offense regardless of the availability of such indemnification, or (iv) materially expand the scope of the Special Servicer's or a Master Servicer's responsibilities under this Agreement; and (B) the Special Servicer will neither follow any such advice, direction or objection if given by the Series 2007-C3 Directing Certificateholder nor initiate any such actions.

            (f) Upon receiving notice of the filing of a case under any federal or state bankruptcy, insolvency or similar law or the commencing of any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings with respect to a Trust Mortgage Loan or Serviced Loan Combination or the related Borrower, the applicable Master Servicer shall promptly give notice thereof, and shall deliver copies of the related Servicing File, to the Special Servicer and shall use its reasonable efforts to provide the Special Servicer with all information in its possession relating to such Trust Mortgage Loan or Serviced Loan Combination and reasonably requested by the Special Servicer to enable it to negotiate with the related Borrower and prepare for any such proceedings. The applicable Master Servicer shall use its reasonable efforts to comply with the preceding sentence within five Business Days of the occurrence of each such event, and upon receiving such documents and information, the Special Servicer shall use its reasonable efforts to cause the related Borrower to cure any default and/or remedy any such event, work out or modify the subject Trust Mortgage Loan or Serviced Loan Combination consistent with the terms of this Agreement, and/or prepare for such proceedings. Notwithstanding the foregoing, the occurrence of any of the above-referenced events shall not in and of itself be considered a Servicing Transfer Event.

            Section 3.22 Sub-Servicing Agreements

            (a) Each Master Servicer and, subject to Section 3.22(e), the Special Servicer may enter into Sub-Servicing Agreements to provide for the performance by third parties of any or all of its respective obligations under this Agreement; provided that the Sub-Servicing Agreement: (i) is consistent with this Agreement (including the Events of Default in clauses (i)-(viii) of Section 7.01(a)) in all material respects and requires the Sub-Servicer to comply with conditions substantially similar in all material respects to the applicable conditions of this Agreement; (ii) provides that if such Master Servicer or the Special Servicer, as the case may be, shall for any reason no longer act in such capacity hereunder (including by reason of an Event of Default), the Trustee or its designee or any other successor to such Master Servicer or the Special Servicer, as the case may be, may thereupon assume all of the rights and, except to the extent they arose prior to the date of assumption, obligations of such Master Servicer or the Special Servicer, as the case may be, under such agreement or, alternatively, may terminate such Sub-Servicing Agreement without cause and without payment of any penalty or termination fee (provided, however, that a Primary Servicing Agreement with a Master Servicer may not be terminated except for cause pursuant to such Primary Servicing Agreement); (iii) provides that the Trustee for the benefit of the Certificateholders shall be a third-party beneficiary under such Sub-Servicing Agreement, but that (except to the extent the Trustee or its designee assumes the obligations of such Master Servicer or the Special Servicer, as the case may be, thereunder as contemplated by the immediately preceding clause (ii), and except with respect to the obligations of any successor Master Servicer thereto under the Primary Servicing Agreements) none of the Trust Fund, the Trustee, any successor Master Servicer, the Special Servicer or any Certificateholder shall have any duties under such Sub-Servicing Agreement or any liabilities arising therefrom; (iv) permits any purchaser of a Trust Mortgage Loan pursuant to this Agreement to terminate such Sub-Servicing Agreement with respect to such purchased Trust Mortgage Loan at its option and without penalty; (v) does not permit the Sub-Servicer any direct rights of indemnification that may be satisfied out of assets of the Trust Fund except to the extent of its rights of indemnification, if any, as an agent of such Master Servicer or the Special Servicer, as applicable; (vi) does not permit the Sub-Servicer to foreclose on the related Mortgaged Property or, without the prior consent of such Master Servicer or Special Servicer, as applicable, consent to any modification of any Mortgage Loan that requires the prior consent of, or that is required to be processed by, the Special Servicer; (vii) provides that the Sub-Servicer shall act in accordance either with the Servicing Standard under this Agreement or a substantially similar (in all material respects) servicing standard set forth in such Sub-Servicing Agreement; (viii) provides that in the event of an act or failure to act by the Sub-Servicer that causes such Master Servicer or the Special Servicer, as applicable, to be in default of its obligations under this Agreement, the Sub-Servicer shall be in default of its obligations under such Sub-Servicing Agreement; and (ix) provides that (A) the failure of the related Sub-Servicer to comply with any of the requirements under Article XI of this Agreement that are applicable to such Sub-Servicer under such Sub-Servicing Agreement (or with requirements set forth in such Sub-Servicing Agreement that are substantially similar in all material respects to the requirements under
Article XI of this Agreement), including the failure to deliver any reports or certificates at the time such report or certification is required under Article XI and (B) the failure of the related Sub-Servicer to comply with any requirements to deliver any items required by Items 1122 and 1123 of Regulation AB under any other pooling and servicing agreement relating to any other series of certificates offered by the Depositor shall constitute an event of default by such Sub-Servicer upon the occurrence of which either such Master Servicer or the Depositor may immediately terminate the related Sub-Servicer under the related Sub-Servicing Agreement and that such termination shall be deemed for cause. Any successor Master Servicer or Special Servicer, as applicable, hereunder, upon becoming successor Master Servicer or Special Servicer, (i) shall have the right to be assigned and shall have the right to assume any Sub-Servicing Agreements from the predecessor Master Servicer or Special Servicer, as applicable, and (ii) (other than the Trustee or its designee) shall automatically succeed to the rights and obligations of the prior Master Servicer under each related Primary Servicing Agreement, subject to the termination rights set forth therein, it being understood that any such succession by the Trustee or its designee shall not be automatic but shall be in the discretion of the Trustee or such designee. With respect to any Sub-Servicing Agreement entered into by a Master Servicer after the Closing Date and prior to the date upon which the Trust's Exchange Act reporting obligations are terminated by the filing of a Form 15 Suspension Notification as contemplated by Section 11.10, such Sub-Servicer shall not be a Prohibited Party. Any such Sub-Servicing Agreement may permit the Sub-Servicer to delegate its duties to agents or subcontractors so long as the related agreements or arrangements with such agents or subcontractors are (or may be required to be), to the extent of the services to be performed, consistent with the provisions of this Section 3.22 (including, for the avoidance of doubt, that no such agent or subcontractor is a Prohibited Party prior to the date upon which the Trust's Exchange Act reporting obligations are terminated by the filing of a Form 15 Suspension Notification as contemplated by Section 11.10).

            In addition, each Sub-Servicing Agreement entered into by a Master Servicer may provide that the obligations of the Sub-Servicer thereunder shall terminate with respect to any Mortgage Loan serviced thereunder at the time such Mortgage Loan becomes a Specially Serviced Mortgage Loan. The Master Servicers and Special Servicer, as applicable, shall deliver to the Trustee copies of all Sub-Servicing Agreements, and any amendments thereto and modifications thereof, entered into by it promptly upon its execution and delivery of such documents. For purposes of this Agreement (except with respect to any requirement that the applicable Master Servicer deposit funds in the Collection Account or any Servicing Account within a specified time period), a Master Servicer shall be deemed to have received any payment when a Sub-Servicer retained by it receives such payment. Each Master Servicer shall notify the Special Servicer, the Trustee and the Depositor in writing promptly of the appointment by it of any Sub-Servicer (other than the Primary Servicers). The Special Servicer shall notify the Master Servicers, the Trustee, the Depositor and any affected B Loan Holder in writing promptly of the appointment by it of any Sub-Servicer.

            (b) Each Sub-Servicer shall be authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law.

            (c) As part of its servicing activities hereunder, the applicable Master Servicer or the Special Servicer, as applicable, for the benefit of the Trustee, the Certificateholders and the B Loan Holders (and, with respect to any Serviced Loan Combination, to the related B Loan Holder), shall (at no expense to the Trustee, the Certificateholders, the Trust Fund, or any B Loan Holder) monitor the performance and enforce the obligations of each Sub-Servicer under the related Sub-Servicing Agreement it has entered into. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Sub-Servicing Agreements in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the applicable Master Servicer or the Special Servicer, as applicable, would require were it the owner of the subject Mortgage Loans and/or Serviced Loan Combinations. The applicable Master Servicer or the Special Servicer, as applicable, shall have the right to remove a Sub-Servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement upon the events of default and other termination events specified in the related Sub-Servicing Agreement.

            (d) If the Trustee or its designee becomes successor Master Servicer or Special Servicer, as applicable and elects or is required to assume the rights and obligations of a Master Servicer or the Special Servicer, as applicable, under any Sub-Servicing Agreement, such Master Servicer or the Special Servicer, as applicable, at its expense, shall deliver to the assuming party all documents and records relating to such Sub-Servicing Agreement and the Mortgage Loans then being serviced thereunder and an accounting of amounts collected and held on behalf of it thereunder, and otherwise use reasonable efforts to effect the orderly and efficient transfer of the Sub-Servicing Agreement to the assuming party.

            (e) Notwithstanding the provisions of any Sub-Servicing Agreement, but subject to Section 11.14, each Master Servicer and the Special Servicer shall remain obligated and liable to the Trustee, the Certificateholders and the B Loan Holders for the performance of its obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans and/or Serviced Loan Combination, and each Master Servicer shall pay the fees of any Sub-Servicer thereunder from its own funds or, with respect to the related Primary Servicers, shall permit each to retain the Primary Servicing Fees and any additional servicing compensation payable pursuant to the related Sub-Servicing Agreement from amounts collected by such Primary Servicer. Such additional servicing compensation shall not exceed the Additional Servicing Compensation payable to such Master Servicer under this Agreement, shall be paid out of such Additional Servicing Compensation and shall not be paid from any amount otherwise payable to the Special Servicer hereunder. In no event shall the Trust Fund bear any termination fee required to be paid to any Sub-Servicer as a result of such Sub-Servicer's termination under any Sub-Servicing Agreement.

            Section 3.23 Representations, Warranties and Covenants of the Master Servicers

            (a) Each Master Servicer hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor, the other Master Servicer, the Special Servicer and the B Loan Holders (and in each case, Wachovia only on behalf of itself and KRECM only on behalf of itself), as of the Closing Date, that:

            (i) Such Master Servicer is (i) in the case of KRECM, a corporation, duly organized, validly existing and in good standing under the laws of Ohio and (ii) in the case of Wachovia, a national banking association duly organized, validly existing and in good standing under the laws of the United States, and such Master Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement, except where the failure to so qualify or comply would not have a material adverse effect on the ability of such Master Servicer to perform its obligations hereunder;

            (ii) The execution and delivery of this Agreement by such Master Servicer, and the performance and compliance with the terms of this Agreement by such Master Servicer, will not (A) violate such Master Servicer's certificate of incorporation or charter and by-laws or other comparable organizational documents or (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) result in the violation of any law, rule, regulation, order, judgment or decree binding on such Master Servicer which, in the case of either (B) or (C), is likely to materially and adversely affect such Master Servicer's ability to perform hereunder;

            (iii) This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of such Master Servicer, enforceable against such Master Servicer in accordance with the terms hereof, except as such enforcement may be limited by (A) applicable bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium and other laws relating to or affecting creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

            (iv) Such Master Servicer is not in violation with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, municipal or governmental agency, which violations are reasonably likely to have consequences that would materially and adversely affect (A) the financial condition or operations of such Master Servicer or its properties taken as a whole or (B) its ability to perform its duties and obligations hereunder;

            (v) No litigation is pending or, to the best of such Master Servicer's knowledge, threatened against such Master Servicer which, if determined adversely to the Master Servicer, would prohibit such Master Servicer from entering into this Agreement or, in such Master Servicer's reasonable judgment, is likely to materially and adversely affect the ability of such Master Servicer to perform its obligations under this Agreement;

            (vi) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by such Master Servicer of, or compliance by such Master Servicer with, this Agreement or the consummation of such Master Servicer's transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or cannot be obtained prior to the actual performance by such Master Servicer of its obligations under this Agreement, or which, if not obtained, would not have a materially adverse effect on the ability of such Master Servicer to perform its obligations hereunder;

            (vii) Such Master Servicer has full corporate power and authority to enter into and perform in accordance with this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

            (viii) Such Master Servicer has examined each Sub-Servicing Agreement to which it is a party, and shall examine each Sub-Servicing Agreement to which it intends to become a party, and in each such case, the terms of such Sub-Servicing Agreements are not, or, in the case of any Sub-Servicing Agreement to be entered into by such Master Servicer at a future date, will not be, materially inconsistent with the terms of this Agreement; and

            (ix) Each officer and employee of such Master Servicer that has responsibilities concerning the servicing and administration of Mortgage Loans is covered by errors and omissions insurance and the fidelity bond in the amounts and with the coverage required by Section 3.07(c).

            (b) The representations, warranties and covenants set forth in subsection (a) above shall survive the execution and delivery of this Agreement.

            Section 3.24 Representations, Warranties and Covenants of the Special Servicer

            (a) The Special Servicer hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor, the Master Servicers and the B Loan Holders, as of the Closing Date, that:

            (i) The Special Servicer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

            (ii) The execution and delivery of this Agreement by the Special Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, will not (A) violate the Special Servicer's certificate of incorporation or by-laws (or other comparable organizational documents) or (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets, or
      (C) result in the violation of any law, rule, regulation, order, judgment or decree binding on the Special Servicer which, in the case of either (B) or (C), is likely to materially and adversely affect such Special Servicer's ability to perform hereunder;

            (iii) The Special Servicer has the full corporate power and authority to enter into and perform in accordance with this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

            (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

            (v) The Special Servicer is not in violation with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, municipal or governmental agency, which violations are reasonably likely to have consequences that would materially and adversely affect the financial condition or operations of the Special Servicer or its properties taken as a whole or are reasonably likely to have consequences that would materially and adversely affect its ability to perform its duties and obligations hereunder;

            (vi) No litigation is pending or, to the best of the Special Servicer's knowledge, threatened against the Special Servicer which would prohibit the Special Servicer from entering into this Agreement or, in the Special Servicer's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement;

            (vii) Each officer, director or employee of the Special Servicer that has or, following the occurrence of a Servicing Transfer Event, would have responsibilities concerning the servicing and administration of Mortgage Loans is covered by errors and omissions insurance and fidelity bond in the amounts and with the coverage required by Section 3.07(c). Neither the Special Servicer nor any of its officers, directors or employees that is or, following the occurrence of a Servicing Transfer Event, would be involved in the servicing or administration of Mortgage Loans has been refused such coverage or insurance;

            (viii) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Special Servicer, or compliance by the Special Servicer with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or cannot be obtained prior to the actual performance by the Special Servicer of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Special Servicer to perform its obligations hereunder;

            (ix) The Special Servicing Fee represents reasonable servicing compensation; and

            (x) The Special Servicer has examined each Sub-Servicing Agreement to which it is a party, and shall examine each Sub-Servicing Agreement to which it intends to become a party, and in each such case, the terms of such Sub-Servicing Agreements are not, or, in the case of any Sub-Servicing Agreement to be entered into by the Special Servicer at a future date, will not, be materially inconsistent with the terms of this Agreement.

            (b) The representations, warranties and covenants set forth in subsection (a) above shall survive the execution and delivery of this Agreement.

            Section 3.25 Limitation on Liability of the Series 2007-C3 Directing Certificateholder

            The Series 2007-C3 Directing Certificateholder shall have no liability whatsoever to the Trust Fund or any Certificateholder other than a Controlling Class Certificateholder and shall have no liability to any Controlling Class Certificateholder for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, the Series 2007-C3 Directing Certificateholder shall not be protected against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties. By its acceptance of a Certificate, each Certificateholder confirms its understanding that the Series 2007-C3 Directing Certificateholder may take actions that favor the interests of one or more Classes of the Certificates over other Classes of the Certificates, and that the Series 2007-C3 Directing Certificateholder may have special relationships and interests that conflict with those of Holders of some Classes of the Certificates, that the Series 2007-C3 Directing Certificateholder may act solely in the interests of the Holders of the Controlling Class, that the Series 2007-C3 Directing Certificateholder does not have any duties to the Holders of any Class of Certificates other than the Controlling Class, that the Series 2007-C3 Directing Certificateholder may take actions that favor the interests of the Holders of the Controlling Class over the interests of the Holders of one or more other classes of Certificates, and that the Series 2007-C3 Directing Certificateholder shall have no liability whatsoever for having so acted. Each Certificateholder agrees to take no action whatsoever against the Series 2007-C3 Directing Certificateholder or any director, officer, employee, agent or principal thereof as a result of such a special relationship or conflict. Nothing in this section shall relieve the Special Servicer of any liability it may have under this Agreement.

            Section 3.26 [Reserved]

            Section 3.27 Lock-Box Accounts, Cash Collateral Accounts and Servicing Accounts

            (a) Each Master Servicer shall administer each Lock-Box Account, Cash Collateral Account and Servicing Account maintained by it in accordance with the related Mortgage or Loan Agreement, Cash Collateral Account Agreement or Lock-Box Agreement, if any. Each Lock-Box Account, Cash Collateral Account and Servicing Account shall be an Eligible Account, except to the extent provided in the related Mortgage Loan Documents.

            (b) For any Mortgage Loan that provides that a Lock-Box Account will be established upon the occurrence of certain events specified in the related Mortgage Loan Documents, the applicable Master Servicer shall establish or cause to be established on behalf of the Trust such Lock-Box Account upon the occurrence of such events unless the applicable Master Servicer determines, in accordance with the Servicing Standard, that such Lock-Box Account should not be established. Notwithstanding the foregoing, the applicable Master Servicer shall establish or cause to be established a Lock-Box Account for each ARD Mortgage Loan (if permitted by the related Mortgage Loan Documents) no later than its Anticipated Repayment Date.

            (c) [Reserved]

            (d) Within 60 days after a Servicing Account has been established on behalf of a Borrower pursuant to the terms of the related Mortgage Loan Documents, the applicable Master Servicer (in accordance with the Uniform Commercial Code) shall notify the financial institution maintaining such account of the Trustee's security interest in the funds in such account in those jurisdictions where required in order to perfect or maintain perfection of the related security interest.

            Section 3.28 Interest Reserve Account

            (a) The Trustee shall establish, on or before the Closing Date, and maintain the Interest Reserve Account. The Trustee shall give notice to each Master Servicer, the Special Servicer and the Depositor of the location of the Interest Reserve Account and, prior to any change thereof, any new location of the Interest Reserve Account. On the first Distribution Date in any February and on the first Distribution Date in any January which occurs in a year that is not a leap year, unless, in either case, such Distribution Date is the final Distribution Date, the Trustee shall withdraw from the REMIC I Distribution Account and deposit into the Interest Reserve Account in respect of each Interest Reserve Loan an amount withheld from the related Monthly Payment or P&I Advance equal to one day's interest on the Stated Principal Balance of such Interest Reserve Loan or REO Mortgage Loan as of the first Distribution Date occurring in the month preceding the month in which such Distribution Date occurs at the related Net Mortgage Rate, to the extent a full Monthly Payment or P&I Advance is made in respect thereof (all amounts so deposited in any January, except in the case of a leap year, and in any February, "Withheld Amounts").

            (b) On each Distribution Date occurring in March (or in February, if the final Distribution Date occurs in such month) (prior to any distributions on the Certificates on such date), the Trustee shall withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the immediately preceding Distribution Date in January and February, if any, and deposit such amount (excluding any net investment income thereon) into the REMIC I Distribution Account. On the Distribution Date in any month (prior to any distributions on the Certificates on such date), the Trustee shall deposit any Net Investment Loss into the Interest Reserve Account and, to the extent permitted by Section 3.06, shall be permitted to withdraw any Net Investment Earnings from the Interest Reserve Account.

            Section 3.29 Limitations on and Authorizations of the Master Servicers and Special Servicer with Respect to Certain Mortgage Loans and Certain Litigation

            (a) Prior to taking any action with respect to a Mortgage Loan secured by any Mortgaged Properties located in a "one-action" state, the Special Servicer shall consult with legal counsel, the fees and expenses of which shall be covered by a Servicing Advance by the applicable Master Servicer.

            (b) With respect to any Mortgage Loan which permits the related Borrower, with the consent or grant of a waiver by the mortgagee to amend or modify the related Borrower's organizational documents, the Special Servicer may consent (subject to Section 3.20 hereof) to either such action, or grant a waiver with respect thereto, only if the Special Servicer determines that such consent or grant of waiver is likely to result in a greater or equal recovery on a present value basis (discounted at the related Mortgage Rate) than the withholding of such consent or grant of waiver, and (in the case of a Trust Mortgage Loan that is a Significant Trust Mortgage Loan) the Special Servicer first obtains written confirmation from each Rating Agency that such consent or grant of waiver would not, in and of itself, result in a downgrade, qualification or withdrawal of any of the then-current ratings assigned to the Certificates. The applicable Master Servicer shall not be entitled or required to consent to, or grant a waiver with respect to, such action, except in accordance with Section 3.20 hereof, and except that, if such action is related to an assumption transaction contemplated by Section 3.08, such Master Servicer shall process the Borrower's request for such consent or waiver and submit such request for approval by the Special Servicer in connection with its approval of the subject assumption transaction pursuant to Section 3.08.

            (c) With respect to any ARD Mortgage Loan, so long as no event of default beyond applicable notice and grace periods has occurred and is continuing, the applicable Master Servicer and the Special Servicer shall not take any enforcement action with respect to the payment of Excess Interest or principal in excess of the principal component of the constant Monthly Payment, other than requests for collection, until the date on which principal and all accrued interest (other than Excess Interest) has been paid in full (the failure of the Borrower to pay Excess Interest shall not be considered an event of default for purposes of this paragraph). Nothing in this paragraph shall limit the obligation of the applicable Master Servicer and the Special Servicer to establish a Lock-Box Account pursuant to Section 3.27.

            (d) To the extent not inconsistent with the related Mortgage Loan Documents, neither the applicable Master Servicer nor the Special Servicer shall consent to a change of franchise affiliation with respect to any hotel property that in whole or in part constitutes the Mortgaged Property securing a Mortgage Loan unless it obtains (in the case of a Significant Trust Mortgage Loan) written confirmation from each Rating Agency that such change of franchise affiliation would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings on any Class of Certificates and further obtains (in all cases) the consent of the Series 2007-C3 Directing Certificateholder (such consent subject to the last paragraph of Section 3.21(e)). The applicable Master Servicer shall forward any such request from any Borrower under a Trust Mortgage Loan that is not a Specially Serviced Trust Mortgage Loan to the Special Servicer. The Special Servicer shall approve or deny any such request (which approval shall be deemed granted if not denied within 15 Business Days of its receipt of the request and any additional documents and information that the Special Servicer may reasonably request) and promptly (in any event, within not more than 10 Business Days of its receipt of the request and any additional documents and information that the Special Servicer may reasonably request) forward such analysis and recommendation to the Series 2007-C3 Directing Certificateholder, who shall approve or reject such recommendation (such approval subject to the last paragraph of Section 3.21(e)). The Series 2007-C3 Directing Certificateholder shall be deemed to have approved such recommendation if not denied within five Business Days of its receipt of the Special Servicer's recommendation and any additional documents and information that the Series 2007-C3 Directing Certificateholder may reasonably request. The Special Servicer shall then process such documentation. Neither the applicable Master Servicer nor the Special Servicer shall be required to obtain such written consent from any Rating Agency if such Trust Mortgage Loan is not a Significant Trust Mortgage Loan.

            (e) [Reserved]

            (f) The applicable Master Servicer (or, in the case of Column Loans only; the Depositor) shall, as to each Trust Mortgage Loan in its Servicing Group which is secured by the interest of the related Borrower under a Ground Lease, at its own expense, promptly (and in any event within 60 days of the Closing Date) notify the related ground lessor of the transfer of such Trust Mortgage Loan to the Trust pursuant to this Agreement and inform such ground lessor that any notices of default under the related Ground Lease should thereafter be forwarded to the applicable Master Servicer, on behalf of the Trustee.

            (g) The Special Servicer shall not grant any discretionary consent to a transfer of any B Loan pursuant to the related Intercreditor Agreement or to any additional cure beyond those specifically provided for in the related Intercreditor Agreement unless it obtains the consent of the Series 2007-C3 Directing Certificateholder (which consent shall be subject to the last paragraph of Section 3.21(e)). The applicable Master Servicer shall forward any such request to the Special Servicer for processing. The Special Servicer shall receive any such request for such discretionary consents from any B Loan Holder, and shall forward its analysis and recommendation to the Series 2007-C3 Directing Certificateholder, who shall approve or reject such recommendation. The Series 2007-C3 Directing Certificateholder shall be deemed to have approved such recommendation if not denied within ten Business Days of its receipt of the Special Servicer's recommendation and any additional documents and information that the Series 2007-C3 Directing Certificateholder may reasonably request, such ten Business Day period to commence upon the receipt of the rating agency confirmation described in the next sentence. Notwithstanding the foregoing, the Special Servicer shall not grant any discretionary consent to a transfer of any B Loan pursuant to the related Intercreditor Agreement unless it receives the rating agency confirmation, if any, to the extent required pursuant to such Intercreditor Agreement. In addition, notwithstanding the foregoing, with respect to granting of any additional cure beyond those specifically provided for in the related Intercreditor Agreement, there shall not be any deemed approvals and only affirmative approvals (and for the avoidance of doubt, the time periods for approvals set forth in this paragraph shall not apply to affirmative approvals) by the Series 2007-C3 Directing Certificateholder shall permit the Special Servicer to process such documentation as described above.

            Section 3.30 Master Servicers and Special Servicer May Own Certificates

            (a) Each Master Servicer and any agent of each Master Servicer in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not a Master Servicer or such agent; except, with respect to Voting Rights, as set forth in the definition of "Certificateholder."

            (b) The Special Servicer and any agent of the Special Servicer in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not a Special Servicer or such agent; except, with respect to Voting Rights, as set forth in the definition of "Certificateholder."

            Section 3.31 [Reserved]

            Section 3.32 [Reserved]

            Section 3.33 Litigation Control

            The Special Servicer shall, consistent with the Servicing Standard,
(1) direct, manage, prosecute and/or defend any action brought by a Borrower against the Trust and/or the Special Servicer and (2) represent the interests of the Trust in any litigation relating to the rights and obligations of the Borrower or the Trust, or the enforcement of the obligations of a Borrower, under the Mortgage Loan documents ("Trust-Related Litigation").

            To the extent a Master Servicer is named in Trust-Related Litigation, and the Trust or Special Servicer is not named, in order to effectuate the role of the Special Servicer as contemplated by the immediately preceding paragraph, such Master Servicer shall (1) notify the Special Servicer of such Trust-Related Litigation within ten (10) days of such Master Servicer receiving service of such Trust-Related Litigation; (2) provide monthly status reports to the Special Servicer, regarding such Trust-Related Litigation; (3) seek to have the Trust replace such Master Servicer as the appropriate party to the lawsuit; and (4) so long as such Master Servicer remains a party to the lawsuit, consult with and act at the direction of the Special Servicer with respect to decisions and resolutions related to the interests of the Trust in such Trust-Related Litigation, including but not limited to the selection of counsel, provided however, if there are claims against such Master Servicer and such Master Servicer has not determined that separate counsel is required for such claims, such counsel shall be reasonably acceptable to such Master Servicer.

            Notwithstanding the right of the Special Servicer to represent the interests of the Trust in Trust-Related Litigation, and subject to the rights of the Special Servicer to direct the Master Servicers' actions in this Section
3.33 below, each Master Servicer shall retain the right to make determinations relating to claims against such Master Servicer, including but not limited to the right to engage separate counsel in such Master Servicer's reasonable discretion, the cost of which shall be subject to indemnification pursuant to
Section 6.03.

            Notwithstanding each Master Servicer's right to make determinations relating to claims against such Master Servicer, the Special Servicer shall have the right at any time to (1) direct such Master Servicer to settle any claims brought against the Trust, including claims asserted against such Master Servicer (whether or not the Trust or the Special Servicer is named in any such claims or Trust-Related Litigation) and (2) otherwise reasonably direct the actions of such Master Servicer relating to claims against such Master Servicer (whether or not the Trust or the Special Servicer is named in any such claims or Trust-Related Litigation), provided in either case that (A) such settlement or other direction does not require any admission of liability or wrongdoing on the part of such Master Servicer, (B) the cost of such settlement or any resulting judgment is and shall be paid by the Trust, (C) such Master Servicer is and shall be indemnified pursuant to Section 6.03 hereof for all costs and expenses of such Master Servicer incurred in defending and settling the Trust-Related Litigation and for any judgment, (D) any such action taken by such Master Servicer at, or in connection with, the direction of the Special Servicer shall be deemed (as to such Master Servicer) to be in compliance with the Servicing Standard and (E) the Special Servicer provides such Master Servicer with assurance reasonably satisfactory to the Master Servicer as to the items in clauses (A), (B) and (C).

            In the event both a Master Servicer and the Special Servicer or Trust are named in litigation, such Master Servicer and the Special Servicer shall cooperate with each other to afford such Master Servicer and the Special Servicer the rights afforded to such party in this Section 3.33.

            This Section 3.33 shall not apply in the event the Special Servicer authorizes a Master Servicer, and such Master Servicer agrees (both authority and agreement to be in writing), to make certain decisions or control certain Trust-Related Litigation on behalf of the Trust.

            Notwithstanding the foregoing, (a) in the event that any action, suit, litigation or proceeding names the Trustee in its individual capacity, or in the event that any judgment is rendered against the Trustee in its individual capacity, the Trustee, upon prior written notice to the Master Servicers or Special Servicer, as applicable, may retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests (but not to otherwise direct, manage or prosecute such litigation or claim), (b) in the event of any action, suit, litigation or proceeding, other than an action, suit, litigation or proceeding relating to the enforcement of the obligations of a Borrower under the related Mortgage Loan Documents or otherwise relating to a Mortgage Loan or Mortgaged Property, none of the Master Servicers nor the Special Servicer shall, without the prior written consent of the Trustee, (i) initiate any action, suit, litigation or proceeding in the name of the Trustee, whether in such capacity or individually, (ii) engage counsel to represent the Trustee, or (iii) prepare, execute or deliver any government filings, forms, permits, registrations or other documents or take any other similar action with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state, and (c) in the event that any court finds that the Trustee is a necessary party in respect of any action, suit, litigation or proceeding relating to or arising from this Agreement or any Mortgage Loan, the Trustee shall have the right to retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interest (but not to otherwise direct, manage or prosecute such litigation or claim).

                                   ARTICLE IV

                         PAYMENTS TO CERTIFICATEHOLDERS

            Section 4.01 Distributions

            (a) On each Distribution Date in each month prior to the date on which the Certificate Balance of the last outstanding Class of Subordinate Certificates has been reduced to zero, to the extent of the Available Distribution Amount for the Distribution Dates in such month, the Trustee shall transfer or be deemed to transfer such amounts from the REMIC I Distribution Account to the REMIC II Distribution Account in the amounts and priorities set forth in Section 4.01(b) with respect to each Class of Uncertificated REMIC I Interests, and immediately thereafter, shall make distributions in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority from the relevant portion of the Available Distribution Amount:

            (i) concurrently, (w) from that portion of the Available Distribution Amount attributable to Loan Group No. 1, to the Class A-1, Class A-2, Class A-3, Class A-AB and Class A-4 Certificates, pro rata, up to the Optimal Interest Distribution Amounts for each such Class for its related Distribution Date in such month, (x) from that portion of the Available Distribution Amount attributable to Loan Group No. 2, pro rata, to the Class A-1-A1 Certificates, up to the Optimal Interest Distribution Amount for such Class for its related Distribution Date in such month and to the Class A-1-A2 Certificates and the Class A-1-A2 Administration Fee Holder, up to the Optimal Interest Distribution Amount for the Class A-1-A2 Certificate for its related Distribution Date in such month and (y) from the entire Available Distribution Amount, to the Class A-X Certificates, up to the Optimal Interest Distribution Amount for such Class for its related Distribution Date in such month; provided, however, that if the Available Distribution Amount for the Distribution Dates in any month (or the portion thereof attributable to either Loan Group) is insufficient to pay in full the Optimal Interest Distribution Amount, as provided above, on such Distribution Date, then the entire Available Distribution Amount shall be applied to make distributions of interest to the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1-A1, Class A-1-A2 and Class A-X Certificateholders and the Class A-1-A2 Administration Fee Holder, up to, and pro rata as among such Classes and the Class A-1-A2 Administration Fee Holder, in accordance with the respective Optimal Interest Distribution Amounts in respect of such Classes of Certificates (which, for purposes of the Class A-1-A2 Certificateholder and the Class A-1-A2 Administration Fee Holder, shall be the Optimal Interest Distribution Amount in respect of Class A-1-A2) for such Distribution Date;

            (ii) to make distributions of principal to the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1-A1 and Class A-1-A2 Certificates, in reduction of the Certificate Balances thereof, an amount up to the Total Principal Distribution Amount for the Distribution Dates in such month, in the following order of priority:

            First, to the Class A-1-A1 Certificates, equal to the portion of the Total Principal Distribution Amount for the Distribution Dates in such month that is attributable to Loan Group No. 2, until the Certificate Balance thereof has been reduced to zero;

            Second, to the Class A-1-A2 Certificates, equal to the portion of the Total Principal Distribution Amount for the Distribution Dates in such month that is attributable to Loan Group No. 2, until the Certificate Balance thereof has been reduced to zero;

            Third, to the Class A-AB Certificates, until the Certificate Balance thereof has been reduced to the Class A-AB Targeted Principal Balance set forth for such Distribution Date on Exhibit T hereto (net of any portion thereof to be distributed on a Distribution Date in such month to the Holders of the Class A-1-A1 and Class A-1-A2 Certificates pursuant to a prior subclause of this clause (ii));

            Fourth, to the Class A-1 Certificates, until the Certificate Balance thereof has been reduced to zero (net of any portion thereof distributed or to be distributed on a Distribution Date in such month to the Holders of the Class A-1-A1, Class A-1-A2 and Class A-AB Certificates pursuant to a prior subclause of this clause (ii));

            Fifth, to the Class A-2 Certificates, until the Certificate Balance thereof has been reduced to zero (net of any portion thereof distributed or to be distributed on a Distribution Date in such month to the Holders of the Class A-1-A1, Class A-1-A2, Class A-AB and Class A-1 Certificates pursuant to a prior subclause of this clause (ii));

            Sixth, to the Class A-3 Certificates, until the Certificate Balance thereof has been reduced to zero (net of any portion thereof distributed or to be distributed on a Distribution Date in such month to the Holders of the Class A-1-A1, Class A-1-A2, Class A-1, Class A-2 and Class A-AB Certificates pursuant to a prior subclause of this clause (ii));

            Seventh, to the Class A-AB Certificates, until the Certificate Balance thereof has been reduced to zero (net of any portion thereof distributed or to be distributed on a Distribution Date in such month to the Holders of the Class A-1-A1, Class A-1-A2, Class A-AB, Class A-1, Class A-2 and Class A-3 Certificates pursuant to a prior subclause of this clause (ii));

            Eighth, to the Class A-4 Certificates, until the Certificate Balance thereof has been reduced to zero (net of any portion thereof distributed or to be distributed on a Distribution Date in such month to the Holders of the Class A-1-A1, Class A-1-A2, Class A-1, Class A-2, Class A-3 and Class A-AB Certificates pursuant to a prior subclause of this clause
      (ii));

            Ninth, to the Class A-1-A1 and Class A-1-A2 Certificates, until the Certificate Balances thereof have been reduced to zero (net of any distributions of principal made with respect to the Class A-1-A1 and Class A-1-A2 Certificates on such Distribution Date pursuant to subclause first and second of this clause (ii)), up to an amount equal to the entire Total Principal Distribution Amount for the Distribution Dates in such month (net of any portion thereof distributed on the Distribution Dates in such month to the Holders of the Class A-1-A1, Class A-1-A2, Class A-1, Class A-2, Class A-3, Class A-AB and Class A-4 Certificates pursuant to a prior subclause of this clause (ii)); and

            provided, however, that, notwithstanding the immediately preceding subclauses First through Ninth, on each Distribution Date coinciding with or following the Senior Principal Distribution Cross-Over Date, and in any event on the Final Distribution Date, the Trustee shall make distributions of principal to the Holders of the Class A-1-A1, Class A-1-A2, Class A-1, Class A-2, Class A-3, Class A-AB and Class A-4 Certificates, on a pro rata basis, in accordance with the respective Certificate Balances of those Classes outstanding immediately prior to the first Distribution Date in any month, until the Certificate Balance of each such Class has been reduced to zero, in an aggregate amount equal to the Total Principal Distribution Amount for the Distribution Dates in such month;

            (iii) to the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1-A1 and Class A-1-A2 Certificates, pro rata (based on the aggregate unreimbursed Realized Loss previously allocated to each such Class), until all amounts of such Realized Loss previously allocated to such Classes, but not previously reimbursed, have been reimbursed in full;

            (iv) to the Class A-M Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for its related Distribution Date in such month;

            (v) to the Class A-M Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for its related Distribution Date in such month until such Certificate Balance has been reduced to zero;

            (vi) to the Class A-M Certificates, until all amounts of Realized Loss previously allocated to the Class A-M Certificates, but not previously reimbursed, have been reimbursed in full;

            (vii) to the Class A-J Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for its related Distribution Date in such month;

            (viii) to the Class A-J Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for its related Distribution Date in such month until such Certificate Balance has been reduced to zero;

            (ix) to the Class A-J Certificates, until all amounts of Realized Loss previously allocated to the Class A-J Certificates, but not previously reimbursed, have been reimbursed in full;

            (x) to the Class B Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for its related Distribution Date in such month;

            (xi) to the Class B Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for its related Distribution Date in such month until such Certificate Balance has been reduced to zero;

            (xii) to the Class B Certificates, until all amounts of Realized Loss previously allocated to the Class B Certificates, but not previously reimbursed, have been reimbursed in full;

            (xiii) to the Class C Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for its related Distribution Date in such month;

            (xiv) to the Class C Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for its related Distribution Date in such month until such Certificate Balance has been reduced to zero;

            (xv) to the Class C Certificates, until all amounts of Realized Loss previously allocated to the Class C Certificates, but not previously reimbursed, have been reimbursed in full;

            (xvi) to the Class D Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for its related Distribution Date in such month;

            (xvii) to the Class D Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for its related Distribution Date in such month until such Certificate Balance has been reduced to zero;

            (xviii) to the Class D Certificates, until all amounts of Realized Loss previously allocated to the Class D Certificates, but not previously reimbursed, have been reimbursed in full;

            (xix) the Class E Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for its related Distribution Date in such month;

            (xx) to the Class E Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for its related Distribution Date in such month until such Certificate Balance has been reduced to zero;

            (xxi) to the Class E Certificates, until all amounts of Realized Loss previously allocated to the Class E Certificates, but not previously reimbursed, have been reimbursed in full;

            (xxii) to the Class F Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for its related Distribution Date in such month;

            (xxiii) to the Class F Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for its related Distribution Date in such month until such Certificate Balance has been reduced to zero;

            (xxiv) to the Class F Certificates, until all amounts of Realized Loss previously allocated to the Class F Certificates, but not previously reimbursed, have been reimbursed in full;

            (xxv) to the Class G Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for its related Distribution Date in such month;

            (xxvi) to the Class G Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for its related Distribution Date in such month until such Certificate Balance has been reduced to zero;

            (xxvii) to the Class G Certificates, until all amounts of Realized Loss previously allocated to the Class G Certificates, but not previously reimbursed, have been reimbursed in full;

            (xxviii) to the Class H Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for its related Distribution Date in such month;

            (xxix) to the Class H Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for its related Distribution Date in such month until such Certificate Balance has been reduced to zero;

            (xxx) to the Class H Certificates, until all amounts of Realized Loss previously allocated to the Class H Certificates, but not previously reimbursed, have been reimbursed in full;

            (xxxi) to the Class J Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for its related Distribution Date in such month;

            (xxxii) to the Class J Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for its related Distribution Date in such month until such Certificate Balance has been reduced to zero;

            (xxxiii) to the Class J Certificates, until all amounts of Realized Loss previously allocated to the Class J Certificates, but not previously reimbursed, have been reimbursed in full;

            (xxxiv) to the Class K Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for its related Distribution Date in such month;

            (xxxv) to the Class K Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for its related Distribution Date in such month until such Certificate Balance has been reduced to zero;

            (xxxvi) to the Class K Certificates, until all amounts of Realized Loss previously allocated to the Class K Certificates, but not previously reimbursed, have been reimbursed in full;

            (xxxvii) to the Class L Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for its related Distribution Date in such month;

            (xxxviii) to the Class L Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for its related Distribution Date in such month until such Certificate Balance has been reduced to zero;

            (xxxix) to the Class L Certificates, until all amounts of Realized Loss previously allocated to the Class L Certificates, but not previously reimbursed, have been reimbursed in full;

            (xl) to the Class M Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for its related Distribution Date in such month;

            (xli) to the Class M Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for its related Distribution Date in such month until such Certificate Balance has been reduced to zero;

            (xlii) to the Class M Certificates, until all amounts of Realized Loss previously allocated to the Class M Certificates, but not previously reimbursed, have been reimbursed in full;

            (xliii) to the Class N Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for its related Distribution Date in such month;

            (xliv) to the Class N Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for its related Distribution Date in such month until such Certificate Balance has been reduced to zero;

            (xlv) to the Class N Certificates, until all amounts of Realized Loss previously allocated to the Class N Certificates, but not previously reimbursed, have been reimbursed in full;

            (xlvi) to the Class O Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for its related Distribution Date in such month;

            (xlvii) to the Class O Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for its related Distribution Date in such month until such Certificate Balance has been reduced to zero;

            (xlviii) to the Class O Certificates, until all amounts of Realized Loss previously allocated to the Class O Certificates, but not previously reimbursed, have been reimbursed in full;

            (xlix) to the Class P Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for its related Distribution Date in such month;

            (l) to the Class P Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for its related Distribution Date in such month until such Certificate Balance has been reduced to zero;

            (li) to the Class P Certificates, until all amounts of Realized Loss previously allocated to the Class P Certificates, but not previously reimbursed, have been reimbursed in full;

            (lii) to the Class Q Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for its related Distribution Date in such month;

            (liii) to the Class Q Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for its related Distribution Date in such month until such Certificate Balance has been reduced to zero;

            (liv) to the Class Q Certificates, until all amounts of Realized Loss previously allocated to the Class Q Certificates, but not previously reimbursed, have been reimbursed in full;

            (lv) to the Class S Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for its related Distribution Date in such month;

            (lvi) to the Class S Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for its related Distribution Date in such month until such Certificate Balance has been reduced to zero;

            (lvii) to the Class S Certificates, until all amounts of Realized Loss previously allocated to the Class S Certificates, but not previously reimbursed, have been reimbursed in full;

            (lviii) to the Class T Certificates, in respect of interest, up to the Optimal Interest Distribution Amount for such Class for its related Distribution Date in such month;

            (lix) to the Class T Certificates, in reduction of the Certificate Balance thereof, an amount up to the Remaining Principal Distribution Amount for its related Distribution Date in such month until such Certificate Balance has been reduced to zero;

            (lx) to the Class T Certificates, until all amounts of Realized Loss previously allocated to the Class T Certificates, but not previously reimbursed, have been reimbursed in full; and

            (lxi) to the Class R Certificates, the amount, if any, remaining in the REMIC II Distribution Account after all other distributions pursuant to this Section 4.01(a) and Section 4.01(e).

            Notwithstanding the foregoing, on the Distribution Dates in each month occurring on or after the date on which the Certificate Balance of the last outstanding Class of Subordinate Certificates has been reduced to zero, the Trustee shall apply amounts on deposit in the REMIC II Distribution Account in the following order of priority: (i) concurrently, to the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1-A1, Class A-1-A2 and Class A-X Certificates and the Class A-1-A2 Administration Fee, pro rata, in respect of the Optimal Interest Distribution Amount allocable to each such Class (which, for purposes of Class A-1-A2 and the Class A-1-A2 Administration Fee, shall be the Optimal Interest Distribution Amount in respect of Class A-1-A2); (ii) to the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1-A1 and Class A-1-A2 Certificates, pro rata, in reduction of the Certificate Balances thereof, until the Certificate Balance of each such Class has been reduced to zero; and (iii) to the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1-A1 and Class A-1-A2 Certificates, pro rata (based on the aggregate unreimbursed Realized Loss previously allocated to such Class) until all amounts of such Realized Loss previously allocated to such Classes but not previously reimbursed have been reimbursed in full.

            (b) On each Distribution Date, each Uncertificated REMIC I Interest shall be deemed to receive distributions from the REMIC I Distribution Account in respect of principal or reimbursement of Realized Loss in an amount equal to the amount of principal or reimbursement of Realized Loss distributable to such Uncertificated REMIC I Interest's respective Class of Corresponding Certificates as provided in Section 4.01(a).

            During each Interest Accrual Period, each Uncertificated REMIC I Interest shall accrue interest in an amount equal to the product of the REMIC I Principal Amount of each such Uncertificated REMIC I Interest and the Weighted Average Net Mortgage Pass-Through Rate plus, with respect to the Class LA-1-A2 Interest, the Class A-1-A2 Administration Fee. On each Distribution Date, each Uncertificated REMIC I Interest shall be deemed to receive distributions in respect of interest in an amount equal to the sum of (i) the amount of interest that will actually be distributed in respect of such Uncertificated REMIC I Interest's Corresponding Certificates plus, with respect to the Class LA-1-A2 Interest, the Class A-1-A2 Administration Fee and (ii) the amount of interest that will actually be distributed in respect of such Uncertificated REMIC I Interest's Corresponding Component. In all events, the amount accrued in respect of each Uncertificated REMIC I Interest less Uncovered Prepayment Interest Shortfalls allocated thereto pursuant to Section 4.01(j) and less the amount actually distributed in respect of such Uncertificated REMIC I Interests shall equal the sum of (i) the Interest Shortfall Amount allocated to such Uncertificated REMIC I Interest's Corresponding Certificates or, in the case of the Class LA-1-A2 Interest, to the Class A-1-A2 Administration Fee; and (ii) the Interest Shortfall Amount allocated to the Corresponding Component of the Class A-X Certificates and attributable to such Uncertificated REMIC I Interest. Any amounts remaining in the REMIC I Distribution Account after payment to the Uncertificated REMIC I Interests pursuant to this Section 4.01(b) and Section 4.01(d) and payment of expenses of the Trust Fund shall be distributed to the Class LR Certificates. Prepayment Interest Shortfalls allocated to the Sequential Pay Certificates shall be allocated to the Corresponding Uncertificated REMIC I Interests.

            As of any date, payments of principal in respect of the Trust Mortgage Loans and Realized Losses shall be allocated to the Uncertificated REMIC I Interests such that the REMIC I Principal Amount after application of any Realized Loss of each Uncertificated REMIC I Interest less the cumulative amount of Realized Loss allocated to such Uncertificated REMIC I Interest equals the amount specified in the definition of "REMIC I Principal Amount."

            The initial REMIC I Principal Amount of each Uncertificated REMIC I Interest equals the respective Original REMIC I Principal Amount.

            (c) [Reserved]

            (d) On each Master Servicer Remittance Date, each Master Servicer shall remit all Yield Maintenance Charges with respect to its Servicing Group to the Trustee for deposit in the REMIC I Distribution Account for payment to the Uncertificated REMIC I Interests. On each Distribution Date, the Trustee shall withdraw from the REMIC I Distribution Account an aggregate amount equal to all such Yield Maintenance Charges actually collected on the Trust Mortgage Loans or any REO Trust Mortgage Loans during the related Collection Period and shall distribute such amount to the Uncertificated REMIC I Interests, pro rata in proportion to their outstanding REMIC I Principal Amounts.

            (e) On each Distribution Date, the Trustee shall withdraw any amounts on deposit in the REMIC II Distribution Account that represent Yield Maintenance Charges actually collected on the Trust Mortgage Loans or REO Trust Mortgage Loans during the related Collection Period and remitted in respect of the Uncertificated REMIC I Interests pursuant to Section 4.01(d), and shall distribute such amounts to the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1-A1, Class A-1-A2, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K Certificates, in an amount equal to the product of (a) a fraction whose numerator is the amount distributed as principal to such Class on such Distribution Date that is attributable to the Loan Group that includes the prepaid Trust Mortgage Loan, and whose denominator is the total amount distributed as principal to the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1-A1, Class A-1-A2, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S and Class T Certificates on such Distribution Date that is attributable to the Loan Group that includes the prepaid Trust Mortgage Loan, (b) the Base Interest Fraction for the related Principal Prepayment and such Class of Certificates and (c) the aggregate amount of Yield Maintenance Charges collected on such Principal Prepayment during the related Collection Period. Any Yield Maintenance Charges collected during the related Collection Period remaining after such distributions shall be distributed to the Holders of the Class A-X Certificates.

            (f) On any applicable Distribution Date, any Excess Interest collected for such Distribution Date shall be distributed from the Excess Interest Distribution Account to the Class V Certificates.

            (g) All distributions made with respect to each Class on each Distribution Date shall be allocated pro rata among the outstanding Certificates in such Class based on their respective Percentage Interests. Except as otherwise specifically provided in Sections 4.01(h), 4.01(i) and 9.01, all such distributions with respect to each Class on each Distribution Date shall be made to the Certificateholders of record of the respective Class at the close of business on the related Record Date and shall be made by wire transfer of immediately available funds to the account of any such Certificateholder at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates) or otherwise by check mailed to the address of such Certificateholder as it appears in the Certificate Register. The final distribution on each Certificate (determined without regard to any possible future reimbursement of Realized Loss previously allocated to such Certificate) shall be made in like manner, but only upon presentation and surrender of such Certificate at the offices of the Trustee or such other location specified in the notice to Certificateholders of such final distribution.

            Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its Depository Participants in accordance with its normal procedures. Each Depository Participant shall be responsible for disbursing such distribution to the Certificate Owners that it represents and to each indirect participating brokerage firm (a "brokerage firm" or "indirect participating firm") for which it acts as agent. Each brokerage firm shall be responsible for disbursing funds to the Certificate Owners that it represents. None of the Trustee, the Depositor, either Master Servicer, the Special Servicer, the Underwriters or the Initial Purchasers shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law.

            (h) Except as otherwise provided in Section 9.01, whenever the Trustee expects that the final distribution with respect to any Class of Certificates (determined without regard to any possible future reimbursement of any amount of Realized Loss previously allocated to such Class of Certificates) will be made on the next Distribution Date, the Trustee shall, thirty days prior to the final Distribution Date for such Class, post a notice on its Website to the effect that no interest shall accrue on such Certificates from and after the end of the Interest Accrual Period for such Distribution Date.

            Any funds not distributed to any Holder or Holders of Certificates of any Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(h) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trustee, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust hereunder by the Trustee as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01(h).

            (i) Distributions in reimbursement of Realized Loss previously allocated to the Regular Certificates shall be made in the amounts and manner specified in Section 4.01(a) to the Holders of the respective Class otherwise entitled to distributions of interest and principal on such Class on the relevant Distribution Date; provided, however, that all distributions in reimbursement of Realized Loss previously allocated to a Class of Certificates which has since been retired shall be to the prior Holders that surrendered the Certificates of such Class upon retirement thereof and shall be made by check mailed to the address of each such prior Holder last shown in the Certificate Register, and such amounts shall be deemed to have been distributed from REMIC I to REMIC II in each case as such Realized Loss was allocated to the REMIC I pursuant to Section 4.04(c). Notice of any such distribution to a prior Holder shall be made in accordance with Section 10.05 at such last address. The amount of the distribution to each such prior Holder shall be based upon the aggregate Percentage Interest evidenced by the Certificates surrendered thereby. If the check mailed to any such prior Holder is returned uncashed, then the amount thereof shall be set aside and held uninvested in trust for the benefit of such prior Holder, and the Trustee shall attempt to contact such prior Holder in the manner contemplated by Section 4.01(h) as if such Holder had failed to surrender its Certificates.

            (j) The portion of any Uncovered Prepayment Interest Shortfall Amount for any Distribution Date that is allocable to any particular Class of Regular Certificates shall equal the product of:

            (i) the total amount of such Uncovered Prepayment Interest Shortfall Amount, multiplied by

            (ii) a fraction, the numerator of which is the Accrued Certificate Interest Amount with respect to the subject Class of Regular Certificates for such Distribution Date, and the denominator of which is the aggregate Accrued Certificate Interest Amount with respect to all of the Classes of Regular Certificates for such Distribution Date.

            (k) Shortfalls in the Available Distribution Amount resulting from unanticipated Trust Fund indemnification expenses incurred pursuant to Section
6.03 and Section 8.05 shall be allocated to the most subordinate Class of Certificates then outstanding, until the Certificate Balance thereof equals zero, and then to the next most subordinate Class of Certificates then outstanding.

            Section 4.02 Statements to Certificateholders; Certain Other Reports

            (a) On the first Distribution Date in each month, the Trustee shall provide the holder of the Class A-1-A2 Certificate with a report substantially in the form of, and containing the information set forth in, Exhibit E-1 hereto (the "Trustee Remittance Report") in electronic format.

            (b) Based solely on information provided to the Trustee by the Master Servicers pursuant to this Agreement, including, but not limited to,
Section 3.12 and this Section 4.02, the Trustee shall prepare (or cause to be prepared) and, on the first Distribution Date in each month, provide or make available electronically (or, upon request, by first class mail) to each Interested Person, the Rating Agencies, Bloomberg, L.P., the Trepp Group, Charter Research Corporation and Intex Solutions, a statement, with respect to all Classes of Certificates substantially in the form of, and containing the information set forth in, Exhibit E-2 hereto (the "Trustee Report"), detailing the distributions on the Distribution Dates in such month and the performance, both in the aggregate and individually to the extent available, of the Trust Mortgage Loans and the Mortgaged Properties; provided that the Trustee need not deliver to the Depositor, the Master Servicers, the Special Servicer, the Underwriters, the Rating Agencies or the Series 2007-C3 Directing Certificateholder, any Trustee Report that has been made available to such Person via the Trustee's Website as provided below; and provided, further, that the Trustee has no affirmative obligation to discover the identities of Certificate Owners and need only react to Persons claiming to be Certificate Owners in accordance with Section 5.06; and provided, further, that during any period that reports are required to be filed with the Commission with respect to the Trust pursuant to Section 15(d) of the Exchange Act, each recipient of the Trustee Report shall be deemed to have agreed to keep confidential the information therein until such Trustee Report is filed with the Commission, and the Trustee Report (or, if presented via the Trustee's Website, such Website) shall bear a legend to the following effect:

            No recipient shall use or disclose the information contained [in this statement/report/file] [on this website] in any manner which could result in a violation of any provision of the Securities Act of 1933 or the Securities Exchange Act of 1934 or would require registration of any Non-Registered Certificates pursuant to Section 5 of the Securities Act of 1933.

            On the first Distribution Date in each month, the Trustee shall prepare (or cause to be prepared) and, on the first Distribution Date in each month, provide or make available electronically (or, upon request, by first class mail) to each Privileged Person each file and report comprising the CMSA Investor Reporting Package and any other report at the direction of the Depositor, to the extent received by the Trustee since the first Distribution Date in the prior month (or, in the case of the initial Distribution Date, since the Closing Date); provided that during any period that reports are required to be filed with the Commission with respect to the Trust pursuant to Section 15(d) of the Exchange Act, each recipient of such files and reports shall be deemed to have agreed to keep confidential the information in any such file or report until such particular file or report is filed with the Commission.

            The Trustee shall have no obligation to provide the information or reports described in Section 4.02(a) and in this Section 4.02(b) until it has received the requisite information or reports from the Master Servicers provided for herein, and the Trustee shall not be in default hereunder due to a delay in providing the Certificateholder Reports caused by a Master Servicer's or the Special Servicer's failure to timely deliver any information or reports hereunder. None of the Master Servicers, the Special Servicer or the Trustee shall be responsible for the accuracy or completeness of any information supplied to it by a Borrower, each other or a third party, that is included in any reports, statements, materials or information prepared or provided by a Master Servicer, the Special Servicer or the Trustee, as applicable. None of the Trustee, the Master Servicers or the Special Servicer shall have any obligation to verify the accuracy or completeness of any information provided by a Borrower, a third party or each other.

            The Trustee shall make available each month, to any Interested Person, the related Trustee Report via its Website initially located at "www.ctslink.com" In addition, the Trustee shall make available each month, via its Website to the extent received by the Trustee, (i) the Unrestricted Master Servicer Reports, (ii) the CMSA Loan Periodic Update File, the CMSA Loan Setup File, CMSA Bond Level File and the CMSA Collateral Summary File, (iii) any other report at the direction of the Depositor and (iv) as a convenience to the general public (and not in furtherance of the distribution thereof under the securities laws), the Prospectus and this Agreement. The Trustee shall also make available each month, on a restricted basis to any Privileged Person via its Website, to the extent received by the Trustee, (i) the Restricted Master Servicer Reports, (ii) the CMSA Property File and (iii) any other report at the direction of the Depositor. During any period that reports are required to be filed with the Commission with respect to the Trust pursuant to Section 15(d) of the Exchange Act, each recipient of information regarding the Trust on the Trustee's Website shall be deemed to have agreed to keep confidential such information until such information is filed with the Commission, and the Trustee's internet website shall bear a legend to the following effect:

            No recipient shall use or disclose the information contained on this website in any manner which could result in a violation of any provision of the Securities Act of 1933 or the Securities Exchange Act of 1934 or would require registration of any Non-Registered Certificates pursuant to Section 5 of the Securities Act of 1933.

            The Trustee makes no representations or warranties as to the accuracy or completeness of any report, document or other information made available on its internet website and assumes no responsibility therefor. In addition, the Trustee may disclaim responsibility for any information distributed by the Trustee for which it is not the original source.

            In connection with providing access to the Trustee's internet website, the Trustee may require registration and the acceptance of a disclaimer. The Trustee shall not be liable for the dissemination of information in accordance herewith. Questions regarding the Trustee's internet website can be directed to the Trustee's CMBS customer service desk at (866) 846-4526 or such other number as the Trustee may hereinafter specify.

            The Trustee shall be entitled to rely on but shall not be responsible for the content or accuracy of any information provided by third parties for purposes of preparing the Trustee Report and may affix thereto any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

            (c) Within a reasonable period of time after the end of each calendar year, upon request, the Trustee shall prepare, or cause to be prepared, and make available, or upon request, mail to each Person who at any time during the calendar year was a Certificateholder of record, a report summarizing on an annual basis, (if appropriate) the items set forth on pages 2 and 3 of Exhibit E-2 hereto and such other information as may be required to enable such Certificateholder to prepare its federal, state and local income tax returns, including the amount of original issue discount accrued on each Class of Certificates held by Persons other than Holders exempted from the reporting requirements and information regarding the expenses of the Trust. The obligations of the Trustee in the immediately preceding sentence shall be deemed to have been satisfied to the extent that such information is provided pursuant to the applicable requirements of the Code from time to time in force. As soon as practicable following the request of any Certificateholder in writing, the Trustee shall furnish to such Certificateholder such information regarding the Trust Mortgage Loans and the Mortgaged Properties as such Certificateholder may reasonably request and, as has been furnished to, or may otherwise be in the possession of, the Trustee. Each Master Servicer and the Special Servicer shall promptly provide to the Depositor and the Trustee such information regarding the Trust Mortgage Loans and the Mortgaged Properties it services as such party may reasonably request and that has been furnished to, or may otherwise be in the possession of, such Master Servicer or the Special Servicer, as the case may be.

            (d) No less often than on a monthly basis, each Master Servicer and the Special Servicer shall, without charge, make a knowledgeable Servicing Officer available to answer questions from the Series 2007-C3 Directing Certificateholder regarding the performance and servicing of the Trust Mortgage Loans and/or REO Properties for which such Master Servicer or the Special Servicer, as the case may be, is responsible. Each of the Master Servicers and the Special Servicer shall condition such disclosure upon the Series 2007-C3 Directing Certificateholder entering into a reasonable and customary confidentiality agreement reasonably acceptable to such servicer regarding such disclosure to it.

            None of the Master Servicers nor the Special Servicer shall be required to confirm, represent or warrant the accuracy or completeness of any other Person's information or report included in any communication from a Master Servicer or the Special Servicer under this Agreement.

            (e) None of the Master Servicers nor the Special Servicer shall be required to conduct research or obtain information that is not available to such Master Servicer or the Special Servicer, as the case may be, in the ordinary course of its servicing activities hereunder. In addition, none of the Master Servicers nor the Special Servicer shall be required to (i) answer commercially unreasonable questions, (ii) answer questions relating to matters that extend beyond the scope of its duties as a Master Servicer or Special Servicer, as applicable, (iii) answer questions that would, in such Master Servicer's or the Special Servicer's sole discretion, require such Master Servicer or the Special Servicer, as the case may be, to devote an unreasonable amount of time or resources to answer, (iv) disclose information that would violate the terms of any of the Mortgage Loan Documents or applicable law or initiate contact with the Borrowers or third parties except in connection with the ordinary course of its servicing duties hereunder or (v) express opinions or make recommendations under this Section 4.02 (it being understood that each of the Master Servicers and the Special Servicer may limit its responses to factual matters).

            Section 4.03 P&I Advances

            (a) On or before 3:00 p.m., New York City time, on each Master Servicer Remittance Date, each Master Servicer shall, subject to Section 4.03(c), either (i) remit from its own funds to the Trustee for deposit into the Distribution Account an amount equal to the aggregate amount of P&I Advances, if any, to be made by such Master Servicer in respect of its related Servicing Group for the related Distribution Date, (ii) apply amounts held in the Collection Account that are not required to be part of the Available Distribution Amount for such Distribution Date, or (iii) make such P&I Advances in the form of any combination of (i) and (ii) aggregating the total amount of such P&I Advances to be made by such Master Servicer. Any amounts held in the Collection Account not required to be a part of the Available Distribution Amount for such Distribution Date and so used to make P&I Advances in respect of the related Servicing Group shall be appropriately reflected in such Master Servicer's records and replaced by such Master Servicer by deposit in the Collection Account prior to the next succeeding Master Servicer Remittance Date (to the extent not previously replaced through the deposit of Late Collections of the delinquent principal and interest in respect of which such P&I Advances were made). For the avoidance of doubt, no P&I Advances shall be made with respect to any B Loan. If, as of 3:30 p.m., New York City time, on any Master Servicer Remittance Date, a Master Servicer shall not have made any P&I Advance required to be made by it in respect of its Servicing Group on such date pursuant to this Section 4.03(a) (and shall not have delivered to the Trustee the Officer's Certificate and other documentation related to a determination of nonrecoverability of a P&I Advance pursuant to Section 4.03(c)) or, to the actual knowledge of a Responsible Officer of the Trustee, shall not have remitted any other amounts required to be remitted by such Master Servicer on such date, then the Trustee shall provide notice of such failure to such Master Servicer by facsimile transmission as soon as possible, but in any event before 5:00 p.m., New York City time, on such Master Servicer Remittance Date. If after such notice the Trustee does not receive the full amount of such P&I Advances in respect of the related Servicing Group by 11:00 a.m., New York City time, on the related Distribution Date, then the Trustee shall (not later than 12:00 noon, New York City time, on the related Distribution Date) make the portion of such P&I Advances in respect of the related Servicing Group that was required to be, but was not, made or remitted, as the case may be, by such Master Servicer with respect to the related Distribution Date.

            (b) The aggregate amount of P&I Advances to be made by a Master Servicer in respect of the related Servicing Group for any Distribution Date, subject to Section 4.03(c) below, shall equal the aggregate of all Monthly Payments (other than Balloon Payments) and any Assumed Scheduled Payments, in each case net of any related Master Servicing Fees and Workout Fees, due or deemed due, as the case may be, in respect of the Trust Mortgage Loans in such Servicing Group (including Balloon Trust Mortgage Loans delinquent as to their respective Balloon Payments) and any REO Trust Mortgage Loans in such Servicing Group on their respective Due Dates during the related Collection Period, in each case to the extent such amount was not paid by or on behalf of the related Borrower or otherwise collected by or on behalf of the Trust as of the close of business on the related Determination Date; provided that, if an Appraisal Reduction Amount exists with respect to any Trust Mortgage Loan or REO Trust Mortgage Loan in such Servicing Group, then the interest portion of any P&I Advance required to be made in respect of such Trust Mortgage Loan or REO Trust Mortgage Loan, as the case may be, for the related Distribution Date shall be reduced (it being herein acknowledged that there shall be no reduction in the principal portion of such P&I Advance) to equal the product of (i) the amount of the interest portion of such P&I Advance that would otherwise be required to be made in respect of such Trust Mortgage Loan or REO Trust Mortgage Loan, as the case may be, for such Distribution Date without regard to this proviso, multiplied by (ii) a fraction, expressed as a percentage, the numerator of which shall equal the Stated Principal Balance of such Trust Mortgage Loan or REO Trust Mortgage Loan, as the case may be, immediately prior to such Distribution Date, net of the related Appraisal Reduction Amount (in the case of an A Loan in a Mortgage Loan Combination, to the extent allocated to such A Loan herein), and the denominator of which shall equal the Stated Principal Balance of such Trust Mortgage Loan or REO Trust Mortgage Loan, as the case may be, immediately prior to such Distribution Date.

            (c) Notwithstanding anything herein to the contrary, no P&I Advance shall be required to be made hereunder if such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. Also, notwithstanding anything herein to the contrary, no P&I Advance shall be required to be made hereunder in respect of any CBA B Loan or any successor REO B Loan. No Master Servicer shall make any Advance in respect of any Penalty Charge, Yield Maintenance Charge, or Excess Interest.

            (d) Subject to the last two sentences of this Section 4.03(d), each Master Servicer and the Trustee shall be entitled to receive interest at the Reimbursement Rate in effect from time to time, accrued on the amount of each P&I Advance made thereby (with its own funds), for so long as such P&I Advance is outstanding (or, if such P&I Advance was made prior to the end of any grace period applicable to the subject delinquent Monthly Payment, for so long as such P&I Advance is outstanding following the end of such grace period). Such interest with respect to any P&I Advance shall be payable: (i) first, out of any Penalty Charges subsequently collected on the particular Trust Mortgage Loan or REO Trust Mortgage Loan as to which such P&I Advance relates; and (ii) then, after such P&I Advance is reimbursed, but only if and to the extent that such Penalty Charges are insufficient to cover such Advance Interest, out of general collections on the Trust Mortgage Loans and REO Properties on deposit in the Collection Account; provided that interest earned on any P&I Advances made with respect to the A Loan of a Mortgage Loan Combination or any successor REO Trust Mortgage Loan in respect thereof shall be payable out of the related Mortgage Loan Combination Custodial Account, to the maximum extent permitted by the related Intercreditor Agreement, before being paid out of general collections on the Mortgage Pool on deposit in the Collection Account. Each Master Servicer shall reimburse itself or the Trustee, as applicable, for any outstanding P&I Advance made in respect of any Trust Mortgage Loan or REO Trust Mortgage Loan in its Servicing Group, as soon as practically possible after funds available for such purpose are deposited in the Collection Account. Notwithstanding the foregoing, upon a determination that a P&I Advance previously made with respect to the Mortgage Pool is a Nonrecoverable P&I Advance, the applicable Master Servicer may reimburse itself or the Trustee, as applicable, immediately from general collections in such Master Servicer's Collection Account (and, solely to the extent amounts in such Master Servicer's Collection Account are not sufficient, from general collections in the other Master Servicer's Collection Account), such reimbursement to be made first from the Loan Group as to which the Nonrecoverable P&I Advance relates and then out of the other Loan Group. Notwithstanding the foregoing, instead of obtaining reimbursement out of general collections on the Mortgage Pool immediately (as contemplated by Section 3.05(a)(vi)), the applicable Master Servicer or the Trustee, as applicable, may, in its sole discretion, elect to obtain reimbursement for such Nonrecoverable P&I Advance over a period of time (not to exceed 12 months without the consent of the Series 2007-C3 Directing Certificateholder) and the unreimbursed portion of such P&I Advance will accrue interest at the Reimbursement Rate in effect from time to time. At any time after such a determination to obtain reimbursement over time in accordance with the preceding sentence, the applicable Master Servicer or the Trustee, as applicable, may, in its sole discretion, decide to obtain reimbursement immediately. The applicable Master Servicer's or the Trustee's, as applicable, agreement to defer reimbursement of any Nonrecoverable P&I Advance as set forth above is an accommodation to the Certificateholders and shall not be construed as an obligation on the part of the applicable Master Servicer or the Trustee, as applicable, or a right of the Certificateholders. Nothing herein shall be deemed to create in the Certificateholders a right to prior payment of distributions over a Master Servicer's or the Trustee's, as applicable, right to reimbursement for P&I Advances (deferred or otherwise). The fact that a decision to recover such Nonrecoverable P&I Advance over time, or not to do so, benefits some Classes of Certificateholders to the detriment of other Classes shall not constitute a violation of the Servicing Standard by the applicable Master Servicer or a breach of any fiduciary duty owed to the Certificateholders by the Trustee, or a breach of any other contractual obligation owed to the Certificateholders by any party to this Agreement. In no event shall interest accrue in accordance with this Section 4.03(d) on any P&I Advance as to which the corresponding Late Collection was received by or on behalf of the Trust as of the related Master Servicer Remittance Date. In addition, a Master Servicer shall not be entitled to Advance Interest on any particular P&I Advance made thereby to the extent a payment is received but is being held by or on behalf of such Master Servicer in suspense.

            Section 4.04 Allocation of Realized Losses and Additional Trust Fund Expenses

            (a) On the first Distribution Date in each month, following the distributions to Certificateholders to be made on such date pursuant to Section 4.01, the Trustee (taking into account amounts to be distributed on the second Distribution Date in such month) shall determine the amount, if any, by which
(i) the then aggregate of the Class Principal Balances of all the Classes of Principal Balance Certificates, exceeds (ii) the aggregate Stated Principal Balance (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for payments of principal collected on the Trust Mortgage Loans that were used to reimburse any Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts pursuant to Section 3.05(a)(vi), other than Total Principal Distribution Amounts used to reimburse Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts with respect to Trust Mortgage Loans for which a Final Recovery Determination has been made) of the Mortgage Pool that will be outstanding immediately following such Distribution Date. If such excess does exist, then the respective Class Principal Balances of the Principal Balance Certificates will be reduced sequentially, in the following order, until such excess is reduced to zero: first, the Class Principal Balance of the Class T Certificates, until such Class Principal Balance is reduced to zero; second, the Class Principal Balance of the Class S Certificates, until such Class Principal Balance is reduced to zero; third, the Class Principal Balance of the Class Q Certificates, until such Class Principal Balance is reduced to zero; fourth, the Class Principal Balance of the Class P Certificates, until such Class Principal Balance is reduced to zero; fifth, the Class Principal Balance of the Class O Certificates, until such Class Principal Balance is reduced to zero; sixth, the Class Principal Balance of the Class N Certificates, until such Class Principal Balance is reduced to zero; seventh, the Class Principal Balance of the Class M Certificates, until such Class Principal Balance is reduced to zero; eighth, the Class Principal Balance of the Class L Certificates, until such Class Principal Balance is reduced to zero; ninth, the Class Principal Balance of the Class K Certificates, until such Class Principal Balance is reduced to zero; tenth, the Class Principal Balance of the Class J Certificates, until such Class Principal Balance is reduced to zero; eleventh, the Class Principal Balance of the Class H Certificates, until such Class Principal Balance is reduced to zero; twelfth, the Class Principal Balance of the Class G Certificates, until such Class Principal Balance is reduced to zero; thirteenth, the Class Principal Balance of the Class F Certificates, until such Class Principal Balance is reduced to zero; fourteenth, the Class Principal Balance of the Class E Certificates, until such Class Principal Balance is reduced to zero; fifteenth, the Class Principal Balance of the Class D Certificates, until such Class Principal Balance is reduced to zero; sixteenth, the Class Principal Balance of the Class C Certificates, until such Class Principal Balance is reduced to zero; seventeenth, the Class Principal Balance of the Class B Certificates, until such Class Principal Balance is reduced to zero; eighteenth, the Class Principal Balance of the Class A-J Certificates, until such Class Principal Balance is reduced to zero; ninteenth, the Class Principal Balance of the Class A-M Certificates, until each such Class Principal Balance is reduced to zero; and twentieth, the respective Class Principal Balances of the Class A-1 Certificates, the Class A-2 Certificates, Class A-3 Certificates, Class A-AB Certificates, Class A-4 Certificates, Class A-1-A1 and Class A-1-A2 Certificates (on a pro rata basis in accordance with the relative sizes of such Class Principal Balances), until such Class Principal Balances are reduced to zero. All such reductions in the Class Principal Balances of the respective Classes of the Principal Balance Certificates shall constitute allocations of Realized Losses and Additional Trust Fund Expenses. Any Realized Loss allocated to a Class of Certificates will be allocated among respective Certificates of such Class in proportion to the Percentage Interests evidenced thereby.

            (b) [Reserved]

            (c) With respect to any Distribution Date, any Realized Loss allocated to a Class of Certificates pursuant to Section 4.04(b) with respect to such Distribution Date shall reduce the REMIC I Principal Amounts of the Corresponding Uncertificated REMIC I Interest as a write-off.

            Section 4.05 Calculations

            Provided that the Trustee receives the necessary information from the Master Servicers and/or the Special Servicer, the Trustee shall be responsible for performing all calculations necessary in connection with the actual and deemed distributions to be made pursuant to Section 4.01, the preparation of the reports pursuant to Sections 4.02(a) and 4.02(b) and the actual and deemed allocations of Realized Losses and Additional Trust Fund Expenses to be made pursuant to Section 4.04. The Trustee shall calculate the Available Distribution Amount for the first Distribution Date in each month and shall allocate such amounts among Certificateholders in accordance with this Agreement. Absent actual knowledge of an error therein, the Trustee shall have no obligation to recompute, recalculate or otherwise verify any information provided to it by the Master Servicers. The calculations by the Trustee contemplated by this Section 4.05 shall, in the absence of manifest error, be presumptively deemed correct for all purposes hereunder.

            Section 4.06 Grantor Trust Reporting

            The parties intend that the portions of the Trust Fund consisting of the (i) Excess Interest and related amounts in the Excess Interest Distribution Account and (ii) the Broker Strip Interest and related amounts in the Collection Account shall constitute, and that the affairs of such portions of the Trust Fund shall be conducted so as to cause such portions to be treated as a Grantor Trust. In furtherance of such intention, the Trustee shall not vary the investment of the beneficial owners in the assets of the Grantor Trust with a view to taking advantage of fluctuations in market rates of interest to improve their rates of return. In addition, the Trustee shall make available to the Class V Certificateholders and the Broker Strip Payees, and shall file or cause to be filed with the Internal Revenue Service, such information returns, schedules and other information, together with Form 1041 (or, in the event the Grantor Trust is a WHFIT, information will be provided on Form 1099) or such other form as may be applicable, at the time and in the manner required by the Code, indicating their respective shares of income and deductions with respect to such portions, as such amounts accrue or are received, as the case may be.

            The Grantor Trust is a WHFIT that is a WHMT. The Trustee will report as required under the WHFIT Regulations to the extent such information as is reasonably necessary to enable the Trustee to do so is provided to the Trustee on a timely basis. The Trustee is hereby directed to assume that The Depository Trust Company is the only "middleman" as defined by the WHFIT Regulations unless the Depositor provides the Trustee with the identities of other "middlemen" that are Certificateholders. The Trustee shall be entitled to rely on the first sentence of this paragraph and shall be entitled to indemnification in accordance with the terms of this Agreement in the event that the Internal Revenue Service makes a determination that the first sentence of this paragraph is incorrect.

            The Trustee, in its discretion, shall report required WHFIT information using either the cash or accrual method, except to the extent the WHFIT Regulations specifically require a different method. The Trustee shall be under no obligation to determine whether any Certificateholder uses the cash or accrual method. The Trustee shall make available WHFIT information to Certificateholders annually. In addition, the Trustee shall not be responsible or liable for providing subsequently amended, revised or updated information to any Certificateholder, unless requested by the Certificateholder.

            The Trustee shall not be liable for failure to meet the reporting requirements of the WHFIT Regulations nor for any penalties thereunder if such failure is due to: (i) the lack of reasonably necessary information being provided to the Trustee, (ii) incomplete, inaccurate or untimely information being provided to the Trustee or (iii) the inability of the Trustee, after good faith efforts, to alter its existing information reporting systems to capture information necessary to fully comply with the WHFIT Regulations for the 2007 calendar year. Each owner of a class of securities representing, in whole or in part, beneficial ownership of an interest in a WHFIT, by acceptance of its interest in such class of securities, will be deemed to have agreed to provide the Trustee with information regarding any sale of such securities, including the price, amount of proceeds and date of sale. Absent receipt of information regarding any sale of Certificates, including the price, amount of proceeds and date of sale from the beneficial owner thereof or the Depositor, the Trustee shall assume there is no secondary market trading of WHFIT interests.

            To the extent required by the WHFIT Regulations, the Trustee shall use reasonable efforts to publish on an appropriate website the CUSIPs for the Certificates that represent ownership of a WHFIT. The CUSIPs so published will represent the Rule 144A CUSIPs. The Trustee shall make reasonable good faith efforts to keep the website accurate and updated to the extent CUSIPs have been received. Absent the receipt of a CUSIP, the Trustee will use a reasonable identifier number in lieu of a CUSIP. The Trustee shall not be liable for investor reporting delays that result from the receipt of inaccurate or untimely CUSIP information.

            The Trustee shall be entitled to additional reasonable compensation for changes in reporting required in respect of the WHFIT Regulations that arise as a result of a change in the WHFIT Regulations or a change in interpretation of the WHFIT Regulations by the IRS or the Depositor or its counsel, if such change requires, in the Trustee's sole discretion, a material increase in the Trustee's reporting obligations in respect of the related Grantor Trust.

                                   ARTICLE V

                                THE CERTIFICATES

            Section 5.01 The Certificates

            (a) The Certificates shall consist of 30 Classes with the following respective alphabetic or alphanumeric Class designations: "A-X," "A-1," "A-2," "A-3," "A-AB," "A-4," "A-1-A1," "A-1-A2," "A-M," "A- J," "B," "C," "D," "E,"
"F," "G," "H," "J," "K," "L," "M," "N," "O," "P," "Q," "S,", "T," "R," "LR" and
"V", respectively. Any reference in any other section or subsection of this Agreement to any Certificate or Certificates preceded by a Class designation shall be to a Certificate or Certificates of the Class so designated in this
Section 5.01(a).

            (b) The Certificates will be substantially in the respective forms attached hereto as Exhibits A-1 through A-5; provided, however, that any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage. The Certificates will be issuable in registered form only; provided, however, that in accordance with
Section 5.03 beneficial ownership interests in the Regular Certificates, other than the Class A-1-A2 Certificate and a portion of the Class F Certificates, initially shall (and, at the option of the Depositor, following the Closing Date, all or a portion of any other Class of Certificates may) be held and transferred through the book-entry facilities of the Depository. The Class A-1-A2 Certificate shall be held and a portion of the Class F Certificates shall initially be held in fully registered, physical form. The Regular Certificates will be issuable only in denominations corresponding to initial Certificate Balances (or, in the case of the Interest Only Certificates, initial Certificate Notional Amounts) as of the Closing Date of not less than $10,000 and any whole dollar denomination in excess thereof. The Class R, Class LR and Class V Certificates will be issuable only in denominations representing Percentage Interests in the related Class of not less than 10.0%.

            (c) The Certificates shall be executed by manual or facsimile signature on behalf of the Trustee in its capacity as trustee by an authorized signatory. Certificates bearing the manual or facsimile signatures of individuals who were at any time the authorized signatory of the Trustee shall be entitled to all benefits under this Agreement, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, however, unless there appears on such Certificate a certificate of authentication substantially in the form provided for herein executed by the Certificate Registrar by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication.

            Section 5.02 Registration of Transfer and Exchange of Certificates

            (a) At all times during the term of this Agreement, there shall be maintained at the office of the Certificate Registrar a Certificate Register in which, subject to such reasonable regulations as the Certificate Registrar (located as of the Closing Date at Wells Fargo Center, Sixth Street and Marquette Avenue, Minneapolis, Minnesota, 55479-0113), may prescribe, the Certificate Registrar shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. The Trustee is hereby initially appointed (and hereby agrees to act in accordance with the terms hereof) as Certificate Registrar for the purpose of registering Certificates and transfers and exchanges of Certificates as herein provided. The Trustee may appoint, by a written instrument delivered to the other parties hereto, any other bank or trust company to act as Certificate Registrar under such conditions as the Trustee may prescribe; provided that the Trustee shall not be relieved of any of its duties or responsibilities hereunder as Certificate Registrar by reason of such appointment. If the Trustee resigns or is removed in accordance with the terms hereof, the successor trustee shall immediately succeed to its predecessor's duties as Certificate Registrar. The Depositor, the Master Servicers and the Special Servicer shall each have the right to inspect the Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Certificate Registrar as to the information set forth in the Certificate Register.

            If three or more Certificateholders make a written request to the Trustee, and such request states that such Certificateholders desire to communicate with other Certificateholders with respect to their rights under this Agreement or under the Certificates and is accompanied by a copy of the communication that such requesting Certificateholders propose to transmit, then the Trustee shall, within 30 days after the receipt of such request, afford (or cause any other Certificate Registrar to afford) the requesting Certificateholders access during normal business hours to, or deliver to the requesting Certificateholders a copy of, the most recent list of Certificateholders held by the Certificate Registrar (which list shall be current as of a date no earlier than 30 days prior to the Trustee's receipt of such request). Every Certificateholder, by receiving such access, acknowledges that neither the Certificate Registrar nor the Trustee will be held accountable in any way by reason of the disclosure of any information as to the names and addresses of any Certificateholder regardless of the source from which such information was derived.

            (b) No transfer, sale, pledge or other disposition of any Non-Registered Certificate or interest therein shall be made unless that transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

            If a transfer of any Non-Registered Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a transfer of such Non-Registered Certificate by the Depositor or an Affiliate of the Depositor or, in the case of a Global Certificate, any transfer of such Certificate to a successor Depository or, in the case of a Definitive Certificate issued with respect to a Global Certificate, any transfer of such Certificate to the applicable Certificate Owner in accordance with Section 5.03(c)), then the Certificate Registrar shall refuse to register such transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached hereto as Exhibit F-1A; or (ii) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached hereto as Exhibit F-1B and a certificate from such Certificateholder's prospective Transferee substantially in the form attached hereto either as Exhibit F-2A or as Exhibit F-2B; or (iii) an Opinion of Counsel satisfactory to the Trustee to the effect that such transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust or of the Depositor, the applicable Master Servicer, the Special Servicer, the Trustee or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such transfer from the Certificateholder desiring to effect such transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based.

            Each Global Certificate shall be deposited with the Trustee as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository.

            If a transfer of an interest in any Rule 144A Global Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a transfer of an interest in such Rule 144A Global Certificate by the Depositor or an Affiliate of the Depositor), then (except as provided in the next succeeding paragraph or in the penultimate paragraph of this Section 5.02(b)) the Certificate Owner desiring to effect such transfer shall require from its prospective Transferee:
(i) a certificate substantially in the form attached as Exhibit F-2C hereto; or
(ii) an Opinion of Counsel to the effect that the prospective Transferee is a Qualified Institutional Buyer and such transfer may be made without registration under the Securities Act. Except as provided in the next succeeding paragraph or in the penultimate paragraph of this Section 5.02(b), any interest in a Rule 144A Global Certificate shall not be transferred to any Person other than a Qualified Institutional Buyer that takes delivery in the form of an interest in such Rule 144A Global Certificate. If any Transferee of an interest in a Rule 144A Global Certificate does not, in connection with the subject transfer, deliver to the Transferor the Opinion of Counsel or the certification described in the second preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit F-2C hereto are, with respect to the subject transfer, true and correct.

            Notwithstanding the preceding paragraph, any interest in any Rule 144A Global Certificate may be transferred (without delivery of any certificate or Opinion of Counsel described in clauses (i) and (ii) of the first sentence of the preceding paragraph) to any Person who takes delivery in the form of a beneficial interest in the Regulation S Global Certificate for the same Class as such Rule 144A Global Certificate upon delivery to the Certificate Registrar and the Trustee of (i) a certificate from the Certificate Owner desiring to effect such transfer substantially in the form attached hereto as Exhibit F-1D and a certificate from such Certificate Owner's prospective Transferee substantially in the form attached hereto as Exhibit F-2D and (ii) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and/or Euroclear to direct the Trustee to debit the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry Certificates, as applicable, to be transferred. Upon delivery to the Trustee of such certifications and such orders and instructions, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Rule 144A Global Certificate with respect to the subject Class of Book-Entry Certificates, as applicable, and increase the denomination of the Regulation S Global Certificate for such Class, by the denomination of the beneficial interest in such Class specified in such orders and instructions.

            Except as provided in the next succeeding paragraph or in the penultimate paragraph of this Section 5.02(b), beneficial interests in any Regulation S Global Certificate shall not be transferred to any Person other than a non-United States Securities Person that takes delivery in the form of a beneficial interest in such Regulation S Global Certificate, and the Certificate Owner desiring to effect such transfer shall be required to obtain from such prospective Transferee a certification substantially in the form attached hereto as Exhibit F-2D. On or prior to the Release Date, beneficial interests in any Regulation S Global Certificate may be held only through Euroclear or Clearstream.

            Notwithstanding the preceding paragraph, any interest in any Regulation S Global Certificate may be transferred (without delivery of any certificate described in the first sentence of the preceding paragraph) to any Person who takes delivery in the form of a beneficial interest in the Rule 144A Global Certificate for the same Class as such Regulation S Global Certificate upon delivery to the Certificate Registrar and the Trustee of (i) a certificate from the Certificate Owner desiring to effect such transfer substantially in the form attached hereto as Exhibit F-1C and a certificate from such Certificate Owner's prospective Transferee substantially in the form attached hereto as Exhibit F-2C and (ii) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and/or Euroclear to direct the Trustee to debit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry Certificates, as applicable, to be transferred. Upon delivery to the Trustee of such certifications and such orders and instructions, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Regulation S Global Certificate with respect to the subject Class of Book-Entry Certificates, as applicable, and increase the denomination of the Rule 144A Global Certificate for such Class, by the denomination of the beneficial interest in such Class specified in such orders and instructions.

            Notwithstanding the foregoing, any interest in a Global Certificate may be transferred by any Certificate Owner holding such interest to any Institutional Accredited Investor (other than a Qualified Institutional Buyer) that takes delivery in the form of a Definitive Certificate of the same Class as such Global Certificate upon delivery to the Certificate Registrar and the Trustee of (i) such certifications and/or opinions as are contemplated by the second paragraph of this Section 5.02(b) and (ii) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and/or Euroclear to direct the Trustee to debit the account of a Depository Participant by the denomination of the transferred interests in such Global Certificate. Upon delivery to the Certificate Registrar of the certifications and/or opinions contemplated by the second paragraph of this
Section 5.02(b), the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the subject Global Certificate, and cause a Definitive Certificate of the same Class as such Global Certificate, and in a denomination equal to the reduction in the denomination of such Global Certificate, to be executed, authenticated and delivered in accordance with this Agreement to the applicable Transferee.

            None of the Depositor, the Trustee or the Certificate Registrar is obligated to register or qualify any Class of Non-Registered Certificates under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer of any Non-Registered Certificate or interest therein without registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a transfer, sale, pledge or other disposition of any Non-Registered Certificate or interest therein shall, and does hereby agree to, indemnify the Depositor, the Initial Purchaser, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar against any liability that may result if such transfer, sale, pledge or other disposition is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

            (c) No transfer of any Certificate or interest therein shall be made to a Plan or to any Person who is directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of such Certificate or interest therein by the prospective Transferee would result in a violation of Sections 406 or 407 of ERISA or Section 4975 of the Code or Similar Law or would result in the imposition of an excise tax under Section 4975 of the Code (or, in the case of a governmental plan, would not result in a violation of applicable Similar Law).

            Except in connection with the initial issuance of the Certificates or any transfer of a Non-Registered Certificate by the Depositor or an Affiliate of the Depositor or, in the case of a Global Certificate, any transfer of such Certificate to a successor Depository or, in the case of a Definitive Certificate issued with respect to a Global Certificate, any transfer of such Certificate to the applicable Certificate Owner in accordance with Section 5.03(c), the Certificate Registrar shall refuse to register the transfer of a Non-Registered Certificate unless it has received from the prospective Transferee one of the following: (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan or a governmental plan subject to Similar Law; or (ii) except in the case of a Class R, Class LR or Class V Certificate, a certification to the effect that the purchase and continued holding of such Certificate by such prospective Transferee is exempt from the prohibited transaction provisions of Section 406 and 407 of ERISA and Section 4975 of the Code by reason of Sections I and III of Prohibited Transaction Class Exemption 95-60; or (iii) in the case of a Non-Registered Certificate (other than a Class R, Class LR or Class V Certificate) that is rated investment grade by at least one of the Rating Agencies and is being acquired by or on behalf of a Plan in reliance on PTE 89-90 (or comparable exemption under Similar Law), a certification to the effect that such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, any Exemption-Favored Party, the Depositor, any Mortgage Loan Seller, either Master Servicer, the Special Servicer, any Primary Servicer, any Sub-Servicer, or any Borrower with respect to Trust Mortgage Loans constituting more than 5% of the aggregate unamortized principal of all the Trust Mortgage Loans determined as of the Closing Date, or by any Affiliate of such Person, and (Z) agrees that it will obtain from each of its Transferees a written representation that such Transferee, if a Plan, satisfies the requirements of the immediately preceding clauses (iii)(X) and (iii)(Y), together with a written agreement that such Transferee will obtain from each of its Transferees that are Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses (iii)(X) and (iii)(Y); or (iv) in the case of a governmental plan subject to Similar Law, a certification that the purchase and holding of such Certificate by the governmental plan would not result in a violation of, or imposition of tax under, such Similar Law; or (v) except in the case of a Class R Class LR or Class V Certificate, a certification of facts and an Opinion of Counsel (which Opinion of Counsel shall not be an expense of the Trustee, the Certificate Registrar or the Trust) which otherwise establish to the reasonable satisfaction of the Trustee that such transfer will not result in a violation of Sections 406 or 407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the Code (or, in the case of a governmental plan, would not result in a violation of applicable Similar Law). It is hereby acknowledged that the form of certification attached hereto as Exhibit G-1 is acceptable for purposes of the preceding sentence.

            Except in connection with the initial issuance of the Certificates or any transfer of an interest in a Book-Entry Non-Registered Certificate by the Depositor or an Affiliate of the Depositor, the Certificate Owner desiring to effect a transfer of an interest in a Book-Entry Non-Registered Certificate shall obtain from its prospective Transferee one of the following: (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing such interest in such Certificate on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan or a governmental plan subject to Similar Law; or (ii) except in the case of a Class R, Class LR or Class V Certificate, a certification to the effect that the purchase and continued holding of an interest in such Certificate by such prospective Transferee is exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and Section 4975 of the Code by reason of Sections I and III of Prohibited Transaction Class Exemption 95-60; or (iii) if such Certificate is not a Class R, Class LR or Class V Certificate, if such Certificate is rated investment grade by at least one of the Rating Agencies and if the interest in such Certificate is being acquired by or on behalf of a Plan in reliance on PTE 89-90, a certification to the effect that such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the Depositor, any Mortgage Loan Seller, either Master Servicer, the Special Servicer, any Primary Servicer, any Sub-Servicer, or any Borrower with respect to Trust Mortgage Loans constituting more than 5% of the aggregate unamortized principal of all the Trust Mortgage Loans determined as of the Closing Date, or by any Affiliate of such Person, and (Z) agrees that it will obtain from each of its Transferees a written representation that such Transferee, if a Plan, satisfies the requirements of the immediately preceding clauses (iii)(X) and (iii)(Y), together with a written agreement that such Transferee will obtain from each of its Transferees that are Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses (iii)(X) and (iii)(Y); or (iv) in the case of a governmental plan subject to Similar Law, a certification that the purchase and holding of such Certificate by the governmental plan would not result in a violation of, or imposition of tax under, such Similar Law; or (v) except in the case of a Class R, Class LR or Class V Certificate, a certification of facts and an Opinion of Counsel to the effect that such transfer will not result in a violation of Sections 406 or 407 of ERISA, Section 4975 of the Code or Similar Law or result in the imposition of an excise tax under Section 4975 of the Code (or, in the case of a governmental plan, would not result in a violation of applicable Similar Law). It is hereby acknowledged that the form of certification attached hereto as Exhibit G-2 is acceptable for purposes of the preceding sentence.

            Each Transferee of any Registered Certificate or interest therein or of an interest in any Book-Entry Non-Registered Certificate shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and continued holding of such Certificate or interest therein by such Transferee is exempt from the prohibited transaction provisions of Section 406 and 407 of ERISA, Section 4975 of the Code and Similar Law.

            (d) (i) Each Person who has or acquires any Ownership Interest in a Class R or Class LR Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Trustee under clause (d)(ii) below to deliver payments to a Person other than such Person and, further, to negotiate the terms of any mandatory disposition and to execute all instruments of Transfer and do all other things necessary in connection with any such disposition. The rights of each Person acquiring any Ownership Interest in a Class R or Class LR Certificate are expressly subject to the following provisions:

                  (A) Each Person holding or acquiring any Ownership Interest in a Class R or Class LR Certificate shall be a Permitted Transferee and shall promptly notify the Trustee of any change or impending change in its status as a Permitted Transferee.

                  (B) In connection with any proposed Transfer of any Ownership
            Interest in a Class R or Class LR Certificate, the Certificate Registrar shall require delivery to it, and shall not register the Transfer of any Class R or Class LR Certificate until its receipt, of an affidavit and agreement substantially in the form attached hereto as Exhibit H-1 (a "Transfer Affidavit and Agreement"), from the proposed Transferee, representing and warranting, among other things, that such Transferee is a Permitted Transferee, that it is not acquiring its Ownership Interest in the Class R or Class LR Certificate that is the subject of the proposed Transfer as a nominee, trustee or agent for any Person that is not a Permitted Transferee, that for so long as it retains its Ownership Interest in a Class R or Class LR Certificate it will endeavor to remain a Permitted Transferee, and that it has reviewed the provisions of this Section 5.02(d) and agrees to be bound by them.

                  (C) Notwithstanding the delivery of a Transfer Affidavit and
            Agreement by a proposed Transferee under clause (B) above, if a Responsible Officer of either the Trustee or the Certificate Registrar has actual knowledge that the proposed Transferee is not a Permitted Transferee, no Transfer of an Ownership Interest in a Class R or Class LR Certificate to such proposed Transferee shall be effected.

                  (D) Each Person holding or acquiring any Ownership Interest in a Class R Certificate shall agree (1) to require a Transfer Affidavit and Agreement in the form attached hereto as Exhibit H-1 from any prospective Transferee to whom such Person attempts to transfer its Ownership Interest in such Class R or Class LR Certificate and (2) not to transfer its Ownership Interest in such Class R or Class LR Certificate unless it provides to the Certificate Registrar and the Trustee a certificate substantially in the form attached hereto as Exhibit H-2 stating that, among other things, it has no actual knowledge that such prospective Transferee is not a Permitted Transferee.

                  (E) Each Person holding or acquiring an Ownership Interest in a Class R or Class LR Certificate, by purchasing such Ownership Interest, agrees to give the Trustee written notice that it is a "pass-through interest holder" within the meaning of temporary Treasury regulations section 1.67-3T(a)(2)(i)(A) immediately upon acquiring an Ownership Interest in a Class R or Class LR Certificate if it is, or is holding an Ownership Interest in a Class R or Class LR Certificate on behalf of, a "pass-through interest holder."

            (ii) If any purported Transferee shall become a Holder of a Class R or Class LR Certificate in violation of the provisions of this Section 5.02(d), then the last preceding Holder of such Class R or Class LR Certificate that was in compliance with the provisions of this Section 5.02(d) shall be restored, to the extent permitted by law, to all rights as Holder thereof retroactive to the date of registration of such Transfer of such Class R or Class LR Certificate. None of the Depositor, the Trustee or the Certificate Registrar shall be under any liability to any Person for any registration of Transfer of a Class R or Class LR Certificate that is in fact not permitted by this Section 5.02(d) or for making any payments due on such Certificate to the Holder thereof or for taking any other action with respect to such Holder under the provisions of this Agreement.

            If any purported Transferee shall become a Holder of a Class R or Class LR Certificate in violation of the restrictions in this Section 5.02(d), then, to the extent that retroactive restoration of the rights of the preceding Holder of such Class R or Class LR Certificate as described in the preceding paragraph of this clause (d)(ii) shall be invalid, illegal or unenforceable, the Trustee shall have the right, but not the obligation, to cause the transfer of such Class R or Class LR Certificate to a Permitted Transferee selected by the Trustee on such terms as the Trustee may choose, and the Trustee shall not be liable to any Person having an Ownership Interest in such Class R or Class LR Certificate or any other Person as a result of its exercise of such discretion. Such purported Transferee shall promptly endorse and deliver such Class R or Class LR Certificate in accordance with the instructions of the Trustee. Such Permitted Transferee may be the Trustee itself or any Affiliate of the Trustee.

            (iii) The Trustee shall make available to the IRS and to those Persons specified by the REMIC Provisions all information furnished to it by the other parties hereto necessary to compute any tax imposed (A) as a result of the Transfer of an Ownership Interest in a Class R or Class LR Certificate to any Person who is a Disqualified Organization, including the information described in Treasury regulations sections 1.860D-1(b)(5) and 1.860E-2(a)(5) with respect to the "excess inclusions" for a Class R or Class LR Certificate and (B) as a result of any regulated investment company, real estate investment trust, common trust fund, partnership, trust, estate or organization described in Section 1381 of the Code that holds an Ownership Interest in a Class R or Class LR Certificate having as among its record holders at any time any Person which is a Disqualified Organization, and each of the other parties hereto shall furnish to the Trustee all information in its possession necessary for the Trustee to discharge such obligation. The Person holding such Ownership Interest shall be responsible for the reasonable compensation of the Trustee for providing such information.

            (iv) The provisions of this Section 5.02(d) set forth prior to this clause (iv) may be modified, added to or eliminated; provided that there shall have been delivered to the Trustee the following:

                  (A) written confirmation from each Rating Agency to the effect that the modification of, addition to or elimination of such provisions will not result in an Adverse Rating Event with respect to any Class of Rated Certificates; and

                  (B) an Opinion of Counsel, in form and substance satisfactory to the Trustee, obtained at the expense of the party seeking such modification of, addition to or elimination of such provisions (but in no event at the expense of the Trustee or the Trust), to the effect that doing so will not (1) cause either REMIC Pool to cease to qualify as a REMIC or be subject to an entity-level tax caused by the Transfer of any Class R or Class LR Certificate to a Person which is not a Permitted Transferee or (2) cause a Person other than the prospective Transferee to be subject to a REMIC-related tax caused by the Transfer of a Class R or Class LR Certificate to a Person that is not a Permitted Transferee.

            (e) If a Person is acquiring any Non-Registered Certificate as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Certificate Registrar a certification to the effect that, and such other evidence as may be reasonably required by the Trustee to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the applicable foregoing acknowledgments, representations, warranties, certifications and/or agreements with respect to each such account as set forth in subsections (b), (c) and/or (d), as appropriate, of this Section 5.02.

            (f) Subject to the preceding provisions of this Section 5.02, upon surrender for registration of transfer of any Certificate at the offices of the Certificate Registrar maintained for such purpose, the Trustee shall execute and the Certificate Registrar shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates of authorized denominations of the same Class evidencing a like aggregate Percentage Interest.

            (g) At the option of any Holder, its Certificates may be exchanged for other Certificates of authorized denominations of the same Class evidencing a like aggregate Percentage Interest, upon surrender of the Certificates to be exchanged at the offices of the Certificate Registrar maintained for such purpose. Whenever any Certificates are so surrendered for exchange, the Trustee shall execute and the Certificate Registrar shall authenticate and deliver the Certificates which the Certificateholder making the exchange is entitled to receive.

            (h) Every Certificate presented or surrendered for transfer or exchange shall (if so required by the Certificate Registrar) be duly endorsed by, or be accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing.

            (i) No service charge shall be imposed for any transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            (j) All Certificates surrendered for transfer and exchange shall be physically canceled by the Certificate Registrar, and the Certificate Registrar shall dispose of such canceled Certificates in accordance with its standard procedures.

            (k) The Certificate Registrar or the Trustee shall provide to each of the other parties hereto, upon reasonable written request and at the expense of the requesting party, an updated copy of the Certificate Register.

            (l) Notwithstanding any other provision of this Agreement, the Certificate Registrar and the Trustee shall comply with all federal withholding requirements respecting payments to Certificateholders of interest or original issue discount that the Trustee reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for such withholding. If the Certificate Registrar or the Trustee does withhold any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Trustee shall indicate the amount withheld to such Certificateholders. Such amounts shall be deemed to have been distributed to such Certificateholders for all purposes of this Agreement.

            Section 5.03 Book-Entry Certificates

            (a) The Regular Certificates shall, in the case of each Class thereof, other than the Class A-1-A2 Certificate and a portion of the Class F Certificates, initially be issued (and, at the option of the Depositor, subsequent to the Closing Date, all or any portion of any other Class of Certificates may be issued) as one or more Certificates registered in the name of the Depository or its nominee and, except as provided in Section 5.02(b) or
Section 5.03(c), transfer of such Certificates may not be registered by the Certificate Registrar unless such transfer is to a successor Depository that agrees to hold such Certificates for the respective Certificate Owners with Ownership Interests therein. Such Certificate Owners shall hold and, subject to
Section 5.02, transfer their respective Ownership Interests in and to such Certificates through the book-entry facilities of the Depository; and, except as provided in Section 5.02(b) or Section 5.03(c) below, such Certificate Owners shall not be entitled to fully registered, physical Certificates ("Definitive Certificates") in respect of such Ownership Interests. All transfers by Certificate Owners of their respective Ownership Interests in the Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or indirect participating brokerage firm representing each such Certificate Owner. Each Depository Participant shall only transfer the Ownership Interests in the Book-Entry Certificates of Certificate Owners it represents or of indirect participating brokerage firms for which it acts as agent in accordance with the Depository's normal procedures. The Trustee shall have no responsibility to monitor or restrict the transfer of any ownership interest in a Book-Entry Certificate transferable through the book-entry facilities of the Depository.

            (b) Except as expressly provided to the contrary herein, the Depositor, the Master Servicers, the Special Servicer, the Trustee and the Certificate Registrar may for all purposes, including the making of payments due on the Book-Entry Certificates, deal with the Depository as the authorized representative of the Certificate Owners with respect to such Certificates for the purposes of exercising the rights of Certificateholders hereunder. Except as expressly provided to the contrary herein, the rights of Certificate Owners with respect to the Book-Entry Certificates shall be limited to those established by law and agreements between such Certificate Owners and the Depository Participants and indirect participating brokerage firms representing such Certificate Owners. Multiple requests and directions from, and votes of, the Depository as Holder of the Book-Entry Certificates with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Certificate Owners. The Trustee may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and shall give notice to the Depository of such record date.

            (c) If (i)(A) the Depositor advises the Trustee and the Certificate Registrar in writing that the Depository is no longer willing or able to discharge properly its responsibilities with respect to any Class of Book-Entry Certificates, and (B) the Depositor is unable to locate a qualified successor, or (ii) the Depositor at its option and with the consent of all affected Certificate Owners, advises the Trustee and the Certificate Registrar in writing that it elects to terminate the book-entry system through the Depository with respect to all or any portion of any Class of Book-Entry Certificates, the Certificate Registrar shall notify all affected Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of Definitive Certificates to such Certificate Owners requesting the same. Upon surrender to the Certificate Registrar of any Class of Book-Entry Certificates (or any portion of any Class thereof) by the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Trustee shall execute, and the Certificate Registrar shall authenticate and deliver, the Definitive Certificates in respect of such Class (or portion thereof) to the Certificate Owners identified in such instructions. None of the Depositor, the Master Servicers, the Special Servicer, the Trustee or the Certificate Registrar shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Certificates for purposes of evidencing ownership of any Book-Entry Certificates, the registered holders of such Definitive Certificates shall be recognized as Certificateholders hereunder and, accordingly, shall be entitled directly to receive payments on, to exercise Voting Rights with respect to, and to transfer and exchange such Definitive Certificates.

            Section 5.04 Mutilated, Destroyed, Lost or Stolen Certificates

            If (i) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Trustee and the Certificate Registrar such security or indemnity as may be reasonably required by them to save each of them harmless, then, in the absence of actual notice to the Trustee or the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Trustee shall execute and the Certificate Registrar shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and like Percentage Interest. Upon the issuance of any new Certificate under this Section, the Trustee and the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses (including the reasonable fees and expenses of the Trustee and the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this section shall constitute complete and indefeasible evidence of ownership in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

            Section 5.05 Persons Deemed Owners

            Prior to due presentment for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Trustee, the Certificate Registrar and any agent of any of them may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions pursuant to Section 4.01 and for all other purposes whatsoever, and none of the Depositor, either Master Servicer, the Special Servicer, the Trustee, the Certificate Registrar or any agent of any of them shall be affected by notice to the contrary.

            Section 5.06 Certification by Certificateholders and Certificate Owners

            (a) Each Certificate Owner is hereby deemed by virtue of its acquisition of an Ownership Interest in the Certificates to agree to comply with the transfer requirements of Section 5.02.

            (b) To the extent that it is necessary, pursuant to the terms of this Agreement, to determine whether any Person is a Certificateholder or a Certificate Owner, the Trustee shall make such determination based on a certificate of such Person, which certificate shall be in such form as shall be reasonably acceptable to the Trustee and shall specify the Class and Certificate Balance or Certificate Notional Amount, as the case may be, of the Book-Entry Certificate beneficially owned; provided, however, that the Trustee shall not knowingly recognize such Person as a Certificate Owner if such Person, to the knowledge of a Responsible Officer of the Trustee, acquired its Ownership Interest in a Book-Entry Certificate in violation of Section 5.02, or if such Person's certification that it is a Certificate Owner is in direct conflict with information obtained by the Trustee from the Depository, Depository Participants and/or indirect participating brokerage firms for which Depository Participants act as agents, with respect to the identity of a Certificate Owner (although the Trustee has no obligation to obtain any such information). The Trustee shall exercise its reasonable discretion in making any determination under this
Section 5.06(b) and shall afford any Person providing information with respect to its beneficial ownership of any Book-Entry Certificate an opportunity to resolve any discrepancies between the information provided and any other information available to the Trustee.

            Section 5.07 Appointment of Paying Agent.

            The Trustee may appoint a Paying Agent for the purpose of making distributions to Certificateholders pursuant to Section 4.01. The Trustee shall cause such Paying Agent, if other than the Trustee or the Servicer, to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee that such Paying Agent will hold all sums held by it for the payment to Certificateholders in trust for the benefit of the Certificateholders entitled thereto until such sums have been paid to the Certificateholders or disposed of as otherwise provided herein. The initial Paying Agent shall be the Trustee. Except for the Trustee, as the initial Paying Agent, the Paying Agent shall at all times be an entity having a long term unsecured debt rating of at least "A+" by S&P, "A" by Fitch and "A1" by Moody's.

            Notwithstanding the foregoing in this Section 5.07, the appointment of the Paying Agent shall not relieve the Trustee from any of its obligations hereunder, and the Trustee shall remain responsible for all acts and omissions of the Paying Agent.

                                   ARTICLE VI

          THE DEPOSITOR, THE MASTER SERVICERS AND THE SPECIAL SERVICER

            Section 6.01 Liability of the Depositor, the Master Servicers and the Special Servicer

            The Depositor, each Master Servicer and the Special Servicer shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Depositor, such Master Servicer and the Special Servicer herein.

            Section 6.02 Merger, Consolidation or Conversion of the Depositor, a Master Servicer or the Special Servicer

            (a) Subject to subsection (b) below, the Depositor, each Master Servicer and the Special Servicer each will keep in full effect its existence, rights and franchises under the laws of the jurisdiction of its incorporation or organization, and each will obtain and preserve its qualification to do business as a foreign corporation or limited partnership in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of the Mortgage Loans and to perform its respective duties under this Agreement.

            (b) The Depositor, either Master Servicer and the Special Servicer each may be merged or consolidated with or into any Person (other than the Trustee), or transfer all or substantially all of its assets to any Person (other than the Trustee), in which case any Person resulting from any merger or consolidation to which the Depositor, either Master Servicer or the Special Servicer shall be a party, or any Person succeeding to the business of the Depositor, either Master Servicer or the Special Servicer, shall be the successor of the Depositor, such Master Servicer or the Special Servicer, as the case may be, hereunder, without the execution or filing of any paper (other than an assumption agreement wherein the successor shall agree to perform the obligations of and serve as the Depositor, such Master Servicer or the Special Servicer, as the case may be, in accordance with the terms of this Agreement) or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that such merger, consolidation or succession will not or has not resulted in a withdrawal, downgrading or qualification of the then-current ratings of the Classes of Certificates that have been so rated (as evidenced by a letter to such effect from each Rating Agency, obtained at the expense of the Person resulting from such merger or consolidation or succeeding to such business). Notwithstanding the foregoing, prior to the date upon which the Trust's Exchange Act reporting obligation is suspended by the filing of the Form 15 Suspension Notification as contemplated by Section 11.10, none of the Master Servicers nor the Special Servicer may remain a Master Servicer or the Special Servicer under this Agreement after (x) being merged or consolidated with or into any Person that is a Prohibited Party or (y) transferring all or substantially all of its assets to any Person if such Person is a Prohibited Party, except to the extent that (i) such Master Servicer or the Special Servicer is the surviving entity (which may include any direct or indirect subsidiary of such Master Servicer or the Special Servicer, or with respect to such Master Servicer, any direct or indirect subsidiary of KeyCorp) of such merger, consolidation or transfer and has been and continues to be in compliance with its Regulation AB reporting obligations hereunder or (ii) the Depositor consents to such merger, consolidation or transfer, which consent shall not be unreasonably withheld.

            Section 6.03 Limitation on Liability of the Trustee, the Depositor, the Master Servicers, the Special Servicer and Others

            (a) None of the Depositor, the Trustee, the Master Servicers, the Special Servicer nor any of the Affiliates, directors, partners, members, managers, shareholders, officers, employees or agents of any of them shall be under any liability to the Trust Fund, the Underwriters, the parties hereto, the Certificateholders, the holders of any B Loan or any other Person for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Trustee, either Master Servicer or the Special Servicer against any breach of warranties or representations made by such party herein or any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of negligent disregard of its obligations and duties hereunder. The Depositor, the Master Servicers, the Special Servicer, the Trustee and any Affiliate, director, partner, member, manager, shareholder, officer, employee or agent of the Depositor, the Trustee, the Master Servicers or the Special Servicer may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder.

            The Depositor, the Master Servicers, the Special Servicer, the Trustee and any Affiliate, director, shareholder, member, partner, manager, officer, employee or agent of any of the foregoing shall be indemnified and held harmless by the Trust Fund and/or any affected B Loan Holder(s) out of amounts on deposit in a Collection Account or the Distribution Account, in accordance with Section 3.05 (and, insofar as a Mortgage Loan Combination is involved, and to the extent permitted by the related Intercreditor Agreement, out of amounts attributable to such Mortgage Loan Combination on deposit in the related Mortgage Loan Combination Custodial Account as provided in Section 3.04), against any loss, liability or expense (including legal fees and expenses) incurred in connection with any legal action or claim relating to this Agreement, the Trust Mortgage Loans, any B Loan or the Certificates (including the distribution or posting of reports or other information as contemplated by this Agreement), other than any loss, liability or expense: (i) specifically required to be borne thereby pursuant to the terms hereof or that would otherwise constitute a Servicing Advance; (ii) incurred in connection with any breach of a representation or warranty made by it herein; (iii) incurred by reason of bad faith, willful misconduct or negligence in the performance of its obligations or duties hereunder, or by reason of negligent disregard of such obligations or duties or (iv) in the case of the Depositor and any of its directors, officers, employees and agents, incurred in connection with any violation by any of them of any state or federal securities law; provided that this provision is in no way intended to apply to the payment of servicing compensation, the reimbursement of Advances or the payment of interest on Advances, which the parties hereto acknowledge are expressly addressed elsewhere in this Agreement; provided, further, that this provision is not intended to apply to ordinary expenses (including allocable overhead) incurred in the customary performance by either Master Servicer or the Special Servicer of its duties hereunder or any expenses that would not constitute "unanticipated expenses incurred by the REMIC" within the meaning of Treasury regulations section 1.860G-1(b)(iii).

            (b) None of the Depositor, the Trustee, either Master Servicer or the Special Servicer shall be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective duties under this Agreement and which in its opinion may involve it in any expense or liability which it is not reasonably assured of reimbursement thereof by the Trust; provided, however, that the Depositor, either Master Servicer, the Special Servicer or the Trustee may in its discretion undertake any such action, proceeding, hearing or examination that it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal fees, expenses and costs of such action, proceeding, hearing or examination and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Depositor, the Master Servicers, the Special Servicer and the Trustee shall be entitled to be reimbursed therefor out of amounts attributable to the Mortgage Loans on deposit in the Collection Account as provided by Section 3.05(a) (and, insofar as a Mortgage Loan Combination is involved, and to the extent permitted by the related Intercreditor Agreement, as applicable, out of amounts attributable to such Mortgage Loan Combination on deposit in the related Mortgage Loan Combination Custodial Account as provided in Section 3.04).

            (c) Each of the Master Servicers and the Special Servicer agrees to indemnify the Depositor, the Trust Fund and the Trustee and any Affiliate, director, officer, shareholder, partner, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related out-of-pocket costs, judgments, and any other out-of-pocket costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misfeasance, bad faith or negligence of such Master Servicer or the Special Servicer, as the case may be, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by such Master Servicer or the Special Servicer, as the case may be, of its duties and obligations hereunder or by reason of breach of any representations or warranties made by it herein. The Master Servicers and the Special Servicer may consult with counsel, and any written advice or Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith in accordance with the Servicing Standard and in accordance with such advice or Opinion of Counsel relating to (i) tax matters, (ii) any amendment of this Agreement under Article XII, (iii) the defeasance of any Defeasance Mortgage Loan or (iv) any matter involving legal proceedings with a Borrower.

            The Trustee shall immediately notify the applicable Master Servicer or the Special Servicer, as applicable, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust Fund or the Trustee to indemnification hereunder, whereupon such Master Servicer or the Special Servicer, as the case may be, shall assume the defense of such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the applicable Master Servicer or the Special Servicer, as the case may be, shall not affect any rights that the Trust Fund or the Trustee, as the case may be, may have to indemnification under this Agreement or otherwise, unless the applicable Master Servicer's or the Special Servicer's, as the case may be, defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of the indemnifying party.

            The Depositor shall immediately notify the applicable Master Servicer or the Special Servicer, as applicable, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Depositor to indemnification hereunder, whereupon the applicable Master Servicer or the Special Servicer, as the case may be, shall assume the defense of such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the applicable Master Servicer or the Special Servicer, as the case may be, shall not affect any rights that the Depositor may have to indemnification under this Agreement or otherwise, unless the applicable Master Servicer's or the Special Servicer's, as the case may be, defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of the indemnifying party.

            The Depositor agrees to indemnify the Master Servicers, the Special Servicer and the Trustee and any Affiliate, director, officer, member, manager, partner, shareholder, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related out-of-pocket costs, judgments, and any other out-of-pocket costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any breach of representations and warranties or failure in the performance of the Depositor's obligations and duties under this Agreement. Each Master Servicer, the Special Servicer or the Trustee, as applicable, shall promptly notify the Depositor if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling it to indemnification hereunder, whereupon the Depositor shall assume the defense of such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Depositor shall not affect any rights that any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Depositor's defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of the indemnifying party hereunder.

            The Trustee agrees to indemnify the Master Servicers, the Special Servicer and the Depositor and any Affiliate, director, officer, shareholder, partner, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related out-of-pocket costs, judgments, and any other out-of-pocket costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any breach of representations and warranties made by the Trustee herein or as a result of any willful misfeasance, bad faith or negligence of the Trustee in the performance of its obligations and duties under this Agreement or the negligent disregard by the Trustee of its duties and obligations hereunder. The Depositor, each Master Servicer or the Special Servicer, as applicable, shall promptly notify the Trustee if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling it to indemnification hereunder, whereupon the Trustee shall assume the defense of such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Trustee shall not affect any rights that any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Trustee's defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of the indemnifying party.

            Section 6.04 Master Servicers and Special Servicer Not to Resign

            Subject to the provisions of Section 6.02, none of the Master Servicers nor the Special Servicer shall resign from their respective obligations and duties hereby imposed on each of them except upon (a) a determination that such party's duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it (the other activities of such Master Servicer or the Special Servicer, as the case may be, so causing such a conflict being of a type and nature carried on by such Master Servicer or the Special Servicer, as the case may be, at the date of this Agreement) or (b) upon the appointment of, and the acceptance of such appointment by, a successor Master Servicer or the Special Servicer, as applicable, and receipt by the Trustee of written confirmation from each applicable Rating Agency that such resignation and appointment will not cause such Rating Agency to downgrade, withdraw or qualify any of the then-current ratings assigned by such Rating Agency to any Class of Certificates. Any such determination permitting the resignation of a Master Servicer or the Special Servicer pursuant to clause (a) above shall be evidenced by an Opinion of Counsel (the cost of which, together with any other expenses of such resignation, shall be at the expense of the resigning party) to such effect delivered to the Trustee. No such resignation by a Master Servicer or the Special Servicer shall become effective until the Trustee or another successor thereto shall have assumed such resigning Master Servicer's or the Special Servicer's, as applicable, responsibilities and obligations in accordance with
Section 7.02; provided that, if no successor master servicer or special servicer, as applicable, shall have been so appointed and have accepted appointment within 90 days after a Master Servicer or the Special Servicer, as the case may be, has given notice of such resignation, the resigning Master Servicer or the Special Servicer, as applicable, may petition any court of competent jurisdiction for the appointment of a successor thereto.

            Section 6.05 Rights of the Depositor in Respect of the Master Servicers and the Special Servicer

            The Depositor may, but is not obligated to, enforce the obligations of the Master Servicers and the Special Servicer hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of the Master Servicers and the Special Servicer hereunder or exercise the rights of the Master Servicers or the Special Servicer, as applicable, hereunder; provided, however, that the Master Servicers and the Special Servicer shall not be relieved of any of their respective obligations hereunder by virtue of such performance by the Depositor or its designee. The Depositor shall not have any responsibility or liability for any action or failure to act by the Master Servicers or the Special Servicer and is not obligated to supervise the performance of the Master Servicers or the Special Servicer under this Agreement or otherwise.

                                  ARTICLE VII

                                     DEFAULT

            Section 7.01 Events of Default; Master Servicers and Special Servicer Termination

            (a) "Event of Default," wherever used herein, means any one of the following events:

            (i) any failure by a Master Servicer or the Special Servicer to deposit, or to remit to the appropriate party for deposit, into the Collection Account or the REO Account, as appropriate, any amount required to be so deposited or remitted, which failure continues unremedied for three Business Days following the date on which the deposit or remittance was required to be made;

            (ii) any failure by a Master Servicer to remit to the Trustee for deposit in the Distribution Account or to any B Loan Holder any amount required to be so remitted, which failure continues unremedied beyond 11:00 a.m. on the Business Day immediately following the date on which the remittance was required to be made; provided, however, that if such Master Servicer fails to timely make any such remittance required to be made to the Trustee on a Master Servicer Remittance Date, such Master Servicer shall pay to the Trustee (for the account of the Trustee) interest on any amount not timely remitted at the Prime Rate from and including such Master Servicer Remittance Date to but excluding the date such remittance is actually made;

            (iii) any failure by a Master Servicer to timely make any Servicing Advance required to be made by it under this Agreement, which failure continues unremedied for fifteen Business Days (or such shorter period as is necessary to avoid the lapse of any required insurance policy or foreclosure of any tax lien on the related Mortgaged Property) following the date on which written notice of such failure, requiring the same to be remedied, has been given to such Master Servicer by any party to this Agreement;

            (iv) any failure by a Master Servicer or the Special Servicer to observe or perform in any material respect any of its other covenants or agreements under this Agreement which failure continues unremedied for 30 days after written notice of such failure, requiring the same to be remedied, has been given to such Master Servicer or the Special Servicer, as the case may be, by any other party to this Agreement, by the Series 2007-C3 Directing Certificateholder or by Certificateholders entitled to not less than 25% of the Voting Rights; provided, however, that, with respect to any such failure that is not curable within such 30-day period, such Master Servicer or the Special Servicer, as appropriate, will have an additional cure period of 30 days to effect such cure so long as such Master Servicer or the Special Servicer, as appropriate, has commenced to cure such failure within the initial 30-day period and has diligently pursued, and is continuing to pursue, a full cure;

            (v) it is determined that there is a breach by a Master Servicer or the Special Servicer of any of its representations or warranties contained in this Agreement that materially and adversely affects the interests of any Class of Certificateholders, which breach continues unremedied for 30 days after written notice of such failure, requiring the same to be remedied, has been given to such Master Servicer or the Special Servicer, as the case may be, by any other party to this Agreement, by the Series 2007-C3 Directing Certificateholder or by Certificateholders entitled to not less than 25% of the Voting Rights; provided, however, that, with respect to any such breach that is not curable within such 30-day period such Master Servicer or the Special Servicer, as appropriate, will have an additional cure period of 30 days to effect such cure so long as such Master Servicer or the Special Servicer, as appropriate, has commenced to cure such breach within the initial 30-day period and has diligently pursued, and is continuing to pursue, a full cure;

            (vi) a decree or order of a court having jurisdiction in an involuntary case for the appointment of a receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings is entered against a Master Servicer or the Special Servicer and such decree or order remains in force for a period of 60 days; provided, however, that, with respect to any such decree or order that cannot be discharged, dismissed or stayed within such 60-day period, such Master Servicer or the Special Servicer, as appropriate, will have an additional period of 30 days to effect such discharge, dismissal or stay so long as it has commenced proceedings to have such decree or order dismissed, discharged or stayed within the initial 60-day period and has diligently pursued, and is continuing to pursue, such discharge, dismissal or stay;

            (vii) a Master Servicer or the Special Servicer shall consent to the appointment of a receiver, liquidator, trustee or similar official relating to it or of or relating to all or substantially all of its property;

            (viii) a Master Servicer or the Special Servicer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any bankruptcy, insolvency or reorganization statute, makes an assignment for the benefit of creditors or takes any corporate action in furtherance of the foregoing;

            (ix) a Master Servicer is no longer listed on S&P's Select Servicer List as a U.S. Commercial Mortgage Master Servicer, or the Special Servicer is no longer listed on S&P's Select Servicer List as a U.S. Commercial Mortgage Special Servicer, and that Master Servicer or the Special Servicer, as the case may be, is not reinstated to such status within 60 days;

            (x) a Servicing Officer of a Master Servicer or the Special Servicer, as applicable, obtains actual knowledge that Moody's has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates, or (B) placed one or more Classes of Certificates on "watch status" in contemplation of possible rating downgrade or withdrawal (and such "watch status" placement shall not have been withdrawn by Moody's within 60 days of such Servicing Officer obtaining such actual knowledge), and, in case of either of clause (A) or (B), citing servicing concerns with such Master Servicer or the Special Servicer as the sole or a material factor in such rating action; or

            (xi) any failure by a Master Servicer (or the Special Servicer), subject to certain cure periods as set forth herein, to deliver any Exchange Act reporting items, required to be delivered by such Master Servicer or the Special Servicer, as the case may be, pursuant to this Agreement (other than the items required to be delivered by any sub-servicer) by the time required herein (taking into account any applicable notice or cure period).

            When a single entity acts in both the capacities of a Master Servicer and the Special Servicer, an Event of Default in one capacity shall constitute an Event of Default in both such capacities.

            If any Event of Default shall have occurred with respect to a Master Servicer or the Special Servicer and a Responsible Officer has actual knowledge of such Event of Default, the Trustee shall provide notice of such Event of Default to each affected B Loan Holder to the extent the Trustee has actual knowledge of that holder's identity.

            (b) If any Event of Default with respect to a Master Servicer or the Special Servicer (in either case, for purposes of this Section 7.01(b), the "Defaulting Party") shall occur and be continuing, then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Trustee may, and at the written direction of the Holders of Certificates entitled to at least 25% of the Voting Rights, shall terminate, by notice in writing to the Defaulting Party (a "Termination Notice"), with a copy of such notice to the Depositor and the Certificate Registrar and, with respect to any Mortgage Loan Combination, each related B Loan Holder, all of the rights and obligations of the Defaulting Party under this Agreement and in and to the Mortgage Loans and the proceeds thereof (other than any rights the Defaulting Party may have to any indemnities or reimbursements pursuant to this Agreement including pursuant to Section 3.11 or Section 6.03 of this Agreement or as a Holder of any Certificate or as a B Loan Holder); provided, however, that the Defaulting Party shall be entitled to the payment of accrued and unpaid compensation and reimbursement through the date of such termination, as well as amounts due to it thereafter, if any, as provided for under this Agreement for services rendered and expenses incurred and the payment of the Excess Servicing Strip and Assignable Primary Servicing Fees, if applicable; provided, further, that (i) nothing contained in this Section 7.01(b) shall terminate any rights purchased or otherwise owned or held by such Master Servicer to primary service any of the Mortgage Loans as a Sub-Servicer to the Trustee or any other replacement or successor Master Servicer so long as the Event of Default set forth in Section 7.01(a)(ix) or (x) is the cause of such Master Servicer's termination and (ii) such Master Servicer is on S&P's list of approved primary servicers (in which case, the Trustee or replacement or successor Master Servicer shall retain the terminated Master Servicer (or the Master Servicer's designee) as a Sub-Servicer of all of the Mortgage Loans that are not otherwise subject to an existing Sub-Servicing Agreement pursuant to a mutually acceptable Sub-Servicing Agreement effective as of the date of such Master Servicer's termination); provided, further, that nothing contained in the preceding proviso shall prohibit the Trustee or any other replacement or successor Master Servicer, in its discretion, from entering into a Sub-Servicing Agreement with the terminated Master Servicer if an Event of Default set forth in Sections 7.01(a)(i)-(viii) is the cause of such Master Servicer's termination.

            If either Master Servicer receives notice of termination under
Section 7.01(a) solely due to an Event of Default under Section 7.01(a)(ix) or
Section 7.01(a)(x) and if such Master Servicer to be terminated pursuant to
Section 7.01(b) provides the Trustee with the appropriate "request for proposal" materials within five (5) Business Days following such termination notice, then such Master Servicer shall continue to serve as Master Servicer hereunder until a successor Master Servicer is selected in accordance with this Section 7.01(c). Upon receipt of the "request for proposal" materials from the applicable Master Servicer, the Trustee shall promptly thereafter (using such "request for proposal" materials) solicit good faith bids for the rights to service the Mortgage Loans under this Agreement from at least three (3) Persons qualified to act as Master Servicer hereunder (any such Person so qualified, a "Qualified Bidder") or, if three (3) Qualified Bidders cannot be located, then from as many Persons as the Trustee can determine are Qualified Bidders; provided that, at the Trustee's request, the applicable Master Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids; and provided, further, that the Trustee shall not be responsible if less than three (3) or no Qualified Bidders submit bids for the right to service the Mortgage Loans under this Agreement. The bid proposal shall require any Successful Bidder (as defined below) to agree, as part of such bid, to enter into this Agreement as successor Master Servicer, and to be bound by the terms hereof (including but not limited to Section 3.11) within 45 days after the date on which the Termination Notice was given to the applicable Master Servicer. The Trustee shall select the Qualified Bidder with the highest cash bid to act as successor Master Servicer hereunder (the "Successful Bidder"); provided, however, that if the Trustee does not receive confirmation in writing by each Rating Agency that the appointment of such Successful Bidder as successor Master Servicer will not result in the withdrawal, downgrade, or qualification of the rating assigned by the Rating Agency to any Class of Certificates within 10 days after the selection of such Successful Bidder, then the Trustee shall repeat the bid process described above (but subject to the above described 45 day time period) until such confirmation is obtained. The Trustee shall direct any Successful Bidder to enter into this Agreement as successor Master Servicer pursuant to the terms hereof no later than 45 days after notice of the termination of the applicable Master Servicer.

            Upon the assignment and acceptance of master servicing rights hereunder (subject to the terms of Section 3.11) to and by the Successful Bidder, the Trustee shall remit or cause to be remitted to the applicable terminated Master Servicer, the amount of such cash bid received from the Successful Bidder (net of "out of pocket" expenses incurred in connection with obtaining such bid and transferring servicing).

            The applicable Master Servicer to be terminated shall be responsible for all out of pocket expenses incurred in connection with the attempt to sell its rights to service the Mortgage Loans, which expenses are not reimbursed to the party that incurred such expenses pursuant to the preceding paragraph.

            If the Successful Bidder has not entered into this Agreement as successor Master Servicer within the above described time period or no Successful Bidder was identified within the above described time period, the applicable Master Servicer to be terminated shall reimburse the Trustee for all reasonable "out of pocket" expenses incurred by the Trustee in connection with such bid process and the Trustee shall have no further obligations. The Trustee thereafter may act or may select a successor to act as Master Servicer hereunder and may reimburse itself for all reasonable "out of pocket" expenses incurred by the Trustee in connection with such bid process not paid by the applicable Master Servicer to be terminated.

            From and after the receipt by the Defaulting Party of such written notice, all authority and power of the Defaulting Party under this Agreement, whether with respect to the Certificates (other than as a Holder of any Certificate) or the Mortgage Loans (other than as a B Loan Holder) or otherwise, shall pass to and be vested in the Trustee pursuant to and under this section, and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Defaulting Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise.

            Each Master Servicer and the Special Servicer agree that if it is terminated pursuant to this Section 7.01(b), it shall promptly (and in any event no later than 20 Business Days after its receipt of the notice of termination) provide the Trustee with all documents and records requested by it to enable the Trustee to assume such Master Servicer's or the Special Servicer's, as the case may be, functions hereunder, and shall cooperate with the Trustee in effecting the termination of such Master Servicer's or the Special Servicer's, as the case may be, responsibilities and rights hereunder, including, without limitation, the transfer within five Business Days to the Trustee for administration by it of all cash amounts which shall at the time be or should have been credited by such Master Servicer to the applicable Collection Account or any Mortgage Loan Combination Custodial Account, Servicing Account, Cash Collateral Account or Lock-Box Account (if it is the Defaulting Party) or by the Special Servicer to the applicable REO Account (if it is the Defaulting Party) or may thereafter be received with respect to the Mortgage Loans or any REO Property; provided, however, that the Master Servicer and the Special Servicer each shall, if terminated pursuant to this Section 7.01(b), continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination, whether in respect of Advances (in the case of a Master Servicer) or otherwise, as well as amounts due to it thereafter, if any, and it and its Affiliates, directors, officers, members, managers, partners, employees and agents shall continue to be entitled to the benefits of Section 6.03 notwithstanding any such termination; provided, further, that nothing contained in this Section 7.01(b) shall terminate any rights purchased or otherwise owned or held by such Master Servicer to primary service any of the Mortgage Loans as a Sub-Servicer to the Trustee or any other replacement or successor Master Servicer so long as (i) the Event of Default set forth in Section 7.01(a)(ix) or
(x) is the cause of such Master Servicer's termination and (ii) such Master Servicer is on S&P's list of approved primary servicers (in which case, the Trustee or replacement or successor Master Servicer shall retain the terminated Master Servicer as a Sub-Servicer of all of the Mortgage Loans that are not otherwise subject to an existing Sub-Servicing Agreement pursuant to a mutually acceptable Sub-Servicing Agreement effective as of the date of such Master Servicer's termination); provided, further, that nothing contained in the preceding proviso shall prohibit the Trustee or any other replacement or successor Master Servicer, in its discretion, from entering into a Sub-Servicing Agreement with the terminated Master Servicer if an Event of Default set forth in Sections 7.01(a)(i)-(viii) is the cause of such Master Servicer's termination.

            (c) Subject to the next paragraph, the Holder or Holders of Certificates representing more than 50% of the Class Principal Balance of the Controlling Class shall be entitled to terminate the rights and obligations of the Special Servicer under this Agreement, with or without cause, upon 10 Business Days prior written notice to the Master Servicers, the Special Servicer and the Trustee, and to appoint a successor Special Servicer; provided, however, that (i) such successor shall meet the requirements set forth in Section 7.02,
(ii) as evidenced in writing by each of the Rating Agencies, the proposed replacement of the Special Servicer shall not, in and of itself, result in a downgrading, withdrawal or qualification of the then-current ratings provided by the Rating Agencies with respect to any Class of then outstanding Certificates that is rated, and (iii) the Trustee shall have received (A) an Acknowledgment of Proposed Special Servicer in the form attached hereto as Exhibit I, executed by the Person designated to be the successor to such terminated Special Servicer, and (B) an Opinion of Counsel (which shall not be an expense of the Trustee or the Trust) substantially to the effect that (1) the removal of such terminated Special Servicer and/or the appointment of the Person designated to serve as successor thereto is in compliance with this Section 7.01(c), (2) such designated Person is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (3) the Acknowledgment of Proposed Special Servicer (in the form attached hereto as Exhibit I) has been duly authorized, executed and delivered by such designated Person and (4) upon the execution and delivery of the Acknowledgment of Proposed Special Servicer, such designated Person shall be bound by the terms of this Agreement and, subject to customary bankruptcy and insolvency exceptions and customary equity exceptions, this Agreement shall be enforceable against such designated Person in accordance with its terms. Any Special Servicer terminated pursuant to this
Section 7.01(c) shall be deemed to have been so terminated simultaneously with the designated successor's becoming Special Servicer hereunder; provided that
(i) the terminated Special Servicer shall be entitled to receive, in connection with its termination, payment out of the Collection Account and, if and to the extent applicable, the Mortgage Loan Combination Custodial Accounts of all of its accrued and unpaid Special Servicing Fees, as and to the extent provided in Sections 3.05(a) and 3.04(e), and reimbursement from the successor to such terminated Special Servicer of all outstanding Servicing Advances made by such terminated Special Servicer and all unpaid Advance Interest accrued on such outstanding Servicing Advances (in which case the successor to such terminated Special Servicer shall be deemed to have made such Servicing Advances at the same time that such terminated Special Servicer had actually made them), (ii) such terminated Special Servicer shall thereafter be entitled to Workout Fees, as and to the extent expressly permitted by Section 3.11(b), and (iii) such terminated Special Servicer shall continue to be entitled to the benefits of any right to indemnification or reimbursement provided for in this Agreement including pursuant to Section 6.03, notwithstanding any such termination; and provided, further, that such terminated Special Servicer shall continue to be obligated to pay (and entitled to receive) all other amounts accrued to (or owing by) it under this Agreement on or prior to the effective date of such termination. Such terminated Special Servicer shall cooperate with the Trustee and the replacement to such terminated Special Servicer in effecting the transfer of such terminated Special Servicer's responsibilities and rights hereunder to its successor, including the transfer within two Business Days of its termination becoming effective pursuant to this Section 7.01(c), to the replacement to such terminated Special Servicer for administration by it of all cash amounts that at the time are or should have been credited by such terminated Special Servicer to the REO Account or to any Servicing Account or should have been delivered to a Master Servicer or that are thereafter received by or on behalf of such terminated Special Servicer with respect to any Mortgage Loan or REO Property. No penalty or fee shall be payable to the Special Servicer with respect to any termination pursuant to this Section 7.01(c). Any expenses of the Trust as a result of any termination pursuant to this Section 7.01(c) shall be paid by the Holders who effected such termination.

            Section 7.02 Trustee to Act; Appointment of Successor

            On and after the time a Master Servicer or the Special Servicer, as the case may be, either resigns pursuant to clause (a) of the first sentence of
Section 6.04 or receives a notice of termination for cause pursuant to Section 7.01(b); and provided that no acceptable successor has been appointed in accordance with the requirements of this Agreement, the Trustee shall be and become the successor to such Master Servicer or the Special Servicer, as the case may be, in all respects in its capacity as such Master Servicer or the Special Servicer, as applicable, under this Agreement and the transactions set forth or provided for herein and shall be subject to all the responsibilities, duties, liabilities and limitations on liability relating thereto and that arise thereafter placed on or for the benefit of such Master Servicer or the Special Servicer by the terms and provisions hereof; provided, however, that any failure to perform such duties or responsibilities caused by the terminated party's failure under Section 7.01 to provide information or moneys required hereunder shall not be considered a default by such successor hereunder.

            The appointment of a successor Master Servicer shall not affect any liability of the predecessor Master Servicer which may have arisen prior to its termination as a Master Servicer, and the appointment of a successor Special Servicer shall not affect any liability of the predecessor Special Servicer which may have arisen prior to its termination as Special Servicer. The Trustee in its capacity as successor to a Master Servicer or the Special Servicer, as the case may be, shall not be liable for any of the representations and warranties of such Master Servicer or the Special Servicer, as the case may be, herein or in any related document or agreement, for any acts or omissions of the predecessor Master Servicer or the Special Servicer or for any losses incurred by such Master Servicer pursuant to Section 3.06 hereunder, nor shall the Trustee be required to purchase any Trust Mortgage Loan hereunder.

            As compensation therefor, the Trustee as successor Master Servicer shall be entitled to all Master Servicing Fees and other compensation relating to the applicable Mortgage Loans, to which such Master Servicer would have been entitled if such Master Servicer had continued to act hereunder, including but not limited to any income or other benefit from any Permitted Investment of funds in a Master Servicer Account maintained by the Trustee pursuant to Section 3.06, and as successor to the Special Servicer shall be entitled to the Special Servicing Fees to which the Special Servicer would have been entitled if the Special Servicer had continued to act hereunder. Notwithstanding the foregoing, the Trustee shall not (subject to Section 3.11(a)) be entitled to receive any Excess Servicing Strip or any Assignable Primary Servicing Fees. Should the Trustee succeed to the capacity of a Master Servicer or the Special Servicer, the Trustee shall be afforded the same standard of care and liability as such Master Servicer or the Special Servicer, as applicable, hereunder notwithstanding anything in Section 8.01 to the contrary, but only with respect to actions taken by it in its role as successor Master Servicer or successor Special Servicer, as the case may be, and not with respect to its role as Trustee hereunder.

            Notwithstanding the above, the Trustee may, if it shall be unwilling to act as successor to a Master Servicer or the Special Servicer, as the case may be, or shall, if it is unable to so act, or if the Trustee is not approved as a master servicer or a special servicer, as applicable, by each Rating Agency, or if the Holders of Certificates entitled to a majority of the Voting Rights so request in writing to the Trustee, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution which meets the criteria set forth herein, as the successor hereunder to a Master Servicer or the Special Servicer, as applicable, in the assumption of all or any part of the responsibilities, duties or liabilities of such Master Servicer or the Special Servicer, as the case may be, hereunder. No appointment of a successor to a Master Servicer or the Special Servicer under this Section 7.02 shall be effective (i) until each of the Rating Agencies shall have confirmed in writing that its then-current rating (if any) of each Class of Certificates will not be qualified (as applicable), downgraded or withdrawn by reason thereof and (ii) until the assumption in writing by the successor to such Master Servicer or the Special Servicer of all its responsibilities, duties and liabilities as such Master Servicer or the Special Servicer, as the case may be, hereunder that arise thereafter. Pending appointment of a successor to such Master Servicer or the Special Servicer hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as hereinabove provided.

            In connection with such appointment and assumption of a successor to a Master Servicer or the Special Servicer as described herein, subject to
Section 3.11(a), the Trustee may make such arrangements for the compensation of such successor out of payments on the Trust Mortgage Loans as it and such successor shall agree; provided, however, that such compensation with respect to a successor Master Servicer or successor Special Servicer, as the case may be, shall not be in excess of that permitted the terminated Master Servicer or the Special Servicer, as the case may be, hereunder and shall, with respect to a replacement primary servicer, exclude the Assignable Primary Servicing Fee, except to the extent a portion thereof is necessary for such compensation pursuant to Section 3.11(a); provided, further, that if no successor can be obtained for such compensation, then, subject to approval by the Rating Agencies, additional amounts shall be paid to such successor and such amounts in excess of that permitted the terminated Master Servicer or the Special Servicer, as the case may be, shall be treated as Additional Trust Fund Expenses. The Trustee, a Master Servicer or the Special Servicer (whichever is not the terminated party) and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Any reasonable costs and expenses associated with the transfer of the servicing function (other than with respect to a termination without cause) under this Agreement shall be borne by the predecessor Master Servicer or the Special Servicer.

            Section 7.03 Notification to Certificateholders

            (a) Upon any resignation of a Master Servicer or the Special Servicer pursuant to Section 6.04, any termination of a Master Servicer or the Special Servicer pursuant to Section 7.01 or any appointment of a successor to a Master Servicer or the Special Servicer pursuant to Section 7.02, the Trustee shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register and, to the extent that a Responsible Officer of the Trustee has actual knowledge of the identities thereof, to each affected B Loan Holder, if any.

            (b) Not later than the later of (i) 60 days after the occurrence of any event which constitutes or, with notice or lapse of time or both, would constitute an Event of Default and (ii) 5 days after the Trustee would be deemed to have notice of the occurrence of such an event in accordance with Section 8.02(vii), the Trustee shall transmit by mail to the Depositor, Certificateholders and, to the extent that a Responsible Officer of the Trustee has actual knowledge of the identities thereof, to each affected B Loan Holder, if any, notice of such occurrence, unless such default shall have been cured.

            Section 7.04 Waiver of Events of Default

            The Holders of Certificates representing at least 66 2/3% of the Voting Rights allocated to each Class of Certificates affected by any Event of Default hereunder may waive such Event of Default within 20 days of the receipt of notice from the Trustee of the occurrence of such Event of Default; provided, however, that an Event of Default described in clause (i) or (ii) of Section 7.01(a) may only be waived by 100% of the Certificateholders of the affected Classes. Upon any such waiver of an Event of Default and reimbursement by the party requesting such waiver to the Trustee of all costs and expenses incurred by it in connection with such Event of Default and prior to its waiver, such Event of Default shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. No such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon except to the extent expressly so waived. Notwithstanding any other provisions of this Agreement, for purposes of waiving any Event of Default pursuant to this Section 7.04, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to the matters described above as they would if any other Person held such Certificates.

            Section 7.05 Trustee Advances

            If a Master Servicer fails to fulfill its obligations hereunder to make any Advances, the Trustee shall perform such obligations (x) in accordance with Section 3.03(d) with respect to Servicing Advances and (y) by 12:00 noon, New York City time, on the related Distribution Date with respect to P&I Advances. With respect to any such Advance made by the Trustee, the Trustee shall succeed to all of the applicable Master Servicer's rights with respect to Advances hereunder, including, without limitation, the applicable Master Servicer's rights of reimbursement and interest on each Advance at the Reimbursement Rate, and rights to determine that a proposed Advance is a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance, as the case may be; provided, however, that if Advances made by both the Trustee and the applicable Master Servicer shall at any time be outstanding, or any interest on any Advance shall be accrued and unpaid, all amounts available to repay such Advances and the interest thereon hereunder shall be applied entirely to the Advances outstanding to the Trustee, until such Advances shall have been repaid in full, together with all interest accrued thereon, prior to reimbursement of the applicable Master Servicer for such Advances. The Trustee shall be entitled to conclusively rely on any notice given with respect to a Nonrecoverable Advance hereunder.

                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

            Section 8.01 Duties of Trustee

            (a) The Trustee, prior to the occurrence of an Event of Default and after the curing or waiver of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no permissive right of the Trustee shall be construed as a duty. If an Event of Default occurs and is continuing, then (subject to Section 8.02(vii) below) the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Any permissive right of the Trustee contained in this Agreement shall not be construed as a duty.

            (b) The Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee which are specifically required to be furnished pursuant to any provision of this Agreement (other than the Mortgage Files, the review of which is specifically governed by the terms of Article II), shall examine them to determine whether they conform to the requirements of this Agreement. If any such instrument is found not to conform to the requirements of this Agreement in a material manner, the Trustee shall make a request to the responsible party to have the instrument corrected, and if the instrument is not corrected to the Trustee's reasonable satisfaction, the Trustee will provide notice thereof to the Certificateholders. The Trustee shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, a Master Servicer or the Special Servicer, and accepted by the Trustee in good faith, pursuant to this Agreement.

            (c) No provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

            (i) Prior to the occurrence of an Event of Default, and after the curing of all such Events of Default which may have occurred, the Trustee's duties and obligations shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and, in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement;

            (ii) The Trustee shall not be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts;

            (iii) The Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to at least 25% of the Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement (unless a higher percentage of Voting Rights is required for such action); and

            (iv) Subject to the other provisions of this Agreement and without limiting the generality of this Section 8.01, the Trustee shall have no duty except in the capacity as successor Master Servicer or successor Special Servicer (A) to see to any recording, filing or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any re-recording, refiling or redepositing of any thereof, (B) to see to any insurance, or (C) to confirm or verify the contents of any reports or certificates of a Master Servicer or the Special Servicer delivered to the Trustee pursuant to this Agreement reasonably believed by the Trustee to be genuine and to have been signed or presented by the proper party or parties.

            Section 8.02 Certain Matters Affecting the Trustee

            Except as otherwise provided in Section 8.01:

            (i) The Trustee may rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, Appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

            (ii) The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

            (iii) The Trustee shall not be under any obligation to exercise any of the trusts or powers vested in it by this Agreement or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless, in the Trustee's reasonable opinion, such Certificateholders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby; the Trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; nothing contained herein shall, however, relieve the Trustee of the obligation, upon the occurrence of an Event of Default which has not been cured, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

            (iv) The Trustee shall not be liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

            (v) Prior to the occurrence of an Event of Default hereunder and after the curing of all Events of Default which may have occurred, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least a majority of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee may require reasonable indemnity against such expense or liability as a condition to taking any such action.

            (vi) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided, however, that the appointment of such agents or attorneys shall not relieve the of its duties or obligations hereunder;

            (vii) For all purposes under this Agreement, the Trustee shall not be required to take any action with respect to, or be deemed to have notice or knowledge of any default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or shall have received written notice thereof. In the absence of receipt of such notice and such actual knowledge otherwise obtained, the Trustee may conclusively assume that there is no default or Event of Default;

            (viii) The Trustee shall not be responsible for any act or omission of a Master Servicer, the Special Servicer or the Series 2007-C3 Directing Certificateholder (unless the Trustee is acting as a Master Servicer, the Special Servicer or the Series 2007-C3 Directing Certificateholder, as the case may be) or of the Depositor; and

            (ix) The Trustee shall not be required to give any bond or surety in respect of the execution of the Trust Fund created hereby or the power granted hereunder.

            Section 8.03 Trustee Not Liable for Validity or Sufficiency of Certificates or Trust Mortgage Loans

            The recitals contained herein and in the Certificates, other than the acknowledgments and expressed intentions of the Trustee in Sections 2.01, 2.02, 2.04, 2.05, 3.01, 10.01, 12.04 and 12.07 and the representations and warranties of the Trustee in Section 8.13, shall be taken as the statements of the Depositor, a Master Servicer or the Special Servicer, as the case may be, and the Trustee assume no responsibility for their correctness. The Trustee does not make any representations as to the validity or sufficiency of this Agreement or of any Certificate or of any Trust Mortgage Loan or related document. The Trustee shall not be accountable for the use or application by the Depositor of any of the Certificates issued to it or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor in respect of the assignment of the Trust Mortgage Loans to the Trust Fund, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the Depositor, a Master Servicer, the Special Servicer or the Trustee. The Trustee shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, a Master Servicer or the Special Servicer, and accepted by the Trustee, in good faith, pursuant to this Agreement.

            Section 8.04 Trustee May Own Certificates

            The Trustee, in its individual capacity and not as Trustee, may become the owner or pledgee of Certificates, and may deal with the Depositor, the Master Servicers, the Special Servicer, the Initial Purchaser and the Underwriters in banking transactions, with the same rights it would have if it were not Trustee.

            Section 8.05 Fees and Expenses of Trustee; Indemnification of and by Trustee

            (a) On the first Distribution Date in each month, the Trustee shall withdraw from the Distribution Account, prior to any distributions to be made therefrom to Certificateholders on such date, and pay to itself all earned but unpaid Trustee Fees in respect of the Trust Mortgage Loans and any REO Trust Mortgage Loans through the end of the most recently ended calendar month, as compensation for all services rendered by it in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Trustee hereunder. As to each Trust Mortgage Loan and REO Trust Mortgage Loan, the Trustee Fee shall accrue during each calendar month, commencing with June 2007, at the Trustee Fee Rate on a principal amount equal to the Stated Principal Balance of such Trust Mortgage Loan or REO Trust Mortgage Loan immediately following the second Distribution Date in such calendar month (or, in the case of June 2007, on a principal amount equal to the Cut-off Date Principal Balance of the particular Trust Mortgage Loan), whether or not interest is actually collected on each Trust Mortgage Loan and REO Trust Mortgage Loan. With respect to each Trust Mortgage Loan and REO Trust Mortgage Loan, the Trustee Fee shall accrue from time to time on the same Interest Accrual Period as is applicable to such Trust Mortgage Loan or REO Trust Mortgage Loan. Except as otherwise expressly provided herein, the Trustee Fees (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) shall constitute the Trustee's sole compensation for such services to be rendered by it.

            (b) The Trustee shall be paid or reimbursed by the Trust Fund upon its request for all reasonable out-of-pocket expenses and disbursements incurred by the Trustee pursuant to and in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ) to the extent such payments are "unanticipated expenses incurred by the REMIC" within the meaning of Treasury regulations section 1.860G-1(b)(iii) except any such expense, disbursement or advance as may arise from its negligence, bad faith or willful misconduct; provided, however, that subject to Section 8.02(iii), the Trustee shall not refuse to perform any of its duties hereunder solely as a result of the failure to be paid the Trustee Fee or the Trustee's expenses.

            (c) The Trustee and any Affiliate, director, officer, employee or agent of the Trustee shall be indemnified and held harmless by the Trust Fund against any loss, liability or expense (including, without limitation, costs and expenses of litigation, and of investigation, counsel fees, damages, judgments and amounts paid in settlement, and expenses incurred in becoming successor servicer, to the extent not otherwise paid hereunder) arising out of, or incurred in connection with, this Agreement, the Mortgage Loans, the Certificates or any act or omission of the Trustee relating to the exercise and performance of any of the powers and duties of the Trustee hereunder; provided, however, that neither of the Trustee nor any of the other above specified Persons shall be entitled to indemnification pursuant to this Section 8.05(c) for (i) allocable overhead, (ii) routine expenses or disbursements incurred or made by or on behalf of the Trustee in the normal course of the Trustee's performing its duties in accordance with any of the provisions hereof, which are not "unanticipated expenses of the REMIC" within the meaning of Treasury regulations section 1.860G-1(b)(3)(ii), (iii) any expense or liability specifically required to be borne thereby pursuant to the terms hereof or (iv) any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of the Trustee's obligations and duties hereunder, or by reason of negligent disregard of such obligations or duties, or as may arise from a breach of any representation or warranty of the Trustee made herein. The provisions of this Section 8.05(c) shall survive any resignation or removal of the Trustee and appointment of a successor thereto.

            Section 8.06 Eligibility Requirements for Trustee

            The Trustee hereunder shall at all times be, and will be required to resign if it fails to be, (i) a corporation, bank, trust company or banking association, organized and doing business under the laws of any state or the United States of America or the District of Columbia, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority and shall not be an Affiliate of the Depositor, either Master Servicer or the Special Servicer (except during any period when the Trustee is acting as, or has become successor to, a Master Servicer or the Special Servicer, as the case may be, pursuant to Section 7.02), (ii) an institution insured by the Federal Deposit Insurance Corporation and (iii) an institution whose long-term senior unsecured debt is rated "AA-" or higher by S&P and "Aa3" or higher by Moody's (or such entity as would not, as evidenced in writing by such Rating Agency, result in the qualification (as applicable), downgrading or withdrawal of any of the then-current ratings then assigned thereby to the Certificates).

            If such corporation, bank, trust company or national banking association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section the combined capital and surplus of such corporation, bank, trust company or national banking association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

            Section 8.07 Resignation and Removal of the Trustee

            (a) The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Depositor, the Master Servicers, the Special Servicer, all Certificateholders and the B Loan Holders. Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor trustee acceptable to the Master Servicers, in their reasonable discretion, and to the Rating Agencies (as evidenced in writing by such Rating Agency that such appointment would not result in the qualification (as applicable), downgrading or withdrawal of any of then-current ratings then assigned thereby to the Certificates), by written instrument, in duplicate, which instrument shall be delivered to the resigning Trustee and to the successor trustee. A copy of such instrument shall be delivered to the Master Servicers, the Special Servicer, the Certificateholders (and with respect to any Mortgage Loan Combination, the related B Loan Holders) by the Depositor. If no successor trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee. The resigning Trustee shall be responsible for the payment of all reasonable expenses incurred in connection with such resignation and discharge and the appointment of a successor trustee.

            (b) If at any time the Trustee shall cease to be eligible in accordance with the provisions of Section 8.06 or if the Depositor has received notice from the Rating Agencies that failure to remove the Trustee will result in a downgrade or withdrawal of the then-current rating assigned to any Class of Certificates, and shall fail to resign after written request therefor by the Depositor or the Master Servicers, or if at any time the Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Depositor may remove the Trustee and appoint a successor trustee acceptable to the Master Servicers and the Rating Agencies (as evidenced in writing by such Rating Agency that such removal and appointment would not result in the qualification (as applicable), downgrading or withdrawal of any of then-current ratings then assigned thereby to the Certificates), by written instrument, in duplicate, which instrument shall be delivered to the Trustee so removed and to the successor trustee. A copy of such instrument shall be delivered to the Master Servicers, the Special Servicer, the Certificateholders (and with respect to any Mortgage Loan Combination, or the related B Loan Holders) by the Depositor.

            (c) The Holders of Certificates entitled to at least 51% of the Voting Rights may at any time remove the Trustee and appoint a successor trustee by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Master Servicers, one complete set to the Trustee so removed and one complete set to the successor so appointed. A copy of such instrument shall be delivered to the Depositor, the Special Servicer, the Certificateholders, and the B Loan Holders by the applicable Master Servicer at the expense of the Trust Fund. The Trustee shall be reimbursed for all reasonable costs and expenses incurred by it in connection with such removal within 30 days of demand therefor from amounts on deposit in the Distribution Account (provided that the Trustee is removed without cause).

            Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to any of the provisions of this Section 8.07 shall not become effective until acceptance of appointment by the successor trustee as provided in Section 8.08.

            Within 30 days following any succession of the Trustee under this Agreement, the predecessor Trustee shall be paid all accrued and unpaid compensation and reimbursement as provided for under this Agreement for services rendered and expenses incurred. No Trustee shall be liable for any action or omission of any successor trustee.

            Section 8.08 Successor Trustee

            (a) Any successor trustee appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor, the Master Servicers, the Special Servicer and to its predecessor Trustee, an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee, shall become effective and such successor trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee herein. The predecessor Trustee shall deliver to the successor trustee all Mortgage Files and related documents and statements held by it hereunder, and the Depositor, the Master Servicers, the Special Servicer and the predecessor Trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor trustee all such rights, powers, duties and obligations, and to enable the successor trustee to perform its obligations hereunder.

            (b) No successor trustee shall accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 8.06.

            (c) Upon acceptance of appointment by a successor trustee as provided in this Section 8.08, the successor trustee shall, at the expense of the successor trustee, mail notice of the succession of such Trustee hereunder to the Depositor, the Special Servicer, the Certificateholders, and the B Loan Holders. If the successor trustee fails to mail such notice within 10 days after acceptance of appointment by the successor trustee, such successor trustee shall cause such notice to be mailed at the expense of the successor trustee.

            Section 8.09 Merger or Consolidation of Trustee

            Any Person into which the Trustee may be merged or converted or with which it may be consolidated or any Person resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder (provided that such successor Person shall be eligible under the provisions of Section 8.06), without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

            Section 8.10 Appointment of Co-Trustee or Separate Trustee

            (a) Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Master Servicers and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Master Servicers and the Trustee may consider necessary or desirable. If the Master Servicers shall not have joined in such appointment within 15 days after the receipt by it or them, as applicable, of a request to do so (which failure shall not constitute an Event of Default hereunder), or in case an Event of Default shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under
Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under
Section 8.08 hereof.

            (b) In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to a Master Servicer or the Special Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

            (c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then-separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

            (d) Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

            (e) The appointment of a co-trustee or separate trustee under this
Section 8.10 shall not relieve the Trustee of its duties and responsibilities hereunder.

            Section 8.11 Access to Certain Information

            (a) On or prior to the date of the first sale of any Non-Registered Certificate to an Independent third party, the Depositor shall provide to the Trustee a copy of any private placement memorandum or other disclosure document used by the Depositor or its Affiliate in connection with the offer and sale of the Class of Certificates to which such Non-Registered Certificate relates. In addition, if any such private placement memorandum or disclosure document is revised, amended or supplemented at any time following the delivery thereof to the Trustee, the Depositor promptly shall inform the Trustee of such event and shall deliver to the Trustee a copy of the private placement memorandum or disclosure document, as revised, amended or supplemented.

            The Trustee shall maintain at its offices primarily responsible for administering the Trust Fund and shall, upon reasonable advance written notice, make available during normal business hours for review by any Holder of a Certificate, and each B Loan Holder and its designees, the Depositor, the Master Servicers, the Special Servicer, the Series 2007-C3 Directing Certificateholder, any Rating Agency, the Underwriters or any other Person to whom the Trustee believes such disclosure is appropriate, originals or copies of the following items to the extent such documents have been delivered to the Trustee: (i) in the case of a Holder or prospective transferee of a Non-Registered Certificate, any private placement memorandum or other disclosure document relating to the Class of Certificates to which such Non-Registered Certificate belongs, in the form most recently provided to the Trustee and (ii) in all cases, (A) this Agreement and any amendments hereto entered into pursuant to Section 12.01, (B) the Prospectus and any amendments or supplements thereto, (C) the respective Mortgage Loan Purchase Agreements and any amendments thereto, (D) all statements required to be delivered, or otherwise required to be made available, to Certificateholders of the relevant Class pursuant to Section 4.02 since the Closing Date, (E) all Officer's Certificates delivered to the Trustee since the Closing Date pursuant to Section 11.12, (F) all accountants' reports delivered to the Trustee since the Closing Date pursuant to Section 11.13, (G) any and all notices, reports and Environmental Assessments delivered to the Trustee with respect to any Mortgaged Property securing a defaulted Trust Mortgage Loan as to which the environmental testing contemplated by Section 3.09(c) revealed that either of the conditions set forth in clauses (i) and (ii) of the first sentence thereof was not satisfied (but only for so long as such Mortgaged Property or the related Trust Mortgage Loan are part of the Trust Fund), (H) any and all modifications, waivers and amendments of the terms of a Mortgage Loan entered into by a Master Servicer or the Special Servicer and delivered to the Trustee pursuant to Section 3.20 (but only for so long as the affected Trust Mortgage Loan is part of the Trust Fund), (I) any and all Officer's Certificates delivered to the Trustee to support a Master Servicer's determination that any P&I Advance or Servicing Advance was or, if made, would be a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance, as the case may be, (J) any and all of the Mortgage Loan Documents contained in the Mortgage Files, (K) any and all Appraisals obtained pursuant to the definition of "Appraisal Reduction Amount" herein, (L) information in the possession of the Trustee regarding the occurrence of Servicing Transfer Events as to the Trust Mortgage Loans and (M) any and all Sub-Servicing Agreements and any amendments thereto and modifications thereof.

            Copies of any and all of the foregoing items will be available from the Trustee upon written request; provided, however, that the Trustee shall be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing such copies, except in the case of copies provided to the Rating Agencies and, so long as the requests are not excessive or duplicative, to the Series 2007-C3 Directing Certificateholder, which shall be free of charge. In addition, without limiting the generality of the foregoing, any Requesting Subordinate Certificateholder may upon written request from the Trustee obtain a copy of any report delivered to the Rating Agencies under this Agreement.

            (b) Notwithstanding anything to the contrary herein, in addition to the reports and information made available and distributed pursuant to the terms of this Agreement (including the information set forth in Section 8.11(a)), the Trustee shall, in accordance with such reasonable rules and procedures as it may adopt (which may include the requirement that an agreement that provides that such information shall be kept confidential and used solely for purposes of evaluating the investment characteristics of the Certificates be executed), also make the reports available to Certificateholders pursuant to Section 4.02, and, with respect to any Mortgage Loan Combination, the related B Loan Holder(s), as well as certain additional information received by the Trustee to any Certificateholder, the Underwriters, the Initial Purchaser, any Certificate Owner, any related B Loan Holder or any prospective investor identified as such by a Certificate Owner or the Underwriters or Initial Purchaser (or, with respect to any Mortgage Loan Combination or B Loan Holder), as applicable, that requests such reports or information; provided that the Trustee shall be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of such reports or information; and provided, further, that no B Loan Holder or prospective investor in a B Loan shall be entitled to any such report or information except to the extent that it relates to the subject Mortgage Loan Combination.

            (c) With respect to any information furnished by the Trustee pursuant to this Section 8.11, the Trustee shall be entitled to indicate the source of such information and the Trustee may affix thereto any disclaimer it deems appropriate in its discretion. The Trustee shall notify Certificateholders (and, with respect to any Mortgage Loan Combination, any related B Loan Holder) of the availability of any such information in any manner as it, in its sole discretion, may determine. In connection with providing access to or copies of the items described above in this Section 8.11 to Certificateholders, Certificate Owners, prospective purchasers of Certificates or interests therein or licensed or registered investment advisors of any of the foregoing, the Trustee may require: (i) in the case of Certificateholders and Certificate Owners, a confirmation executed by the requesting Person substantially in form and substance reasonably acceptable to the Trustee generally to the effect that such Person is a registered or beneficial holder of Certificates or a licensed or registered investment advisor representing such Person and is requesting the information solely for use in evaluating such Person's investment in the Certificates and will otherwise keep such information confidential; and (ii) in the case of a prospective purchaser or a licensed or registered investment advisor representing such Person, confirmation executed by the requesting Person in form and substance reasonably acceptable to the Trustee generally to the effect that such Person is a prospective purchaser of a Certificate or an interest therein or a licensed or registered investment advisor representing such Person, and is requesting the information solely for use in evaluating a possible investment in Certificates and will otherwise keep such information confidential. The Trustee shall not be liable for the dissemination of information in accordance with this Agreement.

            Section 8.12 Appointment of Custodians

            The Trustee may appoint at the Trustee's own expense one or more Custodians to hold all or a portion of the Mortgage Files as agent for the Trustee; provided that the Trustee shall inform the Master Servicers of such appointment. Each Custodian shall be a depositary institution supervised and regulated by a federal or state banking authority, shall have combined capital and surplus of at least $10,000,000, shall be qualified to do business in the jurisdiction in which it holds any Mortgage File, shall not be the Depositor, any Mortgage Loan Seller or any Affiliate of the Depositor or any Mortgage Loan Seller, and shall have in place a fidelity bond and errors and omissions policy, each in such form and amount as is customarily required of custodians acting on behalf of FHLMC or FNMA. Each Custodian shall be subject to the same obligations, standard of care, protection and indemnities as would be imposed on, or would protect, the Trustee hereunder in connection with the retention of Mortgage Files directly by the Trustee. The appointment of one or more Custodians shall not relieve the Trustee from any of its obligations hereunder, and the Trustee shall remain responsible for all acts and omissions of any Custodian.

            Section 8.13 Representations, Warranties and Covenants of the
Trustee

            The Trustee hereby represents and warrants to the Depositor, the Master Servicers, the Special Servicer and for the benefit of the Certificateholders and the B Loan Holders, as of the Closing Date, that:

            (i) The Trustee is a national banking association, duly organized, validly existing and in good standing under the laws of the United States;

            (ii) The execution and delivery of this Agreement by the Trustee, and the performance and compliance with the terms of this Agreement by the Trustee, will not violate the Trustee's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets;

            (iii) The Trustee has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

            (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms hereof, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and the rights of creditors of banks specifically and (b) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

            (v) The Trustee is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Trustee's good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Trustee to perform its obligations under this Agreement;

            (vi) No litigation is pending or, to the best of the Trustee's knowledge, threatened against the Trustee which would prohibit the Trustee from entering into this Agreement or, in the Trustee's good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Trustee to perform its obligations under this Agreement; and

            (vii) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Trustee, or compliance by the Trustee with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Trustee of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Trustee to perform its obligations hereunder.

                                   ARTICLE IX

                                   TERMINATION

            Section 9.01 Termination Upon Repurchase or Liquidation of All Trust Mortgage Loans

            Subject to Section 9.02, the Trust Fund and the respective obligations and responsibilities under this Agreement of the Depositor, the Master Servicers, the Special Servicer and the Trustee (other than the obligations of the Trustee to provide for and make payments to Certificateholders as hereafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by or on behalf of the Trustee and required hereunder to be so paid on the Distribution Date following the earliest to occur of (i) the purchase by the Special Servicer, the Series 2007-C3 Directing Certificateholder or a Master Servicer of all the Trust Mortgage Loans and each REO Property remaining in the Trust Fund at a price (the "Termination Price") equal to (a) the sum of (1) the aggregate Purchase Price of all the Trust Mortgage Loans (exclusive of REO Trust Mortgage Loans) included in the Trust Fund and (2) the Appraised Value of each REO Property, if any, included in the Trust Fund (such Appraisals in this subclause
(2) to be conducted by an Appraiser selected and mutually agreed upon by the Master Servicers, the Special Servicer and the Trustee), minus (b) (1) solely in the case where a Master Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances made by such Master Servicer, together with any interest accrued and payable to such Master Servicer in respect of such Advances in accordance with Sections 3.03(d) and 4.03(d) and any unpaid Master Servicing Fees remaining outstanding (which items shall be deemed to have been paid or reimbursed to the Master Servicer in connection with such purchase) or (2) solely in the case where the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, together with any interest accrued and payable to the Special Servicer in respect of such Advances in accordance with Section 3.03(d) and any unpaid Special Servicing Fees remaining outstanding (which items shall be deemed to have been paid or reimbursed to the Special Servicer in connection with such purchase), and (ii) the final payment or other liquidation (or any advance with respect thereto) of the last Trust Mortgage Loan or REO Property remaining in the Trust Fund; provided, however, that in no event shall the trust created hereby continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James's, living on the date hereof.

            The Special Servicer, the Series 2007-C3 Directing Certificateholder, Master Servicer No. 1 and Master Servicer No. 2, in that order of preference at its (or their) option, may each elect to purchase all of the Trust Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (i) of the preceding paragraph by giving written notice to the Trustee and the other parties hereto within 60 days of the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Pool is less than 1.0% of the aggregate Cut-off Date Principal Balance of the Original Trust Mortgage Loans; provided, that within 30 days after written notice of such election is so given, no Person with a higher right of priority to make such an election does so. Notwithstanding the foregoing, no Affiliate of Column may exercise the right to purchase the Trust Mortgage Loans or REO Property as set forth in the preceding sentence.

            If the Special Servicer, the Series 2007-C3 Directing Certificateholder or a Master Servicer purchases all of the Trust Mortgage Loans and each REO Property remaining in the Trust Fund in accordance with the preceding paragraph, the Special Servicer, the Series 2007-C3 Directing Certifateholder or such Master Servicer, as applicable, shall remit to the Trustee for deposit in the Distribution Account not later than the Master Servicer Remittance Date relating to the Distribution Date on which the final distribution on the Certificates is to occur, an amount in immediately available funds equal to the Termination Price (exclusive of (i) any portion thereof payable to any Person other than the Certificateholders pursuant to Section 3.05(a), which portion shall be deposited in the Collection Account, (ii) any portion thereof that is payable to a B Loan Holder in connection with an REO Property in accordance with the related intercreditor, co-lender or similar agreement, which portion is to be remitted to such B Loan Holder, and (iii) any portion thereof representing accrued and unpaid Excess Interest, which shall be deposited in the Excess Interest Distribution Account). In addition, the applicable Master Servicer shall transfer to the Distribution Account all amounts required to be transferred thereto on each Master Servicer Remittance Date from the Collection Account pursuant to the first paragraph of Section 3.04(b), together with any other amounts on deposit in the Collection Account that would otherwise be held for future distribution. Upon confirmation that such final deposits have been made, the Trustee shall release or cause to be released to the Special Servicer, the Series 2007-C3 Directing Certificateholder or the applicable Master Servicer, as applicable, the Mortgage Files for the remaining Trust Mortgage Loans, and the Trustee shall execute all assignments, endorsements and other instruments furnished to it by the Special Servicer, the Series 2007-C3 Directing Certificateholder or the applicable Master Servicer, as applicable, as shall be necessary to effectuate transfer of the Trust Mortgage Loans and REO Properties remaining in the Trust Fund and its rights under the related Mortgage Loan Purchase Agreement.

            For purposes of this Section 9.01, the Series 2007-C3 Directing Certificateholder, with the consent of the Holders of the Controlling Class, shall act on behalf of the Holders of the Controlling Class in purchasing the assets of the Trust Fund and terminating the Trust.

            Notice of any termination pursuant to this Section 9.01 shall be given promptly by the Trustee by letter to the Certificateholders, the B Loan Holders and each Rating Agency and, if not previously notified pursuant to this
Section 9.01, to the other parties hereto mailed (a) in the event such notice is given in connection with the purchase of all of the Trust Mortgage Loans and each REO Property remaining in the Trust Fund, not earlier than the 15th day and not later than the 25th day of the month next preceding the month of the final distribution on the Certificates, or (b) otherwise during the month of such final distribution on or before the related Determination Date in such month, in each case specifying (i) the Distribution Date upon which the Trust Fund will terminate and final payment of the Certificates will be made, (ii) the amount of any such final payment and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the offices of the Trustee or such other location therein designated.

            Upon presentation and surrender of the Certificates by the Certificateholders on the Final Distribution Date, the Trustee shall distribute to each Certificateholder so presenting and surrendering its Certificates such Certificateholder's Percentage Interest of that portion of the amounts then on deposit in the Distribution Account and/or the Excess Interest Distribution Account that are allocable to payments on the Class of Certificates so presented and surrendered. Amounts distributed from the Distribution Account as of the Final Distribution Date shall be allocated for the purposes, in the amounts and in accordance with the priority set forth in Sections 4.01(a), 4.01(b), 4.01(c), 4.01(d) and 4.01(e). Anything in this Section 9.01 to the contrary notwithstanding, the Holders of the Class V Certificates shall receive that portion, if any, of the proceeds of a sale of the assets of the Trust Fund allocable to accrued and unpaid Excess Interest. Any funds not distributed on such Distribution Date shall be set aside and held uninvested in trust for the benefit of Certificateholders not presenting and surrendering their Certificates in the aforesaid manner and shall be disposed of in accordance with this Section
9.01 and Section 4.01(i).

            Section 9.02 Additional Termination Requirements

            (a) If the Special Servicer, the Series 2007-C3 Directing Certificateholder or a Master Servicer purchases all of the Trust Mortgage Loans and each REO Property remaining in the Trust Fund as provided in Section 9.01, the Trust Fund shall be terminated in accordance with the following additional requirements, which meet the definition of a "qualified liquidation" of each REMIC Pool, within the meaning of Section 860F(a)(4) of the Code:

            (i) the Trustee shall specify the first day in the 90-day liquidation period in a statement attached to each REMIC Pool's final Tax Returns pursuant to Treasury regulations section 1.860F-1;

            (ii) within such 90-day liquidation period and at or prior to the time of the making of the final payment on the Certificates, the Trustee shall sell all of the assets of REMIC I to the Holders of the Controlling Class, the Special Servicer or a Master Servicer, as the case may be, for cash; and

            (iii) immediately following the making of the final payment on the Uncertificated REMIC I Interests and the Certificates, the Trustee shall distribute or credit, or cause to be distributed or credited, to the Holders of the Class R (in respect of REMIC II) or Class LR (in respect of REMIC I) Certificates all cash on hand (other than cash retained to meet claims), in the Trust Fund and each REMIC Pool shall terminate at that time.

                                    ARTICLE X

                            ADDITIONAL TAX PROVISIONS

            Section 10.01 Tax Administration

            (a) The Trustee shall make or cause to be made elections to treat each of the REMIC Pools as a REMIC under the Code and if necessary, under State Tax Laws. Each such election will be made on Internal Revenue Service Form 1066 or other appropriate federal tax or information return or any appropriate state Tax Return for the taxable year ending on the last day of the calendar year in which the Certificates are issued, which in each case shall be signed by the Trustee. The Trustee shall designate the "regular interests" and the "residual interests," within the meaning of the REMIC Provisions, in each REMIC Pool as set forth in the Preliminary Statement hereto. To the extent the affairs of the Trust Fund are within their control, the Master Servicers, the Special Servicer and the Trustee shall not permit the creation of any "interests" (within the meaning of Section 860G of the Code) in either REMIC Pool other than those interests outstanding on the Closing Date.

            (b) The Closing Date is hereby designated as the "startup day," within the meaning of Section 860G(a)(9) of the Code, of REMIC I and REMIC II.

            (c) The Holder of the largest Percentage Interest of the Class LR Certificates is hereby designated, and by the acceptance of its Class LR Certificate agrees to act, as Tax Matters Person for REMIC I. The Holder of the largest Percentage Interest of the Class R Certificates is hereby designated, and by the acceptance of its Class R Certificate agrees to act, as Tax Matters Person for REMIC II. The Trustee is hereby designated as the agent and attorney-in-fact of the Tax Matters Person of each REMIC Pool and shall perform all the functions thereof, and the Holders of the Class LR and Class R Certificates, by their acceptance of such Certificates, agree to such designation.

            (d) The Trustee shall prepare or cause to be prepared all of the Tax Returns that it reasonably determines are required with respect to each REMIC Pool and, as specified in Section 2.05 and Section 4.06, the Grantor Trust Pool and shall sign and file or cause to be filed such Tax Returns in a timely manner. The expenses of preparing such returns shall be borne by the Trustee without any right of reimbursement therefor.

            (e) The Trustee shall provide (i) upon request by any Transferor of a Class LR or Class R Certificate, such information to such Transferor and the IRS as is (x) reasonably necessary for the application of any tax relating to the transfer of a Class LR or Class R Certificate to any Person who is not a Disqualified Organization or (y) otherwise required to be provided by Treasury Regulations Section 1.860E-2 (and in the time and manner required to be provided to such person under such Regulations), (ii) to the Certificateholders such information or reports as are required by the Code, the REMIC Provisions or State Tax Laws including reports relating to interest, original issue discount and market discount or premium (using the Prepayment Assumption) and (iii) pursuant to Section 10.01(m), to the Internal Revenue Service the name, title, address and telephone number of the person who will serve as the representative of each of the REMIC Pools.

            (f) The Trustee shall take such actions and shall cause the Trust Fund to take such actions as are reasonably within the Trustee's control and the scope of its duties more specifically set forth herein as shall be necessary to maintain the status of each REMIC Pool as a REMIC under the REMIC Provisions (and the Master Servicers and the Special Servicer shall assist the Trustee, to the extent reasonably requested by the Trustee to do so). None of the Master Servicers, the Special Servicer or the Trustee shall knowingly or intentionally take any action, cause the Trust Fund to take any action or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, could, in such Person's reasonable judgment, (i) cause either REMIC Pool to fail to qualify as a REMIC or (ii) result in the imposition of a tax under the REMIC Provisions upon either REMIC Pool (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on net income from foreclosure property imposed by Section 860G(c) of the Code) (either such event, an "Adverse REMIC Event") unless a Master Servicer, Special Servicer or Trustee, as the case may be, receives an Opinion of Counsel (at the expense of the related Borrower (if such expense may be imposed on the related Borrower pursuant to the applicable Mortgage Loan documents), or, if the related Borrower fails or is not required to pay such expense, and the applicable Master Servicer, Special Servicer or Trustee, as the case may be, determines that taking such action is in the best interest of the Trust Fund and the Certificateholders, at the expense of the Trust Fund, but in no event at the expense of the Master Servicers, Special Servicer or Trustee) to the effect that the contemplated action will not, with respect to either REMIC Pool, cause either REMIC Pool to fail to qualify as a REMIC or, unless a Master Servicer, the Special Servicer or the Trustee, as the case may be, determines (which determination in the case of a Master Servicer or the Special Servicer is acceptable to the Trustee) that the monetary expense to either REMIC Pool is not material and in its sole discretion agrees to indemnify (to the extent reasonably acceptable to the Trustee) the Trust Fund against such tax, result in the imposition of such a tax. Wherever in this Agreement a contemplated action may not be taken because the timing of such action might result in the imposition of a tax on the Trust Fund, or may be taken only pursuant to an Opinion of Counsel that such action would not impose a tax on the Trust Fund, such action may nonetheless be taken so long as (x) the indemnity given in the preceding sentence with respect to any taxes that might be imposed on the Trust Fund has been given and (y) all other preconditions to the taking of such action have been satisfied. The Trustee shall not take any action (whether or not authorized hereunder) as to which the applicable Master Servicer has advised it in writing that it has received an Opinion of Counsel to the effect that an Adverse REMIC Event could occur with respect to such action. In addition, prior to taking any action with respect to the Trust Fund or its assets, or causing the Trust Fund to take any action, which is not expressly permitted under the terms of this Agreement, each of the parties hereto will consult with the Trustee or its designee, in writing, with respect to whether such action could cause an Adverse REMIC Event to occur with respect to each REMIC Pool, and such party shall not take any such action, or cause the Trust Fund to take any such action, as to which the Trustee has advised it in writing that an Adverse REMIC Event could occur. The Trustee may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not expressly permitted by this Agreement. At all times as may be required by the Code, the Trustee will to the extent within its control and the scope of its duties as specifically set forth herein, maintain substantially all of the assets of the Trust Fund as "qualified mortgages" as defined in Section 860G(a)(3) of the Code and "permitted investments" as defined in Section 860G(a)(5) of the Code.

            (g) In the event that any tax is imposed on "prohibited transactions" of either REMIC Pool as defined in Section 860F(a)(2) of the Code, on "contributions" to a REMIC Pool after the Startup Day pursuant to Section 860G(d) of the Code, or any other tax is imposed by the Code or any applicable provisions of state or local tax laws (other than a tax on "net income from foreclosure property" as defined in Section 860G(c) of the Code or similar provisions of state or local tax laws, provided that the Special Servicer complied with all requirements specified herein for foreclosure property), such tax shall be charged (i) to the applicable Master Servicer, if such tax arises out of or results from a breach, which breach constitutes negligence or willful misconduct of such Master Servicer, by such Master Servicer of any of its obligations under this Agreement and such breach is not caused by the breach of another party, (ii) to the Trustee, if such tax arises out of or results from a breach by the Trustee of any of its obligations under this Agreement and such breach is not caused by the breach of another party, (iii) to the Special Servicer, if such tax arises out of or results from a breach by the Special Servicer of any of its obligations under this Agreement and such breach is not caused by the breach of another party and (iv) otherwise, against amounts on deposit in the Collection Account.

            (h) The Trustee shall, for federal income tax purposes, maintain books and records with respect to each of the REMIC Pools on a calendar year and on an accrual basis or as otherwise may be required by the REMIC Provisions.

            (i) Following the Startup Day, none of the Master Servicers, the Special Servicer or the Trustee shall (except as contemplated by Section 2.03) accept any contributions of assets to either REMIC Pool unless the Master Servicers, the Special Servicer and the Trustee shall have received an Opinion of Counsel (at the expense of the party seeking to make such contribution) to the effect that the inclusion of such assets in either REMIC Pool will not cause either REMIC Pool to fail to qualify as a REMIC at any time that any Certificates are outstanding or subject either REMIC Pool created hereunder to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

            (j) None of the Master Servicers, the Special Servicer or the Trustee shall enter into any arrangement by which a REMIC Pool created hereunder will receive a fee or other compensation for services nor, to the extent reasonably within their control, permit either REMIC Pool to receive any income from assets other than "qualified mortgages" as defined in Section 860G(a)(3) of the Code or "permitted investments" as defined in Section 860G(a)(5) of the Code.

            (k) For the purposes of Treasury Regulations Section
1.860G-1(a)(4)(iii), the "latest possible maturity date" of the Uncertificated REMIC I Interests and the Regular Certificates is the Rated Final Distribution Date.

            (l) Within 30 days after the Closing Date, the Trustee shall obtain a taxpayer identification number for each REMIC Pool on Form SS-4 and shall prepare and file with the Internal Revenue Service Form 8811, "Information Return for Real Estate Mortgage Investment Conduits (REMIC) and Issuers of Collateralized Debt Obligations" (or applicable successor form) for each REMIC Pool created hereunder.

            (m) [Reserved.]

            (n) None of the Trustee, the Master Servicers or the Special Servicer shall sell or dispose of or substitute for any of the Trust Mortgage Loans (except in connection with (i) the default, imminent default or foreclosure of a Trust Mortgage Loan, including but not limited to, the acquisition or sale of a Mortgaged Property acquired by deed in lieu of foreclosure, (ii) the bankruptcy of the Trust Fund, (iii) the termination of the Trust Fund created hereunder pursuant to Article X of this Agreement or (iv) a purchase of Trust Mortgage Loans pursuant to or as contemplated by Article II or
Section 3.18 of this Agreement or pursuant to any Intercreditor Agreement or mezzanine intercreditor agreement) nor acquire any assets for the Trust Fund or either REMIC Pool, nor sell or dispose of any investments in any account maintained by it hereunder for gain, nor accept any contributions to either REMIC Pool after the Closing Date, unless it has received an Opinion of Counsel (which opinion shall be the expense of the party seeking to take such action) that such sale or disposition will not affect adversely the status of either REMIC Pool as a REMIC or cause either REMIC Pool to be subject to a tax on "prohibited transactions" or "contributions" pursuant to the REMIC Provisions.

            (o) The Depositor shall provide or cause to be provided to the Trustee, within ten (10) days after the Closing Date, and thereafter on an ongoing basis, all information or data requested by the Trustee that the Trustee reasonably determines to be relevant for tax purposes as to the valuations and Issue Prices of the Certificates, including without limitation, the price, yield, original issue discount, issue premium and projected cash flow of the Certificates. In addition, the Master Servicers, the Special Servicer and the Depositor shall provide on a timely basis to the Trustee or its designee such information with respect to the Trust Fund as is in its possession and reasonably requested by the Trustee to enable it to perform its obligations under this Section. The Trustee shall be entitled to rely conclusively upon all such information so provided to it without recalculation or other investigation. The Trustee shall pay out of its own funds, without any right of reimbursement, any and all ordinary expenses of the Trust Fund incurred in the performance of its duties under this Section but shall be reimbursed, except as otherwise expressly provided for herein, by the Trust Fund for any of its extraordinary expenses, including any taxes or tax-related payments including any expenses involved in any tax examination, audit or proceeding.

            (p) The Master Servicers and the Special Servicer shall furnish such reports, certifications and information in its possession, and access to such books and records maintained thereby, as may be related to the Certificates or the Trust Fund and as shall be reasonably requested by the Trustee in order to enable it to perform its duties under this Article X.

                                   ARTICLE XI

               EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

            Section 11.01 Intent of the Parties; Reasonableness

            Except with respect to Section 11.11, Section 11.12 and Section 11.13, the parties hereto acknowledge and agree that the purpose of Article XI of this Agreement is to facilitate compliance by the Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. The Depositor shall not exercise its rights to request delivery of information or other performance under these provisions other than reasonably and in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations of the Commission thereunder. The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agree to comply with requests made by the Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of the requirements of Regulation AB. In connection with the Certificates, each of the parties to this Agreement shall cooperate fully with the reasonable requests of the Depositor to deliver or make available to the Depositor (including any of its assignees or designees), any and all statements, reports, certifications, records and any other information in the applicable Person's possession and necessary in the good faith determination of the Depositor to permit the Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Master Servicers, the Special Servicer, any Servicing Function Participant and the Trustee, as applicable, or the Servicing of the Loans, reasonably believed by the Depositor to be necessary in order to effect such compliance. For the avoidance of doubt, none of the Master Servicers, the Special Servicer or any Servicing Function Participant is responsible to make filings with the Commission.

            Section 11.02 Reserved

            Section 11.03 Information to be Provided by the Master Servicers, the Special Servicer, the Trustee and the Servicing Function Participant

            For so long as the Trust is subject to the reporting requirements of the Exchange Act with respect to the Certificates, in connection with the succession to a Master Servicer, the Special Servicer, any Servicing Function Participant or the Trustee as a servicer or trustee under this Agreement by any Person (i) into which a Master Servicer, the Special Servicer, such Servicing Function Participant or the Trustee may be merged or consolidated, or (ii) which may be appointed as a successor to a Master Servicer, the Special Servicer, any Servicing Function Participant or the Trustee, such successor Person shall provide to the Depositor, at least 5 calendar days prior to the effective date of such succession or appointment (as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement, otherwise immediately following such effective date, but no later than required pursuant to Section 11.09), (x) written notice to the Trustee and the Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Trustee and the Depositor, all information relating to such successor reasonably requested by the Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any Class of Certificates.

            Section 11.04 Reserved

            Section 11.05 Filing Obligations

            Each Master Servicer, the Special Servicer and the Trustee shall, and each Master Servicer and the Special Servicer, as applicable, shall use commercially reasonable efforts to cause each Servicing Function Participant (other than any party to this Agreement) with which it has entered into a servicing relationship with respect to the Loans to, reasonably cooperate with the Trustee and the Depositor in connection with the Trustee's and Depositor's good faith efforts to satisfy the Trust's reporting requirements under the Exchange Act.

            Section 11.06 Form 10-D Filings

            Within 15 days after the first Distribution Date in each month (subject to permitted extensions under the Exchange Act), the Trustee shall prepare and file on behalf of the Trust any Form 10-D required by the Exchange Act and the rules and regulations of the Commission thereunder in form and substance as required by the Exchange Act and the rules and regulations of the Commission thereunder. The Trustee shall file each Form 10-D, pursuant to the paragraph immediately succeeding, with a copy of the related Trustee Report attached thereto. Any disclosure in addition to the Trustee Report that is required to be included on Form 10-D ("Additional Form 10-D Disclosure") shall, pursuant to the paragraph immediately succeeding, (and to the extent not otherwise reported pursuant to any other provision of this Agreement) be reported by the parties set forth on Exhibit V and approved or disapproved, as the case may be, as to form and substance, by the Depositor, and the Trustee shall have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure (other than such Additional Form 10-D Disclosure which is to be reported by it as set forth on Exhibit V), absent such reporting and approval.

            For so long as the Trust is subject to the reporting requirements of the Exchange Act, within 5 calendar days after the first Distribution Date in each month, (i) each party listed on Exhibit V hereto shall be required to provide to the Trustee and the Depositor, to the extent a Servicing Officer or Responsible Officer, as the case may be, thereof has actual knowledge (other than Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be, any lawyer in the in-house legal department or a senior manager of such party), in EDGAR-compatible format, or in such other format as otherwise agreed upon by the Trustee, the Depositor and such party, any Additional Form 10-D Disclosure described on Exhibit V applicable to such party, (ii) include with such Additional Form 10-D Disclosure, an Additional Disclosure Notification substantially in the form attached hereto as Exhibit Y and (iii) the Trustee shall, at any time prior to filing the related Form 10-D, provide prompt notice to the Depositor to the extent that the Trustee is notified of an event reportable on Form 10-D for which it has not received the necessary Additional Form 10-D Disclosure from the applicable party. No later than the 5th calendar day after such Distribution Date, the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D. The Trustee has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit V of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information. The Depositor will be responsible for any reasonable fees and expenses assessed or incurred by the Trustee in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph.

            After preparing the Form 10-D, the Trustee shall forward electronically a draft copy of the Form 10-D to the Depositor for review and approval; provided that the Trustee shall use its reasonable best efforts to provide such copy to the Depositor by the 3rd Business Day prior to the 15th calendar day after such Distribution Date, but in no event earlier than 24 hours after receipt of direction from the Depositor regarding the inclusion of any Additional Form 10-D Disclosure pursuant to the preceding paragraph. Within two Business Days after receipt of such copy, but no later than the 12th calendar day after such Distribution Date, the Depositor shall notify the Trustee in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D and, a duly authorized representative of the Depositor shall sign the Form 10-D and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Trustee. Form 10-D requires the registrant to indicate (by checking "yes" or "no") that it "(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days." The Depositor hereby instructs the Trustee, with respect to each Form 10-D, to check "yes" for each item unless the Trustee has received timely prior written notice from the Depositor that the answer should be "no" for an item. The Trustee shall file such Form 10-D, upon signature thereof as provided in Section 11.16, not later than (i) 5:30 pm (New York City time) on the 15th calendar day after such Distribution Date or (ii) such other time as the Depositor and the Trustee mutually agree is permitted by the Commission for the filing such Form 10-D. If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Trustee will follow the procedures set forth in Section 11.10(b). Promptly, but no later than one Business Day after filing with the Commission, the Trustee shall, pursuant to Section 4.02(d), make available on its internet website a final executed copy of each Form 10-D prepared and filed by the Trustee. The parties to this Agreement acknowledge that the performance by the Trustee of its duties under this Section 11.06 related to the timely preparation and filing of Form 10-D is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section
11.06. The Trustee shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or file such Form 10-D where such failure results from the Trustee's inability or failure to receive on a timely basis any information from any other party hereto needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

            Section 11.07 Form 10-K Filings

            Within 90 days after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the "10-K Filing Deadline") (it being understood that the fiscal year for the Trust ends on December 31st of each year), commencing in March 2008, the Trustee shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Trustee within the applicable time frames set forth in this Agreement, (i) an annual compliance statement for each applicable Reporting Servicer, as described under Section 11.11, (ii)(A) the annual reports on assessment of compliance with servicing criteria for each applicable Reporting Servicer, as described under Section 11.12, and (B) if any Reporting Servicer's report on assessment of compliance with servicing criteria described under Section 11.12 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any Reporting Servicer's report on assessment of compliance with servicing criteria described under Section 11.12 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation as to why such report is not included, (iii)(A) the registered public accounting firm attestation report for each Reporting Servicer, as described under Section 11.13, and (B) if any registered public accounting firm attestation report described under Section 11.13 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation as to why such report is not included, and (iv) a Sarbanes-Oxley Certification as described in Section 11.08. Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10-K ("Additional Form 10-K Disclosure") shall, pursuant to the paragraph immediately succeeding, be reported by the parties set forth on Exhibit W and approved or disapproved, as the case may be, as to form and substance, by the Depositor, and the Trustee will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure absent such reporting or approval. However, where information from such other party for inclusion in a Form 10-K is not received on a timely basis, but is subsequently provided within a time period that may allow for the timely filing of the applicable Form 10-K or an amendment thereto, then the Trustee shall use reasonable efforts to properly prepare, arrange for execution and file such Form 10-K or amendment thereto.

            For so long as (but only for so long as) the Trust is subject to the reporting requirements of the Exchange Act, no later than March 15th, commencing in March 2008 (i) each party listed on Exhibit W hereto shall be required to provide to the Trustee and the Depositor, to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge (other than with respect to disclosure required pursuant to Items 1117 and 1119 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer, any lawyer in the in-house legal department or a senior manager of such party), in EDGAR-compatible format, or in such other form as otherwise agreed upon by the Trustee, the Depositor and such party, any Additional Form 10-K Disclosure described on Exhibit W applicable to such party,
(ii) include with such Additional Form 10-K Disclosure, an Additional Disclosure Notification substantially in the form attached hereto as Exhibit Y and (iii) the Trustee shall, at any time prior to filing the related Form 10-K, provide prompt notice to the Depositor to the extent that the Trustee is notified of an event reportable on Form 10-K for which it has not received the necessary Additional Form 10-K Disclosure from the applicable party. No later than March 15th, the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K. Other than with respect to itself, the Trustee has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit W of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information. The Depositor will be responsible for any reasonable fees and expenses assessed or incurred by the Trustee in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph.

            After preparing the Form 10-K, the Trustee shall forward electronically a copy of the Form 10-K to the Depositor for review. Within three Business Days after receipt of such copy, but no later than March 25th, the Depositor shall notify the Trustee in writing (which may be furnished electronically) of any changes to or approval of such Form 10-K. No later than 5:00 p.m. EST on the 4th Business Day prior to the 10-K Filing Deadline, a senior officer in charge of securitization of the Depositor shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Trustee. Form 10-K requires the registrant to indicate (by checking "yes" or "no") that it "(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days." The Depositor hereby instructs the Trustee, with respect to each Form 10-K, to check "yes" for each item unless the Trustee has received timely prior written notice from the Depositor that the answer should be "no" for an item. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Trustee will follow the procedures set forth in Section 11.10(b). After filing with the Commission, the Trustee shall, pursuant to Section 4.02(d), make available on its internet website a final executed copy of each Form 10-K filed by the Trustee. The parties to this Agreement acknowledge that the performance by the Trustee of its duties under this Section 11.07 related to the timely preparation and filing of Form 10-K is contingent upon such parties (and any Additional Servicer or Servicing Function Participant) observing all applicable deadlines in the performance of their duties under this Article XI. The Trustee shall have no liability with respect to any failure to properly prepare and/or file such Form 10-K resulting from the Trustee's inability or failure to receive from any other party any information needed to prepare, arrange for execution or file such Form 10-K on a timely basis, not resulting from its own negligence, bad faith or willful misconduct.

            Section 11.08 Sarbanes-Oxley Certification

            Each Form 10-K shall include a certification (the "Sarbanes-Oxley Certification") as set forth in Exhibit M-1 attached hereto, required to be included therewith pursuant to the Sarbanes-Oxley Act. Each Reporting Servicer shall, and each Master Servicer, the Special Servicer and the Trustee shall use reasonable efforts to cause each Servicing Function Participant with which it has entered into a servicing relationship with respect to the Loans (other than any party to this Agreement and any Sub-Servicer listed on Exhibit N hereto) to, provide to the Person who signs the Sarbanes-Oxley Certification (the "Certifying Person") by no later than March 15th of each year in which the Trust is subject to the reporting requirements of the Exchange Act and otherwise within a reasonable period of time upon request, a certification (each, a "Performance Certification"), in the form attached hereto as Exhibit M-2, M-3 or M-4, on which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity's officers, directors and Affiliates (collectively with the Certifying Person, "Certification Parties") can reasonably rely. The senior officer in charge of the securitization of the Depositor shall serve as the Certifying Person on behalf of the Trust. Such officer of the Certifying Person can be contacted at 11 Madison Avenue, New York, NY 10010. If any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable sub-servicing agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide a certification to the Certifying Person pursuant to this Section 11.08 with respect to the period of time it was subject to this Agreement or the applicable sub-servicing or primary servicing agreement, as the case may be. Notwithstanding the foregoing, nothing in this paragraph shall require any Reporting Servicer (i) to certify or verify the accurateness or completeness of any information provided to such Reporting Servicer by third parties, (ii) to certify information other than to such Reporting Servicer's knowledge and in accordance with such Reporting Servicer's responsibilities hereunder or (iii) with respect to completeness of information and reports, to certify anything other than that all fields of information called for in written reports prepared by such Reporting Servicer have been completed except as they have been left blank on their face.

            Each Performance Certification shall include a reasonable reliance statement by the Reporting Servicer enabling the Certification Parties to rely upon each (i) annual compliance statement provided by such Reporting Servicer pursuant to Section 11.11, (ii) annual report on assessment of compliance with servicing criteria provided by such Reporting Servicer pursuant to Section 11.12 and (iii) registered public accounting firm attestation report provided by such Reporting Servicer pursuant to Section 11.13.

            Section 11.09 Form 8-K Filings

            Within four (4) Business Days after the occurrence of an event requiring disclosure under Form 8-K (each a "Reportable Event"), and, if requested by the Depositor and to the extent it receives the Form 8-K Disclosure Information described below, the Trustee shall prepare and file on behalf of the Trust any Form 8-K as required by the Exchange Act, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K ("Form 8-K Disclosure Information") shall, pursuant to the paragraph immediately succeeding, be reported by the parties set forth on Exhibit X and approved or disapproved, as the case may be, by the Depositor and the Trustee shall have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information (other than such Form 8-K Disclosure Information which is to be reported by it as set forth on Exhibit X) absent such reporting and approval.

            For so long as (but only for so long as) the Trust is subject to the reporting requirements of the Exchange Act, (i) the parties listed on Exhibit X hereto shall, to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge (or any officer thereof with respect to Items 1117 and 1119 or Regulation AB as to such party), use their reasonable efforts to provide to the Depositor and the Trustee within 1 Business Day after the occurrence of the Reportable Event, but shall provide in no event later than noon (New York City time) on the 2nd Business Day after the occurrence of the Reportable Event, any Form 8-K Disclosure Information described on Exhibit X as applicable to such party, in EDGAR-compatible format, or in such other format as otherwise agreed upon by the Trustee, the Depositor and such party, and (ii) include with such Additional Form 8-K Disclosure, an Additional Disclosure Notification substantially in the form attached hereto as Exhibit Y. The Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K no later than 6 p.m. on the second Business Day after the Reportable Event. The Trustee has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit X of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information. The Depositor will be responsible for any reasonable fees and expenses assessed or incurred by the Trustee in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this paragraph.

            After preparing the Form 8-K, the Trustee shall forward electronically a copy of the Form 8-K to the Depositor for review. Promptly, but no later than the close of business on the third Business Day after the Reportable Event, the Depositor shall notify the Trustee in writing (which may be furnished electronically) of any changes to or approval of such Form 8-K. No later than noon (Eastern time) on the 4th Business Day after the Reportable Event, a duly authorized representative of the Depositor shall sign the Form 8-K and return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Trustee. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Trustee will follow the procedures set forth in Section 11.10(b). After filing with the Commission, the Trustee will, pursuant to Section 4.02(d), make available on its internet website a final executed copy of each Form 8-K filed by the Trustee. The parties to this Agreement acknowledge that the performance by the Trustee of its duties under this Section 11.09 related to the timely preparation and filing of Form 8-K is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section
11.09. The Trustee shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file such Form 8-K, where such failure results from the Trustee's inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 8-K and not resulting from the Trustee's own negligence, bad faith or willful misconduct.

            Section 11.10 Form 15 Filing; Incomplete Exchange Act Filings; Amendments to Exchange Act Reports

            (a) On or before January 30 of the first year in which the Trustee is able to do so under applicable law, the Trustee shall prepare and file a Form 15 Suspension Notification relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act, and shall provide notice to the other parties hereto in the event such filing is not accomplished. After the filing of Form 15, the obligations of the parties to this Agreement under Sections 11.01, 11.03, 11.05, 11.06, 11.07, 11.08 and 11.09 shall be suspended.

            (b) The Trustee shall promptly notify (which notice, notwithstanding the provisions of Section 10.05, may be sent by facsimile or by email and which shall include the identity of the Master Servicer, Special Servicer or the Trustee who did not deliver such information) the Depositor and the Depositor shall notify such Master Servicer or the Special Servicer that failed to deliver such information, if all, or any portion of, any required disclosure information to be included in any Form 8-K, Form 10-D or Form 10-K required to be filed pursuant to this Agreement is not delivered to it within the delivery deadlines set forth in this Agreement (exclusive of any grace or cure periods), but only to the extent the Trustee has actual knowledge that such Master Servicer or the Special Servicer is required to provide such disclosure information. If the Trustee is unable to timely file with the Commission all or any required portion of any Form 8-K, Form 10-D or Form 10-K required to be filed by this Agreement because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines set forth in this Agreement or for any other reason, the Trustee shall promptly notify the Depositor of such inability to make a timely filing with the Commission. In the case of Forms 10-D and 10-K, the parties hereto, as necessary, shall cooperate with the Depositor and the Trustee to prepare and file a Form 12b-25 and a Form 10-D/A and Form 10-K/A as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Trustee shall, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next Form 10-D. In the event that any previously filed Form 8-K, Form 10-D or Form 10-K needs to be amended, the Trustee will, in the case of any such amended forms relating to Additional Form 10-D Disclosure or to Additional Form 10-K Disclosure, notify the Depositor, and the Depositor shall notify such Master Servicer or the Special Servicer and such parties shall cooperate (only to the extent information regarding, or an action of, such party is any part of the reason for such amendment) to prepare any necessary 8-K/A, Form 10-D/A or Form 10-K/A. Any Form 15, Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K shall be signed, in the case of Form 15, Form 12b-25 or any amendments to Form 8-K or Form 10-D, by a duly authorized officer of the Depositor, and in the case of Form 10-K, by a senior officer of the Depositor in charge of securitization. The Depositor, each Master Servicer and the Special Servicer acknowledge that the performance by the Trustee of its duties under this Section 11.10 related to the timely preparation and filing of Form 15, a Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K is contingent upon such Master Servicer, the Depositor and the Special Servicer performing their duties under this Section. The Trustee shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file any such Form 15, Form 12b-25 or any amendments to Forms 8-K, 10-D or 10-K, where such failure results from the Trustee's inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or timely file such Form 15, Form 12b-25 or any amendments to Forms 8-K, 10-D or 10-K, not resulting from its own negligence, bad faith or willful misconduct.

            Section 11.11 Annual Compliance Statements

            Each Master Servicer, the Special Servicer, the Trustee and each Servicing Function Participant (if such Servicing Function Participant is a servicer contemplated by Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB) (each a "Certifying Servicer") shall, and each Master Servicer, the Special Servicer and the Trustee shall use commercially reasonable efforts to cause each Additional Servicer and each Servicing Function Participant (if such Servicing Function Participant is a servicer contemplated by Item 1108(a)(2)(i), (ii) or
(iii) of Regulation AB) with which it has entered into a servicing relationship with respect to the Loans (other than any party to this Agreement and any Sub-Servicer listed on Exhibit N hereto) to, deliver to the Depositor and the Trustee on or before March 15th of each year (with no grace period), commencing in March 2008, an Officer's Certificate stating, as to the signer thereof, that
(A) a review of such Certifying Servicer's activities during the preceding fiscal year or portion thereof and of such Certifying Servicer's performance under this Agreement (or the applicable sub-servicing agreement, as the case may be), has been made under such officer's supervision and (B) to the best of such officer's knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. Each Certifying Servicer shall forward a copy of each such statement to the Controlling Class Certificateholder. Promptly after receipt of each such Officer's Certificate, the Depositor shall have the right to review such Officer's Certificate and, if applicable, consult with each Certifying Servicer, as applicable, as to the nature of any failures by such Certifying Servicer in the fulfillment of any of the Certifying Servicer's obligations hereunder or under the applicable sub-servicing agreement. None of the Certifying Servicers or any Additional Servicer or Servicing Function Participant shall be required to deliver, or to endeavor to cause the delivery of any such Officer's Certificates until April 30 in any given year, so long as a Form 10-K is not required to be filed in respect of the Trust for the preceding fiscal year.

            Section 11.12 Annual Reports on Assessment of Compliance with Servicing Criteria

            By March 15th (with no cure period) of each year in which the Trust is required to file a Form 10-K for the preceding fiscal year, commencing in March 2008, or April 30 of each year in which the Trust is not required to file a Form 10-K for the preceding fiscal year, each Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Loan), the Trustee and each Servicing Function Participant, each at its own expense, shall furnish, and each of the preceding parties, as applicable, shall use reasonable efforts to cause each other Servicing Function Participant (other than any party to this Agreement and any Sub-Servicer listed on Exhibit N hereto) with which it has entered into a servicing relationship with respect to the Loans to furnish, each at its own expense, to the Trustee and the Depositor, a report on an assessment of compliance with the Relevant Servicing Criteria for the preceding fiscal year that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such Reporting Servicer used the Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Reporting Servicer's assessment of compliance with the Relevant Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form 10-K required to be filed pursuant to Section 11.07, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer's assessment of compliance with the Relevant Servicing Criteria as of and for such period.

            No later than ten (10) Business Days after the end of each fiscal year for the Trust for which a Form 10-K is required to be filed, each Master Servicer, the Special Servicer and the Trustee shall each forward to the Trustee and the Depositor the name and address of each Servicing Function Participant engaged by it during such fiscal year or portion thereof (except for any Servicing Function Participant listed on Exhibit N hereto) and what Relevant Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant. When each Master Servicer, Special Servicer, the Trustee and each Servicing Function Participant submit their respective assessments to the Trustee and the Depositor, each such party shall also at such time, if it has received the assessment (and attestation required pursuant to Section 11.13) of each Servicing Function Participant engaged by it, include such assessment (and attestation) in its submission to the Trustee.

            Promptly after receipt of each such report on assessment of compliance, (i) the Depositor shall have the right to review each such report and, if applicable, consult with the Master Servicers, the Special Servicer, the Trustee and any Servicing Function Participant as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria by the Master Servicers, Special Servicer, the Trustee or any Servicing Function Participant, and (ii) the Trustee shall confirm that the assessments, taken individually address the Relevant Servicing Criteria for each party as set forth on Exhibit U and notify the Depositor of any exceptions. None of the Master Servicers, the Special Servicer, the Trustee or any Servicing Function Participant shall be required to deliver, or to endeavor to cause the delivery of, any such reports until April 15 in any given year that a Form 10-K is not required to be filed in respect of the Trust for the preceding fiscal year.

            The parties hereto acknowledge that a material instance of noncompliance with the Relevant Servicing Criteria reported on an assessment of compliance pursuant to this Section 11.12 by either Master Servicer, the Special Servicer or the Trustee shall not, as a result of being so reported, in and of itself, constitute a breach of such parties' obligations, as applicable, under this Agreement unless otherwise provided for in this Agreement.

            Section 11.13 Annual Independent Public Accountants' Attestation

            By March 15th of each year in which the Trust is required to file a Form 10-K for the preceding fiscal year, commencing in March 2008, or April 30 of each year in which the Trust is not required to file a Form 10-K for the preceding fiscal year, each Master Servicer, the Special Servicer and the Trustee, each at its own expense, shall use reasonable efforts to cause, and each of the preceding parties, as applicable, shall use commercially reasonable efforts to cause each other Servicing Function Participant with which it has entered into a servicing relationship with respect to the Loans (other than any party to this Agreement and any Sub-Servicer listed on Exhibit N hereto) to cause, each at its own expense, a registered public accounting firm (which may also render other services to a Master Servicer, the Special Servicer, the Trustee or such other Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Trustee and the Depositor for the preceding fiscal year, to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assessment from such Reporting Servicer of its compliance with the Relevant Servicing Criteria and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, it is expressing an opinion as to whether such Reporting Servicer's compliance with the Relevant Servicing Criteria was fairly stated in all material respects, or it cannot express an overall opinion regarding such Reporting Servicer's assessment of compliance with the Relevant Servicing Criteria. If an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Such report must be available for general use and not contain restricted use language.

            Promptly after receipt of such report from a Master Servicer, Special Servicer, the Trustee or any Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans (other than a party to this Agreement and any Sub-Servicer listed on Exhibit N hereto), (i) the Depositor shall have the right to review the report and, if applicable, consult with such Master Servicer, the Special Servicer, the Trustee or any such Servicing Function Participant as to the nature of any material instance of noncompliance by such Master Servicer, the Special Servicer, the Trustee or any such Servicing Function Participant with the Relevant Servicing Criteria, as the case may be, in the fulfillment of any of the applicable Master Servicer's, the Special Servicer's, the Trustee's or the applicable Servicing Function Participant's obligations hereunder or under any applicable sub-servicing agreement, and (ii) the Trustee shall confirm that each assessment submitted pursuant to Section 11.12 is coupled with an attestation meeting the requirements of this Section and notify the Depositor of any exceptions. None of the Master Servicers, the Special Servicer, the Trustee, the Trustee nor any Servicing Function Participant shall be required to deliver, or to endeavor to cause the delivery of, such reports until April 30 in any given year so long as a Form 10-K is not required to be filed in respect of the Trust for the preceding fiscal year.

            Section 11.14 Exchange Act Reporting Indemnification

            Each of the Master Servicers, the Special Servicer and the Trustee shall indemnify and hold harmless each Certification Party, the Depositor and their respective directors and officers, and each other person who controls any such entity within the meaning of either Section 15 of the Securities Act or
Section 20 of the Exchange Act, from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and expenses and related costs, judgments and other costs and expenses incurred by such Certification Party arising out of (i) an actual breach of its obligations under this Article XI or
(ii) negligence, bad faith or willful misconduct on its part in the performance of such obligations.

            The Master Servicers, the Special Servicer and the Trustee shall use commercially reasonable efforts to cause each Servicing Function Participant with which, in each case, it has entered into a servicing relationship with respect to the Loans (other than any party to this Agreement and any Sub-Servicer listed on Exhibit N hereto) to indemnify and hold harmless each Certification Party from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and expenses and related costs, judgments and other costs and expenses incurred by such Certification Party arising out of (i) a breach of its obligations to provide any of the annual compliance statements or annual assessment of servicing criteria or attestation reports pursuant to this Agreement, or the applicable sub-servicing or primary servicing agreement, as applicable, or (ii) negligence, bad faith or willful misconduct on its part in the performance of such obligations thereunder.

            If the indemnification provided for herein is unavailable or insufficient to hold harmless any Certification Party, then each Master Servicer, the Special Servicer, each Additional Servicer or other Servicing Function Participant (the "Performing Party") shall contribute, as applicable, to the amount paid or payable to the Certification Party as a result of the losses, claims, damages or liabilities of the Certification Party in such proportion as is appropriate to reflect the relative fault of the Certification Party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party's obligations pursuant to this Article XI (or breach of its representations or obligations under the applicable sub-servicing or primary servicing agreement to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports) or the Performing Party's negligence, bad faith or willful misconduct in connection therewith. The Master Servicers, Special Servicer and the Trustee shall use reasonable best efforts to cause each Servicing Function Participant with which it has entered into a servicing relationship (other than any party to this Agreement and any Sub-Servicer listed on Exhibit N hereto) with respect to the Loans to agree to the foregoing indemnification and contribution obligations.

            Promptly after receipt by an indemnified party of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify in writing the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party under this Agreement except to the extent that such omission to notify materially prejudices the indemnifying party. In case any such action is brought against any indemnified party, after the indemnifying party has been notified of the commencement of such action, such indemnifying party shall be entitled to participate therein (at its own expense) and, to the extent that it may wish, shall be entitled to assume the defense thereof (jointly with any other indemnifying party similarly notified) with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any expenses subsequently incurred in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have agreed to the retention of such counsel,
(ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (iii) the indemnifying party fails within a reasonable period of time to designate counsel that is reasonably satisfactory to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) in any one jurisdiction separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. An indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent. However, if settled with such consent, the indemnifying party shall indemnify the indemnified party from and against any loss or liability by reason of such settlement to the extent that the indemnifying party is otherwise required to do so under this Agreement. If an indemnifying party assumes the defense of any proceeding, it shall be entitled to settle such proceeding with the consent of the indemnified party (which consent shall not be unreasonably withheld) or, if such settlement (i) provides for an unconditional release of the indemnified party in connection with all matters relating to the proceeding that have been asserted against the indemnified party in such proceeding by the other parties to such settlement and (ii) does not require an admission of fault by the indemnified party, without the consent of the indemnified party.

            Section 11.15 Amendments

            Nothing contained in this Article XI shall be construed to require any party to this Agreement other than the Depositor, or any of such party's officers, to execute any Form 10-K. The failure of any party to this Agreement other than the Depositor, or any of such party's officers, to execute any Form 10-K shall not be regarded as a breach by such party of any of its obligations under this Agreement. This Article XI may be amended by the parties hereto pursuant to Section 11.01 for purposes of complying with Regulation AB and/or to conform to standards developed within the commercial mortgage backed securities market, without any Opinions of Counsel, Officer's Certificates, Rating Agency confirmations or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement, provided however, no such amendment shall modify the obligations of Master Servicers or the Special Servicer under
Section 10.10(c) hereunder, provided, further, that certificates and reports (or substantially similar certificates and reports) required to be delivered pursuant to Section 11.11, Section 11.12 and Section 11.13 will continue to be required regardless of any such amendment to this Agreement.

            Section 11.16 Exchange Act Report Signatures; Delivery of Notices; Interpretation of Grace Periods

            (a) Each Form 8-K report, Form 10-D report and Form 10-K report shall be signed by the Depositor in accordance with this Agreement and any other procedures to be agreed upon by the Depositor and the Trustee. The signing party at the Depositor can be contacted at Credit Suisse First Boston Mortgage Securities Corp. at 11 Madison Avenue, New York, New York 10010, Attention:
Jeffrey Altabef, with a copy to Casey McCutcheon, Esq. and the signing party at the Trustee, if applicable, can be contacted at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, Attention: Corporate Trust Services - Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3.

            (b) Notwithstanding anything in Section 10.05 to the contrary, any notice required to be delivered to the Depositor under this Article XI shall be properly given if sent by facsimile to (212) 743-5227 Attention: Jeffrey Altabef (or such other number as the Depositor may instruct) and by email to Jeffrey.altabef@credit-suisse.com (or such other email address as the Depositor may instruct).

            (c) For the avoidance of doubt:

            (i) None of the Master Servicers nor the Special Servicer shall be subject to an Event of Default, as applicable, pursuant to Section 7.01(a)(xi) of this Agreement nor shall any such party be deemed to not be in compliance under this Agreement, prior to the date which causes Trustee to be delinquent in any filing obligation provided for under this Article XI, provided, that if any such party fails to comply with the delivery requirements of this Article XI which prevents the Trustee from making any required filing, such failure shall constitute an Event of Default; and

            (ii) None of the Master Servicers nor the Special Servicer shall be subject to an Event of Default, pursuant to pursuant to Section 7.01(a)(xi) of this Agreement nor shall any such party be deemed to not be in compliance under this Agreement, for failing to deliver any item required under this Article XI by the time required hereunder with respect to any reporting period for which the Trust is not required to file Exchange Act reports (which reporting periods will include any occurring after the Trustee files the Form 15 relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act).

            Section 11.17 Termination of the Trustee

            Notwithstanding anything to the contrary contained in this Agreement, the Depositor may immediately terminate the Trustee if the Trustee fails to comply with any of its obligations under this Article XI; provided that
(a) such termination shall not be effective until a successor Trustee shall have accepted the appointment, (b) the Trustee may not be terminated if it cannot perform its obligations due to its failure to properly prepare, arrange for execution or file on a timely basis any Form 8-K, Form 10-K or Form 10-D or any amendments to such forms, any Form 15 or any Form 12b-25 where such failure results from the Trustee's inability or failure to receive, within the exact time frames set forth in this Agreement any information, approval, direction or signature from any other party hereto needed to prepare, arrange for execution or timely file any such Form 8-K, Form 10-K or Form 10-D or any amendments to such forms or any form 12b-25 not resulting from its own negligence, bad faith or willful misconduct, (c) the Trustee may not be terminated if, following the Trustee's failure (which failure is not directly or indirectly caused by the failure of any other party hereto to perform its obligations fully within the exact applicable timeframe or otherwise by such party's negligence, bad faith or willful misconduct) to comply with any of such obligations under Sections 11.06, 11.07, 11.09, 11.11, 11.12 or 11.13 on or prior to the dates by which such obligations are to be performed pursuant to, and as set forth in, such Sections the Trustee subsequently complies with such obligations before the Depositor gives written notice to it that it is terminated in accordance with this Section
11.17 and (d) if the Trustee's failure (which failure is not directly or indirectly caused by the failure of any other party hereto to perform its obligations fully within the exact applicable timeframe or otherwise by such party's negligence, bad faith or willful misconduct) to comply does not cause it to fail in its obligations to timely file the related Form 8-K, Form 10-D or Form 10-K, as the case may be, by the related deadline for filing such Form 8-K, Form 10-D or Form 10-K, then the Depositor shall cease to have the right to terminate the Trustee under this Section 11.17 on the date on which such Form 8-K, Form 10-D or Form 10-K is so filed.

            Section 11.18 [RESERVED].

                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

            Section 12.01 Amendment

            (a) This Agreement may be amended from time to time by the mutual agreement of the parties hereto, without the consent of any of the Certificateholders or any of the B Loan Holders, (i) to cure any ambiguity, (ii) to correct, modify or supplement any provision herein which may be inconsistent with any other provision herein or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error, (iii) to make any other provisions with respect to matters or questions arising hereunder which shall not be inconsistent with the then existing provisions hereof, (iv) as evidenced by an Opinion of Counsel delivered to the Trustee, the Master Servicers and the Special Servicer, to relax or eliminate (A) any requirement hereunder imposed by the REMIC Provisions (if the REMIC Provisions are amended or clarified such that any such requirement may be relaxed or eliminated) or (B) any transfer restriction imposed on the Certificates pursuant to Section 5.02(b) or Section 5.02(c) (if applicable law is amended or clarified such that any such restriction may be relaxed or eliminated), (v) as evidenced by an Opinion of Counsel delivered to the Trustee, either (X) to comply with any requirements imposed by the Code or any successor or amendatory statute or any temporary or final regulation, revenue ruling, revenue procedure or other written official announcement or interpretation relating to federal income tax laws or any such proposed action which, if made effective, would apply retroactively to either REMIC Pool or the Grantor Trust Pool at least from the effective date of such amendment, (Y) to avoid the occurrence of a prohibited transaction or to reduce the incidence of any tax that would arise from any actions taken with respect to the operation of either REMIC Pool or the Grantor Trust Pool or (Z) to comply with any requirements imposed by the Commission with respect to any proposed or adopted temporary or final regulation or other written official announcement or interpretation relating to the securities laws which, would apply retroactively to the Depositor, any Underwriter or the Trust Fund, (vi) subject to Section 5.02(d)(iv), to modify, add to or eliminate any of the provisions of Section 5.02(d)(i), (ii) or (iii), or (vii) to avoid an Adverse Rating Event with respect to any Class of Rated Certificates; provided that no such amendment may significantly change the activities of the Trust; and provided, further, that no such amendment may adversely affect in any material respect the rights or obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller; and provided, further, that any such amendment for the specific purposes described in clause (iii), (iv) or
(vii) above shall not adversely affect in any material respect the interests of any Certificateholder, any B Loan Holder or any third-party beneficiary to this Agreement or any provision hereof, as evidenced by the Trustee's receipt of an Opinion of Counsel to that effect (or, alternatively, in the case of any particular Certificateholder, B Loan Holder or third party beneficiary, an acknowledgment to that effect from such Person) (or, alternatively, in the case of a Class of Rated Certificates, written confirmation from each applicable Rating Agency to the effect that such amendment shall not result in an Adverse Rating Event with respect to any Class of Rated Certificates); and provided, further, that with respect to any such amendment for the specific purposes described in clause (iii) above, the Trustee shall receive written confirmation from each applicable Rating Agency to the effect that such amendment shall not result in an Adverse Rating Event with respect to any Class of Rated Certificates.

            (b) This Agreement may also be amended from time to time by the mutual agreement of the parties hereto, with the consent of the Holders of Certificates entitled to not less than 51% of the Voting Rights allocated to all of the Classes that are materially affected by the amendment, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments received or advanced on Mortgage Loans and/or REO Properties which are required to be distributed on any Certificate, without the consent of the Holder of such Certificate, or which are required to be distributed to any B Loan Holder, without the consent of such B Loan Holder, (ii) adversely affect in any material respect the interests of the Holders of any Class of Certificates or the interests of any B Loan Holder in a manner other than as described in clause (i) above, without the consent of the Holders of all Certificates of such Class or the consent of any such B Loan Holder, as applicable, (iii) modify the provisions of this Section 12.01 or the definition of "Servicing Standard," without the consent of the Holders of all Certificates then outstanding and the consent of the B Loan Holders, (iv) significantly change the activities of the Trust, without the consent of the Holders of Certificates entitled to not less than 66 2/3% of all the Voting Rights (not taking into account Certificates held by the Depositor or any of its Affiliates or agents), or (v) adversely affect in any material respect the interests or rights of any third-party beneficiary to this Agreement or any provision herein, including the Mortgage Loan Sellers, without the consent of such third-party beneficiary. Notwithstanding any other provision of this Agreement, for purposes of the giving or withholding of consents pursuant to this Section 12.01, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to the matters described above as they would if registered in the name of any other Person.

            (c) Notwithstanding any contrary provision of this Agreement, the Trustee, the Master Servicers and the Special Servicer shall not consent to any amendment to this Agreement unless each of them shall first have received from the party requesting the amendment an Opinion of Counsel to the effect that neither such amendment nor the exercise of any power granted to any party hereto in accordance with such amendment will result in an Adverse REMIC Event with respect to either REMIC Pool or an Adverse Grantor Trust Event with respect to the Grantor Trust Pool.

            (d) Promptly after the execution and delivery of any amendment by all parties thereto, the Trustee shall send a copy thereof to each Certificateholder and each B Loan Holder and to each Rating Agency.

            (e) It shall not be necessary for the consent of Certificateholders or any B Loan Holder under this Section 12.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization, execution and delivery thereof by Certificateholders and B Loan Holders shall be subject to such reasonable regulations as the Trustee may prescribe.

            (f) The Trustee may but shall not be obligated to enter into any amendment pursuant to this Section 12.01 that affects the Trustee's rights, duties and immunities under this Agreement or otherwise.

            (g) The cost of any Opinion of Counsel to be delivered pursuant to
Section 12.01(a) or (c) shall be borne by the Person seeking the related amendment, except that if the Trustee requests any amendment of this Agreement that it reasonably believes protects or is in furtherance of the rights and interests of Certificateholders, the cost of any Opinion of Counsel required in connection therewith pursuant to Section 12.01(a) or (c) shall be payable out of the Distribution Account.

            (h) Notwithstanding the foregoing, absent a material adverse effect on any Certificateholder, this Agreement may be amended by the parties hereto without the consent of any of the Certificateholders to the extent necessary for any Mortgage Loan Seller and their Affiliates to obtain accounting "sale" treatment for the Mortgage Loans under FAS 140.

            Section 12.02 Recordation of Agreement; Counterparts

            (a) To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Master Servicers at the expense of the Depositor on direction by the Trustee, but only upon direction accompanied by an Opinion of Counsel (the cost of which shall be paid by the Depositor or, to the extent that such recordation is for the benefit of a B Loan Holder, by such B Loan Holder, as the case may be) to the effect that such recordation materially and beneficially affects the interests of the Certificateholders and/or the B Loan Holders.

            (b) For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

            Section 12.03 Limitation on Rights of Certificateholders and B Loan Holders

            (a) The death or incapacity of any Certificateholder or any B Loan Holder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder's or B Loan Holder's legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

            (b) No Certificateholder or B Loan Holder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders and/or the B Loan Holders from time to time as partners or members of an association; nor shall any Certificateholder or any B Loan Holder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

            (c) No Certificateholder or B Loan Holder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or any Mortgage Loan, unless, in the case of a Certificateholder, with respect to any suit, action or proceeding upon or under or with respect to this Agreement, such Holder previously shall have given to the Trustee a written notice of default hereunder, and of the continuance thereof, as hereinbefore provided, and unless also (except in the case of a default by the Trustee) the Holders of Certificates of any Class evidencing not less than 25% of the Voting Rights shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. The Trustee shall be under no obligation to exercise any of the trusts or powers vested in it hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Holders of Certificates unless such Holders have offered to the Trustee reasonable security against the costs, expenses and liabilities which may be incurred therein or hereby.

            It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, which priority or preference is not otherwise provided for herein, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 12.03(c), each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

            Section 12.04 Governing Law

            This Agreement and the Certificates shall be construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in said State, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. The parties hereto intend that the provisions of Section 5-1401 of the New York General Obligations Law shall apply to this Agreement.

            Section 12.05 Notices

            Any communications provided for or permitted hereunder shall be in writing (including by telecopy) and, unless otherwise expressly provided herein, shall be deemed to have been duly given when delivered to or, in the case of telecopy notice, when received: (i) in the case of the Depositor, Credit Suisse First Boston Mortgage Securities Corp., 11 Madison Avenue, 5th Floor, New York, New York 10010, Attention: Edmund Taylor, telecopy number: (212) 743-4756 (with a copy to Casey McCutcheon, telecopy number: (212) 325-8282); (ii) in the case of the KRECM, KeyCorp Real Estate Capital Markets, Inc., 911 Main Street, Suite 1500, Kansas City, Missouri 64105, Telecopy: (816) 204-2290, Attention: Bryan Nitcher, with a copy to: KeyBank National Association, 127 Public Square, Cleveland, Ohio 44114, Telecopy: (216) 689-5681, Attention: Robert C. Bowes, with an additional copy to: Polsinelli Shalton Flanigan Suelthaus PC, 700 W. 47th Street, Suite 1000, Kansas City, Missouri 64112, Telecopy: (816) 753-1536,
Attention: Kraig Kohring; (iii) in the case of the Wachovia, 8739 Research Drive URP4, Charlotte, North Carolina 28262, Attention: Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3, telecopy number: (704) 715-0036; (iv) in the case of the Special Servicer, LNR Partners, Inc., 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139, Attention: Randy Wolpert and Thomas F. Nealon III, Esq., telecopy number (305) 695 5601, and Attention: Javier Benedit, telecopy number (305) 695-5199, with copies to Alan Kazan, Bilzin Sumberg Baena Price & Axelrod LLP, 200 S. Biscayne Blvd., Suite 2500, Miami, Florida 33131, telecopy number (305) 351-2229; (v) in the case of the Trustee, Wells Fargo Bank, N.A., to the Corporate Trust Office, telecopy number (410) 715-2380; (vi) in the case of the Rating Agencies, (A) Moody's Investors Service Inc., 99 Church Street, New York, New York 10007, Attention: Commercial MBS Monitoring Department, telecopy number: (212) 553-0300; and (B) S&P, Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., 55 Water Street, New York, New York 10041, Attention: CMBS Surveillance Department, telecopy number: (212) 438-2662;
(vii) in the case of a Mortgage Loan Seller, the address for notices to such Mortgage Loan Seller under the related Mortgage Loan Purchase Agreement; (viii) in the case of the Column Performance Guarantor, the address for notices to the Column Performance Guarantor under the Column Performance Guarantee; (ix) in the case of the Series 2007-C3 Directing Certificateholder, LNR Securities Holdings, LLC, 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139, Attention:
Susan K. Chapman, telecopy number: (305) 695-5601; and (x) in the case of a B Loan Holder, at the address set forth in the related Intercreditor Agreement; or as to each such Person such other address and/or telecopy number as may hereafter be furnished by such Person to the parties hereto in writing. Any communication required or permitted to be delivered to a Certificateholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the Certificate Register.

            Section 12.06 Severability of Provisions

            If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

            Section 12.07 Grant of a Security Interest

            The Depositor and the Trustee intend that the conveyance of the Depositor's right, title and interest in and to the Trust Mortgage Loans pursuant to this Agreement shall constitute a sale and not a pledge of security for a loan. If such conveyance is deemed to be a pledge of security for a loan, however, the Depositor and the Trustee intend that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The Depositor also intends and agrees that, in such event, (i) the Depositor shall be deemed to have granted to the Trustee (in such capacity) a first priority security interest in the Depositor's entire right, title and interest in and to the assets comprising the Trust Fund, including without limitation, the Trust Mortgage Loans, all principal and interest received or receivable with respect to the Trust Mortgage Loans (other than principal and interest payments due and payable prior to the Cut-off Date and Principal Prepayments received prior to the Cut-off Date), all amounts held from time to time in the Collection Account, any Mortgage Loan Combination Custodial Account (insofar as such amounts relate to the related Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto), the Distribution Account and, if established, the REO Account, and all reinvestment earnings on such amounts, and all of the Depositor's right, title and interest in and to the proceeds of any title, hazard or other Insurance Policies related to such Trust Mortgage Loans and (ii) this Agreement shall constitute a security agreement under applicable law. This Section 12.07 shall constitute notice to the Trustee pursuant to any of the requirements of the applicable UCC.

            Section 12.08 Successors and Assigns; Beneficiaries

            The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Certificateholders and the other persons referred to in Section 6.03. The B Loan Holders and each party under a pooling and servicing agreement, trust agreement or other agreement that sets forth the terms of a securitization which holds any B Loan are each an intended third-party beneficiary in respect of the rights afforded it hereunder. Each Mortgage Loan Seller is an intended third-party beneficiary in respect of the rights afforded it hereunder. No other person, including, without limitation, any Borrower, shall be entitled to any benefit or equitable right, remedy or claim under this Agreement.

            Section 12.09 Article and Section Headings

            The article and Section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

            Section 12.10 Notices to Rating Agencies

            (a) The Trustee shall use reasonable efforts promptly to provide notice to each Rating Agency with respect to each of the following of which a Responsible Officer of the Trustee has actual knowledge:

            (i) any material change or amendment to this Agreement;

            (ii) the occurrence of any Event of Default that has not been cured;

            (iii) the resignation, termination, merger or consolidation of a Master Servicer or the Special Servicer;

            (iv) any change in the location of the Distribution Account, the Excess Interest Distribution Account, the Excess Liquidation Proceeds Account or the Interest Reserve Account;

            (v) the repurchase of Trust Mortgage Loans by or on behalf of any Mortgage Loan Seller pursuant to Section 7 of the related Mortgage Loan Purchase Agreement or pursuant to the Column Performance Guarantee, as applicable; and

            (vi) the final payment to any Class of Certificateholders.

            (b) Each Master Servicer shall use reasonable efforts promptly to provide notice to each Rating Agency with respect to each of the following of which it has actual knowledge:

            (i) the resignation, merger, consolidation or removal of the Trustee; and

            (ii) any change in the location of the Collection Account or any Mortgage Loan Combination Custodial Account.

            (c) Each of the Master Servicers and the Special Servicer shall promptly furnish to each Rating Agency copies of the following (to the extent not already delivered pursuant to the terms of this Agreement):

            (i) each of its annual statements as to compliance described in Sections 11.11 and 11.12;

            (ii) all reports and other items for Trust Mortgage Loans delivered by such Master Servicer and the Special Servicer, as the case may be, pursuant to Section 3.12 (to the extent requested by such Rating Agency);

            (iii) each of its annual independent public accountants' servicing reports described in Section 11.13;

            (iv) each waiver and consent provided by such Master Servicer or the Special Servicer, as the case may be, pursuant to Section 3.08 for Trust Mortgage Loans that, in each case, represent 2% or more of the aggregate principal balance of the Mortgage Pool;

            (v) any officers' certificates delivered by such Master Servicer or the Special Servicer, as the case may be, to the Trustee (to the extent requested by such Rating Agency);

            (vi) all site inspections conducted by or on behalf of such Master Servicer or the Special Servicer, as the case may be (to the extent requested by such Rating Agency);

            (vii) all operating statements collected or obtained by such Master Servicer or the Special Servicer, as the case may be (to the extent requested by such Rating Agency);

            (viii) all rent rolls and sales reports to the extent provided by the Borrowers to such Master Servicer or the Special Servicer, as the case may be, and requested by such Rating Agency;

            (ix) any proposed no downgrade request by such Master Servicer or the Special Servicer, as the case may be;

            (x) any extension or modification of the Maturity Date of any Trust Mortgage Loan by such Master Servicer or the Special Servicer, as the case may be;

            (xi) any change in the lien priority on a Mortgage Loan;

            (xii) any modification, waiver or amendment of any material term of any Trust Mortgage Loan with a Stated Principal Balance in excess of $5,000,000 by such Master Servicer or the Special Servicer, as the case may be; and

            (xiii) any other document in its possession that shall be reasonably requested by any Rating Agency.

            IN WITNESS WHEREOF, the parties to this Pooling and Servicing Agreement have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

                                       CREDIT SUISSE FIRST BOSTON MORTGAGE
                                          SECURITIES CORP.,
                                          as Depositor


                                       By: /s/ Jeffrey A. Altabef
                                          --------------------------------------
                                          Name: Jeffrey A. Altabef
                                          Title: Vice President


                                       KEYCORP REAL ESTATE CAPITAL MARKETS,
                                          INC.,
                                          Master Servicer No. 1,


                                       By: /s/ Bryan S. Nitcher
                                          --------------------------------------
                                          Name: Bryan S. Nitcher
                                          Title: Senior Vice President


                                       WACHOVIA BANK, NATIONAL ASSOCIATION,
                                          Master Servicer No. 2,


                                       By: /s/ Joseph Newell III
                                          --------------------------------------
                                          Name: Joseph Newell III
                                          Title: Associate


                                       LNR PARTNERS, INC.,
                                          as Special Servicer


                                       By: /s/ Randolph J. Wolpert
                                          --------------------------------------
                                          Name: Randolph J. Wolpert
                                          Title: Vice President


                                       WELLS FARGO BANK, N.A.,
                                          as Trustee


                                       By: /s/ Amy Mofsenson
                                          --------------------------------------
                                          Name: Amy Mofsenson
                                          Title: Vice President

STATE OF NEW YORK       )
                        )  ss.:
COUNTY OF NEW YORK      )

            On the 29th day of June 2007 before me, a notary public in and for said State, personally appeared Jeffrey A. Altabef, known to me to be a Vice President of Credit Suisse First Boston Mortgage Securities Corp., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                                    /s/ Helen Salas
                                                    ---------------
                                                     Notary Public

STATE OF MISSOURI       )
                        )  ss.:
COUNTY OF CLAY          )

            On the 29th day of June 2007 before me, a notary public in and for said State, personally appeared Bryan Ketcher, known to me to be a Senior Vice President of of KeyCorp Real Estate Capital Markets, Inc., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                                            /s/ Patricia Clark
                                                            ------------------
                                                             Notary Public

STATE OF NORTH CAROLINA )
                        )  ss.:
COUNTY OF MECKLENBURG   )

            On the 25th day of June 2007 before me, a notary public in and for said State, personally appeared Joseph Newell III, known to me to be a Associate of Wachovia Bank, National Association, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                                                Joan R. Foster
                                                                --------------
                                                                 Notary Public

STATE OF FLORIDA        )
                        )  ss.:
COUNTY OF MIAMI-DADE    )

            On the 28th day of June 2007 before me, a notary public in and for said State, personally appeared Randolph J. Wolpert, as Vice President on behalf of LNR Partners, Inc. a Flordia corporation; such individual is personally known to me or has produced a driver's license as identification.

My Commission Expires:

                                    /s/ Davika Victoria Puran
                                    ---------------------------------
      [NOTARIAL SEAL]               Print Name: Davika Victoria Puran
                                                ---------------------
                                    Notary Public, State of Florida

STATE OF NEW YORK       )
                        )  ss.:
COUNTY OF NEW YORK      )

            On the 29th day of June 2007 before me, a notary public in and for said State, personally appeared Amy Mofsenson, known to me to be a Vice President of Wells Fargo Bank, N.A., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                                   /s/ Janet M. Jolley
                                                   -------------------
                                                      Notary Public

                                   EXHIBIT A-1

                         FORM OF CLASS A-X CERTIFICATES

 CLASS A-X COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE, SERIES 2007-C3

This is one of a series of commercial mortgage pass-through certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the "Trust Fund") consisting primarily of a pool of multifamily and commercial mortgage loans (the "Mortgage Loans"), such pool being formed and sold by:

          CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.

Pass-Through Rate: Variable                        Class Notional Amount of the
                                                   Class A-X Certificates as of
                                                   the Closing Date:
                                                   $________________

Closing Date: June 29, 2007

First Distribution Date: July 17, 2007             Initial Certificate Notional
                                                   Amount of this Certificate as
                                                   of the Closing Date:
                                                   $________________


Master Servicer No. 1:                             Aggregate Stated Principal
KeyCorp Real Estate Capital Markets, Inc.          Balance of the Mortgage Loans
                                                   as of the Closing Date
                                                   ("Initial Pool Balance"):
                                                   $[_____________]

Master Servicer No. 2:
Wachovia Bank, National Association

Special Servicer:
LNR Partners, Inc.

                                                   Trustee:
                                                   Wells Fargo Bank, N.A.

Certificate No. A-X -__                            CUSIP No.: _____________
                                                   ISIN No.: ______________

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR OR ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

[FOR CLASS A-X ONLY: THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.]

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP., WELLS FARGO BANK, N.A., KEYCORP REAL ESTATE CAPITAL MARKETS, INC., WACHOVIA BANK, NATIONAL ASSOCIATION, LNR PARTNERS, INC. OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR ANY OF THE UNDERLYING MORTGAGE LOANS IS GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

[FOR CLASS A-X ONLY: THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE CLASSES OF CERTIFICATES OF THE SAME SERIES AS AND TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.]

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

THE OUTSTANDING CERTIFICATE NOTIONAL AMOUNT HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE. THIS CERTIFICATE DOES NOT HAVE A CERTIFICATE PRINCIPAL BALANCE AND WILL NOT ENTITLE THE HOLDER HEREOF TO DISTRIBUTIONS OF PRINCIPAL.

[FOR CLASS A-X REGULATION S GLOBAL CERTIFICATES: PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF (A) THE COMMENCEMENT OF THE OFFERING TO PERSONS OTHER THAN DISTRIBUTORS IN RELIANCE ON REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND (B) THE DATE OF CLOSING OF THE OFFERING, THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]

            This certifies that CEDE & CO. is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the notional amount of this Certificate (its "Certificate Notional Amount") as of the Closing Date by the aggregate notional amount of all the Class A-X Certificates (their "Class Notional Amount") as of the Closing Date) in that certain beneficial ownership interest in the Trust Fund evidenced by all the Class A-X Certificates. The Trust Fund was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as of June 1, 2007 (the "Agreement"), among Credit Suisse First Boston Mortgage Securities Corp., as depositor (the "Depositor," which term includes any successor entity under the Agreement), KeyCorp Real Estate Capital Markets, Inc., as master servicer for Group A Loans ("Master Servicer No. 1," which term includes any successor entity under the Agreement), Wachovia Bank, National Association, as master servicer for Group B Loans ("Master Servicer No. 2," which term includes any successor entity under the Agreement, and, together with Master Servicer No. 1, the "Master Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer," which term includes any successor entity under the Agreement), and Wells Fargo Bank, N.A., as trustee (the "Trustee," which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein have the respective meanings assigned thereto in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

            Pursuant to the terms of the Agreement, beginning on the First Distribution Date specified above, distributions will be made on that date (the "Distribution Date") each month that is the fourth Business Day following the Determination Date in such month, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to all the Holders of the Class A-X Certificates on the applicable Distribution Date pursuant to the Agreement. All distributions made under the Agreement on this Certificate will be made by the Trustee by wire transfer of immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with wiring instructions no later than the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions), or otherwise by check mailed to the address of such Certificateholder as it appears in the Certificate Register. Notwithstanding the foregoing, the final distribution on this Certificate will be made in like manner, but only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to the Holder hereof of such final distribution.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account, the Collection Account and, if established, the REO Account or any Mortgage Loan Combination Custodial Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

            This Certificate is issuable in fully registered form only without coupons. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            [THE NEXT EIGHT PARAGRAPHS ARE FOR CLASS A-X ONLY: No transfer, sale, pledge or other disposition of this Certificate or any interest herein shall be made unless that transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws. If a transfer of this Certificate is to be made without registration under the Securities Act, then (except under limited circumstances specified in the Agreement) the Certificate Registrar shall refuse to register such transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit F-1A to the Agreement; or (ii) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit F-1B to the Agreement and a certificate from such Certificateholder's prospective Transferee substantially in the form attached either as Exhibit F-2A or as Exhibit F-2B to the Agreement; or (iii) an Opinion of Counsel satisfactory to the Trustee to the effect that such transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust or of the Depositor, the Master Servicer, the Special Servicer, the Trustee or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such transfer from the Certificateholder desiring to effect such transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based.

            If this Certificate constitutes a Rule 144A Global Certificate and a transfer of any interest in this Certificate is to be made without registration under the Securities Act, then (except under limited circumstances specified in the Agreement) the Certificate Owner desiring to effect such transfer shall be required to obtain either (i) a certificate from such Certificate Owner's prospective Transferee substantially in the form attached as Exhibit F-2C to the Agreement, or (ii) an Opinion of Counsel to the effect that such prospective Transferee is a Qualified Institutional Buyer and such transfer may be made without registration under the Securities Act. Except as discussed below, if this Certificate constitutes a Rule 144A Global Certificate, then interests herein shall not be transferred to any Person other than a Qualified Institutional Buyer that takes delivery in the form of an interest in this Rule 144A Global Certificate.

            Notwithstanding the preceding paragraph, if this Certificate constitutes a Rule 144A Global Certificate, then interests herein may be transferred (without delivery of any certificate or Opinion of Counsel described in the preceding paragraph) to any Person who takes delivery in the form of a beneficial interest in the Regulation S Global Certificate of the same Class as this Rule 144A Global Certificate upon delivery to the Certificate Registrar and the Trustee of (x) a certificate from the Certificate Owner desiring to effect such transfer substantially in the form attached as Exhibit F-1D to the Agreement and a certificate from such Certificate Owner's prospective Transferee substantially in the form attached as Exhibit F-2D to the Agreement and (y) such written orders and instructions as are required under the applicable procedures of DTC, Clearstream and/or Euroclear to direct the Trustee to debit the account of a Depository Participant by a denomination of interests in this Rule 144A Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, that is equal to the denomination of beneficial interests in such Class to be transferred. Upon delivery to the Certificate Registrar of such certifications and such orders and instructions, the Trustee, subject to and in accordance with the applicable procedures of DTC, shall reduce the denomination of this Rule 144A Global Certificate, and increase the denomination of the related Regulation S Global Certificate, by the denomination of the beneficial interest in the subject Class specified in such orders and instructions.

            Except as discussed below, if this Certificate constitutes a Regulation S Global Certificate, then beneficial interests in this Certificate shall not be transferred to any Person other than a non-United States Securities Person that takes delivery in the form of an interest in this Certificate, and the Certificate Owner desiring to effect such transfer shall be required to obtain from such Certificate Owner's prospective Transferee a certification substantially in the form attached as Exhibit F-2D to the Agreement. On or prior to the Release Date, beneficial interests in any Regulation S Global Certificate may be held only through Euroclear or Clearstream. After the Release Date, beneficial interests in any Regulation S Global Certificate may be held through Euroclear, Clearstream or any other direct account holder at DTC.

            Notwithstanding the preceding paragraph, if this Certificate constitutes a Regulation S Global Certificate, then interests in this Certificate may be transferred (without delivery of any certificate described in the preceding paragraph) to any Person who takes delivery in the form of a beneficial interest in the Rule 144A Global Certificate for the same Class as this Regulation S Global Certificate upon delivery to the Certificate Registrar and the Trustee of (i) a certificate from the Certificate Owner desiring to effect such transfer substantially in the form attached as Exhibit F-1C to the Agreement and a certificate from such Certificate Owner's prospective Transferee substantially in the form attached as Exhibit F-2C to the Agreement and (ii) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and/or Euroclear to direct the Trustee to debit the account of a Depository Participant by a denomination of interests in this Regulation S Global Certificate, and credit the account of a Depository Participant by a denomination of interests in the related Rule 144A Global Certificate, that is equal to the denomination of beneficial interests to be transferred. Upon delivery to the Trustee of such certifications and such orders and instructions, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of this Regulation S Global Certificate, and increase the denomination of the related Rule 144A Global Certificate, by the denomination of the beneficial interest in the subject Class specified in such orders and instructions.

            Notwithstanding the foregoing, any interest in a Global Certificate may be transferred by any Certificate Owner holding such interest to any Person who takes delivery in the form of a Definitive Certificate of the same Class as such Global Certificate upon delivery to the Certificate Registrar and the Trustee of (i) such certifications and/or opinions as are contemplated above with respect to transfers of this Certificate in definitive form and (ii) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and/or Euroclear to direct the Trustee to debit the account of a Depository Participant by a denomination of interests in such Global Certificate. Upon delivery to the Certificate Registrar of the certifications and/or opinions contemplated above with respect to transfers of this Certificate in definitive form, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the subject Global Certificate, and cause a Definitive Certificate of the same Class as such Global Certificate, and in a denomination equal to the reduction in the denomination of such Global Certificate, to be executed, authenticated and delivered in accordance with this Agreement to the applicable Transferee.

            The Global Certificates shall be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co. as nominee of DTC.

            None of the Depositor, the Trustee, or the Certificate Registrar is obligated to register or qualify the Class A-X Certificates under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of this Certificate or any interest herein without registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify Credit Suisse Securities (USA) LLC, the Depositor, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws or the provisions described in the preceding paragraphs.]

            [FOR CLASS A-X ONLY: If a Person is acquiring this Certificate as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Certificate Registrar a certification to the effect that, and such other evidence as may be reasonably required by the Trustee to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the acknowledgments, representations, warranties, certifications and/or agreements with respect to each such account as described above in this Certificate.]

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

            No service charge will be imposed for any registration of transfer or exchange of this Certificate, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of this Certificate.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of DTC, and accordingly, this Certificate shall constitute a Book-Entry Certificate.

            The Depositor, the Master Servicers, the Special Servicer, the Trustee, the Certificate Registrar and any agent of the Depositor, the Master Servicers, the Special Servicer, the Trustee or the Certificate Registrar may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Trustee, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund and (ii) the purchase by the Special Servicer, any single Controlling Class Certificateholder or group of Controlling Class Certificateholders with a majority interest in the Controlling Class or the Master Servicers at a price determined as provided in the Agreement, of all the Mortgage Loans and each REO Property remaining in the Trust Fund. The Agreement permits, but does not require, the Special Servicer, any single Controlling Class Certificateholder or group of Controlling Class Certificateholders with a majority interest in the Controlling Class, or the applicable Master Servicers to purchase from the Trust Fund all the Mortgage Loans and each REO Property remaining therein. The exercise of such right may effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being less than 1.0% of the Initial Pool Balance.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicers, the Special Servicer, and the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Master Servicers, the Special Servicer, and the Trustee with the consent of the Holders of Certificates entitled to not less than 51% of the Voting Rights allocated to all of the Classes materially affected by the amendment (subject to certain third-party beneficiary consent rights). Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

            Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

            This Certificate shall be construed in accordance with the laws of the State of New York applicable to agreements negotiated, made and to be performed entirely in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.


                                    WELLS FARGO BANK, N.A.
                                    as Trustee


                                       By: ____________________________________
                                            Authorized Representative



                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class A-X Certificates referred to in the within-mentioned Agreement.

Dated: June 29, 2007


                                    WELLS FARGO BANK, N.A.
                                    as Certificate Registrar


                                       By: ____________________________________
                                            Authorized Representative

                                   ASSIGNMENT
                                   ----------

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto ______________________________________________________________
_______________________________________________________________________________
              (please print or typewrite name and address including
                          postal zip code of assignee)

the beneficial ownership interest in the Trust Fund evidenced by the within Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

            I (we) further direct the Certificate Registrar to issue a new Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Mortgage Pass-Through Certificate to the following address: ____________________________________________________________
_______________________________________________________________________________

Dated:


                                    ____________________________________________
                                    Signature by or on behalf of
                                    Assignor


                                    ____________________________________________
                                    Signature Guaranteed



                            DISTRIBUTION INSTRUCTIONS

            The Assignee should include the following for purposes of distribution:

            Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _______________________________ for the account of ____________________________________________________________.

            Distributions made by check (such check to be made payable to ___________________________) and all applicable statements and notices should be mailed to_______________________________________________________________________
_______________________________________________________________________________.

            This information is provided by ___________________________________, the Assignee named above, or___________________________________________________,
as its agent.

                                   EXHIBIT A-2

      FORM OF CLASS A-1, CLASS A-2, CLASS A-3, CLASS A-AB, CLASS A-4, CLASS
         A-1-A1, CLASS A-1-A2, CLASS A-M, CLASS A-J, CLASS B AND CLASS C
                                  CERTIFICATES

                  CLASS [A-1] [A-2] [A-3] [A-AB] [A-4] [A-1-A1]
                          [A-1-A2] [A-M] [A-J] [B] [C]
                        COMMERCIAL MORTGAGE PASS-THROUGH
                           CERTIFICATE, SERIES 2007-C3

This is one of a series of commercial mortgage pass-through certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the "Trust Fund") consisting primarily of a pool of multifamily and commercial mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

              CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.

Pass-Through Rate: [____% per annum]               Class Principal Balance of
[Variable]                                         the Class [A-1], [A-2] [A-3],
                                                   [A-AB] [A-4] [A-1-A1]
                                                   [A-1-A2] [A-M] [A-J] [B], [C]
                                                   Certificates as of the
                                                   Closing Date:
                                                   $_________________

Closing Date: June 29, 2007                        Initial Certificate Principal
First Distribution Date: July 17, 2007             Balance of this Certificate
                                                   as of the Closing Date:
                                                   $_________________

Master Servicer No. 1:                             Aggregate Stated Principal
KeyCorp Real Estate Capital Markets, Inc.          Balance of the Mortgage Loans
                                                   as of the Closing Date
Master Servicer No. 2:                             ("Initial Pool Balance"):
Wachovia Bank, National Association                [_____________]
Special Servicer:

LNR Partners, Inc.

                                                   Trustee:
                                                   Wells Fargo Bank, N.A.

Certificate No. [A-1] [A-2] [A-3] [A-AB] [A-4],    CUSIP No.: _____________
[A-1-A1] [A-1-A2] [A-M] [A-J] [B] [C]-___          ISIN No.: _____________

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR OR ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP., WELLS FARGO BANK, N.A., KEYCORP REAL ESTATE CAPITAL MARKETS, INC., WACHOVIA BANK, NATIONAL ASSOCIATION, LNR PARTNERS, INC. OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR ANY OF THE UNDERLYING MORTGAGE LOANS IS GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

[FOR CLASS A-M AND CLASS A-J: THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE CLASSES OF CERTIFICATES OF THE SAME SERIES AS AND TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.]

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.

            This certifies that CEDE & CO. is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal amount of this Certificate (its "Certificate Principal Balance") as of the Closing Date by the aggregate principal amount of all the Class [A-1] [A-2] [A-3] [A-AB] [A-4] [A-1-A1] [A-1-A2] [A-M] [A-J] [B] [C] Certificates (their
"Class Principal Balance") as of the Closing Date) in that certain beneficial ownership interest in the Trust Fund evidenced by all the Class [A-1] [A-2] [A-3] [A-AB] [A-4] [A-1-A1] [A-1-A2] [A-M] [A-J] [B] [C] Certificates. The Trust Fund was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as of June 1, 2007 (the "Agreement"), among Credit Suisse First Boston Mortgage Securities Corp., as depositor (the "Depositor," which term includes any successor entity under the Agreement), KeyCorp Real Estate Capital Markets, Inc., as master servicer for Group A Loans ("Master Servicer No. 1," which term includes any successor entity under the Agreement), Wachovia Bank, National Association, as master servicer for Group B Loans ("Master Servicer No. 2," which term includes any successor entity under the Agreement, and, together with Master Servicer No. 1, the "Master Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer," which term includes any successor entity under the Agreement), and Wells Fargo Bank, N.A., as trustee (the "Trustee," which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein have the respective meanings assigned thereto in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

            Pursuant to the terms of the Agreement, beginning on the First Distribution Date specified above, distributions will be made on that date (the "Distribution Date") each month that is the fourth Business Day following the Determination Date in such month, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to all the Holders of the Class [A-1] [A-2] [A-3] [A-AB] [A-4] [A-1-A1] [A-1-A2] [A-M] [A-J] [B] [C]
Certificates on the applicable Distribution Date pursuant to the Agreement. All distributions made under the Agreement on this Certificate will be made by the Trustee by wire transfer of immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with wiring instructions no later than the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions), or otherwise by check mailed to the address of such Certificateholder as it appears in the Certificate Register. Notwithstanding the foregoing, the final distribution on this Certificate (determined without regard to any possible future reimbursement of any portion of a Realized Loss in respect of this Certificate) will be made in like manner, but only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to the Holder hereof of such final distribution.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account, the Collection Account and, if established, the REO Account or any Mortgage Loan Combination Custodial Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

            Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

            This Certificate is issuable in fully registered form only without coupons. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

            No service charge will be imposed for any registration of transfer or exchange of this Certificate, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of this Certificate.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of DTC, and accordingly, this Certificate shall constitute a Book-Entry Certificate.

            The Depositor, the Master Servicers, the Special Servicer, the Trustee, the Certificate Registrar and any agent of the Depositor, the Master Servicers, the Special Servicer, the Trustee, or the Certificate Registrar may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Trustee, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund, and (ii) the purchase by the Special Servicer, any single Controlling Class Certificateholder or group of Controlling Class Certificateholders with a majority interest in the Controlling Class or the applicable Master Servicer, at a price determined as provided in the Agreement, of all the Mortgage Loans and each REO Property remaining in the Trust Fund. The Agreement permits, but does not require, the Special Servicer, any single Controlling Class Certificateholder or group of Controlling Class Certificateholders with a majority interest in the Controlling Class or the Master Servicer, to purchase from the Trust Fund all the Mortgage Loans and each REO Property remaining therein. The exercise of such right may effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being less than 1.0% of the Initial Pool Balance.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicers, the Special Servicer and the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Master Servicers, the Special Servicer and the Trustee with the consent of the Holders of Certificates entitled to not less than 51% of the Voting Rights allocated to all of the Classes materially affected by the amendment (subject to certain third-party beneficiary consent rights). Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, including any amendment necessary to maintain the status of either REMIC as a REMIC, without the consent of the Holders of any of the Certificates.

            Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

            This Certificate shall be construed in accordance with the laws of the State of New York applicable to agreements negotiated, made and to be performed entirely in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.


                                    WELLS FARGO BANK, N.A.
                                    as Trustee


                                    By:_________________________________
                                       Authorized Representative



                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class [A-1] [A-2] A-3] [A-AB] [A-4] [A-1-A1] [A-1-A2] [A-M] [A-J] B] [C] Certificates referred to in the within-mentioned Agreement.

Dated: June 29, 2007


                                    WELLS FARGO BANK, N.A.
                                    as Certificate Registrar


                                    By:_________________________________
                                       Authorized Representative

                                   ASSIGNMENT
                                   ----------

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto ______________________________________________________________
_______________________________________________________________________________
              (please print or typewrite name and address including
                          postal zip code of assignee)

the beneficial ownership interest in the Trust Fund evidenced by the within Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

            I (we) further direct the Certificate Registrar to issue a new Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Mortgage Pass-Through Certificate to the following address: ____________________________________________________________
_______________________________________________________________________________

Dated:


                                    ____________________________________________
                                    Signature by or on behalf of
                                    Assignor


                                    ____________________________________________
                                    Signature Guaranteed



                            DISTRIBUTION INSTRUCTIONS

            The Assignee should include the following for purposes of distribution:

            Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _______________________________ for the account of ____________________________________________________________.

            Distributions made by check (such check to be made payable to ___________________________) and all applicable statements and notices should be mailed to_______________________________________________________________________
_______________________________________________________________________________.

            This information is provided by ___________________________________, the Assignee named above, or___________________________________________________,
as its agent.

                                   EXHIBIT A-3

 FORM OF CLASS D, CLASS E, CLASS F, CLASS G, CLASS H, CLASS J, CLASS K, CLASS L,
         CLASS M, CLASS N, CLASS O, CLASS P, CLASS Q, CLASS S AND CLASS
                                 T CERTIFICATES

        CLASS [D] [E] [F] [G] [H] [J] [K] [L] [M] [N] [O] [P] [Q] [S] [T]
                               COMMERCIAL MORTGAGE
                    PASS-THROUGH CERTIFICATE, SERIES 2007-C3

This is one of a series of commercial mortgage pass-through certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the "Trust Fund") consisting primarily of a pool of multifamily and commercial mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

              CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.

Pass-Through Rate: [Variable]                     Class Principal Balance of
                                                  the [D] [E] [F] [G] [H] [J]
                                                  [K] [L] [M] [N] [O] [P] [Q]
                                                  [S] [T]Certificates as of the
                                                  Closing Date:
                                                  $_________________

Closing Date: June 29, 2007                        Initial Certificate Principal
                                                   Balance of this Certificate
First Distribution Date: July 17, 2007             as of the Closing Date:
                                                   $_________________

Master Servicer No. 1:                             Aggregate Stated Principal
KeyCorp Real Estate Capital Markets, Inc.          Balance of the Mortgage Loans
                                                   as of the Closing Date:
                                                   ("Initial Pool Balance"):
                                                   [_______________]

Master Servicer No. 2:
Wachovia Bank, National Association

Special Servicer:
LNR Partners, Inc.

                                                     Trustee:
                                                     Wells Fargo Bank, N.A.

Certificate No. [D] [E] [F] [G] [H]                  CUSIP No.: _____________
[J] [K] [L] [M] [N] [O] [P] [Q]                      ISIN No.: _____________
[S] [T]-___

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR OR ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP., WELLS FARGO BANK, N.A., KEYCORP REAL ESTATE CAPITAL MARKETS, INC., WACHOVIA BANK, NATIONAL ASSOCIATION, LNR PARTNERS, INC. OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR ANY OF THE UNDERLYING MORTGAGE LOANS IS GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE CLASSES OF CERTIFICATES OF THE SAME SERIES AS AND TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.

[FOR REGULATION S GLOBAL CERTIFICATES: PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF (A) THE COMMENCEMENT OF THE OFFERING TO PERSONS OTHER THAN DISTRIBUTORS IN RELIANCE ON REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND (B) THE DATE OF CLOSING OF THE OFFERING, THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]

            This certifies that CEDE & CO. is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal amount of this Certificate (its "Certificate Principal Balance") as of the Closing Date by the aggregate principal amount of all the Class [D] [E] [F] [G] [H] [J] [K] [L] [M] [N] [O] [P] [Q] [S] [T] Certificates (their "Class Principal Balance") as of the Closing Date) in that certain beneficial ownership interest in the Trust Fund evidenced by all the Class [D] [E] [F] [G] [H] [J] [K] [L] [M] [N] [O] [P] [Q] [S] [T] Certificates. The Trust Fund was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as of June 1, 2007 (the "Agreement"), among Credit Suisse First Boston Mortgage Securities Corp., as depositor (the "Depositor," which term includes any successor entity under the Agreement), KeyCorp Real Estate Capital Markets, Inc., as master servicer for Group A Loans ("Master Servicer No. 1," which term includes any successor entity under the Agreement), Wachovia Bank, National Association, as master servicer for Group B Loans ("Master Servicer No. 2," which term includes any successor entity under the Agreement, and, together with Master Servicer No. 1, the "Master Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer," which term includes any successor entity under the Agreement), and Wells Fargo Bank, N.A., as trustee (the "Trustee," which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein have the respective meanings assigned thereto in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

            Pursuant to the terms of the Agreement, beginning on the First Distribution Date specified above, distributions will be made on that date (the "Distribution Date") each month that is the fourth Business Day following the Determination Date in such month, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to all the Holders of the Class [D] [E] [F] [G] [H] [J] [K] [L] [M] [N] [O] [P] [Q] [S] [T] Certificates on the applicable Distribution Date pursuant to the Agreement. All distributions made under the Agreement on this Certificate will be made by the Trustee by wire transfer of immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with wiring instructions no later than the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions), or otherwise by check mailed to the address of such Certificateholder as it appears in the Certificate Register. Notwithstanding the foregoing, the final distribution on this Certificate (determined without regard to any possible future reimbursement of any portion of a Realized Loss in respect of this Certificate) will be made in like manner, but only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to the Holder hereof of such final distribution.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account, the Collection Account and, if established, the REO Account or any Mortgage Loan Combination Custodial Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

            Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

            This Certificate is issuable in fully registered form only without coupons. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No transfer, sale, pledge or other disposition of this Certificate or any interest herein shall be made unless that transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws. If a transfer of this Certificate is to be made without registration under the Securities Act, then (except under limited circumstances specified in the Agreement) the Certificate Registrar shall refuse to register such transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit F-1A to the Agreement; or (ii) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit F-1B to the Agreement and a certificate from such Certificateholder's prospective Transferee substantially in the form attached either as Exhibit F-2A or as Exhibit F-2B to the Agreement; or (iii) an Opinion of Counsel satisfactory to the Trustee to the effect that such transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust or of the Depositor, the Master Servicers, the Special Servicer, the Trustee or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such transfer from the Certificateholder desiring to effect such transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based.

            If this Certificate constitutes a Rule 144A Global Certificate and a transfer of any interest in this Certificate is to be made without registration under the Securities Act, then (except under limited circumstances specified in the Agreement) the Certificate Owner desiring to effect such transfer shall be required to obtain either (i) a certificate from such Certificate Owner's prospective Transferee substantially in the form attached as Exhibit F-2C to the Agreement, or (ii) an Opinion of Counsel to the effect that such prospective Transferee is a Qualified Institutional Buyer and such transfer may be made without registration under the Securities Act. Except as discussed below, if this Certificate constitutes a Rule 144A Global Certificate, then interests herein shall not be transferred to any Person other than a Qualified Institutional Buyer that takes delivery other than in the form of an interest in this Rule 144A Global Certificate.

            Notwithstanding the preceding paragraph, if this Certificate constitutes a Rule 144A Global Certificate, then interests herein may be transferred (without delivery of any certificate or Opinion of Counsel described in the preceding paragraph) to any Person who takes delivery in the form of a beneficial interest in the Regulation S Global Certificate of the same Class as this Rule 144A Global Certificate upon delivery to the Certificate Registrar and the Trustee of (x) a certificate from the Certificate Owner desiring to effect such transfer substantially in the form attached as Exhibit F-1D to the Agreement and a certificate from such Certificate Owner's prospective Transferee substantially in the form attached as Exhibit F-2D to the Agreement and (y) such written orders and instructions as are required under the applicable procedures of DTC, Clearstream and/or Euroclear to direct the Trustee to debit the account of a Depository Participant by a denomination of interests in this Rule 144A Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, that is equal to the denomination of beneficial interests in such Class to be transferred. Upon delivery to the Certificate Registrar of such certifications and such orders and instructions, the Trustee, subject to and in accordance with the applicable procedures of DTC, shall reduce the denomination of this Rule 144A Global Certificate, and increase the denomination of the related Regulation S Global Certificate, by the denomination of the beneficial interest in the subject Class specified in such orders and instructions.

            Except as discussed below, if this Certificate constitutes a Regulation S Global Certificate, then beneficial interests in this Certificate shall not be transferred to any Person other than a non-United States Securities Person that takes delivery in the form of an interest in this Certificate, and the Certificate Owner desiring to effect such transfer shall be required to obtain from such Certificate Owner's prospective Transferee a certification substantially in the form attached as Exhibit F-2D to the Agreement. On or prior to the Release Date, beneficial interests in any Regulation S Global Certificate may be held only through Euroclear or Clearstream. After the Release Date, beneficial interests in any Regulation S Global Certificate may be held through Euroclear, Clearstream or any other direct account holder at DTC.

            Notwithstanding the preceding paragraph, if this Certificate constitutes a Regulation S Global Certificate, then interests in this Certificate may be transferred (without delivery of any certificate described in the preceding paragraph) to any Person who takes delivery in the form of a beneficial interest in the Rule 144A Global Certificate for the same Class as this Regulation S Global Certificate upon delivery to the Certificate Registrar and the Trustee of (i) a certificate from the Certificate Owner desiring to effect such transfer substantially in the form attached as Exhibit F-1C to the Agreement and a certificate from such Certificate Owner's prospective Transferee substantially in the form attached as Exhibit F-2C to the Agreement and (ii) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and/or Euroclear to direct the Trustee to debit the account of a Depository Participant by a denomination of interests in this Regulation S Global Certificate, and credit the account of a Depository Participant by a denomination of interests in the related Rule 144A Global Certificate, that is equal to the denomination of beneficial interests to be transferred. Upon delivery to the Trustee of such certifications and such orders and instructions, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of this Regulation S Global Certificate, and increase the denomination of the related Rule 144A Global Certificate, by the denomination of the beneficial interest in the subject Class specified in such orders and instructions.

            Notwithstanding the foregoing, any interest in a Global Certificate may be transferred by any Certificate Owner holding such interest to any Person who takes delivery in the form of a Definitive Certificate of the same Class as such Global Certificate upon delivery to the Certificate Registrar and the Trustee of (i) such certifications and/or opinions as are contemplated above with respect to transfers of this Certificate in definitive form and (ii) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and/or Euroclear to direct the Trustee to debit the account of a Depository Participant by a denomination of interests in such Global Certificate. Upon delivery to the Certificate Registrar of the certifications and/or opinions contemplated above with respect to transfers of this Certificate in definitive form, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the subject Global Certificate, and cause a Definitive Certificate of the same Class as such Global Certificate, and in a denomination equal to the reduction in the denomination of such Global Certificate, to be executed, authenticated and delivered in accordance with this Agreement to the applicable Transferee.

            The Global Certificates shall be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co. as nominee of DTC.

            None of the Depositor, the Trustee or the Certificate Registrar is obligated to register or qualify the Class [D] [E] [F] [G] [H] [J] [K] [L] [M] [N] [O] [P] [Q] [S] [T] Certificates under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of this Certificate or any interest herein without registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, Credit Suisse Securities
(USA) LLC, the Trustee, the Master Servicers, the Special Servicer, and the Certificate Registrar against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws or the provisions described in the preceding paragraphs.

            If a Person is acquiring this Certificate as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Certificate Registrar a certification to the effect that, and such other evidence as may be reasonably required by the Trustee to confirm that, it has
(i) sole investment discretion with respect to each such account and (ii) full power to make the acknowledgments, representations, warranties, certifications and/or agreements with respect to each such account described above in this Certificate.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

            No service charge will be imposed for any registration of transfer or exchange of this Certificate, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of this Certificate.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of DTC, and accordingly, this Certificate shall constitute a Book-Entry Certificate.

            The Depositor, the Master Servicers, the Special Servicer, the Trustee, the Certificate Registrar and any agent of the Depositor, the Master Servicers, the Special Servicer, the Trustee or the Certificate Registrar may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Trustee, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund and (ii) the purchase by the Special Servicer, any single Controlling Class Certificateholder or group of Controlling Class Certificateholders with a majority interest in the Controlling Class or the Master Servicer, at a price determined as provided in the Agreement, of all the Mortgage Loans and each REO Property remaining in the Trust Fund. The Agreement permits, but does not require, the Special Servicer, any single Controlling Class Certificateholder or group of Controlling Class Certificateholders with a majority interest in the Controlling Class or the Master Servicer, to purchase from the Trust Fund all the Mortgage Loans and each REO Property remaining therein. The exercise of such right may effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being less than 1.0% of the Initial Pool Balance.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Special Servicer, and the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Master Servicers, the Special Servicer and the Trustee with the consent of the Holders of Certificates entitled to not less than 51% of the Voting Rights allocated to all of the Classes materially affected by the amendment (subject to certain third-party beneficiary consent rights). Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, including any amendment necessary to maintain the status of either REMIC as a REMIC, without the consent of the Holders of any of the Certificates.

            Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

            This Certificate shall be construed in accordance with the laws of the State of New York applicable to agreements negotiated, made and to be performed entirely in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.


                                    WELLS FARGO BANK, N.A.
                                    as Trustee


                                    By:_____________________________________
                                       Authorized Representative



                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class [D] [E] [F] [G] [H] [J] [K] [L] [M] [N] [O] [P] [Q] [S] [T] Certificates referred to in the within-mentioned Agreement.

Dated: June 29, 2007


                                    WELLS FARGO BANK, N.A.
                                    as Certificate Registrar


                                       By:_____________________________________
                                            Authorized Representative

                                   ASSIGNMENT
                                   ----------

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto ______________________________________________________________
_______________________________________________________________________________
              (please print or typewrite name and address including
                          postal zip code of assignee)

the beneficial ownership interest in the Trust Fund evidenced by the within Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

            I (we) further direct the Certificate Registrar to issue a new Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Mortgage Pass-Through Certificate to the following address: ____________________________________________________________
_______________________________________________________________________________

Dated:


                                    ____________________________________________
                                    Signature by or on behalf of
                                    Assignor


                                    ____________________________________________
                                    Signature Guaranteed



                            DISTRIBUTION INSTRUCTIONS

            The Assignee should include the following for purposes of distribution:

            Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _______________________________ for the account of ____________________________________________________________.

            Distributions made by check (such check to be made payable to ___________________________) and all applicable statements and notices should be mailed to_______________________________________________________________________
_______________________________________________________________________________.

            This information is provided by ___________________________________, the Assignee named above, or___________________________________________________,
as its agent.

                                   EXHIBIT A-4

                          FORM OF CLASS V CERTIFICATES

              CLASS V COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE
                                 SERIES 2007-C3

This is one of a series of commercial mortgage pass-through certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the "Trust Fund") consisting primarily of a pool of multifamily and commercial mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

              CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.

Closing Date: June 29, 2007                        Percentage Interest evidenced
                                                   by this Class V Certificate:
                                                   ______%

First Distribution Date: July 17, 2007

Master Servicer No. 1:                             Aggregate Stated Principal
KeyCorp Real Estate Capital Markets, Inc.          Balance of the Mortgage Loans
                                                   as of the Closing Date
                                                   ("Initial Pool Balance"):
                                                   $[_____________]

Master Servicer No. 2:
Wachovia Bank, National Association

Special Servicer:
LNR Partners, Inc.

Certificate No. V-___                              Trustee:
                                                   Wells Fargo Bank, N.A.

                                                   CUSIP No.: _________________

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP., WELLS FARGO BANK, N.A., KEYCORP REAL ESTATE CAPITAL MARKETS, INC., WACHOVIA BANK, NATIONAL ASSOCIATION, LNR PARTNERS, INC. OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR ANY OF THE UNDERLYING MORTGAGE LOANS IS GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THIS CERTIFICATE IS ENTITLED ONLY TO CERTAIN ADDITIONAL INTEREST (IF ANY) RECEIVED IN RESPECT OF THE ARD TRUST MORTGAGE LOANS, SUBJECT TO THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

            This certifies that [__________________] is the registered owner of the Percentage Interest evidenced by this Certificate (as specified above) in that certain beneficial ownership interest in the Trust Fund evidenced by all the Class V Certificates. The Trust Fund was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as of June 1, 2007 (the "Agreement"), among Credit Suisse First Boston Mortgage Securities Corp., as depositor (the "Depositor," which term includes any successor entity under the Agreement), KeyCorp Real Estate Capital Markets, Inc., as master servicer for Group A Loans ("Master Servicer No. 1," which term includes any successor entity under the Agreement), Wachovia Bank, National Association, as master servicer for Group B Loans ("Master Servicer No. 2," which term includes any successor entity under the Agreement, and, together with Master Servicer No. 1, the "Master Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer," which term includes any successor entity under the Agreement), and Wells Fargo Bank, N.A., as trustee (the "Trustee," which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein have the respective meanings assigned thereto in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

            Pursuant to the terms of the Agreement, beginning on the First Distribution Date specified above, distributions will be made on that date (the "Distribution Date") each month that is the fourth Business Day following the Determination Date in such month, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to all the Holders of the Class V Certificates on the applicable Distribution Date pursuant to the Agreement. All distributions made under the Agreement on this Certificate will be made by the Trustee by wire transfer of immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with wiring instructions no later than the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions), or otherwise by check mailed to the address of such Certificateholder as it appears in the Certificate Register. Notwithstanding the foregoing, the final distribution on this Certificate will be made in like manner, but only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to the Holder hereof of such final distribution.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account, the Collection Account and, if established, the REO Account or any Mortgage Loan Combination Custodial Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

            This Certificate is issuable in fully registered form only without coupons. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No transfer, sale, pledge or other disposition of this Certificate or any interest herein shall be made unless that transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws. If a transfer of this Certificate is to be made without registration under the Securities Act, then (except under the limited circumstances specified in the Agreement) the Certificate Registrar shall refuse to register such transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit F-1A to the Agreement; or (ii) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit F-1B to the Agreement and a certificate from such Certificateholder's prospective Transferee substantially in the form attached either as Exhibit F-2A or as Exhibit F-2B to the Agreement; or (iii) an Opinion of Counsel satisfactory to the Trustee to the effect that such transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust or of the Depositor, the Master Servicers, the Special Servicer, the Trustee or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such transfer from the Certificateholder desiring to effect such transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based. Any Certificateholder desiring to effect a transfer, sale, pledge or other disposition of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, Credit Suisse Securities (USA) LLC, the Trustee, the Master Servicers, the Special Servicer and the Certificate Registrar against any liability that may result if such transfer, sale, pledge or other disposition is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

            No transfer of this Certificate or any interest herein shall be made except to a Qualified Institutional Buyer or an Institutional Accredited Investor. The Certificate Registrar shall refuse to register the transfer of this Certificate unless it has received from the prospective Transferee a certification to the effect that such prospective Transferee is a Qualified Institutional Buyer or an Institutional Accredited Investor.

            If a Person is acquiring this Certificate as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Certificate Registrar a certification to the effect that, and such other evidence as may be reasonably required by the Trustee to confirm that, it has
(i) sole investment discretion with respect to each such account and (ii) full power to make the acknowledgments, representations, warranties, certifications and/or agreements with respect to each such account described above in this Certificate.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

            No service charge will be imposed for any registration of transfer or exchange of this Certificate, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of this Certificate.

            The Depositor, the Master Servicers, the Special Servicer, the Trustee, the Certificate Registrar and any agent of the Depositor, the Master Servicers, the Special Servicer, the Trustee or the Certificate Registrar may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Trustee, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund, and (ii) the purchase by the Special Servicer, any single Controlling Class Certificateholder or group of Controlling Class Certificateholders with a majority interest in the Controlling Class or the Master Servicer, at a price determined as provided in the Agreement, of all the Certificates for all the Mortgage Loans and each REO Property remaining in the Trust Fund. The Agreement permits, but does not require, the Special Servicer, any single Controlling Class Certificateholder or group of Controlling Class Certificateholders with a majority interest in the Controlling Class or the Master Servicer, to purchase from the Trust Fund all the Mortgage Loans and each REO Property remaining therein. The exercise of such right may effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being less than 1.0% of the Initial Pool Balance.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Special Servicer and the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Master Servicers, the Special Servicer and the Trustee with the consent of the Holders of Certificates entitled to not less than 51% of the Voting Rights allocated to all of the Classes materially affected by the amendment (subject to certain third-party beneficiary consent rights). Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, including any amendment necessary to maintain the status of either REMIC as a REMIC, without the consent of the Holders of any of the Certificates.

            Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

            This Certificate shall be construed in accordance with the laws of the State of New York applicable to agreements negotiated, made and to be performed entirely in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.


                                    WELLS FARGO BANK, N.A.
                                    as Trustee

                                    By:_____________________________________
                                    Authorized Representative



                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class V Certificates referred to in the within-mentioned Agreement.

Dated: June 29, 2007


                                    WELLS FARGO BANK, N.A.
                                    as Certificate Registrar


                                    By:_____________________________________
                                    Authorized Representative

                                   ASSIGNMENT
                                   ----------

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto ______________________________________________________________
_______________________________________________________________________________
              (please print or typewrite name and address including
                          postal zip code of assignee)

the beneficial ownership interest in the Trust Fund evidenced by the within Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

            I (we) further direct the Certificate Registrar to issue a new Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Mortgage Pass-Through Certificate to the following address: ____________________________________________________________
_______________________________________________________________________________

Dated:


                                    ____________________________________________
                                    Signature by or on behalf of
                                    Assignor


                                    ____________________________________________
                                    Signature Guaranteed



                            DISTRIBUTION INSTRUCTIONS

            The Assignee should include the following for purposes of distribution:

            Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _______________________________ for the account of ____________________________________________________________.

            Distributions made by check (such check to be made payable to ___________________________) and all applicable statements and notices should be mailed to_______________________________________________________________________
_______________________________________________________________________________.

            This information is provided by ___________________________________, the Assignee named above, or___________________________________________________,
as its agent.

                                   EXHIBIT A-5

                    FORM OF [CLASS R] [CLASS LR] CERTIFICATES

       [CLASS R] [CLASS LR] COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                                 SERIES 2007-C3

This is one of a series of commercial mortgage pass-through certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the "Trust Fund") consisting primarily of a pool of multifamily and commercial mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

          CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.

Closing Date: June 29, 2007                        Percentage Interest evidenced
                                                   by this [Class R] [Class LR]
                                                   Certificate: ___%

First Distribution Date: July 17, 2007

Master Servicer No. 1:                             Aggregate Stated Principal
KeyCorp Real Estate Capital Markets, Inc.          Balance of the Mortgage Loans
                                                   as of the Closing Date
                                                   ("Initial Pool Balance"):
                                                   [_____________]

Master Servicer No. 2:
Wachovia Bank, National Association

Special Servicer:                                  Trustee:
LNR Partners, Inc.                                 Wells Fargo Bank, N.A.

Certificate No. [R] [LR]-___                       CUSIP No.: __________________

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP., WELLS FARGO BANK, N.A., KEYCORP REAL ESTATE CAPITAL MARKETS, INC., WACHOVIA BANK, NATIONAL ASSOCIATION, LNR PARTNERS, INC. OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR ANY OF THE UNDERLYING MORTGAGE LOANS IS GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE CLASSES OF CERTIFICATES OF THE SAME SERIES AS AND TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE EVIDENCES OWNERSHIP OF THE SOLE "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE. CONSEQUENTLY, TRANSFER OF THIS CERTIFICATE IS ALSO SUBJECT TO THE ADDITIONAL TAX RELATED TRANSFER RESTRICTIONS DESCRIBED HEREIN. IF ANY PERSON BECOMES THE REGISTERED HOLDER OF THIS CERTIFICATE IN VIOLATION OF SUCH TRANSFER RESTRICTIONS, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER OR UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS, IF ANY, ON THIS CERTIFICATE.

            This certifies that [_______________] is the registered owner of the Percentage Interest evidenced by this Certificate (as specified above) in that certain beneficial ownership interest in the Trust Fund evidenced by all the [Class R] [Class LR] Certificates. The Trust Fund was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as of June 1, 2007 (the "Agreement"), among Credit Suisse First Boston Mortgage Securities Corp., as depositor (the "Depositor," which term includes any successor entity under the Agreement), KeyCorp Real Estate Capital Markets, Inc., as master servicer for Group A Loans ("Master Servicer No. 1," which term includes any successor entity under the Agreement), Wachovia Bank, National Association, as master servicer for Group B Loans ("Master Servicer No. 2," which term includes any successor entity under the Agreement, and, together with Master Servicer No. 1, the "Master Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer," which term includes any successor entity under the Agreement), and Wells Fargo Bank, N.A., as trustee (the "Trustee," which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein have the respective meanings assigned thereto in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

            Pursuant to the terms of the Agreement, beginning on the First Distribution Date specified above, distributions will be made on that date (the "Distribution Date") each month that is the fourth Business Day following the Determination Date in such month, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to all the Holders of the [Class R] [Class LR] Certificates on the applicable Distribution Date pursuant to the Agreement. All distributions made under the Agreement on this Certificate will be made by the Trustee by wire transfer of immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with wiring instructions no later than the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions), or otherwise by check mailed to the address of such Certificateholder as it appears in the Certificate Register. Notwithstanding the foregoing, the final distribution on this Certificate will be made in like manner, but only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to the Holder hereof of such final distribution.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account, the Collection Account and, if established, the REO Account or any Mortgage Loan Combination Custodial Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

            This Certificate is issuable in fully registered form only without coupons. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No transfer, sale, pledge or other disposition of this Certificate or any interest herein shall be made unless that transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws. If a transfer of this Certificate is to be made without registration under the Securities Act, then (except under the limited circumstances specified in the Agreement) the Certificate Registrar shall refuse to register such transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit F-1A to the Agreement; or (ii) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit F-1B to the Agreement and a certificate from such Certificateholder's prospective Transferee substantially in the form attached either as Exhibit F-2A or as Exhibit F-2B to the Agreement; or (iii) an Opinion of Counsel satisfactory to the Trustee to the effect that such transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust or of the Depositor, the Master Servicers, the Special Servicer, the Trustee or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such transfer from the Certificateholder desiring to effect such transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based. Any Certificateholder desiring to effect a transfer, sale, pledge or other disposition of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, Credit Suisse Securities (USA) LLC, the Trustee, the Master Servicers, the Special Servicer, and the Certificate Registrar against any liability that may result if such transfer, sale, pledge or other disposition is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

            No transfer of this Certificate or any interest herein shall be made except to a Qualified Institutional Buyer. The Certificate Registrar shall refuse to register the transfer of this Certificate unless it has received from the prospective Transferee a certification to the effect that such prospective Transferee is a Qualified Institutional Buyer.

            Each Person who has or who acquires any Ownership Interest in this Certificate shall be deemed by its acceptance or acquisition of such Ownership Interest to have agreed to be bound by the provisions of Section 5.02(d) of the Agreement and, if any purported Transferee shall become a Holder of this Certificate in violation of the provisions of such Section 5.02(d), to have irrevocably authorized the Trustee (i) to deliver payments to a Person other than such Person and (ii) to negotiate the terms of any mandatory disposition, to execute all instruments of Transfer and to do all other things necessary in connection with any such disposition. Each Person holding or acquiring any Ownership Interest in this Certificate must be a Permitted Transferee and shall promptly notify the Trustee of any change or impending change in its status as a Permitted Transferee. In connection with any proposed Transfer of any Ownership Interest in this Certificate, the Certificate Registrar shall require delivery to it, and shall not register the Transfer of this Certificate until its receipt of, an affidavit and agreement substantially in the form attached as Exhibit H-1 to the Agreement (a "Transfer Affidavit and Agreement") from the proposed Transferee, representing and warranting, among other things, that such Transferee is a Permitted Transferee, that it is not acquiring its Ownership Interest in this Certificate as a nominee, trustee or agent for any Person that is not a Permitted Transferee, that for so long as it retains its Ownership Interest in this Certificate, it will endeavor to remain a Permitted Transferee, and that it has reviewed the provisions of Section 5.02(d) of the Agreement and agrees to be bound by them. Notwithstanding the delivery of a Transfer Affidavit and Agreement by a proposed Transferee, if a Responsible Officer of either the Certificate Registrar or Trustee has actual knowledge that the proposed Transferee is not a Permitted Transferee, no Transfer of an Ownership Interest in this Certificate to such proposed Transferee shall be effected. In connection therewith, the Certificate Registrar shall not register the transfer of an Ownership Interest in this Certificate to any entity classified as a partnership under the Code unless at the time of transfer, all of its beneficial owners are United States Persons.

            Each Person holding or acquiring any Ownership Interest in this Certificate shall agree (x) to require a Transfer Affidavit and Agreement from any other Person to whom such Person attempts to transfer its Ownership Interest herein and (y) not to transfer its Ownership Interest herein unless it provides to the Certificate Registrar a certificate substantially in the form attached as Exhibit H-2 to the Agreement stating that, among other things, it has no actual knowledge that such other Person is not a Permitted Transferee. Each Person holding or acquiring an Ownership Interest in this Certificate, by purchasing such Ownership Interest herein, agrees to give the Trustee written notice that it is a "pass-through interest holder" within the meaning of temporary Treasury regulation Section 1.67-3T(a)(2)(i)(A) immediately upon acquiring such Ownership Interest, if it is, or is holding such Ownership Interest on behalf of, a "pass-through interest holder."

            The provisions of Section 5.02(d) of the Agreement may be modified, added to or eliminated, provided that there shall have been delivered to the Trustee the following: (a) written confirmation from each Rating Agency to the effect that the modification of, addition to or elimination of such provisions will not result in an Adverse Rating Event with respect to any Class of Rated Certificates; and (b) an Opinion of Counsel, in form and substance satisfactory to the Trustee, to the effect that such modification of, addition to or elimination of such provisions will not cause either REMIC Pool to cease to qualify as a REMIC or be subject to an entity-level tax caused by the Transfer of a [Class R] [Class LR] Certificate to a Person that is not a Permitted Transferee, or cause a Person other than the prospective Transferee to be subject to a REMIC-related tax caused by the Transfer of a [Class R] [Class LR] Certificate to a Person that is not a Permitted Transferee.

            A "Permitted Transferee" is any Transferee other than a Disqualified Organization, a Non-United States Tax Person or a foreign permanent establishment or fixed base (each within the meaning of the applicable income tax treaty) of a United States Tax Person (as defined below). In addition, if such Transferee is classified as a partnership under the Code, such Transferee can only be a Permitted Transferee if, among other things, all of its beneficial owners are United States Tax Persons and the governing documents of the Transferee prohibit a transfer of any interest in the Transferee to any Non-United States Tax Person.

            A "Disqualified Organization" is any of (i) the United States or a possession thereof, any State or political subdivision thereof or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for Freddie Mac, a majority of its board of directors is not selected by such governmental unit), (ii) a foreign government, international organization, or any agency or instrumentality of any of the foregoing, (iii) any organization (other than certain farmers' cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (unless such organization is subject to the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code and (v) any other Person so designated by the Master Servicers or the Trustee based upon an Opinion of Counsel that the holding of an Ownership Interest in a Residual Certificate by such Person may cause the Trust or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Residual Certificate to such Person. The terms "United States," "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions.

            A "Non-United States Tax Person" is any Person other than a United States Tax Person. A "United States Tax Person" is a citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury regulations) or other entity (including any entity treated as a corporation or partnership for federal income tax purposes) created or organized in, or under the laws of, the United States, any State or the District of Columbia, or an estate whose income includible in gross income for United States federal income tax purposes regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States Tax Persons have the authority to control all substantial decisions of the trust, all within the meaning of Section 7701(a)(30) of the Code (including certain trusts in existence on August 20, 1996 that are eligible to elect to be treated as United States Tax Persons).

            If a Person is acquiring this Certificate as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Certificate Registrar a certification to the effect that, and such other evidence as may be reasonably required by the Trustee to confirm that, it has
(i) sole investment discretion with respect to each such account and (ii) full power to make the acknowledgments, representations, warranties, certifications and/or agreements with respect to each such account described above in this Certificate.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

            No service charge will be imposed for any registration of transfer or exchange of this Certificate, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of this Certificate.

            The Depositor, the Master Servicers, the Special Servicer, the Trustee, the Certificate Registrar and any agent of the Depositor, the Master Servicers, the Special Servicer, the Trustee, or the Certificate Registrar may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Trustee, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund, and (ii) the purchase by the Special Servicer, any single Controlling Class Certificateholder or group of Controlling Class Certificateholders with a majority interest in the Controlling Class or the Master Servicers, at a price determined as provided in the Agreement, of all the Mortgage Loans and each REO Property remaining in the Trust Fund. The Agreement permits, but does not require, the Special Servicer or the Master Servicers, any single Controlling Class Certificateholder or group of Controlling Class Certificateholders with a majority interest in the Controlling Class to purchase from the Trust Fund all the Mortgage Loans and each REO Property remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being less than 1.0% of the Initial Pool Balance.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicers, the Special Servicer and the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Master Servicers, the Special Servicer and the Trustee with the consent of the Holders of Certificates entitled to not less than 51% of the Voting Rights allocated to all of the Classes materially affected by the amendment (subject to certain third-party beneficiary consent rights). Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, including any amendment necessary to maintain the status of either REMIC as a REMIC, without the consent of the Holders of any of the Certificates.

            Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

            This Certificate shall be construed in accordance with the laws of the State of New York applicable to agreements negotiated, made and to be performed entirely in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.


                                    WELLS FARGO BANK, N.A.
                                    as Trustee


                                    By:_____________________________________
                                       Authorized Representative



                          CERTIFICATE OF AUTHENTICATION

            This is one of the [Class R] [Class LR] Certificates referred to in the within-mentioned Agreement.

Dated: June 29, 2007


                                    WELLS FARGO BANK, N.A.
                                    as Certificate Registrar


                                    By:_____________________________________
                                       Authorized Representative

                                   ASSIGNMENT
                                   ----------

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto ______________________________________________________________
_______________________________________________________________________________
              (please print or typewrite name and address including
                          postal zip code of assignee)

the beneficial ownership interest in the Trust Fund evidenced by the within Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

            I (we) further direct the Certificate Registrar to issue a new Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Mortgage Pass-Through Certificate to the following address: ____________________________________________________________
_______________________________________________________________________________

Dated:


                                    ____________________________________________
                                    Signature by or on behalf of
                                    Assignor


                                    ____________________________________________
                                    Signature Guaranteed



                            DISTRIBUTION INSTRUCTIONS

            The Assignee should include the following for purposes of distribution:

            Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _______________________________ for the account of ____________________________________________________________.

            Distributions made by check (such check to be made payable to ___________________________) and all applicable statements and notices should be mailed to_______________________________________________________________________
_______________________________________________________________________________.

            This information is provided by ___________________________________, the Assignee named above, or___________________________________________________,
as its agent.

                                   EXHIBIT B-1

                     SCHEDULE OF COLUMN TRUST MORTGAGE LOANS

                                 [see attached]

INFORMATION CONTAINED ON THIS DISKETTE DATED, TUESDAY, JUNE 19, 2007 IS SUBJECT TO COMPLETION OR AMENDMENT.

This diskette relates to the Offered Certificates in the Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3. The information contained on this diskette is provied to facilitate your review of the collateral underlying the Offered Certificates. This free writing prospectus is being provided to you in response to your specific request. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other doucments the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-221-1037 or by email to the following address: barry.polen@credit-suisse.com. The information on this diskette supersedes any and all information contained in any previously furnished free writing prospectus and shall be superseded by any subsequently furnished similar materials. The commercial mortgage backed securities to which these materials relate, and the mortgage pool backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to the issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis. You understand that, when you are considering the purchase of these securities, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have verified the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. Prospective investors are advised to read carefully, the free writing prospectus and prospectus relating to the Offered Certificates in making their investment decisions.

Credit Suisse First Boston Mortgage Securities Corp.
Commercial Mortgage Pass-Through Certificates Series 2007-C3



#       Crossed   #   Property Name
-----   -------   -   ----------------------------------------
    1             1   Main Plaza
    2             1   Mandarin Oriental


    3             1   Westwood Complex

    4             1   TRT Industrial Portfolio
  4.1                 Exel
  4.2                 Hanson Way
  4.3                 West Marine
  4.4                 Veterans Parkway
  4.5                 Pencader Drive
  4.6                 Southfield Parkway
  4.7                 Silver Springs
    5             1   Koger Center Office Park Portfolio
  5.1                 Pasco
  5.2                 Baker
  5.3                 Glades
  5.4                 Koger
  5.5                 Saint Lucie
  5.6                 Gilchrist
  5.7                 Dade
  5.8                 Duval
  5.9                 Franklin
 5.10                 Gadsden
 5.11                 Lake
 5.12                 Madison
 5.13                 Hendry
 5.14                 Monroe
 5.15                 Pinellas
    6             2   Marina Shores Apartments
    7             1   Ardenwood Corporate Park
    8             1   520 Broadway
    9             1   Wedgewood South
   10             1   Courtyard San Diego Downtown
   11             2   Autumn Chase
   13             2   250 West 85th Street
   14             1   Lexington Financial Center
   15             1   Holiday Inn Express Nashville
   16             1   Northyards Business Park
   17             1   Richardson Heights Village
   18             1   Coconut Marketplace
   19             2   Alexandria Park
   20             2   Barrington Place Apartments
   21             2   Marina Shores Waterfront Apartments
   23             2   Oak Hollow Apartments I & II
 23.1                 Oak Hollow Apartments II
 23.2                 Oak Hollow Apartments I
   24             1   Cornhusker Marriott and Office
   25             1   Quince Diamond Executive Center
   26             1   The Library
   27             1   Capital Square
   28             2   Barrington Park Townhomes
   29             1   Lassiter Shopping Center
   30             2   Towne Oaks South
   31             2   698 West End Avenue
   32             2   Allerton Place Apartments
   33             1   Palmer Crossing


   34             2   Westpointe Apartments
   35             1   Hampton Inn and Suites Riverwalk
   36             2   Schaumburg Villas





   37             2   Lake Jasmine Apartments
   38             1   Premier Corporate Centre
   39             1   216 Route 17
   40             2   Hamptons at Southpark Apartments
   41   (A)       1   Goodman Multifamily Portfolio
 41.1                 7861 Clay Avenue
 41.2                 716 Webster Avenue
 41.3                 17616 Cameron Street
 41.4                 1101 Walnut Avenue
 41.5                 316 11th Street
 41.6                 208 12th Street
 41.7                 119 11th Street
 41.8                 721 Williams Avenue
 41.9                 2516 Huntington Street
41.10                 7942 Glencoe Street
41.11                 618 Delaware Street
41.12                 716 Owen Avenue
   42   (A)       1   Goodman Industrial Portfolio
 42.1                 17922 Gothard Street
 42.2                 17422-28 Gothard Street
   43             1   Doubletree Charlottesville
   44             1   ShopRite Plaza
   46             1   Oekos - Dundalk Plaza
   47             1   The Oaks at Oak Brook
   48             2   Paces Village Apartments
   49             1   Shoppes at New Tampa
   50             2   Windmill Landing Apartments
   51             1   North Point Village
   52             1   Pine Plaza Retail



   53             1   Napa Junction
   54             1   Carneros Commons
   55             1   Avalon Park Town Center Phase I
   56             1   Castleberry Southard Crossing
   57             2   3111 Broadway
   58             2   Rosemont Casa Del Norte
   59             1   Pearl Street Mall Portfolio
 59.1                 1966 13th Street
 59.2                 1140 Pearl Street
 59.3                 801 Pearl Street
 59.4                 1308 Pearl Street
   60             1   Thunderbird Beltway Plaza
   61             1   Oekos - Amyclae Business Center
   62             1   Riverview Corporate Center
   63             2   925 West End Avenue
   64             1   Cooper Street Annex
   65             2   142 East 27th Street

   66             1   Gilbert Fiesta Shops

   67             1   Westbrook Plaza
   68             2   Longspur Crossing
   71             1   334 Canal Street
   72             2   North Park Crossing
   73             2   Walnut Bend
   76             2   Webster Lake Apartments
   77             1   Shilo Portland Oregon
   78             1   Pinecrest Shopping Center
   79             2   SoCo Apartments
   81             1   50 Cragwood
   82             1   Founders Crossing North
   83             1   River Run Plaza
   84             2   Madison Hall Apartments
   85             1   Kenton Corners
   86             1   1136 Santee Street Retail
   87             1   1001 Wade Avenue
   88             1   29 John Street
   89             2   89th Avenue Apartments
   91             1   Canoe Creek


   92             1   8 Brooks Avenue Apartments
   93             1   Shoppes at Yadkinville
   94             1   Comfort Inn Anaheim
   95             2   Brookford Place Apartments
   96             2   82 West 12th Street
   97             1   Hampton Inn Northlake
   98             1   Karric Square
  100             1   Wanamaker Crossing II
  101             1   Crestview Marketplace



  102             2   Charleswood Apartments
  103             1   Comfort Inn Skokie
  104             1   Town and Country Shopping Center
  106             1   Kohl's Lake Brandon
  107             2   California Oaks Apartments
  109             1   Deer Creek Crossings

  110             1   Hannaford Suites Hotel
  111             1   Park Plaza Retail
  112             1   Benjamin Center VII and IX

  114             2   Bear Creek
  115             1   Wal Mart Monona
  116             2   BTN Champaign Housing
  117             1   Joyce Business Park
  118             2   Quail Hollow Apartments
  119             1   Centre Stage at Walkertown
  121             1   Eagle Pointe Medical Office
  122             1   Corporate Centre
  123             1   Reddy Plaza Office






  127             1   Grand Pointe Shopping Center
  128             1   Schaumburg Retail






  129             1   Silverthorn Square
  130             1   Holiday Inn Express Cullman
  131             1   14720 Southlawn Lane
  132             2   The Groves Apartments
  133             2   Coronado Apartments
  135             1   Centerpoint Business Park
  136             1   Oak Lawn Train Station Retail
  137             1   The Shops at Library Court
  138             1   Executive Center III
  139             1   Centre at Kings Lake
  140             2   Pomona Apartments



140.1                 1660 Berkeley
140.2                 San Francisco Apartments
  141             2   Carriage Green Apartments
  142             2   Hillview Apartments
  144             1   1833 Massachusetts Avenue
  145             1   Park Plaza Office
  146             1   Walgreens - Vista
  147             1   Willow Plaza
  149             1   Fairfield Village Shopping
  150             1   Centre Terrace Office Building
  151             1   Highlands Ranch Marketplace
  153             1   Lincoln Plaza Pad
  154             1   North Park Retail
  156             1   Junction at Gretna
  157             1   Baytree Shopping Center






  158             1   46-72 Main Street
  159             1   Petsmart
  160             1   Rockbridge Shopping Center
  161             1   Cedar West Office Building
  162             1   Aspen Office Building
  163             1   The Shops of Travelers Rest
  164             1   Kirkland Central Retail
  165             1   Gardens Plaza Retail
  166             2   Regal Estates Apartments
  167             1   Butterfield Centre
  169             1   Chase Bank and Starbucks Strip Center
  170             1   Midway Retail Plaza
  172             2   Pine Lake Village Apartments
  173             1   West Mount Pleasant Avenue


  174             2   Sunset Plaza Apartments
  175             1   Westcreek Plaza


  177             2   Kingsley II Apartments
177.1                 1641 Kingsley Avenue
177.2                 1640 Kingsley Avenue
  178             2   Glendale Apartments
  180             2   Ridgestone Apartments
  181             1   401-431 North Raddant Road
  182             1   Fontana Retail




  183             1   Jackson Plaza
  184             1   South Boulder Road Medical Office
  185             1   Elmwood Plaza
  186             1   Liberty Commons
  187             1   Bank of America - Chicago
  188             1   West Grayhawk Shopping Center
  190             1   Brookhollow Office Building
  191             1   Loc N Key Self Storage
  192             1   CVS - GA
  193             1   Laurel Center
  194             1   Brookwood Shoppes
  195             2   Haddon Hall Apartments
  196             1   Bell Creek Medical Office
  197             1   Signature Bank
  198             1   Pine Grove Marketplace
  199             2   Day Heights Meadows Apartments
  200             1   Wachovia Bank

  201             2   Santa Fe Apartments
  203             1   Barron Street Industrial
  204             1   Arbor Tech
  205             1   Heights Plaza
  206             1   Gateway Retail Center



  207             1   Sharp's Mobile Home Park





  208             1   Maximum Mini Storage
  209             1   Douglasville Plaza
  210             1   Eagle Rock Blockbuster
  211             1   15235 Burbank Office
  212             2   Alexander and Hampshire Manor Apartments
  213             1   Greensboro Retail
  214             1   Parma Outlet Center
  215             1   Lakeshore Mobile Home Park
  216             1   6232 Manchester
  217             1   Shops at Harmony on the Lakes




  218             1   Colonial Mobile Home Park






  219             1   Salinas Medical




  220             2   Brooksville Apartments
  221             2   Kennedy Place Apartments
  222             1   Westwind Plaza

  223             2   Audubon Apartments
  224             1   98 East Avenue
  225             1   Coachella Retail
  226             1   Stewart's Mobile Home Park
  227             2   Brighton Manor Apartments
  228             1   4111 West 26th Street
  229             1   Lauderhill Plaza
  230             1   A-AAA Key Mini Storage
  231             1   Hampton Center Office Building
  232             2   Swallows Landing Apartments, LLC
  233             1   Wolfeboro Self Storage
  234             1   AG Edwards Building
  235             1   30th & University
  236             2   Adams Heights Mobile Home Park
  237             1   Lufkin Retail Center


  238             2   Patio De Las Fuente Apartments



#       Address                                                              City
-----   ------------------------------------------------------------------   -------------------
    1   1920 and 2010 Main Street                                            Irvine
    2   80 Columbus Circle                                                   New York


    3   5325, 5335, 5353, 5400, 5401, 5417 Westbard Avenue                   Bethesda
        and 5101 and 5110 Ridgefield Road
    4
  4.1   9750 Commerce Circle                                                 Weisenberg Township
  4.2   2030 Hanson Way                                                      Woodland
  4.3   860 Marine Drive                                                     Rock Hill
  4.4   370-380 Veterans Parkway                                             Bolingbrook
  4.5   405 Pencader Drive                                                   Pencader Hundred
  4.6   260 Southfield Parkway                                               Forest Park
  4.7   270 Old Silver Springs Road                                          Hampden Township
    5
  5.1   805 Executive Center Drive West                                      Saint Petersburg
  5.2   888 Executive Center Drive West                                      Saint Petersburg
  5.3   877 Executive Center Drive West                                      Saint Petersburg
  5.4   9721 Executive Center Drive                                          Saint Petersburg
  5.5   9800 4th Street North                                                Saint Petersburg
  5.6   801 94th Avenue North                                                Saint Petersburg
  5.7   9620 Executive Center Drive                                          Saint Petersburg
  5.8   9450 Koger Boulevard                                                 Saint Petersburg
  5.9   701 94th Avenue North                                                Saint Petersburg
 5.10   9549 Koger Boulevard                                                 Saint Petersburg
 5.11   9400 4th Street North                                                Saint Petersburg
 5.12   9600 Koger Boulevard                                                 Saint Petersburg
 5.13   9455 Koger Boulevard                                                 Saint Petersburg
 5.14   9720 Executive Center Drive                                          Saint Petersburg
 5.15   9500 Koger Boulevard                                                 Saint Petersburg
    6   2257 Willow Oak Circle                                               Virginia Beach
    7   34551 Ardenwood Boulevard and 6401-6607 Kaiser Drive                 Fremont
    8   520 Broadway                                                         Santa Monica
    9   4420, 4440 and 4510 Maryland Route 85                                Frederick
   10   530 Broadway                                                         San Diego
   11   4600 North Josey Lane                                                Carrollton
   13   250 West 85th Street                                                 New York
   14   250 West Main Street                                                 Lexington
   15   920 Broadway                                                         Nashville
   16   384 Northyards Boulevard                                             Atlanta
   17   100 South Central Expressway                                         Richardson
   18   4-484 Kuhio Highway                                                  Kappa
   19   8730 Belford Avenue                                                  Los Angeles
   20   2410 Allerton Way                                                    Charlotte
   21   21222 Nautique Boulevard                                             Cornelius
   23
 23.1   100 White Bluff Lane                                                 Cary
 23.2   100 Kempwood Drive                                                   Cary
   24   301 and 333 South 13 Street                                          Lincoln
   25   555 Quince Orchard Road                                              Gaithersburg
   26   299 Madison Avenue                                                   New York
   27   400 Locust Street                                                    Des Moines
   28   10963 Richards Court                                                 Lenexa
   29   4421 and 4441 Six Forks Road                                         Raleigh
   30   7800 Youree Drive                                                    Shreveport
   31   698 West End Avenue                                                  New York
   32   3201 Allerton Circle                                                 Greensboro
   33   5400-5451 Clark Road                                                 Sarasota


   34   2510 Canterbury Road                                                 Urbandale
   35   100 Passaic Avenue                                                   Harrison
   36   1010 Knollwood Drive                                                 Schaumburg





   37   1182 Redman Street                                                   Orlando
   38   3901-3960 Premier North Drive and 3816 West Linebaugh Avenue         Tampa
   39   216 Route 17 North                                                   Rochelle Park
   40   4605 Colony Road                                                     Charlotte
   41
 41.1   7861 Clay Avenue                                                     Huntington Beach
 41.2   716 South Webster Avenue                                             Anaheim
 41.3   17616 Cameron Street                                                 Huntington Beach
 41.4   1101 Walnut Avenue                                                   Huntington Beach
 41.5   316 11th Street                                                      Huntington Beach
 41.6   208 12th Street                                                      Huntington Beach
 41.7   119 11th Street                                                      Huntington Beach
 41.8   721 Williams Avenue                                                  Huntington Beach
 41.9   2516 Huntington Street                                               Huntington Beach
41.10   7942 Glencoe Street                                                  Huntington Beach
41.11   618 Delaware Street                                                  Huntington Beach
41.12   716 Owen Avenue                                                      Huntington Beach
   42
 42.1   17922 Gothard Street                                                 Huntington Beach
 42.2   17422-28 Gothard Street                                              Huntington Beach
   43   990 Hilton Heights Road                                              Charlottesville
   44   801 Miron Lane                                                       Ulster
   46   1401 Merritt Boulevard                                               Dundalk
   47   1600 16th Street                                                     Oak Brook
   48   3100 North Elm Street                                                Greensboro
   49   1640-1726 Bruce B. Downs Boulevard                                   Wesley Chapel
   50   10121 Windmill Lakes Boulevard                                       Houston
   51   7300 North Point Parkway                                             Alpharetta
   52   6005-6085 South Fort Apache Road                                     Las Vegas



   53   5055, 5075, 5085, 6040 and 6050 Main Street                          American Canyon
   54   851 Napa Valley Corporate Way and 2700 Napa Valley Corporate Drive   Napa
   55   3821 Avalon Park East Boulevard                                      Orlando
   56   5465-5485 Bethelview Road                                            Cumming
   57   3111 Broadway                                                        New York
   58   2125 North Las Vegas Boulevard                                       North Las Vegas
   59
 59.1   1966 13th Street                                                     Boulder
 59.2   1140-1148 Pearl Street                                               Boulder
 59.3   801-805 Pearl Street and 2010 8th Street                             Boulder
 59.4   1308 Pearl Street                                                    Boulder
   60   8360, 8378 and 8422 West Thunderbird Road                            Peoria
   61   1201, 1202, 1203 and 1204 Agora Place                                Bel Air
   62   2339 Route 70 West                                                   Cherry Hill
   63   925 West End Avenue                                                  New York
   64   1520-1540 West Interstate 20                                         Arlington
   65   142 East 27th Street                                                 New York

   66   183, 185 and 207 East Williams Field Road                            Gilbert

   67   668 Dawsonville Highway                                              Gainesville
   68   701 West Longspur Boulevard                                          Austin
   71   334 Canal Street                                                     New York
   72   310 Parramatta Lane                                                  Houston
   73   9944 Walnut Street                                                   Dallas
   76   11701 Washington Street                                              Northglenn
   77   11707 Northeast Airport Way                                          Portland
   78   156-248 South Pine Street                                            Burlington
   79   6300 South Congress Avenue                                           Austin
   81   50 Cragwood Plaza                                                    South Plainfield
   82   14801-14851 Founders Crossing Lane                                   Homer Glen
   83   20592 Illinois-21/Milwaukee Avenue                                   Deerfield
   84   6889 Idols Road                                                      Clemmons
   85   17000 Kenton Drive                                                   Cornelius
   86   1136-1138 Santee Street                                              Los Angeles
   87   1001 Wade Avenue                                                     Raleigh
   88   23-31 John Street (a/k/a 71-73 Nassau Street)                        New York
   89   162-20 and 164-03 89th Avenue                                        Jamaica
   91   3318 Canoe Creek Road                                                Saint Cloud


   92   8 Brooks Avenue                                                      Los Angeles
   93   948 State Street                                                     Yadkinville
   94   1251 North Harbor Boulevard                                          Anaheim
   95   50 Brookford Place Court                                             Winston-Salem
   96   82 West 12th Street                                                  New York
   97   3400 Northlake Parkway                                               Dekalb
   98   5771 Karric Square Drive                                             Dublin
  100   1223 Southwest Wanamaker Road                                        Topeka
  101   1326 North Ferdon Boulevard                                          Crestview



  102   12901 County Road 5                                                  Burnsville
  103   9333 Skokie Boulevard                                                Skokie
  104   12640-12818 Perkins Road                                             Baton Rouge
  106   11151 Lake Brandon Drive                                             Brandon
  107   2005 California Street                                               Mountain View
  109   42709 United States Highway 27                                       Davenport

  110   5900 East Galbraith Road                                             Cincinnati
  111   12001-12033 Pecos Street                                             Westminster
  112   5706 and 5910 Benjamin Center Drive                                  Tampa

  114   5535 Timber Creek Place Drive                                        Houston
  115   2101 Royal Avenue                                                    Monona
  116   Various                                                              Urbana-Champaign
  117   2434 East Joyce Boulevard                                            Fayetteville
  118   7561 Quail Meadow Lane                                               Charlotte
  119   3040 Old Hollow Road                                                 Walkertown
  121   9570 Kingston Court                                                  Englewood
  122   5757 Corporate Boulevard                                             Baton Rouge
  123   6825 South Galena Street                                             Centennial






  127   4747-4763 Wilson Avenue Southwest                                    Grandville
  128   1700 East Woodfield Road                                             Schaumburg






  129   14271 Powell Road                                                    Spring Hill
  130   2052 Hayes Drive Northwest                                           Cullman
  131   14720 Southlawn Lane                                                 Rockville
  132   6800 63rd Avenue North                                               Brooklyn Park
  133   9525 Lorene Lane                                                     San Antonio
  135   44345-44355 Lowtree Avenue                                           Lancaster
  136   5102-5116 West Museum Drive                                          Oak Lawn
  137   630 West 6th Street                                                  Los Angeles
  138   125 North Executive Drive                                            Brookfield
  139   20669 West Lake Houston Parkway                                      Humble
  140



140.1   1660 Berkeley Avenue                                                 Pomona
140.2   655 San Francisco Avenue                                             Pomona
  141   15899 East 13th Place                                                Aurora
  142   2119 East Alcy Road                                                  Memphis
  144   1833 Massachusetts Avenue                                            Lexington
  145   904, 910 and 920 West San Marcos Boulevard                           San Marcos
  146   310 Sycamore Avenue                                                  Vista
  147   2300 West Willow Road                                                Enid
  149   8183-8187 West Fairfield Drive                                       Pensacola
  150   1225 L Street                                                        Lincoln
  151   9385 South Colorado Boulevard                                        Highlands Ranch
  153   3165 East Lincoln Drive                                              Phoenix
  154   2900-80 North Park Way and 3800-30 30th Street                       San Diego
  156   100 Vaden Drive                                                      Gretna
  157   1525 Baytree Road                                                    Valdosta






  158   46 and 72 Main Street                                                Kennebunk
  159   4206 West Loop 250                                                   Midland
  160   1210 Rockbridge Road                                                 Norcross
  161   3109 Poplarwood Court                                                Raleigh
  162   3125 Poplarwood Court                                                Raleigh
  163   2 Benton Road                                                        Travelers Rest
  164   211 Kirkland Avenue                                                  Kirkland
  165   3645 South Town Center Drive                                         Las Vegas
  166   637 East Oak Street                                                  Seymour
  167   22 West 535 Butterfield Road                                         Glen Ellyn
  169   6556 Siegen Lane                                                     Baton Rouge
  170   3445 Midway Drive                                                    San Diego
  172   1325 Greens Parkway                                                  Houston
  173   17 West Mount Pleasant Avenue                                        Livingston


  174   3540 Sunset Drive                                                    Jackson
  175   12355 Potranco Road                                                  San Antonio


  177
177.1   1641 East Kingsley Avenue                                            Pomona
177.2   1640 East Kingsley Avenue                                            Pomona
  178   1400 Glenwood Road                                                   Glendale
  180   8710 Fondren Road                                                    Houston
  181   401-431 North Raddant Road                                           Batavia
  182   17070 Walnut Village Parkway                                         Fontana




  183   1100 South Jackson Road                                              McAllen
  184   1140 West South Boulder Road                                         Lafayette
  185   1673-1709 East Highland Avenue                                       San Bernardino
  186   12695 McManus Boulevard                                              Newport News
  187   1709 West 18th Street                                                Chicago
  188   14807 West Maple Road                                                Omaha
  190   1506 Brookhollow Drive                                               Santa Ana
  191   6720 South Tamiami Trail                                             Sarasota
  192   1172 Milford Church Road                                             Marietta
  193   5005 West Laurel Street                                              Tampa
  194   2609 Peachtree Parkway                                               Cumming
  195   505 University Avenue                                                Rochester
  196   7347 Bell Creek Road South                                           Mechanicsville
  197   1071 Har-Ber Lakes Drive                                             Springdale
  198   8800 East Point Douglas Road                                         Cottage Grove
  199   20 Meadow Drive                                                      Milford
  200   1360 US Highway 1                                                    Jupiter

  201   5231 Blanco Road                                                     San Antonio
  203   3918-3934 Barron Street                                              Metairie
  204   1050 Arbor Tech Drive                                                Hebron
  205   722 Mantua Pike                                                      Woodbury Heights
  206   3924 North Prince Street                                             Clovis



  207   5620 Lake Lizzie Drive                                               Saint Cloud





  208   3835 West Avenue                                                     San Antonio
  209   6968 Douglas Boulevard                                               Douglasville
  210   2175 Colorado Boulevard                                              Los Angeles
  211   15235 Burbank Boulevard                                              Los Angeles
  212   2734 and 2742 Hampshire Road                                         Cleveland Heights
  213   1724 Battleground Avenue                                             Greensboro
  214   7402 Broadview Road                                                  Parma
  215   34360 Northeast Colorado Lake Drive                                  Corvallis
  216   6224-6242 West Manchester Avenue                                     Los Angeles
  217   402 Argonne Terrace                                                  Canton




  218   5595 East Irlo Bronson Memorial Highway                              Saint Cloud






  219   680 East Romie Lane                                                  Salinas




  220   33-41 McKinley Street                                                Brookville
  221   125 Kicker Street                                                    Tuscaloosa
  222   10565 West Indian School Road                                        Avondale

  223   333, 335 and 337 Audubon Drive                                       Danville
  224   98-100 East Avenue                                                   Norwalk
  225   1030 6th street                                                      Coachella
  226   3145 Stewart Road                                                    Vestal
  227   401 Lakeview Drive                                                   Clute
  228   4111 West 26th Street                                                Chicago
  229   1601 Northwest 38th Avenue                                           Lauderhill
  230   3951 Lamar Avenue                                                    Memphis
  231   150 Pleasant Drive                                                   Center Township
  232   16249-16273 Dahlgren Road                                            King George
  233   601 Center Street                                                    Wolfeboro
  234   430 West Stetson Avenue                                              Hemet
  235   3911-3913 30th Street and 3002, 3010 and 3012 University Avenue      San Diego
  236   1919 Southeast Adams Street                                          Topeka
  237   4206 South Medford Drive                                             Lufkin


  238   325 East 6th Street                                                  Royal Oak



#       County                State   Code    Type           Sub-type
-----   -------------------   -----   -----   ------------   ------------------------------------
    1   Orange                CA      92614   Office         Central Business District
    2   New York              NY      10023   Hotel          Full Service


    3   Montgomery            MD      20816   Mixed Use      Retail/Office/Multifamily/Healthcare

    4
  4.1   Lehigh                PA      19530   Industrial     N/A
  4.2   Yolo                  CA      95776   Industrial     N/A
  4.3   York                  SC      29730   Industrial     N/A
  4.4   Will                  IL      60440   Industrial     N/A
  4.5   New Castle            DE      19702   Industrial     N/A
  4.6   Clayton               GA      30297   Industrial     N/A
  4.7   Cumberland            PA      17055   Industrial     N/A
    5
  5.1   Pinellas              FL      33702   Office         Suburban
  5.2   Pinellas              FL      33702   Office         Suburban
  5.3   Pinellas              FL      33702   Office         Suburban
  5.4   Pinellas              FL      33702   Office         Suburban
  5.5   Pinellas              FL      33702   Office         Suburban
  5.6   Pinellas              FL      33702   Office         Suburban
  5.7   Pinellas              FL      33702   Office         Suburban
  5.8   Pinellas              FL      33702   Office         Suburban
  5.9   Pinellas              FL      33702   Office         Suburban
 5.10   Pinellas              FL      33702   Office         Suburban
 5.11   Pinellas              FL      33702   Office         Suburban
 5.12   Pinellas              FL      33702   Office         Suburban
 5.13   Pinellas              FL      33702   Office         Suburban
 5.14   Pinellas              FL      33702   Office         Suburban
 5.15   Pinellas              FL      33702   Office         Suburban
    6   Virginia Beach City   VA      23451   Multifamily    Conventional
    7   Alameda               CA      94555   Office         Suburban
    8   Los Angeles           CA      90401   Office         Central Business District
    9   Frederick             MD      21703   Industrial     N/A
   10   San Diego             CA      92101   Hotel          Full Service
   11   Denton                TX      75010   Multifamily    Conventional
   13   New York              NY      10024   Multifamily    Conventional
   14   Fayette               KY      40507   Office         Central Business District
   15   Davidson              TN      37203   Hotel          Limited Service
   16   Fulton                GA      30313   Office         Central Business District
   17   Dallas                TX      75080   Retail         Anchored
   18   Kauai                 HI      96746   Retail         Unanchored
   19   Los Angeles           CA      90045   Multifamily    Conventional
   20   Mecklenburg           NC      28213   Multifamily    Conventional
   21   Mecklenburg           NC      28031   Multifamily    Conventional
   23
 23.1   Wake                  NC      27513   Multifamily    Conventional
 23.2   Wake                  NC      27513   Multifamily    Conventional
   24   Lancaster             NE      68508   Mixed Use      Hotel/Office
   25   Montgomery            MD      20878   Office         Suburban
   26   New York              NY      10017   Hotel          Full Service
   27   Polk                  IA      50309   Mixed Use      Office/Retail
   28   Johnson               KS      66210   Multifamily    Conventional
   29   Wake                  NC      27609   Retail         Anchored
   30   Caddo Parrish         LA      71105   Multifamily    Conventional
   31   New York              NY      10025   Multifamily    Conventional
   32   Guilford              NC      27409   Multifamily    Conventional
   33   Sarasota              FL      34233   Retail         Anchored


   34   Polk                  IA      50322   Multifamily    Conventional
   35   Hudson                NJ      07029   Hotel          Limited Service
   36   Cook                  IL      60194   Multifamily    Conventional





   37   Orange                FL      32839   Multifamily    Conventional
   38   Hillsborough          FL      33618   Office         Central Business District
   39   Bergen                NJ      07662   Office         Suburban
   40   Mecklenburg           NC      28226   Multifamily    Conventional
   41
 41.1   Orange                CA      92648   Multifamily    Conventional
 41.2   Orange                CA      92804   Multifamily    Conventional
 41.3   Orange                CA      92647   Multifamily    Conventional
 41.4   Orange                CA      92648   Multifamily    Conventional
 41.5   Orange                CA      92648   Multifamily    Conventional
 41.6   Orange                CA      92648   Multifamily    Conventional
 41.7   Orange                CA      92648   Multifamily    Conventional
 41.8   Orange                CA      92648   Multifamily    Conventional
 41.9   Orange                CA      92648   Multifamily    Conventional
41.10   Orange                CA      92647   Multifamily    Conventional
41.11   Orange                CA      92648   Multifamily    Conventional
41.12   Orange                CA      92648   Multifamily    Conventional
   42
 42.1   Orange                CA      92647   Industrial     N/A
 42.2   Orange                CA      92647   Industrial     N/A
   43   Albermarle            VA      22901   Hotel          Full Service
   44   Ulster                NY      12401   Retail         Anchored
   46   Baltimore             MD      21222   Retail         Anchored
   47   Dupage                IL      60523   Retail         Anchored
   48   Guilford              NC      27408   Multifamily    Conventional
   49   Pasco                 FL      33543   Retail         Anchored
   50   Harris                TX      77075   Multifamily    Conventional
   51   Fulton                GA      30022   Retail         Unanchored
   52   Clark                 NV      89148   Retail         Unanchored



   53   Napa                  CA      94503   Retail         Unanchored
   54   Napa                  CA      94558   Office         Suburban
   55   Orange                FL      32828   Mixed Use      Office/Retail/Multifamily
   56   Forsyth               GA      30040   Retail         Anchored
   57   New York              NY      10027   Multifamily    Conventional
   58   Clark                 NV      89030   Multifamily    Conventional
   59
 59.1   Boulder               CO      80302   Mixed Use      Office/Retail
 59.2   Boulder               CO      80302   Mixed Use      Office/Retail
 59.3   Boulder               CO      80302   Mixed Use      Office/Retail
 59.4   Boulder               CO      80302   Retail         Unanchored
   60   Maricopa              AZ      85381   Retail         Unanchored
   61   Harford               MD      21014   Retail         Unanchored
   62   Camden                NJ      08002   Office         Suburban
   63   New York              NY      10025   Multifamily    Conventional
   64   Tarrant               TX      76017   Retail         Anchored
   65   New York              NY      10016   Multifamily    Conventional

   66   Maricopa              AZ      85296   Retail         Unanchored

   67   Hall                  GA      30501   Retail         Anchored
   68   Travis                TX      78753   Multifamily    Conventional
   71   New York              NY      10013   Mixed Use      Retail/Multifamily
   72   Harris                TX      77073   Multifamily    Conventional
   73   Dallas                TX      75243   Multifamily    Conventional
   76   Adams                 CO      80233   Multifamily    Conventional
   77   Multnomah             OR      97220   Hotel          Full Service
   78   Racine                WI      53105   Retail         Anchored
   79   Travis                TX      78745   Multifamily    Conventional
   81   Middlesex             NJ      07080   Office         Suburban
   82   Will                  IL      60441   Retail         Unanchored
   83   Lake                  IL      60015   Retail         Unanchored
   84   Forsyth               NC      27012   Multifamily    Conventional
   85   Mecklenburg           NC      28031   Retail         Anchored
   86   Los Angeles           CA      90015   Retail         Unanchored
   87   Wake                  NC      27605   Office         Central Business District
   88   New York              NY      10038   Retail         Unanchored
   89   Queens                NY      11432   Multifamily    Conventional
   91   Osceola               FL      34772   Retail         Anchored


   92   Los Angeles           CA      90291   Mixed Use      Multifamily/Retail
   93   Yadkin                NC      27055   Retail         Anchored
   94   Orange                CA      92801   Hotel          Limited Service
   95   Forsyth               NC      27104   Multifamily    Conventional
   96   New York              NY      10011   Multifamily    Conventional
   97   Dekalb                GA      30345   Hotel          Limited Service
   98   Franklin              OH      43017   Retail         Unanchored
  100   Shawnee               KS      66615   Retail         Unanchored
  101   Okaloosa              FL      32536   Retail         Anchored



  102   Dakota                MN      55337   Multifamily    Conventional
  103   Cook                  IL      60077   Hotel          Limited Service
  104   East Baton Rouge      LA      70810   Retail         Anchored
  106   Hillsborough          FL      33511   Retail         Anchored
  107   Santa Clara           CA      94040   Multifamily    Conventional
  109   Polk                  FL      33837   Retail         Unanchored

  110   Hamilton              OH      45236   Hotel          Limited Service
  111   Adams                 CO      80234   Retail         Unanchored
  112   Hillsborough          FL      33634   Industrial     N/A

  114   Harris                TX      77084   Multifamily    Conventional
  115   Dane                  WI      53713   Retail         Anchored
  116   Champaign             IL      61820   Multifamily    Conventional
  117   Washington            AR      72703   Office         Suburban
  118   Mecklenburg           NC      28210   Multifamily    Conventional
  119   Forsyth               NC      27051   Retail         Anchored
  121   Denver                CO      80112   Office         Suburban
  122   East Baton Rouge      LA      70808   Office         Suburban
  123   Arapahoe              CO      80112   Office         Suburban






  127   Kent                  MI      49418   Retail         Unanchored
  128   Cook                  IL      60173   Retail         Unanchored






  129   Hernando              FL      34609   Retail         Unanchored
  130   Cullman               AL      35058   Hotel          Limited Service
  131   Montgomery            MD      20850   Industrial     N/A
  132   Hennepin              MN      55428   Multifamily    Conventional
  133   Bexar                 TX      78216   Multifamily    Conventional
  135   Los Angeles           CA      93534   Office         Suburban
  136   Cook                  IL      60453   Retail         Unanchored
  137   Los Angeles           CA      90017   Retail         Unanchored
  138   Waukesha              WI      53005   Office         Suburban
  139   Harris                TX      77346   Retail         Unanchored
  140



140.1   Los Angeles           CA      91768   Multifamily    Conventional
140.2   Los Angeles           CA      91767   Multifamily    Conventional
  141   Arapahoe              CO      80011   Multifamily    Conventional
  142   Shelby                TN      38114   Multifamily    Conventional
  144   Middlesex             MA      02420   Retail         Unanchored
  145   San Diego             CA      92078   Office         Suburban
  146   San Diego             CA      92083   Retail         Unanchored
  147   Garfield              OK      73703   Retail         Anchored
  149   Escambia              FL      32506   Retail         Anchored
  150   Lancaster             NE      68508   Office         Central Business District
  151   Douglas               CO      80126   Retail         Unanchored
  153   Maricopa              AZ      85016   Retail         Unanchored
  154   San Diego             CA      92104   Retail         Unanchored
  156   Pittsylvania          VA      24557   Retail         Anchored
  157   Lowndes               GA      31602   Retail         Unanchored






  158   York                  ME      04043   Mixed Use      Office/Retail
  159   Midland               TX      79707   Retail         Unanchored
  160   Gwinnett              GA      30093   Retail         Unanchored
  161   Wake                  NC      27604   Office         Central Business District
  162   Wake                  NC      27604   Office         Central Business District
  163   Greenville            SC      29690   Retail         Unanchored
  164   King                  WA      98033   Retail         Unanchored
  165   Clark                 NV      89135   Retail         Unanchored
  166   Jackson               IN      47274   Multifamily    Conventional
  167   Dupage                IL      60137   Retail         Unanchored
  169   East Baton Rouge      LA      70809   Retail         Unanchored
  170   San Diego             CA      92110   Retail         Unanchored
  172   Harris                TX      77067   Multifamily    Conventional
  173   Essex                 NJ      07039   Retail         Unanchored


  174   Hinds                 MS      39213   Multifamily    Conventional
  175   Bexar                 TX      78253   Retail         Unanchored


  177
177.1   Los Angeles           CA      91767   Multifamily    Conventional
177.2   Los Angeles           CA      91767   Multifamily    Conventional
  178   Los Angeles           CA      91201   Multifamily    Conventional
  180   Harris                TX      77074   Multifamily    Conventional
  181   Kane                  IL      60510   Industrial     N/A
  182   San Bernardino        CA      92336   Retail         Unanchored




  183   Hidalgo               TX      78503   Retail         Unanchored
  184   Boulder               CO      80026   Office         Suburban
  185   San Bernardino        CA      92404   Retail         Unanchored
  186   Newport News City     VA      23602   Office         Suburban
  187   Cook                  IL      60608   Retail         Unanchored
  188   Douglas               NE      68130   Retail         Unanchored
  190   Orange                CA      92705   Office         Suburban
  191   Sarasota              FL      34231   Self Storage   N/A
  192   Cobb                  GA      30060   Retail         Unanchored
  193   Hillsborough          FL      33607   Office         Central Business District
  194   Forsyth               GA      30041   Retail         Unanchored
  195   Monroe                NY      14607   Multifamily    Conventional
  196   Hanover               VA      23111   Office         Suburban
  197   Washington            AR      72762   Retail         Unanchored
  198   Washington            MN      55016   Retail         Anchored
  199   Clermont              OH      45150   Multifamily    Conventional
  200   Palm Beach            FL      33469   Retail         Unanchored

  201   Bexar                 TX      78216   Multifamily    Conventional
  203   Jefferson             LA      70002   Industrial     N/A
  204   Boone                 KY      41048   Industrial     N/A
  205   Gloucester            NJ      08097   Retail         Unanchored
  206   Curry                 NM      88101   Retail         Unanchored



  207   Osceola               FL      34771   Multifamily    Manufactured Housing





  208   Bexar                 TX      78213   Self Storage   N/A
  209   Douglas               GA      30135   Retail         Unanchored
  210   Los Angeles           CA      90041   Retail         Unanchored
  211   Los Angeles           CA      91411   Office         Central Business District
  212   Cuyahoga              OH      44106   Multifamily    Conventional
  213   Guilford              NC      27408   Retail         Unanchored
  214   Cuyahoga              OH      44134   Retail         Unanchored
  215   Linn                  OR      97333   Multifamily    Manufactured Housing
  216   Los Angeles           CA      90045   Mixed Use      Office/Retail
  217   Cherokee              GA      30115   Retail         Unanchored




  218   Osceola               FL      34771   Multifamily    Manufactured Housing






  219   Monterey              CA      93901   Office         Suburban




  220   Montgomery            OH      45309   Multifamily    Conventional
  221   Tuscaloosa            AL      35404   Multifamily    Conventional
  222   Maricopa              AZ      85323   Retail         Unanchored

  223   Danville City         VA      24540   Multifamily    Conventional
  224   Fairfield             CT      06851   Office         Central Business District
  225   Riverside             CA      92236   Retail         Unanchored
  226   Broome                NY      13850   Multifamily    Manufactured Housing
  227   Brazoria              TX      77531   Multifamily    Conventional
  228   Cook                  IL      60623   Office         Central Business District
  229   Broward               FL      33311   Industrial     N/A
  230   Shelby                TN      38118   Self Storage   N/A
  231   Beaver                PA      15001   Office         Suburban
  232   King George           VA      22485   Multifamily    Conventional
  233   Carroll               NH      03894   Self Storage   N/A
  234   Riverside             CA      92543   Office         Suburban
  235   San Diego             CA      92104   Retail         Unanchored
  236   Shawnee               KS      66607   Multifamily    Manufactured Housing
  237   Angelina              TX      75901   Retail         Unanchored


  238   Oakland               MI      48067   Multifamily    Conventional


                                 Units/
#       Property Seller          Pads          Balance        Balance (1)    Pool Balance    Balance (2)
-----   ----------------------   -------   -   ------------   ------------   ------------    ------------
    1   Column Financial, Inc.   582,871       $160,678,388   $160,678,388            6.0%   $160,678,388
    2   Column Financial, Inc.       248       $135,000,000   $135,000,000            5.0%   $135,000,000


    3   Column Financial, Inc.   710,870   (13) $95,000,000    $95,000,000            3.5%    $95,000,000

    4   Column Financial, Inc.                  $85,000,000    $85,000,000            3.2%    $85,000,000
  4.1                                           $25,820,000    $25,820,000                    $25,820,000
  4.2                            396,000        $19,150,000    $19,150,000                    $19,150,000
  4.3                            471,744        $14,800,000    $14,800,000                    $14,800,000
  4.4                            189,134         $9,200,000     $9,200,000                     $9,200,000
  4.5                            128,860         $6,050,000     $6,050,000                     $6,050,000
  4.6                            125,000         $5,280,000     $5,280,000                     $5,280,000
  4.7                            104,000         $4,700,000     $4,700,000                     $4,700,000
    5   Column Financial, Inc.                  $83,000,000    $83,000,000            3.1%    $83,000,000
  5.1                             87,128        $13,833,333    $13,833,333                    $13,833,333
  5.2                             69,379        $10,144,444    $10,144,444                    $10,144,444
  5.3                             66,222         $9,037,778     $9,037,778                     $9,037,778
  5.4                             48,451         $6,483,222     $6,483,222                     $6,483,222
  5.5                             52,985         $6,455,556     $6,455,556                     $6,455,556
  5.6                             49,470         $5,948,333     $5,948,333                     $5,948,333
  5.7                             38,901         $5,810,000     $5,810,000                     $5,810,000
  5.8                             30,426         $4,611,111     $4,611,111                     $4,611,111
  5.9                             40,403         $4,518,889     $4,518,889                     $4,518,889
 5.10                             36,763         $3,504,444     $3,504,444                     $3,504,444
 5.11                             33,441         $3,320,000     $3,320,000                     $3,320,000
 5.12                             38,939         $2,766,667     $2,766,667                     $2,766,667
 5.13                             31,683         $2,674,444     $2,674,444                     $2,674,444
 5.14                             29,395         $2,508,444     $2,508,444                     $2,508,444
 5.15                             22,904         $1,383,333     $1,383,333                     $1,383,333
    6   Column Financial, Inc.       392        $64,600,000    $64,600,000            2.4%    $64,600,000
    7   Column Financial, Inc.   307,657        $55,000,000    $55,000,000            2.0%    $49,651,509
    8   Column Financial, Inc.   111,583        $51,000,000    $51,000,000            1.9%    $51,000,000
    9   Column Financial, Inc.   463,846        $50,000,000    $50,000,000            1.9%    $50,000,000
   10   Column Financial, Inc.       245        $46,000,000    $46,000,000            1.7%    $46,000,000
   11   Column Financial, Inc.       690        $45,000,000    $45,000,000            1.7%    $45,000,000
   13   Column Financial, Inc.       126        $37,750,000    $37,750,000            1.4%    $37,750,000
   14   Column Financial, Inc.   357,361        $36,000,000    $36,000,000            1.3%    $32,497,204
   15   Column Financial, Inc.       287        $33,600,000    $33,600,000            1.3%    $30,280,698
   16   Column Financial, Inc.   274,268        $33,000,000    $33,000,000            1.2%    $33,000,000
   17   Column Financial, Inc.   203,526        $32,500,000    $32,500,000            1.2%    $28,873,681
   18   Column Financial, Inc.    66,041        $32,000,000    $32,000,000            1.2%    $32,000,000
   19   Column Financial, Inc.       160        $30,500,000    $30,500,000            1.1%    $30,500,000
   20   Column Financial, Inc.       348        $30,240,000    $30,240,000            1.1%    $30,240,000
   21   Column Financial, Inc.       290        $29,760,000    $29,760,000            1.1%    $29,760,000
   23   Column Financial, Inc.                  $26,520,000    $26,520,000            1.0%    $26,520,000
 23.1                                240        $13,920,000    $13,920,000                    $13,920,000
 23.2                                222        $12,600,000    $12,600,000                    $12,600,000
   24   Column Financial, Inc.       297        $26,500,000    $26,500,000            1.0%    $24,226,136
   25   Column Financial, Inc.   109,151        $26,000,000    $26,000,000            1.0%    $24,188,759
   26   Column Financial, Inc.        60        $25,400,000    $25,400,000            0.9%    $23,686,596
   27   Column Financial, Inc.   438,830        $25,000,000    $25,000,000            0.9%    $22,442,073
   28   Column Financial, Inc.       408        $24,000,000    $24,000,000            0.9%    $24,000,000
   29   Column Financial, Inc.    79,282        $23,000,000    $23,000,000            0.9%    $23,000,000
   30   Column Financial, Inc.       470        $22,880,000    $22,880,000            0.9%    $22,880,000
   31   Column Financial, Inc.        91        $22,000,000    $22,000,000            0.8%    $22,000,000
   32   Column Financial, Inc.       228        $21,440,000    $21,440,000            0.8%    $21,440,000
   33   Column Financial, Inc.   114,613        $21,300,000    $21,300,000            0.8%    $21,300,000


   34   Column Financial, Inc.       442        $21,160,000    $21,160,000            0.8%    $21,160,000
   35   Column Financial, Inc.       165        $21,000,000    $21,000,000            0.8%    $21,000,000
   36   Column Financial, Inc.       300        $20,565,000    $20,565,000            0.8%    $20,565,000





   37   Column Financial, Inc.       336        $17,300,000    $17,300,000            0.6%    $15,574,552
   38   Column Financial, Inc.   141,553        $16,950,000    $16,950,000            0.6%    $15,809,257
   39   Column Financial, Inc.    80,000        $16,650,000    $16,650,000            0.6%    $15,487,934
   40   Column Financial, Inc.       232        $16,320,000    $16,320,000            0.6%    $16,320,000
   41   Column Financial, Inc.                  $12,896,000    $12,896,000            0.5%    $12,896,000
 41.1                                 19         $2,867,400     $2,867,400                     $2,867,400
 41.2                                 22         $2,107,200     $2,107,200                     $2,107,200
 41.3                                 12         $1,401,700     $1,401,700                     $1,401,700
 41.4                                  7         $1,088,800     $1,088,800                     $1,088,800
 41.5                                  6           $916,100       $916,100                       $916,100
 41.6                                  6           $886,800       $886,800                       $886,800
 41.7                                  6           $862,700       $862,700                       $862,700
 41.8                                  6           $804,500       $804,500                       $804,500
 41.9                                  4           $584,800       $584,800                       $584,800
41.10                                  6           $560,700       $560,700                       $560,700
41.11                                  3           $433,400       $433,400                       $433,400
41.12                                  3           $381,900       $381,900                       $381,900
   42   Column Financial, Inc.                   $2,700,000     $2,700,000            0.1%     $2,536,037
 42.1                             20,676         $1,992,000     $1,992,000                     $1,871,032
 42.2                              7,321           $708,000       $708,000                       $665,006
   43   Column Financial, Inc.       240        $15,000,000    $15,000,000            0.6%    $14,568,513
   44   Column Financial, Inc.    69,561        $14,500,000    $14,500,000            0.5%    $14,500,000
   46   Column Financial, Inc.   183,670        $14,400,000    $14,400,000            0.5%    $13,400,722
   47   Column Financial, Inc.    67,143        $14,360,000    $14,360,000            0.5%    $14,360,000
   48   Column Financial, Inc.       198        $13,800,000    $13,800,000            0.5%    $13,800,000
   49   Column Financial, Inc.    68,501        $13,700,000    $13,700,000            0.5%    $12,945,188
   50   Column Financial, Inc.       259        $13,600,000    $13,600,000            0.5%    $13,600,000
   51   Column Financial, Inc.    57,769        $13,500,000    $13,500,000            0.5%    $13,500,000
   52   Column Financial, Inc.    32,194        $13,500,000    $13,463,231            0.5%    $11,449,942



   53   Column Financial, Inc.    32,264        $13,000,000    $13,000,000            0.5%    $12,509,003
   54   Column Financial, Inc.    77,175        $12,400,000    $12,400,000            0.5%    $12,400,000
   55   Column Financial, Inc.    40,008   (26) $12,250,000    $12,250,000            0.5%    $11,016,556
   56   Column Financial, Inc.    80,018        $12,000,000    $12,000,000            0.4%    $10,832,635
   57   Column Financial, Inc.        69        $11,500,000    $11,500,000            0.4%    $11,500,000
   58   Column Financial, Inc.       252        $11,500,000    $11,500,000            0.4%    $11,500,000
   59   Column Financial, Inc.                  $11,450,000    $11,439,977            0.4%     $9,652,886
 59.1                             19,839         $4,156,507     $4,152,869                     $3,504,130
 59.2                             15,413         $3,999,658     $3,996,157                     $3,371,898
 59.3                              9,769         $2,274,315     $2,272,324                     $1,917,354
 59.4                              3,000         $1,019,521     $1,018,628                       $859,504
   60   Column Financial, Inc.    68,600        $11,370,000    $11,370,000            0.4%    $11,370,000
   61   Column Financial, Inc.    48,429        $11,000,000    $11,000,000            0.4%    $10,240,954
   62   Column Financial, Inc.    81,500        $10,800,000    $10,800,000            0.4%    $10,203,659
   63   Column Financial, Inc.        54        $10,500,000    $10,500,000            0.4%    $10,500,000
   64   Column Financial, Inc.    87,857        $10,140,000    $10,140,000            0.4%     $9,451,391
   65   Column Financial, Inc.        41        $10,000,000    $10,000,000            0.4%    $10,000,000

   66   Column Financial, Inc.    35,406         $9,950,000     $9,950,000            0.4%     $9,274,975

   67   Column Financial, Inc.    49,450         $9,900,000     $9,900,000            0.4%     $9,081,761
   68   Column Financial, Inc.       252         $9,850,000     $9,850,000            0.4%     $9,850,000
   71   Column Financial, Inc.    13,400         $9,500,000     $9,500,000            0.4%     $7,986,331
   72   Column Financial, Inc.       336         $9,280,000     $9,280,000            0.3%     $9,280,000
   73   Column Financial, Inc.       260         $9,280,000     $9,280,000            0.3%     $9,280,000
   76   Column Financial, Inc.       194         $8,800,000     $8,800,000            0.3%     $8,195,989
   77   Column Financial, Inc.       200         $8,800,000     $8,751,829            0.3%     $6,904,437
   78   Column Financial, Inc.   102,054         $8,500,000     $8,500,000            0.3%     $7,937,368
   79   Column Financial, Inc.       122         $8,600,000     $8,600,000            0.3%     $8,600,000
   81   Column Financial, Inc.    90,379         $8,400,000     $8,400,000            0.3%     $8,173,424
   82   Column Financial, Inc.    39,362         $8,400,000     $8,400,000            0.3%     $7,544,697
   83   Column Financial, Inc.    46,171         $8,350,000     $8,334,311            0.3%     $7,057,917
   84   Column Financial, Inc.       128         $8,280,000     $8,280,000            0.3%     $8,280,000
   85   Column Financial, Inc.    62,526         $8,100,000     $8,100,000            0.3%     $7,522,848
   86   Column Financial, Inc.     7,504         $8,100,000     $8,092,690            0.3%     $6,803,833
   87   Column Financial, Inc.    55,672         $8,000,000     $8,000,000            0.3%     $8,000,000
   88   Column Financial, Inc.     6,290         $8,000,000     $8,000,000            0.3%     $8,000,000
   89   Column Financial, Inc.        72         $8,000,000     $8,000,000            0.3%     $8,000,000
   91   Column Financial, Inc.    61,333         $7,700,000     $7,700,000            0.3%     $6,947,048


   92   Column Financial, Inc.        19         $7,500,000     $7,500,000            0.3%     $7,500,000
   93   Column Financial, Inc.    90,917         $7,300,000     $7,300,000            0.3%     $6,561,018
   94   Column Financial, Inc.       119         $7,100,000     $7,086,302            0.3%     $5,966,950
   95   Column Financial, Inc.       108         $7,080,000     $7,080,000            0.3%     $7,080,000
   96   Column Financial, Inc.        24         $7,000,000     $7,000,000            0.3%     $7,000,000
   97   Column Financial, Inc.       121         $7,000,000     $7,000,000            0.3%     $6,031,729
   98   Column Financial, Inc.    58,896         $7,000,000     $7,000,000            0.3%     $6,034,864
  100   Column Financial, Inc.    32,991         $6,714,000     $6,708,228            0.2%     $5,672,147
  101   Column Financial, Inc.    66,882         $6,700,000     $6,693,968            0.2%     $5,629,582



  102   Column Financial, Inc.       114         $6,400,000     $6,400,000            0.2%     $5,638,746
  103   Column Financial, Inc.       134         $6,400,000     $6,383,173            0.2%     $5,439,157
  104   Column Financial, Inc.    79,548         $6,300,000     $6,300,000            0.2%     $5,294,586
  106   Column Financial, Inc.    90,094   (31)  $6,146,000     $6,146,000            0.2%     $6,146,000
  107   Column Financial, Inc.        42         $6,050,000     $6,050,000            0.2%     $6,050,000
  109   Column Financial, Inc.    26,933         $5,840,000     $5,840,000            0.2%     $5,541,716

  110   Column Financial, Inc.        79         $5,800,000     $5,795,193            0.2%     $4,920,430
  111   Column Financial, Inc.    42,050         $5,650,000     $5,650,000            0.2%     $5,278,422
  112   Column Financial, Inc.    69,369         $5,600,000     $5,600,000            0.2%     $5,060,327

  114   Column Financial, Inc.       200         $5,560,000     $5,560,000            0.2%     $5,560,000
  115   Column Financial, Inc.   203,393   (32)  $5,488,000     $5,488,000            0.2%     $5,488,000
  116   Column Financial, Inc.        83         $5,400,000     $5,400,000            0.2%     $5,400,000
  117   Column Financial, Inc.    40,216         $5,350,000     $5,339,404            0.2%     $4,489,419
  118   Column Financial, Inc.        90         $5,320,000     $5,320,000            0.2%     $5,320,000
  119   Column Financial, Inc.   102,081         $5,300,000     $5,300,000            0.2%     $4,953,907
  121   Column Financial, Inc.    31,388         $5,265,000     $5,250,118            0.2%     $4,424,587
  122   Column Financial, Inc.    46,773         $5,200,000     $5,189,901            0.2%     $4,375,539
  123   Column Financial, Inc.    50,287         $5,175,000     $5,164,955            0.2%     $4,354,832






  127   Column Financial, Inc.    25,435         $5,000,000     $5,000,000            0.2%     $4,664,776
  128   Column Financial, Inc.    10,362         $5,000,000     $5,000,000            0.2%     $4,370,210






  129   Column Financial, Inc.    28,820         $5,000,000     $5,000,000            0.2%     $4,741,836
  130   Column Financial, Inc.        78         $5,000,000     $4,986,484            0.2%     $3,879,504
  131   Column Financial, Inc.    39,000         $4,975,000     $4,971,069            0.2%     $4,242,828
  132   Column Financial, Inc.       120         $4,950,000     $4,950,000            0.2%     $4,369,079
  133   Column Financial, Inc.       178         $4,960,000     $4,940,306            0.2%     $4,213,319
  135   Column Financial, Inc.    27,660         $4,700,000     $4,700,000            0.2%     $4,131,932
  136   Column Financial, Inc.    11,111         $4,650,000     $4,650,000            0.2%     $4,346,532
  137   Column Financial, Inc.     9,894         $4,650,000     $4,650,000            0.2%     $4,334,106
  138   Column Financial, Inc.    55,862         $4,640,000     $4,631,087            0.2%     $4,328,477
  139   Column Financial, Inc.    20,948         $4,575,000     $4,575,000            0.2%     $4,005,986
  140   Column Financial, Inc.                   $4,549,000     $4,535,450            0.2%     $3,803,521



140.1                                 36         $2,712,000     $2,703,922                     $2,267,564
140.2                                 27         $1,837,000     $1,831,528                     $1,535,957
  141   Column Financial, Inc.       174         $4,500,000     $4,500,000            0.2%     $4,183,420
  142   Column Financial, Inc.       266         $4,500,000     $4,477,044            0.2%     $3,781,570
  144   Column Financial, Inc.    16,604         $4,300,000     $4,300,000            0.2%     $3,858,668
  145   Column Financial, Inc.    32,663         $4,200,000     $4,200,000            0.2%     $3,918,806
  146   Column Financial, Inc.    14,820         $4,200,000     $4,200,000            0.2%     $3,700,729
  147   Column Financial, Inc.   108,095         $4,200,000     $4,200,000            0.2%     $3,840,744
  149   Column Financial, Inc.    77,041         $4,000,000     $4,000,000            0.1%     $3,527,686
  150   Column Financial, Inc.    38,195         $4,000,000     $3,992,484            0.1%     $3,381,039
  151   Column Financial, Inc.    15,892         $3,860,000     $3,860,000            0.1%     $3,469,414
  153   Column Financial, Inc.    10,108         $3,660,000     $3,660,000            0.1%     $3,660,000
  154   Column Financial, Inc.    23,721         $3,500,000     $3,500,000            0.1%     $3,500,000
  156   Column Financial, Inc.    42,080         $3,450,000     $3,446,988            0.1%     $2,909,389
  157   Column Financial, Inc.    26,490         $3,400,000     $3,400,000            0.1%     $3,226,678






  158   Column Financial, Inc.    31,318         $3,400,000     $3,390,272            0.1%     $2,608,539
  159   Column Financial, Inc.    26,262         $3,350,000     $3,350,000            0.1%     $3,011,483
  160   Column Financial, Inc.    25,850         $3,337,500     $3,328,175            0.1%     $2,814,574
  161   Column Financial, Inc.    39,636         $3,250,000     $3,250,000            0.1%     $3,024,557
  162   Column Financial, Inc.    38,952         $3,200,000     $3,200,000            0.1%     $2,978,025
  163   Column Financial, Inc.    17,243         $3,200,000     $3,193,907            0.1%     $2,699,971
  164   Column Financial, Inc.     9,245         $3,175,000     $3,175,000            0.1%     $2,963,653
  165   Column Financial, Inc.     7,357         $3,150,000     $3,150,000            0.1%     $2,934,031
  166   Column Financial, Inc.        76         $3,130,000     $3,130,000            0.1%     $2,839,649
  167   Column Financial, Inc.    19,498         $3,100,000     $3,100,000            0.1%     $2,785,946
  169   Column Financial, Inc.     5,933         $3,100,000     $3,100,000            0.1%     $2,621,418
  170   Column Financial, Inc.    18,625         $3,100,000     $3,100,000            0.1%     $2,891,461
  172   Column Financial, Inc.        96         $3,000,000     $3,000,000            0.1%     $2,637,628
  173   Column Financial, Inc.     7,846         $3,000,000     $3,000,000            0.1%     $2,651,114


  174   Column Financial, Inc.       120         $2,960,000     $2,957,475            0.1%     $2,502,925
  175   Column Financial, Inc.    16,267         $2,950,000     $2,950,000            0.1%     $2,661,007


  177   Column Financial, Inc.                   $2,918,000     $2,900,550            0.1%     $2,458,730
177.1                                 33         $2,318,000     $2,304,138                     $1,953,165
177.2                                 10           $600,000       $596,412                       $505,565
  178   Column Financial, Inc.        20         $2,820,000     $2,820,000            0.1%     $2,624,084
  180   Column Financial, Inc.       104         $2,800,000     $2,800,000            0.1%     $2,530,664
  181   Column Financial, Inc.    54,569         $2,700,000     $2,700,000            0.1%     $2,418,951
  182   Column Financial, Inc.    18,565         $2,700,000     $2,700,000            0.1%     $2,429,711




  183   Column Financial, Inc.    11,400         $2,700,000     $2,697,803            0.1%     $2,295,268
  184   Column Financial, Inc.    15,930         $2,700,000     $2,692,646            0.1%     $2,284,482
  185   Column Financial, Inc.    23,423         $2,580,000     $2,580,000            0.1%     $2,580,000
  186   Column Financial, Inc.    25,387         $2,550,000     $2,543,039            0.1%     $2,148,216
  187   Column Financial, Inc.    12,000         $2,500,000     $2,500,000            0.1%     $2,247,933
  188   Column Financial, Inc.    10,782         $2,500,000     $2,495,250            0.1%     $2,105,520
  190   Column Financial, Inc.    19,372         $2,400,000     $2,400,000            0.1%     $2,235,072
  191   Column Financial, Inc.    33,998         $2,400,000     $2,400,000            0.1%     $2,247,444
  192   Column Financial, Inc.    10,125         $2,336,000     $2,336,000            0.1%     $1,968,881
  193   Column Financial, Inc.    39,539         $2,300,000     $2,300,000            0.1%     $1,987,053
  194   Column Financial, Inc.     6,500         $2,280,000     $2,273,819            0.1%     $1,930,269
  195   Column Financial, Inc.        77         $2,240,000     $2,240,000            0.1%     $1,973,910
  196   Column Financial, Inc.    15,856         $2,200,000     $2,200,000            0.1%     $1,938,319
  197   Column Financial, Inc.    10,182         $2,200,000     $2,198,177            0.1%     $1,866,370
  198   Column Financial, Inc.    11,191         $2,150,000     $2,150,000            0.1%     $1,935,449
  199   Column Financial, Inc.        72         $2,150,000     $2,148,213            0.1%     $1,823,413
  200   Column Financial, Inc.     5,838         $2,150,000     $2,148,171            0.1%     $1,939,442

  201   Column Financial, Inc.        86         $2,140,000     $2,130,050            0.1%     $2,007,553
  203   Column Financial, Inc.    46,146         $2,085,000     $2,083,281            0.1%     $1,769,854
  204   Column Financial, Inc.    33,180         $2,000,000     $2,000,000            0.1%     $1,764,550
  205   Column Financial, Inc.    17,350         $2,000,000     $1,992,238            0.1%     $1,697,646
  206   Column Financial, Inc.    21,600         $2,000,000     $1,989,756            0.1%     $1,683,013



  207   Column Financial, Inc.        87         $1,933,750     $1,933,750            0.1%     $1,755,865





  208   Column Financial, Inc.    39,750         $1,850,000     $1,847,643            0.1%     $1,433,627
  209   Column Financial, Inc.     7,538         $1,845,000     $1,841,503            0.1%     $1,554,344
  210   Column Financial, Inc.     6,341         $1,830,000     $1,826,296            0.1%     $1,530,911
  211   Column Financial, Inc.     5,162         $1,800,000     $1,795,028            0.1%     $1,520,257
  212   Column Financial, Inc.        52         $1,725,000     $1,725,000            0.1%     $1,513,776
  213   Column Financial, Inc.     9,273         $1,680,000     $1,680,000            0.1%     $1,517,590
  214   Column Financial, Inc.     8,000         $1,675,000     $1,673,556            0.1%     $1,414,656
  215   Column Financial, Inc.        45         $1,650,000     $1,647,114            0.1%     $1,407,856
  216   Column Financial, Inc.    12,800         $1,600,000     $1,600,000            0.1%     $1,494,002
  217   Column Financial, Inc.     9,542         $1,570,000     $1,570,000            0.1%     $1,411,648




  218   Column Financial, Inc.        68         $1,507,500     $1,507,500            0.1%     $1,334,319






  219   Column Financial, Inc.    10,885         $1,500,000     $1,500,000            0.1%     $1,334,590




  220   Column Financial, Inc.        48         $1,490,000     $1,483,185            0.1%     $1,274,641
  221   Column Financial, Inc.        36         $1,460,000     $1,457,238            0.1%     $1,232,971
  222   Column Financial, Inc.     6,192         $1,440,000     $1,440,000            0.1%     $1,280,701

  223   Column Financial, Inc.        75         $1,400,000     $1,400,000            0.1%     $1,241,997
  224   Column Financial, Inc.    11,947         $1,400,000     $1,397,340            0.1%     $1,181,592
  225   Column Financial, Inc.    10,800         $1,400,000     $1,391,987            0.1%     $1,184,801
  226   Column Financial, Inc.       121         $1,390,000     $1,383,160            0.1%     $1,176,716
  227   Column Financial, Inc.        73         $1,345,000     $1,345,000            0.1%     $1,214,296
  228   Column Financial, Inc.     7,204         $1,300,000     $1,298,963            0.0%     $1,107,552
  229   Column Financial, Inc.    24,300         $1,280,000     $1,280,000            0.0%     $1,141,222
  230   Column Financial, Inc.    59,920         $1,250,000     $1,250,000            0.0%     $1,203,246
  231   Column Financial, Inc.    14,076         $1,200,000     $1,199,029            0.0%     $1,020,717
  232   Column Financial, Inc.        24         $1,200,000     $1,197,814            0.0%     $1,018,533
  233   Column Financial, Inc.    35,800         $1,100,000     $1,099,136            0.0%       $938,656
  234   Column Financial, Inc.     6,552         $1,000,000     $1,000,000            0.0%       $935,979
  235   Column Financial, Inc.     8,963           $900,000       $898,309            0.0%       $759,134
  236   Column Financial, Inc.        60           $900,000       $896,008            0.0%       $773,191
  237   Column Financial, Inc.     5,943           $880,000       $878,478            0.0%       $751,940


  238   Column Financial, Inc.        10           $680,000       $679,457            0.0%       $579,251


                                                                                                          Maturity/
#       Leasehold       Built   Renovated   U/W (3)    Date (3)     Value          Ratio (1) (4)          Ratio (2) (4)
-----   -------------   -----   ---------   -------    ----------   ------------   -------------    ---   -------------    ---
    1   Fee              1988         N/A        79%   3/27/2007    $302,000,000            53.2%                  53.2%
    2   Fee              2003         N/A        75%   N/A          $361,000,000            37.4%                  37.4%


    3   Fee              1960        2006       100%   3/8/2007     $122,200,000            77.7%                  77.7%

    4                                                               $112,000,000            75.9%                  75.9%
  4.1   Fee              2006         N/A       100%   6/11/2007     $33,800,000
  4.2   Fee              2002         N/A       100%   12/31/2006    $25,400,000
  4.3   Fee              1994         N/A       100%   12/31/2006    $20,100,000
  4.4   Fee              2005         N/A       100%   12/31/2006    $12,800,000
  4.5   Fee              1989         N/A       100%   11/30/2006     $7,600,000
  4.6   Fee              1996         N/A       100%   11/30/2006     $6,600,000
  4.7   Fee              2001         N/A       100%   11/30/2006     $5,700,000
    5                                                               $104,800,000            79.2%                  79.2%
  5.1   Fee              2000         N/A        89%   3/31/2007     $16,200,000
  5.2   Fee              1987         N/A        99%   3/31/2007     $11,125,000
  5.3   Fee              1988         N/A        92%   3/31/2007     $10,100,000
  5.4   Fee              1974         N/A        92%   3/31/2007      $7,100,000
  5.5   Fee              1985         N/A        87%   3/31/2007      $8,500,000
  5.6   Fee              1984         N/A        85%   3/31/2007      $7,950,000
  5.7   Fee              1974         N/A       100%   3/31/2007      $6,400,000
  5.8   Fee              1973         N/A       100%   3/31/2007      $5,150,000
  5.9   Fee              1980         N/A        66%   3/31/2007      $5,100,000
 5.10   Fee              1980         N/A       100%   3/31/2007      $5,645,000
 5.11   Fee              1980         N/A        97%   3/31/2007      $5,500,000
 5.12   Fee              1972         N/A        85%   3/31/2007      $5,530,000
 5.13   Fee              1978         N/A        96%   3/31/2007      $4,200,000
 5.14   Fee              1974         N/A        86%   3/31/2007      $3,400,000
 5.15   Fee              1971         N/A        74%   3/31/2007      $2,900,000
    6   Fee              1991        2006        97%   3/27/2007     $80,750,000            80.0%                  80.0%
    7   Fee              1986        2003       100%   5/31/2006     $81,000,000            67.9%                  61.3%
    8   Fee              1981        2003       100%   4/1/2007      $75,000,000            68.0%                  68.0%
    9   Fee              2005        2006       100%   3/1/2007      $63,700,000            78.5%                  78.5%
   10   Fee              1928        2006        83%   N/A           $68,000,000            67.6%                  67.6%
   11   Fee              1987        2003        88%   3/20/2007     $53,800,000            83.6%                  83.6%
   13   Fee              1922        2001        96%   1/23/2007     $66,000,000            57.2%                  57.2%
   14   Fee              1986        1999        92%   3/31/2007     $47,000,000            76.6%                  69.1%
   15   Fee/Leasehold    1968        2006        73%   N/A           $43,525,000            77.2%                  69.6%
   16   Fee              1911        2006        90%   3/1/2007      $41,700,000            79.1%                  79.1%
   17   Fee              1956        2007        76%   4/3/2007      $41,175,000            78.9%                  70.1%
   18   Leasehold        1972        2006        93%   7/1/2007      $45,600,000            70.2%                  70.2%
   19   Fee              1949        2004        89%   3/5/2007      $38,300,000            79.6%                  79.6%
   20   Fee              1998         N/A        93%   3/27/2007     $37,800,000            80.0%                  80.0%
   21   Fee              1994        2005        93%   3/27/2007     $39,600,000            75.2%                  75.2%
   23                                                                $33,150,000            80.0%                  80.0%
 23.1   Fee              1986         N/A        98%   3/27/2007     $17,400,000
 23.2   Fee              1983         N/A        99%   3/27/2007     $15,750,000
   24   Fee/Leasehold    1983        2005        68%   N/A           $37,650,000            70.4%                  64.3%
   25   Fee              1990         N/A       100%   12/31/2006    $32,500,000            80.0%                  74.4%
   26   Fee              1912        2000        85%   N/A           $40,800,000            62.3%                  58.1%
   27   Fee              1985        2006        83%   3/1/2007      $39,500,000            63.3%                  56.8%
   28   Fee              1984        2006        98%   4/30/2007     $30,800,000            77.9%                  77.9%
   29   Fee              1966        2006       100%   4/1/2007      $28,750,000            80.0%                  80.0%
   30   Fee              1969        2005        97%   4/10/2007     $25,650,000            80.0%   (22)           80.0%   (22)
   31   Fee              1925        2003        98%   1/23/2007     $39,900,000            55.1%                  55.1%
   32   Fee              1997         N/A        88%   3/23/2007     $26,800,000            80.0%                  80.0%
   33   Fee              2006        2007        93%   3/1/2007      $21,800,000            77.1%   (22)           77.1%   (22)


   34   Fee              1973        2002        81%   4/6/2007      $24,300,000            80.0%   (22)           80.0%   (22)
   35   Fee/Leasehold    2005         N/A        75%   N/A           $28,700,000            73.2%                  73.2%
   36   Fee              1979        2004        93%   3/14/2007     $32,700,000            62.9%                  62.9%





   37   Fee              1973        2001        84%   4/11/2007     $22,300,000            77.6%                  69.8%
   38   Fee              1984        2005        97%   3/12/2007     $22,500,000            75.3%                  70.3%
   39   Fee              1989        1999       100%   6/11/2007     $21,200,000            78.5%                  73.1%
   40   Fee              1986        2004        94%   3/23/2007     $20,400,000            80.0%                  80.0%
   41                                                                $23,840,000            55.4%                  54.8%
 41.1   Fee              1975        2002       100%   4/1/2007       $4,810,000
 41.2   Fee              1991        2002       100%   4/1/2007       $3,400,000
 41.3   Fee              1978        2002        92%   4/1/2007       $2,750,000
 41.4   Fee              1960        2002       100%   4/1/2007       $2,250,000
 41.5   Fee              1970        2002       100%   4/1/2007       $1,560,000
 41.6   Fee              1970        2002       100%   4/1/2007       $1,590,000
 41.7   Fee              1974        2002       100%   4/1/2007       $1,760,000
 41.8   Fee              1985        2002       100%   4/1/2007       $1,520,000
 41.9   Fee              1975        2002       100%   4/1/2007       $1,320,000
41.10   Fee              1981        2002       100%   4/1/2007       $1,330,000
41.11   Fee              1973        2002       100%   4/1/2007         $770,000
41.12   Fee              1966        2002       100%   4/1/2007         $780,000
   42                                                                 $4,310,000            55.4%                  54.8%
 42.1   Fee              1985        2006       100%   4/1/2007       $3,100,000
 42.2   Fee              1990        2006       100%   4/1/2007       $1,210,000
   43   Fee              1984        2006        68%   N/A           $19,200,000            78.1%                  75.9%
   44   Fee              1992        2002       100%   12/31/2006    $18,125,000            80.0%                  80.0%
   46   Fee              1968        1990        84%   3/5/2007      $21,000,000            68.6%                  63.8%
   47   Fee              1989        2005        77%   2/1/2007      $19,700,000            72.9%                  72.9%
   48   Fee              1988        2006        94%   3/23/2007     $17,250,000            80.0%                  80.0%
   49   Fee              2006         N/A        97%   2/1/2007      $19,725,000            69.5%                  65.6%
   50   Fee              1983        2007        96%   3/12/2007     $17,075,000            79.6%                  79.6%
   51   Fee              2000        2005        97%   2/1/2007      $19,400,000            69.6%                  69.6%
   52   Fee              2006         N/A        81%   2/20/2007     $18,350,000            65.2%   (22)           54.2%   (22)



   53   Fee              2006         N/A        81%   2/28/2007     $19,400,000            67.0%                  64.5%
   54   Fee              2000        2001        97%   3/31/2007     $16,500,000            75.2%                  75.2%
   55   Fee              1999        2003        96%   2/1/2007      $16,900,000            72.5%                  65.2%
   56   Fee              2006         N/A        82%   3/22/2007     $15,700,000            76.4%                  69.0%
   57   Fee              1941        1989        97%   2/28/2007     $19,500,000            59.0%                  59.0%
   58   Fee              1997        2005        88%   4/16/2007     $14,700,000            78.2%                  78.2%
   59                                                                $14,600,000            78.4%                  66.1%
 59.1   Fee              1925        2003        96%   5/3/2007       $5,300,000
 59.2   Fee              1878        2004       100%   5/3/2007       $5,100,000
 59.3   Fee              1911        2000       100%   5/3/2007       $2,900,000
 59.4   Fee              1940        2003       100%   5/3/2007       $1,300,000
   60   Fee              2006         N/A        97%   1/1/2007      $17,900,000            63.5%                  63.5%
   61   Fee              1995        2004        90%   3/5/2007      $15,000,000            73.3%                  68.3%
   62   Fee              1985        2005       100%   6/11/2007     $13,500,000            80.0%                  75.6%
   63   Fee              1901        2002       100%   1/23/2007     $20,100,000            52.2%                  52.2%
   64   Fee              1994         N/A       100%   4/18/2007     $14,200,000            71.4%                  66.6%
   65   Fee              1930        2002        95%   2/26/2007     $14,600,000            68.5%                  68.5%

   66   Fee              2005        2006        94%   3/1/2007      $12,990,000            76.6%                  71.4%

   67   Fee              2006         N/A        97%   3/31/2007     $12,900,000            76.7%                  70.4%
   68   Fee              1983        2005        94%   2/1/2007      $12,350,000            79.8%                  79.8%
   71   Fee              1910        2006        80%   5/16/2007     $14,800,000            64.2%                  54.0%
   72   Fee              1980        2006        88%   2/1/2007      $11,600,000            80.0%                  80.0%
   73   Fee              1979        2006        91%   4/5/2007      $10,100,000            80.0%   (22)           80.0%   (22)
   76   Fee              1972        2007        98%   3/26/2007     $11,000,000            80.0%                  74.5%
   77   Fee              1990        2004        63%   N/A           $15,000,000            58.3%                  46.0%
   78   Fee              1966        2002       100%   2/1/2007      $11,300,000            75.2%                  70.2%
   79   Fee              2003        2004        91%   3/26/2007     $11,000,000            78.2%                  78.2%
   81   Fee              1980        2004        97%   3/27/2007     $10,500,000            80.0%                  77.8%
   82   Fee              2005         N/A        90%   2/1/2007      $10,500,000            80.0%                  71.9%
   83   Fee              1985        2003       100%   3/1/2007      $11,350,000            73.4%                  62.2%
   84   Fee              1977        1997        93%   3/23/2007     $10,350,000            80.0%                  80.0%
   85   Fee              2000        2002       100%   3/21/2007     $10,200,000            79.4%                  73.8%
   86   Fee              1946        2002       100%   12/12/2006    $10,600,000            76.3%                  64.2%
   87   Fee              1956        2005        98%   4/26/2007     $10,000,000            80.0%                  80.0%
   88   Fee              1897        2006        95%   2/20/2007     $10,100,000            79.2%                  79.2%
   89   Fee              1924        1995        96%   4/17/2007     $10,300,000            77.7%                  77.7%
   91   Fee              2003         N/A       100%   4/19/2007      $9,700,000            79.4%                  71.6%


   92   Fee              1921        2006        53%   3/12/2007     $13,340,000            56.2%                  56.2%
   93   Fee              1971        2003       100%   2/1/2007       $9,125,000            80.0%                  71.9%
   94   Fee              1985        2006        78%   N/A           $10,250,000            69.1%                  58.2%
   95   Fee              1998        2005        88%   3/23/2007      $8,850,000            80.0%                  80.0%
   96   Fee              1900        2003       100%   2/27/2007     $10,200,000            68.6%                  68.6%
   97   Fee              1987        2006        56%   N/A            $9,700,000            72.2%                  62.2%
   98   Fee              1987         N/A        97%   3/14/2007      $8,800,000            79.5%                  68.6%
  100   Fee/Leasehold    2004        2005        88%   3/27/2007      $8,525,000            78.7%                  66.5%
  101   Fee              1998        2003       100%   4/1/2007       $7,625,000            79.9%   (22)           66.0%   (22)



  102   Fee              1970        1991        98%   3/21/2007      $8,050,000            79.5%                  70.0%
  103   Fee              1963        2006        71%   N/A           $10,500,000            60.8%                  51.8%
  104   Fee              1974        2001        98%   12/1/2006      $8,800,000            71.6%                  60.2%
  106   Fee              2006         N/A       100%   10/6/2006      $9,600,000            64.0%                  64.0%
  107   Fee              1961        2001       100%   5/7/2007       $8,070,000            75.0%                  75.0%
  109   Fee              2006         N/A        76%   2/27/2007      $7,600,000            69.6%   (22)           65.7%   (22)

  110   Fee              2001        2007        80%   N/A            $8,100,000            71.5%                  60.7%
  111   Fee              1984        2006        89%   12/1/2006      $7,950,000            71.1%                  66.4%
  112   Fee              1988        1990        97%   2/20/2007      $7,000,000            80.0%                  72.3%

  114   Fee              1982        2006        91%   2/1/2007       $6,950,000            80.0%                  80.0%
  115   Fee              2007         N/A       100%   6/11/2007      $8,470,000            64.8%                  64.8%
  116   Fee              1920        2005       100%   6/11/2007      $6,900,000            78.3%                  78.3%
  117   Fee              2003        2004       100%   4/2/2007       $6,725,000            79.4%                  66.8%
  118   Fee              1981        2004        99%   3/23/2007      $6,650,000            80.0%                  80.0%
  119   Fee              1987        2003        98%   3/29/2007      $6,650,000            79.7%                  74.5%
  121   Fee              2004         N/A        89%   12/6/2006      $6,900,000            76.1%                  64.1%
  122   Fee              1984        2005       100%   2/1/2007       $6,500,000            79.8%                  67.3%
  123   Fee              1996        2003        90%   4/1/2007       $6,900,000            72.0%   (22)           60.2%   (22)






  127   Fee              2004         N/A        90%   1/31/2007      $6,300,000            79.4%                  74.0%
  128   Fee              2006         N/A       100%   1/1/2007       $6,875,000            58.2%   (22)           49.0%   (22)






  129   Fee              2006         N/A        92%   2/27/2007      $6,600,000            75.8%                  71.8%
  130   Fee              2002        2006        68%   N/A            $7,300,000            68.3%                  53.1%
  131   Fee              1965        2005       100%   1/18/2007      $7,000,000            71.0%                  60.6%
  132   Fee              1967        2006        99%   2/7/2007       $7,350,000            67.3%                  59.4%
  133   Fee              1968        2005        96%   10/30/2006     $6,250,000            79.0%                  67.4%
  135   Fee              1985         N/A       100%   3/21/2007      $6,100,000            77.0%                  67.7%
  136   Fee              2006         N/A        86%   1/1/2007       $6,100,000            76.2%                  71.3%
  137   Fee              1955        2006       100%   2/14/2007      $6,500,000            71.5%                  66.7%
  138   Fee              1979        2002        90%   3/31/2007      $5,800,000            79.8%                  74.6%
  139   Fee              2005         N/A       100%   4/2/2007       $5,920,000            77.3%                  67.7%
  140                                                                 $6,090,000            74.5%                  62.5%



140.1   Fee              1961        2005        97%   3/6/2007       $3,590,000
140.2   Fee              1969        2006        70%   2/1/2007       $2,500,000
  141   Fee              1974        2006        87%   3/26/2007      $6,000,000            75.0%                  69.7%
  142   Fee              1968        2006        99%   9/30/2006      $6,200,000            72.2%                  61.0%
  144   Fee              1972        2006       100%   1/20/2007      $6,600,000            65.2%                  58.5%
  145   Fee              1984        2000        90%   3/1/2007       $6,300,000            66.7%                  62.2%
  146   Fee              2006         N/A       100%   2/24/2005      $6,800,000            61.8%                  54.4%
  147   Fee              1984        2001        96%   3/20/2007      $5,600,000            75.0%                  68.6%
  149   Fee              1978         N/A        98%   4/9/2007       $5,000,000            80.0%                  70.6%
  150   Fee              1990        2006       100%   11/21/2006     $5,350,000            74.6%                  63.2%
  151   Fee              1996         N/A       100%   4/2/2007       $5,200,000            74.2%                  66.7%
  153   Fee              1982        2005       100%   4/23/2007      $4,700,000            77.9%                  77.9%
  154   Fee              2006         N/A       100%   3/9/2007       $7,750,000            45.2%                  45.2%
  156   Fee              2001         N/A       100%   10/6/2006      $4,500,000            76.6%                  64.7%
  157   Fee              2000         N/A        89%   1/5/2007       $4,250,000            79.2%   (22)           75.1%   (22)






  158   Fee              1999         N/A        94%   12/1/2006      $4,900,000            69.2%                  53.2%
  159   Fee              1995        2001       100%   6/11/2007      $4,425,000            75.7%                  68.1%
  160   Fee              1985         N/A        92%   5/31/2007      $4,450,000            74.8%                  63.2%
  161   Fee              1981        2006        76%   4/16/2007      $4,700,000            69.1%                  64.4%
  162   Fee              1980        2006        80%   4/16/2007      $4,960,000            64.5%                  60.0%
  163   Fee              2006         N/A        92%   2/21/2007      $4,000,000            79.8%                  67.5%
  164   Fee              2006         N/A       100%   1/15/2007      $4,600,000            69.0%                  64.4%
  165   Fee              2006         N/A       100%   2/2/2007       $4,250,000            74.1%                  69.0%
  166   Fee              1991        2005       100%   2/1/2007       $4,500,000            69.6%                  63.1%
  167   Fee              1977        2005        90%   2/19/2007      $4,200,000            73.8%                  66.3%
  169   Fee              2007         N/A       100%   2/7/2007       $4,050,000            76.5%                  64.7%
  170   Fee              1985        2006       100%   2/1/2007       $4,900,000            63.3%                  59.0%
  172   Fee              1984        2006        98%   2/13/2007      $3,800,000            78.9%                  69.4%
  173   Fee              1996         N/A       100%   3/1/2007       $3,800,000            75.0%   (22)           65.8%   (22)


  174   Fee              1971        2007        96%   2/1/2007       $3,700,000            79.9%                  67.6%
  175   Fee              2005         N/A        88%   2/19/2007      $4,150,000            71.1%                  64.1%


  177                                                                 $4,130,000            70.2%                  59.5%
177.1   Fee              1962        1997        82%   4/5/2007       $3,280,788
177.2   Fee              1959        1997        90%   4/5/2007         $849,212
  178   Fee              1972         N/A       100%   12/1/2006      $4,700,000            60.0%                  55.8%
  180   Fee              1970        2003        92%   2/1/2007       $3,600,000            77.8%                  70.3%
  181   Fee              1997         N/A       100%   2/1/2007       $3,700,000            73.0%                  65.4%
  182   Fee              1992        2004        79%   4/1/2007       $3,950,000            63.3%   (22)           56.4%   (22)




  183   Fee              2006         N/A       100%   11/14/2006     $3,500,000            77.1%                  65.6%
  184   Fee              2001         N/A       100%   1/1/2007       $3,675,000            73.3%                  62.2%
  185   Fee              1958        2006        86%   3/1/2007       $3,500,000            73.7%                  73.7%
  186   Fee              1989        2000        80%   1/1/2007       $3,450,000            73.7%                  62.3%
  187   Fee              2006         N/A       100%   1/1/2006       $3,550,000            70.4%                  63.3%
  188   Fee              2005         N/A        85%   2/26/2007      $3,130,000            79.7%                  67.3%
  190   Fee              1974         N/A       100%   2/1/2007       $3,675,000            65.3%                  60.8%
  191   Fee              1984        2006       100%   3/20/2007      $4,200,000            57.1%                  53.5%
  192   Fee              1997         N/A       100%   6/11/2007      $3,050,000            76.6%                  64.6%
  193   Fee              1985        2003       100%   12/31/2006     $4,175,000            55.1%                  47.6%
  194   Fee              2006         N/A       100%   1/31/2007      $2,950,000            77.1%                  65.4%
  195   Fee              1928        2002        92%   3/31/2007      $2,800,000            80.0%                  70.5%
  196   Fee              1994        2006       100%   11/7/2006      $2,850,000            77.2%                  68.0%
  197   Fee              2006         N/A       100%   2/19/2007      $3,200,000            68.7%                  58.3%
  198   Fee              2006         N/A       100%   12/31/2006     $2,690,000            79.9%                  71.9%
  199   Fee              1973        2005        97%   3/29/2007      $3,100,000            69.3%                  58.8%
  200   Fee              1981        2004       100%   2/26/2007      $2,900,000            65.5%   (22)           58.3%   (22)

  201   Fee              1968        1996        95%   9/30/2006      $2,700,000            78.9%                  74.4%
  203   Fee              1972         N/A       100%   1/1/2007       $2,780,000            74.9%                  63.7%
  204   Fee              2005         N/A       100%   3/13/2007      $2,530,000            79.1%                  69.7%
  205   Fee              1980        2001        90%   3/29/2007      $2,900,000            68.7%                  58.5%
  206   Fee              2002         N/A        83%   2/28/2007      $2,700,000            68.3%   (22)           57.0%   (22)



  207   Fee              1977         N/A        98%   2/1/2007       $2,700,000            52.8%   (22)           46.2%   (22)





  208   Fee              1983        2001        98%   11/6/2006      $2,500,000            73.9%                  57.3%
  209   Fee              2005        2006        85%   4/1/2007       $2,350,000            78.4%                  66.1%
  210   Fee              1966        1996       100%   6/11/2007      $2,400,000            76.1%                  63.8%
  211   Fee              1961        2006       100%   1/12/2007      $2,800,000            64.1%                  54.3%
  212   Fee              1925        2006        88%   2/21/2007      $2,330,000            74.0%                  65.0%
  213   Fee              1963        2005       100%   2/28/2007      $2,100,000            80.0%                  72.3%
  214   Fee              2005         N/A        85%   3/15/2007      $2,440,000            68.6%                  58.0%
  215   Fee              1969         N/A        93%   4/16/2007      $2,350,000            70.1%                  59.9%
  216   Fee              1949        2001        94%   3/15/2007      $3,600,000            44.4%                  41.5%
  217   Fee              2006         N/A        90%   3/5/2007       $2,150,000            71.2%   (22)           63.8%   (22)




  218   Fee              1970        1983        99%   2/1/2007       $1,700,000            69.1%   (22)           58.9%   (22)






  219   Fee              1975        2006       100%   4/1/2007       $2,100,000            58.3%   (22)           50.5%   (22)




  220   Fee              1969        1999        98%   12/1/2006      $2,000,000            74.2%                  63.7%
  221   Fee              2003        2004        94%   9/30/2006      $1,825,000            79.8%                  67.6%
  222   Fee              2005         N/A       100%   11/1/2006      $2,250,000            64.0%                  56.9%

  223   Fee              1969         N/A        89%   3/27/2007      $2,080,000            67.3%                  59.7%
  224   Fee              1835        2001       100%   1/1/2007       $2,100,000            66.5%                  56.3%
  225   Fee              1969        2005        94%   11/14/2006     $2,550,000            54.6%                  46.5%
  226   Fee              1950        1998        99%   9/28/2006      $2,100,000            65.9%                  56.0%
  227   Fee              1975        2006       100%   2/1/2007       $1,735,000            77.5%                  70.0%
  228   Fee              1960        2004       100%   2/1/2007       $1,840,000            70.6%                  60.2%
  229   Fee              1978         N/A       100%   12/31/2006     $2,100,000            61.0%                  54.3%
  230   Fee              1973         N/A        74%   1/31/2007      $1,750,000            71.4%                  68.8%
  231   Fee              1990         N/A       100%   11/1/2006      $1,500,000            79.9%                  68.0%
  232   Fee              1984         N/A       100%   1/22/2007      $1,600,000            74.9%                  63.7%
  233   Fee              1988        2006        65%   4/5/2007       $1,500,000            73.3%                  62.6%
  234   Fee              2004         N/A       100%   6/11/2007      $1,780,000            56.2%                  52.6%
  235   Fee              1940        2005       100%   1/11/2007      $1,350,000            66.5%                  56.2%
  236   Fee              1977         N/A        95%   1/18/2007      $1,165,000            76.9%                  66.4%
  237   Fee              2001         N/A        81%   12/1/2006      $1,280,000            62.8%   (22)           52.9%   (22)


  238   Fee              1964        1987       100%   3/1/2007         $880,000            77.2%                  65.8%



#       EGI           Expenses      NOI           Period Ending   EGI           Expenses      NOI           Period Ending
-----   -----------   -----------   -----------   -------------   -----------   -----------   -----------   -------------
    1   $15,988,415    $6,664,915    $9,323,500       2/28/2007   $15,880,305    $6,585,996    $9,294,309      12/31/2006
    2   $97,216,574   $74,100,556   $23,116,018       4/30/2007   $80,730,250   $66,557,505   $14,172,744      12/31/2005


    3    $6,908,578    $1,142,200    $5,766,378      12/31/2006    $6,099,191      $944,351    $5,154,840      12/31/2005

    4
  4.1           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  4.2           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  4.3           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  4.4           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  4.5           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  4.6           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  4.7           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
    5
  5.1    $1,774,817      $791,741      $983,076      12/31/2006    $1,634,075      $655,265      $978,810      12/31/2005
  5.2    $1,301,533      $580,610      $720,922      12/31/2006    $1,198,321      $480,528      $717,794      12/31/2005
  5.3    $1,159,547      $517,271      $642,276      12/31/2006    $1,067,595      $428,106      $639,489      12/31/2005
  5.4      $831,798      $371,063      $460,735      12/31/2006      $765,836      $307,101      $458,735      12/31/2005
  5.5      $828,248      $369,479      $458,769      12/31/2006      $762,568      $305,790      $456,778      12/31/2005
  5.6      $763,171      $340,449      $422,723      12/31/2006      $702,652      $281,764      $420,888      12/31/2005
  5.7      $745,423      $332,531      $412,892      12/31/2006      $686,311      $275,211      $411,100      12/31/2005
  5.8      $591,606      $263,914      $327,692      12/31/2006      $544,691      $218,422      $326,270      12/31/2005
  5.9      $579,774      $258,636      $321,138      12/31/2006      $533,798      $214,053      $319,745      12/31/2005
 5.10      $449,620      $200,574      $249,046      12/31/2006      $413,965      $166,000      $247,965      12/31/2005
 5.11      $425,956      $190,018      $235,938      12/31/2006      $392,178      $157,264      $234,914      12/31/2005
 5.12      $354,963      $158,348      $196,615      12/31/2006      $326,815      $131,053      $195,762      12/31/2005
 5.13      $343,131      $153,070      $190,061      12/31/2006      $315,921      $126,685      $189,237      12/31/2005
 5.14      $321,834      $143,569      $178,264      12/31/2006      $296,312      $118,821      $177,491      12/31/2005
 5.15      $177,482       $79,174       $98,308      12/31/2006      $163,407       $65,526       $97,881      12/31/2005
    6    $5,618,123    $1,915,966    $3,702,157       3/31/2007    $5,553,654    $1,886,657    $3,666,997      12/31/2006
    7    $9,616,975    $1,426,764    $8,190,211      12/31/2006    $9,164,405    $1,469,640    $7,694,765      12/31/2005
    8    $3,326,757    $1,435,407    $1,891,350      12/31/2006    $2,989,750    $1,248,926    $1,740,824      12/31/2005
    9    $3,852,611      $689,883    $3,162,728       1/31/2007    $3,456,985      $598,789    $2,858,196      12/31/2006
   10   $14,399,143    $9,382,452    $5,016,691       2/28/2007   $14,214,070    $9,172,487    $5,041,583      12/31/2006
   11    $5,622,292    $2,624,419    $2,997,873      12/31/2006    $5,317,044    $2,519,318    $2,797,726      12/31/2005
   13    $3,903,146    $1,296,694    $2,606,452      12/31/2006    $3,359,992    $1,207,675    $2,152,317      12/31/2005
   14    $5,749,883    $2,373,522    $3,376,361       2/28/2007    $5,718,482    $2,345,738    $3,372,744      12/31/2006
   15    $8,434,298    $4,761,053    $3,673,245       3/31/2007    $8,292,439    $4,658,640    $3,633,799      12/31/2006
   16    $2,400,790      $616,186    $1,784,604       2/28/2007    $2,282,040      $614,642    $1,667,398      12/31/2006
   17           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
   18    $3,756,932    $1,314,538    $2,442,394      12/31/2006    $3,238,854    $1,228,101    $2,010,753      12/31/2005
   19    $2,212,287    $1,030,528    $1,181,759       3/31/2007    $2,231,960      $844,113    $1,387,847      12/31/2006
   20    $3,295,763    $1,065,848    $2,229,915       3/31/2007    $3,227,475    $1,077,508    $2,149,967      12/31/2006
   21    $2,989,556      $897,943    $2,091,613       3/31/2007    $2,943,444      $901,905    $2,041,539      12/31/2006
   23
 23.1    $1,738,558      $606,019    $1,132,539       3/31/2007    $1,706,606      $657,272    $1,049,334      12/31/2006
 23.2    $1,698,972      $719,828      $979,144       3/31/2007    $1,666,420      $701,137      $965,283      12/31/2006
   24   $12,805,026   $10,464,354    $2,340,672       2/28/2007   $12,583,322   $10,402,337    $2,180,985      12/31/2006
   25    $2,670,857    $1,104,363    $1,566,494       2/28/2007    $2,593,109    $1,027,055    $1,566,054      12/31/2006
   26    $6,729,800    $3,243,648    $3,486,152       1/31/2007    $6,694,628    $3,224,933    $3,469,695      12/31/2006
   27    $6,991,027    $3,329,177    $3,661,850      12/31/2006    $6,620,399    $3,145,254    $3,475,145      12/31/2005
   28    $3,497,855    $1,420,523    $2,077,332       4/30/2007    $3,346,411    $1,379,791    $1,966,620      12/31/2006
   29    $1,904,887      $572,679    $1,332,208      12/31/2006    $1,954,040      $581,943    $1,372,097      12/31/2005
   30    $3,506,159    $1,349,632    $2,156,527       1/31/2007    $3,505,156    $1,355,037    $2,150,119      12/31/2006
   31    $2,344,924      $979,705    $1,365,219      12/31/2006    $2,156,980      $949,570    $1,207,410      12/31/2005
   32    $2,281,100      $686,664    $1,594,436       3/31/2007    $2,274,442      $686,653    $1,587,789      12/31/2006
   33           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A


   34    $3,313,153    $1,794,938    $1,518,215       3/31/2007    $3,344,072    $1,796,043    $1,548,029      12/31/2006
   35    $5,284,642    $3,139,607    $2,145,035       1/31/2007    $5,319,883    $3,162,791    $2,157,092      12/31/2006
   36    $3,068,413    $1,517,763    $1,550,650       2/28/2007    $2,833,569    $2,005,282      $828,287      12/31/2005





   37    $2,737,475    $1,318,189    $1,419,286       2/28/2007    $2,739,802    $1,287,244    $1,452,558      12/31/2006
   38    $2,518,195    $1,101,377    $1,416,818      12/31/2006    $2,048,682      $992,811    $1,055,871      12/31/2005
   39    $2,304,585      $788,872    $1,515,713      12/30/2006    $2,339,749      $783,172    $1,556,577      12/31/2005
   40    $2,129,577      $782,284    $1,347,293       3/31/2007    $2,082,885      $804,654    $1,278,231      12/31/2006
   41
 41.1      $318,636       $62,629      $256,007      12/31/2006      $307,463       $58,425      $249,038      12/31/2005
 41.2      $258,229       $71,345      $186,884      12/31/2006      $253,752       $69,130      $184,622      12/31/2005
 41.3      $164,446       $34,169      $130,277      12/31/2006      $159,130       $33,940      $125,190      12/31/2005
 41.4      $132,416       $29,367      $103,049      12/31/2006      $125,564       $29,769       $95,795      12/31/2005
 41.5      $101,178       $14,219       $86,959      12/31/2006       $93,608       $18,728       $74,880      12/31/2005
 41.6       $97,493       $21,602       $75,891      12/31/2006       $85,950       $22,442       $63,508      12/31/2005
 41.7       $95,246       $19,513       $75,733      12/31/2006       $89,927       $22,158       $67,769      12/31/2005
 41.8       $93,927       $21,044       $72,883      12/31/2006       $89,269       $20,659       $68,610      12/31/2005
 41.9       $74,984       $13,061       $61,923      12/31/2006       $72,800       $13,773       $59,027      12/31/2005
41.10       $68,253       $17,955       $50,298      12/31/2006       $64,929       $19,269       $45,660      12/31/2005
41.11       $47,669        $8,891       $38,778      12/31/2006       $46,443       $10,492       $35,951      12/31/2005
41.12       $41,580       $11,235       $30,345      12/31/2006       $21,039       $11,963        $9,076      12/31/2005
   42
 42.1      $248,609       $44,335      $204,274      12/31/2006      $240,950       $44,132      $196,818      12/30/2005
 42.2       $83,586       $17,418       $66,168      12/31/2006       $88,552       $16,981       $71,571      12/30/2005
   43    $7,803,485    $6,300,724    $1,502,761      11/30/2006    $7,167,929    $5,938,327    $1,229,602      12/31/2005
   44    $1,439,614      $508,277      $931,337      12/31/2006    $1,403,885      $505,401      $898,484      12/31/2005
   46    $1,719,275      $346,620    $1,372,655      12/31/2006    $1,672,759      $377,109    $1,295,650      12/31/2005
   47    $1,502,697      $365,738    $1,136,959       6/30/2006    $1,422,734      $350,215    $1,072,519       6/30/2005
   48    $1,652,371      $561,761    $1,090,610       3/31/2007    $1,634,987      $559,734    $1,075,253      12/31/2006
   49           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
   50    $2,231,024    $1,068,494    $1,162,530       2/28/2007    $2,213,191    $1,076,196    $1,136,995      12/31/2006
   51    $1,500,145      $313,464    $1,186,681      12/31/2006    $1,451,460      $297,818    $1,153,642      12/31/2005
   52           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A



   53           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
   54    $1,597,591      $437,354    $1,160,237      12/31/2006    $1,509,313      $365,458    $1,143,855      12/31/2005
   55    $1,760,849      $641,956    $1,118,893      12/31/2006    $1,526,174      $645,472      $880,702      12/31/2005
   56           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
   57      $732,439      $370,076      $362,363      12/31/2006           N/A           N/A           N/A             N/A
   58    $1,614,383      $850,695      $763,688       1/31/2007    $1,592,868      $866,352      $726,516      12/31/2006
   59
 59.1      $472,957      $111,673      $361,284      12/31/2006      $450,189      $108,798      $341,391      12/31/2005
 59.2      $489,518       $95,104      $394,414      12/31/2006      $455,035      $106,776      $348,259      12/31/2005
 59.3      $285,635       $68,480      $217,155      12/31/2006      $253,599       $75,018      $178,581      12/31/2005
 59.4       $94,484       $21,862       $72,622      12/31/2006      $105,139       $22,395       $82,744      12/31/2005
   60           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
   61    $1,243,177      $242,872    $1,000,305      12/31/2006    $1,154,051      $278,825      $875,226      12/31/2005
   62    $1,510,445      $649,084      $861,361      11/30/2006    $1,503,869      $617,938      $885,931      12/31/2005
   63      $987,609      $345,095      $642,514      12/31/2006      $865,179      $324,293      $540,886      12/31/2005
   64    $1,345,533       $56,297    $1,289,236       3/31/2007    $1,342,387      $397,124      $945,263      12/31/2006
   65      $783,878      $281,464      $502,414      12/31/2006      $730,184      $249,553      $480,631      12/31/2005

   66           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A

   67           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
   68    $1,689,500      $982,429      $707,071      12/31/2006    $1,530,606      $890,671      $639,935      12/31/2005
   71           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
   72    $1,925,606    $1,158,265      $767,341      12/30/2006    $1,558,817    $1,112,984      $445,833      12/31/2005
   73    $1,591,267      $958,266      $633,001       3/31/2007    $1,559,922      $854,848      $705,074      12/31/2006
   76    $1,423,114      $654,971      $768,143       2/28/2007    $1,393,035      $653,986      $739,049       9/30/2006
   77    $3,950,426    $2,960,816      $989,610       2/28/2007    $3,439,021    $2,398,876    $1,040,145      12/30/2005
   78      $963,690      $160,544      $803,146       3/31/2007      $913,122      $144,506      $768,616      12/31/2006
   79    $1,126,898      $570,245      $556,653       2/28/2007    $1,115,853      $560,807      $555,046      12/31/2006
   81    $1,272,921      $517,577      $755,344      12/31/2006    $1,036,920      $394,540      $642,380      12/31/2005
   82      $758,086      $269,059      $489,027       2/28/2007      $700,844      $274,035      $426,809      12/31/2006
   83    $1,040,339      $241,347      $798,992      12/31/2006      $952,288      $251,960      $700,328      12/31/2005
   84      $935,155      $327,997      $607,158       3/31/2007      $925,083      $330,541      $594,542      12/31/2006
   85      $854,219      $147,550      $706,669       2/28/2007      $860,116      $152,271      $707,845      12/31/2006
   86      $862,327       $64,060      $798,267      12/31/2006      $849,030       $62,810      $786,220      12/31/2005
   87           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
   88      $531,415       $63,944      $467,471      12/31/2006           N/A           N/A           N/A             N/A
   89    $1,040,151      $388,464      $651,687       3/31/2007      $993,211      $388,463      $604,748      12/31/2006
   91      $939,150      $252,403      $686,747       3/31/2007      $941,310      $254,905      $686,405      12/31/2006


   92           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
   93      $903,587      $174,749      $728,838       1/31/2007      $901,714      $175,874      $725,840      12/31/2006
   94    $1,849,633    $1,246,848      $602,785       1/31/2007    $1,833,273    $1,242,443      $590,830      12/31/2006
   95      $885,883      $343,240      $542,643       3/31/2007      $884,454      $342,879      $541,575      12/31/2006
   96      $544,469      $198,393      $346,076      12/31/2006      $525,545      $186,464      $339,081      12/31/2005
   97    $2,100,031    $1,301,714      $798,317       3/31/2007    $2,019,350    $1,531,799      $487,551      12/31/2005
   98      $753,390      $264,384      $489,006       2/28/2007      $801,714      $268,326      $533,388      12/31/2006
  100           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  101      $840,004      $229,690      $610,314       3/31/2007      $824,902      $212,499      $612,403      12/31/2006



  102    $1,011,581      $365,453      $646,128       2/28/2007    $1,014,370      $364,149      $650,221      12/31/2006
  103    $3,452,985    $2,542,517      $910,468      12/31/2006    $2,512,325    $2,283,247      $229,078      12/31/2005
  104      $821,945      $172,897      $649,048      12/31/2006      $799,200      $159,775      $639,425      12/31/2005
  106           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  107      $696,036      $189,508      $506,528       3/31/2007      $612,965      $215,717      $397,248      12/31/2006
  109           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A

  110    $1,586,734      $920,590      $666,144       2/28/2007    $1,551,536      $868,830      $682,706      12/31/2006
  111           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  112      $565,246      $263,970      $301,276      12/20/2006           N/A           N/A           N/A             N/A

  114    $1,154,358      $750,723      $403,635      12/31/2006    $1,061,552      $677,039      $384,513      12/31/2005
  115           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  116      $496,316      $178,359      $317,957      12/31/2006      $404,803      $125,244      $279,559      12/31/2005
  117      $606,281      $123,442      $482,839      12/31/2006           N/A           N/A           N/A             N/A
  118      $765,960      $346,554      $419,406       3/31/2007      $767,938      $333,754      $434,184      12/31/2006
  119           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  121           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  122      $836,845      $320,212      $516,633       3/31/2007      $773,418      $324,084      $449,334      12/31/2006
  123      $807,462      $302,662      $504,800       1/31/2007      $799,707      $307,192      $492,515      12/31/2006






  127           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  128           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A






  129           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  130    $1,614,857      $993,571      $621,286      12/31/2006    $1,569,231      $968,144      $601,087      12/31/2005
  131      $586,961       $52,069      $534,892      12/31/2006      $566,921       $49,694      $517,227      12/31/2005
  132      $915,544      $484,230      $431,314       2/28/2007      $872,001      $444,883      $427,118      12/31/2006
  133    $1,088,977      $612,456      $476,521       9/30/2006           N/A           N/A           N/A             N/A
  135      $511,096       $56,524      $454,572       3/31/2007      $514,189       $99,141      $415,048      12/31/2006
  136           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  137           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  138      $903,412      $371,179      $532,233      12/31/2006      $851,064      $401,664      $449,400      12/31/2005
  139      $544,202      $161,204      $382,998      12/31/2006           N/A           N/A           N/A             N/A
  140



140.1      $339,451       $95,933      $243,518      12/31/2006      $304,382       $86,386      $217,996      12/31/2005
140.2      $203,959      $103,203      $100,756      12/31/2006      $190,435      $115,825       $74,610      12/31/2005
  141      $884,894      $458,089      $426,805       2/28/2007      $856,962      $441,145      $415,817      10/30/2006
  142    $1,623,063    $1,057,097      $565,966       3/31/2007    $1,584,840    $1,178,388      $406,452      12/31/2006
  144      $683,331      $168,256      $515,075      12/31/2006      $677,730      $181,446      $496,284      12/31/2005
  145      $539,224      $207,507      $331,717       2/28/2007      $542,452      $200,524      $341,928      12/31/2006
  146           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  147      $738,558      $113,570      $624,988       9/30/2006      $683,378      $108,925      $574,453      12/31/2005
  149      $557,487      $171,124      $386,363      12/31/2006      $491,604      $114,124      $377,480      12/31/2005
  150      $724,191      $254,318      $469,873      12/31/2006      $677,424      $261,352      $416,072      12/31/2005
  151      $514,296      $182,121      $332,175       2/28/2007      $497,424      $165,996      $331,428      12/31/2006
  153           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  154           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  156      $424,558       $85,923      $338,635      11/30/2006      $428,693       $85,159      $343,534      12/31/2005
  157      $384,326       $57,694      $326,632      12/31/2006      $371,093       $57,007      $314,086      12/31/2005






  158      $542,068      $165,973      $376,095      11/30/2006      $538,622      $163,677      $374,945      12/31/2005
  159           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  160      $462,847      $118,206      $344,641       8/31/2006      $441,769      $135,041      $306,728      12/31/2005
  161      $360,014      $211,566      $148,448      12/31/2006      $384,962      $209,818      $175,144      12/31/2005
  162      $424,657      $218,082      $206,575      12/31/2006      $359,784      $197,784      $162,000      12/31/2005
  163           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  164           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  165           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  166      $514,514       $95,095      $419,419      12/31/2006           N/A           N/A           N/A             N/A
  167           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  169           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  170      $358,221       $91,450      $266,771      12/31/2006      $364,257       $77,609      $286,648      12/31/2005
  172      $693,343      $394,202      $299,141       1/31/2007      $684,805      $397,478      $287,327      12/31/2006
  173      $392,941       $63,441      $329,500      12/31/2006      $381,499      $120,116      $261,383      12/31/2005


  174      $912,935      $514,947      $397,988      12/31/2006      $750,077      $564,819      $185,258      12/31/2005
  175           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A


  177
177.1      $299,076       $70,865      $228,211       9/30/2006      $296,808       $79,225      $217,583      12/31/2005
177.2       $87,312       $23,693       $63,619       9/30/2006       $92,606       $26,429       $66,177      12/31/2005
  178      $345,814       $49,760      $296,054      12/31/2006      $329,856       $43,349      $286,507      12/31/2005
  180      $605,487      $278,998      $326,489       2/28/2007      $594,910      $282,241      $312,669      12/31/2006
  181      $387,146       $91,942      $295,204      12/31/2006           N/A           N/A           N/A             N/A
  182      $266,011        $9,310      $256,701      12/31/2006           N/A           N/A           N/A             N/A




  183           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  184      $257,130       $96,507      $160,623      10/31/2006      $216,841       $89,140      $127,701      12/31/2005
  185      $251,559       $51,182      $200,377      12/31/2006      $250,709       $45,490      $205,219      12/31/2005
  186      $429,005       $65,715      $363,290      11/30/2006           N/A           N/A           N/A             N/A
  187           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  188      $302,462       $52,583      $249,879      12/31/2007           N/A           N/A           N/A             N/A
  190      $394,068      $162,330      $231,738       1/31/2007      $377,327      $164,061      $213,266      12/31/2006
  191      $447,247      $181,716      $265,531      12/31/2006      $402,915      $176,079      $226,836      12/31/2005
  192           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  193      $662,797      $360,090      $302,707      12/31/2006      $548,794      $322,547      $226,247      12/31/2005
  194           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  195      $477,035      $225,271      $251,764      12/31/2006      $447,322      $361,399       $85,923      12/31/2005
  196      $314,365       $93,700      $220,665      12/31/2006      $299,705      $109,477      $190,228      12/31/2005
  197           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  198           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  199      $444,758      $149,143      $295,615       2/28/2007      $446,004      $155,833      $290,171      12/31/2006
  200      $151,875       $61,891       $89,984      12/31/2006      $138,816       $69,652       $69,164      12/31/2005

  201      $540,193      $280,919      $259,274       9/30/2006      $532,300      $308,998      $223,302      12/31/2005
  203      $294,091       $66,246      $227,845      12/31/2006      $183,050       $56,502      $126,548      12/31/2005
  204      $224,134       $66,117      $158,017      12/31/2006           N/A           N/A           N/A             N/A
  205      $268,791       $65,686      $203,105      12/31/2006      $279,047       $62,437      $216,610      12/31/2005
  206      $145,721       $32,378      $113,343       9/30/2006      $122,224       $37,761       $84,463      12/31/2005



  207      $304,980       $45,487      $259,493       2/28/2007      $229,504       $96,323      $133,181       9/30/2006





  208      $346,942      $139,248      $207,694      10/31/2006      $336,007      $140,898      $195,109      12/31/2005
  209      $224,516       $53,536      $170,980      11/30/2006           N/A           N/A           N/A             N/A
  210           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  211      $225,508       $43,558      $181,950      12/31/2006      $192,333      $111,897       $80,436      12/31/2005
  212      $339,981      $161,186      $178,795      12/31/2006      $308,155      $173,178      $134,977      12/31/2005
  213           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  214      $184,749       $37,069      $147,680      12/31/2006           N/A           N/A           N/A             N/A
  215      $147,526       $43,019      $104,507      11/30/2006           N/A           N/A           N/A             N/A
  216      $305,473       $87,985      $217,488      12/31/2006      $299,668       $77,237      $222,431      12/31/2005
  217           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A




  218      $171,300       $51,841      $119,459       2/28/2007      $165,903       $72,196       $93,707       9/30/2006






  219      $182,652       $54,515      $128,137       3/31/2007      $167,869       $44,707      $123,162      12/31/2006




  220      $272,581       $65,481      $207,100       3/31/2007      $268,990       $70,692      $198,298       5/31/2006
  221      $203,005       $24,349      $178,656       9/30/2006      $183,225       $43,853      $139,372      12/31/2005
  222      $128,384       $49,961       $78,423      12/31/2006           N/A           N/A           N/A             N/A

  223      $270,143       $62,863      $207,280       2/28/2007      $280,777       $88,048      $192,729      12/31/2006
  224      $225,362       $92,262      $133,100      10/31/2006      $227,457       $85,596      $141,861      12/31/2005
  225       $78,894       $55,334       $23,560      10/31/2006       $70,200       $17,117       $53,083      12/31/2005
  226      $343,480      $146,577      $196,903       9/27/2006      $307,835      $133,496      $174,339      11/30/2005
  227      $378,772      $208,126      $170,646       1/31/2007      $372,377      $213,612      $158,765      12/31/2006
  228      $228,214       $77,885      $150,329      12/31/2006      $279,836       $90,884      $188,952      12/31/2005
  229      $195,747       $66,724      $129,023      11/30/2006      $177,606       $59,780      $117,826      12/31/2005
  230      $248,927      $126,058      $122,869      12/31/2006      $257,555      $130,467      $127,088      12/31/2005
  231      $215,369       $47,789      $167,580      12/31/2006      $212,435       $60,715      $151,720      12/31/2005
  232      $165,360       $41,269      $124,091      12/31/2006      $151,117       $44,902      $106,215      12/31/2005
  233      $198,908       $67,761      $131,147      12/31/2006      $208,299       $78,564      $129,735      12/31/2005
  234           N/A           N/A           N/A             N/A           N/A           N/A           N/A             N/A
  235      $118,650       $33,894       $84,756      12/31/2006      $113,866       $31,262       $82,604      12/31/2005
  236      $174,546       $25,710      $148,836       8/31/2006      $121,768       $25,607       $96,161      12/31/2005
  237      $103,915       $26,453       $77,462      12/31/2006      $100,492       $24,943       $75,549      12/31/2005


  238      $119,760       $43,683       $76,077      12/31/2006      $102,996       $58,623       $44,373      12/31/2005



#       EGI           Expenses      NOI           Period Ending   EGI           Expenses      NOI           NCF (5)
-----   -----------   -----------   -----------   -------------   -----------   -----------   -----------   -----------
    1   $17,067,859    $6,301,776   $10,766,083   12/31/2005      $20,407,540    $8,027,913   $12,379,627   $12,069,534
    2   $62,305,805   $58,776,096    $3,529,709   12/31/2004      $98,780,000   $74,425,672   $24,354,328   $20,403,128


    3           N/A           N/A           N/A   N/A              $7,629,818    $1,089,082    $6,540,736    $6,391,542

    4                                                              $9,109,985    $2,204,089    $6,905,896    $6,198,219
  4.1           N/A           N/A           N/A   N/A              $2,822,994      $813,511    $2,009,483    $1,837,328
  4.2           N/A           N/A           N/A   N/A              $1,980,907      $403,372    $1,577,535    $1,422,099
  4.3           N/A           N/A           N/A   N/A              $1,618,793      $320,960    $1,297,833    $1,119,703
  4.4           N/A           N/A           N/A   N/A                $972,777      $272,996      $699,781      $639,430
  4.5           N/A           N/A           N/A   N/A                $670,528      $177,494      $493,034      $444,258
  4.6           N/A           N/A           N/A   N/A                $543,919      $118,404      $425,515      $377,068
  4.7           N/A           N/A           N/A   N/A                $500,067       $97,352      $402,715      $358,333
    5                                                             $11,926,475    $5,438,080    $6,488,395    $6,009,873
  5.1    $1,580,424      $583,703      $996,721   12/31/2004       $1,987,746      $906,347    $1,081,400    $1,001,646
  5.2    $1,158,977      $428,049      $730,928   12/31/2004       $1,457,680      $664,654      $793,026      $734,540
  5.3    $1,032,543      $381,353      $651,191   12/31/2004       $1,298,661      $592,146      $706,513      $654,408
  5.4      $740,692      $273,562      $467,130   12/31/2004         $931,590      $424,774      $506,816      $469,438
  5.5      $737,531      $272,395      $465,136   12/31/2004         $927,615      $422,962      $504,653      $467,435
  5.6      $679,582      $250,992      $428,590   12/31/2004         $854,731      $389,729      $465,002      $430,708
  5.7      $663,778      $245,155      $418,623   12/31/2004         $834,853      $380,666      $454,188      $420,691
  5.8      $526,808      $194,568      $332,240   12/31/2004         $662,582      $302,116      $360,467      $333,882
  5.9      $516,272      $190,676      $325,595   12/31/2004         $649,330      $296,073      $353,257      $327,204
 5.10      $400,374      $147,871      $252,502   12/31/2004         $503,562      $229,608      $273,955      $253,750
 5.11      $379,302      $140,089      $239,213   12/31/2004         $477,059      $217,523      $259,536      $240,395
 5.12      $316,085      $116,741      $199,344   12/31/2004         $397,549      $181,269      $216,280      $200,329
 5.13      $305,548      $112,849      $192,699   12/31/2004         $384,297      $175,227      $209,070      $193,651
 5.14      $286,583      $105,845      $180,739   12/31/2004         $360,445      $164,351      $196,094      $181,632
 5.15      $158,042       $58,370       $99,672   12/31/2004         $198,775       $90,635      $108,140      $100,165
    6           N/A           N/A           N/A   N/A              $5,753,026    $1,711,401    $4,041,625    $3,982,825
    7    $8,790,347    $1,629,314    $7,161,033   12/31/2004       $7,291,282    $1,479,867    $5,811,415    $5,301,462
    8           N/A           N/A           N/A   N/A              $5,640,303    $2,022,590    $3,617,713    $3,455,427
    9      $772,918      $181,844      $591,074   12/31/2005       $4,349,403      $601,235    $3,748,168    $3,479,473
   10   $12,621,635    $8,376,807    $4,244,828   12/31/2005      $14,396,579    $9,545,923    $4,850,656    $4,274,793
   11           N/A           N/A           N/A   N/A              $6,151,612    $2,714,433    $3,437,179    $3,264,679
   13           N/A           N/A           N/A   N/A              $4,487,660    $1,549,002    $2,938,658    $2,907,158
   14    $5,623,248    $2,252,295    $3,370,953   12/31/2005       $6,276,661    $2,386,518    $3,890,143    $3,462,638
   15    $6,707,312    $3,988,118    $2,719,194   12/31/2005       $8,433,733    $4,780,686    $3,653,047    $3,315,698
   16    $1,843,135      $450,239    $1,392,896   12/31/2005       $3,258,108      $638,952    $2,619,156    $2,409,592
   17           N/A           N/A           N/A   N/A              $4,410,180    $1,282,573    $3,127,607    $2,983,345
   18           N/A           N/A           N/A   N/A              $3,834,042    $1,446,812    $2,387,230    $2,308,193
   19    $1,930,219      $741,195    $1,189,024   12/31/2005       $3,535,226    $1,255,437    $2,279,789    $2,239,789
   20           N/A           N/A           N/A   N/A              $3,345,178    $1,087,794    $2,257,384    $2,205,184
   21           N/A           N/A           N/A   N/A              $3,074,294      $942,143    $2,132,151    $2,088,651
   23                                                              $3,580,067    $1,395,516    $2,184,551    $2,115,251
 23.1           N/A           N/A           N/A   N/A              $1,819,097      $647,170    $1,171,927    $1,135,927
 23.2           N/A           N/A           N/A   N/A              $1,760,970      $748,346    $1,012,624      $979,324
   24           N/A           N/A           N/A   N/A             $13,465,865   $10,522,276    $2,943,589    $2,384,466
   25    $2,014,798      $844,580    $1,170,218   12/31/2005       $3,083,730    $1,057,395    $2,026,335    $1,871,604
   26    $6,334,603    $3,116,496    $3,218,107   12/31/2005       $6,729,798    $3,359,767    $3,370,031    $3,100,839
   27    $6,352,427    $3,123,492    $3,228,935   12/31/2004       $6,629,848    $3,337,533    $3,292,315    $2,707,878
   28    $3,336,266    $1,487,004    $1,849,262   12/31/2005       $3,442,617    $1,594,752    $1,847,865    $1,745,865
   29    $2,081,331      $488,876    $1,592,455   12/31/2004       $2,212,601      $591,165    $1,621,436    $1,574,738
   30    $3,464,220    $1,313,728    $2,150,492   12/31/2005       $3,543,002    $1,449,433    $2,093,569    $1,952,569
   31           N/A           N/A           N/A   N/A              $2,799,009    $1,209,526    $1,589,483    $1,566,733
   32           N/A           N/A           N/A   N/A              $2,335,236      $704,895    $1,630,341    $1,596,141
   33           N/A           N/A           N/A   N/A              $2,057,069      $514,826    $1,542,243    $1,485,516


   34    $3,299,535    $1,525,753    $1,773,782   12/31/2005       $3,371,180    $1,824,127    $1,547,053    $1,436,553
   35    $4,027,167    $2,800,768    $1,226,399   12/31/2005       $5,284,631    $3,200,399    $2,084,232    $1,872,847
   36    $2,481,826    $1,827,016      $654,810   12/31/2004       $3,144,643    $1,614,134    $1,530,509    $1,455,509





   37    $2,558,800    $1,231,470    $1,327,330   12/31/2005       $2,857,165    $1,302,319    $1,554,846    $1,470,846
   38    $1,843,592      $983,357      $860,235   12/31/2004       $2,719,612    $1,140,005    $1,579,607    $1,428,700
   39    $2,263,832      $751,925    $1,511,907   12/31/2004       $2,221,221      $786,157    $1,435,064    $1,375,592
   40           N/A           N/A           N/A   N/A              $2,230,883      $828,834    $1,402,049    $1,367,249
   41                                                              $1,509,843      $359,286    $1,150,557    $1,125,557
 41.1           N/A           N/A           N/A   N/A                $322,352       $72,882      $249,470      $244,720
 41.2           N/A           N/A           N/A   N/A                $267,764       $76,808      $190,956      $185,456
 41.3           N/A           N/A           N/A   N/A                $159,819       $38,054      $121,765      $118,765
 41.4           N/A           N/A           N/A   N/A                $126,305       $31,158       $95,147       $93,397
 41.5           N/A           N/A           N/A   N/A                 $98,445       $18,977       $79,468       $77,968
 41.6           N/A           N/A           N/A   N/A                 $98,443       $22,141       $76,302       $74,802
 41.7           N/A           N/A           N/A   N/A                 $99,465       $22,265       $77,200       $75,700
 41.8           N/A           N/A           N/A   N/A                 $92,032       $22,113       $69,919       $68,419
 41.9           N/A           N/A           N/A   N/A                 $78,318       $13,703       $64,615       $63,615
41.10           N/A           N/A           N/A   N/A                 $74,070       $19,932       $54,138       $52,638
41.11           N/A           N/A           N/A   N/A                 $48,245        $9,879       $38,366       $37,616
41.12           N/A           N/A           N/A   N/A                 $44,585       $11,374       $33,211       $32,461
   42                                                                $347,555       $77,772      $269,783      $251,130
 42.1      $232,990       $71,899      $161,091   12/30/2004         $255,750       $56,865      $198,885      $184,296
 42.2       $86,382       $18,313       $68,069   12/30/2004          $91,805       $20,907       $70,898       $66,834
   43    $6,824,967    $5,688,216    $1,136,751   12/31/2004       $7,857,440    $6,165,806    $1,691,634    $1,534,485
   44    $1,427,876      $487,735      $940,141   12/31/2004       $1,523,119      $511,871    $1,011,248    $1,000,814
   46    $1,664,854      $333,200    $1,331,654   12/31/2004       $1,603,435      $335,433    $1,268,002    $1,165,553
   47           N/A           N/A           N/A   N/A              $1,561,585      $371,158    $1,190,427    $1,107,154
   48           N/A           N/A           N/A   N/A              $1,698,938      $597,902    $1,101,036    $1,071,336
   49           N/A           N/A           N/A   N/A              $1,808,156      $526,172    $1,281,984    $1,198,931
   50    $2,144,538    $1,072,539    $1,071,999   12/31/2005       $2,221,109    $1,157,901    $1,063,208      $998,458
   51    $1,376,130      $275,940    $1,100,190   12/31/2004       $1,496,670      $314,600    $1,182,070    $1,103,454
   52           N/A           N/A           N/A   N/A              $1,475,625      $210,507    $1,265,118    $1,220,864



   53           N/A           N/A           N/A   N/A              $1,298,350      $163,232    $1,135,118    $1,111,678
   54    $1,587,910      $345,873    $1,242,037   12/31/2004       $1,433,714      $450,766      $982,948      $904,498
   55    $1,274,470      $528,296      $746,174   12/31/2004       $1,907,330      $701,982    $1,205,348    $1,143,395
   56           N/A           N/A           N/A   N/A              $1,361,181      $326,924    $1,034,257    $1,003,561
   57           N/A           N/A           N/A   N/A              $1,454,402      $487,705      $966,697      $949,697
   58      $967,539      $732,842      $234,697   12/31/2005       $1,789,192      $855,129      $934,063      $871,063
   59                                                              $1,379,210      $331,609    $1,047,601      $996,559
 59.1           N/A           N/A           N/A   N/A                $510,553      $123,051      $387,502      $366,166
 59.2           N/A           N/A           N/A   N/A                $464,377      $106,625      $357,752      $341,826
 59.3           N/A           N/A           N/A   N/A                $287,493       $73,294      $214,199      $203,862
 59.4           N/A           N/A           N/A   N/A                $116,787       $28,639       $88,148       $84,705
   60           N/A           N/A           N/A   N/A              $1,415,604      $412,609    $1,002,995      $944,956
   61    $1,054,129      $229,333      $824,796   12/31/2004       $1,225,036      $242,292      $982,744      $915,791
   62    $1,454,116      $581,394      $872,722   12/31/2004       $1,628,966      $654,731      $974,235      $929,866
   63           N/A           N/A           N/A   N/A              $1,198,776      $429,024      $769,752      $756,252
   64           N/A           N/A           N/A   N/A              $1,288,730      $405,311      $883,419      $852,269
   65           N/A           N/A           N/A   N/A              $1,191,787      $393,174      $798,613      $788,613

   66           N/A           N/A           N/A   N/A              $1,040,950      $177,748      $863,202      $846,262

   67           N/A           N/A           N/A   N/A              $1,060,977      $211,240      $849,737      $834,098
   68    $1,512,039      $948,284      $563,755   12/31/2004       $1,721,241      $967,976      $753,265      $690,265
   71           N/A           N/A           N/A   N/A              $1,155,586      $335,272      $820,314      $798,288
   72    $1,757,498    $1,102,930      $654,568   12/31/2004       $1,907,632    $1,133,001      $774,631      $690,631
   73    $1,425,578      $887,678      $537,900   12/31/2005       $1,919,984      $988,766      $931,218      $840,218
   76    $1,362,962      $598,323      $764,639   12/31/2005       $1,436,057      $614,478      $821,579      $773,079
   77           N/A           N/A           N/A   N/A              $3,950,971    $2,724,432    $1,226,539    $1,068,500
   78      $950,703      $317,642      $633,061   12/31/2005       $1,013,492      $248,479      $765,013      $730,148
   79    $1,015,371      $516,390      $498,981   12/31/2005       $1,171,390      $575,029      $596,361      $565,861
   81      $465,222      $381,278       $83,944   12/31/2004       $1,293,052      $518,040      $775,012      $705,187
   82           N/A           N/A           N/A   N/A              $1,050,898      $283,156      $767,742      $735,866
   83      $960,068      $222,655      $737,413   12/31/2004       $1,017,515      $249,041      $768,474      $729,641
   84           N/A           N/A           N/A   N/A                $992,728      $346,115      $646,613      $627,413
   85      $854,086      $139,505      $714,581   12/31/2005         $847,147      $152,321      $694,826      $673,792
   86      $811,250       $61,532      $749,718   12/31/2004         $854,382       $99,244      $755,138      $727,791
   87           N/A           N/A           N/A   N/A                $958,523      $268,586      $689,937      $639,987
   88           N/A           N/A           N/A   N/A                $655,627       $59,915      $595,712      $572,078
   89      $948,575      $374,992      $573,583   12/31/2005         $974,296      $419,387      $554,909      $536,909
   91      $893,084      $249,259      $643,825   12/31/2005         $944,319      $257,530      $686,789      $668,915


   92           N/A           N/A           N/A   N/A                $804,600      $232,837      $571,763      $565,030
   93      $847,630      $166,420      $681,210   12/31/2005         $863,378      $172,159      $691,219      $641,321
   94    $1,725,891    $1,106,898      $618,993   12/31/2005       $1,849,610    $1,174,324      $675,286      $601,302
   95           N/A           N/A           N/A   N/A                $924,139      $356,793      $567,346      $551,146
   96           N/A           N/A           N/A   N/A                $817,492      $288,100      $529,392      $523,392
   97           N/A           N/A           N/A   N/A              $2,100,015    $1,308,742      $791,273      $707,272
   98      $558,361      $324,106      $234,255   12/31/2005         $928,883      $271,177      $657,706      $605,172
  100           N/A           N/A           N/A   N/A              $1,001,031      $379,018      $622,013      $589,349
  101      $770,303      $184,057      $586,246   12/31/2005         $798,749      $211,050      $587,699      $564,002



  102      $980,704      $347,335      $633,369   12/31/2005         $981,696      $395,560      $586,136      $557,636
  103    $2,024,824    $2,164,363     -$139,539   12/31/2004       $3,398,789    $2,572,206      $826,583      $690,631
  104      $784,721      $170,622      $614,099   12/31/2004         $827,871      $203,547      $624,324      $561,256
  106           N/A           N/A           N/A   N/A                $559,203       $11,184      $548,019      $548,019
  107      $443,299      $142,643      $300,656   12/31/2005         $700,207      $211,330      $488,877      $478,377
  109           N/A           N/A           N/A   N/A                $610,452      $105,837      $504,615      $478,814

  110    $1,456,294      $803,751      $652,543   12/31/2005       $1,586,721      $907,613      $679,108      $615,639
  111           N/A           N/A           N/A   N/A                $793,688      $270,132      $523,556      $488,915
  112           N/A           N/A           N/A   N/A                $803,670      $306,362      $497,308      $458,847

  114    $1,084,977      $701,374      $383,603   12/31/2004       $1,174,248      $730,040      $444,208      $394,208
  115           N/A           N/A           N/A   N/A                $500,000       $10,000      $490,000      $490,000
  116           N/A           N/A           N/A   N/A                $597,841      $164,542      $433,299      $408,399
  117           N/A           N/A           N/A   N/A                $609,393      $119,325      $490,068      $451,137
  118           N/A           N/A           N/A   N/A                $791,940      $331,465      $460,475      $446,975
  119           N/A           N/A           N/A   N/A                $690,857      $167,767      $523,090      $454,452
  121           N/A           N/A           N/A   N/A                $794,539      $317,519      $477,020      $441,331
  122           N/A           N/A           N/A   N/A                $817,904      $311,150      $506,754      $464,656
  123      $739,461      $227,206      $512,255   12/31/2005         $832,195      $286,744      $545,451      $506,648






  127           N/A           N/A           N/A   N/A                $573,190      $123,265      $449,925      $422,872
  128           N/A           N/A           N/A   N/A                $650,651      $147,785      $502,866      $496,285






  129           N/A           N/A           N/A   N/A                $622,999      $182,996      $440,003      $414,065
  130    $1,433,515      $867,706      $565,809   12/31/2004       $1,614,837      $997,594      $617,243      $552,650
  131           N/A           N/A           N/A   N/A                $606,531       $89,378      $517,153      $472,303
  132      $916,363      $522,000      $394,363   12/31/2005       $1,041,711      $515,532      $526,179      $496,179
  133           N/A           N/A           N/A   N/A              $1,093,208      $592,233      $500,975      $455,941
  135      $477,643       $98,545      $379,098   12/31/2005         $584,662      $182,634      $402,028      $377,134
  136           N/A           N/A           N/A   N/A                $529,390      $121,854      $407,536      $399,665
  137           N/A           N/A           N/A   N/A                $564,762      $166,040      $398,722      $388,934
  138      $687,008      $409,201      $277,807   12/31/2004         $876,985      $411,267      $465,718      $390,398
  139           N/A           N/A           N/A   N/A                $550,414      $127,782      $422,632      $402,288
  140                                                                $595,431      $188,649      $406,782      $391,032



140.1           N/A           N/A           N/A   N/A                $348,725      $117,216      $231,509      $222,509
140.2           N/A           N/A           N/A   N/A                $246,706       $71,433      $175,273      $168,523
  141      $800,961      $389,209      $411,752   12/31/2005         $874,005      $441,100      $432,905      $389,405
  142    $1,563,872    $1,198,143      $365,729   12/31/2005       $1,554,020    $1,078,398      $475,622      $405,397
  144      $598,997      $158,179      $440,818   12/31/2004         $675,057      $190,786      $484,271      $459,745
  145      $568,792      $181,523      $387,269   12/31/2005         $583,201      $187,490      $395,711      $359,862
  146           N/A           N/A           N/A   N/A                $506,155      $140,276      $365,879      $364,347
  147      $662,264      $107,602      $554,662   12/31/2004         $657,817      $166,319      $491,498      $421,257
  149           N/A           N/A           N/A   N/A                $604,512      $204,379      $400,133      $354,895
  150      $665,738      $232,796      $432,942   12/31/2004         $656,421      $243,426      $412,995      $386,873
  151      $511,696      $192,894      $318,802   12/31/2005         $515,324      $181,550      $333,774      $323,740
  153           N/A           N/A           N/A   N/A                $350,313       $75,760      $274,553      $268,496
  154           N/A           N/A           N/A   N/A                $611,744      $168,145      $443,599      $426,331
  156      $422,064       $89,169      $332,895   12/31/2004         $419,056       $85,050      $334,006      $313,614
  157           N/A           N/A           N/A   N/A                $378,016       $59,642      $318,374      $299,016






  158      $527,789      $137,260      $390,529   12/31/2004         $565,494      $178,264      $387,230      $351,214
  159           N/A           N/A           N/A   N/A                $296,351        $8,891      $287,460      $281,658
  160      $447,200      $118,556      $328,644   12/31/2004         $469,956      $131,452      $338,504      $305,521
  161      $503,069      $207,585      $295,484   12/31/2004         $519,676      $210,569      $309,107      $275,147
  162      $333,847      $221,452      $112,395   12/31/2004         $519,228      $209,096      $310,132      $269,791
  163           N/A           N/A           N/A   N/A                $360,739       $52,599      $308,140      $288,273
  164           N/A           N/A           N/A   N/A                $354,396       $66,583      $287,813      $277,817
  165           N/A           N/A           N/A   N/A                $380,597      $101,373      $279,224      $267,585
  166           N/A           N/A           N/A   N/A                $500,304      $156,967      $343,337      $324,337
  167           N/A           N/A           N/A   N/A                $386,511       $72,619      $313,892      $297,705
  169           N/A           N/A           N/A   N/A                $286,061       $33,014      $253,047      $250,851
  170      $338,033       $76,860      $261,173   12/31/2004         $378,102       $89,476      $288,626      $270,707
  172      $630,057      $398,140      $231,917   12/31/2005         $693,924      $407,846      $286,078      $266,878
  173      $380,274      $108,573      $271,701   12/31/2004         $383,067      $104,290      $278,777      $269,754


  174      $723,345      $503,481      $219,864   12/31/2004         $860,544      $519,582      $340,962      $307,362
  175           N/A           N/A           N/A   N/A                $376,082       $77,039      $299,043      $281,149


  177                                                                $392,879      $134,878      $258,001      $247,251
177.1           N/A           N/A           N/A   N/A                $307,663      $103,092      $204,571      $196,321
177.2           N/A           N/A           N/A   N/A                 $85,216       $31,786       $53,430       $50,930
  178      $330,195       $44,121      $286,074   12/31/2004         $338,145      $103,501      $234,644      $229,644
  180      $506,739      $279,014      $227,725   12/31/2005         $590,632      $296,135      $294,497      $268,497
  181           N/A           N/A           N/A   N/A                $367,724      $121,119      $246,605      $225,033
  182           N/A           N/A           N/A   N/A                $326,088       $70,030      $256,058      $240,570




  183           N/A           N/A           N/A   N/A                $316,255       $59,841      $256,414      $242,973
  184      $176,328       $80,781       $95,547   12/31/2004         $361,847       $94,778      $267,069      $238,651
  185           N/A           N/A           N/A   N/A                $336,937      $103,332      $233,605      $210,399
  186           N/A           N/A           N/A   N/A                $335,118       $73,228      $261,890      $230,543
  187           N/A           N/A           N/A   N/A                $210,945        $6,328      $204,617      $204,616
  188           N/A           N/A           N/A   N/A                $295,699       $57,587      $238,112      $230,990
  190           N/A           N/A           N/A   N/A                $389,207      $172,088      $217,119      $202,054
  191      $442,219      $172,775      $269,444   12/31/2004         $450,388      $181,658      $268,730      $265,330
  192           N/A           N/A           N/A   N/A                $239,277       $35,800      $203,477      $196,204
  193      $432,089      $310,867      $121,222   12/31/2004         $690,692      $420,439      $270,253      $215,322
  194           N/A           N/A           N/A   N/A                $234,470       $34,661      $199,809      $194,575
  195      $375,929      $318,441       $57,488   12/31/2004         $477,535      $253,867      $223,668      $204,418
  196      $289,881       $88,384      $201,497   12/31/2004         $307,970       $95,555      $212,415      $187,743
  197           N/A           N/A           N/A   N/A                $241,857       $44,839      $197,018      $196,000
  198           N/A           N/A           N/A   N/A                $267,353       $72,593      $194,760      $186,883
  199      $437,477      $150,051      $287,426   12/31/2005         $444,739      $156,700      $288,039      $270,039
  200           N/A           N/A           N/A   N/A                $253,677       $84,464      $169,213      $168,629

  201      $517,142      $310,374      $206,768   12/31/2004         $540,548      $314,187      $226,361      $204,517
  203      $252,763       $66,474      $186,289   12/31/2004         $284,656       $68,674      $215,982      $195,216
  204           N/A           N/A           N/A   N/A                $278,420       $65,481      $212,939      $194,229
  205      $240,818       $46,854      $193,964   12/31/2004         $280,841       $80,741      $200,100      $182,312
  206      $126,602       $31,729       $94,873   12/31/2004         $246,880       $46,145      $200,735      $187,027



  207      $221,384      $102,193      $119,191   12/31/2005         $282,663      $103,099      $179,564      $175,214





  208      $325,234      $144,286      $180,948   12/31/2004         $337,440      $138,425      $199,015      $192,940
  209           N/A           N/A           N/A   N/A                $216,990       $41,385      $175,605      $168,301
  210           N/A           N/A           N/A   N/A                $200,332       $44,710      $155,622      $150,824
  211           N/A           N/A           N/A   N/A                $221,933       $57,398      $164,535      $158,599
  212      $320,731      $165,441      $155,290   12/31/2004         $356,665      $193,422      $163,243      $150,243
  213           N/A           N/A           N/A   N/A                $203,833       $40,991      $162,842      $152,648
  214           N/A           N/A           N/A   N/A                $222,784       $63,751      $159,033      $146,078
  215           N/A           N/A           N/A   N/A                $216,139       $54,947      $161,192      $158,942
  216      $297,217       $64,347      $232,870   12/31/2004         $326,192       $82,707      $243,485      $229,631
  217           N/A           N/A           N/A   N/A                $202,426       $52,422      $150,004      $139,530




  218           N/A           N/A           N/A   N/A                $220,932       $63,973      $156,959      $153,559






  219           N/A           N/A           N/A   N/A                $239,759       $67,228      $172,531      $157,619




  220      $229,236       $71,273      $157,963   12/31/2005         $267,216      $107,755      $159,461      $147,461
  221      $127,331       $22,350      $104,981   12/31/2004         $216,623       $73,610      $143,013      $134,913
  222           N/A           N/A           N/A   N/A                $187,793       $40,907      $146,886      $140,075

  223      $285,794       $86,524      $199,270   12/31/2005         $269,729      $108,533      $161,196      $142,446
  224      $228,025       $91,817      $136,208   12/31/2004         $249,793       $93,487      $156,306      $142,321
  225           N/A           N/A           N/A   N/A                $189,841       $52,469      $137,372      $127,579
  226      $244,641      $134,433      $110,208   12/31/2004         $323,727      $149,317      $174,410      $168,360
  227      $327,457      $219,279      $108,178   12/1/2005          $374,790      $228,568      $146,222      $127,972
  228       $65,913       $19,444       $46,469   12/31/2004         $259,527       $99,922      $159,605      $144,693
  229           N/A           N/A           N/A   N/A                $212,059       $82,411      $129,648      $118,713
  230      $262,681      $129,656      $133,025   12/31/2004         $256,918      $135,157      $121,761      $115,170
  231      $228,380       $55,452      $172,928   12/31/2004         $203,702       $77,008      $126,694      $108,817
  232      $145,384       $33,541      $111,843   12/31/2004         $167,168       $38,967      $128,201      $119,441
  233      $214,682       $77,585      $137,097   12/31/2004         $201,755       $91,885      $109,870      $104,500
  234           N/A           N/A           N/A   N/A                $171,117       $55,055      $116,062      $102,854
  235           N/A           N/A           N/A   N/A                $117,247       $34,746       $82,501       $77,572
  236      $115,774       $34,469       $81,305   12/31/2004         $128,540       $34,818       $93,722       $88,502
  237           N/A           N/A           N/A   N/A                $110,953       $23,285       $87,668       $80,821


  238      $104,746       $57,832       $46,914   12/31/2004         $115,635       $47,408       $68,227       $65,297


                                 Contractual
#       DSCR (6)   Origination   Reserve/FF&E (7)                                                     Origination
-----   --------   -----------   -----------------------------------------------------------    ---   -----------
    1   1.34x               $0                                                            $0           $9,970,000
    2   2.39x       $2,422,317                                                           4.0%                  $0


    3   1.18x               $0                                                       $40,755                   $0

    4   1.27x         $243,750                                                            $0                   $0
  4.1
  4.2
  4.3
  4.4
  4.5
  4.6
  4.7
    5   1.30x         $151,905                                                      $135,103           $4,400,000
  5.1
  5.2
  5.3
  5.4
  5.5
  5.6
  5.7
  5.8
  5.9
 5.10
 5.11
 5.12
 5.13
 5.14
 5.15
    6   1.20x               $0                                                            $0                   $0
    7   1.35x           $5,128                                                       $61,531                   $0
    8   1.20x               $0                                                            $0                   $0
    9   1.23x               $0                                                            $0             $300,000
   10   1.62x       $1,100,000                                                           0.0%   (17)           $0
   11   1.27x               $0                                                            $0                   $0
   13   1.31x             $750                                                            $0                   $0
   14   1.35x               $0                                                       $64,325                   $0
   15   1.30x         $542,300                                                           4.0%                  $0
   16   1.25x               $0                                                            $0             $660,000
   17   1.26x         $200,000                                                       $30,792                   $0
   18   1.29x         $129,912                                                            $0                   $0
   19   1.21x               $0                                                            $0                   $0
   20   1.21x               $0                                                            $0                   $0
   21   1.24x               $0                                                            $0                   $0
   23   1.30x           $5,250                                                            $0                   $0
 23.1
 23.2
   24   1.29x          $12,375                                                            $0                   $0
   25   1.04x               $0                                                       $16,313                   $0
   26   1.74x               $0                                                           4.0%                  $0
   27   1.56x               $0                                                            $0                   $0
   28   1.31x               $0                                                            $0                   $0
   29   1.20x               $0                                                        $4,152                   $0
   30   1.48x               $0                                                      $120,790                   $0
   31   1.22x           $9,625                                                            $0                   $0
   32   1.21x               $0                                                            $0                   $0
   33   1.22x               $0                                                       $17,244             $285,793


   34   1.20x           $2,500                                                      $152,490                   $0
   35   1.56x               $0                                                           4.0%                  $0
   36   1.21x         $200,000                                                       $45,000                   $0





   37   1.21x          $28,125                                                       $84,000                   $0
   38   1.20x           $3,500                                                       $14,584                   $0
   39   1.20x               $0                                                       $16,000                   $0
   40   1.35x          $22,500                                                            $0                   $0
   41   1.39x               $0                                                            $0                   $0
 41.1
 41.2
 41.3
 41.4
 41.5
 41.6
 41.7
 41.8
 41.9
41.10
41.11
41.12
   42   1.39x               $0                                                            $0                   $0
 42.1
 42.2
   43   1.39x               $0               2% until and including 3/11/2008; 4% thereafter                   $0
   44   1.19x               $0                                                       $20,868                   $0
   46   1.17x               $0                                                       $36,734             $200,000
   47   1.39x         $359,688                                                       $10,071                   $0
   48   1.23x               $0                                                            $0                   $0
   49   1.28x               $0                                                            $0                   $0
   50   1.25x           $1,875                                                       $51,800                   $0
   51   1.43x               $0                                                            $0                   $0
   52   1.27x               $0                                                            $0             $300,750



   53   1.21x               $0                                                          0.00%                  $0
   54   1.31x               $0                                                            $0                   $0
   55   1.33x               $0                                                            $0                   $0
   56   1.18x               $0                                                        $8,004             $105,200
   57   1.44x               $0                                                            $0                   $0
   58   1.30x          $18,750                                                       $63,000                   $0
   59   1.24x               $0                                                        $7,080                   $0
 59.1
 59.2
 59.3
 59.4
   60   1.50x               $0                                                            $0              $55,700
   61   1.20x               $0                                                       $11,159             $100,000
   62   1.24x               $0                                                            $0                   $0
   63   1.23x           $2,625                                                            $0                   $0
   64   1.20x          $13,563                                                       $13,179             $100,000
   65   1.38x               $0                                                            $0                   $0

   66   1.22x               $0                                                            $0                   $0

   67   1.20x               $0                                                            $0                   $0
   68   1.22x          $46,064                                                            $0                   $0
   71   1.21x         $165,600                                                        $2,750                   $0
   72   1.30x          $28,050                                                            $0                   $0
   73   1.60x          $27,500                                                       $90,740                   $0
   76   1.25x               $0                                                       $48,500                   $0
   77   1.51x           $8,703                                                           4.0%                  $0
   78   1.21x               $0                                                       $22,500              $50,000
   79   1.16x               $0                                                       $30,500                   $0
   81   1.20x               $0                                                       $17,520                   $0
   82   1.26x               $0                                                        $3,960                   $0
   83   1.23x           $2,250                                                        $6,936              $90,000
   84   1.22x               $0                                                            $0                   $0
   85   1.21x               $0                                                            $0                   $0
   86   1.29x               $0                                                            $0                   $0
   87   1.35x               $0                                                            $0             $220,000
   88   1.20x           $5,500                                                            $0                   $0
   89   1.21x          $16,875                                                       $18,504             $175,200
   91   1.22x               $0                                                            $0                   $0


   92   1.28x               $0                                                        $4,750                   $0
   93   1.26x               $0                                                        $9,120                   $0
   94   1.21x               $0   3.0% until 3/28/2008; 3.5% until 3/28/2009; 4.0% thereafter                   $0
   95   1.25x           $7,500                                                            $0                   $0
   96   1.31x         $225,000                                                            $0                   $0
   97   1.43x               $0                                                           4.0%                  $0
   98   1.23x               $0                                                        $8,834                   $0
  100   1.24x               $0                                                        $4,374                   $0
  101   1.21x               $0                                                            $0              $50,000



  102   1.25x               $0                                                       $28,500                   $0
  103   1.49x               $0                                                           4.0%                  $0
  104   1.28x           $6,313                                                            $0                   $0
  106   1.59x               $0                                                            $0                   $0
  107   1.32x               $0                                                       $10,500                   $0
  109   1.15x               $0                                                            $0              $60,000

  110   1.48x               $0                                                           3.5%                  $0
  111   1.22x          $48,750                                                        $5,892              $50,000
  112   1.20x               $0                                                       $14,568                   $0

  114   1.24x          $49,225                                                            $0                   $0
  115   1.55x               $0                                                            $0                   $0
  116   1.31x               $0                                                       $24,900                   $0
  117   1.22x               $0                                                            $0                   $0
  118   1.23x          $94,000                                                            $0                   $0
  119   1.20x               $0                                                       $16,051                   $0
  121   1.20x               $0                                                        $3,144                   $0
  122   1.28x               $0                                                        $4,677              $25,000
  123   1.40x               $0                                                        $7,500                   $0






  127   1.20x               $0                                                        $3,852                   $0
  128   1.34x               $0                                                            $0                   $0






  129   1.17x               $0                                                            $0                   $0
  130   1.42x               $0                                                           4.0%                  $0
  131   1.29x             $938                                                        $5,850                   $0
  132   1.42x               $0                                                       $30,000                   $0
  133   1.27x           $5,334                                                       $44,500                   $0
  135   1.16x               $0                                                        $4,149              $50,000
  136   1.20x               $0                                                        $1,668                   $0
  137   1.20x               $0                                                          $980                   $0
  138   1.20x          $18,750                                                        $5,580             $129,406
  139   1.28x               $0                                                        $3,142                   $0
  140   1.26x          $76,312                                                       $15,750                   $0



140.1
140.2
  141   1.26x               $0                                                       $48,500                   $0
  142   1.29x           $1,250                                                       $70,225                   $0
  144   1.54x           $4,063                                                            $0              $70,000
  145   1.20x               $0                                                        $9,381                   $0
  146   1.24x         $100,000                                                            $0                   $0
  147   1.45x           $6,250                                                       $17,295                   $0
  149   1.25x           $3,750                                                       $11,586              $50,000
  150   1.36x               $0                                                        $5,724                   $0
  151   1.20x               $0                                                        $2,400                   $0
  153   1.21x               $0                                                            $0                   $0
  154   2.03x               $0                                                            $0                   $0
  156   1.29x               $0                                                        $6,312                   $0
  157   1.24x               $0                                                            $0              $60,000






  158   1.37x               $0                                                            $0                   $0
  159   1.20x               $0                                                            $0                   $0
  160   1.30x          $26,250                                                        $7,133                   $0
  161   1.23x          $15,625                                                            $0                   $0
  162   1.22x               $0                                                            $0                   $0
  163   1.28x               $0                                                        $1,584                   $0
  164   1.23x               $0                                                          0.00%             $46,425
  165   1.21x               $0                                                          $736                   $0
  166   1.41x             $625                                                            $0                   $0
  167   1.36x               $0                                                        $2,928                   $0
  169   1.15x               $0                                                            $0                   $0
  170   1.23x           $1,313                                                        $2,794                   $0
  172   1.28x               $0                                                       $19,200                   $0
  173   1.26x               $0                                                            $0                   $0


  174   1.46x          $71,875                                                       $33,600                   $0
  175   1.34x               $0                                                            $0                   $0


  177   1.21x          $33,125                                                       $10,750                   $0
177.1
177.2
  178   1.17x           $2,500                                                        $5,000                   $0
  180   1.33x          $37,250                                                       $25,064                   $0
  181   1.22x               $0                                                        $5,400                   $0
  182   1.27x           $2,187                                                            $0                   $0




  183   1.24x               $0                                                          0.00%                  $0
  184   1.24x           $1,250                                                        $2,390             $114,800
  185   1.37x               $0                                                        $3,513                   $0
  186   1.27x               $0                                                            $0              $40,000
  187   1.17x               $0                                                            $0                   $0
  188   1.31x           $2,031                                                            $0                   $0
  190   1.20x          $13,763                                                        $2,906              $25,000
  191   1.52x               $0                                                        $3,600                   $0
  192   1.20x               $0                                                            $0                   $0
  193   1.33x           $1,875                                                        $6,722              $24,000
  194   1.20x               $0                                                          $660                   $0
  195   1.30x          $20,938                                                       $19,250                   $0
  196   1.22x           $1,875                                                        $2,378                   $0
  197   1.24x           $3,125                                                        $1,018                   $0
  198   1.23x               $0                                                        $1,680                   $0
  199   1.75x               $0                                                       $18,000                   $0
  200   1.10x          $23,438                                                          $584                   $0

  201   1.30x          $85,219                                                       $21,831                   $0
  203   1.30x           $6,094                                                        $6,922              $40,000
  204   1.37x               $0                                                            $0              $33,480
  205   1.24x          $13,725                                                        $2,603              $80,000
  206   1.34x               $0                                                        $2,625              $55,000



  207   1.23x           $9,375                                                            $0                   $0





  208   1.35x               $0                                                        $6,075                   $0
  209   1.29x               $0                                                            $0              $60,000
  210   1.20x           $1,250                                                        $2,114                   $0
  211   1.24x           $1,563                                                          $774                   $0
  212   1.25x          $30,063                                                       $13,000                   $0
  213   1.27x               $0                                                        $1,392                   $0
  214   1.23x               $0                                                        $1,200                   $0
  215   1.31x          $23,750                                                        $2,250                   $0
  216   2.00x               $0                                                        $1,920                   $0
  217   1.25x               $0                                                            $0                   $0




  218   1.42x               $0                                                            $0                   $0






  219   1.43x               $0                                                        $4,012              $50,000




  220   1.33x           $7,250                                                       $12,000                   $0
  221   1.31x           $8,944                                                        $8,100                   $0
  222   1.33x               $0                                                            $0              $40,000

  223   1.41x               $0                                                       $18,750                   $0
  224   1.44x               $0                                                        $1,792                   $0
  225   1.27x          $16,563                                                        $1,620                   $0
  226   1.69x               $0                                                            $0                   $0
  227   1.34x               $0                                                       $18,250                   $0
  228   1.52x               $0                                                            $0                   $0
  229   1.25x          $50,525                                                        $3,859                   $0
  230   1.30x               $0                                                        $6,591                   $0
  231   1.25x           $1,875                                                       $14,076              $24,000
  232   1.38x               $0                                                        $8,760                   $0
  233   1.29x           $1,500                                                            $0                   $0
  234   1.42x               $0                                                            $0                   $0
  235   1.21x               $0                                                            $0                   $0
  236   1.30x               $0                                                        $5,220                   $0
  237   1.24x             $938                                                            $0               $4,195


  238   1.31x           $3,125                                                        $2,939                   $0


        Annual      U/W
#       LC&TI (7)   Reserve/FF&E    LC&TI      Escrows (7)   Term         Term            Term (1)        Maturity (9)
-----   ---------   ------------    --------   -----------   ----   ---   -------------   -------------   ------------   ---
    1          $0       $116,574    $193,519   Both           120         Interest Only   Interest Only            120
    2          $0            4.0%         $0   Both            60         Interest Only   Interest Only             60


    3          $0        $23,463    $125,731   Tax             60         Interest Only   Interest Only             60

    4          $0       $298,669    $409,008   None           120         Interest Only   Interest Only            120
  4.1                    $75,513     $96,642
  4.2                    $59,400     $96,036
  4.3                    $84,914     $93,216
  4.4                    $18,913     $41,438
  4.5                    $19,329     $29,447
  4.6                    $25,000     $23,447
  4.7                    $15,600     $28,782
    5          $0       $135,298    $343,224   Both           120         Interest Only   Interest Only            120
  5.1                    $22,550     $57,204
  5.2                    $16,536     $41,950
  5.3                    $14,732     $37,373
  5.4                    $10,568     $26,810
  5.5                    $10,523     $26,695
  5.6                     $9,696     $24,598
  5.7                     $9,471     $24,026
  5.8                     $7,517     $19,068
  5.9                     $7,366     $18,687
 5.10                     $5,713     $14,492
 5.11                     $5,412     $13,729
 5.12                     $4,510     $11,441
 5.13                     $4,360     $11,059
 5.14                     $4,089     $10,373
 5.15                     $2,255      $5,720
    6          $0        $58,800          $0   Both           120         Interest Only   Interest Only            120
    7          $0        $61,531    $448,422   Both            38                   360             360            122
    8          $0        $22,317    $139,969   Tax             60         Interest Only   Interest Only             60
    9     $69,577        $46,385    $222,310   Both           122         Interest Only   Interest Only            122
   10          $0            4.0%         $0   None            60         Interest Only   Interest Only             60
   11          $0       $172,500          $0   Both           120         Interest Only   Interest Only            120
   13          $0        $31,500          $0   Both           121         Interest Only   Interest Only            121
   14    $252,000        $64,326    $363,179   Both            36                   360             360            120
   15          $0            4.0%         $0   Both            61                   300             300            121
   16     $41,992        $40,481    $169,083   Both           120         Interest Only   Interest Only            120
   17    $144,000        $30,791    $113,471   Both            23                   360             360            119
   18          $0        $13,208     $65,829   Both           121         Interest Only   Interest Only            121
   19          $0        $40,000          $0   Both            60         Interest Only   Interest Only             60
   20          $0        $52,200          $0   Both           120         Interest Only   Interest Only            120
   21          $0        $43,500          $0   Both            60         Interest Only   Interest Only             60
   23          $0        $69,300          $0   Both           120         Interest Only   Interest Only            120
 23.1                    $36,000          $0
 23.2                    $33,300          $0
   24          $0       $559,123          $0   Both            36                   360             360            120
   25          $0        $16,313    $138,418   Both            60                   360             360            120
   26          $0            4.0%         $0   Both            60                   360             360            120
   27          $0        $71,878    $512,559   Both            36                   360             360            120
   28          $0       $102,000          $0   Both           120         Interest Only   Interest Only            120
   29     $15,856        $11,892     $34,806   Both           122         Interest Only   Interest Only            122
   30          $0       $141,000          $0   Both           120         Interest Only   Interest Only            120
   31          $0        $22,750          $0   Both           121         Interest Only   Interest Only            121
   32          $0        $34,200          $0   Both           120         Interest Only   Interest Only            120
   33     $50,004        $17,192     $39,535   Both           120         Interest Only   Interest Only            120


   34          $0       $110,500          $0   Both           120         Interest Only   Interest Only            120
   35          $0            4.0%         $0   None            61         Interest Only   Interest Only             61
   36          $0        $75,000          $0   Both            60         Interest Only   Interest Only             60





   37          $0        $84,000          $0   Both            36                   360             360            120
   38     $87,504        $14,584    $136,323   Both            60                   360             360            120
   39          $0        $16,000     $43,472   Both            60                   360             360            120
   40          $0        $34,800          $0   Both           120         Interest Only   Interest Only            120
   41          $0        $25,000          $0   None           121   (23)  Interest Only   Interest Only            121   (23)
 41.1                     $4,750          $0
 41.2                     $5,500          $0
 41.3                     $3,000          $0
 41.4                     $1,750          $0
 41.5                     $1,500          $0
 41.6                     $1,500          $0
 41.7                     $1,500          $0
 41.8                     $1,500          $0
 41.9                     $1,000          $0
41.10                     $1,500          $0
41.11                       $750          $0
41.12                       $750          $0
   42          $0         $4,200     $14,454   None            61   (23)            360             360            121   (23)
 42.1                     $3,101     $11,488
 42.2                     $1,098      $2,966
   43          $0            2.0%         $0   Both            24                   360             360             60
   44     $34,776        $10,434          $0   Both           120         Interest Only   Interest Only            120
   46          $0        $36,734     $65,715   Both            60                   360             360            120
   47          $0        $10,071     $73,202   Both           120         Interest Only   Interest Only            120
   48          $0        $29,700          $0   Both           120         Interest Only   Interest Only            120
   49          $0         $7,512     $75,541   Both            72                   360             360            120
   50          $0        $64,750          $0   Both            60         Interest Only   Interest Only             60
   51          $0         $8,665     $69,951   Both           120         Interest Only   Interest Only            120
   52     $19,200         $5,729     $38,525   Both             0                   360             357            119



   53          $0         $4,090     $19,350   Both            24                   360             360             60
   54          $0        $11,576     $66,874   None           121         Interest Only   Interest Only            121
   55          $0        $18,318     $43,635   Both            36                   360             360            120
   56     $17,208         $8,002     $22,694   None            36                   360             360            119
   57          $0        $17,000          $0   Both           120         Interest Only   Interest Only            120
   58          $0        $63,000          $0   Both           120         Interest Only   Interest Only            120
   59     $54,000         $7,989     $43,053   None             0                   360             359            120
 59.1                     $3,389     $17,947
 59.2                     $2,440     $13,486
 59.3                     $1,710      $8,627
 59.4                       $450      $2,993
   60          $0        $10,305     $47,734   None           120         Interest Only   Interest Only            120
   61          $0        $11,159     $55,794   Both            60                   360             360            120
   62          $0        $16,300     $28,069   Both            60                   360             360            120
   63          $0        $13,500          $0   Both           121         Interest Only   Interest Only            121
   64     $50,000        $13,179     $17,971   Both            60                   360             360            120
   65          $0        $10,000          $0   Both           120         Interest Only   Interest Only            120

   66          $0         $4,201     $12,739   Both            60                   360             360            120

   67          $0         $4,945     $10,694   Both            48                   360             360            120
   68          $0        $63,000          $0   Both           119         Interest Only   Interest Only            119
   71      $3,000         $4,020     $18,006   Both             0                   360             360            120
   72          $0        $84,000          $0   Both           119         Interest Only   Interest Only            119
   73          $0        $91,000          $0   Both           120         Interest Only   Interest Only            120
   76          $0        $48,500          $0   Both            60                   360             360            121
   77          $0            4.0%         $0   Both             0                   300             296            120
   78     $25,000        $15,308     $19,557   Both            60                   360             360            120
   79          $0        $30,500          $0   Both           121         Interest Only   Interest Only            121
   81    $135,569        $18,076     $51,749   Both            60                   360             360             86
   82     $30,000         $3,936     $27,940   Both            36                   360             360            120
   83     $30,000         $6,925     $31,908   Both             0                   360             358            120
   84          $0        $19,200          $0   Both           120         Interest Only   Interest Only            120
   85          $0         $6,253     $14,781   None            60                   360             360            121
   86          $0         $1,126     $26,221   None             0                   360             359            120
   87     $12,000         $8,351     $41,599   Both           120         Interest Only   Interest Only            120
   88          $0           $929     $22,705   Both           120         Interest Only   Interest Only            120
   89          $0        $18,000          $0   None           120         Interest Only   Interest Only            120
   91          $0         $6,133     $11,741   None            36                   360             360            120


   92          $0         $4,733      $2,000   Both           120         Interest Only   Interest Only            120
   93     $12,000        $13,638     $36,260   Both            36                   360             360            120
   94          $0            4.0%         $0   Both             0                   360             358            121
   95          $0        $16,200          $0   Both           120         Interest Only   Interest Only            120
   96          $0         $6,000          $0   Both           120         Interest Only   Interest Only            120
   97          $0            4.0%         $0   Both            12                   360             360            121
   98     $20,004         $8,834     $43,700   Both            12                   360             360            120
  100     $14,500         $4,364     $28,300   Both             0                   360             359            120
  101     $20,004        $10,707     $12,990   Both             0                   360             359            120



  102          $0        $28,500          $0   Both            24                   360             360            120
  103          $0            4.0%         $0   Tax              0                   360             357            120
  104          $0        $11,932     $51,136   Both             0                   360             360            120
  106          $0             $0          $0   None           120         Interest Only   Interest Only            120
  107          $0        $10,500          $0   Both           120         Interest Only   Interest Only            120
  109          $0         $4,040     $21,761   Both            36                   360             360             84

  110          $0            4.0%         $0   Both             0                   360             359            120
  111     $25,200         $6,308     $28,333   Both            60                   360             360            120
  112     $30,000        $14,567     $23,894   Both            42                   360             360            120

  114          $0        $50,000          $0   Both           119         Interest Only   Interest Only            119
  115          $0             $0          $0   None           120         Interest Only   Interest Only            120
  116          $0        $24,900          $0   Both           121         Interest Only   Interest Only            121
  117          $0         $6,032     $32,899   Both             0                   360             358            120
  118          $0        $13,500          $0   Both           120         Interest Only   Interest Only            120
  119     $12,000        $15,312     $53,326   Both            60                   360             360            120
  121          $0         $3,139     $32,550   Both             0                   360             357            121
  122     $35,080         $7,016     $35,082   Both             0                   360             358            120
  123     $25,008         $7,542     $31,261   Both             0                   360             358            120






  127     $25,008         $3,830     $23,223   Both            60                   360             360            120
  128          $0         $1,554      $5,027   Both            12                   360             360            120






  129          $0         $4,323     $21,615   Both            36                   360             360             84
  130          $0            4.0%         $0   Both             0                   300             298            120
  131     $12,000         $5,850     $39,000   Both             0                   360             359            120
  132          $0        $30,000          $0   Both            24                   360             360            120
  133          $0        $45,034          $0   Both             0                   360             356            120
  135          $0         $4,149     $20,745   None            24                   360             360            120
  136     $12,768         $1,667      $6,204   Tax             60                   360             360            120
  137     $12,253           $989      $8,799   Both            60                   360             360            120
  138    $114,000         $8,379     $66,941   Both             0                   360             358             60
  139     $16,549         $3,142     $17,202   Both            24                   360             360            121
  140          $0        $15,750          $0   Both             0                   360             357            120



140.1                     $9,000          $0
140.2                     $6,750          $0
  141          $0        $43,500          $0   Both            60                   360             360            120
  142          $0        $70,225          $0   Both             0                   360             355            121
  144          $0         $3,653     $20,873   None            36                   360             360            120
  145     $32,663         $9,472     $26,377   Both            60                   360             360            121
  146          $0         $1,532          $0   None            20                   360             360            116
  147     $45,000        $17,295     $52,946   Both            48                   360             360            120
  149     $30,000        $11,579     $33,659   Both            24                   360             360            121
  150          $0         $5,729     $20,393   Both             0                   360             358            120
  151     $12,000         $2,384      $7,650   Both            36                   360             360            120
  153          $0         $1,011      $5,046   None           120         Interest Only   Interest Only            120
  154          $0         $2,221     $15,047   None           120         Interest Only   Interest Only            120
  156      $9,000         $6,312     $14,080   Both             0                   360             359            120
  157          $0         $3,974     $15,384   Both            12                   360             360             60






  158     $31,318         $4,698     $31,318   Both             0                   300             298            120
  159          $0         $5,802          $0   Insurance       36                   360             360            120
  160     $20,000         $7,133     $25,850   Both             0                   360             357            120
  161          $0         $3,964     $29,996   None            60                   360             360            120
  162     $12,000         $3,895     $36,446   None            60                   360             360            120
  163     $16,164         $2,586     $17,281   Both             0                   360             358            120
  164          $0         $1,387      $8,609   Both            60                   360             360            121
  165      $7,356           $736     $10,903   Both            60                   360             360            121
  166          $0        $19,000          $0   Both            36                   360             360            120
  167     $20,000         $2,925     $13,262   Both            36                   360             360            121
  169        $912           $593      $1,603   Both             0                   360             360            119
  170     $18,625         $2,794     $15,125   Both            60                   360             360            121
  172          $0        $19,200          $0   Both            24                   360             360            120
  173      $7,846         $1,962      $7,061   None            24                   360             360            121


  174          $0        $33,600          $0   Both             0                   360             359            120
  175     $16,267         $1,627     $16,267   Both            36                   360             360            120


  177          $0        $10,750          $0   Both             0                   360             354            120
177.1                     $8,250          $0
177.2                     $2,500          $0
  178          $0         $5,000          $0   Both            60                   360             360            121
  180          $0        $26,000          $0   Both            36                   360             360            120
  181     $19,200         $5,457     $16,115   Both            36                   360             360            120
  182     $18,565         $2,785     $12,703   Both            36                   360             360            120




  183     $13,333         $1,131     $12,310   Both             0                   360             359            120
  184          $0         $3,186     $25,232   Both             0                   360             357            120
  185     $23,423         $3,513     $19,693   Both            61         Interest Only   Interest Only             61
  186     $24,000         $3,808     $27,539   Both             0                   360             357            122
  187          $0             $0          $1   None            36                   360             360            120
  188      $8,087         $1,078      $6,044   Both             0                   360             358            121
  190     $19,372         $2,906     $12,159   Both            60                   360             360            121
  191          $0         $3,400          $0   Both            60                   360             360            120
  192          $0         $1,519      $5,754   None             0                   360             360            119
  193     $18,000         $6,722     $48,209   Both            12                   360             360            120
  194      $3,252           $650      $4,584   Both             0                   360             357            120
  195          $0        $19,250          $0   Both            24                   360             360            120
  196     $16,667         $2,378     $22,294   Both            24                   360             360            120
  197          $0         $1,018          $0   Both             0                   360             359            120
  198     $11,208         $1,679      $6,198   Both            36                   360             360            120
  199          $0        $18,000          $0   Both             0                   360             359            120
  200          $0           $584          $0   None             0                   360             359             84

  201          $0        $21,844          $0   Both             0                   360             355             60
  203          $0         $6,922     $13,844   Both             0                   360             359            120
  204     $16,740         $4,977     $13,733   Both            24                   360             360            121
  205          $0         $2,603     $15,185   Both             0                   360             356            122
  206     $17,280         $3,240     $10,468   Both             0                   360             355            120



  207          $0         $4,350          $0   Both            36                   360             360            120





  208          $0         $6,075          $0   Both             0                   300             299            120
  209          $0         $1,131      $6,173   Both             0                   360             358            121
  210      $5,000         $2,114      $2,684   None             0                   360             358            120
  211          $0           $774      $5,162   Both             0                   360             357            120
  212          $0        $13,000          $0   Both            24                   360             360            122
  213      $3,000         $1,391      $8,803   Both            36                   360             360            120
  214     $12,000         $1,200     $11,755   Both             0                   360             359            120
  215          $0         $2,250          $0   Both             0                   360             358            120
  216      $6,400         $1,920     $11,934   Both            60                   360             360            121
  217     $10,000         $1,431      $9,043   Both            36                   360             360            122




  218          $0         $3,400          $0   Both            24                   360             360            120






  219          $0         $4,027     $10,885   Both            24                   360             360            120




  220          $0        $12,000          $0   Both             0                   360             355            120
  221          $0         $8,100          $0   Both             0                   360             358            120
  222          $0           $619      $6,192   Both            24                   360             360            120

  223          $0        $18,750          $0   Both            24                   360             360            120
  224          $0         $1,792     $12,193   Both             0                   360             358            120
  225     $10,800         $1,620      $8,173   Both             0                   360             354            121
  226          $0         $6,050          $0   Both             0                   360             355            120
  227          $0        $18,250          $0   Both            36                   360             360            119
  228          $0         $1,081     $13,831   Both             0                   360             359            120
  229      $7,290         $3,645      $7,290   Both            24                   360             360            120
  230          $0         $6,591          $0   Both            24                   360             360             60
  231      $5,195         $3,801     $14,076   Both             0                   360             359            120
  232          $0         $8,760          $0   Both             0                   360             358            120
  233          $0         $5,370          $0   Both             0                   360             359            120
  234          $0           $983     $12,225   None            60                   360             360            120
  235      $6,722           $896      $4,033   Both             0                   360             358            121
  236          $0         $5,220          $0   Both             0                   360             355            120
  237      $5,943           $891      $5,956   Both             0                   360             358            120


  238          $0         $2,930          $0   Both             0                   360             359            120



#       Maturity (1) (9)         Rate            (30/360 / Actual/360)   Payment (8)   Date         Date         ARD (10)
-----   ----------------   ---   ------    ---   ---------------------   -----------   ----------   ----------   ---------
    1                119         5.5147%         Actual/360                 $748,664   6/11/2007    5/11/2017    N/A
    2                 57         6.2262%         Actual/360                 $710,178   4/11/2007    3/11/2012    N/A


    3                 58         5.6355%         Actual/360                 $452,340   5/11/2007    4/11/2012    N/A

    4                119         5.6600%         Actual/360                 $406,485   6/11/2007    5/11/2017    N/A
  4.1
  4.2
  4.3
  4.4
  4.5
  4.6
  4.7
    5                118         5.4939%         Actual/360                 $385,269   5/11/2007    4/11/2017    N/A
  5.1
  5.2
  5.3
  5.4
  5.5
  5.6
  5.7
  5.8
  5.9
 5.10
 5.11
 5.12
 5.13
 5.14
 5.15
    6                117         5.0500%         Actual/360                 $275,634   4/11/2007    3/11/2017    N/A
    7                113         5.9500%         Actual/360                 $327,987   10/11/2006   11/11/2016   N/A
    8                 58         5.5680%         Actual/360                 $239,927   5/11/2007    4/11/2012    N/A
    9                120         5.5800%         Actual/360                 $235,729   5/11/2007    6/11/2017    N/A
   10                 60         5.6490%         Actual/360                 $219,553   7/11/2007    6/11/2012    N/A
   11                117         5.6200%         Actual/360                 $213,677   4/11/2007    3/11/2017    N/A
   13                118         5.7985%         Actual/360                 $184,945   4/11/2007    4/11/2017    N/A
   14                118         5.9400%         Actual/360                 $214,451   5/11/2007    4/11/2017    N/A
   15                120         5.7900%         Actual/360                 $212,193   6/11/2007    6/11/2017    N/A
   16                120         5.7600%         Actual/360                 $160,600   7/11/2007    6/11/2017    N/A
   17                115         6.1154%         Actual/360                 $197,271   3/11/2007    1/11/2017    N/A
   18                119         5.5200%         Actual/360                 $149,244   5/11/2007    5/11/2017    N/A
   19                 58         5.9810%         Actual/360                 $154,128   5/11/2007    4/11/2012    N/A
   20                117         5.9400%         Actual/360                 $151,767   4/11/2007    3/11/2017    N/A
   21                 57         5.5900%         Actual/360                 $140,557   4/11/2007    3/11/2012    N/A
   23                117         6.0700%         Actual/360                 $136,010   4/11/2007    3/11/2017    N/A
 23.1
 23.2
   24                115         5.9042%   (19)  Actual/360                 $153,979   2/11/2007    1/11/2017    N/A
   25                120         5.6000%         Actual/360                 $149,261   7/11/2007    6/11/2017    N/A
   26                118         5.7700%         Actual/360                 $148,550   5/11/2007    4/11/2017    N/A
   27                118         5.6600%         Actual/360                 $144,467   5/11/2007    4/11/2017    N/A
   28                120         5.4850%         Actual/360                 $111,224   7/11/2007    6/11/2017    N/A
   29                121         5.6500%         Actual/360                 $109,796   6/11/2007    7/11/2017    N/A
   30                119         5.7000%         Actual/360                 $110,189   6/11/2007    5/11/2017    N/A
   31                118         5.7585%         Actual/360                 $107,039   4/11/2007    4/11/2017    N/A
   32                117         6.0700%         Actual/360                 $109,957   4/11/2007    3/11/2017    N/A
   33                119         5.6400%         Actual/360                 $101,500   6/11/2007    5/11/2017    N/A


   34                118         5.5800%         Actual/360                  $99,761   5/11/2007    4/11/2017    N/A
   35                 60         5.6400%         Actual/360                 $100,071   6/11/2007    6/11/2012    N/A
   36                 58         5.7500%         Actual/360                  $99,909   5/11/2007    4/11/2012    N/A





   37                117         5.8000%         Actual/360                 $101,508   4/11/2007    3/11/2017    N/A
   38                119         5.7800%         Actual/360                  $99,239   6/11/2007    5/11/2017    N/A
   39                120         5.5900%         Actual/360                  $95,479   7/11/2007    6/11/2017    N/A
   40                117         6.1000%         Actual/360                  $84,112   4/11/2007    3/11/2017    N/A
   41                121   (23)  6.0500%         Actual/360                  $65,920   7/11/2007    7/11/2017    N/A
 41.1
 41.2
 41.3
 41.4
 41.5
 41.6
 41.7
 41.8
 41.9
41.10
41.11
41.12
   42                121   (23)  6.3100%         Actual/360                  $16,730   7/11/2007    7/11/2017    N/A
 42.1
 42.2
   43                 57         6.3488%   (24)  Actual/360                  $91,832   4/11/2007    3/11/2012    N/A
   44                120         5.7400%         Actual/360                  $70,322   7/11/2007    6/11/2017    N/A
   46                118         5.6200%         Actual/360                  $82,849   5/11/2007    4/11/2017    N/A
   47                119         5.4650%         Actual/360                  $66,306   6/11/2007    5/11/2017    N/A
   48                117         6.2200%         Actual/360                  $72,523   4/11/2007    3/11/2017    N/A
   49                119         5.5000%         Actual/360                  $77,787   6/11/2007    5/11/2017    N/A
   50                 58         5.8000%         Actual/360                  $66,646   5/11/2007    4/11/2012    N/A
   51                119         5.6200%         Actual/360                  $64,103   6/11/2007    5/11/2017    N/A
   52                116         5.9100%         Actual/360                  $80,160   4/11/2007    2/11/2017    N/A



   53                 53         5.8300%         Actual/360                  $76,526   12/11/2006   11/11/2011   N/A
   54                119         5.5075%         Actual/360                  $57,701   5/11/2007    5/11/2017    N/A
   55                118         5.7500%         Actual/360                  $71,488   5/11/2007    4/11/2017    N/A
   56                117         5.8650%         Actual/360                  $70,908   5/11/2007    3/11/2017    N/A
   57                118         5.6700%         Actual/360                  $55,092   5/11/2007    4/11/2017    N/A
   58                118         5.7400%         Actual/360                  $55,772   5/11/2007    4/11/2017    N/A
   59                119         5.7900%         Actual/360                  $67,110   6/11/2007    5/11/2017    N/A
 59.1
 59.2
 59.3
 59.4
   60                119         5.4750%         Actual/360                  $52,596   6/11/2007    5/11/2017    N/A
   61                118         5.6500%         Actual/360                  $63,496   5/11/2007    4/11/2017    N/A
   62                118         5.9069%   (27)  Actual/360                  $62,494   5/11/2007    4/11/2017    N/A
   63                118         5.7985%         Actual/360                  $51,442   4/11/2007    4/11/2017    N/A
   64                119         5.7325%         Actual/360                  $59,062   6/11/2007    5/11/2017    N/A
   65                118         5.6250%         Actual/360                  $47,526   5/11/2007    4/11/2017    N/A

   66                118         5.7400%         Actual/360                  $58,002   5/11/2007    4/11/2017    N/A

   67                119         5.8100%         Actual/360                  $58,152   6/11/2007    5/11/2017    N/A
   68                115         5.6550%         Actual/360                  $47,063   3/11/2007    1/11/2017    N/A
   71                120         5.7000%         Actual/360                  $55,138   7/11/2007    6/11/2017    N/A
   72                115         5.6550%         Actual/360                  $44,339   3/11/2007    1/11/2017    N/A
   73                118         5.5800%         Actual/360                  $43,751   5/11/2007    4/11/2017    N/A
   76                115         5.7600%         Actual/360                  $51,410   1/11/2007    1/11/2017    N/A
   77                116         6.4000%         Actual/360                  $58,870   3/11/2007    2/11/2017    N/A
   78                120         5.8700%         Actual/360                  $50,254   7/11/2007    6/11/2017    N/A
   79                117         5.6000%         Actual/360                  $40,691   3/11/2007    3/11/2017    N/A
   81                 85         5.7500%         Actual/360                  $49,020   6/11/2007    7/11/2014    N/A
   82                119         5.6850%         Actual/360                  $48,674   6/11/2007    5/11/2017    N/A
   83                118         5.8800%         Actual/360                  $49,420   5/11/2007    4/11/2017    N/A
   84                117         6.1300%         Actual/360                  $42,884   4/11/2007    3/11/2017    N/A
   85                119         5.5850%         Actual/360                  $46,424   5/11/2007    5/11/2017    N/A
   86                119         5.6700%         Actual/360                  $46,859   6/11/2007    5/11/2017    N/A
   87                119         5.8500%         Actual/360                  $39,542   6/11/2007    5/11/2017    N/A
   88                118         5.8600%         Actual/360                  $39,609   5/11/2007    4/11/2017    N/A
   89                119         5.4750%         Actual/360                  $37,007   6/11/2007    5/11/2017    N/A
   91                119         5.9100%         Actual/360                  $45,721   6/11/2007    5/11/2017    N/A


   92                119         5.8200%         Actual/360                  $36,880   6/11/2007    5/11/2017    N/A
   93                118         5.7200%         Actual/360                  $42,462   5/11/2007    4/11/2017    N/A
   94                119         5.7600%         Actual/360                  $41,479   5/11/2007    5/11/2017    N/A
   95                117         6.1600%         Actual/360                  $36,849   4/11/2007    3/11/2017    N/A
   96                118         5.6250%         Actual/360                  $33,268   5/11/2007    4/11/2017    N/A
   97                120         5.8000%         Actual/360                  $41,073   6/11/2007    6/11/2017    N/A
   98                120         5.7550%         Actual/360                  $40,872   7/11/2007    6/11/2017    N/A
  100                119         5.8600%         Actual/360                  $39,652   6/11/2007    5/11/2017    N/A
  101                119         5.6800%         Actual/360                  $38,802   6/11/2007    5/11/2017    N/A



  102                119         5.7400%         Actual/360                  $37,308   6/11/2007    5/11/2017    N/A
  103                117         6.0600%         Actual/360                  $38,618   4/11/2007    3/11/2017    N/A
  104                120         5.6900%         Actual/360                  $36,525   7/11/2007    6/11/2017    N/A
  106                119         5.5200%         Actual/360                  $28,664   6/11/2007    5/11/2017    N/A
  107                119         5.9200%         Actual/360                  $30,261   6/11/2007    5/11/2017    N/A
  109                 82         5.8900%         Actual/360                  $34,602   5/11/2007    4/11/2014    N/A

  110                119         6.0000%         Actual/360                  $34,774   6/11/2007    5/11/2017    N/A
  111                117         5.9000%         Actual/360                  $33,512   4/11/2007    3/11/2017    N/A
  112                118         5.5000%         Actual/360                  $31,796   5/11/2007    4/11/2017    N/A

  114                115         5.6550%         Actual/360                  $26,565   3/11/2007    1/11/2017    N/A
  115                119         5.6900%         Actual/360                  $26,384   6/11/2007    5/11/2017    N/A
  116                118         5.6800%         Actual/360                  $25,915   4/11/2007    4/11/2017    N/A
  117                118         5.6400%         Actual/360                  $30,848   5/11/2007    4/11/2017    N/A
  118                117         6.7400%         Actual/360                  $30,296   4/11/2007    3/11/2017    N/A
  119                118         5.9400%         Actual/360                  $31,572   5/11/2007    4/11/2017    N/A
  121                118         5.7500%         Actual/360                  $30,725   4/11/2007    4/11/2017    N/A
  122                118         5.7300%         Actual/360                  $30,280   5/11/2007    4/11/2017    N/A
  123                118         5.7325%         Actual/360                  $30,142   5/11/2007    4/11/2017    N/A






  127                119         5.8000%         Actual/360                  $29,338   6/11/2007    5/11/2017    N/A
  128                117         6.2800%         Actual/360                  $30,883   4/11/2007    3/11/2017    N/A






  129                 82         5.8350%         Actual/360                  $29,449   5/11/2007    4/11/2014    N/A
  130                118         6.0500%         Actual/360                  $32,368   5/11/2007    4/11/2017    N/A
  131                119         6.1800%         Actual/360                  $30,406   6/11/2007    5/11/2017    N/A
  132                118         5.8200%         Actual/360                  $29,107   5/11/2007    4/11/2017    N/A
  133                116         6.0600%         Actual/360                  $29,929   3/11/2007    2/11/2017    N/A
  135                120         5.6500%         Actual/360                  $27,130   7/11/2007    6/11/2017    N/A
  136                117         5.9400%         Actual/360                  $27,700   4/11/2007    3/11/2017    N/A
  137                117         5.7300%         Actual/360                  $27,077   4/11/2007    3/11/2017    N/A
  138                 58         5.7800%         Actual/360                  $27,166   5/11/2007    4/11/2012    N/A
  139                119         5.5600%         Actual/360                  $26,149   5/11/2007    5/11/2017    N/A
  140                117         5.5200%         Actual/360                  $25,886   4/11/2007    3/11/2017    N/A



140.1
140.2
  141                116         5.5400%         Actual/360                  $25,664   3/11/2007    2/11/2017    N/A
  142                116         5.7600%         Actual/360                  $26,289   2/11/2007    2/11/2017    N/A
  144                118         5.6425%         Actual/360                  $24,801   5/11/2007    4/11/2017    N/A
  145                118         5.9000%         Actual/360                  $24,912   4/11/2007    4/11/2017    N/A
  146                114         5.7500%         Actual/360                  $24,510   5/11/2007    12/11/2016   N/A
  147                114         5.6300%         Actual/360                  $24,191   1/11/2007    12/11/2016   N/A
  149                115         5.8600%         Actual/360                  $23,623   1/11/2007    1/11/2017    N/A
  150                118         5.8800%         Actual/360                  $23,674   5/11/2007    4/11/2017    N/A
  151                119         5.7200%         Actual/360                  $22,452   6/11/2007    5/11/2017    N/A
  153                119         6.0000%         Actual/360                  $18,554   6/11/2007    5/11/2017    N/A
  154                119         5.9100%         Actual/360                  $17,477   6/11/2007    5/11/2017    N/A
  156                119         5.8000%         Actual/360                  $20,243   6/11/2007    5/11/2017    N/A
  157                 59         5.9000%         Actual/360                  $20,167   6/11/2007    5/11/2012    N/A






  158                118         5.7200%         Actual/360                  $21,328   5/11/2007    4/11/2017    N/A
  159                118         5.7300%         Actual/360                  $19,507   5/11/2007    4/11/2037    4/11/2017
  160                117         5.8000%         Actual/360                  $19,583   4/11/2007    3/11/2017    N/A
  161                119         5.6200%         Actual/360                  $18,699   6/11/2007    5/11/2017    N/A
  162                119         5.6200%         Actual/360                  $18,411   6/11/2007    5/11/2017    N/A
  163                118         5.8200%         Actual/360                  $18,817   5/11/2007    4/11/2017    N/A
  164                118         5.9300%         Actual/360                  $18,893   4/11/2007    4/11/2017    N/A
  165                119         5.7900%         Actual/360                  $18,463   5/11/2007    5/11/2017    N/A
  166                118         6.2000%         Actual/360                  $19,170   5/11/2007    4/11/2017    N/A
  167                119         5.8000%         Actual/360                  $18,189   5/11/2007    5/11/2017    N/A
  169                119         5.8300%         Actual/360                  $18,249   7/11/2007    5/11/2017    N/A
  170                119         5.8900%         Actual/360                  $18,367   5/11/2007    5/11/2017    N/A
  172                117         5.6500%         Actual/360                  $17,317   4/11/2007    3/11/2017    N/A
  173                119         5.9500%         Actual/360                  $17,890   5/11/2007    5/11/2017    N/A


  174                119         5.8900%         Actual/360                  $17,538   6/11/2007    5/11/2017    N/A
  175                119         5.9000%         Actual/360                  $17,498   6/11/2007    5/11/2017    N/A


  177                114         5.7800%         Actual/360                  $17,084   1/11/2007    12/11/2016   N/A
177.1
177.2
  178                119         5.7200%         Actual/360                  $16,403   5/11/2007    5/11/2017    N/A
  180                113         6.0100%         Actual/360                  $16,805   12/11/2006   11/11/2016   N/A
  181                117         5.5600%         Actual/360                  $15,432   4/11/2007    3/11/2017    N/A
  182                119         5.7800%         Actual/360                  $15,808   6/11/2007    5/11/2017    N/A




  183                119         6.0700%         Actual/360                  $16,310   6/11/2007    5/11/2017    N/A
  184                117         5.9100%         Actual/360                  $16,032   4/11/2007    3/11/2017    N/A
  185                 60         5.8600%         Actual/360                  $12,774   6/11/2007    6/11/2012    N/A
  186                119         5.9000%         Actual/360                  $15,125   4/11/2007    5/11/2017    N/A
  187                119         5.7400%         Actual/360                  $14,573   6/11/2007    5/11/2017    N/A
  188                119         5.8300%         Actual/360                  $14,717   5/11/2007    5/11/2017    N/A
  190                118         5.7635%         Actual/360                  $14,026   4/11/2007    4/11/2017    N/A
  191                120         6.0800%         Actual/360                  $14,513   7/11/2007    6/11/2017    N/A
  192                119         5.7200%         Actual/360                  $13,588   7/11/2007    5/11/2017    N/A
  193                117         5.8300%         Actual/360                  $13,539   4/11/2007    3/11/2017    N/A
  194                117         5.9300%         Actual/360                  $13,567   4/11/2007    3/11/2017    N/A
  195                118         5.7500%         Actual/360                  $13,072   5/11/2007    4/11/2017    N/A
  196                119         5.7400%         Actual/360                  $12,825   6/11/2007    5/11/2017    N/A
  197                119         6.0000%         Actual/360                  $13,190   6/11/2007    5/11/2017    N/A
  198                118         5.8000%         Actual/360                  $12,615   5/11/2007    4/11/2017    N/A
  199                119         5.9900%         Actual/360                  $12,877   6/11/2007    5/11/2017    N/A
  200                 83         5.9000%         Actual/360                  $12,752   6/11/2007    5/11/2014    N/A

  201                 55         6.2200%         Actual/360                  $13,135   2/11/2007    1/11/2012    N/A
  203                119         6.0200%         Actual/360                  $12,527   6/11/2007    5/11/2017    N/A
  204                119         5.8800%         Actual/360                  $11,837   5/11/2007    5/11/2017    N/A
  205                118         6.1800%         Actual/360                  $12,223   3/11/2007    4/11/2017    N/A
  206                115         5.7400%         Actual/360                  $11,659   2/11/2007    1/11/2017    N/A



  207                114         6.2500%         Actual/360                  $11,906   1/11/2007    12/11/2016   N/A





  208                119         6.0100%         Actual/360                  $11,931   6/11/2007    5/11/2017    N/A
  209                119         5.8400%         Actual/360                  $10,873   5/11/2007    5/11/2017    N/A
  210                118         5.5400%         Actual/360                  $10,437   5/11/2007    4/11/2017    N/A
  211                117         5.8500%         Actual/360                  $10,619   4/11/2007    3/11/2017    N/A
  212                119         5.7200%         Actual/360                  $10,034   4/11/2007    5/11/2017    N/A
  213                114         5.9800%         Actual/360                  $10,051   1/11/2007    12/11/2016   N/A
  214                119         5.8500%         Actual/360                   $9,882   6/11/2007    5/11/2017    N/A
  215                118         6.2000%         Actual/360                  $10,106   5/11/2007    4/11/2017    N/A
  216                119         5.9700%         Actual/360                   $9,562   5/11/2007    5/11/2017    N/A
  217                120         5.9000%         Actual/360                   $9,312   5/11/2007    6/11/2017    N/A




  218                115         5.9500%         Actual/360                   $8,990   2/11/2007    1/11/2017    N/A






  219                119         6.1700%         Actual/360                   $9,158   6/11/2007    5/11/2017    N/A




  220                115         6.3000%         Actual/360                   $9,223   2/11/2007    1/11/2017    N/A
  221                118         5.8500%         Actual/360                   $8,613   5/11/2007    4/11/2017    N/A
  222                114         6.1600%         Actual/360                   $8,782   1/11/2007    12/11/2016   N/A

  223                119         6.0400%         Actual/360                   $8,430   6/11/2007    5/11/2017    N/A
  224                118         5.8300%         Actual/360                   $8,241   5/11/2007    4/11/2017    N/A
  225                115         5.9900%         Actual/360                   $8,385   1/11/2007    1/11/2017    N/A
  226                115         5.9400%         Actual/360                   $8,280   2/11/2007    1/11/2017    N/A
  227                118         5.8600%         Actual/360                   $7,943   6/11/2007    4/11/2017    N/A
  228                119         6.1450%         Actual/360                   $7,916   6/11/2007    5/11/2017    N/A
  229                116         6.2800%         Actual/360                   $7,906   3/11/2007    2/11/2017    N/A
  230                 59         5.8500%         Actual/360                   $7,374   6/11/2007    5/11/2012    N/A
  231                119         6.0900%         Actual/360                   $7,264   6/11/2007    5/11/2017    N/A
  232                118         6.0200%         Actual/360                   $7,210   5/11/2007    4/11/2017    N/A
  233                119         6.2000%         Actual/360                   $6,737   6/11/2007    5/11/2017    N/A
  234                119         6.0400%         Actual/360                   $6,021   6/11/2007    5/11/2017    N/A
  235                119         5.8800%         Actual/360                   $5,327   5/11/2007    5/11/2017    N/A
  236                115         6.4500%         Actual/360                   $5,659   2/11/2007    1/11/2017    N/A
  237                118         6.2500%         Actual/360                   $5,418   5/11/2007    4/11/2017    N/A


  238                119         6.1400%         Actual/360                   $4,138   6/11/2007    5/11/2017    N/A

                                                                             Original   Original
                                                            Original         Yield      Prepayment   Original
#       Seasoning (1)   as of Origination (11)              (Months)         (Months)   (Months)     (Months)
-----   -------------   ---------------------------   ---   --------   ---   --------   ----------   --------
    1               1   YM1/116_0.0%/4                (12)         0              116            0          4
    2               3   Lock/56_0.0%/4                            56                0            0          4


    3               2   Lock/56_0.0%/4                (14)        56                0            0          4

    4               1   Lock/25_YM1/88_0.0%/7         (15)        25               88            0          7
  4.1
  4.2
  4.3
  4.4
  4.5
  4.6
  4.7
    5               2   Lock/12_YM1/102_0.0%/6        (16)        12              102            0          6
  5.1
  5.2
  5.3
  5.4
  5.5
  5.6
  5.7
  5.8
  5.9
 5.10
 5.11
 5.12
 5.13
 5.14
 5.15
    6               3   Lock/116_0.0%/4                          116                0            0          4
    7               9   Lock/118_0.0%/4                          118                0            0          4
    8               2   Lock/13_YM1/44_0.0%/3                     13               44            0          3
    9               2   Lock/13_YM1/105_0.0%/4                    13              105            0          4
   10               0   Lock/12_YM/41_0.0%/7          (18)        12               41            0          7
   11               3   Lock/116_0.0%/4                          116                0            0          4
   13               3   Lock/114_0.0%/7                          114                0            0          7
   14               2   Lock/117_0.0%/3                          117                0            0          3
   15               1   Lock/115_0.0%/6                          115                0            0          6
   16               0   Lock/117_0.0%/3                          117                0            0          3
   17               4   Lock/116_0.0%/3                          116                0            0          3
   18               2   Lock/118_0.0%/3                          118                0            0          3
   19               2   Lock/11_YM1/45_0.0%/4                     11               45            0          4
   20               3   Lock/116_0.0%/4                          116                0            0          4
   21               3   Lock/56_0.0%/4                            56                0            0          4
   23               3   Lock/116_0.0%/4                          116                0            0          4
 23.1
 23.2
   24               5   Lock/113_0.0%/7                          113                0            0          7
   25               0   Lock/36_YM1/81_0.0%/3         (20)        36               81            0          3
   26               2   Lock/117_0.0%/3                          117                0            0          3
   27               2   Lock/26_YM1/91_0.0%/3                     26               91            0          3
   28               0   Lock/116_0.0%/4                          116                0            0          4
   29               1   Lock/118_0.0%/4               (21)       118                0            0          4
   30               1   Lock/117_0.0%/3                          117                0            0          3
   31               3   Lock/114_0.0%/7                          114                0            0          7
   32               3   Lock/116_0.0%/4                          116                0            0          4
   33               1   Lock/117_0.0%/3                          117                0            0          3


   34               2   Lock/117_0.0%/3                          117                0            0          3
   35               1   Lock/58_0.0%/3                            58                0            0          3
   36               2   Lock/57_0.0%/3                            57                0            0          3





   37               3   Lock/117_0.0%/3                          117                0            0          3
   38               1   Lock/117_0.0%/3                          117                0            0          3
   39               0   Lock/117_0.0%/3                          117                0            0          3
   40               3   Lock/116_0.0%/4                          116                0            0          4
   41               0   Lock/118_0.0%/3               (23)       118   (23)         0            0          3
 41.1
 41.2
 41.3
 41.4
 41.5
 41.6
 41.7
 41.8
 41.9
41.10
41.11
41.12
   42               0   Lock/118_0.0%/3               (23)       118   (23)         0            0          3
 42.1
 42.2
   43               3   Lock/47_0.0%/13                           47                0            0         13
   44               0   Lock/117_0.0%/3                          117                0            0          3
   46               2   Lock/117_0.0%/3                          117                0            0          3
   47               1   Lock/117_0.0%/3                          117                0            0          3
   48               3   Lock/116_0.0%/4                          116                0            0          4
   49               1   Lock/37_YM1/80_0.0%/3                     37               80            0          3
   50               2   Lock/54_0.0%/6                            54                0            0          6
   51               1   Lock/117_0.0%/3                          117                0            0          3
   52               3   Lock/116_0.0%/3                          116                0            0          3



   53               7   Lock/54_0.0%/6                            54                0            0          6
   54               2   Lock/118_0.0%/3               (25)       118                0            0          3
   55               2   Lock/117_0.0%/3                          117                0            0          3
   56               2   Lock/116_0.0%/3                          116                0            0          3
   57               2   Lock/113_0.0%/7                          113                0            0          7
   58               2   Lock/117_0.0%/3                          117                0            0          3
   59               1   Lock/117_0.0%/3                          117                0            0          3
 59.1
 59.2
 59.3
 59.4
   60               1   Lock/114_0.0%/6                          114                0            0          6
   61               2   Lock/117_0.0%/3                          117                0            0          3
   62               2   Lock/116_0.0%/4                          116                0            0          4
   63               3   Lock/115_0.0%/6                          115                0            0          6
   64               1   Lock/117_0.0%/3                          117                0            0          3
   65               2   Lock/113_0.0%/7                          113                0            0          7

   66               2   Lock/117_0.0%/3                          117                0            0          3

   67               1   Lock/117_0.0%/3                          117                0            0          3
   68               4   Lock/116_0.0%/3                          116                0            0          3
   71               0   Lock/117_0.0%/3                          117                0            0          3
   72               4   Lock/116_0.0%/3                          116                0            0          3
   73               2   Lock/117_0.0%/3                          117                0            0          3
   76               6   YM3/12_YM2/12_YM1/93_0.0%/4                0              117            0          4
   77               4   Lock/113_0.0%/7                          113                0            0          7
   78               0   Lock/117_0.0%/3                          117                0            0          3
   79               4   Lock/118_0.0%/3                          118                0            0          3
   81               1   Lock/25_YM1/55_0.0%/6                     25               55            0          6
   82               1   Lock/117_0.0%/3                          117                0            0          3
   83               2   Lock/117_0.0%/3                          117                0            0          3
   84               3   Lock/116_0.0%/4                          116                0            0          4
   85               2   Lock/118_0.0%/3                          118                0            0          3
   86               1   Lock/117_0.0%/3                          117                0            0          3
   87               1   Lock/117_0.0%/3                          117                0            0          3
   88               2   Lock/114_0.0%/6                          114                0            0          6
   89               1   Lock/37_YM1/80_0.0%/3         (29)        37               80            0          3
   91               1   Lock/114_0.0%/6                          114                0            0          6


   92               1   Lock/117_0.0%/3                          117                0            0          3
   93               2   Lock/117_0.0%/3                          117                0            0          3
   94               2   Lock/118_0.0%/3                          118                0            0          3
   95               3   Lock/116_0.0%/4                          116                0            0          4
   96               2   Lock/113_0.0%/7                          113                0            0          7
   97               1   Lock/118_0.0%/3                          118                0            0          3
   98               0   Lock/36_YM1/81_0.0%/3                     36               81            0          3
  100               1   Lock/117_0.0%/3                          117                0            0          3
  101               1   Lock/117_0.0%/3                          117                0            0          3



  102               1   Lock/117_0.0%/3                          117                0            0          3
  103               3   Lock/117_0.0%/3                          117                0            0          3
  104               0   Lock/117_0.0%/3                          117                0            0          3
  106               1   Lock/117_0.0%/3                          117                0            0          3
  107               1   Lock/114_0.0%/6                          114                0            0          6
  109               2   Lock/81_0.0%/3                            81                0            0          3

  110               1   Lock/117_0.0%/3                          117                0            0          3
  111               3   Lock/39_YM1/77_0.0%/4                     39               77            0          4
  112               2   Lock/117_0.0%/3                          117                0            0          3

  114               4   Lock/116_0.0%/3                          116                0            0          3
  115               1   Lock/117_0.0%/3                          117                0            0          3
  116               3   Lock/118_0.0%/3                          118                0            0          3
  117               2   Lock/117_0.0%/3                          117                0            0          3
  118               3   Lock/116_0.0%/4                          116                0            0          4
  119               2   Lock/117_0.0%/3                          117                0            0          3
  121               3   Lock/118_0.0%/3                          118                0            0          3
  122               2   Lock/117_0.0%/3                          117                0            0          3
  123               2   Lock/117_0.0%/3                          117                0            0          3






  127               1   Lock/117_0.0%/3                          117                0            0          3
  128               3   Lock/117_0.0%/3                          117                0            0          3






  129               2   Lock/81_0.0%/3                            81                0            0          3
  130               2   Lock/117_0.0%/3                          117                0            0          3
  131               1   Lock/37_YM1/80_0.0%/3                     37               80            0          3
  132               2   Lock/117_0.0%/3                          117                0            0          3
  133               4   Lock/114_0.0%/6                          114                0            0          6
  135               0   Lock/114_0.0%/6                          114                0            0          6
  136               3   Lock/117_0.0%/3                          117                0            0          3
  137               3   Lock/117_0.0%/3                          117                0            0          3
  138               2   Lock/57_0.0%/3                            57                0            0          3
  139               2   Lock/118_0.0%/3                          118                0            0          3
  140               3   Lock/117_0.0%/3               (33)       117                0            0          3



140.1
140.2
  141               4   YM3/12_YM2/12_YM1/92_0.0%/4                0              116            0          4
  142               5   Lock/115_0.0%/6                          115                0            0          6
  144               2   Lock/114_0.0%/6                          114                0            0          6
  145               3   Lock/118_0.0%/3                          118                0            0          3
  146               2   Lock/110_0.0%/6                          110                0            0          6
  147               6   Lock/117_0.0%/3                          117                0            0          3
  149               6   Lock/118_0.0%/3                          118                0            0          3
  150               2   Lock/117_0.0%/3                          117                0            0          3
  151               1   Lock/117_0.0%/3                          117                0            0          3
  153               1   Lock/117_0.0%/3                          117                0            0          3
  154               1   Lock/114_0.0%/6                          114                0            0          6
  156               1   Lock/114_0.0%/6                          114                0            0          6
  157               1   Lock/54_0.0%/6                            54                0            0          6






  158               2   Lock/114_0.0%/6                          114                0            0          6
  159               2   Lock/114_0.0%/6                          114                0            0          6
  160               3   Lock/114_0.0%/6                          114                0            0          6
  161               1   Lock/117_0.0%/3                          117                0            0          3
  162               1   Lock/117_0.0%/3                          117                0            0          3
  163               2   Lock/117_0.0%/3                          117                0            0          3
  164               3   Lock/118_0.0%/3                          118                0            0          3
  165               2   Lock/118_0.0%/3                          118                0            0          3
  166               2   Lock/38_YM1/79_0.0%/3                     38               79            0          3
  167               2   Lock/118_0.0%/3                          118                0            0          3
  169               0   Lock/116_0.0%/3                          116                0            0          3
  170               2   Lock/115_0.0%/6                          115                0            0          6
  172               3   Lock/117_0.0%/3                          117                0            0          3
  173               2   Lock/115_0.0%/6                          115                0            0          6


  174               1   Lock/114_0.0%/6                          114                0            0          6
  175               1   Lock/114_0.0%/6                          114                0            0          6


  177               6   Lock/117_0.0%/3                          117                0            0          3
177.1
177.2
  178               2   Lock/38_YM1/80_0.0%/3                     38               80            0          3
  180               7   Lock/117_0.0%/3                          117                0            0          3
  181               3   Lock/117_0.0%/3                          117                0            0          3
  182               1   Lock/114_0.0%/6                          114                0            0          6




  183               1   Lock/114_0.0%/6                          114                0            0          6
  184               3   Lock/114_0.0%/6                          114                0            0          6
  185               1   Lock/37_YM1/21_0.0%/3                     37               21            0          3
  186               3   Lock/116_0.0%/6                          116                0            0          6
  187               1   Lock/114_0.0%/6                          114                0            0          6
  188               2   Lock/115_0.0%/6                          115                0            0          6
  190               3   Lock/39_YM1/79_0.0%/3                     39               79            0          3
  191               0   Lock/117_0.0%/3                          117                0            0          3
  192               0   Lock/113_0.0%/6                          113                0            0          6
  193               3   Lock/114_0.0%/6                          114                0            0          6
  194               3   Lock/117_0.0%/3                          117                0            0          3
  195               2   Lock/38_YM1/79_0.0%/3         (34)        38               79            0          3
  196               1   Lock/114_0.0%/6                          114                0            0          6
  197               1   Lock/114_0.0%/6                          114                0            0          6
  198               2   Lock/117_0.0%/3                          117                0            0          3
  199               1   Lock/117_0.0%/3                          117                0            0          3
  200               1   Lock/78_0.0%/6                            78                0            0          6

  201               5   Lock/54_0.0%/6                            54                0            0          6
  203               1   Lock/114_0.0%/6                          114                0            0          6
  204               2   Lock/118_0.0%/3                          118                0            0          3
  205               4   Lock/116_0.0%/6                          116                0            0          6
  206               5   Lock/117_0.0%/3                          117                0            0          3



  207               6   Lock/114_0.0%/6                          114                0            0          6





  208               1   Lock/37_YM1/80_0.0%/3                     37               80            0          3
  209               2   Lock/115_0.0%/6                          115                0            0          6
  210               2   Lock/117_0.0%/3                          117                0            0          3
  211               3   Lock/114_0.0%/6                          114                0            0          6
  212               3   Lock/116_0.0%/6                          116                0            0          6
  213               6   Lock/117_0.0%/3                          117                0            0          3
  214               1   Lock/114_0.0%/6                          114                0            0          6
  215               2   Lock/117_0.0%/3                          117                0            0          3
  216               2   Lock/38_YM1/80_0.0%/3                     38               80            0          3
  217               2   Lock/116_0.0%/6                          116                0            0          6




  218               5   Lock/114_0.0%/6                          114                0            0          6






  219               1   Lock/114_0.0%/6                          114                0            0          6




  220               5   Lock/114_0.0%/6                          114                0            0          6
  221               2   Lock/114_0.0%/6                          114                0            0          6
  222               6   Lock/114_0.0%/6                          114                0            0          6

  223               1   Lock/114_0.0%/6                          114                0            0          6
  224               2   Lock/114_0.0%/6                          114                0            0          6
  225               6   Lock/115_0.0%/6                          115                0            0          6
  226               5   Lock/41_YM1/76_0.0%/3                     41               76            0          3
  227               1   Lock/116_0.0%/3                          116                0            0          3
  228               1   Lock/114_0.0%/6                          114                0            0          6
  229               4   Lock/40_YM1/77_0.0%/3                     40               77            0          3
  230               1   Lock/54_0.0%/6                            54                0            0          6
  231               1   Lock/114_0.0%/6                          114                0            0          6
  232               2   Lock/114_0.0%/6                          114                0            0          6
  233               1   Lock/37_YM1/80_0.0%/3                     37               80            0          3
  234               1   Lock/114_0.0%/6                          114                0            0          6
  235               2   Lock/115_0.0%/6                          115                0            0          6
  236               5   Lock/114_0.0%/6                          114                0            0          6
  237               2   Lock/114_0.0%/6                          114                0            0          6


  238               1   Lock/114_0.0%/6                          114                0            0          6


                                       Yield        Prepayment
#       Defeasance (12)   Date         Date         Date         Spread   Fees       Pays                       Elevators
-----   ---------------   ----------   ----------   ----------   ------   -------    ------------------------   ---------
    1   No                N/A          2/11/2017    N/A          T-Flat   0.02084%   N/A                              N/A
    2   Yes               12/11/2011   N/A          N/A          N/A      0.02084%   N/A                              N/A


    3   Yes               1/11/2012    N/A          N/A          N/A      0.02084%   Electric                           6

    4   No                7/11/2009    11/11/2016   N/A          T-Flat   0.02084%
  4.1                                                                                N/A                              N/A
  4.2                                                                                N/A                              N/A
  4.3                                                                                N/A                              N/A
  4.4                                                                                N/A                              N/A
  4.5                                                                                N/A                              N/A
  4.6                                                                                N/A                              N/A
  4.7                                                                                N/A                              N/A
    5   No                5/11/2008    11/11/2016   N/A          T-Flat   0.02084%
  5.1                                                                                N/A                              N/A
  5.2                                                                                N/A                              N/A
  5.3                                                                                N/A                              N/A
  5.4                                                                                N/A                              N/A
  5.5                                                                                N/A                              N/A
  5.6                                                                                N/A                              N/A
  5.7                                                                                N/A                              N/A
  5.8                                                                                N/A                              N/A
  5.9                                                                                N/A                              N/A
 5.10                                                                                N/A                              N/A
 5.11                                                                                N/A                              N/A
 5.12                                                                                N/A                              N/A
 5.13                                                                                N/A                              N/A
 5.14                                                                                N/A                              N/A
 5.15                                                                                N/A                              N/A
    6   Yes               12/11/2016   N/A          N/A          N/A      0.02084%   Electric/Water/Sewer               8
    7   Yes               8/11/2016    N/A          N/A          N/A      0.02084%   N/A                              N/A
    8   No                6/11/2008    2/11/2012    N/A          T-Flat   0.02084%   N/A                              N/A
    9   No                6/11/2008    3/11/2017    N/A          T-Flat   0.02084%   N/A                              N/A
   10   No                7/11/2008    12/11/2011   N/A          T-Flat   0.02084%   N/A                              N/A
   11   Yes               12/11/2016   N/A          N/A          N/A      0.02084%   Electric/Water                     0
   13   Yes               10/11/2016   N/A          N/A          N/A      0.02084%   Electric/Gas                       2
   14   Yes               2/11/2017    N/A          N/A          N/A      0.03334%   N/A                              N/A
   15   Yes               1/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
   16   Yes               4/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
   17   Yes               11/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A
   18   Yes               3/11/2017    N/A          N/A          N/A      0.03084%   N/A                              N/A
   19   No                4/11/2008    1/11/2012    N/A          T-Flat   0.02084%   Electric/Gas/Water/Sewer           0
   20   Yes               12/11/2016   N/A          N/A          N/A      0.02084%   Electric                           0
   21   Yes               12/11/2011   N/A          N/A          N/A      0.02084%   Electric/Water/Sewer               0
   23   Yes               12/11/2016   N/A          N/A          N/A      0.02084%
 23.1                                                                                Electric                           0
 23.2                                                                                Electric/Gas                       0
   24   Yes               7/11/2016    N/A          N/A          N/A      0.02084%   N/A                              N/A
   25   No                7/11/2010    4/11/2017    N/A          T-Flat   0.03334%   N/A                              N/A
   26   Yes               2/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
   27   No                7/11/2009    2/11/2017    N/A          T-Flat   0.03084%   N/A                              N/A
   28   Yes               3/11/2017    N/A          N/A          N/A      0.03084%   Electric/Gas/Water/Sewer           0
   29   Yes               4/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
   30   Yes               3/11/2017    N/A          N/A          N/A      0.02084%   Electric                           0
   31   Yes               10/11/2016   N/A          N/A          N/A      0.02084%   Electric/Gas                       2
   32   Yes               12/11/2016   N/A          N/A          N/A      0.02084%   Electric/Water/Sewer               0
   33   Yes               3/11/2017    N/A          N/A          N/A      0.07084%   N/A                              N/A


   34   Yes               2/11/2017    N/A          N/A          N/A      0.02084%   Electric/Water/Sewer               0
   35   Yes               4/11/2012    N/A          N/A          N/A      0.02084%   N/A                              N/A
   36   Yes               2/11/2012    N/A          N/A          N/A      0.03334%   Electric/Water/Sewer               0





   37   Yes               1/11/2017    N/A          N/A          N/A      0.03334%   Electric                           0
   38   Yes               3/11/2017    N/A          N/A          N/A      0.03334%   N/A                              N/A
   39   Yes               4/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
   40   Yes               12/11/2016   N/A          N/A          N/A      0.02084%   Electric/Water/Sewer               0
   41   Yes               5/11/2017    N/A          N/A          N/A      0.02084%
 41.1                                                                                Electric                           0
 41.2                                                                                Electric                           0
 41.3                                                                                Electric                           0
 41.4                                                                                Electric                           0
 41.5                                                                                Electric                           0
 41.6                                                                                Electric                           0
 41.7                                                                                Electric                           0
 41.8                                                                                Electric                           0
 41.9                                                                                Electric                           0
41.10                                                                                Electric                           0
41.11                                                                                Electric                           0
41.12                                                                                Electric                           0
   42   Yes               5/11/2017    N/A          N/A          N/A      0.02084%
 42.1                                                                                N/A                              N/A
 42.2                                                                                N/A                              N/A
   43   Yes               3/11/2011    N/A          N/A          N/A      0.02084%   N/A                              N/A
   44   Yes               4/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
   46   Yes               2/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
   47   Yes               3/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
   48   Yes               12/11/2016   N/A          N/A          N/A      0.02084%   Electric/Water/Sewer               0
   49   No                7/11/2010    3/11/2017    N/A          T-Flat   0.02084%   N/A                              N/A
   50   Yes               11/11/2011   N/A          N/A          N/A      0.03334%   Electric/Water                     0
   51   Yes               3/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
   52   Yes               12/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A



   53   Yes               6/11/2011    N/A          N/A          N/A      0.02084%   N/A                              N/A
   54   Yes               3/11/2017    N/A          N/A          N/A      0.04084%   N/A                              N/A
   55   Yes               2/11/2017    N/A          N/A          N/A      0.03334%   Electric/Water/Sewer               3
   56   Yes               1/11/2017    N/A          N/A          N/A      0.03334%   N/A                              N/A
   57   Yes               10/11/2016   N/A          N/A          N/A      0.02084%   Electric                           1
   58   Yes               2/11/2017    N/A          N/A          N/A      0.02084%   Electric/Gas                       0
   59   Yes               3/11/2017    N/A          N/A          N/A      0.02084%
 59.1                                                                                N/A                              N/A
 59.2                                                                                N/A                              N/A
 59.3                                                                                N/A                              N/A
 59.4                                                                                N/A                              N/A
   60   Yes               12/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A
   61   Yes               2/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
   62   Yes               1/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
   63   Yes               11/11/2016   N/A          N/A          N/A      0.02084%   Electric/Gas                       1
   64   Yes               3/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
   65   Yes               10/11/2016   N/A          N/A          N/A      0.02084%   Electric/Gas                       1

   66   Yes               2/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A

   67   Yes               3/11/2017    N/A          N/A          N/A      0.08084%   N/A                              N/A
   68   Yes               11/11/2016   N/A          N/A          N/A      0.02084%   Electric/Water/Sewer               0
   71   Yes               4/11/2017    N/A          N/A          N/A      0.02084%   Electric                           0
   72   Yes               11/11/2016   N/A          N/A          N/A      0.02084%   Electric/Water/Sewer               0
   73   Yes               2/11/2017    N/A          N/A          N/A      0.02084%   Electric/Water/Sewer               0
   76   No                N/A          10/11/2016   N/A          T-Flat   0.02084%   Electric/Gas/Water/Sewer           0
   77   Yes               8/11/2016    N/A          N/A          N/A      0.02084%   N/A                              N/A
   78   Yes               4/11/2017    N/A          N/A          N/A      0.03334%   N/A                              N/A
   79   Yes               1/11/2017    N/A          N/A          N/A      0.02084%   Electric/Water/Sewer               0
   81   No                7/11/2009    2/11/2014    N/A          T-Flat   0.02084%   N/A                              N/A
   82   Yes               3/11/2017    N/A          N/A          N/A      0.03334%   N/A                              N/A
   83   Yes               2/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
   84   Yes               12/11/2016   N/A          N/A          N/A      0.02084%   Electric/Water/Sewer               0
   85   Yes               3/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
   86   Yes               3/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
   87   Yes               3/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
   88   Yes               11/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A
   89   No                7/11/2010    3/11/2017    N/A          T-Flat   0.02084%   Electric/Gas                       2
   91   Yes               12/11/2016   N/A          N/A          N/A      0.03334%   N/A                              N/A


   92   Yes               3/11/2017    N/A          N/A          N/A      0.02084%   Electric/Water                     1
   93   Yes               2/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
   94   Yes               3/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
   95   Yes               12/11/2016   N/A          N/A          N/A      0.02084%   Electric/Water/Sewer               0
   96   Yes               10/11/2016   N/A          N/A          N/A      0.02084%   Electric/Gas                       1
   97   Yes               4/11/2017    N/A          N/A          N/A      0.03334%   N/A                              N/A
   98   No                7/11/2010    4/11/2017    N/A          T-Flat   0.03334%   N/A                              N/A
  100   Yes               3/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
  101   Yes               3/11/2017    N/A          N/A          N/A      0.03334%   N/A                              N/A



  102   Yes               3/11/2017    N/A          N/A          N/A      0.03334%   Electric                           0
  103   Yes               1/11/2017    N/A          N/A          N/A      0.03334%   N/A                              N/A
  104   Yes               4/11/2017    N/A          N/A          N/A      0.03334%   N/A                              N/A
  106   Yes               3/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
  107   Yes               12/11/2016   N/A          N/A          N/A      0.11084%   Electric                           0
  109   Yes               2/11/2014    N/A          N/A          N/A      0.02084%   N/A                              N/A

  110   Yes               3/11/2017    N/A          N/A          N/A      0.03334%   N/A                              N/A
  111   No                7/11/2010    12/11/2016   N/A          T-Flat   0.02084%   N/A                              N/A
  112   Yes               2/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A

  114   Yes               11/11/2016   N/A          N/A          N/A      0.02084%   Electric/Water/Sewer               0
  115   Yes               3/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
  116   Yes               2/11/2017    N/A          N/A          N/A      0.03084%   Various                            0
  117   Yes               2/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
  118   Yes               12/11/2016   N/A          N/A          N/A      0.02084%   Electric                           0
  119   Yes               2/11/2017    N/A          N/A          N/A      0.03334%   N/A                              N/A
  121   Yes               2/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
  122   Yes               2/11/2017    N/A          N/A          N/A      0.03334%   N/A                              N/A
  123   Yes               2/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A






  127   Yes               3/11/2017    N/A          N/A          N/A      0.03334%   N/A                              N/A
  128   Yes               1/11/2017    N/A          N/A          N/A      0.03084%   N/A                              N/A






  129   Yes               2/11/2014    N/A          N/A          N/A      0.02084%   N/A                              N/A
  130   Yes               2/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
  131   No                7/11/2010    3/11/2017    N/A          T-Flat   0.02084%   N/A                              N/A
  132   Yes               2/11/2017    N/A          N/A          N/A      0.02084%   Electric                           0
  133   Yes               9/11/2016    N/A          N/A          N/A      0.02084%   Electric/Gas/Water/Sewer           0
  135   Yes               1/11/2017    N/A          N/A          N/A      0.06084%   N/A                              N/A
  136   Yes               1/11/2017    N/A          N/A          N/A      0.03334%   N/A                              N/A
  137   Yes               1/11/2017    N/A          N/A          N/A      0.03334%   N/A                              N/A
  138   Yes               2/11/2012    N/A          N/A          N/A      0.03334%   N/A                              N/A
  139   Yes               3/11/2017    N/A          N/A          N/A      0.03334%   N/A                              N/A
  140   Yes               1/11/2017    N/A          N/A          N/A      0.02084%



140.1                                                                                Electric/Gas                       0
140.2                                                                                Electric/Gas                       0
  141   No                N/A          11/11/2016   N/A          T-Flat   0.02084%   Electric                           0
  142   Yes               9/11/2016    N/A          N/A          N/A      0.02084%   Electric                           0
  144   Yes               11/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A
  145   Yes               2/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
  146   Yes               7/11/2016    N/A          N/A          N/A      0.02084%   N/A                              N/A
  147   Yes               10/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A
  149   Yes               11/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A
  150   Yes               2/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
  151   Yes               3/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
  153   Yes               3/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
  154   Yes               12/11/2016   N/A          N/A          N/A      0.06084%   N/A                              N/A
  156   Yes               12/11/2016   N/A          N/A          N/A      0.09084%   N/A                              N/A
  157   Yes               12/11/2011   N/A          N/A          N/A      0.02084%   N/A                              N/A






  158   Yes               11/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A
  159   Yes               11/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A
  160   Yes               10/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A
  161   Yes               3/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
  162   Yes               3/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
  163   Yes               2/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
  164   Yes               2/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
  165   Yes               3/11/2017    N/A          N/A          N/A      0.06084%   N/A                              N/A
  166   No                7/11/2010    2/11/2017    N/A          T-Flat   0.02084%   Electric/Gas/Water/Sewer           0
  167   Yes               3/11/2017    N/A          N/A          N/A      0.03084%   N/A                              N/A
  169   Yes               3/11/2017    N/A          N/A          N/A      0.11084%   N/A                              N/A
  170   Yes               12/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A
  172   Yes               1/11/2017    N/A          N/A          N/A      0.03334%   Electric/Water                     0
  173   Yes               12/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A


  174   Yes               12/11/2016   N/A          N/A          N/A      0.02084%   Electric                           0
  175   Yes               12/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A


  177   Yes               10/11/2016   N/A          N/A          N/A      0.02084%
177.1                                                                                Electric                           0
177.2                                                                                Electric                           0
  178   No                7/11/2010    3/11/2017    N/A          T-Flat   0.02084%   Electric                           0
  180   Yes               9/11/2016    N/A          N/A          N/A      0.02084%   Electric/Water                     0
  181   Yes               1/11/2017    N/A          N/A          N/A      0.03334%   N/A                              N/A
  182   Yes               12/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A




  183   Yes               12/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A
  184   Yes               10/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A
  185   No                7/11/2010    4/11/2012    N/A          T-Flat   0.02084%   N/A                              N/A
  186   Yes               12/11/2016   N/A          N/A          N/A      0.09084%   N/A                              N/A
  187   Yes               12/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A
  188   Yes               12/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A
  190   No                7/11/2010    2/11/2017    N/A          T-Flat   0.02084%   N/A                              N/A
  191   Yes               4/11/2017    N/A          N/A          N/A      0.03084%   N/A                              N/A
  192   Yes               12/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A
  193   Yes               10/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A
  194   Yes               1/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
  195   No                7/11/2010    2/11/2017    N/A          T-Flat   0.02084%   Electric                           1
  196   Yes               12/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A
  197   Yes               12/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A
  198   Yes               2/11/2017    N/A          N/A          N/A      0.03334%   N/A                              N/A
  199   Yes               3/11/2017    N/A          N/A          N/A      0.03334%   Water/Sewer                        0
  200   Yes               12/11/2013   N/A          N/A          N/A      0.02084%   N/A                              N/A

  201   Yes               8/11/2011    N/A          N/A          N/A      0.11084%   Electric                           0
  203   Yes               12/11/2016   N/A          N/A          N/A      0.11084%   N/A                              N/A
  204   Yes               3/11/2017    N/A          N/A          N/A      0.03334%   N/A                              N/A
  205   Yes               11/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A
  206   Yes               11/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A



  207   Yes               7/11/2016    N/A          N/A          N/A      0.02084%   N/A                              N/A





  208   No                7/11/2010    3/11/2017    N/A          T-Flat   0.02084%   N/A                              N/A
  209   Yes               12/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A
  210   Yes               2/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
  211   Yes               10/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A
  212   Yes               12/11/2016   N/A          N/A          N/A      0.02084%   Electric                           0
  213   Yes               10/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A
  214   Yes               12/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A
  215   Yes               2/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A
  216   No                7/11/2010    3/11/2017    N/A          T-Flat   0.02084%   N/A                              N/A
  217   Yes               1/11/2017    N/A          N/A          N/A      0.02084%   N/A                              N/A




  218   Yes               8/11/2016    N/A          N/A          N/A      0.02084%   N/A                              N/A






  219   Yes               12/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A




  220   Yes               8/11/2016    N/A          N/A          N/A      0.02084%   Electric/Gas                       0
  221   Yes               11/11/2016   N/A          N/A          N/A      0.02084%   Electric/Water                     0
  222   Yes               7/11/2016    N/A          N/A          N/A      0.02084%   N/A                              N/A

  223   Yes               12/11/2016   N/A          N/A          N/A      0.11084%   Electric                           0
  224   Yes               11/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A
  225   Yes               8/11/2016    N/A          N/A          N/A      0.08084%   N/A                              N/A
  226   No                7/11/2010    11/11/2016   N/A          T-Flat   0.02084%   N/A                              N/A
  227   Yes               2/11/2017    N/A          N/A          N/A      0.03334%   Electric                           0
  228   Yes               12/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A
  229   No                7/11/2010    12/11/2016   N/A          T-Flat   0.02084%   N/A                              N/A
  230   Yes               12/11/2011   N/A          N/A          N/A      0.02084%   N/A                              N/A
  231   Yes               12/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A
  232   Yes               11/11/2016   N/A          N/A          N/A      0.02084%   Electric/Gas                       0
  233   No                7/11/2010    3/11/2017    N/A          T-Flat   0.02084%   N/A                              N/A
  234   Yes               12/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A
  235   Yes               12/11/2016   N/A          N/A          N/A      0.06084%   N/A                              N/A
  236   Yes               8/11/2016    N/A          N/A          N/A      0.02084%   N/A                              N/A
  237   Yes               11/11/2016   N/A          N/A          N/A      0.02084%   N/A                              N/A


  238   Yes               12/11/2016   N/A          N/A          N/A      0.02084%   Electric                           0



#       Units   Avg. Rent   Max. Rent   Units    Avg. Rent    Max. Rent   Units    Avg. Rent    Max. Rent   Units   Avg. Rent
-----   -----   ---------   ---------   -----   ----------   ----------   -----   ----------   ----------   -----   ---------
    1     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
    2     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A


    3     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A

    4
  4.1     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  4.2     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  4.3     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  4.4     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  4.5     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  4.6     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  4.7     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
    5
  5.1     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  5.2     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  5.3     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  5.4     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  5.5     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  5.6     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  5.7     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  5.8     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  5.9     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
 5.10     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
 5.11     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
 5.12     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
 5.13     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
 5.14     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
 5.15     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
    6     N/A         N/A         N/A     126         $982       $1,355     187       $1,196       $1,568      79      $1,439
    7     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
    8     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
    9     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   10     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   11     N/A         N/A         N/A     386         $696       $1,278     288         $938       $1,169      16      $1,248
   13      45      $1,576      $2,625      54       $1,849       $2,950      27       $2,664       $4,450     N/A         N/A
   14     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   15     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   16     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   17     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   18     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   19      20      $1,106      $1,308      72       $1,159       $1,498      68       $1,442       $1,773     N/A         N/A
   20     N/A         N/A         N/A     132         $686         $737     192         $807         $999      24      $1,076
   21     N/A         N/A         N/A     128         $686         $915     126         $875       $1,119      36      $1,065
   23
 23.1     N/A         N/A         N/A     160         $590         $810      80         $699         $790     N/A         N/A
 23.2     N/A         N/A         N/A      56         $582         $757     166         $675         $834     N/A         N/A
   24     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   25     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   26     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   27     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   28     N/A         N/A         N/A     173         $696         $825     191         $718         $845      44        $912
   29     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   30     N/A         N/A         N/A     156         $533         $665     254         $695       $1,370      60        $829
   31       1      $2,050      $2,050      61       $1,923       $2,950      29       $2,764       $4,500     N/A         N/A
   32     N/A         N/A         N/A      54         $659         $819     126         $766         $905      48        $941
   33     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A


   34      96        $516        $575     140         $640         $700     166         $782         $930      40        $950
   35     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   36     N/A         N/A         N/A      80         $827       $1,350     190         $900         $999      30      $1,088





   37     N/A         N/A         N/A     176         $609         $629     136         $770         $874      24        $940
   38     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   39     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   40     N/A         N/A         N/A      28         $667         $810     184         $757         $890      20        $933
   41
 41.1     N/A         N/A         N/A     N/A          N/A          N/A      14       $1,421       $1,450       5      $1,850
 41.2     N/A         N/A         N/A       8         $954         $975      14       $1,186       $1,200     N/A         N/A
 41.3     N/A         N/A         N/A       4       $1,000       $1,000       8       $1,256       $1,300     N/A         N/A
 41.4     N/A         N/A         N/A     N/A          N/A          N/A       7       $1,561       $1,675     N/A         N/A
 41.5     N/A         N/A         N/A       5       $1,405       $1,425       1       $1,500       $1,500     N/A         N/A
 41.6     N/A         N/A         N/A       6       $1,417       $1,425     N/A          N/A          N/A     N/A         N/A
 41.7     N/A         N/A         N/A       6       $1,429       $1,450     N/A          N/A          N/A     N/A         N/A
 41.8     N/A         N/A         N/A       2         $988       $1,000       4       $1,463       $1,550     N/A         N/A
 41.9     N/A         N/A         N/A     N/A          N/A          N/A       3       $1,490       $1,545       1      $2,400
41.10     N/A         N/A         N/A       2         $963         $975       4       $1,290       $1,350     N/A         N/A
41.11     N/A         N/A         N/A       2       $1,238       $1,250       1       $1,650       $1,650     N/A         N/A
41.12     N/A         N/A         N/A     N/A          N/A          N/A       2       $1,200       $1,200       1      $1,300
   42
 42.1     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
 42.2     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   43     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   44     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   46     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   47     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   48     N/A         N/A         N/A      88         $607         $695     110         $728         $879     N/A         N/A
   49     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   50     N/A         N/A         N/A     152         $653         $760     107         $823         $970     N/A         N/A
   51     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   52     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A



   53     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   54     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   55     N/A         N/A         N/A      15         $904         $960      24       $1,052       $1,335      12      $1,194
   56     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   57      30        $938      $1,600      26         $948       $2,400      13       $1,053       $2,950     N/A         N/A
   58     N/A         N/A         N/A      64         $576         $595      84         $711         $720     104        $786
   59
 59.1     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
 59.2     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
 59.3     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
 59.4     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   60     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   61     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   62     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   63      26      $1,446      $2,112      26       $1,616       $2,800       2       $1,949       $2,950     N/A         N/A
   64     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   65      13      $1,054      $2,050     N/A          N/A          N/A      28       $2,029       $2,950     N/A         N/A

   66     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A

   67     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   68      32        $458        $500     132         $545         $589      88         $696         $755     N/A         N/A
   71     N/A         N/A         N/A       2       $4,500       $5,250       3       $8,750       $9,500     N/A         N/A
   72     N/A         N/A         N/A     264         $508         $600      72         $652         $659     N/A         N/A
   73     N/A         N/A         N/A     184         $603         $730      76         $767         $860     N/A         N/A
   76       1        $465        $465      95         $543         $623      96         $645         $735       2        $450
   77     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   78     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   79     N/A         N/A         N/A      16         $648         $695      90         $798         $865      16        $979
   81     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   82     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   83     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   84     N/A         N/A         N/A      42         $494         $583      86         $642         $781     N/A         N/A
   85     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   86     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   87     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   88     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   89       5        $709        $850      22         $829       $1,000      28         $921       $1,275      17      $1,071
   91     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A


   92       5      $2,300      $2,300      12       $3,610       $4,500       2       $3,750       $4,500     N/A         N/A
   93     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   94     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   95     N/A         N/A         N/A      36         $645         $698      72         $689         $882     N/A         N/A
   96       2        $677        $677      22       $2,098       $2,950     N/A          N/A          N/A     N/A         N/A
   97     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
   98     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  100     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  101     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A



  102       2        $515        $535      49         $633         $745      52         $731         $860      11        $949
  103     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  104     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  106     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  107     N/A         N/A         N/A      23       $1,366       $1,435      19       $1,558       $1,650     N/A         N/A
  109     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A

  110     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  111     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  112     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A

  114     N/A         N/A         N/A     176         $530       $1,000      24         $700         $715     N/A         N/A
  115     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  116     N/A         N/A         N/A      83         $605         $650     N/A          N/A          N/A     N/A         N/A
  117     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  118     N/A         N/A         N/A      12         $654         $690      78         $745         $859     N/A         N/A
  119     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  121     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  122     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  123     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A






  127     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  128     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A






  129     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  130     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  131     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  132     N/A         N/A         N/A      60         $670         $715      60         $811         $895     N/A         N/A
  133     N/A         N/A         N/A     120         $481         $531      54         $657         $740       4        $784
  135     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  136     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  137     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  138     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  139     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  140



140.1     N/A         N/A         N/A      20         $721         $750      16         $850         $850     N/A         N/A
140.2       3        $688        $700      14         $733         $825      10         $823         $900     N/A         N/A
  141      22        $364        $430     150         $421         $540       2         $700         $700     N/A         N/A
  142     N/A         N/A         N/A      62         $383         $383      89         $454         $454      93        $552
  144     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  145     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  146     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  147     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  149     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  150     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  151     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  153     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  154     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  156     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  157     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A






  158     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  159     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  160     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  161     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  162     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  163     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  164     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  165     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  166     N/A         N/A         N/A      28         $522       $1,000      48         $586         $759     N/A         N/A
  167     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  169     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  170     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  172     N/A         N/A         N/A      68         $567         $710      28         $668         $710     N/A         N/A
  173     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A


  174     N/A         N/A         N/A     N/A          N/A          N/A      40         $456         $514      68        $587
  175     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A


  177
177.1     N/A         N/A         N/A      16         $768         $875      17         $880         $900     N/A         N/A
177.2     N/A         N/A         N/A       7         $775         $775       3         $758         $775     N/A         N/A
  178     N/A         N/A         N/A     N/A          N/A          N/A      16       $1,416       $1,450       4      $1,825
  180       1        $395        $395      20         $448         $460      83         $524         $560     N/A         N/A
  181     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  182     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A




  183     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  184     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  185     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  186     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  187     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  188     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  190     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  191     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  192     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  193     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  194     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  195      50        $504        $990      23         $628         $750       4         $766         $795     N/A         N/A
  196     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  197     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  198     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  199     N/A         N/A         N/A      24         $498         $515      48         $553         $655     N/A         N/A
  200     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A

  201     N/A         N/A         N/A      40         $471         $550      44         $595         $650       2        $735
  203     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  204     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  205     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  206     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A



  207     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A





  208     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  209     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  210     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  211     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  212     N/A         N/A         N/A      24         $610         $650      28         $658         $725     N/A         N/A
  213     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  214     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  215     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  216     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  217     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A




  218     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A






  219     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A




  220     N/A         N/A         N/A     N/A          N/A          N/A      48         $488         $520     N/A         N/A
  221     N/A         N/A         N/A       8         $475         $475      28         $526         $550     N/A         N/A
  222     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A

  223     N/A         N/A         N/A      37         $317         $415      38         $367         $375     N/A         N/A
  224     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  225     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  226     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  227     N/A         N/A         N/A      18         $381         $395      55         $490         $525     N/A         N/A
  228     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  229     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  230     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  231     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  232     N/A         N/A         N/A      24         $608         $625     N/A          N/A          N/A     N/A         N/A
  233     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  234     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  235     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  236     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A
  237     N/A         N/A         N/A     N/A          N/A          N/A     N/A          N/A          N/A     N/A         N/A


  238     N/A         N/A         N/A       4         $938       $1,000       6       $1,110       $1,200     N/A         N/A



#       Max. Rent   Units   Avg. Rent   Max. Rent   Name                                                   Sq. Ft.
-----   ---------   -----   ---------   ---------   ----------------------------------------------------   -------
    1         N/A     N/A         N/A         N/A   Lawyers Title Insurance                                 46,794
    2         N/A     N/A         N/A         N/A   N/A                                                        N/A


    3         N/A     N/A         N/A         N/A   Westbard Apartments LLC                                270,974

    4
  4.1         N/A     N/A         N/A         N/A   Exel                                                   503,423
  4.2         N/A     N/A         N/A         N/A   S.C. Johnson & Sons, Inc.                              396,000
  4.3         N/A     N/A         N/A         N/A   West Marine Products, Inc.                             471,744
  4.4         N/A     N/A         N/A         N/A   Orbus, Inc.                                            126,871
  4.5         N/A     N/A         N/A         N/A   Aearo                                                   97,002
  4.6         N/A     N/A         N/A         N/A   Tricor Braun - Kranson                                 125,000
  4.7         N/A     N/A         N/A         N/A   St. Thomas Creations                                    40,088
    5
  5.1         N/A     N/A         N/A         N/A   American Strategic Insurance                            30,226
  5.2         N/A     N/A         N/A         N/A   Best Software, Inc.                                     49,849
  5.3         N/A     N/A         N/A         N/A   SendTec, Inc.                                           14,411
  5.4         N/A     N/A         N/A         N/A   Infinity Radio, Inc.                                    25,216
  5.5         N/A     N/A         N/A         N/A   Concannon, Miller & Co., PC                              6,449
  5.6         N/A     N/A         N/A         N/A   Fidelity National Insurance Service                     28,613
  5.7         N/A     N/A         N/A         N/A   Verizon Directories Sales- West                         38,901
  5.8         N/A     N/A         N/A         N/A   United States of America-IRS                            30,426
  5.9         N/A     N/A         N/A         N/A   Practice Management of St Pete                          11,120
 5.10         N/A     N/A         N/A         N/A   Galen Health Institutes, Inc.                           19,077
 5.11         N/A     N/A         N/A         N/A   Clarendon National Insurance                             6,258
 5.12         N/A     N/A         N/A         N/A   Wells Fargo Bank, N.A.                                  15,484
 5.13         N/A     N/A         N/A         N/A   Modern Business Association, Inc.                       17,718
 5.14         N/A     N/A         N/A         N/A   Xanthus Higher Education                                11,066
 5.15         N/A     N/A         N/A         N/A   Management Recruiters of Saint Petersburg                2,212
    6      $1,669     N/A         N/A         N/A   N/A                                                        N/A
    7         N/A     N/A         N/A         N/A   Logitech, Incorporated                                 144,271
    8         N/A     N/A         N/A         N/A   Four Media                                              22,526
    9         N/A     N/A         N/A         N/A   FEMA                                                   229,459
   10         N/A     N/A         N/A         N/A   N/A                                                        N/A
   11      $1,249     N/A         N/A         N/A   N/A                                                        N/A
   13         N/A     N/A         N/A         N/A   N/A                                                        N/A
   14         N/A     N/A         N/A         N/A   Kentucky Employers Mutual Insurance Agency (KEMI)       67,066
   15         N/A     N/A         N/A         N/A   N/A                                                        N/A
   16         N/A     N/A         N/A         N/A   Turner Properties                                       77,771
   17         N/A     N/A         N/A         N/A   Pep Boys                                                29,800
   18         N/A     N/A         N/A         N/A   Coconut MarketPlace Cinemas                              5,800
   19         N/A     N/A         N/A         N/A   N/A                                                        N/A
   20      $1,179     N/A         N/A         N/A   N/A                                                        N/A
   21      $1,195     N/A         N/A         N/A   N/A                                                        N/A
   23
 23.1         N/A     N/A         N/A         N/A   N/A                                                        N/A
 23.2         N/A     N/A         N/A         N/A   N/A                                                        N/A
   24         N/A     N/A         N/A         N/A   N/A                                                        N/A
   25         N/A     N/A         N/A         N/A   NVR Inc.                                                45,535
   26         N/A     N/A         N/A         N/A   N/A                                                        N/A
   27         N/A     N/A         N/A         N/A   Pioneer                                                116,429
   28      $1,030     N/A         N/A         N/A   N/A                                                        N/A
   29         N/A     N/A         N/A         N/A   Harris Teeter                                           20,930
   30        $850     N/A         N/A         N/A   N/A                                                        N/A
   31         N/A     N/A         N/A         N/A   N/A                                                        N/A
   32      $1,069     N/A         N/A         N/A   N/A                                                        N/A
   33         N/A     N/A         N/A         N/A   Bealis                                                  64,100


   34      $1,110     N/A         N/A         N/A   N/A                                                        N/A
   35         N/A     N/A         N/A         N/A   N/A                                                        N/A
   36      $1,119     N/A         N/A         N/A   N/A                                                        N/A





   37      $1,040     N/A         N/A         N/A   N/A                                                        N/A
   38         N/A     N/A         N/A         N/A   Liberty Mutual                                          39,773
   39         N/A     N/A         N/A         N/A   Bergen County Board of Social Services                  80,000
   40      $1,125     N/A         N/A         N/A   N/A                                                        N/A
   41
 41.1      $1,850     N/A         N/A         N/A   N/A                                                        N/A
 41.2         N/A     N/A         N/A         N/A   N/A                                                        N/A
 41.3         N/A     N/A         N/A         N/A   N/A                                                        N/A
 41.4         N/A     N/A         N/A         N/A   N/A                                                        N/A
 41.5         N/A     N/A         N/A         N/A   N/A                                                        N/A
 41.6         N/A     N/A         N/A         N/A   N/A                                                        N/A
 41.7         N/A     N/A         N/A         N/A   N/A                                                        N/A
 41.8         N/A     N/A         N/A         N/A   N/A                                                        N/A
 41.9      $2,400     N/A         N/A         N/A   N/A                                                        N/A
41.10         N/A     N/A         N/A         N/A   N/A                                                        N/A
41.11         N/A     N/A         N/A         N/A   N/A                                                        N/A
41.12      $1,300     N/A         N/A         N/A   N/A                                                        N/A
   42
 42.1         N/A     N/A         N/A         N/A   MCB Motors                                               2,720
 42.2         N/A     N/A         N/A         N/A   Autobody USA                                             7,321
   43         N/A     N/A         N/A         N/A   N/A                                                        N/A
   44         N/A     N/A         N/A         N/A   ShopRite Supermarket                                    57,606
   46         N/A     N/A         N/A         N/A   Ollie's                                                 44,060
   47         N/A     N/A         N/A         N/A   Tweeter                                                 16,548
   48         N/A     N/A         N/A         N/A   N/A                                                        N/A
   49         N/A     N/A         N/A         N/A   Office Depot                                            20,337
   50         N/A     N/A         N/A         N/A   N/A                                                        N/A
   51         N/A     N/A         N/A         N/A   Anne Taylor Loft                                        11,000
   52         N/A     N/A         N/A         N/A   Winner's Circle Pizza                                    5,190



   53         N/A     N/A         N/A         N/A   Bank of America                                          5,000
   54         N/A     N/A         N/A         N/A   PWG Vinters, Inc.                                       23,107
   55      $1,350     N/A         N/A         N/A   Raptors Grill                                            5,233
   56         N/A     N/A         N/A         N/A   Publix SuperMarkets, Inc.                               45,600
   57         N/A     N/A         N/A         N/A   N/A                                                        N/A
   58        $834     N/A         N/A         N/A   N/A                                                        N/A
   59
 59.1         N/A     N/A         N/A         N/A   Rocky Mountain Chocolate Factory                         2,243
 59.2         N/A     N/A         N/A         N/A   Tom Sweeney                                              5,000
 59.3         N/A     N/A         N/A         N/A   Level 3 Communications                                   4,870
 59.4         N/A     N/A         N/A         N/A   Al Shallal, LLC. And Delgar, LTD. Dba Antica Roma        3,000
   60         N/A     N/A         N/A         N/A   Gold's Gym                                              29,600
   61         N/A     N/A         N/A         N/A   Hollywood Entertainment Corp                             6,000
   62         N/A     N/A         N/A         N/A   Lockheed Martin Corporation                             81,500
   63         N/A     N/A         N/A         N/A   N/A                                                        N/A
   64         N/A     N/A         N/A         N/A   Ashley Furniture                                        50,000
   65         N/A     N/A         N/A         N/A   N/A                                                        N/A

   66         N/A     N/A         N/A         N/A   World Gym                                                8,000

   67         N/A     N/A         N/A         N/A   Best Buy Stores, LP                                     30,650
   68         N/A     N/A         N/A         N/A   N/A                                                        N/A
   71         N/A     N/A         N/A         N/A   Uncle Steve's Audio                                      2,700
   72         N/A     N/A         N/A         N/A   N/A                                                        N/A
   73         N/A     N/A         N/A         N/A   N/A                                                        N/A
   76        $450     N/A         N/A         N/A   N/A                                                        N/A
   77         N/A     N/A         N/A         N/A   N/A                                                        N/A
   78         N/A     N/A         N/A         N/A   Sentry Foods                                            52,086
   79      $1,075     N/A         N/A         N/A   N/A                                                        N/A
   81         N/A     N/A         N/A         N/A   Avtech                                                  11,117
   82         N/A     N/A         N/A         N/A   Cardinal Fitness of Homer Glen                           8,714
   83         N/A     N/A         N/A         N/A   John Kokkinos (Cafe Mystiko)                             4,575
   84         N/A     N/A         N/A         N/A   N/A                                                        N/A
   85         N/A     N/A         N/A         N/A   Lowes Food Stores                                       49,763
   86         N/A     N/A         N/A         N/A   Paul Naeiamollah                                         1,876
   87         N/A     N/A         N/A         N/A   Howard, Perry, & Walston                                28,076
   88         N/A     N/A         N/A         N/A   ABC John Street, Inc.                                    1,400
   89      $1,430     N/A         N/A         N/A   N/A                                                        N/A
   91         N/A     N/A         N/A         N/A   Winn-Dixie                                              48,853


   92         N/A     N/A         N/A         N/A   Shannon Heirigs and Dana Heirigs dba Ink Creations         900
   93         N/A     N/A         N/A         N/A   Lowe's Food Store #164                                  39,846
   94         N/A     N/A         N/A         N/A   N/A                                                        N/A
   95         N/A     N/A         N/A         N/A   N/A                                                        N/A
   96         N/A     N/A         N/A         N/A   N/A                                                        N/A
   97         N/A     N/A         N/A         N/A   N/A                                                        N/A
   98         N/A     N/A         N/A         N/A   Once Upon a Child                                        8,100
  100         N/A     N/A         N/A         N/A   Rock Bottom Restaurant                                   6,546
  101         N/A     N/A         N/A         N/A   Winn Dixie Montgomery, Inc.                             51,282



  102      $1,007     N/A         N/A         N/A   N/A                                                        N/A
  103         N/A     N/A         N/A         N/A   N/A                                                        N/A
  104         N/A     N/A         N/A         N/A   Blaise Calandro's Grocery Store                         23,611
  106         N/A     N/A         N/A         N/A   Kohl's Department Stores, Inc.                          90,094
  107         N/A     N/A         N/A         N/A   N/A                                                        N/A
  109         N/A     N/A         N/A         N/A   Porter Paint                                             2,800

  110         N/A     N/A         N/A         N/A   N/A                                                        N/A
  111         N/A     N/A         N/A         N/A   WestMed Primary Care                                     5,419
  112         N/A     N/A         N/A         N/A   CareMax Medical Resources                               15,070

  114         N/A     N/A         N/A         N/A   N/A                                                        N/A
  115         N/A     N/A         N/A         N/A   Wal-Mart                                               203,393
  116         N/A     N/A         N/A         N/A   N/A                                                        N/A
  117         N/A     N/A         N/A         N/A   NorthStar Partnering Group                              11,223
  118         N/A     N/A         N/A         N/A   N/A                                                        N/A
  119         N/A     N/A         N/A         N/A   Rose's Store #409                                       45,495
  121         N/A     N/A         N/A         N/A   Aurora Skin Care Center DBA Cara Mia Medical Day Spa     9,823
  122         N/A     N/A         N/A         N/A   LM Berry Co.                                            18,539
  123         N/A     N/A         N/A         N/A   Demand Flow Inst. (JCIT)                                24,314






  127         N/A     N/A         N/A         N/A   Atlanta Bread                                            5,000
  128         N/A     N/A         N/A         N/A   Sterling Jewelers, Inc.                                  5,996






  129         N/A     N/A         N/A         N/A   Anytime Fitness                                          3,600
  130         N/A     N/A         N/A         N/A   N/A                                                        N/A
  131         N/A     N/A         N/A         N/A   INT, Inc, -1                                            19,500
  132         N/A     N/A         N/A         N/A   N/A                                                        N/A
  133        $815     N/A         N/A         N/A   N/A                                                        N/A
  135         N/A     N/A         N/A         N/A   GEM Mortgage                                             5,535
  136         N/A     N/A         N/A         N/A   Citibank                                                 4,977
  137         N/A     N/A         N/A         N/A   Wolfgang Puck Express Gourmet                            3,164
  138         N/A     N/A         N/A         N/A   Teksystems,Inc. (fka Aerotek)                            5,946
  139         N/A     N/A         N/A         N/A   Fiesta Azteca Restaurant                                 4,505
  140



140.1         N/A     N/A         N/A         N/A   N/A                                                        N/A
140.2         N/A     N/A         N/A         N/A   N/A                                                        N/A
  141         N/A     N/A         N/A         N/A   N/A                                                        N/A
  142        $552      22        $671        $671   N/A                                                        N/A
  144         N/A     N/A         N/A         N/A   Yangtze                                                  4,044
  145         N/A     N/A         N/A         N/A   Rightway Gate, Inc.                                      4,011
  146         N/A     N/A         N/A         N/A   Walgreen Co.                                            14,820
  147         N/A     N/A         N/A         N/A   Jumbo Foods                                             46,919
  149         N/A     N/A         N/A         N/A   Forster and Howell, Inc.                                25,000
  150         N/A     N/A         N/A         N/A   Smith Hayes Financial                                   18,965
  151         N/A     N/A         N/A         N/A   Einstein Brothers                                        2,859
  153         N/A     N/A         N/A         N/A   Russ Lyon Realty                                        10,108
  154         N/A     N/A         N/A         N/A   Jones Lang LaSalle: UBOC                                 8,915
  156         N/A     N/A         N/A         N/A   Food Lion #2529                                         28,000
  157         N/A     N/A         N/A         N/A   United States Government                                 4,002






  158         N/A     N/A         N/A         N/A   Southern Maine Medical                                  10,170
  159         N/A     N/A         N/A         N/A   North American Benefits                                 26,262
  160         N/A     N/A         N/A         N/A   VB Sports Bar                                            4,200
  161         N/A     N/A         N/A         N/A   Hudson Global Resources Management                       5,837
  162         N/A     N/A         N/A         N/A   National Mentor Healthcare, Inc.                         8,483
  163         N/A     N/A         N/A         N/A   Molina's                                                 2,997
  164         N/A     N/A         N/A         N/A   Washington Mutual                                        3,095
  165         N/A     N/A         N/A         N/A   Belle Cheveux                                            2,357
  166         N/A     N/A         N/A         N/A   N/A                                                        N/A
  167         N/A     N/A         N/A         N/A   Park Liquors                                             3,450
  169         N/A     N/A         N/A         N/A   Chase Bank                                               4,109
  170         N/A     N/A         N/A         N/A   Maslow                                                   5,490
  172         N/A     N/A         N/A         N/A   N/A                                                        N/A
  173         N/A     N/A         N/A         N/A   Haven Savings Bank                                       3,204


  174        $639      12        $626        $703   N/A                                                        N/A
  175         N/A     N/A         N/A         N/A   Family Bancorp Inc.                                      2,600


  177
177.1         N/A     N/A         N/A         N/A   N/A                                                        N/A
177.2         N/A     N/A         N/A         N/A   N/A                                                        N/A
  178      $1,850     N/A         N/A         N/A   N/A                                                        N/A
  180         N/A     N/A         N/A         N/A   N/A                                                        N/A
  181         N/A     N/A         N/A         N/A   Cyberbond                                               19,169
  182         N/A     N/A         N/A         N/A   Mini Market                                              2,550




  183         N/A     N/A         N/A         N/A   Blue Shell Restaurant                                    2,850
  184         N/A     N/A         N/A         N/A   Verus Commercial, Inc                                    6,458
  185         N/A     N/A         N/A         N/A   NAPA Auto Parts                                          7,204
  186         N/A     N/A         N/A         N/A   Clinical Associates of Tidewater                         4,331
  187         N/A     N/A         N/A         N/A   Bank of America, N.A.                                   12,000
  188         N/A     N/A         N/A         N/A   Verizon                                                  2,202
  190         N/A     N/A         N/A         N/A   Securitas Security Services USA                          7,399
  191         N/A     N/A         N/A         N/A   N/A                                                        N/A
  192         N/A     N/A         N/A         N/A   CVS                                                     10,125
  193         N/A     N/A         N/A         N/A   Bay Reprographics, Inc.                                 12,819
  194         N/A     N/A         N/A         N/A   Doc's Gourmet Salads Raving Brands                       2,375
  195         N/A     N/A         N/A         N/A   N/A                                                        N/A
  196         N/A     N/A         N/A         N/A   Richmond Pediatric                                      10,089
  197         N/A     N/A         N/A         N/A   Signature Bank                                          10,182
  198         N/A     N/A         N/A         N/A   Renal Life Link, Inc. - c/o DaVita, Inc.                 5,308
  199         N/A     N/A         N/A         N/A   N/A                                                        N/A
  200         N/A     N/A         N/A         N/A   Wachovia Bank                                            5,838

  201        $765     N/A         N/A         N/A   N/A                                                        N/A
  203         N/A     N/A         N/A         N/A   Aztec Tile                                              14,273
  204         N/A     N/A         N/A         N/A   Millay and Company, Inc.                                 5,040
  205         N/A     N/A         N/A         N/A   Hi-Tech Services                                         3,400
  206         N/A     N/A         N/A         N/A   88 China Star                                            7,385



  207         N/A     N/A         N/A         N/A   N/A                                                        N/A





  208         N/A     N/A         N/A         N/A   N/A                                                        N/A
  209         N/A     N/A         N/A         N/A   Moes Southwestern Grill                                  2,500
  210         N/A     N/A         N/A         N/A   Blockbuster Videos, Inc.                                 6,341
  211         N/A     N/A         N/A         N/A   Schaffel Development                                     2,700
  212         N/A     N/A         N/A         N/A   N/A                                                        N/A
  213         N/A     N/A         N/A         N/A   Lifestyle Fitness Equipment                              3,596
  214         N/A     N/A         N/A         N/A   Aspen Dental                                             3,200
  215         N/A     N/A         N/A         N/A   N/A                                                        N/A
  216         N/A     N/A         N/A         N/A   Thai Dishes                                              2,300
  217         N/A     N/A         N/A         N/A   Elder Financial Services, Inc.                           2,020




  218         N/A     N/A         N/A         N/A   N/A                                                        N/A






  219         N/A     N/A         N/A         N/A   Salinas Office Solution                                  1,851




  220         N/A     N/A         N/A         N/A   N/A                                                        N/A
  221         N/A     N/A         N/A         N/A   N/A                                                        N/A
  222         N/A     N/A         N/A         N/A   Taco Del Mar                                             1,533

  223         N/A     N/A         N/A         N/A   N/A                                                        N/A
  224         N/A     N/A         N/A         N/A   Cable Ready                                              4,400
  225         N/A     N/A         N/A         N/A   Acapulco                                                 1,400
  226         N/A     N/A         N/A         N/A   N/A                                                        N/A
  227         N/A     N/A         N/A         N/A   N/A                                                        N/A
  228         N/A     N/A         N/A         N/A   Oak Brook Centre for Health                              2,940
  229         N/A     N/A         N/A         N/A   Gelato Fino Inc                                          7,300
  230         N/A     N/A         N/A         N/A   N/A                                                        N/A
  231         N/A     N/A         N/A         N/A   Arrow Terminals                                          4,851
  232         N/A     N/A         N/A         N/A   N/A                                                        N/A
  233         N/A     N/A         N/A         N/A   N/A                                                        N/A
  234         N/A     N/A         N/A         N/A   AG Edwards                                               6,552
  235         N/A     N/A         N/A         N/A   Zakir and Doing dba International Fashions               2,344
  236         N/A     N/A         N/A         N/A   N/A                                                        N/A
  237         N/A     N/A         N/A         N/A   CitiFinancial                                            1,700


  238         N/A     N/A         N/A         N/A   N/A                                                        N/A



#       Expiration Date   Name                                                     Sq. Ft.   Expiration Date
-----   ---------------   ------------------------------------------------------   -------   ---------------
    1   9/30/2012         Balboa Capital Corporation                                24,257   7/31/2009
    2   N/A               N/A                                                          N/A   N/A


    3   12/9/2098         Housing Opportunities Commissions of Montgomery County   210,000   6/30/2096

    4
  4.1   5/31/2011         N/A                                                          N/A   N/A
  4.2   12/31/2012        N/A                                                          N/A   N/A
  4.3   12/31/2017        N/A                                                          N/A   N/A
  4.4   1/31/2014         Banta Publications Group                                  62,263   6/7/2009
  4.5   8/31/2009         Continental Trophies                                      31,858   1/31/2010
  4.6   9/30/2010         N/A                                                          N/A   N/A
  4.7   8/31/2008         List Industries, Inc.                                     32,069   5/31/2009
    5
  5.1   9/30/2012         MEGA Life & Health Insurance Co.                          26,975   12/31/2010
  5.2   12/31/2008        Fifth Third Bank                                          10,016   7/31/2009
  5.3   2/28/2010         Taylor Woodrow Communities                                10,500   1/31/2008
  5.4   2/29/2016         First American Real Estate Solutions                       9,594   1/31/2011
  5.5   9/30/2009         Greenhorne & O'Mara, Inc.                                  6,218   12/31/2007
  5.6   5/31/2010         CTX Mortgage Co.                                           7,996   3/31/2011
  5.7   10/31/2009        N/A                                                          N/A   N/A
  5.8   11/20/2011        N/A                                                          N/A   N/A
  5.9   7/31/2012         IE Cubed, LLC                                              6,097   1/31/2009
 5.10   12/31/2010        United States of America-DLA                              17,686   5/31/2010
 5.11   9/30/2008         E.W. Siver Associates, Inc.                                4,264   12/31/2009
 5.12   8/31/2007         LIG Marine Managers, Inc.                                  4,576   5/31/2011
 5.13   12/31/2011        Muscular Dystrophy Association, Inc                        3,776   4/30/2008
 5.14   6/30/2009         United States of America-NWI                               8,325   9/30/2007
 5.15   9/30/2008         United States Fish & Wildlife                              2,057   10/31/2007
    6   N/A               N/A                                                          N/A   N/A
    7   3/14/2013         Amgen, Incorporated                                      131,386   4/30/2011
    8   9/30/2012         Diversified Mercury                                       16,762   4/30/2010
    9   1/31/2016         USAMMA                                                    84,261   11/30/2011
   10   N/A               N/A                                                          N/A   N/A
   11   N/A               N/A                                                          N/A   N/A
   13   N/A               N/A                                                          N/A   N/A
   14   6/30/2013         Fifth Third Bank                                          48,038   6/30/2011
   15   N/A               N/A                                                          N/A   N/A
   16   8/31/2016         Kaplan, et.                                               61,454   4/13/2015
   17   8/31/2007         Marmaxx Operating Corp.                                   27,953   3/31/2010
   18   8/31/2007         Tropical Burgers and More                                  4,700   8/31/2007
   19   N/A               N/A                                                          N/A   N/A
   20   N/A               N/A                                                          N/A   N/A
   21   N/A               N/A                                                          N/A   N/A
   23
 23.1   N/A               N/A                                                          N/A   N/A
 23.2   N/A               N/A                                                          N/A   N/A
   24   N/A               N/A                                                          N/A   N/A
   25   7/31/2008         AEPCO                                                     21,100   5/31/2016
   26   N/A               N/A                                                          N/A   N/A
   27   2/28/2012         AmerUS Group                                              64,409   12/31/2009
   28   N/A               N/A                                                          N/A   N/A
   29   5/31/2012         Kerr Drugs,Inc.                                           10,200   1/31/2013
   30   N/A               N/A                                                          N/A   N/A
   31   N/A               N/A                                                          N/A   N/A
   32   N/A               N/A                                                          N/A   N/A
   33   11/30/2020        Gecko's                                                    5,600   8/31/2016


   34   N/A               N/A                                                          N/A   N/A
   35   N/A               N/A                                                          N/A   N/A
   36   N/A               N/A                                                          N/A   N/A





   37   N/A               N/A                                                          N/A   N/A
   38   1/31/2012         Persystent Technology Corp.                               15,503   8/31/2010
   39   9/30/2014         N/A                                                          N/A   N/A
   40   N/A               N/A                                                          N/A   N/A
   41
 41.1   N/A               N/A                                                          N/A   N/A
 41.2   N/A               N/A                                                          N/A   N/A
 41.3   N/A               N/A                                                          N/A   N/A
 41.4   N/A               N/A                                                          N/A   N/A
 41.5   N/A               N/A                                                          N/A   N/A
 41.6   N/A               N/A                                                          N/A   N/A
 41.7   N/A               N/A                                                          N/A   N/A
 41.8   N/A               N/A                                                          N/A   N/A
 41.9   N/A               N/A                                                          N/A   N/A
41.10   N/A               N/A                                                          N/A   N/A
41.11   N/A               N/A                                                          N/A   N/A
41.12   N/A               N/A                                                          N/A   N/A
   42
 42.1   8/1/2007          Bay Automotive                                             2,580   MTM
 42.2   1/1/2012          N/A                                                          N/A   N/A
   43   N/A               N/A                                                          N/A   N/A
   44   5/31/2017         Red Lobster                                                8,355   10/31/2008
   46   4/30/2008         Save A Lot                                                31,288   10/31/2012
   47   2/28/2016         AthletiCo                                                  9,520   1/31/2010
   48   N/A               N/A                                                          N/A   N/A
   49   12/31/2016        Nail and Country Tan                                       5,600   11/30/2011
   50   N/A               N/A                                                          N/A   N/A
   51   1/31/2012         Talbots                                                   10,982   1/31/2011
   52   8/31/2025         Chicken Gogo                                               2,592   1/31/2011



   53   10/31/2026        T-Mobile                                                   3,130   10/31/2016
   54   10/31/2008        TIG Indemnity Co.                                         21,331   10/31/2009
   55   1/23/2008         East Orlando Family Medicine                               5,040   8/31/2008
   56   11/30/2026        Great Spirits, Inc.                                        4,238   4/30/2012
   57   N/A               N/A                                                          N/A   N/A
   58   N/A               N/A                                                          N/A   N/A
   59
 59.1   5/31/2009         Point Technologies                                         2,000   12/31/2011
 59.2   6/30/2010         Joyce Kramer dba Jake Rocks                                2,500   3/31/2012
 59.3   8/31/2007         Two Hands Bindery and Papery                               2,810   12/31/2008
 59.4   3/31/2011         N/A                                                          N/A   N/A
   60   11/13/2015        Hubbard Swim School                                        7,000   11/30/2016
   61   3/31/2010         Torino's Restaurant                                        4,992   9/30/2010
   62   3/31/2010         N/A                                                          N/A   N/A
   63   N/A               N/A                                                          N/A   N/A
   64   3/31/2013         Lamps Plus                                                14,990   12/27/2013
   65   N/A               N/A                                                          N/A   N/A

   66   5/31/2011         Tru West Credit Union                                      2,875   1/31/2012

   67   1/31/2017         Family Christian Stores, Inc.                              6,000   12/31/2016
   68   N/A               N/A                                                          N/A   N/A
   71   4/30/2019         N/A                                                          N/A   N/A
   72   N/A               N/A                                                          N/A   N/A
   73   N/A               N/A                                                          N/A   N/A
   76   N/A               N/A                                                          N/A   N/A
   77   N/A               N/A                                                          N/A   N/A
   78   3/31/2022         Salvation Army                                            15,000   1/31/2011
   79   N/A               N/A                                                          N/A   N/A
   81   2/28/2010         Apex Technology                                            6,861   8/31/2007
   82   12/31/2009        Rehab Connections                                          5,134   4/25/2010
   83   11/30/2010        Kitchen Distributors of America                            4,218   7/31/2011
   84   N/A               N/A                                                          N/A   N/A
   85   6/27/2020         New Birth Baptist                                          5,272   6/30/2011
   86   7/31/2009         Sang Joo & Yoo Jong Joo                                      938   7/31/2009
   87   3/31/2019         Trademark Properties, Incorporated                        14,834   3/31/2019
   88   9/30/2015         HVA Leasing                                                  900   5/31/2011
   89   N/A               N/A                                                          N/A   N/A
   91   8/27/2023         Movie Gallery                                              3,600   12/8/2008


   92   9/30/2010         South American Arts and Crafts Inc.                          550   9/30/2008
   93   1/13/2018         Maxway Store #815                                         14,400   5/31/2007
   94   N/A               N/A                                                          N/A   N/A
   95   N/A               N/A                                                          N/A   N/A
   96   N/A               N/A                                                          N/A   N/A
   97   N/A               N/A                                                          N/A   N/A
   98   12/31/2016        Asian Star                                                 6,300   3/31/2014
  100   12/31/2015        Real Wing, Inc- BWW                                        5,500   11/30/2016
  101   7/29/2018         Prime Time Video                                           2,400   1/31/2008



  102   N/A               N/A                                                          N/A   N/A
  103   N/A               N/A                                                          N/A   N/A
  104   11/30/2009        Tuesday Morning                                           10,400   6/30/2008
  106   1/31/2027         N/A                                                          N/A   N/A
  107   N/A               N/A                                                          N/A   N/A
  109   10/31/2011        Desert Moon                                                2,578   12/31/2012

  110   N/A               N/A                                                          N/A   N/A
  111   9/30/2010         Park Centre Lounge                                         3,600   10/31/2008
  112   12/31/2011        Matrix Healthcare                                          9,036   3/31/2012

  114   N/A               N/A                                                          N/A   N/A
  115   10/12/2024        N/A                                                          N/A   N/A
  116   N/A               N/A                                                          N/A   N/A
  117   6/30/2009         Keller-Williams Realty                                     8,775   2/28/2015
  118   N/A               N/A                                                          N/A   N/A
  119   10/17/2012        Food Lion Store #2674                                     35,200   2/25/2027
  121   11/17/2014        HCL Engineering                                            7,188   12/29/2012
  122   1/31/2011         Wink Companies, L.L.C.                                    11,429   10/31/2009
  123   11/30/2024        Leaderquest Holdings LLC                                   4,932   9/30/2011






  127   3/31/2014         Electric Beach                                             2,790   3/31/2010
  128   11/22/2026        Jos. A. Bank Clotheirs, Inc.                               4,366   6/30/2017






  129   7/31/2011         Let's Eat                                                  1,860   2/29/2012
  130   N/A               N/A                                                          N/A   N/A
  131   12/31/2018        Butler Automotive                                         13,500   6/30/2019
  132   N/A               N/A                                                          N/A   N/A
  133   N/A               N/A                                                          N/A   N/A
  135   12/31/2008        Metrociti Savings                                          4,325   2/29/2008
  136   12/31/2015        White Hen                                                  2,374   8/31/2016
  137   6/30/2016         Library Bar                                                2,074   8/31/2016
  138   2/28/2009         Peters & Associates, S.C.                                  5,427   12/31/2007
  139   1/31/2015         Cafe Roma, Inc.                                            4,131   3/31/2015
  140



140.1   N/A               N/A                                                          N/A   N/A
140.2   N/A               N/A                                                          N/A   N/A
  141   N/A               N/A                                                          N/A   N/A
  142   N/A               N/A                                                          N/A   N/A
  144   2/28/2008         Via Lago                                                   2,861   12/31/2007
  145   12/31/2008        MCB Financial Group                                        3,296   2/28/2009
  146   3/31/2081         N/A                                                          N/A   N/A
  147   1/31/2008         St. Mary's Healthplex                                     18,000   12/31/2010
  149   10/31/2010        Renal Care Group                                          10,831   5/31/2014
  150   7/31/2012         Interact                                                  16,294   3/31/2008
  151   5/31/2011         One Hour Martinizing                                       2,307   5/31/2011
  153   4/30/2014         N/A                                                          N/A   N/A
  154   1/31/2026         Central Park SD                                            3,196   8/31/2012
  156   4/10/2021         Dollar General #7844                                       8,080   5/31/2011
  157   8/31/2010         Sprint-Nextel                                              3,052   7/31/2007






  158   5/31/2010         Marlows                                                    6,176   5/31/2010
  159   12/31/2021        N/A                                                          N/A   N/A
  160   2/28/2012         Tai Ky Restaurant                                          3,150   9/30/2011
  161   10/31/2007        Rose Shattuck and Associates LLC                           5,068   9/30/2012
  162   7/31/2009         CH2M Hill, Inc.                                            7,377   12/31/2007
  163   9/12/2011         Grand Dragon Buffet                                        2,660   10/31/2011
  164   10/20/2013        Studio Be Yoga                                             1,727   1/31/2012
  165   2/28/2012         Coffee Bean & Tea Leaf                                     1,500   6/30/2011
  166   N/A               N/A                                                          N/A   N/A
  167   11/30/2009        Dunkin Donuts                                              1,940   1/31/2007
  169   1/31/2022         Starbucks                                                  1,824   2/8/2017
  170   5/31/2009         Money Tree                                                 2,105   1/31/2008
  172   N/A               N/A                                                          N/A   N/A
  173   9/30/2012         The Great Frame Up                                         1,698   9/11/2014


  174   N/A               N/A                                                          N/A   N/A
  175   3/31/2017         Sanchin Karate                                             2,196   8/31/2011


  177
177.1   N/A               N/A                                                          N/A   N/A
177.2   N/A               N/A                                                          N/A   N/A
  178   N/A               N/A                                                          N/A   N/A
  180   N/A               N/A                                                          N/A   N/A
  181   9/30/2008         Trans Machine                                             15,400   9/30/2009
  182   7/31/2011         Fish Market                                                2,550   3/31/2012




  183   12/31/2011        Just-A-Cut                                                 1,425   12/31/2011
  184   10/31/2008        Centaur Dental                                             4,184   3/31/2009
  185   10/31/2009        Sierra Bicycle                                             3,048   MTM
  186   12/31/2009        Tidewater Physicans Multispecialty Group                   4,029   10/31/2011
  187   1/5/2026          N/A                                                          N/A   N/A
  188   1/26/2011         The Marquee                                                2,053   1/16/2016
  190   3/31/2009         Cannon Electric Federal Credit                             4,212   6/30/2010
  191   N/A               N/A                                                          N/A   N/A
  192   1/31/2013         N/A                                                          N/A   N/A
  193   4/30/2009         Maxim Healthcare Services, Inc.                            3,625   6/30/2010
  194   11/30/2016        The S & Q Shack Raving Brands                              2,375   11/30/2016
  195   N/A               N/A                                                          N/A   N/A
  196   9/30/2017         Virginia Allergy                                           2,941   1/31/2010
  197   9/11/2021         N/A                                                          N/A   N/A
  198   10/1/2016         TSB Subs & Such, LLC - dba Mr. Goodcents Subs              1,844   10/18/2011
  199   N/A               N/A                                                          N/A   N/A
  200   11/28/2016        N/A                                                          N/A   N/A

  201   N/A               N/A                                                          N/A   N/A
  203   8/31/2012         Ivanov's Gym                                              11,799   10/31/2010
  204   12/31/2010        Boccard USA Corporation                                    3,080   8/31/2008
  205   10/31/2007        Herskowitz/Leberman                                        2,800   12/31/2008
  206   3/31/2016         CATO                                                       4,060   1/31/2008



  207   N/A               N/A                                                          N/A   N/A





  208   N/A               N/A                                                          N/A   N/A
  209   7/31/2010         Lenny's Sub Shop                                           1,550   8/20/2010
  210   6/30/2012         N/A                                                          N/A   N/A
  211   1/31/2019         Roni Cummings                                                359   11/30/2009
  212   N/A               N/A                                                          N/A   N/A
  213   2/13/2009         The Arbor House                                            2,273   12/15/2010
  214   10/31/2010        Qdoba                                                      2,400   10/31/2010
  215   N/A               N/A                                                          N/A   N/A
  216   9/30/2009         Drs. Ho and Cheung                                         2,050   10/31/2011
  217   12/31/2011        Esquire Cleaners                                           1,400   2/28/2012




  218   N/A               N/A                                                          N/A   N/A






  219   9/30/2009         WorkWell Health Services                                   1,738   9/30/2007




  220   N/A               N/A                                                          N/A   N/A
  221   N/A               N/A                                                          N/A   N/A
  222   8/31/2009         D'Moda                                                     1,246   2/28/2011

  223   N/A               N/A                                                          N/A   N/A
  224   4/30/2019         International Health Care                                  2,900   1/31/2019
  225   8/31/2009         Beauty Mart                                                1,400   5/31/2011
  226   N/A               N/A                                                          N/A   N/A
  227   N/A               N/A                                                          N/A   N/A
  228   2/28/2019         Oak Brook Centre for Health II                             2,442   4/30/2019
  229   6/30/2009         Chef's Eric Best Inc                                       3,300   2/28/2010
  230   N/A               N/A                                                          N/A   N/A
  231   1/31/2009         Greater Allegheny Financial Group                          2,825   7/31/2010
  232   N/A               N/A                                                          N/A   N/A
  233   N/A               N/A                                                          N/A   N/A
  234   5/30/2012         N/A                                                          N/A   N/A
  235   3/31/2009         Najib Musallam                                             2,255   12/31/2009
  236   N/A               N/A                                                          N/A   N/A
  237   10/31/2007        Quiznos Subs                                               1,679   8/31/2011


  238   N/A               N/A                                                          N/A   N/A



#       Name                                                          Sq. Ft.   Expiration Date   Reserve
-----   -----------------------------------------------------------   -------   ---------------   ----------
    1   Environ Holdings                                               20,380   6/3/2008                  $0
    2   N/A                                                               N/A   N/A               $4,382,276


    3   Giant Foods, Inc.                                              55,000   11/30/2009                $0

    4                                                                                                     $0
  4.1   N/A                                                               N/A   N/A
  4.2   N/A                                                               N/A   N/A
  4.3   N/A                                                               N/A   N/A
  4.4   N/A                                                               N/A   N/A
  4.5   N/A                                                               N/A   N/A
  4.6   N/A                                                               N/A   N/A
  4.7   Store Supply Warehouse, LLC                                    31,843   4/30/2011
    5                                                                                                     $0
  5.1   Hull Acquisition Corp.                                         14,240   9/30/2007
  5.2   Garcia & Ortiz, P.A.                                            9,039   9/30/2011
  5.3   Compupay, Inc.                                                  5,964   8/31/2008
  5.4   BIGgross Inc.                                                   7,688   3/31/2011
  5.5   State of Florida Department of Education                        5,469   2/29/2008
  5.6   Bankers Life & Casualty Co.                                     2,780   5/31/2010
  5.7   N/A                                                               N/A   N/A
  5.8   N/A                                                               N/A   N/A
  5.9   State of Florida Department of Education                        4,999   9/30/2011
 5.10   N/A                                                               N/A   N/A
 5.11   Mercantile Bank                                                 2,500   3/31/2011
 5.12   Muscular Dystrophy Association                                  2,561   4/30/2008
 5.13   RGIS Inventory Specialists                                      1,637   10/31/2007
 5.14   American National Insurance Co.                                 2,560   7/31/2009
 5.15   KB Environmental Sciences, Inc.                                 1,537   8/31/2008
    6   N/A                                                               N/A   N/A                       $0
    7   Infosys Technologies, Incorporated                             32,000   1/31/2010                 $0
    8   Premier Business Centres                                       12,865   3/8/2016                  $0
    9   Rockville Mailing Services                                     60,126   5/30/2015                 $0
   10   N/A                                                               N/A   N/A                       $0
   11   N/A                                                               N/A   N/A               $2,000,000
   13   N/A                                                               N/A   N/A                       $0
   14   Stites and Harbison                                            39,844   10/31/2018                $0
   15   N/A                                                               N/A   N/A                 $877,700
   16   Zenith Media Services                                          31,455   12/31/2011                $0
   17   Pushpakant Shah & Yakub Munshi d/b/a Taj Mahal                 15,817   10/31/2011        $3,450,000
   18   Ship Store Galleries                                            4,038   7/31/2008            $40,000
   19   N/A                                                               N/A   N/A               $3,855,000
   20   N/A                                                               N/A   N/A                       $0
   21   N/A                                                               N/A   N/A                       $0
   23                                                                                                     $0
 23.1   N/A                                                               N/A   N/A
 23.2   N/A                                                               N/A   N/A
   24   N/A                                                               N/A   N/A                 $250,000
   25   Fidelity and Trust Mortgage                                     9,276   1/31/2011                 $0
   26   N/A                                                               N/A   N/A                       $0
   27   RSM McGladrey                                                  35,753   9/30/2009                 $0
   28   N/A                                                               N/A   N/A                       $0
   29   Panera Bread                                                    5,097   10/31/2011                $0
   30   N/A                                                               N/A   N/A               $2,360,000
   31   N/A                                                               N/A   N/A                       $0
   32   N/A                                                               N/A   N/A                       $0
   33   Pinchers Crab Shack                                             4,810   11/30/2013        $5,122,696


   34   N/A                                                               N/A   N/A               $1,720,000
   35   N/A                                                               N/A   N/A                       $0
   36   N/A                                                               N/A   N/A                 $300,000





   37   N/A                                                               N/A   N/A                       $0
   38   Pulte Home Corp.                                                7,256   12/31/2010                $0
   39   N/A                                                               N/A   N/A                       $0
   40   N/A                                                               N/A   N/A                       $0
   41                                                                                                     $0
 41.1   N/A                                                               N/A   N/A
 41.2   N/A                                                               N/A   N/A
 41.3   N/A                                                               N/A   N/A
 41.4   N/A                                                               N/A   N/A
 41.5   N/A                                                               N/A   N/A
 41.6   N/A                                                               N/A   N/A
 41.7   N/A                                                               N/A   N/A
 41.8   N/A                                                               N/A   N/A
 41.9   N/A                                                               N/A   N/A
41.10   N/A                                                               N/A   N/A
41.11   N/A                                                               N/A   N/A
41.12   N/A                                                               N/A   N/A
   42                                                                                                     $0
 42.1   Bill Dunn One Stop Shop                                         2,496   MTM
 42.2   N/A                                                               N/A   N/A
   43   N/A                                                               N/A   N/A               $2,500,000
   44   M&T Bank                                                        3,500   9/30/2013                 $0
   46   A.J. Wright                                                    25,000   11/30/2012                $0
   47   Panera Bread                                                    4,200   12/31/2016                $0
   48   N/A                                                               N/A   N/A                       $0
   49   Bonefish                                                        5,200   10/31/2016           $20,000
   50   N/A                                                               N/A   N/A                       $0
   51   Learning Express                                                6,200   6/30/2010                 $0
   52   Iguanas O Ranas Grill                                           2,277   3/31/2013           $612,813



   53   Round Table Pizza                                               3,100   8/31/2016           $161,700
   54   Hayward Enterprises, Inc.                                       8,188   7/31/2009                 $0
   55   Avalon Associates- Corporate Office                             3,000   12/31/2010                $0
   56   KJM Educational Solutions, LLC (Huntington Learning Center)     2,800   4/30/2012                 $0
   57   N/A                                                               N/A   N/A                       $0
   58   N/A                                                               N/A   N/A                       $0
   59                                                                                                     $0
 59.1   Leapfrog, LLC                                                   1,945   12/31/2007
 59.2   Installation                                                    2,020   7/31/2007
 59.3   Bayleaf Estate Investments, LLC                                 1,125   9/30/2009
 59.4   N/A                                                               N/A   N/A
   60   Performance Bicycles                                            5,972   3/31/2017            $79,051
   61   Sunseekers                                                      4,448   9/30/2010                 $0
   62   N/A                                                               N/A   N/A               $1,750,000
   63   N/A                                                               N/A   N/A                       $0
   64   Party City                                                     11,629   12/31/2009                $0
   65   N/A                                                               N/A   N/A                 $350,000

   66   The Dancers Academy                                             2,807   4/30/2011           $143,398

   67   Mattress Firm-Georgia Inc                                       4,000   5/31/2012                 $0
   68   N/A                                                               N/A   N/A                       $0
   71   N/A                                                               N/A   N/A                       $0
   72   N/A                                                               N/A   N/A                       $0
   73   N/A                                                               N/A   N/A               $1,200,000
   76   N/A                                                               N/A   N/A                       $0
   77   N/A                                                               N/A   N/A                       $0
   78   Family Dollar                                                   7,500   12/31/2012                $0
   79   N/A                                                               N/A   N/A                       $0
   81   Pandya Kapadia & Associates                                     5,400   3/31/2016                 $0
   82   Pelican Harry's Sports Grill                                    3,794   12/31/2015          $400,000
   83   White Hen Pantry, Inc.                                          2,400   11/30/2008                $0
   84   N/A                                                               N/A   N/A                       $0
   85   Floor Coverings                                                 2,055   8/31/2009                 $0
   86   Farhad Yaghoubi                                                   938   1/31/2008                 $0
   87   Louis Berger                                                    6,937   11/15/2012          $110,000
   88   Toastie's Deli                                                    840   7/31/2015                 $0
   89   N/A                                                               N/A   N/A                  $95,938
   91   Maria Alvarez Dollar Land                                       2,160   12/31/2008                $0


   92   Morena Medina and Ruben Medina                                    550   9/30/2007                 $0
   93   Eckerd Drugs #3307                                              8,000   1/31/2009             $7,125
   94   N/A                                                               N/A   N/A                       $0
   95   N/A                                                               N/A   N/A                       $0
   96   N/A                                                               N/A   N/A                       $0
   97   N/A                                                               N/A   N/A                       $0
   98   Creature Comforts Animal Clinic                                 4,200   12/31/2010                $0
  100   Lunch Money - Jason's Deli                                      4,000   4/30/2019                 $0
  101   Sports Locker Inc.                                              2,400   3/31/2010                 $0



  102   N/A                                                               N/A   N/A                       $0
  103   N/A                                                               N/A   N/A                       $0
  104   Kim PTree Textiles                                              9,200   7/31/2012           $125,000
  106   N/A                                                               N/A   N/A                       $0
  107   N/A                                                               N/A   N/A                       $0
  109   #1 Up Golf                                                      2,400   10/31/2011                $0

  110   N/A                                                               N/A   N/A                       $0
  111   Karate Studio                                                   2,732   8/31/2010                 $0
  112   National Cinema Supply                                          6,330   2/28/2011           $188,442

  114   N/A                                                               N/A   N/A                       $0
  115   N/A                                                               N/A   N/A                       $0
  116   N/A                                                               N/A   N/A                       $0
  117   Southwest Energy                                                5,764   4/30/2009                 $0
  118   N/A                                                               N/A   N/A                       $0
  119   Dollar Tree                                                     9,000   6/30/2009            $94,420
  121   Stephen V. Eppler, M.D., LLC                                    4,871   2/5/2015            $155,000
  122   GSA - ATF                                                       5,793   8/28/2016                 $0
  123   Piper Financial                                                 4,222   3/31/2012                 $0






  127   Dublin Jerky                                                    2,280   9/30/2010            $75,000
  128   N/A                                                               N/A   N/A                       $0






  129   Touch of Napoli                                                 1,760   7/31/2011                 $0
  130   N/A                                                               N/A   N/A                  $14,168
  131   Best Home Inc.                                                  6,000   6/30/2011                 $0
  132   N/A                                                               N/A   N/A                       $0
  133   N/A                                                               N/A   N/A                       $0
  135   Sierra Tax Service                                              3,425   12/31/2009                $0
  136   Vino Tinto                                                      1,119   11/30/2011           $19,808
  137   Looseleaf                                                       1,310   7/31/2011                 $0
  138   Horizon Interactive                                             5,440   8/31/2009                 $0
  139   Orient Cafe No. 7, Inc.                                         3,240   12/31/2014                $0
  140                                                                                                 $8,000



140.1   N/A                                                               N/A   N/A
140.2   N/A                                                               N/A   N/A
  141   N/A                                                               N/A   N/A                       $0
  142   N/A                                                               N/A   N/A                       $0
  144   Eastern Bank                                                    2,077   8/31/2019                 $0
  145   Lucidity Development                                            1,926   1/21/2012                 $0
  146   N/A                                                               N/A   N/A                       $0
  147   Ace Hardware                                                    8,450   1/31/2011                 $0
  149   Blockbuster Video                                               8,520   12/31/2008                $0
  150   Concorde Mgmt & Dev., Inc.                                      2,936   7/31/2010                 $0
  151   Tom Redd                                                        2,000   5/31/2011                 $0
  153   N/A                                                               N/A   N/A                       $0
  154   Ascent Real Estate                                              3,159   12/31/2016                $0
  156   Mama Rosa's                                                     3,000   5/31/2011            $10,295
  157   America's Home Place                                            3,039   6/30/2008                 $0






  158   Tom's of Maine                                                  5,711   12/31/2008                $0
  159   N/A                                                               N/A   N/A                       $0
  160   Gwinnett Sound                                                  2,450   3/31/2011                 $0
  161   Key Risk Management Services, Inc.                              4,371   6/30/2008                 $0
  162   Southlight, Inc.                                                4,528   12/31/2010                $0
  163   Ultra Tan                                                       1,779   7/14/2011            $16,372
  164   Elle Salon & Boutique                                           1,288   9/30/2011            $11,080
  165   Red Persimmon                                                   1,250   9/30/2011                 $0
  166   N/A                                                               N/A   N/A                       $0
  167   Dog Gone It                                                       990   3/31/2008                 $0
  169   N/A                                                               N/A   N/A                       $0
  170   Digicom Wireless                                                1,870   11/30/2011                $0
  172   N/A                                                               N/A   N/A                       $0
  173   Victorian Seasons, Inc.                                         1,493   9/30/2007                 $0


  174   N/A                                                               N/A   N/A                       $0
  175   Domino's Pizza                                                  1,642   6/30/2011            $69,435


  177                                                                                                 $6,750
177.1   N/A                                                               N/A   N/A
177.2   N/A                                                               N/A   N/A
  178   N/A                                                               N/A   N/A                  $33,035
  180   N/A                                                               N/A   N/A                       $0
  181   Diamond Rigging                                                12,000   3/31/2008                 $0
  182   Sanchos Restaurant                                              2,500   12/31/2011                $0




  183   I & D Wireless/Alltel                                           1,425   12/31/2011           $44,157
  184   Boulder Valley Dermatology                                      3,951   12/31/2011                $0
  185   Smoke Shop                                                      2,000   5/31/2007                 $0
  186   Tidewater Physical Therapy, Inc.                                2,671   10/31/2011                $0
  187   N/A                                                               N/A   N/A                       $0
  188   Starbucks                                                       1,726   9/30/2015                 $0
  190   Residential Credit Corporation                                  1,894   12/31/2007            $7,059
  191   N/A                                                               N/A   N/A                       $0
  192   N/A                                                               N/A   N/A                       $0
  193   Sharpe Mortgage Lending                                         2,989   9/30/2008                 $0
  194   Starbucks                                                       1,750   2/28/2017                 $0
  195   N/A                                                               N/A   N/A                       $0
  196   Health Link Family Chiropractic                                 2,826   12/31/2011                $0
  197   N/A                                                               N/A   N/A                       $0
  198   Skycom, Inc. - dba/Wireless World                               1,486   10/1/2011                 $0
  199   N/A                                                               N/A   N/A                       $0
  200   N/A                                                               N/A   N/A                       $0

  201   N/A                                                               N/A   N/A                       $0
  203   UPS Supply Chain Solutions                                     11,174   3/3/2008                  $0
  204   Cartec Engineering Corporation                                  3,080   11/30/2011                $0
  205   Patricia Egberts                                                1,800   12/31/2007                $0
  206   Alltel                                                          2,500   5/31/2008                 $0



  207   N/A                                                               N/A   N/A                       $0





  208   N/A                                                               N/A   N/A                       $0
  209   Fast Frame                                                      1,248   11/30/2013                $0
  210   N/A                                                               N/A   N/A                       $0
  211   Glass & Associates                                                358   11/30/2009                $0
  212   N/A                                                               N/A   N/A                       $0
  213   Clearwire                                                       1,824   3/1/2011                  $0
  214   KnowledgePoint                                                  1,200   3/31/2011                 $0
  215   N/A                                                               N/A   N/A                   $5,120
  216   Dr. Kelly                                                       1,500   1/14/2017                 $0
  217   Olde Time Pharmacy                                              1,360   11/30/2011           $15,000




  218   N/A                                                               N/A   N/A                       $0






  219   A&O Compounding Pharmacy                                        1,407   11/30/2010                $0




  220   N/A                                                               N/A   N/A                       $0
  221   N/A                                                               N/A   N/A                       $0
  222   Avondale Minimart                                               1,191   10/31/2012           $86,847

  223   N/A                                                               N/A   N/A                       $0
  224   Congressman Chris Shays                                         1,663   12/31/2008                $0
  225   Dolex Dollar Express                                            1,400   8/31/2011             $8,250
  226   N/A                                                               N/A   N/A                       $0
  227   N/A                                                               N/A   N/A                       $0
  228   Jeff Vallandingham & Brett K. Allan                             1,822   10/31/2007                $0
  229   L'Eglise Baptist Primitive Inc                                  2,200   10/31/2007                $0
  230   N/A                                                               N/A   N/A                       $0
  231   John Gullsek Construction Company                               1,250   1/31/2008                 $0
  232   N/A                                                               N/A   N/A                       $0
  233   N/A                                                               N/A   N/A                       $0
  234   N/A                                                               N/A   N/A                       $0
  235   Marie Nealson                                                   2,200   10/31/2007                $0
  236   N/A                                                               N/A   N/A                       $0
  237   EB Games                                                        1,460   12/31/2008                $0


  238   N/A                                                               N/A   N/A                       $0



#       Description
-----   --------------------------------------------------------------------------------------------------
    1   N/A
    2   Seasonality Reserve


    3   N/A

    4   N/A
  4.1
  4.2
  4.3
  4.4
  4.5
  4.6
  4.7
    5   N/A
  5.1
  5.2
  5.3
  5.4
  5.5
  5.6
  5.7
  5.8
  5.9
 5.10
 5.11
 5.12
 5.13
 5.14
 5.15
    6   N/A
    7   N/A
    8   N/A
    9   N/A
   10   N/A
   11   Stabilization Reserve Fund
   13   N/A
   14   N/A
   15   PIP Reserve
   16   N/A
   17   Renovation Reserve
   18   ADA Compliance Reserve
   19   Entitlement Reserve ($1,000,000) and Renovation Reserve ($2,855,000)
   20   N/A
   21   N/A
   23   N/A
 23.1
 23.2
   24   Seasonality Reserve
   25   N/A
   26   N/A
   27   N/A
   28   N/A
   29   N/A
   30   Holdback Reserve
   31   N/A
   32   N/A
   33   Cost Cutter's Reserve ($21,301), Stride Rite Reserve ($7,160), Office
        Max Reserve ($400,130), Master Lease Reserve ($194,105) and Office Max
        Permit Reserve ($4,500,000)
   34   Holdback Reserve
   35   N/A
   36   Renovation Reserve





   37   N/A
   38   N/A
   39   N/A
   40   N/A
   41   N/A
 41.1
 41.2
 41.3
 41.4
 41.5
 41.6
 41.7
 41.8
 41.9
41.10
41.11
41.12
   42   N/A
 42.1
 42.2
   43   Renovation Reserve
   44   N/A
   46   N/A
   47   N/A
   48   N/A
   49   Bonsai Sushi Reserve
   50   N/A
   51   N/A
   52   Construction Reserve



   53   Reserve for Holdback of Unpaid TI Allowance
   54   N/A
   55   N/A
   56   N/A
   57   N/A
   58   N/A
   59   N/A
 59.1
 59.2
 59.3
 59.4
   60   Rent Reserve
   61   N/A
   62   Lockheed Reserve
   63   N/A
   64   N/A
   65   Individual Apartment Improvements, Environmental Remediation and
        Renovation Reserve
   66   Vitamins Reserve ($62,922), Hobby Reserve ($25,501)
        and Lease Space Reserve ($54,975).
   67   N/A
   68   N/A
   71   N/A
   72   N/A
   73   Holdback Reserve
   76   N/A
   77   N/A
   78   N/A
   79   N/A
   81   N/A
   82   Tazza Reserve ($200,000) and Rent Abatement Reserve ($200,000)
   83   N/A
   84   N/A
   85   N/A
   86   N/A
   87   Finish Out Reserve
   88   N/A
   89   Life-Safety Repair Reserve
   91   N/A


   92   N/A
   93   Maxway Tenant Repair Reserve
   94   N/A
   95   N/A
   96   N/A
   97   N/A
   98   N/A
  100   N/A
  101   N/A



  102   N/A
  103   N/A
  104   Calandro's Upfront Reserve
  106   N/A
  107   N/A
  109   N/A

  110   N/A
  111   N/A
  112   Care Max Medical Resources Rent Reserve ($3,920), Matrix Healthcare Rent
        Reserve ($126,726) and Jigsaw Print CommunicationsRent Reserve ($57,796)
  114   N/A
  115   N/A
  116   N/A
  117   N/A
  118   N/A
  119   Food Lion Reserve
  121   Lease-Up Reserve
  122   N/A
  123   N/A






  127   Atlanta Bread Company Reserve
  128   N/A






  129   N/A
  130   Initial Seasonality Contribution
  131   N/A
  132   N/A
  133   N/A
  135   N/A
  136   Finish Out Reserve
  137   N/A
  138   N/A
  139   N/A
  140   Termite Reserve



140.1
140.2
  141   N/A
  142   N/A
  144   N/A
  145   N/A
  146   N/A
  147   N/A
  149   N/A
  150   N/A
  151   N/A
  153   N/A
  154   N/A
  156   Subway Litigation Reserve
  157   N/A






  158   N/A
  159   N/A
  160   N/A
  161   N/A
  162   N/A
  163   Rent Reserve
  164   Condo Assessment Reserve
  165   N/A
  166   N/A
  167   N/A
  169   N/A
  170   N/A
  172   N/A
  173   N/A


  174   N/A
  175   San Antonio National Bank Tenant Improvements Reserve ($39,000) and Vacant Space Reserve ($30,435)
        San Antonio National Bank Tenant Improvements Reserve ($39,000) and
        Vacant Space Reserve ($30,435)
  177   Termite Reserve
177.1
177.2
  178   Termite Reserve ($4,910) and Roof Sub-Reserve ($28,125)
  180   N/A
  181   N/A
  182   N/A




  183   Lease Holdback Reserve ($21,657) and Vacant Space Reserve ($22,500)
  184   N/A
  185   N/A
  186   N/A
  187   N/A
  188   N/A
  190   Termite Reserve
  191   N/A
  192   N/A
  193   N/A
  194   N/A
  195   N/A
  196   N/A
  197   N/A
  198   N/A
  199   N/A
  200   N/A

  201   N/A
  203   N/A
  204   N/A
  205   N/A
  206   N/A



  207   N/A





  208   N/A
  209   N/A
  210   N/A
  211   N/A
  212   N/A
  213   N/A
  214   N/A
  215   Rent Holdback Reserve
  216   N/A
  217   Lease Holdback Reserve




  218   N/A






  219   N/A




  220   N/A
  221   N/A
  222   Lease Holdback Reserve ($9,965), DeModa Reserve ($39,936)
        and MiniMarket Reserve ($36,946)
  223   N/A
  224   N/A
  225   Roof Repair Reserve
  226   N/A
  227   N/A
  228   N/A
  229   N/A
  230   N/A
  231   N/A
  232   N/A
  233   N/A
  234   N/A
  235   N/A
  236   N/A
  237   N/A


  238   N/A



#       Reserve   Description                                   Credit
-----   -------   -------------------------------------------   ----------
    1        $0   N/A                                                   $0
    2        $0   Seasonality Reserve in the amount Lender              $0
                  reasonably estimates to maintain a
                  DSCR >= 1.05x on a trailing 12 month basis.
    3        $0   N/A                                                   $0

    4        $0   N/A                                                   $0
  4.1
  4.2
  4.3
  4.4
  4.5
  4.6
  4.7
    5        $0   N/A                                                   $0
  5.1
  5.2
  5.3
  5.4
  5.5
  5.6
  5.7
  5.8
  5.9
 5.10
 5.11
 5.12
 5.13
 5.14
 5.15
    6        $0   N/A                                                   $0
    7        $0   N/A                                                   $0
    8        $0   N/A                                                   $0
    9        $0   N/A                                                   $0
   10        $0   N/A                                                   $0
   11        $0   N/A                                                   $0
   13        $0   N/A                                                   $0
   14        $0   N/A                                                   $0
   15        $0   N/A                                                   $0
   16        $0   N/A                                                   $0
   17   $37,500   Master Lease TILC Reserve                             $0
   18        $0   N/A                                                   $0
   19        $0   N/A                                                   $0
   20        $0   N/A                                                   $0
   21        $0   N/A                                                   $0
   23        $0   N/A                                                   $0
 23.1
 23.2
   24    $4,167   Ground Rent Reserve                                   $0
   25        $0   N/A                                                   $0
   26        $0   N/A                                                   $0
   27        $0   N/A                                                   $0
   28        $0   N/A                                                   $0
   29        $0   N/A                                                   $0
   30        $0   N/A                                                   $0
   31        $0   N/A                                                   $0
   32        $0   N/A                                                   $0
   33        $0   N/A                                                   $0


   34        $0   N/A                                                   $0
   35        $0   N/A                                                   $0
   36        $0   N/A                                                   $0





   37        $0   N/A                                                   $0
   38        $0   N/A                                                   $0
   39        $0   N/A                                                   $0
   40        $0   N/A                                                   $0
   41        $0   N/A                                                   $0
 41.1
 41.2
 41.3
 41.4
 41.5
 41.6
 41.7
 41.8
 41.9
41.10
41.11
41.12
   42        $0   N/A                                                   $0
 42.1
 42.2
   43        $0   N/A                                                   $0
   44        $0   N/A                                                   $0
   46        $0   N/A                                                   $0
   47        $0   N/A                                                   $0
   48        $0   N/A                                                   $0
   49        $0   N/A                                                   $0
   50        $0   N/A                                                   $0
   51        $0   N/A                                                   $0
   52        $0   N/A                                                   $0



   53        $0   N/A                                                   $0
   54        $0   N/A                                                   $0
   55        $0   N/A                                                   $0
   56        $0   N/A                                           $2,900,000
   57        $0   N/A                                                   $0
   58        $0   N/A                                                   $0
   59        $0   N/A                                                   $0
 59.1
 59.2
 59.3
 59.4
   60        $0   N/A                                                   $0
   61        $0   N/A                                                   $0
   62        $0   N/A                                                   $0
   63        $0   N/A                                                   $0
   64        $0   N/A                                                   $0
   65        $0   N/A                                                   $0

   66        $0   N/A                                                   $0

   67        $0   N/A                                                   $0
   68        $0   N/A                                                   $0
   71        $0   N/A                                                   $0
   72        $0   N/A                                                   $0
   73        $0   N/A                                                   $0
   76        $0   N/A                                                   $0
   77        $0   N/A                                                   $0
   78        $0   N/A                                                   $0
   79        $0   N/A                                                   $0
   81        $0   N/A                                                   $0
   82        $0   N/A                                                   $0
   83        $0   N/A                                                   $0
   84        $0   N/A                                                   $0
   85        $0   N/A                                                   $0
   86        $0   N/A                                                   $0
   87        $0   N/A                                                   $0
   88        $0   N/A                                                   $0
   89        $0   N/A                                                   $0
   91        $0   N/A                                              $97,650


   92        $0   N/A                                                   $0
   93        $0   N/A                                                   $0
   94        $0   N/A                                                   $0
   95        $0   N/A                                                   $0
   96        $0   N/A                                                   $0
   97        $0   N/A                                                   $0
   98        $0   N/A                                                   $0
  100        $0   N/A                                                   $0
  101        $0   N/A                                                   $0



  102        $0   N/A                                                   $0
  103        $0   N/A                                                   $0
  104        $0   N/A                                                   $0
  106        $0   N/A                                                   $0
  107        $0   N/A                                                   $0
  109        $0   N/A                                                   $0

  110        $0   N/A                                                   $0
  111        $0   N/A                                                   $0
  112        $0   N/A                                                   $0

  114        $0   N/A                                                   $0
  115        $0   N/A                                                   $0
  116        $0   N/A                                                   $0
  117        $0   N/A                                                   $0
  118        $0   N/A                                                   $0
  119        $0   N/A                                                   $0
  121    $9,000   Aurora Skin Care Center Repair Reserve                $0
  122        $0   N/A                                                   $0
  123        $0   N/A                                                   $0






  127        $0   N/A                                                   $0
  128        $0   N/A                                                   $0






  129        $0   N/A                                                   $0
  130    $3,570   Seasonality Reserve                                   $0
  131        $0   N/A                                                   $0
  132        $0   N/A                                                   $0
  133        $0   N/A                                                   $0
  135        $0   N/A                                                   $0
  136        $0   N/A                                                   $0
  137        $0   N/A                                                   $0
  138        $0   N/A                                                   $0
  139        $0   N/A                                                   $0
  140        $0   N/A                                           $1,275,000



140.1
140.2
  141        $0   N/A                                                   $0
  142        $0   N/A                                                   $0
  144        $0   N/A                                                   $0
  145        $0   N/A                                                   $0
  146        $0   N/A                                                   $0
  147        $0   N/A                                                   $0
  149        $0   N/A                                                   $0
  150        $0   N/A                                                   $0
  151        $0   N/A                                                   $0
  153        $0   N/A                                                   $0
  154        $0   N/A                                                   $0
  156        $0   N/A                                                   $0
  157        $0   N/A                                                   $0






  158        $0   N/A                                                   $0
  159        $0   N/A                                                   $0
  160        $0   N/A                                                   $0
  161        $0   N/A                                             $104,600
  162        $0   N/A                                              $86,500
  163        $0   N/A                                                   $0
  164        $0   N/A                                                   $0
  165        $0   N/A                                                   $0
  166        $0   N/A                                                   $0
  167        $0   N/A                                                   $0
  169        $0   N/A                                                   $0
  170        $0   N/A                                                   $0
  172        $0   N/A                                                   $0
  173        $0   N/A                                                   $0


  174        $0   N/A                                                   $0
  175        $0   N/A                                                   $0


  177        $0   N/A                                                   $0
177.1
177.2
  178        $0   N/A                                                   $0
  180        $0   N/A                                                   $0
  181        $0   N/A                                                   $0
  182        $0   N/A                                                   $0




  183        $0   N/A                                                   $0
  184        $0   N/A                                                   $0
  185        $0   N/A                                                   $0
  186        $0   N/A                                                   $0
  187        $0   N/A                                                   $0
  188        $0   N/A                                                   $0
  190        $0   N/A                                                   $0
  191        $0   N/A                                                   $0
  192        $0   N/A                                                   $0
  193        $0   N/A                                                   $0
  194        $0   N/A                                                   $0
  195        $0   N/A                                                   $0
  196        $0   N/A                                                   $0
  197        $0   N/A                                                   $0
  198        $0   N/A                                                   $0
  199        $0   N/A                                                   $0
  200        $0   N/A                                                   $0

  201        $0   N/A                                                   $0
  203        $0   N/A                                                   $0
  204        $0   N/A                                                   $0
  205        $0   N/A                                                   $0
  206        $0   N/A                                                   $0



  207        $0   N/A                                                   $0





  208        $0   N/A                                                   $0
  209        $0   N/A                                                   $0
  210        $0   N/A                                                   $0
  211        $0   N/A                                                   $0
  212    $1,563   Roof Sub-Reserve                                      $0
  213        $0   N/A                                                   $0
  214        $0   N/A                                                   $0
  215        $0   N/A                                                   $0
  216        $0   N/A                                                   $0
  217        $0   N/A                                                   $0




  218        $0   N/A                                                   $0






  219        $0   N/A                                                   $0




  220        $0   N/A                                                   $0
  221        $0   N/A                                                   $0
  222        $0   N/A                                                   $0

  223        $0   N/A                                                   $0
  224        $0   N/A                                                   $0
  225        $0   N/A                                                   $0
  226        $0   N/A                                                   $0
  227        $0   N/A                                                   $0
  228        $0   N/A                                                   $0
  229        $0   N/A                                                   $0
  230        $0   N/A                                                   $0
  231        $0   N/A                                                   $0
  232        $0   N/A                                                   $0
  233        $0   N/A                                                   $0
  234        $0   N/A                                                   $0
  235        $0   N/A                                                   $0
  236        $0   N/A                                                   $0
  237        $0   N/A                                                   $0


  238        $0   N/A                                                   $0



#       Description                                         Reserve
-----   -------------------------------------------------   ----------
    1   N/A                                                         $0
    2   N/A                                                         $0


    3   N/A                                                         $0

    4   N/A                                                         $0
  4.1
  4.2
  4.3
  4.4
  4.5
  4.6
  4.7
    5   N/A                                                         $0
  5.1
  5.2
  5.3
  5.4
  5.5
  5.6
  5.7
  5.8
  5.9
 5.10
 5.11
 5.12
 5.13
 5.14
 5.15
    6   N/A                                                         $0
    7   N/A                                                         $0
    8   N/A                                                         $0
    9   N/A                                                         $0
   10   N/A                                                         $0
   11   N/A                                                         $0
   13   N/A                                                         $0
   14   N/A                                                         $0
   15   N/A                                                         $0
   16   N/A                                                         $0
   17   N/A                                                         $0
   18   N/A                                                         $0
   19   N/A                                                         $0
   20   N/A                                                         $0
   21   N/A                                                         $0
   23   N/A                                                         $0
 23.1
 23.2
   24   N/A                                                         $0
   25   N/A                                                         $0
   26   N/A                                                         $0
   27   N/A                                                         $0
   28   N/A                                                         $0
   29   N/A                                                         $0
   30   N/A                                                         $0
   31   N/A                                                         $0
   32   N/A                                                         $0
   33   N/A                                                         $0


   34   N/A                                                         $0
   35   N/A                                                         $0
   36   N/A                                                         $0





   37   N/A                                                         $0
   38   N/A                                                         $0
   39   N/A                                                         $0
   40   N/A                                                         $0
   41   N/A                                                         $0
 41.1
 41.2
 41.3
 41.4
 41.5
 41.6
 41.7
 41.8
 41.9
41.10
41.11
41.12
   42   N/A                                                         $0
 42.1
 42.2
   43   N/A                                                         $0
   44   N/A                                                         $0
   46   N/A                                                         $0
   47   N/A                                                         $0
   48   N/A                                                         $0
   49   N/A                                                         $0
   50   N/A                                                         $0
   51   N/A                                                         $0
   52   N/A                                                 $1,500,000



   53   N/A                                                         $0
   54   N/A                                                         $0
   55   N/A                                                         $0
   56   Lease Space Letter of Credit                                $0
   57   N/A                                                         $0
   58   N/A                                                         $0
   59   N/A                                                         $0
 59.1
 59.2
 59.3
 59.4
   60   N/A                                                         $0
   61   N/A                                                         $0
   62   N/A                                                         $0
   63   N/A                                                         $0
   64   N/A                                                         $0
   65   N/A                                                         $0

   66   N/A                                                         $0

   67   N/A                                                         $0
   68   N/A                                                         $0
   71   N/A                                                         $0
   72   N/A                                                         $0
   73   N/A                                                         $0
   76   N/A                                                         $0
   77   N/A                                                         $0
   78   N/A                                                         $0
   79   N/A                                                         $0
   81   N/A                                                         $0
   82   N/A                                                         $0
   83   N/A                                                         $0
   84   N/A                                                         $0
   85   N/A                                                         $0
   86   N/A                                                         $0
   87   N/A                                                         $0
   88   N/A                                                         $0
   89   N/A                                                         $0
   91   Letter of Credit in lieu of both                            $0
        (a) deposits into the TI/LC Reserve and
        (b) Tax and Insurance Reserve.
   92   N/A                                                         $0
   93   N/A                                                         $0
   94   N/A                                                         $0
   95   N/A                                                         $0
   96   N/A                                                         $0
   97   N/A                                                         $0
   98   N/A                                                         $0
  100   N/A                                                         $0
  101   N/A                                                   $600,000



  102   N/A                                                         $0
  103   N/A                                                         $0
  104   N/A                                                         $0
  106   N/A                                                         $0
  107   N/A                                                         $0
  109   N/A                                                   $549,000

  110   N/A                                                         $0
  111   N/A                                                         $0
  112   N/A                                                         $0

  114   N/A                                                         $0
  115   N/A                                                         $0
  116   N/A                                                         $0
  117   N/A                                                         $0
  118   N/A                                                         $0
  119   N/A                                                         $0
  121   N/A                                                         $0
  122   N/A                                                         $0
  123   N/A                                                   $200,000






  127   N/A                                                         $0
  128   N/A                                                 $1,000,000






  129   N/A                                                         $0
  130   N/A                                                         $0
  131   N/A                                                         $0
  132   N/A                                                         $0
  133   N/A                                                         $0
  135   N/A                                                         $0
  136   N/A                                                         $0
  137   N/A                                                         $0
  138   N/A                                                         $0
  139   N/A                                                         $0
  140   Release upon: (i) DSCR >= 1.20x and                         $0
        (ii) occupancy >= 95% for three consecutive
        months immediately preceding the
        disbursement date.
140.1
140.2
  141   N/A                                                         $0
  142   N/A                                                         $0
  144   N/A                                                         $0
  145   N/A                                                         $0
  146   N/A                                                         $0
  147   N/A                                                         $0
  149   N/A                                                         $0
  150   N/A                                                         $0
  151   N/A                                                         $0
  153   N/A                                                         $0
  154   N/A                                                         $0
  156   N/A                                                         $0
  157   N/A                                                    $36,000






  158   N/A                                                         $0
  159   N/A                                                         $0
  160   N/A                                                         $0
  161   In lieu of Tax/Insurance Impound and TILC Reserve           $0
  162   In lieu of Tax/Insurance Impound and TILC Reserve           $0
  163   N/A                                                         $0
  164   N/A                                                         $0
  165   N/A                                                         $0
  166   N/A                                                         $0
  167   N/A                                                         $0
  169   N/A                                                         $0
  170   N/A                                                         $0
  172   N/A                                                         $0
  173   N/A                                                   $150,000


  174   N/A                                                         $0
  175   N/A                                                         $0


  177   N/A                                                         $0
177.1
177.2
  178   N/A                                                         $0
  180   N/A                                                         $0
  181   N/A                                                         $0
  182   N/A                                                   $200,000




  183   N/A                                                         $0
  184   N/A                                                         $0
  185   N/A                                                         $0
  186   N/A                                                         $0
  187   N/A                                                         $0
  188   N/A                                                         $0
  190   N/A                                                         $0
  191   N/A                                                         $0
  192   N/A                                                         $0
  193   N/A                                                         $0
  194   N/A                                                         $0
  195   N/A                                                         $0
  196   N/A                                                         $0
  197   N/A                                                         $0
  198   N/A                                                         $0
  199   N/A                                                         $0
  200   N/A                                                   $250,000

  201   N/A                                                         $0
  203   N/A                                                         $0
  204   N/A                                                         $0
  205   N/A                                                         $0
  206   N/A                                                   $145,000



  207   N/A                                                   $508,750





  208   N/A                                                         $0
  209   N/A                                                         $0
  210   N/A                                                         $0
  211   N/A                                                         $0
  212   N/A                                                         $0
  213   N/A                                                         $0
  214   N/A                                                         $0
  215   N/A                                                         $0
  216   N/A                                                         $0
  217   N/A                                                    $40,000




  218   N/A                                                   $332,500






  219   N/A                                                   $275,000




  220   N/A                                                         $0
  221   N/A                                                         $0
  222   N/A                                                         $0

  223   N/A                                                         $0
  224   N/A                                                         $0
  225   N/A                                                         $0
  226   N/A                                                         $0
  227   N/A                                                         $0
  228   N/A                                                         $0
  229   N/A                                                         $0
  230   N/A                                                         $0
  231   N/A                                                         $0
  232   N/A                                                         $0
  233   N/A                                                         $0
  234   N/A                                                         $0
  235   N/A                                                         $0
  236   N/A                                                         $0
  237   N/A                                                    $75,000


  238   N/A                                                         $0



#       Description                                             Amount   Event Date
-----   -------------------------------------------------   ----------   ----------
    1   N/A                                                        N/A   N/A
    2   N/A                                                        N/A   N/A


    3   N/A                                                        N/A   N/A

    4   N/A                                                        N/A   N/A
  4.1
  4.2
  4.3
  4.4
  4.5
  4.6
  4.7
    5   N/A                                                        N/A   N/A
  5.1
  5.2
  5.3
  5.4
  5.5
  5.6
  5.7
  5.8
  5.9
 5.10
 5.11
 5.12
 5.13
 5.14
 5.15
    6   N/A                                                        N/A   N/A
    7   N/A                                                        N/A   N/A
    8   N/A                                                        N/A   N/A
    9   N/A                                                        N/A   N/A
   10   N/A                                                        N/A   N/A
   11   N/A                                                        N/A   N/A
   13   N/A                                                        N/A   N/A
   14   N/A                                                        N/A   N/A
   15   N/A                                                        N/A   N/A
   16   N/A                                                        N/A   N/A
   17   N/A                                                        N/A   N/A
   18   N/A                                                        N/A   N/A
   19   N/A                                                        N/A   N/A
   20   N/A                                                        N/A   N/A
   21   N/A                                                        N/A   N/A
   23   N/A                                                        N/A   N/A
 23.1
 23.2
   24   N/A                                                        N/A   N/A
   25   N/A                                                        N/A   N/A
   26   N/A                                                        N/A   N/A
   27   N/A                                                        N/A   N/A
   28   N/A                                                        N/A   N/A
   29   N/A                                                        N/A   N/A
   30   N/A                                                        N/A   N/A
   31   N/A                                                        N/A   N/A
   32   N/A                                                        N/A   N/A
   33   N/A                                                        N/A   N/A


   34   N/A                                                        N/A   N/A
   35   N/A                                                        N/A   N/A
   36   N/A                                                        N/A   N/A





   37   N/A                                                        N/A   N/A
   38   N/A                                                        N/A   N/A
   39   N/A                                                        N/A   N/A
   40   N/A                                                        N/A   N/A
   41   N/A                                                        N/A   N/A
 41.1
 41.2
 41.3
 41.4
 41.5
 41.6
 41.7
 41.8
 41.9
41.10
41.11
41.12
   42   N/A                                                        N/A   N/A
 42.1
 42.2
   43   N/A                                                        N/A   N/A
   44   N/A                                                        N/A   N/A
   46   N/A                                                        N/A   N/A
   47   N/A                                                        N/A   N/A
   48   N/A                                                        N/A   N/A
   49   N/A                                                        N/A   N/A
   50   N/A                                                        N/A   N/A
   51   N/A                                                        N/A   N/A
   52   Release upon: (i) DSCR > 1.25x and (ii)             $1,500,000   8/28/2008
        Borrwer providing Lender with copies of
        Qualifying Leases covering 6,030 SF and
        (iii) no Event of Default.
   53   N/A                                                        N/A   N/A
   54   N/A                                                        N/A   N/A
   55   N/A                                                        N/A   N/A
   56   N/A                                                        N/A   N/A
   57   N/A                                                        N/A   N/A
   58   N/A                                                        N/A   N/A
   59   N/A                                                        N/A   N/A
 59.1
 59.2
 59.3
 59.4
   60   N/A                                                        N/A   N/A
   61   N/A                                                        N/A   N/A
   62   N/A                                                        N/A   N/A
   63   N/A                                                        N/A   N/A
   64   N/A                                                        N/A   N/A
   65   N/A                                                        N/A   N/A

   66   N/A                                                        N/A   N/A

   67   N/A                                                        N/A   N/A
   68   N/A                                                        N/A   N/A
   71   N/A                                                        N/A   N/A
   72   N/A                                                        N/A   N/A
   73   N/A                                                        N/A   N/A
   76   N/A                                                        N/A   N/A
   77   N/A                                                        N/A   N/A
   78   N/A                                                        N/A   N/A
   79   N/A                                                        N/A   N/A
   81   N/A                                                        N/A   N/A
   82   N/A                                                        N/A   N/A
   83   N/A                                                        N/A   N/A
   84   N/A                                                        N/A   N/A
   85   N/A                                                        N/A   N/A
   86   N/A                                                        N/A   N/A
   87   N/A                                                        N/A   N/A
   88   N/A                                                        N/A   N/A
   89   N/A                                                        N/A   N/A
   91   N/A                                                        N/A   N/A


   92   N/A                                                        N/A   N/A
   93   N/A                                                        N/A   N/A
   94   N/A                                                        N/A   N/A
   95   N/A                                                        N/A   N/A
   96   N/A                                                        N/A   N/A
   97   N/A                                                        N/A   N/A
   98   N/A                                                        N/A   N/A
  100   N/A                                                        N/A   N/A
  101   Release upon: (i) completion of the                        N/A   N/A
        Remedial Work and (ii) completion of the
        Renovation Work and leasing of the new
        space.
  102   N/A                                                        N/A   N/A
  103   N/A                                                        N/A   N/A
  104   N/A                                                        N/A   N/A
  106   N/A                                                        N/A   N/A
  107   N/A                                                        N/A   N/A
  109   Release upon: (i) rate of occupancy >= 94.8%,              N/A   N/A
        (ii) DSCR >= 1.20X and (iii) no Event of Default.
  110   N/A                                                        N/A   N/A
  111   N/A                                                        N/A   N/A
  112   N/A                                                        N/A   N/A

  114   N/A                                                        N/A   N/A
  115   N/A                                                        N/A   N/A
  116   N/A                                                        N/A   N/A
  117   N/A                                                        N/A   N/A
  118   N/A                                                        N/A   N/A
  119   N/A                                                        N/A   N/A
  121   N/A                                                        N/A   N/A
  122   N/A                                                        N/A   N/A
  123   Release upon: (i) Borrower shall enter                $200,000   3/14/2009
        into a qualified lease with a total
        annualized base rent >= $785,000, (ii)
        Borrower's provision of new qualifying
        leases subject to economic occupancy of
        92% and (iii) there have not been any
        adverse changes.
  127   N/A                                                        N/A   N/A
  128   Release upon: (i) Borrower shall enter              $1,000,000   2/9/2009
        into a qualified lease with a total
        annualized base rent >= $785,000, (ii)
        Borrower's provision of new qualifying
        leases subject to economic occupancy of
        92% and (iii) there have not been any
        adverse changes.
  129   N/A                                                        N/A   N/A
  130   N/A                                                        N/A   N/A
  131   N/A                                                        N/A   N/A
  132   N/A                                                        N/A   N/A
  133   N/A                                                        N/A   N/A
  135   N/A                                                        N/A   N/A
  136   N/A                                                        N/A   N/A
  137   N/A                                                        N/A   N/A
  138   N/A                                                        N/A   N/A
  139   N/A                                                        N/A   N/A
  140   N/A                                                 $1,275,000   7/9/2007



140.1
140.2
  141   N/A                                                        N/A   N/A
  142   N/A                                                        N/A   N/A
  144   N/A                                                        N/A   N/A
  145   N/A                                                        N/A   N/A
  146   N/A                                                        N/A   N/A
  147   N/A                                                        N/A   N/A
  149   N/A                                                        N/A   N/A
  150   N/A                                                        N/A   N/A
  151   N/A                                                        N/A   N/A
  153   N/A                                                        N/A   N/A
  154   N/A                                                        N/A   N/A
  156   N/A                                                        N/A   N/A
  157   Release upon: (i) Tenant must be in                    $36,000   8/30/2007
        occupancy under a lease at the property
        containing tenant improvement expense
        <$2.00/sqft (ii) tenant must be open for
        business (iii) Tenant must be paying
        full base rent and (iv) no outstanding
        leasing commissions.
  158   N/A                                                        N/A   N/A
  159   N/A                                                        N/A   N/A
  160   N/A                                                        N/A   N/A
  161   N/A                                                        N/A   N/A
  162   N/A                                                        N/A   N/A
  163   N/A                                                        N/A   N/A
  164   N/A                                                        N/A   N/A
  165   N/A                                                        N/A   N/A
  166   N/A                                                        N/A   N/A
  167   N/A                                                        N/A   N/A
  169   N/A                                                        N/A   N/A
  170   N/A                                                        N/A   N/A
  172   N/A                                                        N/A   N/A
  173   Release upon: (i) UW NCF >= $266,981                       N/A   N/A
        (ii) ratio of NOI to Debt Service >= 120%
        (iii) No event of Default.
  174   N/A                                                        N/A   N/A
  175   N/A                                                        N/A   N/A


  177   N/A                                                        N/A   N/A
177.1
177.2
  178   N/A                                                        N/A   N/A
  180   N/A                                                        N/A   N/A
  181   N/A                                                        N/A   N/A
  182   Fish Market and Beauty Salon Earnout                  $200,000   7/27/2007
        Reserve released upon: (i) Aunty B's and
        Beauty Salon must be in occupancy,
        paying full base rent and (ii) No Event
        of Default.
  183   N/A                                                        N/A   N/A
  184   N/A                                                        N/A   N/A
  185   N/A                                                        N/A   N/A
  186   N/A                                                        N/A   N/A
  187   N/A                                                        N/A   N/A
  188   N/A                                                        N/A   N/A
  190   N/A                                                        N/A   N/A
  191   N/A                                                        N/A   N/A
  192   N/A                                                        N/A   N/A
  193   N/A                                                        N/A   N/A
  194   N/A                                                        N/A   N/A
  195   N/A                                                        N/A   N/A
  196   N/A                                                        N/A   N/A
  197   N/A                                                        N/A   N/A
  198   N/A                                                        N/A   N/A
  199   N/A                                                        N/A   N/A
  200   Release upon: (i) Property is subdivided,                  N/A   N/A
        (ii) LTV <= 80% and (iii) DSCR >= 1.15x.
  201   N/A                                                        N/A   N/A
  203   N/A                                                        N/A   N/A
  204   N/A                                                        N/A   N/A
  205   N/A                                                        N/A   N/A
  206   Release upon: (i) DSCR >= 1.25x,                      $145,000   12/13/2007
        (ii) economic vacancy <= 16.5%
        (iii) no adverse change in the
        rent roll and (iv) no Event of Default.
  207   Release upon: (i) base rent >= $282,663               $508,750   12/1/2007
        for three consecutive months, (ii)
        expenses <= $95,946 for three
        consecutive months, (iii) occupancy >=
        95%,(iv) DSCR >=1.20x and (v) no Event
        of Default.
  208   N/A                                                        N/A   N/A
  209   N/A                                                        N/A   N/A
  210   N/A                                                        N/A   N/A
  211   N/A                                                        N/A   N/A
  212   N/A                                                        N/A   N/A
  213   N/A                                                        N/A   N/A
  214   N/A                                                        N/A   N/A
  215   N/A                                                        N/A   N/A
  216   N/A                                                        N/A   N/A
  217   Release upon: (i) Full base rent of                    $40,000   4/9/2008
        $18.50 psf is being paid by The Coffee
        Place, (ii) Borrower has completed all
        tenant improvement work and (iii) no
        Event of Default has occurred.
  218   Release upon: (i) DSCR >= 1.20x, (ii)                 $332,500   12/19/2007
        base rent for the Property >= $200,932
        for three consecutive months and (iii)
        expenses <= $64,132 for three
        default.


  219   Release upon: (i) DSCR >= 1.20x,                      $275,000   4/16/2008
        (ii) occupancy >= 94.30%, (iii) base
        rent >= $236,582 for 6 consecutive
        months and (iv) expenses <= $83,882
        for 6 consecutive months.
  220   N/A                                                        N/A   N/A
  221   N/A                                                        N/A   N/A
  222   N/A                                                        N/A   N/A

  223   N/A                                                        N/A   N/A
  224   N/A                                                        N/A   N/A
  225   N/A                                                        N/A   N/A
  226   N/A                                                        N/A   N/A
  227   N/A                                                        N/A   N/A
  228   N/A                                                        N/A   N/A
  229   N/A                                                        N/A   N/A
  230   N/A                                                        N/A   N/A
  231   N/A                                                        N/A   N/A
  232   N/A                                                        N/A   N/A
  233   N/A                                                        N/A   N/A
  234   N/A                                                        N/A   N/A
  235   N/A                                                        N/A   N/A
  236   N/A                                                        N/A   N/A
  237   Release upon: (i) DSCR >= 1.20X,                       $75,000   3/30/2008
        (ii) occupancy >= 93% and
        (iii) no Event of Default.
  238   N/A                                                        N/A   N/A



#       Description                                Secondary Financing
-----   ----------------------------------------   -------------------
    1   N/A                                                        N/A
    2   N/A                                               $103,000,000


    3   N/A                                                        N/A

    4   N/A                                                        N/A
  4.1
  4.2
  4.3
  4.4
  4.5
  4.6
  4.7
    5   N/A                                                 $7,000,000
  5.1
  5.2
  5.3
  5.4
  5.5
  5.6
  5.7
  5.8
  5.9
 5.10
 5.11
 5.12
 5.13
 5.14
 5.15
    6   N/A                                                        N/A
    7   N/A                                                        N/A
    8   N/A                                                        N/A
    9   N/A                                                        N/A
   10   N/A                                                        N/A
   11   N/A                                                        N/A
   13   N/A                                                        N/A
   14   N/A                                                        N/A
   15   N/A                                                        N/A
   16   N/A                                                        N/A
   17   N/A                                                 $2,000,000
   18   N/A                                                        N/A
   19   N/A                                                        N/A
   20   N/A                                                        N/A
   21   N/A                                                        N/A
   23   N/A                                                        N/A
 23.1
 23.2
   24   N/A                                                 $3,500,000
   25   N/A                                                        N/A
   26   N/A                                                        N/A
   27   N/A                                                        N/A
   28   N/A                                                        N/A
   29   N/A                                                        N/A
   30   N/A                                                        N/A
   31   N/A                                                        N/A
   32   N/A                                                        N/A
   33   N/A                                                        N/A


   34   N/A                                                        N/A
   35   N/A                                                        N/A
   36   N/A                                                 $6,335,000





   37   N/A                                                        N/A
   38   N/A                                                        N/A
   39   N/A                                                        N/A
   40   N/A                                                        N/A
   41   N/A                                                        N/A
 41.1
 41.2
 41.3
 41.4
 41.5
 41.6
 41.7
 41.8
 41.9
41.10
41.11
41.12
   42   N/A                                                        N/A
 42.1
 42.2
   43   N/A                                                 $1,875,000
   44   N/A                                                        N/A
   46   N/A                                                        N/A
   47   N/A                                                        N/A
   48   N/A                                                        N/A
   49   N/A                                                        N/A
   50   N/A                                                        N/A
   51   N/A                                                        N/A
   52   Release upon: (i) DSCR > 1.25x and (ii)                    N/A
        Borrwer providing Lender with copies of
        Qualifying Leases covering 6,030 SF and
        (iii) no Event of Default.
   53   N/A                                                        N/A
   54   N/A                                                        N/A
   55   N/A                                                        N/A
   56   N/A                                                        N/A
   57   N/A                                                        N/A
   58   N/A                                                        N/A
   59   N/A                                                        N/A
 59.1
 59.2
 59.3
 59.4
   60   N/A                                                        N/A
   61   N/A                                                        N/A
   62   N/A                                                 $1,350,000
   63   N/A                                                        N/A
   64   N/A                                                        N/A
   65   N/A                                                        N/A

   66   N/A                                                        N/A

   67   N/A                                                        N/A
   68   N/A                                                        N/A
   71   N/A                                                        N/A
   72   N/A                                                        N/A
   73   N/A                                                        N/A
   76   N/A                                                        N/A
   77   N/A                                                        N/A
   78   N/A                                                   $250,000
   79   N/A                                                        N/A
   81   N/A                                                        N/A
   82   N/A                                                        N/A
   83   N/A                                                        N/A
   84   N/A                                                        N/A
   85   N/A                                                        N/A
   86   N/A                                                        N/A
   87   N/A                                                   $500,000
   88   N/A                                                        N/A
   89   N/A                                                        N/A
   91   N/A                                                        N/A


   92   N/A                                                        N/A
   93   N/A                                                        N/A
   94   N/A                                                        N/A
   95   N/A                                                        N/A
   96   N/A                                                        N/A
   97   N/A                                                        N/A
   98   N/A                                                        N/A
  100   N/A                                                        N/A
  101   N/A                                                        N/A



  102   N/A                                                        N/A
  103   N/A                                                        N/A
  104   N/A                                                        N/A
  106   N/A                                                        N/A
  107   N/A                                                        N/A
  109   N/A                                                        N/A

  110   N/A                                                        N/A
  111   N/A                                                        N/A
  112   N/A                                                        N/A

  114   N/A                                                        N/A
  115   N/A                                                        N/A
  116   N/A                                                        N/A
  117   N/A                                                        N/A
  118   N/A                                                        N/A
  119   N/A                                                        N/A
  121   N/A                                                        N/A
  122   N/A                                                        N/A
  123   Release upon: (i) Borrower shall enter                     N/A
        into a qualified lease with a total
        annualized base rent >= $785,000, (ii)
        Borrower's provision of new qualifying
        leases subject to economic occupancy of
        92% and (iii) there have not been any
        adverse changes.
  127   N/A                                                        N/A
  128   Release upon: (i) Borrower's leasing of                    N/A
        a space of at least 2,000 SF for a
        minimum term of five years, and a
        minimum rent of $35 psf and (ii) no
        Event of Default


  129   N/A                                                        N/A
  130   N/A                                                        N/A
  131   N/A                                                        N/A
  132   N/A                                                        N/A
  133   N/A                                                        N/A
  135   N/A                                                        N/A
  136   N/A                                                        N/A
  137   N/A                                                        N/A
  138   N/A                                                   $290,000
  139   N/A                                                        N/A
  140   Release upon: (i) DSCR >= 1.20x and (ii)                   N/A
        occupancy >= 95% for three consecutive
        months immediately preceding the
        disbursement date.
140.1
140.2
  141   N/A                                                        N/A
  142   N/A                                                        N/A
  144   N/A                                                        N/A
  145   N/A                                                        N/A
  146   N/A                                                        N/A
  147   N/A                                                        N/A
  149   N/A                                                        N/A
  150   N/A                                                        N/A
  151   N/A                                                        N/A
  153   N/A                                                        N/A
  154   N/A                                                        N/A
  156   N/A                                                        N/A
  157   Release upon: (i) Tenant must be in                        N/A
        occupancy under a lease at the property
        containing tenant improvement expense
        <$2.00/sqft (ii) tenant must be open for
        business (iii) Tenant must be paying
        full base rent and (iv) no outstanding
        leasing commissions.
  158   N/A                                                        N/A
  159   N/A                                                        N/A
  160   N/A                                                        N/A
  161   N/A                                                        N/A
  162   N/A                                                        N/A
  163   N/A                                                        N/A
  164   N/A                                                        N/A
  165   N/A                                                        N/A
  166   N/A                                                        N/A
  167   N/A                                                        N/A
  169   N/A                                                        N/A
  170   N/A                                                        N/A
  172   N/A                                                        N/A
  173   N/A                                                        N/A


  174   N/A                                                        N/A
  175   N/A                                                        N/A


  177   N/A                                                        N/A
177.1
177.2
  178   N/A                                                        N/A
  180   N/A                                                        N/A
  181   N/A                                                        N/A
  182   Fish Market and Beauty Salon Earnout                       N/A
        Reserve released upon: (i) Aunty B's and
        Beauty Salon must be in occupancy,
        paying full base rent and (ii) No Event
        of Default.
  183   N/A                                                        N/A
  184   N/A                                                        N/A
  185   N/A                                                        N/A
  186   N/A                                                        N/A
  187   N/A                                                        N/A
  188   N/A                                                        N/A
  190   N/A                                                        N/A
  191   N/A                                                        N/A
  192   N/A                                                        N/A
  193   N/A                                                        N/A
  194   N/A                                                        N/A
  195   N/A                                                        N/A
  196   N/A                                                        N/A
  197   N/A                                                        N/A
  198   N/A                                                        N/A
  199   N/A                                                        N/A
  200   N/A                                                        N/A

  201   N/A                                                   $495,000
  203   N/A                                                        N/A
  204   N/A                                                        N/A
  205   N/A                                                        N/A
  206   Release upon: (i) DSCR >= 1.25x, (ii)                      N/A
        economic vacancy <= 16.5% (iii) no
        adverse change in the rent roll and (iv)
        no Event of Default.
  207   Release upon: (i) base rent >= $282,663                    N/A
        for three consecutive months, (ii)
        expenses <= $95,946 for three
        consecutive months, (iii) occupancy >=
        95%,(iv) DSCR >=1.20x and (v) no Event
        of Default.
  208   N/A                                                        N/A
  209   N/A                                                        N/A
  210   N/A                                                        N/A
  211   N/A                                                        N/A
  212   N/A                                                        N/A
  213   N/A                                                        N/A
  214   N/A                                                        N/A
  215   N/A                                                        N/A
  216   N/A                                                        N/A
  217   Release upon: (i) Full base rent of                        N/A
        $18.50 psf is being paid by The Coffee
        Place, (ii) Borrower has completed all
        tenant improvement work and (iii) no
        Event of Default has occurred.
  218   Release upon: (i) DSCR >= 1.20x, (ii)                      N/A
        base rent for the Property >= $200,932
        for three consecutive months and (iii)
        expenses <= $64,132 for three
        consecutive months and (iv) no event of
        default.

  219   Release upon: (i) DSCR >= 1.20x, (ii)                      N/A
        occupancy >= 94.30%, (iii) base rent >=
        $236,582 for 6 consecutive months and
        (iv) expenses <= $83,882 for 6
        consecutive months.
  220   N/A                                                        N/A
  221   N/A                                                        N/A
  222   N/A                                                        N/A

  223   N/A                                                        N/A
  224   N/A                                                        N/A
  225   N/A                                                        N/A
  226   N/A                                                        N/A
  227   N/A                                                        N/A
  228   N/A                                                        N/A
  229   N/A                                                        N/A
  230   N/A                                                        N/A
  231   N/A                                                        N/A
  232   N/A                                                        N/A
  233   N/A                                                        N/A
  234   N/A                                                        N/A
  235   N/A                                                        N/A
  236   N/A                                                        N/A
  237   Release upon: (i) DSCR >= 1.20X, (ii)                      N/A
        occupancy >= 93% and (iii) no Event of
        Default.
  238   N/A                                                        N/A



#       Secured Secondary Financing                         Lock Box    Reserve
-----   -------------------------------------------------   ---------   ----------
    1   N/A                                                 Hard                $0
    2   Mezzanine Debt                                      Springing           $0


    3   N/A                                                 Hard                $0

    4   N/A                                                 Hard                $0
  4.1
  4.2
  4.3
  4.4
  4.5
  4.6
  4.7
    5   Mezzanine Debt                                      Springing           $0
  5.1
  5.2
  5.3
  5.4
  5.5
  5.6
  5.7
  5.8
  5.9
 5.10
 5.11
 5.12
 5.13
 5.14
 5.15
    6   N/A                                                 Springing           $0
    7   N/A                                                 Springing           $0
    8   N/A                                                 Hard                $0
    9   N/A                                                 Hard                $0
   10   N/A                                                 Hard                $0
   11   N/A                                                 Springing           $0
   13   N/A                                                 N/A                 $0
   14   N/A                                                 Hard                $0
   15   N/A                                                 Springing           $0
   16   N/A                                                 N/A                 $0
   17   Secured Note - CBA-Mezzanine Capital Finance, LLC   Hard        $3,450,000
   18   N/A                                                 Hard                $0
   19   N/A                                                 Hard                $0
   20   N/A                                                 Springing           $0
   21   N/A                                                 Springing           $0
   23   N/A                                                 Springing           $0
 23.1
 23.2
   24   Mezzanine Debt                                      Hard                $0
   25   N/A                                                 N/A                 $0
   26   N/A                                                 Springing           $0
   27   N/A                                                 N/A                 $0
   28   N/A                                                 N/A                 $0
   29   N/A                                                 Springing           $0
   30   N/A                                                 Springing           $0
   31   N/A                                                 N/A                 $0
   32   N/A                                                 Springing           $0
   33   N/A                                                 N/A                 $0


   34   N/A                                                 Springing           $0
   35   N/A                                                 Springing           $0
   36   Mezzanine Debt: (i) $4,500,000 mezzanine            Hard                $0
        loan with a maturity date of 4/11/2012
        and an interest rate of 9.52% and (ii)
        $1,835,000 mezzanine loan with a
        maturity date of 4/11/2012 and an
        interest rate of LIBOR plus 9.75%.
   37   N/A                                                 N/A                 $0
   38   N/A                                                 N/A                 $0
   39   N/A                                                 Springing           $0
   40   N/A                                                 Springing           $0
   41   N/A                                                 Springing           $0
 41.1
 41.2
 41.3
 41.4
 41.5
 41.6
 41.7
 41.8
 41.9
41.10
41.11
41.12
   42   N/A                                                 Springing           $0
 42.1
 42.2
   43   Mezzanine Debt                                      Hard                $0
   44   N/A                                                 Springing           $0
   46   N/A                                                 N/A                 $0
   47   N/A                                                 Springing           $0
   48   N/A                                                 Springing           $0
   49   N/A                                                 N/A                 $0
   50   N/A                                                 N/A           $600,000
   51   N/A                                                 N/A                 $0
   52   N/A                                                 N/A                 $0



   53   N/A                                                 N/A                 $0
   54   N/A                                                 N/A                 $0
   55   N/A                                                 N/A                 $0
   56   N/A                                                 N/A                 $0
   57   N/A                                                 N/A           $800,000
   58   N/A                                                 Springing           $0
   59   N/A                                                 N/A                 $0
 59.1
 59.2
 59.3
 59.4
   60   N/A                                                 Springing           $0
   61   N/A                                                 N/A                 $0
   62   Mezzanine Debt                                      Hard                $0
   63   N/A                                                 N/A                 $0
   64   N/A                                                 N/A                 $0
   65   N/A                                                 N/A                 $0

   66   N/A                                                 N/A                 $0

   67   N/A                                                 Springing           $0
   68   N/A                                                 Springing           $0
   71   N/A                                                 Springing           $0
   72   N/A                                                 Springing           $0
   73   N/A                                                 Springing           $0
   76   N/A                                                 N/A                 $0
   77   N/A                                                 Springing           $0
   78   Mezzanine Debt                                      N/A                 $0
   79   N/A                                                 Springing           $0
   81   N/A                                                 Springing           $0
   82   N/A                                                 N/A                 $0
   83   N/A                                                 N/A                 $0
   84   N/A                                                 Springing           $0
   85   N/A                                                 N/A                 $0
   86   N/A                                                 N/A                 $0
   87   Secured Note - CBA-Mezzanine Capital Finance, LLC   N/A                 $0
   88   N/A                                                 Springing           $0
   89   N/A                                                 N/A                 $0
   91   N/A                                                 N/A                 $0


   92   N/A                                                 N/A                 $0
   93   N/A                                                 N/A                 $0
   94   N/A                                                 Hard                $0
   95   N/A                                                 Springing           $0
   96   N/A                                                 N/A                 $0
   97   N/A                                                 N/A                 $0
   98   N/A                                                 N/A                 $0
  100   N/A                                                 N/A                 $0
  101   N/A                                                 N/A                 $0



  102   N/A                                                 N/A                 $0
  103   N/A                                                 N/A                 $0
  104   N/A                                                 N/A                 $0
  106   N/A                                                 N/A                 $0
  107   N/A                                                 N/A                 $0
  109   N/A                                                 N/A                 $0

  110   N/A                                                 Springing           $0
  111   N/A                                                 N/A                 $0
  112   N/A                                                 N/A                 $0

  114   N/A                                                 Springing           $0
  115   N/A                                                 N/A                 $0
  116   N/A                                                 N/A                 $0
  117   N/A                                                 N/A                 $0
  118   N/A                                                 Springing           $0
  119   N/A                                                 N/A                 $0
  121   N/A                                                 N/A                 $0
  122   N/A                                                 N/A                 $0
  123   N/A                                                 N/A                 $0






  127   N/A                                                 N/A                 $0
  128   N/A                                                 N/A                 $0






  129   N/A                                                 N/A                 $0
  130   N/A                                                 Springing           $0
  131   N/A                                                 N/A                 $0
  132   N/A                                                 N/A                 $0
  133   N/A                                                 Springing           $0
  135   N/A                                                 N/A                 $0
  136   N/A                                                 N/A                 $0
  137   N/A                                                 N/A                 $0
  138   Secured Note - CBA-Mezzanine Capital Finance, LLC   Hard                $0
  139   N/A                                                 N/A                 $0
  140   N/A                                                 N/A                 $0



140.1
140.2
  141   N/A                                                 N/A                 $0
  142   N/A                                                 N/A                 $0
  144   N/A                                                 N/A                 $0
  145   N/A                                                 N/A                 $0
  146   N/A                                                 N/A                 $0
  147   N/A                                                 Springing           $0
  149   N/A                                                 Springing           $0
  150   N/A                                                 N/A                 $0
  151   N/A                                                 N/A                 $0
  153   N/A                                                 N/A                 $0
  154   N/A                                                 N/A                 $0
  156   N/A                                                 N/A                 $0
  157   N/A                                                 N/A                 $0






  158   N/A                                                 Springing           $0
  159   N/A                                                 Hard                $0
  160   N/A                                                 N/A            $70,000
  161   N/A                                                 N/A                 $0
  162   N/A                                                 N/A                 $0
  163   N/A                                                 N/A                 $0
  164   N/A                                                 N/A                 $0
  165   N/A                                                 N/A                 $0
  166   N/A                                                 N/A                 $0
  167   N/A                                                 N/A                 $0
  169   N/A                                                 N/A                 $0
  170   N/A                                                 N/A            $41,202
  172   N/A                                                 N/A                 $0
  173   N/A                                                 N/A                 $0


  174   N/A                                                 N/A                 $0
  175   N/A                                                 N/A                 $0


  177   N/A                                                 N/A                 $0
177.1
177.2
  178   N/A                                                 N/A                 $0
  180   N/A                                                 N/A                 $0
  181   N/A                                                 N/A                 $0
  182   N/A                                                 N/A                 $0




  183   N/A                                                 N/A                 $0
  184   N/A                                                 N/A                 $0
  185   N/A                                                 N/A                 $0
  186   N/A                                                 N/A                 $0
  187   N/A                                                 N/A                 $0
  188   N/A                                                 N/A                 $0
  190   N/A                                                 N/A                 $0
  191   N/A                                                 N/A                 $0
  192   N/A                                                 Hard                $0
  193   N/A                                                 N/A                 $0
  194   N/A                                                 N/A                 $0
  195   N/A                                                 N/A                 $0
  196   N/A                                                 N/A                 $0
  197   N/A                                                 N/A                 $0
  198   N/A                                                 N/A                 $0
  199   N/A                                                 N/A                 $0
  200   N/A                                                 Springing           $0

  201   Secured Subordinate Debt                            N/A                 $0
  203   N/A                                                 N/A                 $0
  204   N/A                                                 N/A                 $0
  205   N/A                                                 N/A                 $0
  206   N/A                                                 N/A                 $0



  207   N/A                                                 N/A                 $0





  208   N/A                                                 N/A                 $0
  209   N/A                                                 N/A                 $0
  210   N/A                                                 Hard                $0
  211   N/A                                                 N/A                 $0
  212   N/A                                                 N/A                 $0
  213   N/A                                                 N/A                 $0
  214   N/A                                                 N/A                 $0
  215   N/A                                                 N/A                 $0
  216   N/A                                                 N/A                 $0
  217   N/A                                                 N/A                 $0




  218   N/A                                                 N/A                 $0






  219   N/A                                                 N/A                 $0




  220   N/A                                                 N/A                 $0
  221   N/A                                                 N/A                 $0
  222   N/A                                                 N/A                 $0

  223   N/A                                                 N/A                 $0
  224   N/A                                                 N/A                 $0
  225   N/A                                                 N/A                 $0
  226   N/A                                                 N/A                 $0
  227   N/A                                                 N/A                 $0
  228   N/A                                                 N/A                 $0
  229   N/A                                                 N/A                 $0
  230   N/A                                                 N/A                 $0
  231   N/A                                                 N/A                 $0
  232   N/A                                                 N/A                 $0
  233   N/A                                                 N/A                 $0
  234   N/A                                                 N/A                 $0
  235   N/A                                                 N/A                 $0
  236   N/A                                                 N/A                 $0
  237   N/A                                                 N/A                 $0


  238   N/A                                                 N/A                 $0

(A) The Underlying Mortgage Loans secured by Goodman Multifamily Portfolio and Goodman Industrial Portfolio are cross-collateralized and cross-defaulted.

(1)   Assumes a Cut-off Date in June 2007.

(2) At maturity with respect to Balloon Loans, or at the ARD in the case of ARD Loans, there can be no assurance that the value of any particular Mortgaged Property will not have declined from the original appraisal value.

(3) For hotel properties, the occupancy presented above is the occupancy concluded by the respective loan seller at underwriting based on historical performance and future outlook.

      For further description of the underwriting criteria, please see "Description of Sponsors" in the accompanying prospectus supplement.

(4) In the case of cross-collateralized and cross-defaulted Underlying Mortgage Loans, the combined LTV is presented for each and every related Underlying Mortgage Loan.

(5) U/W NCF reflects the Net Cash Flow after U/W Replacement Reserves, U/W LC's and TI's and U/W FF&E.

(6) U/W DSCR is based on the amount of the monthly payments presented. In the case of cross-collateralized and cross-defaulted Underlying Mortgage Loans the combined U/W DSCR is presented for each and every related Underlying Mortgage Loan.

(7)   Does not include springing reserves.

(8) For mortgage loans classified as interest only, the monthly payments represent the average of one full year of interest payments. For mortgage loans with an initial interest only term, the monthly payments represent the principal and interest payments due after the initial interest only term.

(9) At maturity with respect to Balloon Loans or at the anticipated repayment date in the case of ARD Loans.

(10)  Anticipated Repayment Date

(11)  Prepayment Provision as of Origination:

      Lock/(x) = Lockout or Defeasance for (x) payments

      YMA/(y) = Greater of Yield Maintenance Premium and A% Prepayment for
                (y) payments

      0.0%/(x) = Prepayable at par for (x) payments

(12) With respect to the Main Plaza mortgage loan, in addition to the yield maintenance option, the loan has the option to be prepaid by defeasance at any time after the date which is two years from the "startup day" of the REMIC Trust.

(13) Westwood Complex consists of 6 properties, including an anchored retail shopping center with two out parcels, a 4-story office building, a 15-story multifamily, an assisted living facility, a bowling alley, and a ground leased parcel improved with a 258-unit multifamily building.

(14) With respect to the Westwood Complex mortgage loan, up to 50% of the loan may be prepaid with the yield maintenance option before the permitted release date (April 11, 2010). If the permitted release date has occurred prior to the defeasance lockout date (two years from the "startup day" of the REMIC Trust), the remaining 50% may be prepaid with the yield maintenance option; otherwise the remaining balance can only be defeased.

(15) With respect to the TRT Industrial Portfolio mortgage loan, in addition to the yield maintenance option, the loan has the option to be prepaid by defeasance at any time after the date which is two years from the "startup day" of REMIC Trust.

(16) With respect to the Koger Center Office Park Portfolio loan, in addition to the yield maintenance option, the loan has the option to be prepaid by defeasance at any time after the date which is two years from the "startup day" of the REMIC Trust.

(17) An FF&E reserve has been established by the master tenant and is held by the property manager. In the event that the operating lease or management agreement is ever terminated and a replacement thereof does not require deposits of 4% of the prior year's gross revenues into an FF&E reserve or such FF&E reserve, borrower shall establish an FF&E reserve with lender, depositing 4% of the prior year's gross revenue into such reserve.

(18) With respect to the Courtyard San Diego Downtown loan, in addition to the yield maintenance option, the loan has the option to be prepaid by defeasance at any time after the date which is earlier of (i) two years from the "start up day" of the REMIC Trust.

(19) The Cornhusker Marriott and Office Total Loan is evidenced by a $26,500,000 mortgage loan, which will be an asset of the issuing entity and a $3,500,000 subordinate mezzanine loan. The amortization on the Cornhusker Marriott and Office Mortgage Loan is based on the interest rate on the Cornhusker Marriott and Office Total Loan, or 6.55%. The principal portion of the monthly payment is allocated pro rata between the mortgage loan and the mezzanine loan.

(20) With respect to the Quince Diamond Executive Center loan, in addition to the yield maintenance option, the loan has the option to be prepaid by defeasance at any time after the third anniversary of the closing of the "startup day" of the REMIC Trust.

(21) With respect to the Lassiter Shopping Center loan, the borrower has the right to obtain a release of a certain portion of the mortgage real property known as the "Harris Teeter Space" upon payment of an amount equal to the sum of (i) 110% of an amount which, when applied to reduce the outstanding loan balance, will result in the remaining property achieving a DSCR greater or equal to 1.20x and an LTV less than or equal to 80% and (ii) a yield maintenance premium. For modeling purposes, we assume the release amount to be $3,773,000 before the yield maintenance premium.

(22) The underlying mortgage loan is structured with an earnout/holdback or stabilization reserve. The Cut-Off LTV and Maturity LTV for the loan is shown net of its reserve.

(23) The first actual payment is 8/11/2007. The First Payment Date, Original Term to Maturity, Prepayment Provision as of Origination and Original Lockout Period (Months) were adjusted to include an additional one month interest-only payment that the Trust will receive in July 2007.

(24) The Doubletree Charlottesville Total Loan is evidence by a $15,000,000 mortgage loan, which will be an asset of the issuing entity and a $1,875,000 subordinate mezzanine loan. The amortization on the Doubletree Charlottesville Mortgage Loan is based on the interest rate on the Doubletree Charlottesville Total Loan, or 6.90%. The principal portion of the monthly payment is allocated pro rata between the mortgage loan and the mezzanine loan.

(25) With respect to the Carneros Commons mortgage loan, in addition to the defeasance option, at the earlier of (i) the 3rd anniversary of the closing and (ii) 2nd anniversary of the date of the "startup date" of the REMIC, Trustor may request a one time release of a portion of the property including (a) 110% of the loan amount allocated to such portion of the property (which shall be determined by an appraisal of the Release Property and the remaining Property at the time of the release), (b) payment of the Required Yield Maintenance and (c) the remaining property shall have a minimum DSCR of 1.20x and maximum LTV of 80%. For modeling purposes, we assumed that the larger parcel will be released and the release amount is $7,121,000.

(26)  The Avalon Park Town Center Phase I also includes 51 multifamily units.

(27) The Riverview Corporate Center Total Loan is evidence by a $10,800,000 mortgage loan, which will be an asset of the issuing entity and a $1,350,000 subordinate mezzanine loan. The amortization on the Riverview Corporate Center Mortgage Loan is based on the interest rate on the Riverview Corporate Center Total Loan, or 6.6950%. The principal portion of the monthly payment is allocated prorata between the mortgage loan and the mezzanine loan.

(28) Borrower shall not have the right to defease unless concurrently defeasing or prepaying the B-note

(29) With respect to the 89th Avenue Apartments mortgage loan, in addition to the yield maintenance option, the loan has the option to be prepaid by defeasance at any time after the date which is two years from the "startup day" of the REMIC Trust.

(30) With respect to the Executive Hills mortgage loan, in addition to the yield maintenance option, the loan has the option to be prepaid by defeasance at any time after the date which is two years from the "startup day" of the REMIC Trust.

(31) The collateral for Kohl's Lake Brandon is a ground lease. The square footage represents the actual square footage of the improvements.

(32) The collateral for Wal Mart Monona is a ground lease. The square footage represents the actual square footage of the improvements.

(33) With respect to the Pomona Apartments portfolio, the borrower has the right to obtain a release of a certain portion of the mortgage real properties known as the "San Francisco Property" upon (i) the payment of $1,837,000 and (ii) and the remaining property achieving (a) DSCR greater or equal to 1.30x and (b) a LTV less than or equal to 75%.

(34) With respect to the Haddon Hall Apartments loan, in addition to the yield maintenance option, the loan has the option to be prepaid by defeasance at any time after the third anniversary of the closing of the "startup day" of the REMIC Trust.

                                   EXHIBIT B-2

                    SCHEDULE OF KEYBANK TRUST MORTGAGE LOANS

                                 [see attached]

INFORMATION CONTAINED ON THIS DISKETTE DATED, TUESDAY, JUNE 19, 2007 IS SUBJECT TO COMPLETION OR AMENDMENT.

This diskette relates to the Offered Certificates in the Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3. The information contained on this diskette is provied to facilitate your review of the collateral underlying the Offered Certificates. This free writing prospectus is being provided to you in response to your specific request. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other doucments the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-221-1037 or by email to the following address: barry.polen@credit-suisse.com. The information on this diskette supersedes any and all information contained in any previously furnished free writing prospectus and shall be superseded by any subsequently furnished similar materials. The commercial mortgage backed securities to which these materials relate, and the mortgage pool backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to the issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis. You understand that, when you are considering the purchase of these securities, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have verified the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. Prospective investors are advised to read carefully, the free writing prospectus and prospectus relating to the Offered Certificates in making their investment decisions.

Credit Suisse First Boston Mortgage Securities Corp.
Commercial Mortgage Pass-Through Certificates Series 2007-C3



#       Crossed   #   Property Name
-----   -------   -   -------------------------------------------------
   12             1   The Villaggio Shopping Center
   22             2   EDR - The Lofts
   45             1   The Woodlands Office Building
   69             1   Skagit Valley Cancer Center
   70             1   The Packing House
   74             1   Highline Medical Complex
   75             1   Circuit City
   80             2   Greenwood Apartments


   90             1   Loker Avenue
   99             1   Fisher Hall Office
  105             1   Executive Hills
105.1                 College View
105.2                 Granada Building
105.3                 Building 36
  108             1   Simpatica Industrial
  113             1   Dolphin Plaza Shopping Center
  120             2   Rivers Bend Apartments
  124             1   Indianapolis Showplace 12
  125             1   Bernardo Center Drive
  126             1   Fashion Village and East Colonial Shopping Center
  134             2   Yards at Union Station
  143             1   HRubin Deerfield Warehouse
  148             1   Wachovia Operations Center
  152             1   Fortuna Walgreens
  155             1   Gammon Place Office Building
  168             1   Carolina Premium Outlet Site
  171             1   Northern Tool
  176             1   Stine White Towne Center II
  179             1   HRubin Sarasota Warehouse
  189             1   2401 Pullman Street
  202             1   Baker Fairview Self Storage



#       Address                                          City              County        State   Code    Type
-----   ----------------------------------------------   ---------------   -----------   -----   -----   ------------
   12   7837-7985 North Blackstone Avenue                Fresno            Fresno        CA      93720   Retail
   22   1805 Loftway Circle                              Orlando           Orange        FL      32826   Multifamily
   45   8665 New Trails and 2700 Reseach Forrest Drive   The Woodlands     Montgomery    TX      77381   Office
   69   307 South 13th Street                            Mount Vernon      Skagit        WA      98274   Office
   70   500-532 West First Street                        Claremont         Los Angeles   CA      91711   Mixed Use
   74   16233 Sylvester Road Southwest                   Burien            King          WA      98166   Office
   75   444 Connecticut Avenue                           Norwalk           Fairfield     CT      06854   Retail
   80   14300 Greenwood Avenue North                     Seattle           King          WA      98133   Mixed Use


   90   2840 Loker Avenue                                Carlsbad          San Diego     CA      92010   Industrial
   99   3540 South Boulevard Street                      Edmond            Oklahoma      OK      73013   Office
  105
105.1   4500 College Boulevard                           Overland Park     Johnson       KS      66211   Office
105.2   10983 Granada Lane                               Overland Park     Johnson       KS      66211   Office
105.3   7801 West 110th Street                           Overland Park     Johnson       KS      66210   Office
  108   26776 Simpatica Circle                           Lake Forest       Orange        CA      92630   Mixed Use
  113   17237 Northwest 27th Avenue                      Miami Gardens     Miami-Dade    FL      33056   Retail
  120   310 North Broad Street                           Carney's Point    Salem         NJ      08069   Multifamily
  124   10280 East Washington Street                     Indianapolis      Marion        IN      46229   Retail
  125   15890 Bernardo Drive                             San Diego         San Diego     CA      92127   Industrial
  126   3817-3915 East Colonial Drive                    Orlando           Orange        FL      32803   Retail
  134   815 Northwest Naito Parkway                      Portland          Multnomah     OR      97209   Multifamily
  143   1851 Southwest 43rd Terrace                      Deerfield Beach   Broward       FL      33442   Industrial
  148   1410 Southwest 3rd Street                        Pompano Beach     Broward       FL      33069   Mixed Use
  152   1065 South Fortuna Boulevard                     Fortuna           Humboldt      CA      95540   Retail
  155   402 Gammon Place                                 Madison           Dane          WI      53719   Office
  168   1025 Industrial Park Drive                       Smithfield        Johnston      NC      27577   Retail
  171   3555 West New Haven Avenue                       Melbourne         Brevard       FL      32904   Retail
  176   4751 White Lane                                  Bakersfield       Kern          CA      93309   Retail
  179   1926 72nd Drive East                             Sarasota          Manatee       FL      34243   Industrial
  189   2401 Pullman Street                              Santa Ana         Orange        CA      92705   Industrial
  202   2955 Fairview Road                               Costa Mesa        Orange        CA      92626   Self Storage


                                                            Units/
#       Sub-type             Property Seller                Pads      Balance       Balance (1)   Pool Balance
-----   ------------------   ----------------------------   -------   -----------   -----------   ------------
   12   Anchored             KeyBank National Association   176,542   $44,500,000   $44,500,000            1.7%
   22   Conventional         KeyBank National Association       730   $27,000,000   $27,000,000            1.0%
   45   Suburban             KeyBank National Association   135,758   $14,500,000   $14,500,000            0.5%
   69   Suburban             KeyBank National Association    50,562    $9,660,000    $9,636,824            0.4%
   70   Industrial/Retail    KeyBank National Association    56,344    $9,550,000    $9,532,214            0.4%
   74   Suburban             KeyBank National Association    35,558    $9,200,000    $9,200,000            0.3%
   75   Anchored             KeyBank National Association    33,790    $8,900,000    $8,900,000            0.3%
   80   Multifamily/Retail   KeyBank National Association        61    $8,500,000    $8,500,000            0.3%


   90   N/A                  KeyBank National Association   104,298    $8,000,000    $8,000,000            0.3%
   99   Suburban             KeyBank National Association    58,535    $6,850,000    $6,850,000            0.3%
  105                        KeyBank National Association              $6,150,000    $6,150,000            0.2%
105.1   Suburban                                             26,415    $2,275,000    $2,275,000
105.2   Suburban                                             21,741    $1,875,000    $1,875,000
105.3   Suburban                                             29,651    $2,000,000    $2,000,000
  108   Office/Industrial    KeyBank National Association    61,622    $6,000,000    $6,000,000            0.2%
  113   Anchored             KeyBank National Association    93,478    $5,600,000    $5,595,285            0.2%
  120   Conventional         KeyBank National Association       240    $5,300,000    $5,289,503            0.2%
  124   Unanchored           KeyBank National Association    45,700    $5,125,000    $5,118,395            0.2%
  125   N/A                  KeyBank National Association    48,000    $5,000,000    $5,000,000            0.2%
  126   Unanchored           KeyBank National Association    51,523    $5,000,000    $5,000,000            0.2%
  134   Conventional         KeyBank National Association        56    $4,800,000    $4,800,000            0.2%
  143   N/A                  KeyBank National Association    52,844    $4,420,000    $4,420,000            0.2%
  148   Office/Industrial    KeyBank National Association    47,094    $4,150,000    $4,150,000            0.2%
  152   Anchored             KeyBank National Association    14,820    $3,850,000    $3,850,000            0.1%
  155   Suburban             KeyBank National Association    33,876    $3,500,000    $3,496,881            0.1%
  168   Unanchored           KeyBank National Association   348,044    $3,100,000    $3,100,000            0.1%
  171   Anchored             KeyBank National Association    25,800    $3,000,000    $3,000,000            0.1%
  176   Unanchored           KeyBank National Association    29,926    $2,937,000    $2,937,000            0.1%
  179   N/A                  KeyBank National Association    32,257    $2,800,000    $2,800,000            0.1%
  189   N/A                  KeyBank National Association    45,411    $2,400,000    $2,400,000            0.1%
  202   N/A                  KeyBank National Association    53,205    $2,125,000    $2,125,000            0.1%


                                                                                                            Maturity/
#       Balance (2)   Leasehold   Built   Renovated   U/W (3)    Date (3)    Value         Ratio (1) (4)    Ratio (2) (4)
-----   -----------   ---------   -----   ---------   -------    ---------   -----------   -------------    -------------
   12   $44,500,000   Fee          2002        2007        99%   3/1/2007    $57,500,000            77.4%            77.4%
   22   $26,308,240   Fee          2003         N/A        98%   3/9/2007    $40,500,000            66.7%            65.0%
   45   $13,014,618   Fee          1991         N/A        98%   1/29/2007   $19,175,000            75.6%            67.9%
   69    $8,300,017   Leasehold    2006         N/A        73%   2/1/2007    $15,500,000            62.2%            53.5%
   70    $8,081,862   Fee          1911        2007       100%   3/1/2007    $13,520,000            70.5%            59.8%
   74    $8,581,788   Leasehold    2005         N/A        96%   4/27/2007   $12,000,000            76.7%            71.5%
   75    $8,288,415   Fee          1998         N/A       100%   3/31/2007   $14,300,000            62.2%            58.0%
   80    $7,754,091   Fee          2006         N/A        98%   2/27/2007   $12,800,000            66.4%            60.6%


   90    $8,000,000   Fee          1998         N/A       100%   3/31/2007   $13,800,000            58.0%            58.0%
   99    $6,011,093   Fee          2006         N/A        89%   4/30/2007    $8,960,000            76.5%            67.1%
  105    $5,517,645                                                           $7,900,000            77.8%            69.8%
105.1    $2,041,080   Fee          1982         N/A        86%   3/31/2007    $2,800,000
105.2    $1,682,209   Fee          1980         N/A       100%   3/31/2007    $2,350,000
105.3    $1,794,356   Fee          1984         N/A       100%   3/31/2007    $2,750,000
  108    $6,000,000   Fee          1991        2002       100%   3/1/2007    $10,500,000            57.1%            57.1%
  113    $4,742,323   Fee          1991        2006        99%   3/6/2007     $8,500,000            65.8%            55.8%
  120    $4,447,461   Fee          1967        1997        94%   3/13/2007   $11,300,000            46.8%            39.4%
  124    $3,963,471   Fee          2004         N/A       100%   2/22/2007    $7,700,000            66.5%            51.5%
  125    $5,000,000   Fee          1991         N/A       100%   3/1/2007     $7,770,000            64.4%            64.4%
  126    $4,272,286   Fee          1966        2005        98%   5/1/2007     $8,100,000            61.7%            52.7%
  134    $4,332,329   Fee          2003         N/A        95%   3/6/2007     $7,400,000            64.9%            58.5%
  143    $4,122,369   Fee          2007         N/A       100%   3/31/2007    $6,800,000            65.0%            60.6%
  148    $3,745,471   Fee          1974        1992       100%   1/1/2007     $5,950,000            69.7%            62.9%
  152    $3,245,403   Fee          2007         N/A       100%   3/26/2007    $5,300,000            72.6%            61.2%
  155    $2,944,412   Fee          1978        1994        88%   3/29/2007    $5,200,000            67.2%            56.6%
  168    $2,890,486   Fee          1999         N/A       100%   6/1/2007     $4,125,000            75.2%            70.1%
  171    $2,527,359   Fee          2006         N/A       100%   5/4/2007     $4,000,000            75.0%            63.2%
  176    $2,644,040   Fee          1985         N/A       100%   3/26/2007    $4,450,000            66.0%            59.4%
  179    $2,609,683   Fee          2006         N/A       100%   2/23/2007    $4,100,000            68.3%            63.7%
  189    $2,235,652   Fee          1967        2005       100%   2/28/2007    $6,380,000            37.6%            35.0%
  202      $930,575   Leasehold    2001         N/A        87%   4/25/2007    $6,850,000            31.0%            13.6%



#       EGI          Expenses     NOI          Period Ending   EGI          Expenses     NOI          Period Ending
-----   ----------   ----------   ----------   -------------   ----------   ----------   ----------   -------------
   12   $4,098,705     $733,114   $3,365,591   12/31/2006      $3,649,638     $555,264   $3,094,374   12/31/2005
   22   $4,985,937   $2,148,131   $2,837,806   2/28/2007       $4,906,311   $2,139,595   $2,766,716   12/31/2006
   45   $1,770,420     $805,602     $964,818   11/30/2006      $1,522,211     $612,483     $909,728   12/31/2005
   69          N/A          N/A          N/A   N/A                    N/A          N/A          N/A   N/A
   70          N/A          N/A          N/A   N/A                    N/A          N/A          N/A   N/A
   74     $842,211     $299,932     $542,279   12/31/2006             N/A          N/A          N/A   N/A
   75     $927,582     $549,384     $378,198   2/28/2007       $1,138,527     $232,835     $905,692   12/31/2006
   80     $582,637     $286,806     $295,831   2/28/2007              N/A          N/A          N/A   N/A


   90          N/A          N/A          N/A   N/A                    N/A          N/A          N/A   N/A
   99          N/A          N/A          N/A   N/A                    N/A          N/A          N/A   N/A
  105
105.1     $517,159     $250,880     $266,279   12/31/2006        $432,729     $269,794     $162,935   12/31/2005
105.2     $477,278     $275,798     $201,480   12/31/2006        $450,354     $213,785     $236,569   12/31/2005
105.3     $527,534     $343,126     $184,408   12/31/2006        $518,255     $315,196     $203,059   12/31/2005
  108          N/A          N/A          N/A   N/A                    N/A          N/A          N/A   N/A
  113   $1,350,843     $542,322     $808,521   12/31/2006      $1,107,396     $455,724     $651,672   12/31/2005
  120   $1,941,848   $1,268,939     $672,909   12/31/2006      $1,938,042   $1,251,619     $686,423   12/31/2005
  124          N/A          N/A          N/A   N/A                    N/A          N/A          N/A   N/A
  125          N/A          N/A          N/A   N/A                    N/A          N/A          N/A   N/A
  126     $768,025     $243,890     $524,135   12/31/2006        $752,115     $210,683     $541,432   12/31/2005
  134     $611,714     $167,798     $443,916   12/31/2006        $564,384     $140,357     $424,028   12/31/2005
  143          N/A          N/A          N/A   N/A                    N/A          N/A          N/A   N/A
  148          N/A          N/A          N/A   N/A                    N/A          N/A          N/A   N/A
  152          N/A          N/A          N/A   N/A                    N/A          N/A          N/A   N/A
  155     $644,903     $246,394     $398,509   12/31/2006        $659,820     $252,647     $407,173   10/31/2005
  168     $247,500          N/A     $247,500   12/31/2006        $247,500          N/A     $247,500   12/31/2005
  171     $457,130     $188,440     $268,690   7/11/2006              N/A          N/A          N/A   N/A
  176     $265,190      $62,836     $202,353   12/31/2006             N/A          N/A          N/A   N/A
  179          N/A          N/A          N/A   N/A                    N/A          N/A          N/A   N/A
  189     $398,928      $61,312     $337,616   12/31/2006        $356,633      $52,810     $303,823   12/31/2005
  202     $891,690     $311,178     $580,512   12/31/2006        $829,991     $309,369     $520,622   12/31/2005



#       EGI          Expenses     NOI          Period Ending   EGI          Expenses     NOI          NCF (5)      DSCR (6)
-----   ----------   ----------   ----------   -------------   ----------   ----------   ----------   ----------   --------
   12   $3,271,122     $636,253   $2,634,869   12/31/2004      $4,891,854   $1,368,072   $3,523,782   $3,386,857   1.35x
   22   $4,407,938   $1,901,018   $2,506,920   12/31/2005      $5,040,775   $2,149,765   $2,891,010   $2,810,710   1.51x
   45   $1,478,939     $595,105     $883,834   12/31/2004      $2,260,436     $774,255   $1,486,181   $1,281,204   1.27x
   69          N/A          N/A          N/A   N/A             $1,446,267     $457,077     $989,190     $901,271   1.24x
   70          N/A          N/A          N/A   N/A             $1,213,025     $355,443     $857,582     $819,971   1.20x
   74          N/A          N/A          N/A   N/A             $1,161,698     $329,769     $831,929     $780,974   1.21x
   75   $1,091,346     $264,569     $826,777   12/31/2005      $1,088,450     $255,330     $833,120     $798,938   1.29x
   80          N/A          N/A          N/A   N/A             $1,052,126     $332,490     $719,636     $707,436   1.20x


   90          N/A          N/A          N/A   N/A             $1,018,636     $264,059     $754,577     $671,846   1.46x
   99          N/A          N/A          N/A   N/A             $1,010,580     $335,550     $675,030     $610,264   1.30x
  105                                                          $1,513,869     $868,543     $645,326     $539,823   1.27x
105.1     $392,592     $233,254     $159,338   12/31/2004        $516,662     $250,062     $266,599     $227,757
105.2     $443,073     $201,197     $241,876   12/31/2004        $484,406     $275,846     $208,560     $173,533
105.3     $591,430     $309,828     $281,602   12/31/2004        $512,802     $342,635     $170,167     $138,533
  108          N/A          N/A          N/A   N/A               $798,464     $219,954     $578,510     $536,178   1.55x
  113   $1,048,370     $420,671     $627,699   12/31/2004      $1,229,266     $597,426     $631,840     $524,840   1.31x
  120   $1,934,920   $1,174,819     $760,101   12/31/2004      $1,943,167   $1,263,216     $679,951     $619,831   1.69x
  124          N/A          N/A          N/A   N/A               $830,006     $230,672     $599,334     $553,722   1.40x
  125          N/A          N/A          N/A   N/A               $611,511     $125,296     $486,215     $444,935   1.55x
  126     $693,980     $188,730     $505,250   12/31/2004        $822,902     $252,754     $570,148     $504,599   1.37x
  134     $524,844     $176,631     $348,213   12/31/2004        $642,424     $242,604     $399,820     $388,620   1.13x
  143          N/A          N/A          N/A   N/A               $685,864     $227,575     $458,289     $436,828   1.41x
  148          N/A          N/A          N/A   N/A               $562,828     $173,605     $389,223     $363,558   1.23x
  152          N/A          N/A          N/A   N/A               $330,634       $9,919     $320,715     $318,492   1.18x
  155     $645,461     $256,203     $389,258   10/31/2004        $668,276     $251,344     $416,932     $365,816   1.50x
  168     $247,500          N/A     $247,500   12/31/2004        $278,080       $5,562     $272,518     $272,518   1.25x
  171          N/A          N/A          N/A   N/A               $394,091     $128,950     $265,141     $253,838   1.21x
  176          N/A          N/A          N/A   N/A               $375,421     $108,394     $267,027     $248,180   1.20x
  179          N/A          N/A          N/A   N/A               $434,421     $145,704     $288,719     $275,506   1.41x
  189          N/A          N/A          N/A   N/A               $410,351     $125,197     $285,154     $257,481   1.54x
  202          N/A          N/A          N/A   N/A               $854,666     $364,249     $490,417     $482,496   2.30x


                      Contractual                      Annual      U/W
#       Origination   Reserve/FF&E (7)   Origination   LC&TI (7)   Reserve/FF&E   LC&TI      Escrows (7)   Term
-----   -----------   ----------------   -----------   ---------   ------------   --------   -----------   ----
   12            $0                 $0            $0          $0        $23,756   $113,169   None           120
   22            $0                 $0            $0          $0        $80,300         $0   None            60
   45            $0                 $0        $9,600    $115,200        $33,940   $171,037   Both            36
   69            $0            $13,440            $0          $0        $10,112    $77,807   Insurance        0
   70            $0                 $0            $0          $0         $8,452    $29,159   Both             0
   74            $0                 $0            $0          $0         $7,112    $43,843   Both            24
   75            $0                 $0            $0          $0         $7,516    $26,666   None            60
   80            $0                 $0            $0          $0        $12,200         $0   Both            12


   90            $0                 $0            $0          $0        $15,645    $67,086   None            84
   99            $0            $11,850        $4,850     $58,200         $8,780    $55,986   Both            24
  105            $0                 $0      $150,000     $50,000        $16,465    $89,038   Tax             36
105.1                                                                    $5,283    $33,559
105.2                                                                    $4,348    $30,679
105.3                                                                    $6,834    $24,800
  108            $0                 $0            $0          $0         $9,243    $33,089   None            84
  113            $0                 $0            $0          $0        $33,841    $73,159   None             0
  120            $0            $60,000            $0          $0        $60,120         $0   Both             0
  124            $0             $9,055            $0          $0         $9,140    $36,472   None             0
  125            $0                 $0            $0          $0        $14,880    $26,400   None            84
  126            $0            $12,101      $158,000          $0        $12,101    $53,448   Both             0
  134            $0            $12,000            $0          $0        $11,200         $0   Tax             36
  143            $0                 $0            $0          $0         $5,284    $16,177   None            60
  148            $0                 $0            $0          $0         $9,606    $16,059   None            36
  152       $10,000                 $0            $0          $0         $2,223         $0   None             0
  155            $0                 $0            $0          $0        $12,873    $38,243   Both             0
  168            $0                 $0            $0          $0             $0         $0   None            60
  171            $0             $3,870            $0          $0         $3,870     $7,433   None             0
  176      $143,688             $4,489            $0     $20,004         $4,489    $14,358   Tax             36
  179            $0            $12,000            $0          $0         $3,226     $9,987   None            60
  189            $0                 $0            $0          $0         $6,358    $21,315   None            60
  202            $0                 $0            $0          $0         $7,921         $0   Both             0



#       Term            Term (1)        Maturity (9)   Maturity (1) (9)   Rate      (30/360 / Actual/360)   Payment (8)
-----   -------------   -------------   ------------   ----------------   ------    ---------------------   -----------
   12   Interest Only   Interest Only            120                118   5.5400%   Actual/360                 $208,295
   22             360             360             84                 83   5.5900%   Actual/360                 $154,831
   45             360             360            120                115   5.6600%   Actual/360                  $83,791
   69             360             357            120                117   6.4400%   Actual/360                  $60,677
   70             360             358            120                118   5.9200%   Actual/360                  $56,767
   74             360             360             84                 84   5.7900%   Actual/360                  $53,923
   75             360             360            120                119   5.6700%   Actual/360                  $51,487
   80             420             420            120                118   6.1200%   Actual/360                  $49,153


   90   Interest Only   Interest Only             84                 83   5.7500%   30/360                      $38,333
   99             360             360            120                119   5.5700%   Actual/360                  $39,195
  105             360             360            120                119   5.6300%   Actual/360                  $35,422
105.1
105.2
105.3
  108   Interest Only   Interest Only             84                 83   5.7500%   30/360                      $28,750
  113             360             359            120                119   5.9400%   Actual/360                  $33,359
  120             360             358            120                118   5.6400%   Actual/360                  $30,560
  124             300             299            120                119   5.9500%   Actual/360                  $32,864
  125   Interest Only   Interest Only             84                 83   5.7500%   30/360                      $23,958
  126             360             360            120                120   6.2500%   Actual/360                  $30,786
  134             360             360            120                119   5.9300%   Actual/360                  $28,563
  143             360             360            120                120   5.7800%   Actual/360                  $25,878
  148             360             360            120                118   5.9300%   Actual/360                  $24,695
  152             360             360            120                120   5.7900%   Actual/360                  $22,565
  155             360             359            120                119   5.7200%   Actual/360                  $20,358
  168             360             360            120                118   5.7600%   Actual/360                  $18,110
  171             360             360            120                120   5.7700%   Actual/360                  $17,545
  176             360             360            120                119   5.8000%   Actual/360                  $17,233
  179             360             360            120                118   5.7300%   Actual/360                  $16,304
  189             360             360            120                118   5.6900%   Actual/360                  $13,914
  202             180             180            120                120   5.5900%   Actual/360                  $17,465

                                                                                                   Original   Original
                                                                                        Original   Yield      Prepayment
#       Date       Date       ARD (10)   Seasoning (1)   as of Origination (11)         (Months)   (Months)   (Months)
-----   --------   --------   --------   -------------   ----------------------   ---   --------   --------   ----------
   12   5/1/2007   4/1/2017   N/A                    2   YM1/116_0.0%/4                        0        116            0
   22   6/1/2007   5/1/2014   N/A                    1   Lock/59_0.0%/25                      59          0            0
   45   2/1/2007   1/1/2017   N/A                    5   Lock/116_0.0%/4                     116          0            0
   69   4/1/2007   3/1/2017   N/A                    3   Lock/83_0.0%/37                      83          0            0
   70   5/1/2007   4/1/2017   N/A                    2   YM1/116_0.0%/4                        0        116            0
   74   7/1/2007   6/1/2014   N/A                    0   Lock/80_0.0%/4           (28)        80          0            0
   75   6/1/2007   5/1/2037   5/1/2017               1   YM1/116_0.0%/4                        0        116            0
   80   5/1/2007   4/1/2017   N/A                    2   Lock/59_0.0%/61                      59          0            0


   90   6/1/2007   5/1/2014   N/A                    1   Lock/1_YM1/58_0.0%/25                 1         58            0
   99   6/1/2007   5/1/2017   N/A                    1   YM5/116_0.0%/4                        0        116            0
  105   6/1/2007   5/1/2017   N/A                    1   YM1/116_0.0%/4           (30)         0        116            0
105.1
105.2
105.3
  108   6/1/2007   5/1/2014   N/A                    1   Lock/1_YM1/58_0.0%/25                 1         58            0
  113   6/1/2007   5/1/2017   N/A                    1   Lock/35_YM1/81_0.0%/4                35         81            0
  120   5/1/2007   4/1/2017   N/A                    2   Lock/116_0.0%/4                     116          0            0
  124   6/1/2007   5/1/2017   N/A                    1   Lock/118_0.0%/2                     118          0            0
  125   6/1/2007   5/1/2014   N/A                    1   Lock/1_YM1/58_0.0%/25                 1         58            0
  126   7/1/2007   6/1/2017   N/A                    0   YM1/114_0.0%/6                        0        114            0
  134   6/1/2007   5/1/2017   N/A                    1   Lock/116_0.0%/4                     116          0            0
  143   7/1/2007   6/1/2037   6/1/2017               0   YM1/116_0.0%/4                        0        116            0
  148   5/1/2007   4/1/2037   4/1/2017               2   Lock/116_0.0%/4                     116          0            0
  152   7/1/2007   6/1/2037   6/1/2017               0   Lock/116_0.0%/4                     116          0            0
  155   6/1/2007   5/1/2017   N/A                    1   Lock/116_0.0%/4                     116          0            0
  168   5/1/2007   4/1/2017   N/A                    2   Lock/116_0.0%/4                     116          0            0
  171   7/1/2007   6/1/2037   6/1/2017               0   Lock/116_0.0%/4                     116          0            0
  176   6/1/2007   5/1/2017   N/A                    1   Lock/116_0.0%/4                     116          0            0
  179   5/1/2007   4/1/2037   4/1/2017               2   YM1/116_0.0%/4                        0        116            0
  189   5/1/2007   4/1/2017   N/A                    2   Lock/113_0.0%/7                     113          0            0
  202   7/1/2007   6/1/2017   N/A                    0   Lock/116_0.0%/4                     116          0            0


        Original                                 Yield      Prepayment
#       (Months)   Defeasance (12)   Date        Date       Date         Spread   Fees       Pays                   Elevators
-----   --------   ---------------   ---------   --------   ----------   ------   -------    --------------------   ---------
   12          4   No                N/A         1/1/2017   N/A          T-Flat   0.05084%   N/A                          N/A
   22         25   Yes               5/1/2012    N/A        N/A          N/A      0.05084%   Electric/Gas/Sewer             0
   45          4   Yes               10/1/2016   N/A        N/A          N/A      0.05084%   N/A                          N/A
   69         37   Yes               3/1/2014    N/A        N/A          N/A      0.05084%   N/A                          N/A
   70          4   No                N/A         1/1/2017   N/A          T-Flat   0.10084%   N/A                          N/A
   74          4   Yes               3/1/2014    N/A        N/A          N/A      0.05084%   N/A                          N/A
   75          4   No                N/A         2/1/2017   N/A          T-Flat   0.10084%   N/A                          N/A
   80         61   Yes               4/1/2012    N/A        N/A          N/A      0.05084%   Electric/Gas                   1


   90         25   No                7/1/2007    5/1/2012   N/A          T-Flat   0.05084%   N/A                          N/A
   99          4   No                N/A         2/1/2017   N/A          T-Flat   0.10084%   N/A                          N/A
  105          4   No                N/A         2/1/2017   N/A          T-Flat   0.05084%
105.1                                                                                        N/A                          N/A
105.2                                                                                        N/A                          N/A
105.3                                                                                        N/A                          N/A
  108         25   No                7/1/2007    5/1/2012   N/A          T-Flat   0.05084%   N/A                          N/A
  113          4   No                5/1/2010    2/1/2017   N/A          T-Flat   0.05084%   N/A                          N/A
  120          4   Yes               1/1/2017    N/A        N/A          N/A      0.05084%   Electric                       0
  124          2   Yes               4/1/2017    N/A        N/A          N/A      0.05084%   N/A                          N/A
  125         25   No                7/1/2007    5/1/2012   N/A          T-Flat   0.05084%   N/A                          N/A
  126          6   No                N/A         1/1/2017   N/A          T-Flat   0.05084%   N/A                          N/A
  134          4   Yes               2/1/2017    N/A        N/A          N/A      0.05084%   Electric/Water/Sewer           0
  143          4   No                N/A         3/1/2017   N/A          T-Flat   0.05084%   N/A                          N/A
  148          4   Yes               1/1/2017    N/A        N/A          N/A      0.10084%   N/A                          N/A
  152          4   Yes               3/1/2017    N/A        N/A          N/A      0.10084%   N/A                          N/A
  155          4   Yes               2/1/2017    N/A        N/A          N/A      0.05084%   N/A                          N/A
  168          4   Yes               1/1/2017    N/A        N/A          N/A      0.10084%   N/A                          N/A
  171          4   Yes               3/1/2017    N/A        N/A          N/A      0.05084%   N/A                          N/A
  176          4   Yes               2/1/2017    N/A        N/A          N/A      0.05084%   N/A                          N/A
  179          4   No                N/A         1/1/2017   N/A          T-Flat   0.05084%   N/A                          N/A
  189          7   Yes               10/1/2016   N/A        N/A          N/A      0.05084%   N/A                          N/A
  202          4   Yes               3/1/2017    N/A        N/A          N/A      0.05084%   N/A                          N/A



#       Units   Avg. Rent   Max. Rent   Units   Avg. Rent   Max. Rent   Units   Avg. Rent   Max. Rent   Units   Avg. Rent
-----   -----   ---------   ---------   -----   ---------   ---------   -----   ---------   ---------   -----   ---------
   12     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A
   22     N/A         N/A         N/A      40        $945      $1,009     136        $584        $599      90        $549
   45     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A
   69     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A
   70     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A
   74     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A
   75     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A
   80       6        $865        $905      25        $989      $1,150      30      $1,269      $1,695     N/A         N/A


   90     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A
   99     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A
  105
105.1     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A
105.2     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A
105.3     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A
  108     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A
  113     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A
  120       4        $553        $555     152        $676        $780      84        $825        $895     N/A         N/A
  124     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A
  125     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A
  126     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A
  134     N/A         N/A         N/A      42        $847      $1,200      14      $1,150      $1,250     N/A         N/A
  143     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A
  148     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A
  152     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A
  155     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A
  168     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A
  171     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A
  176     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A
  179     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A
  189     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A
  202     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A         N/A     N/A         N/A



#       Max. Rent   Units   Avg. Rent   Max. Rent   Name                                         Sq. Ft.   Expiration Date
-----   ---------   -----   ---------   ---------   ------------------------------------------   -------   ---------------
   12         N/A     N/A         N/A         N/A   Nordstrom Inc.                                32,000   4/30/2012
   22        $569     464        $518        $599   N/A                                              N/A   N/A
   45         N/A     N/A         N/A         N/A   Chart Inc.                                    29,158   6/30/2011
   69         N/A     N/A         N/A         N/A   Public Hospital District                      24,934   11/30/2016
   70         N/A     N/A         N/A         N/A   Claremont Museum of Art                        7,252   2/28/2012
   74         N/A     N/A         N/A         N/A   Highline Medical Enterprises                   7,599   5/31/2010
   75         N/A     N/A         N/A         N/A   Circuit City                                  33,790   1/31/2019
   80         N/A     N/A         N/A         N/A   1 Earth 1 Design                               2,965   11/30/2011


   90         N/A     N/A         N/A         N/A   Dunn Edwards Corporation                      70,315   11/30/2011
   99         N/A     N/A         N/A         N/A   Whitten, Nelson, Mcguire, Terry & Roselius    19,327   6/30/2016
  105
105.1         N/A     N/A         N/A         N/A   Fieldstone Mortgage Company                    5,545   8/31/2008
105.2         N/A     N/A         N/A         N/A   Uhlig Communications, Inc.                    21,741   3/31/2009
105.3         N/A     N/A         N/A         N/A   Data Systems International                    29,651   9/30/2007
  108         N/A     N/A         N/A         N/A   General Monitors, Inc.                        61,622   11/30/2016
  113         N/A     N/A         N/A         N/A   Winn Dixie                                    44,000   5/22/2011
  120         N/A     N/A         N/A         N/A   N/A                                              N/A   N/A
  124         N/A     N/A         N/A         N/A   SPG Washington Square, LLC                    45,700   4/30/2020
  125         N/A     N/A         N/A         N/A   D & K Engineering, Inc.                       48,000   12/14/2011
  126         N/A     N/A         N/A         N/A   Orlando Vineyard Community Church              9,500   5/31/2009
  134         N/A     N/A         N/A         N/A   N/A                                              N/A   N/A
  143         N/A     N/A         N/A         N/A   Suncoast Roofers Supply                       52,844   4/30/2017
  148         N/A     N/A         N/A         N/A   Wachovia Bank, NA                             47,094   12/31/2012
  152         N/A     N/A         N/A         N/A   Walgreens                                     14,820   3/31/2082
  155         N/A     N/A         N/A         N/A   US Bank                                       10,689   12/31/2009
  168         N/A     N/A         N/A         N/A   Ground Lease - Strip Space & Ralph Lauren    348,044   1/15/2029
  171         N/A     N/A         N/A         N/A   Northern Tool                                 25,800   1/31/2022
  176         N/A     N/A         N/A         N/A   Safelite Group, Inc.                          10,400   1/31/2012
  179         N/A     N/A         N/A         N/A   Suncoast Roofers Supply                       32,257   10/31/2016
  189         N/A     N/A         N/A         N/A   W.W. Grainger                                 45,411   6/30/2011
  202         N/A     N/A         N/A         N/A   N/A                                              N/A   N/A



#       Name                            Sq. Ft.   Expiration Date   Name                              Sq. Ft.
-----   -----------------------------   -------   ---------------   -------------------------------   -------
   12   Homegoods, Inc.                  25,000   6/30/2013         Barnes & Noble                     25,000
   22   N/A                                 N/A   N/A               N/A                                   N/A
   45   McLeod USA                       25,649   7/31/2008         Newpark Resources, Inc.            16,844
   69   Pacific Northwest Cardiology     12,104   10/31/2021        N/A                                   N/A
   70   Michael A. Bollinger              5,003   2/28/2012         Walid Halik                         3,500
   74   Highline Medical Center           5,861   4/30/2010         Highline Sleep Disorder Center      4,718
   75   N/A                                 N/A   N/A               N/A                                   N/A
   80   Edward D. Jones                     888   2/28/2012         N/A                                   N/A


   90   Seltzer Companies, Inc.          33,983   12/31/2007        N/A                                   N/A
   99   Advance Brands, LLC               8,245   10/31/2011        Wachovia Securities, LLC            7,791
  105
105.1   Kansas City Psychiatric, P.C.     3,707   4/30/2011         Insurance Management                2,856
105.2   N/A                                 N/A   N/A               N/A                                   N/A
105.3   N/A                                 N/A   N/A               N/A                                   N/A
  108   N/A                                 N/A   N/A               N/A                                   N/A
  113   Rainbow Apparel                  12,000   1/31/2010         Foot Locker                         6,720
  120   N/A                                 N/A   N/A               N/A                                   N/A
  124   N/A                                 N/A   N/A               N/A                                   N/A
  125   N/A                                 N/A   N/A               N/A                                   N/A
  126   Jones, Wood & Gentry, Inc.        8,283   10/31/2007        Eye Care Centers of America         8,000
  134   N/A                                 N/A   N/A               N/A                                   N/A
  143   N/A                                 N/A   N/A               N/A                                   N/A
  148   N/A                                 N/A   N/A               N/A                                   N/A
  152   N/A                                 N/A   N/A               N/A                                   N/A
  155   Park Towne Dev. Corp.             4,288   4/30/2019         Southern Care Hospice               3,200
  168   N/A                                 N/A   N/A               N/A                                   N/A
  171   N/A                                 N/A   N/A               N/A                                   N/A
  176   Dollar Outlet Plus                9,800   3/31/2017         Kelly-Moore Paint Company, Inc.     9,726
  179   N/A                                 N/A   N/A               N/A                                   N/A
  189   N/A                                 N/A   N/A               N/A                                   N/A
  202   N/A                                 N/A   N/A               N/A                                   N/A



#       Expiration Date   Reserve
-----   ---------------   ----------
   12   6/30/2012                 $0
   22   N/A                       $0
   45   2/28/2014           $190,899
   69   N/A                 $500,000
   70   3/1/2017             $51,000
   74   5/31/2010           $285,370
   75   N/A                       $0
   80   N/A               $1,400,000


   90   N/A                       $0
   99   6/1/2013            $105,175
  105                             $0
105.1   11/30/2010
105.2   N/A
105.3   N/A
  108   N/A                       $0
  113   1/31/2008            $31,500
  120   N/A                       $0
  124   N/A                       $0
  125   N/A                       $0
  126   7/31/2012                 $0
  134   N/A                       $0
  143   N/A                       $0
  148   N/A                       $0
  152   N/A                  $55,116
  155   5/31/2011                 $0
  168   N/A                       $0
  171   N/A                  $49,810
  176   5/31/2009                 $0
  179   N/A                       $0
  189   N/A                       $0
  202   N/A                       $0



#       Description                                                                Reserve   Description
-----   ------------------------------------------------------------------------   -------   -----------
   12   N/A                                                                             $0   N/A
   22   N/A                                                                             $0   N/A
   45   Rental Reserve                                                                  $0   N/A
   69   Holdback Escrow for TILC                                                        $0   N/A
   70   Lease Up Escrow                                                                 $0   N/A
   74   Occupancy Escrow                                                                $0   N/A
   75   N/A                                                                             $0   N/A
   80   Lease Up Escrow                                                                 $0   N/A


   90   N/A                                                                             $0   N/A
   99   Rent Escrow Wachovia $25,000.00, Rent Escrow Unfinished Space $80,175.00        $0   N/A
  105   N/A                                                                             $0   N/A
105.1
105.2
105.3
  108   N/A                                                                             $0   N/A
  113   Escrow Holdback for Tenant Improvements                                         $0   N/A
  120   N/A                                                                             $0   N/A
  124   N/A                                                                             $0   N/A
  125   N/A                                                                             $0   N/A
  126   N/A                                                                             $0   N/A
  134   N/A                                                                             $0   N/A
  143   N/A                                                                             $0   N/A
  148   N/A                                                                             $0   N/A
  152   Holdback Escrow                                                                 $0   N/A
  155   N/A                                                                             $0   N/A
  168   N/A                                                                             $0   N/A
  171   Holdback Escrow                                                                 $0   N/A
  176   N/A                                                                             $0   N/A
  179   N/A                                                                             $0   N/A
  189   N/A                                                                             $0   N/A
  202   N/A                                                                             $0   N/A



#       Credit   Description   Reserve   Description   Amount       Event Date
-----   ------   -----------   -------   -----------   ----------   ----------
   12       $0   N/A                $0   N/A                  N/A   N/A
   22       $0   N/A                $0   N/A                  N/A   N/A
   45       $0   N/A                $0   N/A                  N/A   N/A
   69       $0   N/A                $0   N/A             $500,000   2/19/2010
   70       $0   N/A                $0   N/A                  N/A   N/A
   74       $0   N/A                $0   N/A                  N/A   N/A
   75       $0   N/A                $0   N/A                  N/A   N/A
   80       $0   N/A                $0   N/A           $1,400,000   3/22/2010


   90       $0   N/A                $0   N/A                  N/A   N/A
   99       $0   N/A                $0   N/A                  N/A   N/A
  105       $0   N/A                $0   N/A                  N/A   N/A
105.1
105.2
105.3
  108       $0   N/A                $0   N/A                  N/A   N/A
  113       $0   N/A                $0   N/A                  N/A   N/A
  120       $0   N/A                $0   N/A                  N/A   N/A
  124       $0   N/A                $0   N/A                  N/A   N/A
  125       $0   N/A                $0   N/A                  N/A   N/A
  126       $0   N/A                $0   N/A                  N/A   N/A
  134       $0   N/A                $0   N/A                  N/A   N/A
  143       $0   N/A                $0   N/A                  N/A   N/A
  148       $0   N/A                $0   N/A                  N/A   N/A
  152       $0   N/A                $0   N/A                  N/A   N/A
  155       $0   N/A                $0   N/A                  N/A   N/A
  168       $0   N/A                $0   N/A                  N/A   N/A
  171       $0   N/A                $0   N/A                  N/A   N/A
  176       $0   N/A                $0   N/A                  N/A   N/A
  179       $0   N/A                $0   N/A                  N/A   N/A
  189       $0   N/A                $0   N/A                  N/A   N/A
  202       $0   N/A                $0   N/A                  N/A   N/A



#       Description
-----   -----------------------------------------------------------------------------------------
   12   N/A
   22   N/A
   45   N/A
   69   If property is fully leased within 36 months, the escrow will be released to the borrower
   70   N/A
   74   N/A
   75   N/A
   80   Within 36 months, borrower must provide trailing 3-month operating statement reflecting a minimum annualized NOI of $707,436 and an EGI of $1,052,126 based on an occupancy of no more than 95%
   90   N/A
   99   N/A
  105   N/A
105.1
105.2
105.3
  108   N/A
  113   N/A
  120   N/A
  124   N/A
  125   N/A
  126   N/A
  134   N/A
  143   N/A
  148   N/A
  152   N/A
  155   N/A
  168   N/A
  171   N/A
  176   N/A
  179   N/A
  189   N/A
  202   N/A



#       Secondary Financing   Secured Secondary Financing                          Lock Box    Reserve
-----   -------------------   --------------------------------------------------   ---------   -------
   12                   N/A   N/A                                                  Springing        $0
   22                   N/A   N/A                                                  N/A              $0
   45            $3,716,250   Mezzanine Debt                                       N/A              $0
   69                   N/A   N/A                                                  Hard         $1,120
   70                   N/A   N/A                                                  N/A              $0
   74              $600,000   Secured Note -CBA - Mezzanine Capital Finance, LLC   Springing        $0
   75                   N/A   N/A                                                  Hard             $0
   80                   N/A   N/A                                                  N/A              $0


   90                   N/A   N/A                                                  N/A              $0
   99                   N/A   N/A                                                  Springing      $988
  105                   N/A   N/A                                                  N/A              $0
105.1
105.2
105.3
  108                   N/A   N/A                                                  N/A              $0
  113                   N/A   N/A                                                  Springing        $0
  120                   N/A   N/A                                                  N/A          $5,000
  124                   N/A   N/A                                                  Hard           $755
  125                   N/A   N/A                                                  N/A              $0
  126                   N/A   N/A                                                  N/A          $1,008
  134              $800,000   Secured Subordinate Debt                             N/A          $1,000
  143                   N/A   N/A                                                  Springing        $0
  148                   N/A   N/A                                                  Hard             $0
  152                   N/A   N/A                                                  Hard             $0
  155                   N/A   N/A                                                  N/A              $0
  168                   N/A   N/A                                                  N/A              $0
  171                   N/A   N/A                                                  Hard           $323
  176                   N/A   N/A                                                  Springing      $374
  179                   N/A   N/A                                                  Springing    $1,000
  189                   N/A   N/A                                                  Springing        $0
  202                   N/A   N/A                                                  N/A              $0

                                   EXHIBIT C-1

               LIST OF ADDITIONAL COLLATERAL TRUST MORTGAGE LOANS

Pine Plaza Retail
Skagit Valley Cancer Center
Greenwood Apartments
Reddy Plaza Office
Schaumburg Retail
Pomona Apartments
Baytree Shopping Center
Fontana Retail
Gateway Retail Center
Sharp's Mobile Home Park
Shops at Harmony on the Lakes
Colonial Mobile Home Park
Salinas Medical
Lufkin Retail Center

                                   EXHIBIT C-2

                             LIST OF MEZZANINE LOANS

Mandarin Oriental
Koger Center Office Park Portfolio
Cornhusker Marriott and Office
Schaumburg Villas
Doubletree Charlottesville
The Woodlands Office Building
Riverview Corporate Center
Pinecrest Shopping Center

                                  EXHIBIT D-1A

                   FORM OF MASTER SERVICER REQUEST FOR RELEASE


                                     [Date]

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, MD 21045-1951
Attention: Mortgage Document Custody (CMBS)


            Re:   Credit Suisse First Boston Mortgage Securities
                  Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3
                  -----------------------------------------------------

            In connection with the administration of the Mortgage Files held by or on behalf of you as trustee under the Pooling and Servicing Agreement, dated as of June 1, 2007 (the "Pooling and Servicing Agreement"), among Credit Suisse First Boston Mortgage Securities Corp., as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer for Group A Loans ("Master Servicer No. 1"), Wachovia Bank, National Association, as master servicer for Group B Loans ("Master Servicer No. 2"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Wells Fargo Bank, N.A., as trustee (the "Trustee"), the undersigned as Master Servicer No. 1 hereby requests a release of the Mortgage File (or the portion thereof specified below) held by or on behalf of you as Trustee with respect to the following described Mortgage Loan for the reason indicated below.

Property Name:

Address:

Prospectus No.:

If only particular documents in the Mortgage File are requested, please specify which:

Reason for requesting Mortgage File (or portion thereof):

______ 1. Mortgage Loan paid in full. The undersigned hereby certifies that all amounts received in connection with the Mortgage Loan that are required to be credited to the Collection Account or, if applicable, a Mortgage Loan Combination Custodial Account pursuant to the Pooling and Servicing Agreement, have been or will be so credited.

______      2. Other. (Describe) _______________________________________________
            ____________________________________________________________________

            The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten days of our receipt thereof, unless the Mortgage Loan has been paid in full, in which case the Mortgage File (or such portion thereof) will be retained by us permanently.

            Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.



                                    ____________________________________________
                                    as Master Servicer No. 1


                                    By:_________________________________________
                                    Name:
                                    Title:

                                  EXHIBIT D-1B

                   FORM OF MASTER SERVICER REQUEST FOR RELEASE


                                     [Date]

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, MD 21045-1951
Attention: Mortgage Document Custody (CMBS)


            Re: Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3
                  -----------------------------------------------------

            In connection with the administration of the Mortgage Files held by or on behalf of you as trustee under the Pooling and Servicing Agreement, dated as of June 1, 2007 (the "Pooling and Servicing Agreement"), among Credit Suisse First Boston Mortgage Securities Corp., as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer for Group A Loans ("Master Servicer No. 1"), Wachovia Bank, National Association, as master servicer for Group B Loans ("Master Servicer No. 2"), LNR Partners, Inc., as special servicer (the "Special Servicer") and Wells Fargo Bank, N.A., as trustee (the "Trustee"), the undersigned as Master Servicer No. 2 hereby requests a release of the Mortgage File (or the portion thereof specified below) held by or on behalf of you as Trustee with respect to the following described Mortgage Loan for the reason indicated below.

Property Name:

Address:

Prospectus No.:

If only particular documents in the Mortgage File are requested, please specify which:

Reason for requesting Mortgage File (or portion thereof):

______ 1. Mortgage Loan paid in full. The undersigned hereby certifies that all amounts received in connection with the Mortgage Loan that are required to be credited to the Collection Account or, if applicable, a Mortgage Loan Combination Custodial Account pursuant to the Pooling and Servicing Agreement, have been or will be so credited.

______      2. Other. (Describe) _______________________________________________
            ____________________________________________________________________

            The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten days of our receipt thereof, unless the Mortgage Loan has been paid in full, in which case the Mortgage File (or such portion thereof) will be retained by us permanently.

            Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.



                                    ____________________________________________
                                    as Master Servicer No. 2


                                    By:_________________________________________
                                    Name:
                                    Title:

                                   EXHIBIT D-2

                  FORM OF SPECIAL SERVICER REQUEST FOR RELEASE


                                     [Date]

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, MD 21045-1951
Attention: Mortgage Document Custody (CMBS)


            Re: Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3
                  -----------------------------------------------------

            In connection with the administration of the Mortgage Files held by or on behalf of you as trustee under a Pooling and Servicing Agreement, dated as of June 1, 2007 (the "Pooling and Servicing Agreement"), among Credit Suisse First Boston Mortgage Securities Corp., as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer for Group A Loans ("Master Servicer No. 1"), Wachovia Bank, National Association, as master servicer for Group B Loans ("Master Servicer No. 2"), LNR Partners, Inc., as special servicer (the "Special Servicer"), and Wells Fargo Bank, N.A., as trustee (the "Trustee"), the undersigned as Special Servicer hereby requests a release of the Mortgage File (or the portion thereof specified below) held by or on behalf of you as Trustee with respect to the following described Mortgage Loan for the reason indicated below.

Property Name:

Address:

Prospectus No.:

If only particular documents in the Mortgage File are requested, please specify which:

Reason for requesting Mortgage File (or portion thereof):

______      1. The Mortgage Loan is being foreclosed.

______      2. Other. (Describe) _______________________________________________
            ____________________________________________________________________

            The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten days of our receipt thereof, unless the Mortgage Loan is being foreclosed, in which case the Mortgage File (or such portion thereof) will be returned when no longer required by us for such purpose.

            Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.



                                    ____________________________________________
                                    as Special Servicer


                                    By:_________________________________________
                                    Name:
                                    Title:

                                   EXHIBIT E-1

                             FORM OF TRUSTEE REPORT



                              [See Attached Report]

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                   Credit Suisse Commercial Mortgage Trust           |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               Series 2007-C3                        |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   07/17/2007
9062 Old Annapolis Road                                                                Record Date:                    06/29/2007
Columbia, MD 21045-1951                                                                Determination Date:             07/11/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                         DISTRIBUTION DATE STATEMENT

                                              Table of Contents

                     -------------------------------------------------------------------------------
                        STATEMENT SECTIONS                                                 PAGE(s)
                        ------------------                                                 -------

                        Certificate Distribution Detail                                       2
                        Certificate Factor Detail                                             3
                        Reconciliation Detail                                                 4
                        Other Required Information                                            5
                        Cash Reconciliation Detail                                            6
                        Ratings Detail                                                        7
                        Current Mortgage Loan and Property Stratification Tables           8 - 16
                        Mortgage Loan Detail                                                 17
                        NOI Detail                                                           18
                        Principal Prepayment Detail                                          19
                        Historical Detail                                                    20
                        Delinquency Loan Detail                                              21
                        Specially Serviced Loan Detail                                     22 - 23
                        Advance Summary                                                      24
                        Modified Loan Detail                                                 25
                        Historical Liquidated Loan Detail                                    26
                        Historical Bond / Collateral Realized Loss Reconciliation            27
                        Interest Shortfall Reconciliation Detail                           28 - 29
                        Defeased Loan Detail                                                 30
                        Supplemental Reporting                                               31
                     -------------------------------------------------------------------------------

             Depositor                              Master Servicer                            Master Servicer
-----------------------------------       -----------------------------------       -----------------------------------
Credit Suisse First Boston Mortgage       KeyBank Real Estate Capital               Wachovia Bank, National Association
Securities Corp.                           Markets, LLC                             8739 Research Drive
Eleven Madison Avenue                     1717 Main Street                          URP 4, NC1075
New York, NY 10010                        Suite 1000                                Charlotte, NC 28262
                                          Dallas, TX 75201

Contact: General Information Number       Contact:       Don Kalescky               Contact: Lea Land
Phone Number: (212) 325-2000              Phone Number:  (972) 232-4248             Phone Number:  (704) 593-7950
-----------------------------------       -----------------------------------       -----------------------------------

         Special Servicer
-----------------------------------
LNR Partners, Inc.
c/o GMAC Commercial Mortgage
  Corporation
Suite 700
Miami Beach, FL 33139

Contact: Vickie Taylor
Phone Number: (305) 229-6614
-----------------------------------

This report has been compiled from information provided to Wells Fargo Bank, N.A. by various third parties, which may include the Master Servicer, Special Servicer and others. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of information received from these third parties and assumes no duty to do so. Wells Fargo Bank, N.A. expressly disclaims any responsibility for the accuracy or completeness of information furnished by third parties.

------------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 1 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                   Credit Suisse Commercial Mortgage Trust           |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               Series 2007-C3                        |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   07/17/2007
9062 Old Annapolis Road                                                                Record Date:                    06/29/2007
Columbia, MD 21045-1951                                                                Determination Date:             07/11/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                       Certificate Distribution Detail

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                 Realized Loss /                         Current
            Pass-Through Original Beginning  Principal     Interest   Prepayment Additional Trust   Total      Ending Subordination
Class CUSIP     Rate     Balance   Balance  Distribution Distribution  Premium    Fund Expenses  Distribution Balance     Level(1)
-----------------------------------------------------------------------------------------------------------------------------------
 A-1         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
 A-2         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
 A-3         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
 A-AB        0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
 A-4         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
A-1-A1       0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
A-1-A2       0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
 A-M         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
 A-J         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  B          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  C          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  D          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  E          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  F          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  G          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  H          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  J          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  K          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  L          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  M          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  N          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  O          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  P          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  Q          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  S          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  T          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  LR         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  R          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  V          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
-----------------------------------------------------------------------------------------------------------------------------------
Totals                     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
-----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
                         Original Beginning                                           Ending
            Pass-Through Notional  Notional   Interest    Prepayment    Total        Notional
Class CUSIP     Rate      Amount    Amount  Distribution   Premium   Distribution     Amount
----------------------------------------------------------------------------------------------
 A-X         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00
----------------------------------------------------------------------------------------------

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).




-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 2 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                   Credit Suisse Commercial Mortgage Trust           |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               Series 2007-C3                        |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   07/17/2007
9062 Old Annapolis Road                                                                Record Date:                    06/29/2007
Columbia, MD 21045-1951                                                                Determination Date:             07/11/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                          Certificate Factor Detail

--------------------------------------------------------------------------------------------------------------
                                                                              Realized Loss /
                  Beginning      Principal        Interest      Prepayment    Additional Trust       Ending
Class    CUSIP     Balance      Distribution    Distribution     Premium       Fund Expenses        Balance
--------------------------------------------------------------------------------------------------------------
 A-1              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
 A-2              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
 A-3              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
 A-AB             0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
 A-4              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
A-1-A1            0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
A-1-A2            0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
 A-M              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
 A-J              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  B               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  C               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  D               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  E               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  F               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  G               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  H               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  J               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  K               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  L               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  M               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  N               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  O               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  P               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  S               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  T               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  LR              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  R               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  V               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
--------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------
                  Beginning                                       Ending
                   Notional       Interest       Prepayment      Notional
Class    CUSIP      Amount      Distribution      Premium         Amount
---------------------------------------------------------------------------
 A-X              0.00000000     0.00000000      0.00000000     0.00000000
---------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 3 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                   Credit Suisse Commercial Mortgage Trust           |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               Series 2007-C3                        |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   07/17/2007
9062 Old Annapolis Road                                                                Record Date:                    06/29/2007
Columbia, MD 21045-1951                                                                Determination Date:             07/11/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                            Reconciliation Detail
Principal Reconciliation

             Stated Beginning Principal   Unpaid Beginning    Scheduled   Unscheduled    Principal
Loan Group            Balance             Principal Balance   Principal    Principal    Adjustments
----------   --------------------------   -----------------   ---------   -----------   -----------
         1                         0.00                0.00        0.00          0.00          0.00
         2                         0.00                0.00        0.00          0.00          0.00
----------   --------------------------   -----------------   ---------   -----------   -----------
Total                              0.00                0.00        0.00          0.00          0.00

             Realized     Stated Ending       Unpaid Ending      Current Principal
Loan Group     Loss     Principal Balance   Principal Balance   Distribution Amount
----------   --------   -----------------   -----------------   -------------------
         1       0.00                0.00                0.00                  0.00
         2       0.00                0.00                0.00                  0.00
----------   --------   -----------------   -----------------   -------------------
Total            0.00                0.00                0.00                  0.00

Certificate Interest Reconciliation
---------------------------------------------------------------------------------------------

                            Accrued     Net Aggregate     Distributable     Distributable
        Accrual  Accrual  Certificate     Prepayment       Certificate  Certificate Interest
Class    Dates    Days      Interest  Interest Shortfall     Interest        Adjustment
---------------------------------------------------------------------------------------------
 A-1       0        0          0.00           0.00            0.00              0.00
 A-2       0        0          0.00           0.00            0.00              0.00
 A-3       0        0          0.00           0.00            0.00              0.00
 A-AB      0        0          0.00           0.00            0.00              0.00
 A-4       0        0          0.00           0.00            0.00              0.00
A-1-A1     0        0          0.00           0.00            0.00              0.00
A-1-A2     0        0          0.00           0.00            0.00              0.00
 A-M       0        0          0.00           0.00            0.00              0.00
 A-J       0        0          0.00           0.00            0.00              0.00
  B        0        0          0.00           0.00            0.00              0.00
  C        0        0          0.00           0.00            0.00              0.00
  D        0        0          0.00           0.00            0.00              0.00
  E        0        0          0.00           0.00            0.00              0.00
  F        0        0          0.00           0.00            0.00              0.00
  G        0        0          0.00           0.00            0.00              0.00
  H        0        0          0.00           0.00            0.00              0.00
  J        0        0          0.00           0.00            0.00              0.00
  K        0        0          0.00           0.00            0.00              0.00
  L        0        0          0.00           0.00            0.00              0.00
  M        0        0          0.00           0.00            0.00              0.00
  N        0        0          0.00           0.00            0.00              0.00
  O        0        0          0.00           0.00            0.00              0.00
  P        0        0          0.00           0.00            0.00              0.00
  Q        0        0          0.00           0.00            0.00              0.00
  S        0        0          0.00           0.00            0.00              0.00
  T        0        0          0.00           0.00            0.00              0.00
 A-X       0        0          0.00           0.00            0.00              0.00
---------------------------------------------------------------------------------------------
Totals              0          0.00           0.00            0.00              0.00
---------------------------------------------------------------------------------------------
Certificate Interest Reconciliation
-----------------------------------------------------------------

                  Additional                   Remaining Unpaid
         WAC CAP  Trust Fund     Interest        Distributable
Class   Shortfall  Expenses    Distribution  Certificate Interest
-----------------------------------------------------------------
 A-1    0.00         0.00          0.00               0.00
 A-2    0.00         0.00          0.00               0.00
 A-3    0.00         0.00          0.00               0.00
 A-AB   0.00         0.00          0.00               0.00
 A-4    0.00         0.00          0.00               0.00
A-1-A1  0.00         0.00          0.00               0.00
A-1-A2  0.00         0.00          0.00               0.00
 A-M    0.00         0.00          0.00               0.00
 A-J    0.00         0.00          0.00               0.00
  B     0.00         0.00          0.00               0.00
  C     0.00         0.00          0.00               0.00
  D     0.00         0.00          0.00               0.00
  E     0.00         0.00          0.00               0.00
  F     0.00         0.00          0.00               0.00
  G     0.00         0.00          0.00               0.00
  H     0.00         0.00          0.00               0.00
  J     0.00         0.00          0.00               0.00
  K     0.00         0.00          0.00               0.00
  L     0.00         0.00          0.00               0.00
  M     0.00         0.00          0.00               0.00
  N     0.00         0.00          0.00               0.00
  O     0.00         0.00          0.00               0.00
  P     0.00         0.00          0.00               0.00
  Q     0.00         0.00          0.00               0.00
  S     0.00         0.00          0.00               0.00
  T     0.00         0.00          0.00               0.00
 A-X    0.00         0.00          0.00               0.00
-----------------------------------------------------------------
Totals  0.00         0.00          0.00               0.00
-----------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 4 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                   Credit Suisse Commercial Mortgage Trust           |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               Series 2007-C3                        |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   07/17/2007
9062 Old Annapolis Road                                                                Record Date:                    06/29/2007
Columbia, MD 21045-1951                                                                Determination Date:             07/11/2007
-----------------------------------------------------------------------------------------------------------------------------------

                           Other Required Information

--------------------------------------------------------------------------------

Available Distribution Amount (1)                                      0.00



Master Servicing Fee Summary


      Current Period Accrued Master Servicing Fees                     0.00

      Less Delinquent Master Servicing Fees                            0.00

      Less Reductions to Master Servicing Fees                         0.00

      Plus Master Servicing Fees for Delinquent Payments Received      0.00

      Plus Adjustments for Prior Master Servicing Calculation          0.00

      Total Master Servicing Fees Collected                            0.00


Current 1 Month LIBOR Rate                                        0.000000%

Next 1 Month LIBOR Rate                                           0.000000%


Rating Agency Trigger Event                                              No

Swap Default                                                             No


(1) The Available Distribution Amount includes any Prepayment Premiums.



Appraisal Reduction Amount

-------------------------------------------------
          Appraisal    Cumulative    Most Recent
  Loan    Reduction       ASER        App. Red.
 Number    Effected      Amount         Date
-------------------------------------------------















-------------------------------------------------
Total
-------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 5 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                   Credit Suisse Commercial Mortgage Trust           |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               Series 2007-C3                        |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   07/17/2007
9062 Old Annapolis Road                                                                Record Date:                    06/29/2007
Columbia, MD 21045-1951                                                                Determination Date:             07/11/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                          Cash Reconciliation Detail

---------------------------------------------------------------------------------------------------------------------------------

Total Funds Collected
     Interest:
          Interest paid or advanced                                                    0.00
          Interest reductions due to Non-Recoverability Determinations                 0.00
          Interest Adjustments                                                         0.00
          Deferred Interest                                                            0.00
          Net Prepayment Interest Shortfall                                            0.00
          Net Prepayment Interest Excess                                               0.00
          Extension Interest                                                           0.00
          Interest Reserve Withdrawal                                                  0.00
                                                                                             --------------
               Total Interest Collected                                                                0.00

     Principal:
          Scheduled Principal                                                          0.00
          Unscheduled Principal                                                        0.00
               Principal Prepayments                                                   0.00
               Collection of Principal after Maturity Date                             0.00
               Recoveries from Liquidation and Insurance Proceeds                      0.00
               Excess of Prior Principal Amounts paid                                  0.00
               Curtailments                                                            0.00
          Negative Amortization                                                        0.00
          Principal Adjustments                                                        0.00
                                                                                             --------------
               Total Principal Collected                                                               0.00

     Other:
          Prepayment Penalties/Yield Maintenance                                       0.00
          Repayment Fees                                                               0.00
          Borrower Option Extension Fees                                               0.00
          Equity Payments Received                                                     0.00
          Net Swap Counterparty Payments Received                                      0.00
                                                                                             --------------
               Total Other Collected                                                                   0.00
                                                                                             --------------
Total Funds Collected                                                                                  0.00
                                                                                             ==============




Total Funds Distributed
     Fees:
          Master Servicing Fee                                                         0.00
          Trustee Fee                                                                  0.00
          Certificate Administration Fee                                               0.00
          Insurer Fee                                                                  0.00
          Miscellaneous Fee                                                            0.00
                                                                                             --------------
               Total Fees                                                                              0.00

     Additional Trust Fund Expenses:

          Reimbursement for Interest on Advances                                       0.00
          ASER Amount                                                                  0.00
          Special Servicing Fee                                                        0.00
          Rating Agency Expenses                                                       0.00
          Attorney Fees & Expenses                                                     0.00
          Bankruptcy Expense                                                           0.00
          Taxes Imposed on Trust Fund                                                  0.00
          Non-Recoverable Advances                                                     0.00
          Other Expenses                                                               0.00
                                                                                             --------------
               Total Additional Trust Fund Expenses                                                    0.00

     Interest Reserve Deposit                                                                          0.00

     Payments to Certificateholders & Others:
          Interest Distribution                                                        0.00
          Principal Distribution                                                       0.00
          Prepayment Penalties/Yield Maintenance                                       0.00
          Borrower Option Extension Fees                                               0.00
          Equity Payments Paid                                                         0.00
          Net Swap Counterparty Payments Paid                                          0.00
                                                                                             --------------
               Total Payments to Certificateholders & Others                                           0.00
                                                                                             --------------
Total Funds Distributed                                                                                0.00
                                                                                             ==============


-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 6 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                   Credit Suisse Commercial Mortgage Trust           |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               Series 2007-C3                        |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   07/17/2007
9062 Old Annapolis Road                                                                Record Date:                    06/29/2007
Columbia, MD 21045-1951                                                                Determination Date:             07/11/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                                Ratings Detail
      ---------------------------------------------------------------------------------------------------------------
                                                   Original Ratings                       Current Ratings  (1)
                                       ------------------------------------------------------------------------------
      Class               CUSIP            Fitch       Moody's       DRBS          Fitch       Moody's       DRBS
      ---------------------------------------------------------------------------------------------------------------
       A-1
       A-2
       A-3
       A-AB
       A-4
      A-1-A1
      A-1-A2
       A-M
       A-J
        B
        C
        D
        E
        F
        G
        H
        J
        K
        L
        M
        N
        O
        P
        Q
        S
        T
       A-X
      ---------------------------------------------------------------------------------------------------------------

      NR  - Designates that the class was not rated by the above agency at the time of original issuance.
       X  - Designates that the above rating agency did not rate any classes in this transaction at the time of original issuance.
      N/A - Data not available this period.


   1) For any class not rated at the time of original issuance by any particular rating agency, no request has been made subsequent to issuance to obtain rating information, if any, from such rating agency. The current ratings were obtained directly from the applicable rating agency within 30 days of the payment date listed above. The ratings may have changed since they were obtained. Because the ratings may have changed, you may want to obtain current ratings directly from the rating agencies.

Fitch, Inc.                                   Moody's Investors Service                        Standard & Poor's Rating Services
One State Street Plaza                        99 Church Street                                 55 Water Street
New York, New York 10004                      New York, New York 10007                         New York, New York 10041
(212) 908-0500                                (212) 553-0300                                   (212) 438-2430



-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 7 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                   Credit Suisse Commercial Mortgage Trust           |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               Series 2007-C3                        |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   07/17/2007
9062 Old Annapolis Road                                                                Record Date:                    06/29/2007
Columbia, MD 21045-1951                                                                Determination Date:             07/11/2007
-----------------------------------------------------------------------------------------------------------------------------------

                          Current Mortgage Loan and Property Stratification Tables
                                              Aggregate Pool

                      Scheduled Balance                                                       State (3)
----------------------------------------------------------------   ----------------------------------------------------------------
                                 % of                                                               % of
   Scheduled    # of  Scheduled   Agg.  WAM         Weighted                      # of   Scheduled   Agg.  WAM        Weighted
    Balance    loans   Balance    Bal.  (2)  WAC  Avg DSCR (1)          State    Props.   Balance    Bal.  (2)  WAC  Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------






















----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

See footnotes on last page of this section.



-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 8 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                   Credit Suisse Commercial Mortgage Trust           |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               Series 2007-C3                        |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   07/17/2007
9062 Old Annapolis Road                                                                Record Date:                    06/29/2007
Columbia, MD 21045-1951                                                                Determination Date:             07/11/2007
-----------------------------------------------------------------------------------------------------------------------------------

                           Current Mortgage Loan and Property Stratification Tables
                                                Aggregate Pool

               Debt Service Coverage Ratio                                                Property Type (3)
----------------------------------------------------------------   ----------------------------------------------------------------
 Debt Service                    % of                                                               % of
   Coverage     # of  Scheduled   Agg.  WAM  WAC    Weighted          Property    # of   Scheduled   Agg.  WAM  WAC   Weighted
     Ratio     loans   Balance    Bal.  (2)       Avg DSCR (1)          Type     Props.   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

                         Note Rate                                                           Seasoning
----------------------------------------------------------------   ----------------------------------------------------------------
                                 % of                                                               % of
     Note       # of  Scheduled   Agg.  WAM  WAC    Weighted                     # of   Scheduled   Agg.  WAM  WAC   Weighted
     Rate      loans   Balance    Bal.  (2)       Avg DSCR (1)       Seasoning   loans   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

See footnotes on last page of this section.



-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 9 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                   Credit Suisse Commercial Mortgage Trust           |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               Series 2007-C3                        |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   07/17/2007
9062 Old Annapolis Road                                                                Record Date:                    06/29/2007
Columbia, MD 21045-1951                                                                Determination Date:             07/11/2007
-----------------------------------------------------------------------------------------------------------------------------------


                           Current Mortgage Loan and Property Stratification Tables
                                                Aggregate Pool

       Anticipated Remaining Term (ARD and Balloon Loans)                   Remaining Stated Term (Fully Amortizing Loans)
----------------------------------------------------------------   ----------------------------------------------------------------
 Anticipated                     % of                                 Remaining                     % of
  Remaining     # of  Scheduled   Agg.  WAM  WAC    Weighted           Stated     # of   Scheduled   Agg.  WAM  WAC   Weighted
   Term (2)    loans   Balance    Bal.  (2)       Avg DSCR (1)          Term      loans   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

      Remaining Amortization Term (ARD and Balloon Loans)                              Age of Most Recent NOI
----------------------------------------------------------------   ----------------------------------------------------------------
   Remaining                     % of                                                               % of
 Amortization  # of  Scheduled   Agg.  WAM  WAC    Weighted          Age of Most  # of   Scheduled   Agg.  WAM  WAC   Weighted
     Term      loans   Balance    Bal.  (2)       Avg DSCR (1)        Recent NOI  loans   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the
Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off
Date balance of each property as disclosed in the offering document.

-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 10 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                   Credit Suisse Commercial Mortgage Trust           |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               Series 2007-C3                        |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   07/17/2007
9062 Old Annapolis Road                                                                Record Date:                    06/29/2007
Columbia, MD 21045-1951                                                                Determination Date:             07/11/2007
-----------------------------------------------------------------------------------------------------------------------------------

                          Current Mortgage Loan and Property Stratification Tables
                                                    Group I

                      Scheduled Balance                                                       State (3)
----------------------------------------------------------------   ----------------------------------------------------------------
                                 % of                                                               % of
   Scheduled    # of  Scheduled   Agg.  WAM         Weighted                      # of   Scheduled   Agg.  WAM        Weighted
    Balance    loans   Balance    Bal.  (2)  WAC  Avg DSCR (1)          State    Props.   Balance    Bal.  (2)  WAC  Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------






















----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

See footnotes on last page of this section.



-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 11 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                   Credit Suisse Commercial Mortgage Trust           |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               Series 2007-C3                        |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   07/17/2007
9062 Old Annapolis Road                                                                Record Date:                    06/29/2007
Columbia, MD 21045-1951                                                                Determination Date:             07/11/2007
-----------------------------------------------------------------------------------------------------------------------------------

                           Current Mortgage Loan and Property Stratification Tables
                                                    Group I

               Debt Service Coverage Ratio                                                Property Type (3)
----------------------------------------------------------------   ----------------------------------------------------------------
 Debt Service                    % of                                                               % of
   Coverage     # of  Scheduled   Agg.  WAM  WAC    Weighted          Property    # of   Scheduled   Agg.  WAM  WAC   Weighted
     Ratio     loans   Balance    Bal.  (2)       Avg DSCR (1)          Type     Props.   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

                         Note Rate                                                           Seasoning
----------------------------------------------------------------   ----------------------------------------------------------------
                                 % of                                                               % of
     Note       # of  Scheduled   Agg.  WAM  WAC    Weighted                     # of   Scheduled   Agg.  WAM  WAC   Weighted
     Rate      loans   Balance    Bal.  (2)       Avg DSCR (1)       Seasoning   loans   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

See footnotes on last page of this section.



-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 12 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                   Credit Suisse Commercial Mortgage Trust           |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               Series 2007-C3                        |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   07/17/2007
9062 Old Annapolis Road                                                                Record Date:                    06/29/2007
Columbia, MD 21045-1951                                                                Determination Date:             07/11/2007
-----------------------------------------------------------------------------------------------------------------------------------

                           Current Mortgage Loan and Property Stratification Tables
                                                    Group I

       Anticipated Remaining Term (ARD and Balloon Loans)                   Remaining Stated Term (Fully Amortizing Loans)
----------------------------------------------------------------   ----------------------------------------------------------------
 Anticipated                     % of                                 Remaining                     % of
  Remaining     # of  Scheduled   Agg.  WAM  WAC    Weighted           Stated     # of   Scheduled   Agg.  WAM  WAC   Weighted
   Term (2)    loans   Balance    Bal.  (2)       Avg DSCR (1)          Term      loans   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

      Remaining Amortization Term (ARD and Balloon Loans)                              Age of Most Recent NOI
----------------------------------------------------------------   ----------------------------------------------------------------
   Remaining                     % of                                                               % of
 Amortization  # of  Scheduled   Agg.  WAM  WAC    Weighted          Age of Most  # of   Scheduled   Agg.  WAM  WAC   Weighted
     Term      loans   Balance    Bal.  (2)       Avg DSCR (1)        Recent NOI  loans   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the
Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 13 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                   Credit Suisse Commercial Mortgage Trust           |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               Series 2007-C3                        |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   07/17/2007
9062 Old Annapolis Road                                                                Record Date:                    06/29/2007
Columbia, MD 21045-1951                                                                Determination Date:             07/11/2007
-----------------------------------------------------------------------------------------------------------------------------------

                          Current Mortgage Loan and Property Stratification Tables
                                                  Group II

                      Scheduled Balance                                                       State (3)
----------------------------------------------------------------   ----------------------------------------------------------------
                                 % of                                                               % of
   Scheduled    # of  Scheduled   Agg.  WAM         Weighted                      # of   Scheduled   Agg.  WAM        Weighted
    Balance    loans   Balance    Bal.  (2)  WAC  Avg DSCR (1)          State    Props.   Balance    Bal.  (2)  WAC  Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------






















----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

See footnotes on last page of this section.



-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 14 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                   Credit Suisse Commercial Mortgage Trust           |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               Series 2007-C3                        |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   07/17/2007
9062 Old Annapolis Road                                                                Record Date:                    06/29/2007
Columbia, MD 21045-1951                                                                Determination Date:             07/11/2007
-----------------------------------------------------------------------------------------------------------------------------------
                           Current Mortgage Loan and Property Stratification Tables
                                                  Group II

               Debt Service Coverage Ratio                                                Property Type (3)
----------------------------------------------------------------   ----------------------------------------------------------------
 Debt Service                    % of                                                               % of
   Coverage     # of  Scheduled   Agg.  WAM  WAC    Weighted          Property    # of   Scheduled   Agg.  WAM  WAC   Weighted
     Ratio     loans   Balance    Bal.  (2)       Avg DSCR (1)          Type     Props.   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

                         Note Rate                                                           Seasoning
----------------------------------------------------------------   ----------------------------------------------------------------
                                 % of                                                               % of
     Note       # of  Scheduled   Agg.  WAM  WAC    Weighted                     # of   Scheduled   Agg.  WAM  WAC   Weighted
     Rate      loans   Balance    Bal.  (2)       Avg DSCR (1)       Seasoning   loans   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

See footnotes on last page of this section.



-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 15 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                   Credit Suisse Commercial Mortgage Trust           |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               Series 2007-C3                        |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   07/17/2007
9062 Old Annapolis Road                                                                Record Date:                    06/29/2007
Columbia, MD 21045-1951                                                                Determination Date:             07/11/2007
-----------------------------------------------------------------------------------------------------------------------------------

                           Current Mortgage Loan and Property Stratification Tables
                                                  Group II

       Anticipated Remaining Term (ARD and Balloon Loans)                   Remaining Stated Term (Fully Amortizing Loans)
----------------------------------------------------------------   ----------------------------------------------------------------
 Anticipated                     % of                                 Remaining                     % of
  Remaining     # of  Scheduled   Agg.  WAM  WAC    Weighted           Stated     # of   Scheduled   Agg.  WAM  WAC   Weighted
   Term (2)    loans   Balance    Bal.  (2)       Avg DSCR (1)          Term      loans   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

      Remaining Amortization Term (ARD and Balloon Loans)                              Age of Most Recent NOI
----------------------------------------------------------------   ----------------------------------------------------------------
   Remaining                     % of                                                               % of
 Amortization  # of  Scheduled   Agg.  WAM  WAC    Weighted          Age of Most  # of   Scheduled   Agg.  WAM  WAC   Weighted
     Term      loans   Balance    Bal.  (2)       Avg DSCR (1)        Recent NOI  loans   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the
Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the
Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the
Cut-off Date balance of each property as disclosed in the offering document.


-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 16 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                   Credit Suisse Commercial Mortgage Trust           |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               Series 2007-C3                        |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   07/17/2007
9062 Old Annapolis Road                                                                Record Date:                    06/29/2007
Columbia, MD 21045-1951                                                                Determination Date:             07/11/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                             Mortgage Loan Detail
---------------------------------------------------------------------------------------------------------------------------
                                                                Anticipated              Neg.   Beginning   Ending    Paid
Loan          Property               Interest Principal  Gross   Repayment   Maturity   Amort   Scheduled  Scheduled  Thru
Number  ODCR  Type (1)  City  State  Payment  Payment   Coupon     Date        Date     (Y/N)   Balance    Balance    Date
---------------------------------------------------------------------------------------------------------------------------







---------------------------------------------------------------------------------------------------------------------------
Totals
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------
         Appraisal  Appraisal   Res.    Mod.
Loan     Reduction  Reduction  Strat.  Code
Number     Date      Amount     (2)     (3)
---------------------------------------------







---------------------------------------------
Totals
---------------------------------------------


--------------------------------------------------------------------------------

                             (1) Property Type Code
                             ----------------------

                  MF -  Multi-Family            OF - Office
                  RT -  Retail                  MU - Mixed Use
                  HC -  Health Care             LO - Lodging
                  IN -  Industrial              SS - Self Storage
                  WH -  Warehouse               OT - Other
                  MH -  Mobile Home Park

                          (2) Resolution Strategy Code
                          ----------------------------

1 - Modification        6 - DPO                       10 - Deed in Lieu Of
2 - Foreclosure         7 - REO                            Foreclosure
3 - Bankruptcy          8 - Resolved                  11 - Full Payoff
4 - Extension           9 - Pending Return            12 - Reps and Warranties
5 - Note Sale               to Master Servicer        13 - Other or TBD


                             (3) Modification Code
                             ---------------------

                        1 - Maturity Date Extension
                        2 - Amortization Change
                        3 - Principal Write-Off
                        4 - Combination
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 17 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                   Credit Suisse Commercial Mortgage Trust           |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               Series 2007-C3                        |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   07/17/2007
9062 Old Annapolis Road                                                                Record Date:                    06/29/2007
Columbia, MD 21045-1951                                                                Determination Date:             07/11/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                                NOI Detail
-----------------------------------------------------------------------------------------------------------------------------------
                                                         Ending          Most          Most       Most Recent     Most Recent
 Loan                 Property                          Scheduled       Recent        Recent        NOI Start       NOI End
Number      ODCR        Type        City     State       Balance      Fiscal NOI       NOI            Date            Date
-----------------------------------------------------------------------------------------------------------------------------------

















------------------------------------------------------------------------------------------------------------------------------------
Totals
------------------------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 18 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                   Credit Suisse Commercial Mortgage Trust           |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               Series 2007-C3                        |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   07/17/2007
9062 Old Annapolis Road                                                                Record Date:                    06/29/2007
Columbia, MD 21045-1951                                                                Determination Date:             07/11/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                          Principal Prepayment Detail
--------------------------------------------------------------------------------------------------------
                                                                        Principal Prepayment Amount
                                          Offering Document       --------------------------------------
Loan Number       Loan Group              Cross-Reference         Payoff Amount     Curtailment Amount
--------------------------------------------------------------------------------------------------------
















--------------------------------------------------------------------------------------------------------
Totals
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------
                             Prepayment Penalties
                  --------------------------------------------------
Loan Number       Prepayment Premium    Yield Maintenance Premium
--------------------------------------------------------------------
















--------------------------------------------------------------------
Totals
--------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 19 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                   Credit Suisse Commercial Mortgage Trust           |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               Series 2007-C3                        |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   07/17/2007
9062 Old Annapolis Road                                                                Record Date:                    06/29/2007
Columbia, MD 21045-1951                                                                Determination Date:             07/11/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                               Historical Detail
------------------------------------------------------------------------------------------------------------------------------------

                                           Delinquencies
-------------------------------------------------------------------------------------------------
Distribution  30-59 Days   60-89 Days   90 Days or More   Foreclosure       REO     Modifications
Date          #  Balance   #  Balance   #       Balance   #   Balance   # Balance   #     Balance
-------------------------------------------------------------------------------------------------












-------------------------------------------------------------------------------------------------


                     Prepayments                    Rate and Maturities
--------------------------------------------------------------------------------------
Distribution  Curtailments        Payoff        Next Weighted Avg.
Date          #    Balance      #  Balance      Coupon      Remit     WAM
--------------------------------------------------------------------------------------













--------------------------------------------------------------------------------------

Note: Foreclosure and REO Totals are excluded from the delinquencies.


-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 20 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                   Credit Suisse Commercial Mortgage Trust           |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               Series 2007-C3                        |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   07/17/2007
9062 Old Annapolis Road                                                                Record Date:                    06/29/2007
Columbia, MD 21045-1951                                                                Determination Date:             07/11/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                            Delinquency Loan Detail
-----------------------------------------------------------------------------------------------------------------------------------
                 Offering      # of                   Current   Outstanding   Status of   Resolution
                 Document      Months   Paid Through   P & I       P & I       Mortgage    Strategy     Servicing      Foreclosure
Loan Number   Cross-Reference  Delinq.      Date      Advances   Advances **   Loan (1)     Code (2)   Transfer Date      Date
-----------------------------------------------------------------------------------------------------------------------------------







-----------------------------------------------------------------------------------------------------------------------------------
Totals
-----------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------
               Actual      Outstanding
              Principal     Servicing       Bankruptcy    REO
Loan Number    Balance      Advances          Date        Date
--------------------------------------------------------------







--------------------------------------------------------------
Totals
--------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
                                      (1) Status of Mortgage Loan
                                      ---------------------------
A - Payment Not Received        0 - Current                          4 - Assumed Scheduled Payment
    But Still in Grace Period   1 - One Month Delinquent                 (Performing Matured Loan)
B - Late Payment But Less       2 - Two Months Delinquent            7 - Foreclosure
    Than 1 Month Delinquent     3 - Three or More Months Delinquent  9 - REO

                                     (2) Resolution Strategy Code
                                     ----------------------------
1 - Modification                6 - DPO                              10 - Deed In Lieu Of
2 - Foreclosure                 7 - REO                                   Foreclosure
3 - Bankruptcy                  8 - Resolved                         11 - Full Payoff
4 - Extension                   9 - Pending Return                   12 - Reps and Warranties
5 - Note Sale                       to Master Servicer               13 - Other or TBD
-------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 21 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                   Credit Suisse Commercial Mortgage Trust           |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               Series 2007-C3                        |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   07/17/2007
9062 Old Annapolis Road                                                                Record Date:                    06/29/2007
Columbia, MD 21045-1951                                                                Determination Date:             07/11/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                     Specially Serviced Loan Detail - Part 1
---------------------------------------------------------------------------------------------------------------------
                            Offering      Servicing    Resolution
Distribution    Loan        Document      Transfer      Strategy    Scheduled   Property          Interest    Actual
    Date        Number   Cross-Reference    Date         Code (1)    Balance    Type (2)   State    Rate     Balance
---------------------------------------------------------------------------------------------------------------------







---------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------
                   Net                                          Remaining
Distribution    Operating    NOI            Note    Maturity   Amortization
    Date          Income     Date    DSCR   Date      Date         Term
----------------------------------------------------------------------------







----------------------------------------------------------------------------

                                 (1) Resolution Strategy Code
                                 ----------------------------
1 - Modification                6 - DPO                              10 - Deed in Lieu Of
2 - Foreclosure                 7 - REO                                   Foreclosure
3 - Bankruptcy                  8 - Resolved                         11 - Full Payoff
4 - Extension                   9 - Pending Return                   12 - Reps and Warranties
5 - Note Sale                       to Master Servicer               13 - Other or TBD

             (2) Property Type Code
             ----------------------
MF - Multi-Family               OF - Office
RT - Retail                     MU - Mixed Use
HC - Health Care                LO - Lodging
IN - Industrial                 SS - Self Storage
WH - Warehouse                  OT - Other
MH - Mobile Home Park


-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 22 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                   Credit Suisse Commercial Mortgage Trust           |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               Series 2007-C3                        |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   07/17/2007
9062 Old Annapolis Road                                                                Record Date:                    06/29/2007
Columbia, MD 21045-1951                                                                Determination Date:             07/11/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                      Specially Serviced Loan Detail - Part 2
------------------------------------------------------------------------------------------------------------------------------------

                           Offering       Resolution      Site
Distribution   Loan        Document        Strategy    Inspection                 Appraisal   Appraisal      Other REO
    Date       Number   Cross-Reference    Code (1)       Date     Phase 1 Date     Date        Value     Property Revenue   Comment
------------------------------------------------------------------------------------------------------------------------------------

















------------------------------------------------------------------------------------------------------------------------------------


                                     (1) Resolution Strategy Code
                                     ----------------------------

1 - Modification                6 - DPO                              10 - Deed in Lieu Of
2 - Foreclosure                 7 - REO                                   Foreclosure
3 - Bankruptcy                  8 - Resolved                         11 - Full Payoff
4 - Extension                   9 - Pending Return                   12 - Reps and Warranties
5 - Note Sale                       to Master Servicer               13 - Other or TBD


-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 23 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                   Credit Suisse Commercial Mortgage Trust           |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               Series 2007-C3                        |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   07/17/2007
9062 Old Annapolis Road                                                                Record Date:                    06/29/2007
Columbia, MD 21045-1951                                                                Determination Date:             07/11/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                              Advance Summary


                                                                     Current Period Interest
             Current P&I   Outstanding P&I   Outstanding Servicing    on P&I and Servicing
Loan Group    Advances        Advances             Advances               Advances Paid
----------   -----------   ---------------   ---------------------   -----------------------
         1          0.00              0.00                    0.00                      0.00
         2          0.00              0.00                    0.00                      0.00
----------   -----------   ---------------   ---------------------   -----------------------
Totals              0.00              0.00                    0.00                      0.00







-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 24 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                   Credit Suisse Commercial Mortgage Trust           |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               Series 2007-C3                        |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   07/17/2007
9062 Old Annapolis Road                                                                Record Date:                    06/29/2007
Columbia, MD 21045-1951                                                                Determination Date:             07/11/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                             Modified Loan Detail
-----------------------------------------------------------------------------------------------------------------------------------
          Offering
Loan      Document       Pre-Modification   Post-Modification  Pre-Modification  Post-Modification   Modification   Modification
Number  Cross-Reference      Balance             Balance        Interest Rate      Interest Rate          Date      Description
-----------------------------------------------------------------------------------------------------------------------------------






















-----------------------------------------------------------------------------------------------------------------------------------
Totals
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 25 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                   Credit Suisse Commercial Mortgage Trust           |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               Series 2007-C3                        |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   07/17/2007
9062 Old Annapolis Road                                                                Record Date:                    06/29/2007
Columbia, MD 21045-1951                                                                Determination Date:             07/11/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                       Historical Liquidated Loan Detail
-------------------------------------------------------------------------------------------------------------------------
                                    Beginning            Fees,        Most Recent     Gross Sales        Net Proceeds
Distribution                        Scheduled          Advances,       Appraised      Proceeds or       Available for
Date               ODCR             Balance          and Expenses*    Value or BPO    Other Proceeds     Liquidation
-------------------------------------------------------------------------------------------------------------------------











-------------------------------------------------------------------------------------------------------------------------
Current Total
-------------------------------------------------------------------------------------------------------------------------
Cumulative Total
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
                   Net Proceeds                   Date of Current   Current Period   Cumulative         Loss to Loan
Distribution       Available for       Realized     Period Adj.       Adjustment     Adjustment           with Cum
Date               Distribution     Loss to Trust     to Trust        to Trust       to Trust           Adj. to Trust
---------------------------------------------------------------- --------------------------------------------------------











---------------------------------------------------------------------------------------------------------------------------------
 Current Total
---------------------------------------------------------------------------------------------------------------------------------
Cumulative Total
---------------------------------------------------------------------------------------------------------------------------------

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).



-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 26 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                   Credit Suisse Commercial Mortgage Trust           |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               Series 2007-C3                        |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   07/17/2007
9062 Old Annapolis Road                                                                Record Date:                    06/29/2007
Columbia, MD 21045-1951                                                                Determination Date:             07/11/2007
-----------------------------------------------------------------------------------------------------------------------------------

                        Historical Bond/Collateral Realized Loss Reconciliation Detail


                  Offering         Beginning        Aggregate     Prior Realized       Amounts         Interest      Modification
Distribution      Document          Balance       Realized Loss    Loss Applied       Covered By     (Shortages)/     /Appraisal
    Date       Cross-Reference   at Liquidation     on Loans      to Certificates   Credit Support     Excesses     Reduction Adj.
------------------------------------------------------------------------------------------------------------------------------------

















------------------------------------------------------------------------------------------------------------------------------------
Totals
------------------------------------------------------------------------------------------------------------------------------------

                Additional       Realized Loss        Recoveries of       (Recoveries)/
Distribution   (Recoveries)        Applied to        Realized Losses    Losses Applied to
    Date        /Expenses     Certificates to Date    Paid as Cash     Certificate Interest
-------------------------------------------------------------------------------------------

















-------------------------------------------------------------------------------------------
Totals
-------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 27 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                   Credit Suisse Commercial Mortgage Trust           |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               Series 2007-C3                        |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   07/17/2007
9062 Old Annapolis Road                                                                Record Date:                    06/29/2007
Columbia, MD 21045-1951                                                                Determination Date:             07/11/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                         Interest Shortfall Reconciliation Detail - Part 1

   Offering       Stated Principal   Current Ending        Special Servicing Fees                               Non-Recoverable
   Document          Balance at        Scheduled      --------------------------------                            (Scheduled
Cross-Reference     Contribution        Balance       Monthly   Liquidation   Work Out   ASER   (PPIS) Excess      Interest)
----------------------------------------------------------------------------------------------------------------------------------



----------------------------------------------------------------------------------------------------------------------------------
Totals
----------------------------------------------------------------------------------------------------------------------------------

   Offering                     Modified Interest   Additional
   Document       Interest on   Rate (Reduction)    Trust Fund
Cross-Reference    Advances          /Excess         Expense
--------------------------------------------------------------



--------------------------------------------------------------
Totals
--------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 28 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                   Credit Suisse Commercial Mortgage Trust           |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               Series 2007-C3                        |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   07/17/2007
9062 Old Annapolis Road                                                                Record Date:                    06/29/2007
Columbia, MD 21045-1951                                                                Determination Date:             07/11/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                         Interest Shortfall Reconciliation Detail - Part 2

                                                      Reimb of Advances to the Servicer
   Offering       Stated Principal   Current Ending   ---------------------------------
   Document          Balance at        Scheduled                      Left to Reimburse   Other (Shortfalls)/
Cross-Reference     Contribution        Balance       Current Month    Master Servicer          Refunds         Comments
------------------------------------------------------------------------------------------------------------------------













Totals
------------------------------------------------------------------------------------------------------------------------
Interest Shortfall Reconciliation Detail Part 2 Total       0.00
------------------------------------------------------------------------------------------------------------------------
Interest Shortfall Reconciliation Detail Part 1 Total       0.00
------------------------------------------------------------------------------------------------------------------------
Total Interest Shortfall Allocated to Trust                 0.00
------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 29 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                   Credit Suisse Commercial Mortgage Trust           |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               Series 2007-C3                        |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   07/17/2007
9062 Old Annapolis Road                                                                Record Date:                    06/29/2007
Columbia, MD 21045-1951                                                                Determination Date:             07/11/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                                   Defeased Loan Detail

-----------------------------------------------------------------------------------------------------------------------------------
                    Offering Document        Ending Scheduled
Loan Number          Cross-Reference               Balance             Maturity Date          Note Rate        Defeasance Status
-----------------------------------------------------------------------------------------------------------------------------------















-----------------------------------------------------------------------------------------------------------------------------------
  Totals
-----------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 30 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                   Credit Suisse Commercial Mortgage Trust           |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                               Series 2007-C3                        |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   07/17/2007
9062 Old Annapolis Road                                                                Record Date:                    06/29/2007
Columbia, MD 21045-1951                                                                Determination Date:             07/11/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                                   Supplemental Reporting

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------



















------------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 31 of 31

                                   EXHIBIT E-2

                    BOND SUMMARY REPORTING - BND FILE FORMAT

DETAIL RECORD FIELDS:                                   File Name: T0nnMMYY.BND

------------------------------------------------------------------------------------------------------------------
     Field Name        Fld       Format                                   Definition
                       Nbr
------------------------------------------------------------------------------------------------------------------
Series#  (Deal        1     10 (x)         As defined by issuer or as assigned - T0nn
Identifier)
------------------------------------------------------------------------------------------------------------------
Blank                        1 (x)
------------------------------------------------------------------------------------------------------------------
Class#                2      2 (x)         As assigned or determined by issuer. Input default value if not applicable.
------------------------------------------------------------------------------------------------------------------
Blank                        5 (x)
------------------------------------------------------------------------------------------------------------------
CUSIP#                3      9 (x)         If not available, Input default value. Freddie Mac may provide dummy numbers, if CUSIP numbers are not assigned by the issuer.
------------------------------------------------------------------------------------------------------------------
Blank                        1 (x)
------------------------------------------------------------------------------------------------------------------
Coupon - Current      4      6.3           Bond Coupon Rate
Pass-through Rate
------------------------------------------------------------------------------------------------------------------
Blank                        1 (x)
------------------------------------------------------------------------------------------------------------------
Original Face Value   5     13.2           Par Value, original issue amount, of Class
------------------------------------------------------------------------------------------------------------------
Blank                        1 (x)
------------------------------------------------------------------------------------------------------------------
Beginning Unpaid      6     13.2           Beginning Class UPB as of beginning of cycle
Principal Balance
------------------------------------------------------------------------------------------------------------------
Blank                        1 (x)
------------------------------------------------------------------------------------------------------------------
Principal payment     7     13.2           Dollar amount of class principal payment
amount
------------------------------------------------------------------------------------------------------------------
Blank                        1 (x)
------------------------------------------------------------------------------------------------------------------
Interest payment      8     13.2           Dollar amount of class interest payment
amount
------------------------------------------------------------------------------------------------------------------
Blank                        1 (x)
------------------------------------------------------------------------------------------------------------------
Total Distribution    9     13.2           Dollar amount of principal & interest payment
------------------------------------------------------------------------------------------------------------------
Blank                         1 (x)
------------------------------------------------------------------------------------------------------------------
Deferred Interest     10    13.2           Dollar amount of overcollateralization  (Difference between security principal and mortgage principal balances applied this period. This can include non-cash allocations)
------------------------------------------------------------------------------------------------------------------
Blank                        1 (x)
------------------------------------------------------------------------------------------------------------------
Principal Loss        11    13.2           Dollar amount of principal losses applied this period
------------------------------------------------------------------------------------------------------------------
Blank                        1 (x)
------------------------------------------------------------------------------------------------------------------
Interest Loss         12    13.2           Dollar amount of interest losses applied this period
------------------------------------------------------------------------------------------------------------------
Blank                        1 (x)
------------------------------------------------------------------------------------------------------------------
Ending Unpaid         13    13.2           Ending Class UPB as of beginning of cycle
Principal Balance
------------------------------------------------------------------------------------------------------------------
Blank                        1 (x)
------------------------------------------------------------------------------------------------------------------
Principal             14     9.7           Factor representing the principal payment divided by the Original
Distribution Factor                        UPB of the class.
------------------------------------------------------------------------------------------------------------------
Blank                        1 (x)
------------------------------------------------------------------------------------------------------------------
Interest              15     9.7           Factor representing the interest payment divided by the Beginning
Distribution Factor                        UPB of the class.
------------------------------------------------------------------------------------------------------------------
Blank                        1 (x)
------------------------------------------------------------------------------------------------------------------
Prepayment Interest   16     9.7           If loans were prepaid and an interest shortfall arose in this
Shortfall                                  period, it should be entered in this field. If not applicable, a zero should be used.
------------------------------------------------------------------------------------------------------------------
Blank                        1 (x)
------------------------------------------------------------------------------------------------------------------
Total Distribution    17     9.7           Factor representing the combined principal and interest payment
Factor                                     divided by the Original UPB of the class.
------------------------------------------------------------------------------------------------------------------

Blank                        1 (x)
------------------------------------------------------------------------------------------------------------------
Deferred Interest     18     9.7           Factor representing any increase in residual class due to credit
Factor                                     enhancement requirements. This is determined by dividing the increase amount by the original UPB.
------------------------------------------------------------------------------------------------------------------
Blank                        1 (x)
------------------------------------------------------------------------------------------------------------------
Ending Principal      19     9.7           Ending UPB divided by original UPB.
Balance Factor
------------------------------------------------------------------------------------------------------------------
Blank                        1 (x)
------------------------------------------------------------------------------------------------------------------
Remaining Unpaid      20    13.2           If interest should be due, but not received on a given amount, then
Interest                                   that amount should be entered.
------------------------------------------------------------------------------------------------------------------

Negative              21    13.2           This represents the amount of negative amortization applied to the
Amortization Amount                        bond. Such that an investor can subtract this amount from the disclosed coupon interest payment amount calculation to arrive at the interest payment amount for that payment date.
------------------------------------------------------------------------------------------------------------------
Negative              22    9.8            Factor representing Negative Amortization Amount divided by original
Amortization Factor                        UPB.
------------------------------------------------------------------------------------------------------------------
Yield Maintenance     23    13.2           This represents the Yield Maintenance amount applied to the bond.
Amount
------------------------------------------------------------------------------------------------------------------
Yield Maintenance     24    9.8            Factor representing Yield Maintenance amount divided by original UPB.
Factor
------------------------------------------------------------------------------------------------------------------

Notes:  File must be a text file (either space or tab delimited).
        Any dates should be in YYYYMMDD format. They should not contain slashes (/) or dashes (-).
        Number fields should NOT include commas. Any negative number should be denoted by a "-" in front of the number, do not put the "-" after the number or use parentheses.

                                  EXHIBIT F-1A

                        FORM I OF TRANSFEROR CERTIFICATE
                  FOR TRANSFERS OF NON-REGISTERED CERTIFICATES


                                     [Date]

Wells Fargo Bank, N.A.
  as Certificate Registrar
Sixth Street and Marquette Avenue,
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Office - Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3

[OR OTHER CERTIFICATE REGISTRAR]

            Re: Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3, Class ______ Certificates [having an initial aggregate Certificate [Principal Balance] [Notional Amount] as of June 29, 2007 (the "Closing Date") of $__________] [evidencing a ____% Percentage Interest in the related Class] (the "Transferred Certificates")

Dear Sirs:

            This letter is delivered to you in connection with the transfer by _________________ (the "Transferor") to _________________ (the "Transferee") of
the Transferred Certificates pursuant to Section 5.02 of the Pooling and Servicing Agreement dated as of June 1, 2007 (the "Pooling and Servicing Agreement"), among Credit Suisse First Boston Mortgage Securities Corp., as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer for Group A Loans ("Master Servicer No. 1"), Wachovia Bank, National Association, as master servicer for Group B Loans ("Master Servicer No. 2"), LNR Partners, Inc., as special servicer (the "Special Servicer"), and Wells Fargo Bank, N.A., as trustee (the "Trustee"). All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, and for the benefit of the Depositor and the Trustee, that:

            1. The Transferor is the lawful owner of the Transferred Certificates with the full right to transfer such Certificates free from any and all claims and encumbrances whatsoever.

            2. Neither the Transferor nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of any Transferred Certificate, any interest in a Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of any Transferred Certificate, any interest in a Transferred Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Transferred Certificate, any interest in a Transferred Certificate or any other similar security with any person in any manner, (d) made any general solicitation with respect to any Transferred Certificate, any interest in a Transferred Certificate or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to any Transferred Certificate, any interest in a Transferred Certificate or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of the Transferred Certificates under the Securities Act of 1933, as amended (the "Securities Act"), or would render the disposition of the Transferred Certificates a violation of Section 5 of the Securities Act or any state securities laws, or would require registration or qualification of the Transferred Certificates pursuant to the Securities Act or any state securities laws.

            3. The Transferor and any person acting on behalf of the Transferor in this matter reasonably believe that the Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A ("Rule 144A") under the Securities Act (a "Qualified Institutional Buyer") purchasing for its own account or for the account of another person that is itself a Qualified Institutional Buyer. In determining whether the Transferee is a Qualified Institutional Buyer, the Transferor and any person acting on behalf of the Transferor in this matter has relied upon the following method(s) of establishing the Transferee's ownership and discretionary investments of securities (check one or more):

      ___ (a) The Transferee's most recent publicly available financial statements, which statements present the information as of a date within 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. purchaser and within 18 months preceding such date of sale in the case of a foreign purchaser; or

      ___ (b) The most recent publicly available information appearing in documents filed by the Transferee with the Securities and Exchange Commission or another United States federal, state, or local governmental agency or self-regulatory organization, or with a foreign governmental agency or self-regulatory organization, which information is as of a date within 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. purchaser and within 18 months preceding such date of sale in the case of a foreign purchaser; or

      ___ (c) The most recent publicly available information appearing in a recognized securities manual, which information is as of a date within 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. purchaser and within 18 months preceding such date of sale in the case of a foreign purchaser; or

      ___ (d) A certification by the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the Transferee, specifying the amount of securities owned and invested on a discretionary basis by the Transferee as of a specific date on or since the close of the Transferee's most recent fiscal year, or, in the case of a Transferee that is a member of a "family of investment companies," as that term is defined in Rule 144A, a certification by an executive officer of the investment adviser specifying the amount of securities owned by the "family of investment companies" as of a specific date on or since the close of the Transferee's most recent fiscal year.

      ___   (e)   Other. (Please specify brief description of method)

            4. The Transferor and any person acting on behalf of the Transferor understand that in determining the aggregate amount of securities owned and invested on a discretionary basis by an entity for purposes of establishing whether such entity is a Qualified Institutional Buyer:

            (a) the following instruments and interests shall be excluded: securities of issuers that are affiliated with such entity; securities that are part of an unsold allotment to or subscription by such entity, if such entity is a dealer; securities of issuers that are part of such entity's "family of investment companies," if such entity is a registered investment company; bank deposit notes and certificates of deposit; loan participations; repurchase agreements; securities owned but subject to a repurchase agreement; and currency, interest rate and commodity swaps;

            (b) the aggregate value of the securities shall be the cost of such securities, except where the entity reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities may be valued at market; and

            (c) securities owned by subsidiaries of the entity that are consolidated with the entity in its financial statements prepared in accordance with generally accepted accounting principles may be included if the investments of such subsidiaries are managed under the direction of the entity, except that, unless the entity is a reporting company under
      Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, securities owned by such subsidiaries may not be included if the entity itself is a majority-owned subsidiary that would be included in the consolidated financial statements of another enterprise.

            5. The Transferor or a person acting on its behalf has taken reasonable steps to ensure that the Transferee is aware that the Transferor is relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A.

            6. The Transferor or a person acting on its behalf has furnished, or caused to be furnished, to the Transferee all information regarding (a) the Depositor, (b) the Transferred Certificates and distributions thereon, (c) the nature, performance and servicing of the Mortgage Loans, (d) the Pooling and Servicing Agreement, and (e) all related matters, that the Transferee has requested.

            7. Check one of the following:*

            _____ The Transferee is a U.S. Person (as defined below) and it has attached hereto an Internal Revenue Service ("IRS") Form W-9 (or successor form).

            _____ The Transferee is not a U.S. Person and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Trustee (or its agent) with respect to distributions to be made on the Certificate. The Transferee has attached hereto [(i) a duly executed IRS Form W-8BEN (or successor form), which identifies such Transferee as the beneficial owner of the Certificate and states that such Transferee is not a U.S. Person,
(ii) IRS Form W-8IMY (with all appropriate attachments) or (iii)]** two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Transferee as the beneficial owner of the Certificate and state that interest and original issue discount on the Certificate and Permitted Investments is, or is expected to be, effectively connected with a U.S. trade or business. The Transferee agrees to provide to the Certificate Registrar updated [IRS Form W-8BEN, IRS Form W-8IMY or] ** IRS Form W-8ECI, [as the case may be,] ** any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

            For this purpose, "U.S. Person" means a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

            8. The Transferor has informed the Transferee, or a person acting on its behalf, or caused the Transferee to be informed that, upon the transfer of the Transferred Certificates to the Transferee, the Transferee will be deemed to have represented and warranted to the Certificate Registrar, and for the benefit of the Depositor and the Trustee, one of the following alternatives:

            The Transferee is neither (A) a retirement plan, an employee benefit plan or other retirement arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which such plans, accounts or arrangements are invested, including an insurance company general account, that is subject to Section 406 of ERISA or Section 4975 of the Code (each, a "Plan"), nor (B) a Person who is directly or indirectly purchasing an interest in the Transferred Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of, a Plan; or

            With respect to non-investment grade certificates other than a Class R, Class LR or a Class V Certificate, the Transferee is using funds from an insurance company general account to acquire an interest in the Transferred Certificates, however, the purchase and holding of such interest by such Person is exempt from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code by reason of Sections I and III of Prohibited Transaction Class Exemption 95-60; or

            With respect to investment grade certificates other than a Class R, Class LR or a Class V Certificate, an interest in which is being acquired by or on behalf of a Plan in reliance on the individual prohibited transaction exemption issued by the U.S. Department of Labor to Credit Suisse First Boston LLC (PTE 89-90), as amended most recently by PTE 2007-5, and such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act,
            (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the Depositor, any Mortgage Loan Seller, the applicable Master Servicer, the Special Servicer, any Exemption-Favored Party, any Primary Servicer, any Sub-Servicer or any Borrower with respect to any Loan or group of Loans that represents more than 5% of the aggregate unamortized principal balance of the Loans determined on the date of the initial issuance of the Certificates, or by an Affiliate of any such Person, and (Z) agrees that it will inform each of its Transferees to which it transfers an interest in the Transferred Certificates, that such Transferee, if a Plan, will be deemed to have represented and warranted to the Certificate Registrar, and for the benefit of the Depositor and the Trustee, that such Transferee satisfies the requirements of the immediately preceding clauses (X) and (Y).

                                    Very truly yours,

                                    ____________________________________________
                                    (Transferor)

                                    By:_________________________________________
                                    Name:_______________________________________
                                    Title:______________________________________





----------------
* Each Purchaser must include one of the two alternative certifications.

** Does not apply to a transfer of Class R Certificates.

                                  EXHIBIT F-1B

                        FORM II OF TRANSFEROR CERTIFICATE
                  FOR TRANSFERS OF NON-REGISTERED CERTIFICATES


                                     [Date]

Wells Fargo Bank, N.A.
  as Certificate Registrar
Sixth Street and Marquette Avenue,
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Office - Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3

[OR OTHER CERTIFICATE REGISTRAR]

            Re: Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3, Class ______ Certificates [having an initial aggregate Certificate [Principal Balance] [Notional Amount] as of June 29, 2007 (the "Closing Date") of $__________] [evidencing a ____% Percentage Interest in the related Class] (the "Transferred Certificates")

Dear Sirs:

            This letter is delivered to you in connection with the transfer by _________________ (the "Transferor") to _________________ (the "Transferee") of
the Transferred Certificates pursuant to Section 5.02 of the Pooling and Servicing Agreement dated as of June 1, 2007 (the "Pooling and Servicing Agreement"), among Credit Suisse First Boston Mortgage Securities Corp., as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer for Group A Loans ("Master Servicer No. 1"), Wachovia Bank, National Association, as master servicer for Group B Loans ("Master Servicer No. 2"), LNR Partners, Inc., as special servicer (the "Special Servicer"), and Wells Fargo Bank, N.A., as trustee (the "Trustee"). All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, and for the benefit of the Depositor and the Trustee, that:

                  1. The Transferor is the lawful owner of the Transferred Certificates with the full right to transfer such Certificates free from any and all claims and encumbrances whatsoever.

                  2. Neither the Transferor nor anyone acting on its behalf has
      (a) offered, transferred, pledged, sold or otherwise disposed of any Transferred Certificate, any interest in a Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of any Transferred Certificate, any interest in a Transferred Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Transferred Certificate, any interest in a Transferred Certificate or any other similar security with any person in any manner, (d) made any general solicitation with respect to any Transferred Certificate, any interest in a Transferred Certificate or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to any Transferred Certificate, any interest in a Transferred Certificate or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of the Transferred Certificates under the Securities Act of 1933, as amended (the "Securities Act"), would render the disposition of the Transferred Certificates a violation of Section 5 of the Securities Act or any state securities laws, or would require registration or qualification of the Transferred Certificates pursuant to the Securities Act or any state securities laws.

                  3. The Transferor hereby represents and warrants and agrees with you, as the Certificate Registrar, and for the benefit of the Depositor and the Trustee, one of the following alternatives:

            The Transferor is neither (A) a retirement plan, an employee benefit plan or other retirement arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which such plans, accounts or arrangements are invested, including an insurance company general account, that is subject to Section 406 of ERISA or Section 4975 of the Code (each, a "Plan"), nor (B) a Person who is directly or indirectly purchasing an interest in the Transferred Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of, a Plan; or

            With respect to non-investment grade certificates, the Transferor used funds from an insurance company general account to acquire an interest in the Transferred Certificates, however, the purchase and holding of such interest by such Person is exempt from the prohibited transaction provisions of Section 406 of ERISA and
            Section 4975 of the Code by reason of Sections I and III of Prohibited Transaction Class Exemption 95-60; or

            With respect to investment grade certificates, an interest in which was acquired by or on behalf of a Plan in reliance on the individual prohibited transaction exemption issued by the U.S. Department of Labor to Credit Suisse First Boston LLC (PTE 89-90), as amended most recently by PTE 2007-5, and such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act,
            (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the Depositor, any Mortgage Loan Seller, the applicable master servicer, the Special Servicer, any Exemption-Favored Party, any Primary Servicer, any Sub-Servicer or any Borrower with respect to any Loan or group of Loans that represents more than 5% of the aggregate unamortized principal balance of the Loans determined on the date of the initial issuance of the Certificates, or by an Affiliate of any such Person, and (Z) agrees that it will inform each of its Transferees to which it transfers an interest in the Transferred Certificates, that such Transferee, if a Plan, will be deemed to have represented and warranted to the Certificate Registrar, and for the benefit of the Depositor and the Trustee, that such Transferee satisfies the requirements of the immediately preceding clauses (X) and (Y).

                                    Very truly yours,


                                    ________________________________________
                                    (Transferor)

                                    By:_____________________________________
                                    Name:___________________________________
                                    Title:__________________________________

                                  EXHIBIT F-1C

                        FORM I OF TRANSFEROR CERTIFICATE
                FOR TRANSFERS OF INTERESTS IN GLOBAL CERTIFICATES
                   FOR CLASSES OF NON-REGISTERED CERTIFICATES


                                     [Date]

Wells Fargo Bank, N.A.
  as Certificate Registrar
Sixth Street and Marquette Avenue,
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Office - Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3

[OR OTHER CERTIFICATE REGISTRAR]

            Re: Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3, Class ____, having an initial aggregate [Certificate Principal Balance] [Certificate Notional Amount] as of June 29, 2007 (the "Issue Date") of $__________ (the "Transferred Certificates")

Ladies and Gentlemen:

            This letter is delivered to you in connection with the Transfer by ______________________ (the "Transferor") to ______________________ (the
"Transferee") through our respective Depository Participants of the Transferor's beneficial ownership interest (currently maintained on the books and records of The Depository Trust Company ("DTC") and the Depository Participants) in the Transferred Certificates. The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement dated as of June 1, 2007 (the "Pooling and Servicing Agreement"), among Credit Suisse First Boston Mortgage Securities Corp., as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer for Group A Loans ("Master Servicer No. 1"), Wachovia Bank, National Association, as master servicer for Group B Loans ("Master Servicer No. 2"), LNR Partners, Inc., as special servicer (the "Special Servicer"), and Wells Fargo Bank, N.A., as trustee (the "Trustee"). All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to and agrees with you, as Certificate Registrar, and for the benefit of the Depositor and the Trustee, that:

            1. The Transferor is the lawful owner of the Transferred Certificates with the full right to transfer such Certificates free from any and all claims and encumbrances whatsoever.

            2. Neither the Transferor nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of any Transferred Certificate, any interest in a Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of any Transferred Certificate, any interest in a Transferred Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Transferred Certificate, any interest in a Transferred Certificate or any other similar security with any person in any manner, (d) made any general solicitation with respect to any Transferred Certificate, any interest in a Transferred Certificate or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to any Transferred Certificate, any interest in a Transferred Certificate or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of the Transferred Certificates under the Securities Act of 1933, as amended (the "Securities Act"), would render the disposition of the Transferred Certificates a violation of Section 5 of the Securities Act or any state securities laws, or would require registration or qualification of the Transferred Certificates pursuant to the Securities Act or any state securities laws.

            3. The Transferor hereby represents and warrants and agrees with you, as the Certificate Registrar, and for the benefit of the Depositor and the Trustee, one of the following alternatives:

            The Transferor is neither (A) a retirement plan, an employee benefit plan or other retirement arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which such plans, accounts or arrangements are invested, including an insurance company general account, that is subject to Section 406 of ERISA or Section 4975 of the Code (each, a "Plan"), nor (B) a Person who is directly or indirectly purchasing an interest in the Transferred Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of, a Plan; or

            With respect to non-investment grade certificates, the Transferor used funds from an insurance company general account to acquire an interest in the Transferred Certificates, however, the purchase and holding of such interest by such Person is exempt from the prohibited transaction provisions of Section 406 of ERISA and
            Section 4975 of the Code by reason of Sections I and III of Prohibited Transaction Class Exemption 95-60; or

            With respect to investment grade certificates, an interest in which was acquired by or on behalf of a Plan in reliance on the individual prohibited transaction exemption issued by the U.S. Department of Labor to Credit Suisse First Boston LLC (PTE 89-90), as amended most recently by PTE 2007-5, and such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act,
            (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the Depositor, any Mortgage Loan Seller, the applicable master servicer, the Special Servicer, any Exemption-Favored Party, any Primary Servicer, any Sub-Servicer or any Borrower with respect to any Loan or group of Loans that represents more than 5% of the aggregate unamortized principal balance of the Loans determined on the date of the initial issuance of the Certificates, or by an Affiliate of any such Person, and (Z) agrees that it will inform each of its Transferees to which it transfers an interest in the Transferred Certificates, that such Transferee, if a Plan, will be deemed to have represented and warranted to the Certificate Registrar, and for the benefit of the Depositor and the Trustee, that such Transferee satisfies the requirements of the immediately preceding clauses (X) and (Y).

                                    Very truly yours,

                                    ________________________________________
                                    (Transferor)

                                    By:_____________________________________
                                       Name:________________________________

                                  EXHIBIT F-1D

                        FORM II OF TRANSFEROR CERTIFICATE
                FOR TRANSFERS OF INTERESTS IN GLOBAL CERTIFICATES
                   FOR CLASSES OF NON-REGISTERED CERTIFICATES


                                     [Date]

Wells Fargo Bank, N.A.
  as Certificate Registrar
Sixth Street and Marquette Avenue,
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Office - Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3

            Re: Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3, Class ____, having an initial aggregate [Certificate Principal Balance] [Certificate Notional Amount] as of June 29, 2007 (the "Issue Date") of $__________ (the "Transferred Certificates")

Ladies and Gentlemen:

            This letter is delivered to you in connection with the Transfer by ______________________ (the "Transferor") to ______________________ (the
"Transferee") through our respective Depository Participants of the Transferor's beneficial ownership interest (currently maintained on the books and records of The Depository Trust Company ("DTC") and the Depository Participants) in the Transferred Certificates. The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement dated as of June 1, 2007 (the "Pooling and Servicing Agreement"), among Credit Suisse First Boston Mortgage Securities Corp., as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer for Group A Loans ("Master Servicer No. 1"), Wachovia Bank, National Association, as master servicer for Group B Loans ("Master Servicer No. 2"), LNR Partners, Inc., as special servicer (the "Special Servicer"), and Wells Fargo Bank, N.A., as trustee (the "Trustee"). All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to and agrees with you, as Certificate Registrar, and for the benefit of the Depositor and the Trustee, that:

            1. The Transferor is the lawful owner of the Transferred Certificates with the full right to transfer such Certificates free from any and all claims and encumbrances whatsoever.

            2. At the time the buy order was originated, the Transferor reasonably believed that the Transferee was outside the United States, its territories and possessions.

            3. If the Transferor is a distributor (within the meaning of Rule 902(d) under the Securities Act of 1933, as amended (the "Securities Act")) with respect to the Transferred Certificates, or an affiliate of such a distributor or of the Depositor, or a person acting on behalf of such a distributor, the Depositor or any affiliate of such distributor or of the Depositor, then:

                  (a) the sale of the Transferred Certificates by the Transferor to the Transferee will be executed in, on or through a physical trading floor of an established foreign securities exchange that is located outside the United States, its territories and possessions;

                  (b) no directed selling efforts (within the meaning of Rule 902(c) under the Securities Act) have been made in the United States, its territories and possessions, with respect to the Transferred Certificates by the Transferor, any of its affiliates, or any person acting on behalf of any of the foregoing;

                  (c) all offers and sales, if any, of the Transferred Certificates by or on behalf of the Transferor prior to the expiration of the distribution compliance period specified in category 2 or 3 (paragraph
      (b)(2) or (b)(3)) in Rule 903 under the Securities Act, as applicable, have been and will be made only in accordance with the provisions of Rule 903 or Rule 904 under the Securities Act, pursuant to registration of the Transferred Certificates under the Securities Act, or pursuant to an available exemption from the registration requirements of the Securities Act;

                  (d) all offering materials and documents (other than press releases), if any, used in connection with offers and sales of the Transferred Certificates by or on behalf of the Transferor prior to the expiration of the distribution compliance period specified in category 2 or 3 (paragraph (b)(2) or (b)(3)) in Rule 903 under the Securities Act, as applicable, complied with the requirements of Rule 902(g)(2) under the Securities Act; and

                  (e) if the Transferee is a distributor, a dealer or a person receiving a selling concession, a fee or other remuneration and the offer or sale of the Transferred Certificates thereto occurs prior to the expiration of the applicable 40-day distribution compliance period, the Transferor has sent a confirmation or other notice to the Transferee that the Transferee is subject to the same restrictions on offers and sales that apply to a distributor.

            4. If the Transferor is not a distributor with respect to the Transferred Certificates or an affiliate of such a distributor or of the Depositor or acting on behalf of such a distributor, the Depositor or any affiliate of such a distributor or of the Depositor, then:

                  (a) the sale of the Transferred Certificates by the Transferor to the Transferee will be executed in, on or through the facilities of a designated offshore securities market described in paragraph (b) of Rule 902 under the Securities Act, and neither the Transferor nor anyone acting on its behalf knows that such transaction has been prearranged with a buyer in the United States, its territories and possessions;

                  (b) no directed selling efforts (within the meaning of Rule 902(c) under the Securities Act) have been made in the United States, its territories and possessions, with respect to the Transferred Certificates by the Transferor, any of its affiliates, or any person acting on behalf of any of the foregoing;

                  (c) if the Transferee is a dealer or a person receiving a selling concession, a fee or other remuneration and the offer or sale of the Transferred Certificates thereto occurs prior to the expiration of the applicable 40-day distribution compliance period, the Transferor has sent a confirmation or other notice to the Transferee stating that the Transferred Certificates may be offered and sold during the distribution compliance period only in accordance with the provisions of Regulation S under the Securities Act, pursuant to registration of the Transferred Certificates under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act.

                  5. The Transferee is not a U.S. Person and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Trustee (or its agent) with respect to distributions to be made on the Certificate. The Transferee has attached hereto [(i) a duly executed IRS Form W-8BEN (or successor form), which identifies such Transferee as the beneficial owner of the Certificate and states that such Transferee is not a U.S. Person, (ii) IRS Form W-8IMY (with all appropriate attachments) or (iii)]* two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Transferee as the beneficial owner of the Certificate and state that interest and original issue discount on the Certificate and Permitted Investments is, or is expected to be, effectively connected with a U.S. trade or business. The Transferee agrees to provide to the Certificate Registrar updated [IRS Form W-8BEN, IRS Form W-8IMY or]* IRS Form W-8ECI, [as the case may be,]* any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

                  For this purpose, "U.S. Person" means a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

            6. The Transferor hereby represents and warrants and agrees with you, as the Certificate Registrar, and for the benefit of the Depositor and the Trustee, one of the following alternatives:


            The Transferor is neither (A) a retirement plan, an employee benefit plan or other retirement arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which such plans, accounts or arrangements are invested, including an insurance company general account, that is subject to Section 406 of ERISA or Section 4975 of the Code (each, a "Plan"), nor (B) a Person who is directly or indirectly purchasing an interest in the Transferred Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of, a Plan; or

            With respect to non-investment grade certificates, the Transferor used funds from an insurance company general account to acquire an interest in the Transferred Certificates, however, the purchase and holding of such interest by such Person is exempt from the prohibited transaction provisions of Section 406 of ERISA and
            Section 4975 of the Code by reason of Sections I and III of Prohibited Transaction Class Exemption 95-60; or

            With respect to investment grade certificates, an interest in which was acquired by or on behalf of a Plan in reliance on the individual prohibited transaction exemption issued by the U.S. Department of Labor to Credit Suisse First Boston LLC (PTE 89-90), as amended most recently by PTE 2007-5, and such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act,
            (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the Depositor, any Mortgage Loan Seller, the applicable master servicer, the Special Servicer, any Exemption-Favored Party, any Primary Servicer, any Sub-Servicer or any Borrower with respect to any Loan or group of Loans that represents more than 5% of the aggregate unamortized principal balance of the Loans determined on the date of the initial issuance of the Certificates, or by an Affiliate of any such Person, and (Z) agrees that it will inform each of its Transferees to which it transfers an interest in the Transferred Certificates, that such Transferee, if a Plan, will be deemed to have represented and warranted to the Certificate Registrar, and for the benefit of the Depositor and the Trustee, that such Transferee satisfies the requirements of the immediately preceding clauses (X) and (Y).

                                    Very truly yours,

                                    ____________________________________________
                                    (Transferor)

                                    By:_________________________________________
                                       Name:____________________________________
                                       Title:___________________________________




------------------------
* Does not apply to a transfer of Class R Certificates.

                                  EXHIBIT F-2A

                FORM I OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF
                NON-REGISTERED CERTIFICATES HELD IN PHYSICAL FORM


                                     [Date]

Wells Fargo Bank, N.A.
  as Certificate Registrar
Sixth Street and Marquette Avenue,
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Office - Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3

[OR OTHER CERTIFICATE REGISTRAR]

            Re: Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3, Class ______ Certificates [having an initial aggregate Certificate [Principal Balance] [Notional Amount] as of June 29, 2007 (the "Closing Date") of $__________] [evidencing a ____% Percentage Interest in the related Class] (the "Transferred Certificates")

Dear Sirs:

            This letter is delivered to you in connection with the transfer by _________________ (the "Transferor") to _________________ (the "Transferee") of
the Transferred Certificates pursuant to Section 5.02 of the Pooling and Servicing Agreement dated as of June 1, 2007 (the "Pooling and Servicing Agreement"), among Credit Suisse First Boston Mortgage Securities Corp., as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer for Group A Loans ("Master Servicer No. 1"), Wachovia Bank, National Association, as master servicer for Group B Loans ("Master Servicer No. 2"), LNR Partners, Inc., as special servicer (the "Special Servicer"), and Wells Fargo Bank, N.A., as trustee (the "Trustee"). All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as Certificate Registrar, and for the benefit of the Depositor and the Trustee, that:

            1. The Transferee is a "qualified institutional buyer" (a "Qualified Institutional Buyer") as that term is defined in Rule 144A ("Rule 144A") under the Securities Act of 1933, as amended (the "Securities Act"), and has completed one of the forms of certification to that effect attached hereto as Annex 1 and Annex 2. The Transferee is aware that the sale to it is being made in reliance on Rule 144A. The Transferee is acquiring the Transferred Certificates for its own account or for the account of another Qualified Institutional Buyer, and understands that such Transferred Certificates may be resold, pledged or transferred only (a) to a person reasonably believed to be a Qualified Institutional Buyer that purchases for its own account or for the account of another Qualified Institutional Buyer and to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (b) pursuant to another exemption from registration under the Securities Act.

            2. The Transferee has been furnished with all information regarding
(a) the Depositor, (b) the Transferred Certificates and distributions thereon,
(c) the nature, performance and servicing of the Mortgage Loans, (d) the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto, and (e) all related matters, that it has requested.

            3. Check one of the following:

                  _______ The Transferee is a "U.S. Person" and it has attached hereto an Internal Revenue Service ("IRS") Form W-9 (or successor form).

                  _______ The Transferee is not a "U.S. Person" and under applicable law in effect on the date hereof, no Taxes will be required to be withheld by the Certificate Registrar (or its agent) with respect to Distributions to be made on the Transferred Certificate. The Transferee has attached hereto (i) a duly executed IRS Form W-8BEN (or successor form), which identifies such Transferee as the beneficial owner of the Transferred Certificate and states that such Transferee is not a U.S. Person, (ii) two duly executed copies of IRS Form W-8IMY (and all appropriate attachment) or (iii) two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Transferee as the beneficial owner of the Transferred Certificate and state that interest and original issue discount on the Transferred Certificate is, or is expected to be, effectively connected with a U.S. trade or business. The Transferee agrees to provide to the Certificate Registrar updated IRS Form W-8BEN, IRS Form W-8IMY or IRS Form W-8ECI, as the case may be, any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

                  For this purpose, "U.S. Person" means a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership (except to the extent provided in applicable Treasury regulations) or other entity created or organized in or under the laws of the United States or any State thereof or the District of Columbia, or an estate the income of which is subject to U.S. federal income taxation regardless of its source or a trust if a court within the United States is able to exercise privacy supervision over the administration of the trust and one or more such U.S. Persons have the authority to control all substantial decisions of the trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

            4. If the Transferee proposes that the Transferred Certificates be registered in the name of a nominee, such nominee has completed the Nominee Acknowledgment below.

            5. Transferee hereby represents and warrants and agrees with you, as the Certificate Registrar, and for the benefit of the Depositor and the Trustee, one of the following alternatives:

            The Transferee is neither (A) a retirement plan, an employee benefit plan or other retirement arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which such plans, accounts or arrangements are invested, including an insurance company general account, that is subject to Section 406 of ERISA or Section 4975 of the Code (each, a "Plan"), nor (B) a Person who is directly or indirectly purchasing an interest in the Transferred Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of, a Plan; or

            With respect to non-investment grade certificates, the Transferee is using funds from an insurance company general account to acquire an interest in the Transferred Certificates, however, the purchase and holding of such interest by such Person is exempt from the prohibited transaction provisions of Section 406 of ERISA and
            Section 4975 of the Code by reason of Sections I and III of Prohibited Transaction Class Exemption 95-60; or

            With respect to investment grade certificates, an interest in which is being acquired by or on behalf of a Plan in reliance on the individual prohibited transaction exemption issued by the U.S. Department of Labor to Credit Suisse First Boston LLC (PTE 89-90), as amended most recently by PTE 2007-5, and such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the Depositor, any Mortgage Loan Seller, the applicable master servicer the Special Servicer, any Exemption-Favored Party, any Primary Servicer, any Sub-Servicer or any Borrower with respect to any Loan or group of Loans that represents more than 5% of the aggregate unamortized principal balance of the Loans determined on the date of the initial issuance of the Certificates, or by an Affiliate of any such Person, and (Z) agrees that it will inform each of its Transferees to which it transfers an interest in the Transferred Certificates, that such Transferee, if a Plan, will be deemed to have represented and warranted to the Certificate Registrar, and for the benefit of the Depositor and the Trustee, that such Transferee satisfies the requirements of the immediately preceding clauses (X) and (Y).

                                    Very truly yours,

                                    ____________________________________________
                                    (Transferor)

                                    By:_________________________________________
                                    Name:_______________________________________
                                    Title:______________________________________

                             Nominee Acknowledgment
                             ----------------------

            The undersigned hereby acknowledges and agrees that as to the Transferred Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Transferee identified above, for whom the undersigned is acting as nominee.


                                    ____________________________________________
                                    (Nominee)

                                    By:_________________________________________
                                    Name:_______________________________________
                                    Title:______________________________________

                                                         ANNEX 1 TO EXHIBIT F-2A
                                                         -----------------------

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A [For Transferees Other Than Registered Investment Companies]

            The undersigned hereby certifies as follows to [name of Transferor] (the "Transferor") and [name of Certificate Registrar], as Certificate Registrar, with respect to the mortgage pass-through certificates being transferred (the "Transferred Certificates") as described in the Transferee certificate to which this certification relates and to which this certification is an Annex:

            1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity purchasing the Transferred Certificates (the "Transferee").

            2. The Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A") because (i) the Transferee [each of the Transferee's equity owners] owned and/or invested on a discretionary basis $______________________(1) in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A) and (ii) the Transferee satisfies the criteria in the category marked below.

      ___ Corporation, etc. The Transferee is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986.

      ___ Bank. The Transferee (a) is a national bank or a banking institution organized under the laws of any state, U.S. territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the state or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. bank, and not more than 18 months preceding such date of sale in the case of a foreign bank or equivalent institution.

      ___ Savings and Loan. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a state or federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. savings and loan association, and not more than 18 months preceding such date of sale in the case of a foreign savings and loan association or equivalent institution.

      ___   Broker-dealer. The Transferee is a dealer registered pursuant to
            Section 15 of the Securities Exchange Act of 1934, as amended.

      ___ Insurance Company. The Transferee is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a State, U.S. territory or the District of Columbia.

      ___ State or Local Plan. The Transferee is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

      ___ ERISA Plan. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974.

      ___ Investment Adviser. The Transferee is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

      ___ QIB Subsidiary. All of the Transferee's equity owners are "qualified institutional buyers" within the meaning of Rule 144A.

      ___ Other. (Please supply a brief description of the entity and a cross-reference to the paragraph and subparagraph under subsection
            (a)(1) of Rule 144A pursuant to which it qualifies. Note that registered investment companies should complete Annex 2 rather than this Annex 1.) _____________________________________________________
            ____________________________________________________________________
            ____________________________________________________________________

            3. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the Transferee did not include (i) securities of issuers that are affiliated with such Person, (ii) securities that are part of an unsold allotment to or subscription by such Person, if such Person is a dealer, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

            4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the Transferee used the cost of such securities to such Person, unless such Person reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities were valued at market. Further, in determining such aggregate amount, the Transferee may have included securities owned by subsidiaries of such Person, but only if such subsidiaries are consolidated with such Person in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under such Person's direction. However, such securities were not included if such Person is a majority-owned, consolidated subsidiary of another enterprise and such Person is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

            5. The Transferee is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Transferee may be in reliance on Rule 144A.

            ___ ___ Will the Transferee be purchasing the Transferred Yes No Certificates only for the Transferee's own account?

            6. If the answer to the foregoing question is "no," then in each case where the Transferee is purchasing for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

            7. The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Transferee's purchase of the Transferred Certificates will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties any updated annual financial statements that become available on or before the date of such purchase, promptly after they become available.

            8. Capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.


                                    ________________________________________
                                    Print Name of Transferee

                                    By:_____________________________________
                                    Name:___________________________________
                                    Title:__________________________________
                                    Date:___________________________________

                                                 ANNEX 2 TO EXHIBIT F-2A
                                                 -----------------------

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A [For Transferees That Are Registered Investment Companies]

            The undersigned hereby certifies as follows to [name of Transferor] (the "Transferor") and [name of Certificate Registrar], as Certificate Registrar, with respect to the mortgage pass-through certificates (the "Transferred Certificates") described in the Transferee certificate to which this certification relates and to which this certification is an Annex:

            1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity purchasing the Transferred Certificates (the "Transferee") or, if the Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A") because the Transferee is part of a Family of Investment Companies (as defined below), is an executive officer of the investment adviser (the "Adviser").

            2. The Transferee is a "qualified institutional buyer" as defined in Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, and (ii) as marked below, the Transferee alone owned and/or invested on a discretionary basis, or the Transferee's Family of Investment Companies owned, at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the Transferee's Family of Investment Companies, the cost of such securities was used, unless the Transferee or any member of the Transferee's Family of Investment Companies, as the case may be, reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities of such entity were valued at market.

      ____ The Transferee owned and/or invested on a discretionary basis $___________________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

      ____ The Transferee is part of a Family of Investment Companies which owned in the aggregate $______________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

            3. The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

            4. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Transferee or are part of the Transferee's Family of Investment Companies, (ii) bank deposit notes and certificates of deposit, (iii) loan participations, (iv) repurchase agreements,
(v) securities owned but subject to a repurchase agreement and (vi) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, or owned by the Transferee's Family of Investment Companies, the securities referred to in this paragraph were excluded.

            5. The Transferee is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Transferee will be in reliance on Rule 144A.

            ___ ___ Will the Transferee be purchasing the Transferred Yes No Certificates only for the Transferee's own account?

            6. If the answer to the foregoing question is "no," then in each case where the Transferee is purchasing for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

            7. The undersigned will notify the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice, the Transferee's purchase of the Transferred Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.

            8. Capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.

                                    Print Name of Transferee or Adviser

                                    By:________________________________________
                                    Name:______________________________________
                                    Title:_____________________________________

                                    IF AN ADVISER:

                                    Print Name of Transferee

                                    Date:______________________________________


---------------------
(1) Transferee or each of its equity owners must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Transferee or any such equity owner, as the case may be, is a dealer, and, in that case, Transferee or such equity owner, as the case may be, must own and/or invest on a discretionary basis at least $10,000,000 in securities.

                                  EXHIBIT F-2B

               FORM II OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF
                NON-REGISTERED CERTIFICATES HELD IN PHYSICAL FORM


                                     [Date]

Wells Fargo Bank, N.A.
  as Certificate Registrar
Sixth Street and Marquette Avenue,
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Office - Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3

[OR OTHER CERTIFICATE REGISTRAR]

            Re: Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3, Class ______ Certificates [having an initial aggregate Certificate [Principal Balance] [Notional Amount] as of June 29, 2007 (the "Closing Date") of $__________] [evidencing a ____% Percentage Interest in the related Class] (the "Transferred Certificates")

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by _______________________ (the "Transferor") to _______________________________
(the "Transferee") of the Transferred Certificates pursuant to Section 5.02 of the Pooling and Servicing Agreement dated as of June 1, 2007 (the "Pooling and Servicing Agreement"), among Credit Suisse First Boston Mortgage Securities Corp., as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer for Group A Loans ("Master Servicer No. 1"), Wachovia Bank, National Association, as master servicer for Group B Loans ("Master Servicer No. 2"), LNR Partners, Inc., as special servicer (the "Special Servicer"), and Wells Fargo Bank, N.A., as trustee (the "Trustee"). All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as Certificate Registrar, and for the benefit of the Depositor and the Trustee, that:

            1. Transferee is acquiring the Transferred Certificates for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws.

            2. Transferee understands that (a) the Transferred Certificates have not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) neither the Depositor nor the Trustee is obligated so to register or qualify the Transferred Certificates, and (c) neither the Transferred Certificates nor any security issued in exchange therefor or in lieu thereof may be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) sold or transferred in a transaction which is exempt from such registration and qualification and the Certificate Registrar has received (A) a certificate from the prospective transferor substantially in the form attached as Exhibit F-1A to the Pooling and Servicing Agreement; (B) a certificate from the prospective transferor substantially in the form attached as Exhibit F-1B to the Pooling and Servicing Agreement and a certificate from the prospective transferee substantially in the form attached either as Exhibit F-2A or as Exhibit F-2B to the Pooling and Servicing Agreement; or (C) an Opinion of Counsel satisfactory to the Certificate Registrar that the transfer may be made without registration under the Securities Act, together with the written certification(s) as to the facts surrounding the transfer from the prospective transferor and/or prospective transferee upon which such Opinion of Counsel is based.

            3. The Transferee understands that it may not sell or otherwise transfer the Transferred Certificates, any security issued in exchange therefor or in lieu thereof or any interest in the foregoing except in compliance with the provisions of Section 5.02 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed, and that the Transferred Certificates will bear legends substantially to the following effect:

            THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

            NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF
            SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

            4. Neither the Transferee nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of any Transferred Certificate, any interest in a Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of any Transferred Certificate, any interest in a Transferred Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Transferred Certificate, any interest in a Transferred Certificate or any other similar security with any person in any manner, (d) made any general solicitation by means of general advertising or in any other manner, or (e) taken any other action, that (in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of the Transferred Certificates under the Securities Act, would render the disposition of the Transferred Certificates a violation of Section 5 of the Securities Act or any state securities law or would require registration or qualification of the Transferred Certificates pursuant thereto. The Transferee will not act, nor has it authorized nor will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to the Transferred Certificates, any interest in the Transferred Certificates or any other similar security.

            5. The Transferee has been furnished with all information regarding
(a) the Depositor, (b) the Transferred Certificates and distributions thereon,
(c) nature, performance and servicing of the Mortgage Loans, (d) the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto and (e) all related matters, that it has requested.

            6. The Transferee is an "accredited investor" within the meaning of paragraph (1), (2), (3) or (7) of Rule 501(a) under the Securities Act or an entity in which all the equity owners come within such paragraphs and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Transferred Certificates; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such an investment and can afford a complete loss of such investment.

            7. Check one of the following:

            _______ The Transferee is a "U.S. Person" and it has attached hereto an Internal Revenue Service ("IRS") Form W-9 (or successor form).

            _______ The Transferee is not a "U.S. Person" and under applicable law in effect on the date hereof, no Taxes will be required to be withheld by the Certificate Registrar (or its agent) with respect to Distributions to be made on the Transferred Certificate. The Transferee has attached hereto (i) a duly executed IRS Form W-8BEN (or successor form), which identifies such Transferee as the beneficial owner of the Transferred Certificate and states that such Transferee is not a U.S. Person, (ii) two duly executed copies of IRS Form W-8IMY (and all appropriate attachment) or (iii) two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Transferee as the beneficial owner of the Transferred Certificate and state that interest and original issue discount on the Transferred Certificate is, or is expected to be, effectively connected with a U.S. trade or business. The Transferee agrees to provide to the Certificate Registrar updated IRS Form W-8BEN, IRS Form W-8IMY or IRS Form W-8ECI, as the case may be, any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

            For this purpose, "U.S. Person" means a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership (except to the extent provided in applicable Treasury regulations) or other entity created or organized in or under the laws of the United States or any State thereof or the District of Columbia, or an estate the income of which is subject to U.S. federal income taxation regardless of its source or a trust if a court within the United States is able to exercise privacy supervision over the administration of the trust and one or more such U.S. Persons have the authority to control all substantial decisions of the trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

            8. If the Transferee proposes that the Transferred Certificates be registered in the name of a nominee, such nominee has completed the Nominee Acknowledgment below.

            9. Transferee hereby represents and warrants and agrees with you, as the Certificate Registrar, and for the benefit of the Depositor and the Trustee, one of the following alternatives:

            The Transferee is neither (A) a retirement plan, an employee benefit plan or other retirement arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which such plans, accounts or arrangements are invested, including an insurance company general account, that is subject to Section 406 of ERISA or Section 4975 of the Code (each, a "Plan"), nor (B) a Person who is directly or indirectly purchasing an interest in the Transferred Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of, a Plan; or

            With respect to non-investment grade certificates, the Transferee is using funds from an insurance company general account to acquire an interest in the Transferred Certificates, however, the purchase and holding of such interest by such Person is exempt from the prohibited transaction provisions of Section 406 of ERISA and
            Section 4975 of the Code by reason of Sections I and III of Prohibited Transaction Class Exemption 95-60; or

            With respect to investment grade certificates, an interest in which is being acquired by or on behalf of a Plan in reliance on the individual prohibited transaction exemption issued by the U.S. Department of Labor to Credit Suisse First Boston LLC (PTE 89-90), as amended most recently by PTE 2007-5, and such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the Depositor, any Mortgage Loan Seller, the applicable master servicer, the Special Servicer, any Exemption-Favored Party, any Primary Servicer, any Sub-Servicer or any Borrower with respect to any Loan or group of Loans that represents more than 5% of the aggregate unamortized principal balance of the Loans determined on the date of the initial issuance of the Certificates, or by an Affiliate of any such Person, and (Z) agrees that it will inform each of its Transferees to which it transfers an interest in the Transferred Certificates, that such Transferee, if a Plan, will be deemed to have represented and warranted to the Certificate Registrar, and for the benefit of the Depositor and the Trustee, that such Transferee satisfies the requirements of the immediately preceding clauses (X) and (Y).

                                    Very truly yours,

                                    By:_____________________________________
                                        (Transferee)

                                    Name:
                                    Title:


                             Nominee Acknowledgment
                             ----------------------

            The undersigned hereby acknowledges and agrees that as to the Transferred Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Transferee identified above, for whom the undersigned is acting as nominee.


                                    (Nominee)

                                    By:________________________________________
                                    Name:
                                    Title:

                                  EXHIBIT F-2C

                        FORM I OF TRANSFEREE CERTIFICATE
                  FOR TRANSFERS OF INTERESTS IN NON-REGISTERED
                      CERTIFICATES HELD IN BOOK-ENTRY FORM


                                     [Date]

[TRANSFEROR]

            Re: Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3, Class ______ Certificates [having an initial aggregate Certificate [Principal Balance] [Notional Amount] as of June 29, 2007 (the "Closing Date") of $__________] (the "Transferred Certificates")

Ladies and Gentlemen:

            This letter is delivered to you in connection with the Transfer by _________________ (the "Transferor") to _________________ (the "Transferee")
through our respective Depository Participants of the Transferor's beneficial ownership interest (currently maintained on the books and records of The Depository Trust Corporation ("DTC") and the Depository Participants) in the Transferred Certificates. The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement dated as of June 1, 2007 (the "Pooling and Servicing Agreement"), among Credit Suisse First Boston Mortgage Securities Corp., as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer for Group A Loans ("Master Servicer No. 1"), Wachovia Bank, National Association, as master servicer for Group B Loans ("Master Servicer No. 2"), LNR Partners, Inc., as special servicer (the "Special Servicer"), and Wells Fargo Bank, N.A., as trustee (the "Trustee"). All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to and agrees with you, and for the benefit of the Depositor, the Trustee and the Certificate Registrar, that:

            1. The Transferee is a "qualified institutional buyer" (a "Qualified Institutional Buyer") as that term is defined in Rule 144A ("Rule 144A") under the Securities Act of 1933, as amended (the "Securities Act") and has completed one of the forms of certification to that effect attached hereto as Annex 1 and Annex 2. The Transferee is aware that the Transfer to it of the Transferor's interest in the Transferred Certificates is being made in reliance on Rule 144A. The Transferee is acquiring such interest in the Transferred Certificates for its own account or for the account of a Qualified Institutional Buyer.

            2. The Transferee understands that (a) the Transferred Certificates have not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) neither the Depositor nor the Trustee is obligated so to register or qualify the Transferred Certificates, and (c) neither the Transferred Certificates nor any interest therein may be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant any applicable state securities laws or (ii) sold or transferred in transactions which are exempt from such registration and qualification.

            3. The Transferee understands that it may not sell or otherwise transfer any Transferred Certificate or any interest therein except in compliance with the provisions of Section 5.02 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed, and that each Transferred Certificate will bear the following legends:

            THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

            NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
            SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, OR
            (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

                  4. The Transferee has been furnished with all information regarding (a) the Depositor, (b) the Transferred Certificates and distributions thereon, (c) the nature, performance and servicing of the Mortgage Loans, (d) the Pooling and Servicing Agreement, and (e) all related matters, that it has requested.

                  5. Check one of the following:

                  _______ The Transferee is a "U.S. Person" and it has attached hereto an Internal Revenue Service ("IRS") Form W-9 (or successor form).

                  _______ The Transferee is not a "U.S. Person" and under applicable law in effect on the date hereof, no Taxes will be required to be withheld by the Certificate Registrar (or its agent) with respect to Distributions to be made on the Transferred Certificate. The Transferee has attached hereto (i) a duly executed IRS Form W-8BEN (or successor form), which identifies such Transferee as the beneficial owner of the Transferred Certificate and states that such Transferee is not a U.S. Person, (ii) two duly executed copies of IRS Form W-8IMY (and all appropriate attachment) or (iii) two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Transferee as the beneficial owner of the Transferred Certificate and state that interest and original issue discount on the Transferred Certificate is, or is expected to be, effectively connected with a U.S. trade or business. The Transferee agrees to provide to the Certificate Registrar updated IRS Form W-8BEN, IRS Form W-8IMY or IRS Form W-8ECI, as the case may be, any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

                  For this purpose, "U.S. Person" means a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership (except to the extent provided in applicable Treasury regulations) or other entity created or organized in or under the laws of the United States or any State thereof or the District of Columbia, or an estate the income of which is subject to U.S. federal income taxation regardless of its source or a trust if a court within the United States is able to exercise privacy supervision over the administration of the trust and one or more such U.S. Persons have the authority to control all substantial decisions of the trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

            6. Transferee hereby represents and warrants and agrees with you, as the Certificate Registrar, and for the benefit of the Depositor and the Trustee, one of the following alternatives:

            The Transferee is neither (A) a retirement plan, an employee benefit plan or other retirement arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which such plans, accounts or arrangements are invested, including an insurance company general account, that is subject to Section 406 of ERISA or Section 4975 of the Code (each, a "Plan"), nor (B) a Person who is directly or indirectly purchasing an interest in the Transferred Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of, a Plan; or

            With respect to non-investment grade certificates, the Transferee is using funds from an insurance company general account to acquire an interest in the Transferred Certificates, however, the purchase and holding of such interest by such Person is exempt from the prohibited transaction provisions of Section 406 of ERISA and
            Section 4975 of the Code by reason of Sections I and III of Prohibited Transaction Class Exemption 95-60; or

            With respect to investment grade certificates, an interest in which is being acquired by or on behalf of a Plan in reliance on the individual prohibited transaction exemption issued by the U.S. Department of Labor to Credit Suisse First Boston LLC (PTE 89-90), as amended most recently by PTE 2007-5, and such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the Depositor, any Mortgage Loan Seller, the applicable master servicer, the Special Servicer, any Exemption-Favored Party, any Primary Servicer, any Sub-Servicer or any Borrower with respect to any Loan or group of Loans that represents more than 5% of the aggregate unamortized principal balance of the Loans determined on the date of the initial issuance of the Certificates, or by an Affiliate of any such Person, and (Z) agrees that it will inform each of its Transferees to which it transfers an interest in the Transferred Certificates, that such Transferee, if a Plan, will be deemed to have represented and warranted to the Certificate Registrar, and for the benefit of the Depositor and the Trustee, that such Transferee satisfies the requirements of the immediately preceding clauses (X) and (Y).

                                    Very truly yours,

                                    (Transferee)

                                    By:_____________________________________
                                       Name:
                                       Title:

                                                         ANNEX 1 TO EXHIBIT F-2C
                                                         -----------------------

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A [for Transferees other than Registered Investment Companies]

            The undersigned hereby certifies as follows to [name of Transferor] (the "Transferor") and for the benefit of Credit Suisse First Boston Mortgage Securities Corp. with respect to the mortgage pass-through certificates being transferred in book-entry form (the "Transferred Certificates") as described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

            1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity acquiring interests in the Transferred Certificates (the "Transferee").

            2. The Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A") because (i) [the Transferee] [each of the Transferee's equity owners] owned and/or invested on a discretionary basis $______________________(2) in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A) and (ii) the Transferee satisfies the criteria in the category marked below.

      ___ Corporation, etc. The Transferee is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986.

      ___ Bank. The Transferee (a) is a national bank or a banking institution organized under the laws of any State, U.S. territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the State or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. bank, and not more than 18 months preceding such date of sale for a foreign bank or equivalent institution.

      ___ Savings and Loan. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a State or Federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. savings and loan association, and not more than 18 months preceding such date of sale in the case of a foreign savings and loan association or equivalent institution.

      ___   Broker-dealer. The Transferee is a dealer registered pursuant to
            Section 15 of the Securities Exchange Act of 1934, as amended.

      ___ Insurance Company. The Transferee is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a State, U.S. territory or the District of Columbia.

      ___ State or Local Plan. The Transferee is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

      ___ ERISA Plan. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974.

      ___ Investment Adviser. The Transferee is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

      ___ QIB Subsidiary. All of the Transferee's equity owners are "qualified institutional buyers" within the meaning of Rule 144A.

      ___ Other. (Please supply a brief description of the entity and a cross-reference to the paragraph and subparagraph under subsection
            (a)(1) of Rule 144A pursuant to which it qualifies. Note that registered investment companies should complete Annex 2 rather than this Annex 1.)

            3. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, the Transferee did not include (i) securities of issuers that are affiliated with such Person,
(ii) securities that are part of an unsold allotment to or subscription by such Person, if such Person is a dealer, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

            4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any such Person, the Transferee used the cost of such securities to such Person, unless such Person reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities were valued at market. Further, in determining such aggregate amount, the Transferee may have included securities owned by subsidiaries of such Person, but only if such subsidiaries are consolidated with such Person in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under such Person's direction. However, such securities were not included if such Person is a majority-owned, consolidated subsidiary of another enterprise and such Person is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

            5. The Transferee acknowledges that it is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more Transfers to the Transferee may be in reliance on Rule 144A.

            ____  ____  Will the Transferee be acquiring interests in the
             Yes   No   Transferred Certificates only for the Transferee's
                        own account?

            6. If the answer to the foregoing question is "no," then in each case where the Transferee is acquiring any interest in the Transferred Certificates for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

            7. The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Transferee's acquisition of any interest in of the Transferred Certificates will constitute a reaffirmation of this certification as of the date of such acquisition. In addition, if the Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties any updated annual financial statements that become available on or before the date of such acquisition, promptly after they become available.

            8. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.

                                    (Transferee)

                                    By:_____________________________________
                                    Name:
                                    Title:
                                    Date:

                                                         ANNEX 2 TO EXHIBIT F-2C
                                                         -----------------------

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A [for Transferees that are Registered Investment Companies]

            The undersigned hereby certifies as follows to [name of Transferor] (the "Transferor") and for the benefit of Credit Suisse First Boston Mortgage Securities Corp. with respect to the mortgage pass-through certificates being transferred in book-entry form (the "Transferred Certificates") as described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

            1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity acquiring interests in the Transferred Certificates (the "Transferee") or, if the Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A") because the Transferee is part of a Family of Investment Companies (as defined below), is an executive officer of the investment adviser (the "Adviser").

            2. The Transferee is a "qualified institutional buyer" as defined in Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, as amended, and (ii) as marked below, the Transferee alone owned and/or invested on a discretionary basis, or the Transferee's Family of Investment Companies owned, at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the Transferee's Family of Investment Companies, the cost of such securities was used, unless the Transferee or any member of the Transferee's Family of Investment Companies, as the case may be, reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities of such entity were valued at market.

      ____ The Transferee owned and/or invested on a discretionary basis $___________________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

      ____ The Transferee is part of a Family of Investment Companies which owned in the aggregate $______________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

            3. The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

            4. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Transferee or are part of the Transferee's Family of Investment Companies, (ii) bank deposit notes and certificates of deposit, (iii) loan participations, (iv) repurchase agreements,
(v) securities owned but subject to a repurchase agreement and (vi) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, or owned by the Transferee's Family of Investment Companies, the securities referred to in this paragraph were excluded.

            5. The Transferee is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more Transfers to the Transferee will be in reliance on Rule 144A.

            ____  ____   Will the Transferee be acquiring interests in
            Yes    No    the Transferred Certificates only for the
                         Transferee's own account?

            6. If the answer to the foregoing question is "no," then in each case where the Transferee is acquiring any interest in the Transferred Certificates for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

            7. The undersigned will notify the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice, the Transferee's acquisition of any interest in the Transferred Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such acquisition.

            8. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.

                                    (Transferee or Adviser)

                                    By:_________________________________________
                                    Name:
                                    Title:

                                    IF AN ADVISER:

                                    ____________________________________________
                                    Print Name of Transferee

                                    Date:




----------------------
(2) Transferee or each of its equity owners must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Transferee or any such equity owner, as the case may be, is a dealer, and, in that case, Transferee or such equity owner, as the case may be, must own and/or invest on a discretionary basis at least $10,000,000 in securities.

                                  EXHIBIT F-2D

                      FORM II OF TRANSFEREE CERTIFICATE FOR
                    TRANSFERS OF INTERESTS IN NON-REGISTERED
                      CERTIFICATES HELD IN BOOK-ENTRY FORM


                                     [Date]

[TRANSFEROR]

            Re: Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3, Class ______ Certificates [having an initial aggregate Certificate [Principal Balance] [Notional Amount] as of June 29, 2007 (the "Closing Date") of $__________] (the "Transferred Certificates")

Ladies and Gentlemen:

            This letter is delivered to you in connection with the Transfer by _________________ (the "Transferor") to _________________ (the "Transferee")
through our respective Depository Participants of the Transferor's beneficial ownership interest (currently maintained on the books and records of The Depository Trust Corporation ("DTC") and the Depository Participants) in the Transferred Certificates. The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement dated as of June 1, 2007 (the "Pooling and Servicing Agreement"), among Credit Suisse First Boston Mortgage Securities Corp., as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer for Group A Loans ("Master Servicer No. 1"), Wachovia Bank, National Association, as master servicer for Group B Loans ("Master Servicer No. 2"), LNR Partners, Inc., as special servicer (the "Special Servicer"), and Wells Fargo Bank, N.A., as trustee (the "Trustee"). All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to and agrees with you, and for the benefit of the Depositor, the Trustee and the Certificate Registrar, that:

            1. The Transferee is not a United States Securities Person. For purposes of this certification, "United States Securities Person" means (i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a United States Securities Person, other than any estate of which any professional fiduciary acting as executor or administrator is a United States Securities Person if an executor or administrator of the estate who is not a United States Securities Person has sole or shared investment discretion with respect to the assets of the estate and the estate is governed by foreign law, (iv) any trust of which any trustee is a United States Securities Person, other than a trust of which any professional fiduciary acting as trustee is a United States Securities Person if a trustee who is not a United States Securities Person has sole or shared investment discretion with respect to the trust assets and no beneficiary of the trust (and so settlor if the trust is revocable) is a United States Securities Person, (v) any agency or branch of a foreign entity located in the United States, unless the agency or branch operates for valid business reasons and is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located, (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a United States Securities Person, (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States, other than one held for the benefit or account of a non-United States Securities Person by a dealer or other professional fiduciary organized, incorporated or (if any individual) resident in the United States, (viii) any partnership or corporation if (a) organized or incorporated under the laws of any foreign jurisdiction and (b) formed by a United States Securities Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by "accredited investors" (as defined in Rule 501(a)) under the United States Securities Act of 1933, as amended (the "Securities Act"), who are not natural persons, estates or trusts; provided, however, that the International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations and their agencies, affiliates and pension plans, any other similar international organization, their agencies, affiliates and pension plans shall not constitute United States Securities Persons.

            2. The Transferee understands that (a) the Transferred Certificates have not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) neither the Depositor nor the Trustee is obligated so to register or qualify the Transferred Certificates, and (c) neither the Transferred Certificates nor any interest therein may be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant any applicable state securities laws, or (ii) is sold or transferred in transactions which are exempt from such registration and qualification.

            3. The Transferee understands that it may not sell or otherwise transfer any Transferred Certificate or any interest threin except in compliance with the provisions of Section 5.02 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed, and that each Transferred Certificate will bear the following legends:

            THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

            NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
            SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, OR
            (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

            4. Check one of the following:

            _____ The Transferee is a "U.S. Person" and it has attached hereto an Internal Revenue Service ("IRS") Form W-9 (or successor form).

            _____ The Transferee is not a "U.S. Person" and under applicable law in effect on the date hereof, no Taxes will be required to be withheld by the Certificate Registrar (or its agent) with respect to Distributions to be made on the Transferred Certificate. The Transferee has attached hereto (i) a duly executed IRS Form W-8BEN (or successor form), which identifies such Transferee as the beneficial owner of the Transferred Certificate and states that such Transferee is not a U.S. Person, (ii) two duly executed copies of IRS Form W-8IMY (and all appropriate attachment) or (iii) two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Transferee as the beneficial owner of the Transferred Certificate and state that interest and original issue discount on the Transferred Certificate is, or is expected to be, effectively connected with a U.S. trade or business. The Transferee agrees to provide to the Certificate Registrar updated IRS Form W-8BEN, IRS Form W-8IMY or IRS Form W-8ECI, as the case may be, any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

            For this purpose, "U.S. Person" means a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership (except to the extent provided in applicable Treasury regulations) or other entity created or organized in or under the laws of the United States or any State thereof or the District of Columbia, or an estate the income of which is subject to U.S. federal income taxation regardless of its source or a trust if a court within the United States is able to exercise privacy supervision over the administration of the trust and one or more such U.S. Persons have the authority to control all substantial decisions of the trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

            We understand that this certification is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorize you to produce this certification to any interested party in such proceedings.

            5. Transferee hereby represents and warrants and agrees with you, as the Certificate Registrar, and for the benefit of the Depositor and the Trustee, one of the following alternatives:

            The Transferee is neither (A) a retirement plan, an employee benefit plan or other retirement arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which such plans, accounts or arrangements are invested, including an insurance company general account, that is subject to Section 406 of ERISA or Section 4975 of the Code (each, a "Plan"), nor (B) a Person who is directly or indirectly purchasing an interest in the Transferred Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of, a Plan; or

            With respect to non-investment grade certificates, the Transferee is using funds from an insurance company general account to acquire an interest in the Transferred Certificates, however, the purchase and holding of such interest by such Person is exempt from the prohibited transaction provisions of Section 406 of ERISA and
            Section 4975 of the Code by reason of Sections I and III of Prohibited Transaction Class Exemption 95-60; or

            With respect to investment grade certificates, an interest in which is being acquired by or on behalf of a Plan in reliance on the individual prohibited transaction exemption issued by the U.S. Department of Labor to Credit Suisse First Boston LLC (PTE 89-90), as amended most recently by PTE 2007-5, and such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the Depositor, any Mortgage Loan Seller, the applicable master servicer, the Special Servicer, any Exemption-Favored Party, any Primary Servicer, any Sub-Servicer or any Borrower with respect to any Loan or group of Loans that represents more than 5% of the aggregate unamortized principal balance of the Loans determined on the date of the initial issuance of the Certificates, or by an Affiliate of any such Person, and (Z) agrees that it will inform each of its Transferees to which it transfers an interest in the Transferred Certificates, that such Transferee, if a Plan, will be deemed to have represented and warranted to the Certificate Registrar, and for the benefit of the Depositor and the Trustee, that such Transferee satisfies the requirements of the immediately preceding clauses (X) and (Y).

Dated: __________, ____

                                       By:_____________________________________
                                       As, or agent for, the beneficial owner(s)
                                       of the Certificates to which this
                                       certificate relates

                                   EXHIBIT G-1

             FORM OF TRANSFEREE CERTIFICATE IN CONNECTION WITH ERISA
              (NON-REGISTERED CERTIFICATES AND NON-INVESTMENT GRADE
            CERTIFICATES HELD IN FULLY REGISTERED, CERTIFICATED FORM)


                                     [Date]

Wells Fargo Bank, N.A.
   as Certificate Registrar
Sixth Street and Marquette Avenue,
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Office - Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3

            Re: Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3, Class ______ Certificates [having an initial aggregate Certificate [Principal Balance] [Notional Amount] as of June 29, 2007 (the "Closing Date") of $__________] [evidencing a ____% Percentage Interest in the related Class] (the "Transferred Certificates")

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by _________________ (the "Transferor") to _________________ (the "Transferee") of
the Transferred Certificates pursuant to Section 5.02 of the Pooling and Servicing Agreement dated as of June 1, 2007 (the "Pooling and Servicing Agreement"), among Credit Suisse First Boston Mortgage Securities Corp., as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer for Group A Loans ("Master Servicer No. 1"), Wachovia Bank, National Association, as master servicer for Group B Loans ("Master Servicer No. 2"), LNR Partners, Inc., as special servicer (the "Special Servicer"), and Wells Fargo Bank, N.A., as trustee (the "Trustee"). All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you as Certificate Registrar, as follows (check the applicable paragraph):

      ___ The Transferee is neither (A) a retirement plan, an employee benefit plan or other retirement arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which such plans, accounts or arrangements are invested, including an insurance company general account, that is subject to Section 406 of ERISA or Section 4975 of the Code (each, a "Plan"), nor (B) a Person who is directly or indirectly purchasing an interest in the Transferred Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of, a Plan; or

            With respect to non-investment grade certificates, the Transferee is using funds from an insurance company general account to acquire an interest in the Transferred Certificates, however, the purchase and holding of such interest by such Person is exempt from the prohibited transaction provisions of Section 406 of ERISA and
            Section 4975 of the Code by reason of Sections I and III of Prohibited Transaction Class Exemption 95-60; or

      ___ Except in the case of the Class R, Class LR or Class V Certificates, the Transferee is using funds from an insurance company general account to acquire the Transferred Certificates, however, the purchase and holding of such Certificates by such Person is exempt from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code by reason of Sections I and III of Prohibited Transaction Class Exemption 95-60; or

      ___ With respect to investment grade certificates, an interest in which is being acquired by or on behalf of a Plan in reliance on the individual prohibited transaction exemption issued by the U.S. Department of Labor to Credit Suisse First Boston LLC (PTE 89-90), as amended most recently by PTE 2007-5, and such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the Depositor, any Mortgage Loan Seller, any Master Servicer, the Special Servicer, any Exemption-Favored Party, any Primary Servicer, any Sub-Servicer or any Borrower with respect to any Trust Mortgage Loan or group of Trust Mortgage Loans that represents more than 5% of the aggregate unamortized principal balance of the Trust Mortgage Loans determined on the date of the initial issuance of the Certificates, or by an Affiliate of any such Person, and (Z) agrees that it will inform each of its Transferees to which it transfers an interest in the Transferred Certificates, that such Transferee, if a Plan, will be deemed to have represented and warranted to the Certificate Registrar, and for the benefit of the Depositor and the Trustee, that such Transferee satisfies the requirements of the immediately preceding clauses (X) and (Y).

                                    Very truly yours,

                                    ____________________________________________
                                    (Transferee)

                                    By:_________________________________________
                                        Name: __________________________________
                                        Title:__________________________________

                                   EXHIBIT G-2

             FORM OF TRANSFEREE CERTIFICATE IN CONNECTION WITH ERISA
              (NON-REGISTERED CERTIFICATES HELD IN BOOK ENTRY FORM)


                                     [Date]

[TRANSFEROR]

            Re: Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3, Class ______ Certificates [having an initial aggregate Certificate [Principal Balance] [Notional Amount] as of June 29, 2007 (the "Closing Date") of $__________] [evidencing a ____% Percentage Interest in the related Class] (the "Transferred Certificates")

Ladies and Gentlemen:

            This letter is delivered to you in connection with the Transfer by ______________________ (the "Transferor") to _________________ (the
"Transferee") through our respective Depository Participants of the Transferor's beneficial ownership interest (currently maintained on the books and records of The Depository Trust Corporation ("DTC") and the Depository Participants) in the Transferred Certificates. The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement dated as of June 1, 2007 (the "Pooling and Servicing Agreement"), among Credit Suisse First Boston Mortgage Securities Corp., as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer for Group A Loans ("Master Servicer No. 1"), Wachovia Bank, National Association, as master servicer for Group B Loans ("Master Servicer No. 2"), LNR Partners, Inc., as special servicer (the "Special Servicer"), and Wells Fargo Bank, N.A., as trustee (the "Trustee"). All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you as follows (check the applicable paragraph):

      ___ The Transferee is neither (A) a retirement plan, an employee benefit plan or other retirement arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which such plans, accounts or arrangements are invested, including an insurance company general account, that is subject to Section 406 of ERISA or Section 4975 of the Code (each, a "Plan"), nor (B) a Person who is directly or indirectly purchasing an interest in the Transferred Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of, a Plan; or

      ___ With respect to non-investment grade certificates, the Transferee is using funds from an insurance company general account to acquire an interest in the Transferred Certificates, however, the purchase and holding of such interest by such Person is exempt from the prohibited transaction provisions of Section 406 of ERISA and
            Section 4975 of the Code by reason of Sections I and III of Prohibited Transaction Class Exemption 95-60; or

      ___ With respect to investment grade certificates, an interest in which is being acquired by or on behalf of a Plan in reliance on the individual prohibited transaction exemption issued by the U.S. Department of Labor to Credit Suisse First Boston LLC (PTE 89-90), as amended most recently by PTE 2007-5, and such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the Depositor, any Mortgage Loan Seller, any Master Servicer, the Special Servicer, any Exemption-Favored Party, any Primary Servicer, any Sub-Servicer or any Borrower with respect to any Trust Mortgage Loan or group of Trust Mortgage Loans that represents more than 5% of the aggregate unamortized principal balance of the Trust Mortgage Loans determined on the date of the initial issuance of the Certificates, or by an Affiliate of any such Person, and (Z) agrees that it will inform each of its Transferees to which it transfers an interest in the Transferred Certificates, that such Transferee, if a Plan, will be deemed to have represented and warranted to the Certificate Registrar, and for the benefit of the Depositor and the Trustee, that such Trustee satisfies the requirements of the immediately preceding clauses (X) and (Y).


                                    ___________________________________________
                                    (Transferee)

                                       By:_____________________________________
                                          Name:________________________________
                                          Title:_______________________________

                                   EXHIBIT H-1

                FORM OF RESIDUAL TRANSFER AFFIDAVIT AND AGREEMENT
               FOR TRANSFERS OF CLASS R AND CLASS LR CERTIFICATES

STATE OF                      )
                              ) ss:
COUNTY OF                     )

            ____________________, being first duly sworn, deposes and says that:

            1. He/She is the ____________________ of ____________________ (the
prospective transferee (the "Transferee") of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3, [Class R] [Class LR] Certificates, evidencing a ___% Percentage Interest in such Class (the "Residual Interest Certificates")), a _________________ duly organized and validly existing under the laws of ____________________, on behalf of which he/she makes this affidavit. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement pursuant to which the Residual Interest Certificates were issued (the "Pooling and Servicing Agreement").

            2. The Transferee (i) is, and as of the date of transfer will be, a Permitted Transferee and will endeavor to remain a Permitted Transferee for so long as it holds the Residual Certificates, and (ii) is acquiring the Residual Certificates for its own account or for the account of another prospective transferee from which it has received an affidavit in substantially the same form as this affidavit. A "Permitted Transferee" is any Person other than a Disqualified Organization, a possession of the United States, Non-United States Tax Person, domestic partnership whose beneficial interests are not all held by United States Persons (as defined below) or a foreign permanent establishment or fixed based (each within the meaning of an applicable tax treaty) of a United States Person. (For this purpose, a "Disqualified Organization" means the United States, any state or political subdivision thereof, any agency or instrumentality of any of the foregoing (other than an instrumentality, all of the activities of which are subject to tax and, except for the Freddie Mac, a majority of whose board of directors is not selected by any such governmental entity) or any foreign government, international organization or any agency or instrumentality of such foreign government or organization, any rural electric or telephone cooperative, or any organization (other than certain farmers' cooperatives) that is generally exempt from federal income tax unless such organization is subject to the tax on unrelated business taxable income).

            3. The Transferee is aware (i) of the tax that would be imposed under the Code on transfers of the Residual Interest Certificates to non-Permitted Transferees; (ii) that such tax would be on the transferor or, if such transfer is through an agent (which Person includes a broker, nominee or middleman) for a non-Permitted Transferee, on the agent; (iii) that the Person otherwise liable for the tax shall be relieved of liability for the tax if the transferee furnishes to such Person an affidavit that the transferee is a Permitted Transferee and, at the time of transfer, such Person does not have actual knowledge that the affidavit is false; and (iv) that the Residual Interest Certificates may be a "noneconomic residual interest" within the meaning of Treasury regulation Section 1.860E-1(c) and that the transferor of a noneconomic residual interest will remain liable for any taxes due with respect to the income on such residual interest, unless no significant purpose of the transfer is to enable the transferor to impede the assessment or collection of tax.

            4. The Transferee is aware of the tax imposed on a "pass-through entity" holding the Residual Interest Certificates if at any time during the taxable year of the pass-through entity a non-Permitted Transferee is the record holder of an interest in such entity. (For this purpose, a "pass-through entity" includes a regulated investment company, a real estate investment trust or common trust fund, a partnership, trust or estate, and certain cooperatives.)

            5. The Transferee is aware that the Certificate Registrar will not register any transfer of the Residual Interest Certificates by the Transferee unless the Transferee's transferee, or such transferee's agent, delivers to the Certificate Registrar, among other things, an affidavit and agreement in substantially the same form as this affidavit and agreement. The Transferee expressly agrees that it will not consummate any such transfer if it knows or believes that any representation contained in such affidavit and agreement is false.

            6. The Transferee consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that the Residual Interest Certificates will only be owned, directly or indirectly, by a Permitted Transferee. In addition, the Transferee will honor all the restrictions set forth herein upon any subsequent transfers of the [Class R] [Class LR] Certificates.

            7. The Transferee's taxpayer identification number is
_________________.

            8. The Transferee has reviewed the provisions of Section 5.02(d) of the Pooling and Servicing Agreement, a description of which provisions is set forth in the Residual Interest Certificates (in particular, clause (ii) of Section [5.02(d)] which authorizes the Trustee to deliver payments on the Residual Interest Certificates to a Person other than the Transferee and negotiate a mandatory sale of the Residual Interest Certificates, in either case, in the event that the Transferee holds such Residual Interest Certificates in violation of Section 5.02(d)); and the Transferee expressly agrees to be bound by and to comply with such provisions.

            9. No purpose of the Transferee relating to its purchase or any sale of the Residual Certificates is or will be to impede the assessment or collection of any tax.

            10. Check the applicable paragraph:

            [_]   The present value of the anticipated tax liabilities
associated with holding the [Class R] [Class LR] Certificate, as applicable, does not exceed the sum of:

            (i) the present value of any consideration given to the Transferee to acquire such [Class R] [Class LR] Certificate;

            (ii) the present value of the expected future distributions on such Certificate; and

            (iii) the present value of the anticipated tax savings associated with holding such Certificate as the related REMIC generates losses.

For purposes of this calculation, (i) the Transferee is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Transferee has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Transferee.

            [_]   The transfer of the [Class R] [Class LR] Certificate complies with U.S. Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly,

            (i) the Transferee is an "eligible corporation," as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from [Class R] [Class LR] Certificate will only be taxed in the United States;

            (ii) at the time of the transfer, and at the close of the Transferee's two fiscal years preceding the year of the transfer, the Transferee had gross assets for financial reporting purposes (excluding any obligation of a person related to the Transferee within the meaning of U.S. Treasury Regulation Section 1.860E-1(c)(c)(ii)) in excess of $100 million and net assets in excess of $10 million;

            (iii) the Transferee will transfer the [Class R] [Class LR]
                  Certificate only to another "eligible corporation," as defined in U.S. Treasury Regulation Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Sections 1.860E-1(c)(4)(i), (ii) and (iii) and 1.860E-1(c)(5); and

            (iv) the Transferee determined the consideration paid to it to acquire the [Class R] [Class LR] Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Transferee) that it has determined in good faith.

            [_]   None of the above.

            11. The Transferee will not cause the income from the Residual Interest Certificate to be attributed to a foreign permanent establishment or fixed base (within the meaning of an applicable income tax treaty) of the Transferee or any other United States Person.

            12. The Transferee has historically paid its debts as they have come due and intends to pay its debt as they come due in the future. The Transferee further represents to and for the benefit of the transferor that the Transferee intends to pay any taxes associated with holding the Residual Interest Certificates as they become due, fully understanding that it may incur tax liabilities in excess of any cash flows generated by the Residual Certificates.

            For purposes of this affidavit, a "United States Person" is a citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury regulations), or other entity (including any entity treated as a corporation or partnership for federal income tax purposes) created or organized in, or under the laws of, the United States, any State or the District of Columbia, or an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States Tax Persons have the authority to control all substantial decisions of the trust, all within the meaning of Section 7701(a)(30) of the Code (including certain trusts in existence on August 20, 1996 that are eligible to elect to be treated as United States Tax Persons).

            IN WITNESS WHEREOF, the Transferee has caused this instrument to be executed on its behalf, pursuant to the authority of its Board of Directors, by its ____________________ and its corporate seal to be hereunto attached, attested by its [Assistant] Secretary, this ______ day of ______________.

                                    [TRANSFEREE]


                                    By:_____________________________________
                                    [Name of Officer]
                                    [Title of Officer]

[Corporate Seal]

ATTEST:

_________________________________
[Assistant] Secretary


            Personally appeared before me the above-named ____________________, known or proved to me to be the same person who executed the foregoing instrument and to be the ____________________ of the Transferee, and acknowledged to me that he/she executed the same as his/her free act and deed and the free act and deed of the Transferee

            Subscribed and sworn before me this ______ day of __________________, ________.


_____________________________
NOTARY PUBLIC

COUNTY OF   ____________________

STATE OF ______________________

My Commission expires the _________ day of ___________, 20__.

                                   EXHIBIT H-2

                 FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS OF
                        CLASS R AND CLASS LR CERTIFICATES

                                     [Date]

Wells Fargo Bank, N.A.
   as Certificate Registrar
Sixth Street and Marquette Avenue,
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Office - Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3

            Re: Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3, [Class R] [Class LR] Certificates, evidencing a ____% Percentage Interest in such Class (the "Residual Interest Certificates")

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by _________________ (the "Transferor") to _________________ (the "Transferee") of
the Residual Interest Certificates, pursuant to the Pooling and Servicing Agreement dated as of June 1, 2007 (the "Pooling and Servicing Agreement"), among Credit Suisse First Boston Mortgage Securities Corp., as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer for Group A Loans ("Master Servicer No. 1"), Wachovia Bank, National Association, as master servicer for Group B Loans ("Master Servicer No. 2"), LNR Partners, Inc., as special servicer (the "Special Servicer"), and Wells Fargo Bank, N.A., as trustee (the "Trustee"). All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

            1. No purpose of the Transferor relating to the transfer of the Residual Interest Certificates by the Transferor to the Transferee is or will be to impede the assessment or collection of any tax.

            2. The Transferor understands that the Transferee has delivered to you a Transfer Affidavit and Agreement in the form attached to the Pooling and Servicing Agreement as Exhibit H-1. The Transferor does not know or believe that any representation contained therein is false.

            3. The Transferor has at the time of this transfer conducted a reasonable investigation of the financial condition of the Transferee (or the beneficial owners of the Transferee if the Transferee is classified as a partnership under the Code) as contemplated by Treasury regulation Section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Transferor has determined that the Transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the Transferee will not continue to pay its debts as they become due in the future. The Transferor understands that the transfer of the Residual Interest Certificates may not be respected for United States income tax purposes (and the Transferor may continue to be liable for United States income taxes associated therewith) unless the Transferor has conducted such an investigation.

                                    Very truly yours,

                                    [TRANSFEROR]

                                    By:_____________________________________
                                    (Transferor)
                                    Name:
                                    Title:

                                    EXHIBIT I

               FORM OF ACKNOWLEDGMENT OF PROPOSED SPECIAL SERVICER

                                     [Date]

[TRUSTEE]
[MASTER SERVICER]
[SPECIAL SERVICER]
[DEPOSITOR]

            Re:   Credit Suisse First Boston Mortgage Securities
                  Corp., Commercial Mortgage Pass-Through
                  Certificates, Series 2007-C3

Ladies and Gentlemen:

            Pursuant to Section 7.01(c) of the Pooling and Servicing Agreement, dated as of June 1, 2007, relating to Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3 (the "Agreement"), the undersigned hereby agrees with all the other parties to the Agreement that the undersigned shall serve as Special Servicer under, and as defined in, the Agreement. The undersigned hereby acknowledges and agrees that, as of the date hereof, it is and shall be a party to the Agreement and bound thereby to the full extent indicated therein in the capacity of Special Servicer. The undersigned hereby makes, as of the date hereof, the representations and warranties set forth in Section 3.24 of the Agreement, with the following corrections with respect to type of entity and jurisdiction of organization: ____________________.


                                          By:___________________________________
                                          Name:
                                          Title:

                                    EXHIBIT J

                         FORM OF AFFIDAVIT OF LOST NOTE

STATE OF                )
                        )  ss.:
COUNTY OF               )

            _____________________________________, ______________________, being duly sworn, deposes and says:

            1. that he/she is an authorized signatory of________________________ (the "Noteholder");

            2. that the Noteholder is the owner and holder of a mortgage loan in the original principal amount of $____________________ secured by a mortgage (the "Mortgage") on the premises known as ____________________________________, located in ____________________;

            3. that the Noteholder, after having conducted a diligent investigation of its records and files, has been unable to locate the following original note and believes that said original note has been lost, misfiled, misplaced or destroyed due to a clerical error:

            a note in the original sum of $___________ made by__________________
___, to __________________________, under date of
_________________ (the "Note");

            4. that the Note is now owned and held by the Noteholder;

            5. that the copy of the Note attached hereto is a true and correct copy thereof

            6. that the Note has not been paid-off, satisfied, assigned, transferred, encumbered, endorsed, pledged, hypothecated, or otherwise disposed of and that the original Note has been either lost, misfiled, misplaced or destroyed;

            7. that no other person, firm, corporation or other entity has any right, title, interest or claim in the Note except the Noteholder; and

            8. upon assignment of the Note by the Noteholder to Credit Suisse First Boston Mortgage Securities Corp. (the "Depositor" or the "Purchaser") and subsequent assignment by the Depositor to Wells Fargo Bank, N.A., as trustee, (the "Trustee") for the benefit of the holders of the Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2007-C3 (which assignment may, at the discretion of the Depositor, be made directly by the Noteholder to the Trustee), the Noteholder covenants and agrees
(a) to promptly deliver to the Trustee the original Note if it is subsequently found, and (b) to indemnify and hold harmless the Trustee and its successors and assigns from and against any and all costs, expenses and monetary losses arising as a result of the Noteholder's or the Depositor's failure to deliver said original Note to the Trustee.

                                    NAME OF NOTEHOLDER

                                    By:_____________________________________
                                    Authorized Signatory

Sworn to before me this
_______  day of ____________, 20__

                                    EXHIBIT K

                           LIST OF BROKER STRIP LOANS

Loan No.           Loan                          Payee                   Rate
--------     -----------------              ---------------             -----
10032836     Fortuna Walgreens              Mayer & Clifton             5 bps
10032976     Circuit City                   NorthMarq Capital, LLC      5 bps
10033843     Wachovia Operations Center     Aztec Mortgage Corporation  5 bps
10034094     Carolina Premium Outlet Site   Pace Financial Group        5 bps
10034172     The Packing House              Dwyer-Curtlet               5 bps
10034304     Fisher Hall Office             Bank of Oklahoma            5 bps

                                    EXHIBIT L

                                    RESERVED

                                   EXHIBIT M-1

                      FORM OF DEPOSITOR CERTIFICATION TO BE
                             PROVIDED WITH FORM 10-K
                             -----------------------

            Re: Credit Suisse Commercial Mortgage Trust 2007-C3 (the "Trust"), Commercial Mortgage Pass-Through Certificates, Series 2007-C3

            I, [identify the certifying individual], a [title] of Credit Suisse First Boston Mortgage Securities Corp., the depositor into the above-referenced Trust, certify that:

            1. I have reviewed this annual report on Form 10-K, and all reports Form 10-D required to be filed in respect of periods included in the year covered by this annual report, of the Trust;

            2. Based on my knowledge, the Exchange Act periodic reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

            3. Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

            4. Based on my knowledge and the servicer compliance statements required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic report, the servicers have fulfilled their obligations under the pooling and servicing agreement in all material respects; and

            5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: KeyCorp Real Estate Capital Markets, Inc., Wachovia Bank, National Association, LNR Partners, Inc. and Wells Fargo Bank, N.A.

Date: _____________________________


___________________________________
President and Chief Executive Officer
Credit Suisse First Boston Mortgage Securities Corp.

                                   EXHIBIT M-2

                      FORM OF TRUSTEE BACKUP CERTIFICATION

            Re: Credit Suisse Commercial Mortgage Trust 2007-C3 (the "Trust"), Commercial Mortgage Pass-Through Certificates, Series 2007-C3

      The undersigned, __________, a __________ of WELLS FARGO BANK, N.A., on behalf of WELLS FARGO BANK, N.A., as trustee (the "Trustee"), under that certain pooling and servicing agreement, dated as of June 1, 2007, (the "Pooling and Servicing Agreement") entered into by Credit Suisse First Boston Mortgage Securities Corp., (the "Depositor"), KeyCorp Real Estate Capital Markets, Inc., as master servicer for Group A Loans ("Master Servicer No. 1"), Wachovia Bank, National Association, as master servicer for Group B Loans ("Master Servicer No. 2"), LNR Partners, Inc., as special servicer (the "Special Servicer"), and the Trustee, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor and its officers, directors and each person, if any, who controls the Depositor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, to the extent that the following information is within our normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

            1. I have reviewed the annual report on Form 10-K for the fiscal year [20___] (the "Annual Report"), and all reports on Form 10-D containing statements to certificateholders filed in respect of periods included in the year covered by the Annual Report (collectively with the Annual Report, the "Reports"), of the Trust;

            2. Based on my knowledge, the information in the Reports, to the extent prepared by the Trustee (but not including any information provided to the Trustee by the Master Servicer or the Special Servicer, other than to the extent that such information has been aggregated or manipulated by Trustee), taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the last day of the period covered by the Annual Report; and

            3. Based on my knowledge, all of the distribution information required to be provided by the Trustee under the Pooling and Servicing Agreement for inclusion in the Reports is included in the Reports.

      Capitalized terms used but not defined herein have the respective meanings set forth in the Pooling and Servicing Agreement.


Date: _________________________


WELLS FARGO BANK, N.A.


_______________________________
Name:
Title:

                                 EXHIBIT M-3A

              FORM OF MASTER SERVICER BACKUP CERTIFICATION

             Re: Credit Suisse Commercial Mortgage Trust 2007-C3 (the "Trust"), Commercial Mortgage Pass-Through Certificates, Series 2007-C3

     I, [identify the certifying individual], a [_______________] of KEYCORP REAL ESTATE CAPITAL MARKETS, INC., an Ohio corporation , as Master Servicer No. 1 ("Master Servicer No. 1") under that certain pooling and servicing agreement dated as of June 1, 2007 (the "Pooling and Servicing Agreement"), among Credit Suisse First Boston Mortgage Securities Corp., as depositor (the "Depositor"), Master Servicer No. 1, Wachovia Bank, National Association, as Master Servicer No. 2 ("Master Servicer No. 2"), LNR Partners, Inc., as special servicer (the "Special Servicer"), and Wells Fargo Bank, N.A., as trustee (the "Trustee"), on behalf of the Master Servicer, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

            1. Based on my knowledge, with respect to the period ending December 31, 20[__] (the "Relevant Period"), and assuming (a) the accuracy of the statements required to be made by the Special Servicer in the special servicer backup certificate delivered by the Special Servicer relating to the Relevant Period and (b) that the information regarding the Mortgage Loans, the Borrowers and the Mortgaged Properties in the Prospectus Supplement does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statement made, in light of the circumstances under which such statements were made, not misleading, all servicing information and all reports required to be submitted by Master Servicer No. 1 to the Trustee pursuant to Sections 3.12(a) and 3.12(b) of the Pooling and Servicing Agreement (the "Servicer Reports") for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 8-K have been submitted by the Master Servicer to the Trustee for inclusion in these reports;

            2. Based on my knowledge, and assuming (a) the accuracy of the statements required to be made by the Special Servicer in the special servicer backup certificate delivered by the Special Servicer relating to the Relevant Period and (b) that the information regarding the Mortgage Loans, the Borrowers and the Mortgaged Properties in the Prospectus Supplement does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statement made, in light of the circumstances under which such statements were made, not misleading, the information contained in the Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the Relevant Period; and

            3. Based on my knowledge and the compliance review conducted in preparing the annual compliance statement required under
                  Section 11.11 of the Pooling and Servicing Agreement, during the Relevant Period Master Servicer No. 1 has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects, except as disclosed in the annual officer's certificate required under such Section 11.11.

[In giving the certification above, I have reasonably relied on and make no certification as to information provided to me by the following unaffiliated parties: [name(s) of servicer, sub-servicer or co-servicer] and, notwithstanding the foregoing certifications, neither I nor Master Servicer No. 1 makes any certification under the foregoing clauses (2) and (3) with respect to the information in the Servicing Reports that is in turn dependent upon information provided by the Special Servicer under the Pooling and Servicing Agreement.]


Date: _________________________


KEYCORP REAL ESTATE CAPITAL MARKETS, INC.



By: _____________________________
   Name:
   Title:

                                  EXHIBIT M-3B

                  FORM OF MASTER SERVICER BACKUP CERTIFICATION

             Re: Credit Suisse Commercial Mortgage Trust 2007-C3 (the "Trust"), Commercial Mortgage Pass-Through Certificates, Series 2007-C3

     I, [identify the certifying individual], a [_______________] of WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as Master Servicer No. 2 ("Master Servicer No. 2") under that certain pooling and servicing agreement dated as of June 1, 2007 (the "Pooling and Servicing Agreement"), among Credit Suisse First Boston Mortgage Securities Corp., as depositor (the "Depositor"), KeyCorp Real Estate Capital Markets, Inc. ("Master Servicer No. 1"), Master Servicer No. 2, LNR Partners, Inc., as special servicer (the "Special Servicer"), and Wells Fargo Bank, N.A., as trustee (the "Trustee"), on behalf of the Master Servicer, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

            1. Based on my knowledge, with respect to the period ending December 31, 20[__] (the "Relevant Period"), and assuming (a) the accuracy of the statements required to be made by the Special Servicer in the special servicer backup certificate delivered by the Special Servicer relating to the Relevant Period and (b) that the information regarding the Mortgage Loans, the Borrowers and the Mortgaged Properties in the Prospectus Supplement does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statement made, in light of the circumstances under which such statements were made, not misleading, all servicing information and all reports required to be submitted by Master Servicer No. 2 to the Trustee pursuant to Sections 3.12(a) and 3.12(b) of the Pooling and Servicing Agreement (the "Servicer Reports") for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 8-K have been submitted by the Master Servicer to the Trustee for inclusion in these reports;

            2. Based on my knowledge, and assuming (a) the accuracy of the statements required to be made by the Special Servicer in the special servicer backup certificate delivered by the Special Servicer relating to the Relevant Period and (b) that the information regarding the Mortgage Loans, the Borrowers and the Mortgaged Properties in the Prospectus Supplement does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statement made, in light of the circumstances under which such statements were made, not misleading, the information contained in the Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the Relevant Period; and

            3. Based on my knowledge and the compliance review conducted in preparing the annual compliance statement required under
                  Section 11.11 of the Pooling and Servicing Agreement, during the Relevant Period Master Servicer No. 2 has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects, except as disclosed in the annual officer's certificate required under such Section 11.11.

[In giving the certification above, I have reasonably relied on and make no certification as to information provided to me by the following unaffiliated parties: [name(s) of servicer, sub-servicer or co-servicer] and, notwithstanding the foregoing certifications, neither I nor Master Servicer No. 2 makes any certification under the foregoing clauses (2) and (3) with respect to the information in the Servicing Reports that is in turn dependent upon information provided by the Special Servicer under the Pooling and Servicing Agreement.]


Date: _________________________


WACHOVIA BANK, NATIONAL ASSOCIATION



By: _____________________________
   Name:
   Title:

                                   EXHIBIT M-4

                  FORM OF SPECIAL SERVICER BACKUP CERTIFICATION

            Re: Credit Suisse Commercial Mortgage Trust 2007-C3 (the "Trust"), Commercial Mortgage Pass-Through Certificates, Series 2007-C3

      I, [identify the certifying individual], a [_______________ ] of LNR PARTNERS, INC., a Florida corporation, as special servicer (the "Special Servicer") under that certain pooling and servicing agreement dated as of June 1, 2007 (the "Pooling and Servicing Agreement"), among Credit Suisse First Boston Mortgage Securities Corp., as depositor (the "Depositor"), KeyCorp Real Estate Capital Markets, Inc., as master servicer for Group A Loans ("Master Servicer No. 1"), Wachovia Bank, National Association, as master servicer for Group B Loans ("Master Servicer No. 2"), the Special Servicer and Wells Fargo Bank, N.A., as trustee (the "Trustee"), on behalf of the Special Servicer certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

            1. Based on my knowledge, with respect to the period ending December 31, 20[__] (the "Relevant Period"), all servicing information and all required reports required to be submitted by the Special Servicer to Master Servicer [No. 1] [No. 2] or the Trustee pursuant to the Pooling and Servicing Agreement (the "Special Servicer Reports") for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 8-K have been submitted by the Special Servicer to Master Servicer [No. 1] [No. 2] or the Trustee, as applicable, for inclusion in these reports;

            2. Based on my knowledge, the information contained in the Special Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period ending December 31, 20[__]; and

            3. Based on my knowledge and the annual compliance review required under Section 11.11 of the Pooling and Servicing Agreement, during the Relevant Period the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects, except as disclosed in the annual officer's certificate required under such Section 11.11.

Date: _________________________

LNR PARTNERS, INC.

By:_____________________________
Name:
Title:

                                    EXHIBIT N

                      SCHEDULE OF DESIGNATED SUB-SERVICERS

CASHIERING:


Capmark Finance, Inc.
NorthMarq Capital, LLC
Draper and Kramer
Laureate Capital LLC
Churchill Mortgage Corporation
Inland Commercial Mortgage Corporation
Newmark Realty Capital

NON-CASHIERING:

Centerline Servicing Inc.
Holiday Fenoglio Fowler, LP
Pinnacle Financial Group

                                    EXHIBIT O

                         FORM OF CUSTODIAL CERTIFICATION


                                     [Date]

[DEPOSITOR]

[MASTER SERVICER NO. 1]       MORTGAGE LOAN SELLERS

[MASTER SERVICER NO. 2]

[SPECIAL SERVICER]

            Re: Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3

Ladies and Gentlemen:

            Pursuant to Section 2.02(b) of the Pooling and Servicing Agreement dated as of June 1, 2007 and related to the above-referenced Certificates (the "Agreement"), Wells Fargo Bank, N.A. as trustee (the "Trustee"), hereby certifies as to each Trust Mortgage Loan subject to the Agreement (except as specifically identified in the exception report attached hereto) that: (i) all documents specified in clauses (i) through (v), (ix), (xi), (xii), (xvi) and (xviii) of the definition of "Mortgage File" are in its possession, and (ii) all such Mortgage Loan Documents have been received, have been executed, appear to be what they purport to be, purport to be recorded or filed (if recordation or filing is specified for such document in the definition of "Mortgage File") and have not been torn, mutilated or otherwise defaced, and that such documents relate to the Trust Mortgage Loans identified on the Trust Mortgage Loan Schedule.

            Other than as stipulated in the Agreement, none of the Trustee, Master Servicer No. 1, Master Servicer No. 2, the Special Servicer, or any Custodian (a) is under any duty or obligation to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Trust Mortgage Loans delivered to it to determine that the same are valid, legal, effective, genuine, binding, enforceable, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face and (b) shall have any responsibility for determining whether the text of any assignment or endorsement is in proper or recordable form, whether the requisite recording of any document is in accordance with the requirements of any applicable jurisdiction, or whether a blanket assignment is permitted in any applicable jurisdiction.

            In performing the reviews contemplated by Sections 2.02(a) and 2.02(b) of the Agreement, the Trustee may conclusively rely on the purported genuineness of any such document and any signature thereon. It is understood that the scope of the Trustee's review of the Mortgage Files is limited solely to confirming that the documents specified in clauses [(i) through (v), (ix),
(xi), (xii), (xvi), (xviii) and (xxii) and have been received and such additional information as will be necessary for delivering the certifications required by the Agreement.

            Further, with respect to UCC filings, absent actual knowledge or copies of UCC filings in the Mortgage File indicating otherwise, the Trustee shall make the assumptions contemplated by Section 2.02(c) of the Agreement.

            Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Agreement.

                                       Respectfully,

                                       WELLS FARGO BANK, N.A.
                                       as Trustee

                                       By:_____________________________________
                                       Name:
                                       Title:

                                    EXHIBIT P

                         TRUST MORTGAGE LOANS COVERED BY
                         ENVIRONMENTAL INSURANCE POLICY

                                                                                                        Environmental
Loan Name                             Property Name                         Insurance Carrier         Mortgage Loan Seller
-----------------------------------   -----------------------------------   -----------------------   ----------------------
Dolphin Plaza Shopping Center         Dolphin Plaza Shopping Center         Steadfast Insurance Co.   KeyBank N.A.
Coronado Apartments                   Coronado Apartments                   Steadfast Insurance Co.   Column Financial, Inc.
Centerpoint Business Park             Centerpoint Business Park             Steadfast Insurance Co.   Column Financial, Inc.
1833 Massachusetts Ave                1833 Massachusetts Ave                Steadfast Insurance Co.   Column Financial, Inc.
Junction at Gretna                    Junction at Gretna                    Steadfast Insurance Co.   Column Financial, Inc.
Baytree Shopping Center               Baytree Shopping Center               Steadfast Insurance Co.   Column Financial, Inc.
Petsmart                              Petsmart                              Steadfast Insurance Co.   Column Financial, Inc.
Regal Estates Apartments              Regal Estates Apartments              Steadfast Insurance Co.   Column Financial, Inc.
Midway Retail Plaza                   Midway Retail Plaza                   Steadfast Insurance Co.   Column Financial, Inc.
W West Mt. Plaza                      W West Mt. Plaza                      Steadfast Insurance Co.   Column Financial, Inc.
Sunset Plaza Apartments               Sunset Plaza Apartments               Steadfast Insurance Co.   Column Financial, Inc.
Westcreek Plaza                       Westcreek Plaza                       Steadfast Insurance Co.   Column Financial, Inc.
Glendale Apartments                   Glendale Apartments                   Steadfast Insurance Co.   Column Financial, Inc.
Fontana Retail                        Fontana Retail                        Steadfast Insurance Co.   Column Financial, Inc.
Jackson Plaza                         Jackson Plaza                         Steadfast Insurance Co.   Column Financial, Inc.
South Boulder Road Medical Office     South Boulder Road Medical Office     Steadfast Insurance Co.   Column Financial, Inc.
Liberty Commons                       Liberty Commons                       Steadfast Insurance Co.   Column Financial, Inc.
Bank of America - Chicago             Bank of America - Chicago             Steadfast Insurance Co.   Column Financial, Inc.
West Grayhawk Shopping Center         West Grayhawk Shopping Center         Steadfast Insurance Co.   Column Financial, Inc.
CVS - GA                              CVS - GA                              Steadfast Insurance Co.   Column Financial, Inc.
Laurel Center                         Laurel Center                         Steadfast Insurance Co.   Column Financial, Inc.
Haddon Hall Apartments                Haddon Hall Apartments                Steadfast Insurance Co.   Column Financial, Inc.
Bell Creek Medical Office             Bell Creek Medical Office             Steadfast Insurance Co.   Column Financial, Inc.
Signature Bank                        Signature Bank                        Steadfast Insurance Co.   Column Financial, Inc.
Wachovia Bank                         Wachovia Bank                         Steadfast Insurance Co.   Column Financial, Inc.
Santa Fe Apartments                   Santa Fe Apartments                   Steadfast Insurance Co.   Column Financial, Inc.
Barron Street Industrial              Barron Street Industrial              Steadfast Insurance Co.   Column Financial, Inc.
Heights Plaza                         Heights Plaza                         Steadfast Insurance Co.   Column Financial, Inc.
Sharp's Mobile Home Park              Sharp's Mobile Home Park              Steadfast Insurance Co.   Column Financial, Inc.
Douglasville Plaza                    Douglasville Plaza                    Steadfast Insurance Co.   Column Financial, Inc.
15235 Burbank Office                  15235 Burbank Office                  Steadfast Insurance Co.   Column Financial, Inc.
Alexander and Hampshire Manor Apts.   Alexander and Hampshire Manor Apts.   Steadfast Insurance Co.   Column Financial, Inc.
Parma Outlet Center                   Parma Outlet Center                   Steadfast Insurance Co.   Column Financial, Inc.
Shops at Harmony on the Lakes         Shops at Harmony on the Lakes         Steadfast Insurance Co.   Column Financial, Inc.
Colonial Mobile Home Park             Colonial Mobile Home Park             Steadfast Insurance Co.   Column Financial, Inc.
Salinas Medical                       Salinas Medical                       Steadfast Insurance Co.   Column Financial, Inc.
Brooksville Apartments                Brooksville Apartments                Steadfast Insurance Co.   Column Financial, Inc.
Kennedy Place Apartments              Kennedy Place Apartments              Steadfast Insurance Co.   Column Financial, Inc.
Westwind Plaza                        Westwind Plaza                        Steadfast Insurance Co.   Column Financial, Inc.
Audubon Apartments                    Audubon Apartments                    Steadfast Insurance Co.   Column Financial, Inc.
98 East Avenue                        98 East Avenue                        Steadfast Insurance Co.   Column Financial, Inc.
Coachella Retail                      Coachella Retail                      Steadfast Insurance Co.   Column Financial, Inc.
4111 W 26th Street                    4111 W 26th Street                    Steadfast Insurance Co.   Column Financial, Inc.
Hampton Center Office Building        Hampton Center Office Building        Steadfast Insurance Co.   Column Financial, Inc.
Swallows Landing Apartments, LLC      Swallows Landing Apartments, LLC      Steadfast Insurance Co.   Column Financial, Inc.
Wolfeboro Self Storage                Wolfeboro Self Storage                Steadfast Insurance Co.   Column Financial, Inc.
AG Edwards Building                   AG Edwards Building                   Steadfast Insurance Co.   Column Financial, Inc.
30th & University                     30th & University                     Steadfast Insurance Co.   Column Financial, Inc.
Adams Heights Mobile Home Park        Adams Heights Mobile Home Park        Steadfast Insurance Co.   Column Financial, Inc.
Lufkin Retail Center                  Lufkin Retail Center                  Steadfast Insurance Co.   Column Financial, Inc.
Patio De Las Fuente Apartments        Patio De Las Fuente Apartments        Steadfast Insurance Co.   Column Financial, Inc.

                                      Cut-Off Date
                                       Principal
Loan Name                               Balance
-----------------------------------   ------------
Dolphin Plaza Shopping Center           $5,595,285
Coronado Apartments                     $4,940,306
Centerpoint Business Park               $4,700,000
1833 Massachusetts Ave                  $4,300,000
Junction at Gretna                      $3,446,988
Baytree Shopping Center                 $3,400,000
Petsmart                                $3,350,000
Regal Estates Apartments                $3,130,000
Midway Retail Plaza                     $3,100,000
W West Mt. Plaza                        $3,000,000
Sunset Plaza Apartments                 $2,957,475
Westcreek Plaza                         $2,950,000
Glendale Apartments                     $2,820,000
Fontana Retail                          $2,700,000
Jackson Plaza                           $2,697,803
South Boulder Road Medical Office       $2,692,646
Liberty Commons                         $2,543,039
Bank of America - Chicago               $2,500,000
West Grayhawk Shopping Center           $2,495,250
CVS - GA                                $2,336,000
Laurel Center                           $2,300,000
Haddon Hall Apartments                  $2,240,000
Bell Creek Medical Office               $2,200,000
Signature Bank                          $2,198,177
Wachovia Bank                           $2,148,171
Santa Fe Apartments                     $2,130,050
Barron Street Industrial                $2,083,281
Heights Plaza                           $1,992,238
Sharp's Mobile Home Park                $1,933,750
Douglasville Plaza                      $1,841,503
15235 Burbank Office                    $1,795,028
Alexander and Hampshire Manor Apts.     $1,725,000
Parma Outlet Center                     $1,673,556
Shops at Harmony on the Lakes           $1,570,000
Colonial Mobile Home Park               $1,507,500
Salinas Medical                         $1,500,000
Brooksville Apartments                  $1,483,185
Kennedy Place Apartments                $1,457,238
Westwind Plaza                          $1,440,000
Audubon Apartments                      $1,400,000
98 East Avenue                          $1,397,340
Coachella Retail                        $1,391,987
4111 W 26th Street                      $1,298,963
Hampton Center Office Building          $1,199,029
Swallows Landing Apartments, LLC        $1,197,814
Wolfeboro Self Storage                  $1,099,136
AG Edwards Building                     $1,000,000
30th & University                         $898,309
Adams Heights Mobile Home Park            $896,008
Lufkin Retail Center                      $878,478
Patio De Las Fuente Apartments            $679,457


                                    EXHIBIT Q

              FORM OF NOTICE REGARDING DEFEASANCE OF MORTGAGE LOAN


[For loans not among ten largest and having a principal balance of less than (a) $20,000,000 and (b) 5% of outstanding pool balance]


To: Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc.
      55 Water Street
      New York, New York 10041
      Attn: Commercial Mortgage Surveillance


From: _________, in its capacity as Master Servicer [No. 1] [No. 2] under the
      Pooling and Servicing Agreement dated as of June 1, 2007 (the "Pooling and Servicing Agreement"), among KeyCorp Real Estate Capital Markets, Inc., as Master Servicer No.
1, Wachovia Bank, National Association, as Master Servicer No. 2, Wells Fargo Bank, N.A., as trustee, and others.


Date: _________, 20___

      Re: Commercial Mortgage Pass-Through Certificates, Series 2007-C3 Mortgage Loan (the "Mortgage Loan") heretofore secured by real property known as _______.

      Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement. [Note: all terms in this notice should be conformed to terms used in the Pooling and Servicing Agreement]

      THE STATEMENTS SET FORTH BELOW ARE MADE (A) TO THE BEST KNOWLEDGE OF THE UNDERSIGNED BASED UPON DUE DILIGENCE CONSISTENT WITH THE SERVICING STANDARD SPECIFIED IN THE POOLING AND SERVICING AGREEMENT (THE "SERVICING STANDARD"), AND
(B) WITHOUT INTENDING TO WARRANT THE ACCURACY THEREOF OR UNDERTAKE ANY DUTY OR STANDARD OF CARE GREATER THAN THE DUTIES OF MASTER SERVICER UNDER THE POOLING AND SERVICING AGREEMENT AND THE SERVICING STANDARD.

      We hereby notify you and confirm that each of the following is true, subject to those exceptions, if any, set forth on Exhibit A hereto, which exceptions the Master Servicer has determined, consistent with the Servicing Standard, will have no material adverse effect on the Mortgage Loan or the defeasance transaction:

      1. The related borrower (the "Borrower") has consummated a defeasance of the Mortgage Loan of the type checked below:

            ____ a full defeasance of the entire outstanding principal balance ($___________) of the Mortgage Loan; or

            ____ a partial defeasance of a portion ($__________) of the Mortgage Loan that represents ___% of the entire principal balance of the Mortgage Loan ($________);

      2. The defeasance was consummated on __________, 20__.

      3. The defeasance was completed in all material respects in accordance with the conditions for defeasance specified in the Mortgage Loan Documents and in accordance with the Servicing Standard.

      4. The defeasance collateral consists only of one or more of the following: (i) direct debt obligations of the U.S. Treasury, (ii) direct debt obligations of the Federal National Mortgage Association, (iii) direct debt obligations of the Federal Home Loan Mortgage Corporation, (iv) interest-only direct debt obligations of the Resolution Funding Corporation or (v) other obligations or securities that meet all of S&P's published requirements for acceptable defeasance collateral. Such defeasance collateral consists of securities that (i) if they include a principal obligation, the principal due at maturity cannot vary or change, (ii) provide for interest at a fixed rate and
(iii) are not subject to prepayment, call or early redemption.

      5. After the defeasance, the defeasance collateral will be owned by an entity (the "Defeasance Obligor") that: (i) is the original Borrower, (ii) is a Single-Purpose Entity (as defined in the S&P Criteria), (iii) is subject to restrictions in its organizational documents substantially similar to those contained in the organizational documents of the original Borrower with respect to bankruptcy remoteness and single purpose, (iv) has been designated as the Defeasance Obligor by the originator of the Mortgage Loan pursuant to the terms of the Mortgage Loan Documents, or (v) has delivered a letter from S&P confirming that the organizational documents of such Defeasance Obligor were previously approved by S&P. The Defeasance Obligor owns no assets other than defeasance collateral and (only in the case of the original Borrower) real property securing one or more Mortgage Loans included in the mortgage pool under the Pooling and Servicing Agreement (the "Pool").

      6. If such Defeasance Obligor (together with its affiliates) holds more than one defeased loan, it does not (together with its affiliates) hold defeased loans aggregating more than $20 million or more than five percent (5%) of the aggregate certificate balance of the Certificates as of the date of the most recent Statement to Certificateholders received by the Master Servicer (the "Current Report").

      7. The defeasance documents require that the defeasance collateral be credited to an eligible account (as defined in the S&P Criteria) that must be maintained as a securities account by a securities intermediary that is at all times an Eligible Institution (as defined in the S&P Criteria). The securities intermediary may reinvest proceeds of the defeasance collateral only in Permitted Investments (as defined in the Pooling and Servicing Agreement).

      8. The securities intermediary is obligated to pay from the proceeds of the defeasance collateral, directly to Master Servicer [No. 1's] [No. 2's] collection account, all scheduled payments on the Mortgage Loan or, in a partial defeasance, not less than 125% of the portion of such scheduled payments attributed to the allocated loan amount for the real property defeased (the "Scheduled Payments").

      9. Master Servicer [No. 1] [No. 2] received written confirmation from an independent certified public accountant stating that (i) revenues from the defeasance collateral (without taking into account any earnings on reinvestment of such revenues) will be sufficient to timely pay each of the Scheduled Payments including the payment in full of the Mortgage Loan (or the allocated portion thereof in connection with a partial defeasance) on its Maturity Date (or, in the case of an ARD Loan, on its Anticipated Repayment Date), (ii) the revenues received in any month from the defeasance collateral will be applied to make Scheduled Payments within four (4) months after the date of receipt, (iii) the defeasance collateral is not subject to prepayment, call or early redemption, and (iv) interest income from the defeasance collateral to the Defeasance Obligor in any tax year will not exceed such Defeasance Obligor's interest expense for the Mortgage Loan (or the allocated portion thereof in a partial defeasance) for such year, other than in the year in which the Maturity Date or Anticipated Repayment Date will occur, when interest income will exceed interest expense.

      10. Master Servicer [No. 1] [No. 2] received opinions of counsel that, subject to customary qualifications, (i) the defeasance will not cause any Trust REMIC to fail to qualify as a REMIC for purpose of the Code, (ii) the agreements executed by the Borrower and the Defeasance Obligor in connection with the defeasance are enforceable against them in accordance with their terms, and
(iii) the Trustee will have a perfected, first priority security interest in the defeasance collateral.

      11. The agreements executed in connection with the defeasance (i) prohibit subordinate liens against the defeasance collateral, (ii) provide for payment from sources other than the defeasance collateral of all fees and expenses of the securities intermediary for administering the defeasance and the securities account and all fees and expenses of maintaining the existence of the Defeasance Obligor, (iii) permit release of surplus defeasance collateral and earnings on reinvestment to the Defeasance Obligor only after the Mortgage Loan has been paid in full, (iv) include representations and/or covenants of the Borrower and/or securities intermediary substantially as set forth on Exhibit B hereto,
(v) provide for survival of such representations; and (vi) do not permit waiver of such representations and covenants.

      12. The outstanding principal balance of the Mortgage Loan immediately before the defeasance was less than $20,000,000 and less than 5% of the aggregate certificate balance of the Certificates as of the date of the Current Report. The Mortgage Loan is not one of the ten (10) largest loans in the Pool.

      13. Copies of all material agreements, instruments, organizational documents, opinions of counsel, accountant's report and other items delivered in connection with the defeasance will be provided to you upon request.

      14. The individual executing this notice is an authorized officer or a servicing officer of the Master Servicer.

      IN WITNESS WHEREOF, the Master Servicer has caused this notice to be executed as of the date captioned above.


                                       [KEYCORP REAL ESTATE CAPITAL
                                       MARKETS, INC.]




                                       By:___________________________________
                                       Name:
                                       Title:



                                       [WACHOVIA BANK, NATIONAL
                                       ASSOCIATION]




                                       By:___________________________________
                                       Name:
                                       Title:

                                    EXHIBIT A

                                    EXHIBIT B

                   Perfected Security Interest Representations

General:

      1. [The defeasance agreements] create a valid and continuing security interest (as defined in the applicable UCC) in the [name specified accounts] in favor of the [Secured Party], which security interest is prior to all other [Liens], and is enforceable as such as against creditors of and purchasers from [Debtor].

      Note that "Collateral" means securities, permitted investments and other assets credited to securities accounts.

      2. The [Deposit Account], constitutes a "deposit account" within the meaning of the applicable UCC.

      3. All of the [Collateral] has been and will have been credited to a [Securities Account]. The securities intermediary for the [Securities Account] has agreed to treat all assets credited to the [Securities Account] as "financial assets" within the meaning of the UCC.

Creation:

      4. [Debtor] owns and has good and marketable title to the [Collateral, Securities Account and Deposit Account] free and clear of any [Lien], claim or encumbrance of any Person.

      5. [Debtor] has received all consents and approvals required by the terms of the [Collateral] to the transfer to the [Secured Party] of its interest and rights in the [Collateral] hereunder.

Perfection:

      6. [Debtor] has caused or will have caused, within ten (10) days, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted in the [Collateral, Securities Account and Deposit Account] to the [Secured Party] hereunder.

      7. [Debtor] has delivered to[Secured Party] a fully executed agreement pursuant to which the securities intermediary or the account bank has agreed to comply with all instructions originated by the [Secured Party] relating to the [Securities Account] or directing disposition of the funds in the [Deposit Account] without further consent by the [Debtor].

      8. [Debtor] has taken all steps _necessary to cause the securities intermediary to identify in its records the [Secured Party] as the person: having a security entitlement against the securities intermediary in the [Securities Account].

      9. [Debtor] has taken all steps necessary to cause [Secured Party] to become the account holder of the [Deposit Account].

Priority:

      10. Other than the security interest granted to the [Secured Party] pursuant to this Agreement, [Debtor] has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the [Collateral, Securities Account and Deposit Account]. [Debtor] has not authorized the filing of and is not aware of any financing statements against [Debtor] that include a description of collateral covering the [Collateral, Securities Account and Deposit Account] other than any financing statement relating to the security interest granted to the [Secured Party] hereunder or that has been terminated. Debtor is not aware of any judgment or tax lien filings against [Debtor].

      11. The [Securities Account and Deposit Account] are not in the name of any person other than the [Debtor] or the [Secured Party]. The [Debtor] has not consented to the securities intermediary of any [Securities Account] or the account bank of any [Deposit Account] to comply with entitlement orders or instructions of any person other than the [Secured Party].

                                    EXHIBIT R

                 SCHEDULE OF EARNOUT AND HOLDBACK LOANS

Towne Oaks South
Westpointe Apartments
Pine Plaza Retail
Castleberry Southard Crossing
Skagit Valley Cancer Center
Walnut Bend
Highline Medical Complex
Greenwood Apartments
Crestview Marketplace
Deer Creek Crossings
Reddy Plaza Office
Schaumburg Retail
Pomona Apartments
West Mount Pleasant Avenue
Fontana Retail
Wachovia Bank
Gateway Retail Center
Sharp's Mobile Home Park
Salinas Medical
Colonial Mobile Home Park
Lufkin Retail Center

                                   EXHIBIT S-1

                        FORM OF INFORMATION REQUEST FROM
                     CERTIFICATEHOLDER OR CERTIFICATE OWNER

                                     [Date]

Wells Fargo Bank, N.A.
9062 Old Annapolis Road,
Columbia, Maryland 21045-1951
Attention: Credit Suisse First Boston Mortgage Securities Corp.,
Commercial Mortgage Pass-Through Certificates, Series 2007-C3

KeyCorp Real Estate Capital Markets, Inc.
911 Main Street, Suite 1500
Kansas City, Missouri  64105

Wachovia Bank, National Association
8739 Research Drive URP4
Charlotte, North Carolina 28262

Credit Suisse First Boston Mortgage Securities Corp.
11 Madison Avenue, 5th Floor
New York, New York 10010


      Re:   Credit Suisse First Boston Mortgage Securities Corp.
            Commercial Mortgage Pass-Through Certificates, Series
            2007-C3

      In accordance with the Pooling and Servicing Agreement dated as of June 1, 2007 (the "Pooling and Servicing Agreement"), among Credit Suisse First Boston Mortgage Securities Corp., as depositor (the "Depositor"), KeyCorp Real Estate Capital Markets, Inc., as master servicer for Group A Loans ("Master Servicer No. 1"), Wachovia Bank, National Association, as master servicer for Group B Loans ("Master Servicer No. 2" and, together with Master Servicer No. 1, the "Master Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer"), and Wells Fargo Bank, N.A., as trustee (the "Trustee"), with respect to the Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3 (the "Certificates"), the undersigned ("Investor") hereby certifies and agrees as follows:

      1. Investor is a [holder] [beneficial owner] of [$__________ aggregate [Certificate Balance/Certificate Notional Amount] of] [a ___% Percentage Interest in] the Class ____ Certificates.

      2. Investor is requesting access to the following information (the "Information") solely for use in evaluating Investor's investment in the Certificates:

            ___ The information available on the Master Servicers' Websites pursuant to Section 3.15 of the Pooling and Servicing Agreement.

            ___ The information available on the Trustee's Website pursuant to Section 4.02 of the Pooling and Servicing Agreement.

            ___ The information identified on Schedule I attached hereto pursuant to Sections 3.15 and 4.02 of the Pooling and Servicing Agreement.


      3. In consideration of the Master Servicers' or the Trustee's disclosure to Investor of the Information, Investor will keep the Information confidential (except from such outside Persons as are assisting it in evaluating the Information), and such Information will not, without the prior written consent of the Master Servicer or the Trustee, as applicable, be disclosed by Investor or by its affiliates, officers, directors, partners, shareholders, members, managers, employees, agents or representatives (collectively, the "Representatives") in any manner whatsoever, in whole or in part; provided, that Investor may provide all or any part of the Information to any other Person that holds or is contemplating the purchase of any Certificate or interest therein, but only if such Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep it confidential; and provided further, that Investor may provide all or any part of the Information to its auditors, legal counsel and regulators.


      4. Investor will not use or disclose the Information in any manner that could result in a violation of any provision of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended, or that would require registration of any Non-Registered Certificate pursuant to Section 5 of the Securities Act.

      5.    Investor hereby acknowledges and agrees that:

            (a) Neither the Master Servicers nor the Trustee will make any representations or warranties as to the accuracy or completeness of, and will assume no responsibility for, any report, document or other information delivered pursuant to this request or made available on its respective Website;

            (b) Neither the Master Servicers nor the Trustee has undertaken any obligation to verify the accuracy or completeness of any information provided by a Borrower, a third party, each other or any other Person that is included in any report, document or other information delivered pursuant to this request or made available on its respective Website;

            (c) Any transmittal of any report, document or other information to Investor by the Master Servicers or the Trustee is subject to, which transmittal may (but need not be) accompanied by a letter containing, the following provision:

                        By receiving the information set forth herein, you hereby acknowledge and agree that the United States securities laws restrict any person who possesses material, non-public information regarding the Trust which issued Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3, from purchasing or selling such Certificates in circumstances where the other party to the transaction is not also in possession of such information. You also acknowledge and agree that such information is being provided to you for the purposes of, and such information may be used only in connection with, evaluation by you or another Certificateholder, Certificate Owner or prospective purchaser of such Certificates or beneficial interest therein; and

            (d) When delivering any report, document or other information pursuant to this request, the Master Servicers or the Trustee may (i) indicate the source thereof and may affix thereto any disclaimer it deems appropriate in its discretion and (ii) contemporaneously provide such report, document or information to the Depositor, the Trustee, any Underwriter, any Rating Agency or Certificateholders or Certificate Owners.

      6. Investor agrees to indemnify and hold harmless the Master Servicers, the Trustee, the Trust and the Depositor from any damage, loss, cost or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure of the Information by Investor or any of its Representatives. Investor also acknowledges and agrees that money damages would be both incalculable and an insufficient remedy for any breach of the terms of this letter by Investor or any of its Representatives and that the Master Servicers, the Trustee, or the Trust may seek equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies are not the exclusive remedies for a breach of this letter but are in addition to all other remedies available at law or equity.

      Capitalized terms used in this letter but not defined have the respective meanings given to them in the Pooling and Servicing Agreement.

      IN WITNESS WHEREOF, Investor has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

                                    [CERTIFICATEHOLDER]
                                    [BENEFICIAL OWNER OF A CERTIFICATE]

                                    By:_____________________________________
                                    Name:____________________________________
                                    Title:___________________________________
                                    Telephone No.:___________________________

                                   SCHEDULE I

                             [INFORMATION REQUESTED]

                                   EXHIBIT S-2

              FORM OF INFORMATION REQUEST FROM PROSPECTIVE INVESTOR


                                     [Date]

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Credit Suisse First Boston Mortgage Securities Corp.,
Commercial Mortgage Pass-Through Certificates, Series 2007-C3

KeyCorp Real Estate Capital Markets, Inc.
911 Main Street, Suite 1500
Kansas City, Missouri 64105

Wachovia Bank, National Association
8739 Research Drive URP4
Charlotte, North Carolina 28262

Credit Suisse First Boston Mortgage Securities Corp.
11 Madison Avenue, 5th Floor
New York, New York 10010


      Re: Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2007-C3


      In accordance with the Pooling and Servicing Agreement dated as of June 1, 2007 (the "Pooling and Servicing Agreement"), among Credit Suisse First Boston Mortgage Securities Corp., as depositor (the "Depositor"), KeyCorp Real Estate Capital Markets, Inc., as master servicer for Group A Loans ("Master Servicer No. 1"), Wachovia Bank, National Association, as master servicer for Group B Loans ("Master Servicer No. 2" and, together with Master Servicer No. 1, the "Master Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer"), and Wells Fargo Bank, N.A., as trustee (the "Trustee"), with respect to the Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3 (the "Certificates"), the undersigned ("Investor") hereby certifies and agrees as follows:


      1.    Investor is contemplating an investment in the Class ____
            Certificates.

      2. Investor is requesting access to the following information (the "Information") solely for use in evaluating such possible investment:

            ___ The information available on the Master Servicers' Websites pursuant to Section 3.15 of the Pooling and Servicing Agreement.

            ___ The information available on the Trustee's Website pursuant to Section 4.02 of the Pooling and Servicing Agreement.

            ___ The information identified on Schedule I attached hereto pursuant to Sections 3.15 and 4.02 of the Pooling and Servicing Agreement.


      3. In consideration of the Master Servicers' or the Trustee's disclosure to Investor of the Information, Investor will keep the Information confidential (except from such outside Persons as are assisting it in making the investment decision described in paragraph 1), and such Information will not, without the prior written consent of the Master Servicers or the Trustee, as applicable, be disclosed by Investor or by its affiliates, officers, directors, partners, shareholders, members, managers, employees, agents or representatives (collectively, the "Representatives") in any manner whatsoever, in whole or in part; provided, that Investor may provide all or any part of the Information to any other Person that holds or is contemplating the purchase of any Certificate or interest therein, but only if such Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep it confidential; and provided further, that Investor may provide all or any part of the Information to its auditors, legal counsel and regulators.

      4. Investor will not use or disclose the Information in any manner that could result in a violation of any provision of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended, or that would require registration of any Non-Registered Certificate pursuant to Section 5 of the Securities Act.

      5.    Investor hereby acknowledges and agrees that:

            (a) Neither the Master Servicers nor the Trustee will make any representations or warranties as to the accuracy or completeness of, and will assume no responsibility for, any report, document or other information delivered pursuant to this request or made available on its respective Website;

            (b) Neither the Master Servicers nor the Trustee has undertaken any obligation to verify the accuracy or completeness of any information provided by a Borrower, a third party, each other or any other Person that is included in any report, document or other information delivered pursuant to this request or made available on its respective Website;

            (c) Any transmittal of any report, document or other information to Investor by the Master Servicers or the Trustee is subject to, which transmittal may (but need not be) accompanied by a letter containing, the following provision:

                        By receiving the information set forth herein, you hereby acknowledge and agree that the United States securities laws restrict any person who possesses material, non-public information regarding the Trust which issued Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C3, from purchasing or selling such Certificates in circumstances where the other party to the transaction is not also in possession of such information. You also acknowledge and agree that such information is being provided to you for the purposes of, and such information may be used only in connection with, evaluation by you or another Certificateholder, Certificate Owner or prospective purchaser of such Certificates or beneficial interest therein; and

            (d) When delivering any report, document or other information pursuant to this request, the Master Servicers or the Trustee may (i) indicate the source thereof and may affix thereto any disclaimer it deems appropriate in its discretion and (ii) contemporaneously provide such report, document or information to the Depositor, the Trustee, any Underwriter, any Rating Agency or Certificateholders or Certificate Owners.

      6. Investor agrees to indemnify and hold harmless the Master Servicers, the Trustee, the Trust and the Depositor from any damage, loss, cost or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure of the Information by Investor or any of its Representatives. Investor also acknowledges and agrees that money damages would be both incalculable and an insufficient remedy for any breach of the terms of this letter by Investor or any of its Representatives and that the Master Servicers, the Trustee or the Trust may seek equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies are not the exclusive remedies for a breach of this letter but are in addition to all other remedies available at law or equity.

      Capitalized terms used in this letter but not defined have the respective meanings given to them in the Pooling and Servicing Agreement.

      IN WITNESS WHEREOF, Investor has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

                                   [PROSPECTIVE PURCHASER]

                                   By:________________________________________
                                   Name:______________________________________
                                   Title:_____________________________________
                                   Telephone No.:_____________________________

                                   SCHEDULE I

                             [INFORMATION REQUESTED]

                                    EXHIBIT T

                   CLASS A-AB TARGETED PRINCIPAL BALANCE TABLE


Distribution Date   Balance          Distribution Date   Balance
-----------------   --------------   -----------------   --------------
July 2007           $61,628,000.00   April 2012          $61,628,000.00
August 2007         $61,628,000.00   May 2012            $61,628,000.00
September 2007      $61,628,000.00   June 2012           $61,345,789.54
October 2007        $61,628,000.00   July 2012           $60,247,000.00
November 2007       $61,628,000.00   August 2012         $59,283,000.00
December 2007       $61,628,000.00   September 2012      $58,314,000.00
January 2008        $61,628,000.00   October 2012        $57,198,000.00
February 2008       $61,628,000.00   November 2012       $56,218,000.00
March 2008          $61,628,000.00   December 2012       $55,092,000.00
April 2008          $61,628,000.00   January 2013        $54,102,000.00
May 2008            $61,628,000.00   February 2013       $53,107,000.00
June 2008           $61,628,000.00   March 2013          $51,685,000.00
July 2008           $61,628,000.00   April 2013          $50,677,000.00
August 2008         $61,628,000.00   May 2013            $49,524,000.00
September 2008      $61,628,000.00   June 2013           $48,493,000.00
October 2008        $61,628,000.00   July 2013           $47,314,000.00
November 2008       $61,628,000.00   August 2013         $46,271,000.00
December 2008       $61,628,000.00   September 2013      $45,223,000.00
January 2009        $61,628,000.00   October 2013        $44,029,000.00
February 2009       $61,628,000.00   November 2013       $42,970,000.00
March 2009          $61,628,000.00   December 2013       $41,765,000.00
April 2009          $61,628,000.00   January 2014        $40,694,000.00
May 2009            $61,628,000.00   February 2014       $39,618,000.00
June 2009           $61,628,000.00   March 2014          $38,115,000.00
July 2009           $61,628,000.00   April 2014          $37,115,000.00
August 2009         $61,628,000.00   May 2014            $36,115,000.00
September 2009      $61,628,000.00   June 2014           $35,115,000.00
October 2009        $61,628,000.00   July 2014           $34,125,980.83
November 2009       $61,628,000.00   August 2014         $33,049,000.00
December 2009       $61,628,000.00   September 2014      $31,966,000.00
January 2010        $61,628,000.00   October 2014        $30,743,000.00
February 2010       $61,628,000.00   November 2014       $29,648,000.00
March 2010          $61,628,000.00   December 2014       $28,414,000.00
April 2010          $61,628,000.00   January 2015        $27,308,000.00
May 2010            $61,628,000.00   February 2015       $26,196,000.00
June 2010           $61,628,000.00   March 2015          $24,678,000.00
July 2010           $61,628,000.00   April 2015          $23,553,000.00
August 2010         $61,628,000.00   May 2015            $22,289,000.00
September 2010      $61,628,000.00   June 2015           $21,152,000.00
October 2010        $61,628,000.00   July 2015           $19,876,000.00
November 2010       $61,628,000.00   August 2015         $18,727,000.00
December 2010       $61,628,000.00   September 2015      $17,572,000.00
January 2011        $61,628,000.00   October 2015        $16,279,000.00
February 2011       $61,628,000.00   November 2015       $15,112,000.00
March 2011          $61,628,000.00   December 2015       $13,807,000.00
April 2011          $61,628,000.00   January 2016        $12,627,000.00
May 2011            $61,628,000.00   February 2016       $11,441,000.00
June 2011           $61,628,000.00   March 2016           $9,987,000.00
July 2011           $61,628,000.00   April 2016           $8,788,000.00
August 2011         $61,628,000.00   May 2016             $7,452,000.00
September 2011      $61,628,000.00   June 2016            $6,240,000.00
October 2011        $61,628,000.00   July 2016            $4,892,000.00
November 2011       $61,628,000.00   August 2016          $3,667,000.00
December 2011       $61,628,000.00   September 2016       $2,436,000.00
January 2012        $61,628,000.00   October 2016         $1,069,000.00
February 2012       $61,628,000.00   November 2016 and
March 2012          $61,628,000.00   thereafter                   $0.00

                                    EXHIBIT U

                           Relevant Servicing Criteria


         SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE
         --------------------------------------------------------------

      The assessment of compliance to be delivered shall address, at a minimum, the criteria identified below as "Relevant Servicing Criteria" (with each Servicing Function Participant deemed to be responsible for the items applicable to the functions it is performing and for which the party that retained such Servicing Function Participant is responsible):


------------------------------------------------------------------------------------------------------------
                                    Relevant Servicing Criteria                              Applicable
                                                                                             Party(ies)
------------------------------------------------------------------------------------------------------------
     Reference                                    Criteria
------------------------------------------------------------------------------------------------------------
                                      General Servicing Considerations
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
1122(d)(1)(i)        Policies and procedures are instituted to monitor any performance         Trustee
                     or other triggers and events of default in accordance with the       Master Servicers
                     transaction agreements.                                              Special Servicer

------------------------------------------------------------------------------------------------------------

1122(d)(1)(ii)       If any material servicing activities are outsourced to third              Trustee
                     parties, policies and procedures are instituted to monitor the       Master Servicers
                     third party's performance and compliance with such servicing         Special Servicer
                     activities.
------------------------------------------------------------------------------------------------------------
1122(d)(1)(iii)      Any requirements in the transaction agreements to maintain a                N/A
                     back-up servicer for the mortgage loans are maintained.
------------------------------------------------------------------------------------------------------------
1122(d)(1)(iv)       A fidelity bond and errors and omissions policy is in effect on      Master Servicers
                     the party participating in the servicing function throughout the     Special Servicer
                     reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction
                     agreements.
------------------------------------------------------------------------------------------------------------
                                     Cash Collection and Administration
------------------------------------------------------------------------------------------------------------
1122(d)(2)(i)        Payments on mortgage loans are deposited into the appropriate             Trustee
                     custodial bank accounts and related bank clearing accounts no more   Master Servicers
                     than two business days following receipt, or such other number of    Special Servicer
                     days specified in the transaction agreements.
------------------------------------------------------------------------------------------------------------
1122(d)(2)(ii)       Disbursements made via wire transfer on behalf of an obligor or to        Trustee
                     an investor are made only by authorized personnel.
------------------------------------------------------------------------------------------------------------
1122(d)(2)(iii)      Advances of funds or guarantees regarding collections, cash flows    Master Servicers
                     or distributions, and any interest or other fees charged for such    Special Servicer
                     advances, are made, reviewed and approved as specified in the             Trustee
                     transaction agreements.
------------------------------------------------------------------------------------------------------------
1122(d)(2)(iv)       The related accounts for the transaction, such as cash reserve            Trustee
                     accounts or accounts established as a form of                        Master Servicers
                     overcollateralization, are separately maintained (e.g., with         Special Servicer
                     respect to commingling of cash) as set forth in the transaction agreements.
------------------------------------------------------------------------------------------------------------
1122(d)(2)(v)        Each custodial account is maintained at a federally insured               Trustee
                     depository institution as set forth in the transaction agreements.   Master Servicers
                     For purposes of this criterion, "federally insured depository        Special Servicer
                     institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of
                     Rule 13k-1(b)(1) of the Securities Exchange Act.
------------------------------------------------------------------------------------------------------------
1122(d)(2)(vi)       Unissued checks are safeguarded so as to prevent unauthorized        Master Servicers
                     access.                                                              Special Servicer
                                                                                               Trustee

------------------------------------------------------------------------------------------------------------
1122(d)(2)(vii)      Reconciliations are prepared on a monthly basis for all                   Trustee
                     asset-backed securities related bank accounts, including custodial   Master Servicers
                     accounts and related bank clearing accounts. These reconciliations   Special Servicer
                     are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
------------------------------------------------------------------------------------------------------------
                                     Investor Remittances and Reporting
------------------------------------------------------------------------------------------------------------
1122(d)(3)(i)        Reports to investors, including those to be filed with the                Trustee
                     Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with
                     investors' or the trustee's records as to the total unpaid principal balance and number of mortgage loans serviced by the
                     Servicer.
------------------------------------------------------------------------------------------------------------
1122(d)(3)(ii)       Amounts due to investors are allocated and remitted in accordance         Trustee
                     with timeframes, distribution priority and other terms set forth in the transaction agreements.
------------------------------------------------------------------------------------------------------------
1122(d)(3)(iii)      Disbursements made to an investor are posted within two business          Trustee
                     days to the Servicer's investor records, or such other number of days specified in the transaction agreements.
------------------------------------------------------------------------------------------------------------
1122(d)(3)(iv)       Amounts remitted to investors per the investor reports agree with         Trustee
                     cancelled checks, or other form of payment, or custodial bank statements.
------------------------------------------------------------------------------------------------------------
                                          Pool Asset Administration
------------------------------------------------------------------------------------------------------------
1122(d)(4)(i)        Collateral or security on mortgage loans is maintained as required        Trustee
                     by the transaction agreements or related mortgage loan documents.    Master Servicers
                                                                                          Special Servicer

------------------------------------------------------------------------------------------------------------
1122(d)(4)(ii)       Mortgage loan and related documents are safeguarded as required by        Trustee
                     the transaction agreements.
------------------------------------------------------------------------------------------------------------
1122(d)(4)(iii)      Any additions, removals or substitutions to the mortgage loan pool        Trustee
                     are made, reviewed and approved in accordance with any conditions    Special Servicer
                     or requirements in the transaction agreements.                       Master Servicers

------------------------------------------------------------------------------------------------------------
1122(d)(4)(iv)       Payments on mortgage loans, including any payoffs, made in           Master Servicers
                     accordance with the related mortgage loan documents are posted to    Special Servicer
                     the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days
                     specified in the transaction agreements, and allocated to
                     principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
------------------------------------------------------------------------------------------------------------
1122(d)(4)(v)        The Servicer's records regarding the mortgage loans agree with the   Master Servicers
                     Servicer's records with respect to an obligor's unpaid principal balance.
------------------------------------------------------------------------------------------------------------
1122(d)(4)(vi)       Changes with respect to the terms or status of an obligor's          Master Servicers
                     mortgage loans (e.g., loan modifications or re-agings) are made,     Special Servicer
                     reviewed and approved by authorized personnel in accordance with the transaction agreements and related mortgage loan documents.
------------------------------------------------------------------------------------------------------------
1122(d)(4)(vii)      Loss mitigation or recovery actions (e.g., forbearance plans,        Special Servicer
                     modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
------------------------------------------------------------------------------------------------------------
1122(d)(4)(viii)     Records documenting collection efforts are maintained during the     Master Servicers
                     period a mortgage loan is delinquent in accordance with the          Special Servicer
                     transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
------------------------------------------------------------------------------------------------------------
1122(d)(4)(ix)       Adjustments to interest rates or rates of return for mortgage               N/A
                     loans with variable rates are computed based on the related mortgage loan documents.
------------------------------------------------------------------------------------------------------------
1122(d)(4)(x)        Regarding any funds held in trust for an obligor (such as escrow     Master Servicers
                     accounts): (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B)
                     interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws;
                     and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loan, or such other number of days specified in the transaction agreements.
------------------------------------------------------------------------------------------------------------
1122(d)(4)(xi)       Payments made on behalf of an obligor (such as tax or insurance      Master Servicers
                     payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
------------------------------------------------------------------------------------------------------------
1122(d)(4)(xii)      Any late payment penalties in connection with any payment to be      Master Servicers
                     made on behalf of an obligor are paid from the servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or omission.
------------------------------------------------------------------------------------------------------------
1122(d)(4)(xiii)     Disbursements made on behalf of an obligor are posted within two     Master Servicers
                     business days to the obligor's records maintained by the servicer, or such other number of days specified in the transaction
                     agreements.
------------------------------------------------------------------------------------------------------------
1122(d)(4)(xiv)      Delinquencies, charge-offs and uncollectible accounts are            Master Servicers
                     recognized and recorded in accordance with the transaction agreements.
------------------------------------------------------------------------------------------------------------
1122(d)(4)(xv)       Any external enhancement or other support, identified in Item             Trustee
                     1114(a)(1) through (3) or Item 1115 of Regulation AB, is
                     maintained as set forth in the transaction agreements.
------------------------------------------------------------------------------------------------------------

                                    EXHIBIT V

                         Additional Form 10-D Disclosure


------------------------------------------------------------------------------------------------------------
                  Item on Form 10-D                                    Responsible Parties
------------------------------------------------------------------------------------------------------------
                                                                         Master Servicers
                                                         Special Servicer (only with respect to Item 1121
Item 1: Distribution and Pool Performance Information     (a)(12) as specially serviced mortgage loans)
Any information required by Item 1121 of Regulation                          Trustee
AB which is NOT included on the Monthly Statement                           Depositor

------------------------------------------------------------------------------------------------------------
                                                           (i) All parties to the Pooling and Servicing
                                                        Agreement (as to themselves), (ii) the Trustee or
                                                        the Master Servicers and the Special Servicer (in
                                                        the case of the Master Servicers, the Trustee and
                                                        the Special Servicer, to be reported by the party
Item 2: Legal Proceedings                               controlling such litigation) as to the Trust Fund,
Disclosure per Item 1117 of Regulation AB (to the       (iii) the Depositor as to the sponsor, any 1110(b)
extent material to the Certificateholders)                     originator, and any 1100(d)(1) party
------------------------------------------------------------------------------------------------------------

Item 3: Sale of Securities and Use of Proceeds                              Depositor

------------------------------------------------------------------------------------------------------------
Item 4: Defaults Upon Senior Securities                                      Trustee

------------------------------------------------------------------------------------------------------------
Item 5: Submission of Matters to a Vote of Security
        Holders                                                              Trustee
------------------------------------------------------------------------------------------------------------

Item 6: Significant Obligors of Pool Assets                                    N/A
------------------------------------------------------------------------------------------------------------

Item 7: Significant Enhancement Provider Information                        Depositor
------------------------------------------------------------------------------------------------------------
                                                        Any party responsible for disclosure items on Form
Item 8: Other Information                                                      8-K
------------------------------------------------------------------------------------------------------------

                                                                            Depositor
Item 9: Exhibits                                                             Trustee
------------------------------------------------------------------------------------------------------------

                                    EXHIBIT W

                         Additional Form 10-K Disclosure

------------------------------------------------------------------------------------------------------------
                  Item on Form 10-K                                     Party Responsible
------------------------------------------------------------------------------------------------------------
Item 1B: Unresolved  Staff Comments                                         Depositor
------------------------------------------------------------------------------------------------------------

Item 9B: Other Information                              Any party responsible for disclosure items on Form
                                                                              8-K
------------------------------------------------------------------------------------------------------------

Item 15: Exhibits, Financial Statement Schedules                             Trustee
                                                                            Depositor
------------------------------------------------------------------------------------------------------------

                                                           (i) All parties to the Pooling and Servicing
                                                       Agreement (as to themselves), (ii) the Trustee, the
                                                        Master Servicers and the Special Servicer (in the
                                                        case of the Master Servicers, the Trustee and the
                                                          Special Servicer, to be reported by the party
Additional Item:                                        controlling such litigation) as to the Trust Fund,
Disclosure per Item 1117 of Regulation AB (to the       (iii) the Depositor as to the sponsor, any 1110(b)
extent material to the Certificateholders)                     originator, and any 1100(d)(1) party
------------------------------------------------------------------------------------------------------------

                                                           (i) All parties to the Pooling and Servicing
                                                        Agreement as to themselves, (ii) the Depositor as
Additional Item:                                         to the sponsor, originator, significant obligor,
Disclosure per Item 1119 of Regulation AB                        enhancement or support provider
------------------------------------------------------------------------------------------------------------

Additional Item:
Disclosure per Item 1112(b) of Regulation AB               Depositor/Master Servicers/Special Servicer
------------------------------------------------------------------------------------------------------------

Additional Item:
Disclosure per Items 1114(b)(2) and 1115(b) of
Regulation AB                                                               Depositor
------------------------------------------------------------------------------------------------------------

                                  EXHIBIT X

                       Form 8-K Disclosure Information



--------------------------------------------------------------------------------------------------------------------------------
                      Item on Form 8-K                                                  Party Responsible
--------------------------------------------------------------------------------------------------------------------------------
                                                                  All parties (only as to the agreements such entity is a party
Item 1.01: Entry into a Material Definitive Agreement                    to or entered into on behalf of the Trust Fund)
--------------------------------------------------------------------------------------------------------------------------------
                                                                  All parties (only as to the agreements such entity is a party
Item 1.02  Termination of a Material Definitive Agreement                to or entered into on behalf of the Trust Fund)
--------------------------------------------------------------------------------------------------------------------------------

Item 1.03  Bankruptcy or Receivership                                                       Depositor
--------------------------------------------------------------------------------------------------------------------------------

Item 2.04  Triggering Events that Accelerate or Increase a
           Direct Financial Obligation or an Obligation under
           an Off-Balance Sheet Arrangement                                               Not applicable
--------------------------------------------------------------------------------------------------------------------------------

Item 3.03  Material Modification to Rights of Security Holders                               Trustee
--------------------------------------------------------------------------------------------------------------------------------

Item 5.03  Amendments of Articles of Incorporation or Bylaws;
           Change of Fiscal Year                                                            Depositor
--------------------------------------------------------------------------------------------------------------------------------

Item 6.01  ABS Informational and Computational Material                                     Depositor
--------------------------------------------------------------------------------------------------------------------------------

                                                                   Applicable Master Servicer/Special Servicer (as to itself or a sub-servicer retained by it)
                                                                                             Trustee
Item 6.02  Change of Servicer or Trustee                                                    Depositor
--------------------------------------------------------------------------------------------------------------------------------
                                                                                            Depositor
Item 6.03  Change in Credit Enhancement or External Support                                  Trustee
--------------------------------------------------------------------------------------------------------------------------------

Item 6.04  Failure to Make a Required Distribution                                           Trustee
--------------------------------------------------------------------------------------------------------------------------------

Item 6.05  Securities Act Updating Disclosure                                               Depositor
--------------------------------------------------------------------------------------------------------------------------------

Item 7.01  Regulation FD Disclosure                                                         Depositor
--------------------------------------------------------------------------------------------------------------------------------

Item 8.01                                                                                   Depositor
--------------------------------------------------------------------------------------------------------------------------------

Item 9.01                                                                                   Depositor
--------------------------------------------------------------------------------------------------------------------------------

                                    EXHIBIT Y

                       Additional Disclosure Notification


**SEND VIA FAX TO 443-367-3307
AND VIA EMAIL TO cts.sec.notifications@wellsfargo.com
AND VIA OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW**

Wells Fargo Bank, N.A., as Trustee
9062 Old Annapolis Road
Columbia, Maryland 21045
Attn: Corporate Trust Services - CSMC 2007-C3 - SEC REPORT PROCESSING

Credit Suisse First Boston Mortgage Securities Corp.
11 Madison Avenue, 5th Floor
New York, New York 10010

RE: **Additional Form [10-D][10-K][8-K] Disclosure** Required


Ladies and Gentlemen:

In accordance with Section[ 11.06][11.07][11.09] of the Pooling and Servicing Agreement, , dated as of June 1, 2007, among Credit Suisse First Boston Mortgage Securities Corp., as depositor, KeyCorp Real Estate Capital Markets, Inc., as Master Servicer No. 1, Wachovia Bank, National Association, as Master Servicer No. 2, LNR Partners, Inc., as special servicer, and Wells Fargo Bank, N.A., as trustee, the undersigned, as [__________], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:
------------------------------------------------------------


List of any Attachments hereto to be included in the Additional Form
--------------------------------------------------------------------
[10-D][10-K][8-K] Disclosure:
-----------------------------



Any inquiries related to this notification should be directed to [_______________________], phone number: [_________]; email address:
[___________________].

                                          [NAME OF PARTY],
                                          as [role]

                                          By:___________________________________
                                              Name:
                                              Title: